Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157057

PROSPECTUS

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

TCEH FINANCE, INC.

$3,000,000,000 10.25% Senior Notes due 2015

$2,000,000,000 10.25% Senior Notes due 2015, Series B

$1,750,000,000 10.50%/11.25% Senior Toggle Notes due 2016

Interest on the 10.25% Senior Notes due 2015 (the “initial cash-pay notes”), the 10.25% Senior Notes due 2015, Series B (the “Series B cash-pay notes,” and together with the initial cash-pay notes, the “cash-pay notes”) and the 10.50%/11.25% Senior Toggle Notes due 2016 (the “toggle notes,” and together with the cash-pay notes, the “notes”) is payable on May 1 and November 1 of each year. The cash-pay notes accrue interest at the rate of 10.25% per annum. Until November 1, 2012, Texas Competitive Electric Holdings Company LLC and TCEH Finance, Inc. (together, the “Issuer”) may elect to pay interest on the toggle notes in cash, by increasing the principal amount of the toggle notes or issuing new toggle notes (“PIK interest”) for the entire amount of the interest payment or by paying interest on half of the principal amount of the toggle notes in cash and half in PIK interest. The toggle notes accrue cash interest at a rate of 10.50% per annum and PIK interest at a rate of 11.25% per annum. If the Issuer elects to pay any PIK interest, the Issuer will increase the principal amount of the toggle notes or issue new toggle notes in an amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the toggle notes on the relevant record date. The toggle notes are treated as having been issued with original issue discount for U.S. federal income tax purposes. The cash-pay notes will mature on November 1, 2015 and the toggle notes will mature on November 1, 2016.

The Issuer may redeem any of the cash-pay notes beginning on November 1, 2011 at the redemption prices set forth in this prospectus. The Issuer may also redeem any of the cash-pay notes at any time prior to November 1, 2011 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. The Issuer may redeem any of the toggle notes beginning on November 1, 2012 at the redemption prices set forth in this prospectus. The Issuer may also redeem any of the toggle notes at any time prior to November 1, 2012 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. In addition, before November 1, 2010, the Issuer may redeem up to 35% of the aggregate principal amount of the notes using the proceeds from certain equity offerings at the redemption price set forth in this prospectus.

The notes are unsecured and rank equally with any unsecured senior indebtedness of the Issuer. The notes are fully and unconditionally guaranteed on a senior unsecured basis by the Issuer’s direct parent, Energy Future Competitive Holdings Company, and by each subsidiary that guarantees the Issuer’s senior secured credit facilities (as described herein). These guarantees are unsecured and rank equally with all existing and future unsecured senior obligations of each guarantor and are effectively subordinated to existing and future secured debt of such guarantor to the extent of the assets securing that indebtedness. Energy Future Holdings Corp., the indirect parent of the Issuer, does not guarantee the notes.

For a more detailed description of the notes, see “Description of the Notes” beginning on page 175.

See “Risk Factors” beginning on page 18 for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. (the “Market Maker”) and affiliates of the Market Maker in connection with offers and sales of the notes related to market-making transactions in the notes in the secondary market effected from time to time. The Market Maker and the affiliates of the Market Maker may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agent for both. Sales of notes pursuant to this prospectus will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. The Issuer will not receive any proceeds from such sales.

The date of this prospectus is February 11, 2009.

You should rely only on the information contained in this prospectus. We have not, and the Market Maker or its affiliates have not, authorized anyone to provide you with different information. This prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement of which this prospectus is a part or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the parties’ risk allocation in the particular transaction, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes or may no longer continue to be true as of any given date. No offer of these securities is being made in any state where any such offer is prohibited.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should carefully read the entire prospectus, including information set forth in the sections entitled “Risk Factors,” “Energy Future Competitive Holdings Company Unaudited Pro Forma Condensed Statement of Consolidated Income (Loss),” “Energy Future Competitive Holdings Company Selected Historical Consolidated Financial Data,” and the other financial data and related notes included elsewhere in this prospectus.

On October 10, 2007, Texas Energy Future Merger Sub Corp (“Merger Sub”) merged with and into Energy Future Holdings Corp. (“EFH Corp.”), which was then known as TXU Corp. (the “Merger”). As a result of the Merger, investment funds associated with or designated by Kohlberg Kravis Roberts & Co. (“KKR”), TPG Capital, L.P.(“TPG”) and Goldman, Sachs & Co. (“Goldman Sachs,” and together with KKR and TPG, the “Sponsor Group”), and certain other co-investors, including affiliates of Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and LB I Group (collectively, the “Investors”), own EFH Corp. through Texas Energy Future Holdings Limited Partnership (“Texas Holdings”), with the Sponsor Group controlling Texas Holdings’ general partner, Texas Energy Future Capital Holdings LLC (the “General Partner”).

The financial information presented in this prospectus is presented for two periods: Predecessor and Successor, which primarily relate to the periods preceding the Merger and the periods succeeding the Merger, respectively. Financial information identified in this prospectus as “pro forma” gives effect to the consummation of the Merger and the related financing transactions described in this prospectus.

Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “EFC Holdings” refer to Energy Future Competitive Holdings Company and not to any of its subsidiaries. References to “we,” “our” and “us” refer to Energy Future Competitive Holdings Company and its consolidated subsidiaries. References to the “Issuer” collectively refer to Texas Competitive Electric Holdings Company LLC (“TCEH”) and TCEH Finance, Inc. (“TCEH Finance”), the co-issuers of the notes. See “Glossary” for other defined terms.

TCEH Businesses and Strategy

TCEH is a Dallas-based holding company for businesses engaged in competitive electricity market activities largely in Texas, including Luminant, which is engaged in electricity generation, development and construction of new generation facilities, wholesale energy sales and purchases and commodity risk management and trading activities, and TXU Energy, which is engaged in retail electricity sales. TCEH is a wholly-owned subsidiary of EFC Holdings, which is a wholly-owned subsidiary of EFH Corp. While TCEH is a wholly-owned subsidiary of EFH Corp. and EFC Holdings, TCEH is a separate legal entity from EFH Corp. and EFC Holdings and all of their other affiliates with its own assets and liabilities.

As of September 30, 2008, Luminant owned or leased 18,365 megawatts (“MW”) of generation capacity in Texas, which consists of lignite/coal, nuclear and natural gas/fuel oil-fueled generation facilities. In addition, Luminant is the largest purchaser of wind-generated electricity in Texas and the fifth largest in the U.S. Luminant is currently constructing three lignite/coal-fueled generation units in Texas with expected generation capacity totaling approximately 2,200 MW. Permits have been obtained for construction of the three units, which are expected to come on-line in 2009 and 2010. TXU Energy provides competitive electricity and related services to approximately 2.2 million retail electricity customers in Texas. As of September 30, 2008, TXU Energy’s estimated share of the total Electricity Reliability Council of Texas (“ERCOT”) retail market for residential and business market electricity customers was approximately 37% and 26%, respectively (based on customer counts).

At September 30, 2008, we had approximately 4,200 full-time employees, including approximately 2,000 employees under collective bargaining agreements.

TCEH’s Market

TCEH operates primarily within the ERCOT market, which represents approximately 85% of electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the system operator of the interconnected transmission grid for those systems. ERCOT’s membership consists of approximately 250 members, including electric cooperatives, municipal power agencies, investor-owned generators, power marketers, transmission service providers, distribution service providers, REPs and consumers.

The ERCOT market represents approximately 75% of the geographical area of Texas, but excludes El Paso, a large part of the Texas Panhandle and two small areas in the eastern part of the state. From 1996 through 2006, peak hourly demand in the ERCOT market grew at a compound annual rate of 2.8%, compared to a compound annual rate of growth of 2.5% for the entire U.S. over the same period. For 2007, hourly demand peaked at 62,188 MW. The ERCOT market has limited interconnections to other markets in the U.S., which currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are not subject to regulation by the U.S. Federal Energy Regulatory Commission (“FERC”).

Since 1996, over 34,000 MW of mostly natural gas-fueled and wind generation capacity has been developed in the ERCOT market. Net generation capacity in the ERCOT market for 2008 totals approximately 72,820 MW, excluding mothballed capacity; approximately 65% of this capacity is natural gas-fueled generation and approximately 27% of this capacity consists of lignite/coal and nuclear-fueled baseload generation. ERCOT currently has a target reserve margin level of approximately 12.5%; the reserve margin is projected by ERCOT to be 15.8% in 2009, 21.2% in 2010, and drop to 15.8% by 2014.

Natural gas-fueled generation is the predominant electricity capacity resource in the ERCOT market and accounted for approximately 46% of the electricity produced in the ERCOT market in 2007. Because of the significant natural gas-fueled capacity and the ability of such plants to more readily increase or decrease production when compared to baseload generation, marginal demand for electricity is usually met by natural gas-fueled plants. ERCOT’s October 1, 2005 report titled “Report on Existing and Potential Electric System Constraints and Needs” found that natural gas-fueled plants set the market price more than 90% of the time in the ERCOT market. As a result, wholesale electricity prices in ERCOT are highly correlated to natural gas prices.

The ERCOT market is currently divided into four regions or congestion management zones, namely: North, Houston, South and West, which reflect transmission constraints that are commercially significant and which have limits as to the amount of electricity that can flow across zones. These constraints and zonal differences can result in differences between wholesale power prices among zones. Luminant’s baseload generation units are located primarily in the North zone, with the Sandow unit in the South zone.

The ERCOT market operates under reliability standards set by the North American Electric Reliability Corporation (“NERC”). The PUCT has primary jurisdiction over the ERCOT market to ensure adequacy and reliability of power supply across Texas’s main interconnected transmission grid. The ERCOT independent system operator is responsible for maintaining reliable operations of the bulk electricity supply system in the ERCOT market. Its responsibilities include ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers. Unlike certain other regional power markets, the ERCOT market is not a centrally dispatched power pool, and the ERCOT independent system operator does not procure energy on behalf of its members, except to the extent that it acquires ancillary services as agent for market participants. Members who sell and purchase power are responsible for contracting sales and purchases of power with other members through bilateral transactions. The ERCOT independent system operator also serves as agent for procuring ancillary services for those members who elect not to provide their own ancillary services.

TCEH’s Strategies

Each of TCEH’s businesses focuses its operations on key drivers for that business, as described below:

•

Luminant focuses on optimizing its existing generation fleet to provide safe, reliable and cost-competitive electricity, as well as developing and constructing additional generation capacity to help meet the growing demand for electricity in Texas and

•	TXU Energy focuses on providing high quality customer service and developing innovative energy products to meet customers’ needs.

Other elements of TCEH’s strategy include:

•

Increase value from existing businesses. TCEH’s strategy focuses on striving for top quartile or better performance across its operations in terms of reliability, cost and customer service. TCEH will continue to focus on upgrading four critical skill sets: operational excellence across each business; market leadership and customer focus; a systematic risk/return mindset applied to all key decisions; and rigorous performance management targeting industry-leading performance standards for productivity, reliability and customer service. An example of how TCEH implements these principles is a program called the “Luminant Operating System,” which is a program to drive ongoing productivity improvements in Luminant’s operations through application of lean operating techniques and deployment of a high-performance industrial culture.

•

Pursue growth opportunities across business lines. TCEH will selectively target growth opportunities in each of its business lines. TCEH’s scale in each of its operating businesses allows it to take part in large capital investments, such as new generation projects, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs. TCEH will also explore smaller-scale growth initiatives (such as midstream natural gas pipeline opportunities in the Barnett Shale area) that are not expected to be material to its performance over the near term but can enhance its growth profile over time. Specific growth initiatives for each business include:

•

Luminant: Construct three new lignite-fueled generation facilities with onsite lignite fuel supplies. Pursue new generation opportunities to help meet ERCOT’s growing electricity needs over the longer term from a diverse range of alternatives such as nuclear, renewables and advanced coal technologies.

•

TXU Energy: Increase the number of customers served throughout the competitive ERCOT market areas by delivering superior value to customers through high quality customer service and innovative energy products, including pioneering energy efficiency initiatives and service offerings.

•

Reduce the volatility of cash flows through a commodity risk management strategy. A key component of TCEH’s risk management strategy is its plan to hedge approximately 80% of the natural gas price risk exposure of Luminant’s baseload generation output on a rolling five-year basis. The strong historical correlation between natural gas prices and wholesale electricity prices in the ERCOT market combined with the significant liquidity in certain natural gas markets provides an opportunity for management of TCEH’s exposure to natural gas prices. As of October 24, 2008, approximately 2.1 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 280,000 GWh at an assumed 7.5 MMBtu/MWh market heat rate) have been effectively sold forward by TCEH’s subsidiaries over the period from 2008 to 2014, at average annual prices ranging from $7.20 per MMBtu to $8.35 per MMBtu. Taking into consideration the estimated portfolio impacts of TCEH’s retail electricity business, these natural gas hedging transactions result in TCEH having effectively hedged approximately 77% of its expected baseload generation natural gas price exposure (on an average basis for 2008 through 2014). Certain of the hedging transactions are directly secured with a first-lien interest in TCEH’s assets, which eliminates liquidity requirements because no cash or letter of credit posting is required. In addition, the TCEH Commodity Collateral Posting Facility, which is also secured by a first-lien interest in TCEH’s assets, supports the margin requirements for a significant portion of the remaining hedging transactions. Consequently, as of September 30, 2008, more than 95% of the hedging transactions were secured or supported by first-lien interests in TCEH’s assets and result in no direct liquidity exposure.

•

Pursue new environmental initiatives. TCEH is committed to continue to operate in compliance with all environmental laws, rules and regulations and to reduce its impact on the environment. EFH Corp. has formed a Sustainable Energy Advisory Board that advises in our pursuit of technology development opportunities that reduce our impact on the environment while balancing the need to address the energy requirements of Texas. EFH Corp.’s Sustainable Energy Advisory Board is comprised of individuals who represent the following interests, among others: the environment, customers, economic development in Texas and technology/reliability standards. In addition, TCEH is focused on and is pursuing opportunities to reduce emissions from its existing and planned new lignite/coal-fueled generation units in the ERCOT market. Luminant has voluntarily committed to reduce emissions of mercury, nitrogen oxide (NOX”) and sulfur dioxide (“SO2”) at its existing units, so that the total of those emissions from both existing and new lignite/coal-fueled units is 20% below 2005 levels. TCEH expects Luminant to make these reductions through a combination of investment in new emission control equipment, new coal cleaning technologies and optimizing fuel blends. TCEH also expect such investments to provide economic benefits by reducing future costs associated with complying with environmental emissions standards. TCEH expects TXU Energy will invest $100 million over a five year period beginning in 2008 in programs designed to encourage customer electricity demand efficiencies.

Recent Developments

Notice of Termination of Joint Venture Outsourcing Arrangements

On December 19, 2008, EFH Corp. and TCEH executed a Separation Agreement with Capgemini Energy LP (“Capgemini”), Capgemini America, Inc. and Capgemini North America, Inc. (collectively, “CgE”). The Separation Agreement principally provides for (i) notice of termination of the Master Framework Agreement, dated as of May 17, 2004, as amended, between Capgemini and TCEH and the related service agreements under the Master Framework Agreement and (ii) termination of the joint venture arrangements between EFH Corp. (and its applicable subsidiaries) and CgE.

The initial Master Framework Agreement was filed as exhibit 10(m) to EFH Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. Under the Master Framework Agreement and related services agreements, Capgemini provides to EFH Corp. and its subsidiaries outsourced support services, including information technology, customer care and billing, human resources, procurement and certain finance and accounting activities.

The Separation Agreement acts as a notice of termination under the Master Framework Agreement and the related services agreements. As a result of the “change of control” of EFH Corp. that occurred as a result of the Merger, TCEH had the right to terminate, without penalty, its Master Framework Agreement. TCEH has elected to exercise such right. Consistent with the Master Framework Agreement, to provide for an orderly transition of the services, the Separation Agreement requires that Capgemini provide termination assistance services until the services are transitioned back to EFH Corp. and/or to another service provider. The Separation Agreement provides that the services be transitioned by December 31, 2010 (June 30, 2011, in the case of the information technology services). The Master Framework Agreement will actually terminate when these termination assistance services are completed. EFH Corp. (or its applicable subsidiary) previously provided a termination notice to Capgemini in respect of human resources services and customer care and revenue management services for TXU Energy.

The Separation Agreement provides for the termination of the joint venture arrangement between EFH Corp. (and its applicable subsidiaries) and CgE. As a result, on December 19, 2008:

•

the 2.9% limited partnership interest in Capgemini owned by a subsidiary of EFH Corp. was redeemed in exchange for the termination of the license that was granted by a subsidiary of EFH Corp. to Capgemini at the time the Master Framework Agreement was executed in order for Capgemini to use certain information technology assets, primarily consisting of capitalized software to provide services to EFH Corp. and third parties;

•

EFH Corp. received approximately $70 million in exchange for the termination of a purchase option agreement pursuant to which subsidiaries of EFH Corp. had the right to “put” to Capgemini (and Capgemini had the right to “call” from a subsidiary of EFH Corp.) EFH Corp.’s 2.9% limited partnership interest in Capgemini and the licensed assets upon the expiration of the Master Framework Agreement in 2014 or, in some circumstances, earlier; and

•	Capgemini repaid $25 million (plus accrued interest) representing all amounts owed by Capgemini under the working capital loan provided by EFH Corp. in July 2004.

Under the Separation Agreement, the parties also entered into a mutual release of all claims under the Master Framework Agreement and related services agreements and the joint venture agreements, subject to certain defined exceptions.

Notice of Resignation of Executive Officer

On January 12, 2009, Michael T. McCall, the Chief Operating Officer of Luminant, gave notice that he would resign effective January 31, 2009 to pursue other personal and professional opportunities.

In connection with such resignation, on January 15, 2009, Mr. McCall, Luminant and EFH Corp. executed a Severance and Release Agreement. The material terms of such agreement are as follows:

•

Luminant will pay Mr. McCall a severance payment equal to approximately $2.1 million, largely representing the payment of (i) his 2008 annual incentive bonus and (ii) a previously granted retention bonus award, each of which is required to be paid under the terms of Mr. McCall’s existing employment agreement;

•	EFH Corp. will refund Mr. McCall $3 million in lieu of granting him shares of EFH Corp. stock otherwise due to him upon his resignation from Luminant; and

•	Mr. McCall will be entitled to receive a distribution of his vested awards or vested account balances under, and subject to the provisions of, certain of EFH Corp.’s employee benefit plans.

Impairment of Natural Gas-Fueled Generation Assets

In the fourth quarter of 2008, EFC Holdings initiated an evaluation of its natural gas-fueled generation fleet for impairment in accordance with the requirements of SFAS 144, which provides that long-lived assets should be tested for recovery whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment test was triggered by the expectation that certain units will be retired and/or mothballed (idled) earlier than previously estimated. As a result of the evaluation, EFC Holdings expects to recognize a non-cash impairment charge of up to $200 million (pre-tax) in the fourth quarter of 2008.

Test for Goodwill Impairment

As required by accounting rules, EFC Holdings is in the process of performing its required annual goodwill impairment test. The valuation work has not been completed, but considering the recent dislocation in the financial markets and the significant amount of EFC Holdings’ goodwill, the analyses could result in the recording of a material, non-cash impairment charge by EFC Holdings in the fourth quarter of 2008.

TCEH was formed in Texas in November 2001 and TCEH Finance, Inc. was incorporated in Delaware in September 2007. The Issuer’s principal executive offices currently are located at Energy Plaza, 1601 Bryan Street, Dallas, TX 75201-3411, and its telephone number is (214) 812-4600.

The Transactions

The Merger

On February 25, 2007, EFH Corp. entered into a merger agreement (the “Merger Agreement”) with Texas Holdings and Merger Sub, Texas Holdings’ wholly owned subsidiary, pursuant to which Texas Holdings acquired EFH Corp. on October 10, 2007 through a merger of Merger Sub with and into EFH Corp. Upon the effectiveness of the Merger, the shares of EFH Corp. common stock outstanding immediately prior to the Merger, other than certain specified shares, were cancelled and converted into the right to receive $69.25 per share in cash.

EFH Corp.’s direct subsidiaries include EFC Holdings and Energy Future Intermediate Holding Company LLC (“Intermediate Holding”). EFC Holdings is the direct parent company of TCEH. Intermediate Holding is the parent of Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), the holding company for EFH Corp.’s electricity distribution and transmission business, Oncor Electric Delivery Company LLC (“Oncor”).

EFH Corp. and Intermediate Holding and its subsidiaries, which includes Oncor, are not guarantors of the notes.

The acquisition of EFH Corp. by Texas Holdings was financed by the equity contributions and the debt financing described below. See also “—Sources and Uses” for more information.

Equity Contributions

At the closing of the Merger, Texas Holdings received an aggregate equity investment of approximately $8.3 billion. Investment funds affiliated with the Sponsor Group, or their respective assignees, contributed approximately $5.1 billion to Texas Holdings. The Sponsor Group obtained approximately $2.3 billion in equity investments from other existing investors in KKR’s and TPG’s private equity funds and other third party investors. Following the closing of the Merger, the Sponsor Group owned approximately 62% of the limited partnership units issued by Texas Holdings in connection with the Merger.

The equity contributions by the Sponsor Group and the Investors are referred to herein as the “Equity Contributions.”

Debt Financing

In connection with the Merger, we entered into the following debt financing arrangements:

•	Senior secured credit facilities (the “TCEH Senior Secured Facilities”) consisting of the following:

(a)	a $16.45 billion senior secured initial term loan facility of TCEH (the “TCEH Initial Term Loan Facility”), which was used to fund the Merger and related transactions;

(b)	a $4.1 billion senior secured delayed draw term loan facility of TCEH (the “TCEH Delayed Draw Term Loan Facility”), which is being used to fund capital expenditures and expenses related to the development of the three new lignite-fueled generation units and the environmental retrofit program;

(c)	a $1.25 billion senior secured letter of credit facility of TCEH (the “TCEH Letter of Credit Facility”), which is being used for general corporate purposes;

(d)	a $2.7 billion senior secured revolving credit facility of TCEH (the “TCEH Revolving Facility”), which is being used for working capital and for other general corporate purposes; and

(e)	a senior secured cash posting credit facility of TCEH (the “TCEH Commodity Collateral Posting Facility”), which is being used to fund all of the margin payments due on specified volumes of natural gas hedges;

•	a $6.75 billion senior unsecured interim loan facility of TCEH (the “TCEH Senior Interim Facility”), which was used to fund the Merger and related transactions.

In addition, EFC Holdings, a guarantor of the notes, guaranteed the $4.5 billion aggregate principal amount of senior unsecured interim loan facility of EFH Corp. (the “EFH Senior Interim Facility”), which was used to fund the Merger and related transactions.

In October 2007 and December 2007, the Issuer issued the notes. The proceeds from the offerings of the notes, along with cash on hand, were used by TCEH to repay in full the TCEH Senior Interim Facility.

In October 2007, EFH Corp. issued in a private offering $2,000,000,000 aggregate principal amount of 10.875% Senior Notes due 2017 (the “EFH Corp. cash-pay notes”) and $2,500,000,000 aggregate principal amount of 11.250%/12.000% Senior Toggle Notes due 2017 (the “EFH Corp. toggle notes” and, together with the EFH Corp. cash-pay notes, the “EFH Corp. Notes”). EFC Holdings guaranteed the EFH Corp. Notes. The proceeds from the offering of the EFH Corp. Notes, along with cash on hand, were used by EFH Corp. to repay in full the EFH Senior Interim Facility.

We refer to the above, collectively, as the “Debt Financing.” See Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements for a description of the material terms of each component of the Debt Financing.

Also, in connection with the Merger, EFH Corp.’s accounts receivable securitization program (the “Receivables Program”), pursuant to which we sell trade accounts receivable to TXU Receivables Company, EFH Corp.’s consolidated wholly-owned bankruptcy-remote direct subsidiary, which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions, was amended. In connection with the amendment, the special purpose entities established by the financial institutions requested that Oncor repurchase all of the receivables it had previously sold to TXU Receivables Company. Accordingly, Oncor repurchased its receivables.

On September 25, 2007, EFH Corp. commenced offers to purchase and consent solicitations with respect to $1.0 billion in aggregate principal amount of EFH Corp.’s outstanding 4.80% Series O Senior Notes due 2009, $250 million in aggregate principal amount of TCEH’s outstanding 6.125% Senior Notes due 2008 and $1.0 billion in aggregate principal amount of TCEH’s outstanding 7.000% Senior Notes due 2013 (collectively, the “Specified Notes”). On the closing date of the Merger, EFH Corp. purchased an aggregate of $996 million, $247 million and $995 million of the principal amount of these notes, respectively. In connection with the Merger, EFH Corp. and its consolidated subsidiaries redeemed and repaid an aggregate of approximately $5.5 billion of existing consolidated indebtedness (excluding indebtedness of Oncor), including debt that became payable upon the consummation of the Merger. We refer to the tender offers for the Specified Notes and the redemption and repayment of this outstanding indebtedness as the “Debt Repayment.”

We refer to the transactions listed above, including the Merger and the application of the proceeds of the Equity Contributions and the Debt Financing as described under “—Sources and Uses,” as the “Transactions.”

Sources and Uses

The sources and uses of the funds for the Transactions are shown in the table below. For more information, see “Energy Future Competitive Holdings Unaudited Pro Forma Condensed Statement of Consolidated Income (Loss).”

Sources of funds:		Uses of funds:
(millions of dollars)
Cash and other sources	$946	Equity purchase price(5)	$32,384
TCEH Senior Secured Facilities(1)	18,982	Repayment of existing debt(6)	5,470
EFH Senior Interim Facility(2)	4,500	Transaction costs(7)	1,624
TCEH Senior Interim Facility(3)	6,750	Existing debt(8)	4,743

Equity contributions(4)	8,300
Existing debt(8)	4,743

Total sources of funds	$44,221	Total uses of funds	$44,221

(1)	The TCEH Senior Secured Facilities consist of the following:
(a)	the $16.45 billion TCEH Initial Term Loan Facility;
(b)	the $4.1 billion TCEH Delayed Draw Term Loan Facility, of which $2.15 billion was drawn at the closing of the Merger;
(c)	the $2.7 billion TCEH Revolving Credit Facility;
(d)	the $1.25 billion TCEH Letter of Credit Facility, of which $1.25 billion was drawn but held as restricted cash at the closing of the Merger; and
(e)	the TCEH Commodity Collateral Posting Facility, of which $382 million was actually drawn at the closing of the Merger.
(2)	The proceeds from the offering of the EFH Corp. Notes, along with cash on hand, were used to repay in full the EFH Senior Interim Facility.
(3)	The proceeds from the offering of the notes, along with cash on hand, were used to repay in full the TCEH Senior Interim Facility.
(4)	Consists of Equity Contributions by the Sponsor Group, the Investors and management contributions.
(5)	Reflects the amount of total consideration paid to holders of outstanding shares of EFH Corp.’s common stock, outstanding awards under the terms of EFH Corp.’s equity benefit plans, and common stock issuable upon conversion of EFH Corp.’s Floating Rate Convertible Senior Notes. The equity purchase price was determined based upon the sum of (A) 461.2 million shares of common stock multiplied by $69.25 per share; (B) 5.3 million shares of common stock issuable pursuant to the terms of outstanding awards under the terms of EFH Corp.’s equity benefit plans multiplied by $69.25 per share; and (C) 1.5 million shares of common stock issuable upon conversion of EFH Corp.’s Floating Rate Convertible Senior Notes due 2033 multiplied by $69.25 per share less $25 million principal amount of such notes.
(6)	Repayment of existing indebtedness consists of the Debt Repayment described above.
(7)	Reflects fees and expenses associated with the Transactions, including placement and other financing fees, advisory fees, transactions fees paid to affiliates of the members of the Sponsor Group, and other transaction costs and professional fees.
(8)	Excludes Oncor-related debt of $5,107 million as of September 30, 2007, including transition bonds and approximately $113 million related to repurchasing Oncor’s receivables previously sold under the Receivables Program.

The Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes.

Issuers	Texas Competitive Electric Holdings Company LLC and TCEH Finance, Inc.

Securities Offered	$6,750,000,000 aggregate principal amount of notes consisting of:

•	$3,000,000,000 initial cash-pay notes;

•	$2,000,000,000 Series B cash-pay notes; and

•	$1,750,000,000 toggle notes.

Each of the initial cash-pay notes, the Series B cash-pay notes and the toggle notes are a separate series of notes under the indenture but will be treated as a single class of securities under the indenture for amendments and waivers and for taking certain actions, except as otherwise stated herein.

Maturity Date	Cash-pay notes: November 1, 2015.

Toggle notes: November 1, 2016

Interest Rate	The cash-pay notes will accrue interest at the rate of 10.25% per annum.

Until November 1, 2012, the Issuer may elect to pay interest on the toggle notes, at the Issuer’s option:

•	entirely in cash;

•	by increasing the principal amount of the toggle notes or by issuing new toggle notes (“Payment-In-Kind Interest” or “PIK interest”); or

•	50% in cash and 50% in PIK interest.

The toggle notes accrue cash interest at a rate of 10.50% per annum and PIK interest at a rate of 11.25% per annum.

For any interest period in which the Issuer elects to pay any PIK interest, as it did for the interest period due on May 1, 2009, the Issuer will increase the principal amount of the toggle notes or issue new toggle notes in an amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the toggle notes on the relevant record date.

Interest Payment Dates	Interest on the notes is payable on May 1 and November 1 of each year. Interest began to accrue from the original issue date of the notes.

Ranking	The notes are the Issuer’s senior unsecured obligations and:

•	rank senior in right of payment to any future subordinated indebtedness of the Issuer;

•	rank equally in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness;

•

are structurally subordinated in right of payment to all existing and future indebtedness, preferred stock and other liabilities of the Issuer’s non-guarantor subsidiaries, including trade payables (other than indebtedness and liabilities owed to the Issuer or the Guarantors (as defined below)); and

•	rank effectively junior in right of payment to all existing and future senior secured indebtedness of the Issuer to the extent of the assets securing that indebtedness.

As of September 30, 2008, the notes would have ranked effectively junior to approximately $23.9 billion of the Issuer’s senior secured indebtedness, most of which would have been represented by its borrowings under the TCEH Senior Secured Facilities. As of September 30, 2008, TCEH had approximately $1.6 billion of additional available capacity under the TCEH Senior Secured Facilities (excluding amounts available under the TCEH Commodity Collateral Posting Facility).

Guarantees	The notes are unconditionally guaranteed by TCEH’s direct parent, EFC Holdings, and by each subsidiary that guarantees the TCEH Senior Secured Facilities (the “Guarantors”) on a senior unsecured basis. The guarantees rank equally with any unsecured senior indebtedness of the Guarantors and are effectively junior to all secured indebtedness of the Guarantors to the extent of the assets securing that indebtedness. As of September 30, 2008, the guarantees ranked effectively junior to approximately $24.0 billion principal amount of the Guarantors’ senior secured indebtedness, represented by their guarantees of the TCEH Senior Secured Credit Facilities, $293 million of other TCEH secured indebtedness and $112 million of senior secured indebtedness at EFC Holdings, the Parent Guarantor. The guarantee by EFC Holdings of the notes ranks equally with its guarantee of the $4.5 billion principal amount of EFH Corp. Notes. The guarantees are structurally junior to all indebtedness and other liabilities of the Issuer’s subsidiaries that do not guarantee the notes.

EFH Corp., our parent, does not guarantee the notes. In addition, none of the entities comprising EFH Corp.’s regulated electricity transmission and distribution business guarantee the notes. Those entities consist of Intermediate Holding, Oncor Holdings Company

LLC and Oncor and its bankruptcy remote financing subsidiary that was established solely to issue securitization bonds.

Security	None.

Optional Redemption	The Issuer may redeem any of the cash-pay notes beginning on November 1, 2011 at the redemption prices set forth in this prospectus. The Issuer may also redeem any of the cash-pay notes at any time prior to November 1, 2011 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. In addition, before November 1, 2010, the Issuer may redeem up to 35% of the aggregate principal amount of the cash-pay notes, using the proceeds from certain equity offerings at the redemption price set forth in this prospectus. See “Description of the Notes—Optional Redemption.”

The Issuer may redeem any of the toggle notes beginning on November 1, 2012 at the redemption prices set forth in this prospectus. The Issuer may also redeem any of the toggle notes at any time prior to November 1, 2012 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. In addition, before November 1, 2010, the Issuer may redeem up to 35% of the aggregate principal amount of the toggle notes, using the proceeds from certain equity offerings at the redemption price set forth in this prospectus. See “Description of the Notes—Optional Redemption.”

At the end of any “accrual period” (as defined in Section 1272(a)(5) of the Internal Revenue Code of 1986, as amended (the “Code”)) ending after the fifth anniversary of the issue date of the toggle notes (each, an “Optional Interest Repayment Date”), the Issuer may pay in cash, without duplication, all accrued and unpaid interest, if any, and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) on each toggle note then outstanding up to, in the aggregate, the Optional Interest Repayment Amount (as defined below) (each such redemption, an “Optional Interest Repayment”). The “Optional Interest Repayment Amount” means, as of each Optional Interest Repayment Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the toggle notes, over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the toggle notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the toggle notes, minus (c) $50,000,000.

Change of Control Offer

Upon the occurrence of a change of control, you will have the right, as a holder of the notes, to require the Issuer to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

The Issuer may not be able to pay holders the required price for the notes they present to it at the time of a change of control, because:

•	the Issuer may not have enough funds at that time; or

•

the terms of the Issuer’s other indebtedness or any of its subsidiaries’ indebtedness, including under the TCEH Senior Secured Facilities, may prevent it from making such payment or receiving funds from its subsidiaries in an amount sufficient to fund such payment.

See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control.”

Important Covenants	The indenture governing the notes contains covenants limiting the Issuer’s ability and the ability of its restricted subsidiaries to:

•	incur additional debt or issue some types of preferred shares;

•	pay dividends on or make other distributions in respect of TCEH’s capital stock or make other restricted payments;

•	make investments;

•	sell assets;

•	create liens on assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Voting	The initial cash-pay notes, the Series B cash-pay notes and the toggle notes will be treated as a single class under the indenture. See “Description of the Notes.”

Original Issue Discount

The Issuer has the option to pay interest on the exchange toggle notes in cash interest or PIK interest for any interest payment period prior to November 1, 2012. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the toggle notes are “qualified stated interest”. Consequently, the toggle notes are treated as having been issued with “original issue discount,” and U.S. holders (as defined under “Certain U.S. Federal Income Tax Consequences”) are required to include the original issue discount in gross income for U.S. federal income tax purposes on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. In addition, because the “stated redemption price at maturity” of the Series B cash-pay notes exceeds their issue price by more than the statutory de minimis threshold, the Series B cash-pay notes are treated as having been issued with original issue discount. Therefore, a U.S. holder of a Series B cash pay note is required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. For more information, see “Certain U.S. Federal Income Tax Consequences.”

Use of Proceeds	This prospectus may be delivered in connection with the resale of notes by the Market Maker and the affiliates of the Market Maker in market-making transactions in the notes in the secondary market. We will not receive any of the proceeds from such transactions. See “Use of Proceeds.”

No Public Market	We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. Certain financial institutions have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, they are not obligated to do so, and they may discontinue their market-making activities at any time without notice. See “Risk Factors—Risks Related to the Notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.”

Risk Factors	You should consider carefully all of the information set forth in this prospectus prior to investing in the notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

Summary Historical and Unaudited Pro Forma Consolidated Financial Data of Energy Future Competitive Holdings Company and its Subsidiaries

The following table sets forth our summary historical consolidated financial data and summary unaudited pro forma consolidated financial data as of and for the periods indicated. The historical financial data as of December 31, 2007 (Successor) and 2006 (Predecessor) and for the period from October 11, 2007 through December 31, 2007 (Successor), the period from January 1, 2007 through October 10, 2007 (Predecessor) and for the years ended December 31, 2006 and 2005 (Predecessor) have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this prospectus. The historical financial data as of December 31, 2005 has been derived from our audited historical consolidated financial statements that are not included herein. The historical financial data as of September 30, 2008 (Successor) and for the nine months ended September 30, 2008 (Successor) and 2007 (Predecessor) have been derived from our unaudited historical interim condensed consolidated financial statements and related notes included elsewhere in this prospectus which have been prepared on a basis consistent with our audited historical consolidated financial statements. In the opinion of our management, such unaudited interim financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the results for those periods. The results of operations for the interim periods, for seasonal and other factors, are not necessarily indicative of the results to be expected for the full year or any future period.

The summary unaudited pro forma condensed consolidated financial data for the year ended December 31, 2007 have been prepared to give effect to the Transactions in the manner described under “Energy Future Competitive Holdings Company Unaudited Pro Forma Condensed Consolidated Financial Statements” as if the Transactions had occurred on January 1, 2007. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma consolidated financial data are for informational purposes only and do not purport to represent what our results of operations actually would have been if the Transactions had occurred at any date. In addition, this data does not purport to project the results of operations for any future period.

The summary historical and unaudited pro forma consolidated financial data should be read in conjunction with “Energy Future Competitive Holdings Company Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Energy Future Competitive Holdings Company Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Historical				Pro Forma
	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007			Year Ended December 31, 2007
			Year Ended December 31,
			2006	2005
	(millions of dollars, except ratios and per share amounts)
Statement of Income Data:
Operating revenues(a)	$1,671	$6,844	$9,396	$10,824	$8,562
Income (loss) from continuing operations before extraordinary gain (loss) and cumulative effect of changes in accounting principles	(1,266)	1,306	2,501	1,816	(1,427)
Loss from discontinued operations, net of tax effect	—	—	—	(8)
Extraordinary loss, net of tax effect	—	—	—	(50)
Cumulative effect of changes in accounting principles, net of tax effect	—	—	—	(8)
Preferred stock dividends	—	—	—	3
Net income (loss) available for common stock	(1,266)	1,306	2,501	1,747
Ratio of earnings to fixed charges(b)	—	5.88	10.84	5.04	—
Ratio of earnings to combined fixed charges and preference dividends(b)	—	5.88	10.84	5.01	—

	Successor	Predecessor
	December 31, 2007	December 31,
		2006	2005
	(millions of dollars)
Balance Sheet Data:
Total assets—end of year(c)	$49,152	$21,149	$20,890
Property, plant & equipment—net—end of year	20,545	10,344	9,994
Total goodwill and intangible assets	22,197	526	522
Total debt(d)	31,402	4,084	4,444
Total preferred stock and stock of subsidiaries(e)	—	—	—
Total shareholders’ equity	4,003	7,943	5,640

	Historical
	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
	(millions of dollars, except ratios)
Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities from continuing operations	$(248)	$1,231	$4,757	$2,580
Cash flows provided by (used in) financing activities from continuing operations	1,488	895	(1,265)	(61)
Cash flows provided by (used in) investing activities from continuing operations	(1,881)	(1,277)	(3,497)	(2,572)
Other Financial Data:
Capital expenditures, including nuclear fuel	$519	$1,585	$908	$1,099

(a)	The operating revenues shown above reflect the change in classification for commodity hedging and trading activities discussed in Note 1 to the 2007 year-end Financial Statements that resulted in an increase in operating revenues of $1.492 billion and $554 million for the Successor period from October 11 through December 31, 2007 and the Predecessor period from January 1 through October 10, 2007, respectively, a decrease of $153 million for the year ended December 31, 2006, and an increase of $164 million for the year ended December 31, 2005.
(b)	For the period from October 11, 2007 through December 31, 2007, fixed charges and combined fixed charges and preference dividends exceeded earnings by $1.941 billion. For pro forma year ended December 31, 2007, fixed charges and combined fixed charges and preference dividends exceeded earnings by $2.355 billion.
(c)	The total assets shown above reflect the change in presentation related to EFC Holdings’ adoption of FIN 39-1 as discussed in Note 1 to the 2007 year-end Financial Statements. Such change in presentation resulted in an increase of $1.020 billion, $1.383 billion and $2.439 billion in EFC Holdings’ total assets and total liabilities as of December 31, 2007, 2006 and 2005, respectively, as compared to amounts previously reported in the EFC Holdings’ Annual Report for the year ended December 31, 2007.
(d)	Includes long-term debt, including amounts due currently, and short-term borrowings and EFH Corp. debt guaranteed by EFC Holdings and pushed down to to EFC Holdings’ financial statements.
(e)	Preferred stock outstanding at the end of 2007, 2006 and 2005 has a stated amount of $51 thousand.

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(millions of dollars, except ratios and per share amounts)
Statement of Income Data:
Operating revenues(a)	$7,809	$6,624
Income (loss) from continuing operations	(943)	1,232
Income from discontinued operations, net of tax effect	—	—
Net income (loss) available for common stock	(943)	1,232
Ratio of earnings to fixed charges(b)	—	5.79
Ratio of earnings to combined fixed charges and preference dividends(b)	—	5.79

Successor
September 30, 2008
(millions of dollars)
Balance Sheet Data:
Total assets—end of period	$52,147
Property, plant & equipment—net—end of period	21,143
Total goodwill and intangible assets	21,384
Total debt(c)	34,337
Total preferred stock and stock of subsidiaries(d)	—
Total shareholders’ equity	3,021

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(millions of dollars)
Statement of Cash Flows Data:
Cash flows provided by operating activities	$865	$774
Cash flows provided by financing activities	2,914	954
Cash flows used in investing activities	(2,122)	(1,107)

Other Financial Information:
Capital expenditures, including nuclear fuel	1,514	1,584

(a)	The operating revenues shown above reflect the change in classification for commodity hedging and trading activities discussed in Note 1 to the September 30, 2008 Financial Statements that resulted in an increase in previously reported operating revenues of $607 million for the nine months ended September 30, 2007.
(b)	Fixed charges and combined fixed charges and preference dividends exceeded earnings by $1.436 billion for the nine months ended September 30, 2008.
(c)	Includes long-term debt, including amounts due currently, and short-term borrowings.
(d)	Preferred stock outstanding at September 30, 2008 has a stated amount of $51 thousand.

Note: Although EFC Holdings continued as the same legal entity after the Merger, its “Selected Financial Data” for periods preceding the Merger and for the period succeeding the Merger are presented as the consolidated financial statements of the “Predecessor” and the “Successor”, respectively. The consolidated financial statements of the Predecessor have been prepared on the same basis as the audited financial statements included in EFC Holdings’ Annual Report for the year ended December 31, 2006 with the exception of the adoption of FIN 48, a change in presentation related to EFC Holdings’ adoption of FIN 39-1 and a change in classification to report the results of commodity hedging and trading activities on a separate line in the income statement instead of within operating revenues. (See Note 1 to the 2007 year-end Financial Statements and the September 30, 2008 Financial Statements “Basis of Presentation”.) The consolidated financial statements reflect the application of “purchase accounting” (for the Successor periods) and contributions of certain subsidiaries and net assets from EFH Corp. that were accounted for in a manner similar to a pooling of interests.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to invest in the notes. Any of the following risks could materially and adversely affect our business, financial condition, operating results or cash flow; however, the following risks are not our only risks. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial also may materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the notes could decline or we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Related to the Notes

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. Certain financial institutions have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, those entities are not obligated to make a market in any of the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for any of the notes, if developed, may not continue. Because Goldman, Sachs & Co. and its respective affiliates may be considered affiliates of ours, they are required to deliver a current “market-maker” prospectus in connection with any secondary market sale of the notes, which may affect their ability to continue market-making activities. Historically, the market for non investment-grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from your purchase price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

EFH Corp., our parent, is highly leveraged and will rely upon us for a significant amount of its cash flows.

EFH Corp. is a holding company and substantially all of its consolidated assets are held by its subsidiaries. As of September 30, 2008, we held approximately 77% of EFH Corp.’s consolidated assets. For the year ended December 31, 2007 and for the nine-month period ended September 30, 2008, we represented 85% and 87%, respectively, of EFH Corp.’s consolidated revenues. Accordingly, EFH Corp. depends upon us for a significant amount of EFH Corp.’s cash flows and ability to pay its obligations.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our debt agreements, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay investments and capital expenditures, or to dispose of assets or operations, seek additional capital or restructure or refinance indebtedness, including the notes. These alternative measures may not be successful or may not be adequate for us to meet our debt service obligations then due. Additionally, our debt agreements, including the indenture governing the notes, limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

If we default on obligations to pay indebtedness, we may not be able to make payments on the notes.

Any default under our debt agreements that is not waived by the required lenders or noteholders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If our subsidiaries are unable to generate sufficient cash flows and we are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our and their indebtedness, or if we or they otherwise fail to comply with the various covenants, including any financial and operating covenants, in the instruments governing our and their indebtedness, we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, and/or the lenders could elect to terminate their commitments thereunder, cease making further loans and, in the case of the lenders under the TCEH Senior Secured Facilities, institute foreclosure proceedings against the pledged assets, and we or they could be forced into bankruptcy or liquidation. If the operating performance of our subsidiaries declines, we may in the future need to obtain waivers from the required lenders to avoid being in default. If we breach the covenants under the TCEH Senior Secured Facilities or the indenture governing the notes and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, they would be in default under the instrument governing that indebtedness, the lenders could exercise their rights, as described above, and they could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be restricted under the terms of our debt agreements from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under the instruments governing that indebtedness. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under certain of our other debt agreements. The instruments governing the TCEH Senior Secured Facilities also provide that a change of control will be a default that permits the lenders thereunder to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

You will be required to pay U.S. federal income tax on the toggle notes, whether we pay interest on the toggle notes in cash or PIK interest.

We have the option to pay interest on the toggle notes in cash or PIK interest for any interest payment period prior to November 1, 2012. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the toggle notes are qualified stated interest for U.S. federal income tax purposes (as defined under “Certain U.S. Federal Income Tax Consequences—Certain Tax Consequences to U.S. Holders—Toggle Notes”). Consequently, the toggle notes are treated as having been issued with original issue discount for U.S. federal income tax purposes, and U.S. holders (as defined under “Certain U.S. Federal Income Tax Consequences”) will be required to include the original issue discount in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. See “Certain U.S. Federal Income Tax Consequences—Certain Tax Consequences to U.S. Holders—Toggle Notes.”

U.S. holders will be required to pay U.S. federal income tax on accrual of original issue discount on the Series B cash-pay notes.

Because the “stated redemption price at maturity” of the Series B cash-pay notes exceeds their “issue price” by more than the statutory de minimis threshold, the Series B cash-pay notes are treated as having been being issued with original issue discount for U.S. federal income tax purposes. A U.S. holder (as defined under “Certain U.S. Federal Income Tax Consequences”) of a Series B cash-pay note will be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences—Certain Tax Consequences to U.S. Holders—Series B Cash-Pay Notes” for more detail.

The voting interest of the holders of the notes will be diluted.

The cash-pay notes, the Series B cash-pay notes and the toggle notes are each a separate series of notes under the indenture but are treated as a single class of securities under the indenture, except as otherwise stated herein. The cash-pay notes, the Series B cash-pay notes and the toggle notes will be treated as a single class for amendments and waivers affecting all such notes and for actions requiring the consent of holders of the notes, such as declaring certain defaults under the indenture governing the notes or accelerating the amounts due under the notes. Consequently, certain actions, including amendments and waivers, which will affect the holders of one series of the notes, may be accomplished whether or not the holders of that series of the notes consent to such action. As a result, the individual voting interest of the holders of the notes will be accordingly diluted.

Your right to receive payments on the notes and the guarantees is effectively subordinated to those lenders who have a security interest in our assets.

The Issuer’s obligations under the notes and the Guarantors’ obligations under their guarantees of the notes are unsecured, but TCEH’s obligations under the TCEH Senior Secured Facilities and the Guarantors’ obligations under their guarantee of the TCEH Senior Secured Facilities are secured by a security interest in substantially all of our tangible and intangible assets and all of our capital stock and promissory notes and the capital stock of each of our existing and future domestic subsidiaries and 65% of the capital stock of the foreign subsidiaries of the Guarantors. If TCEH is declared bankrupt or insolvent, or if TCEH defaults under the TCEH Senior Secured Facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If TCEH were unable to repay such indebtedness, the lenders could foreclose on the pledged assets described above to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose on the pledged assets and sell the pledged equity interests of a Guarantor under the notes, then a Guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in a guarantor, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of September 30, 2008, we had $24.0 billion principal amount of secured indebtedness, $23.6 billion of which was indebtedness under the TCEH Senior Secured Facilities, and TCEH had approximately $1.6 billion of available borrowing capacity under the TCEH Senior Secured Facilities (excluding amounts available under the TCEH Commodity Collateral Posting Facility).

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of guarantees and require note holders to return payments received from the guarantors.

The notes are guaranteed by EFC Holdings and primarily all of TCEH’s subsidiaries. The issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor’s guarantee, or subordinate such guarantee to such guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when a guarantor entered into its guarantee or, in some states, when payments became due under such guarantee, such guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The court might also void a guarantee, without regard to the above factors, if the court found that a guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from a guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

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if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

To the extent a court voids any of the guarantees as a fraudulent transfer or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, a guarantor’s assets would be applied first to satisfy such guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes. Each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

The interests of our controlling stockholders may differ from the interests of the holders of the notes.

The Sponsor Group indirectly owns approximately 60% of EFH Corp.’s capital stock on a fully-diluted basis through their investment in Texas Holdings. As a result of this ownership and the Sponsor Group’s ownership in interests of the general partner of Texas Holdings, the Sponsor Group has control over decisions regarding our operations, plans, strategies, finances and structure, including whether to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of the stockholders of EFH Corp.

The interests of these persons may differ from your interests in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of the Sponsor Group, as equity holders of EFH Corp., might conflict with your interests as a note holder. The Sponsor Group may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder.

Risks Related to Our Indebtedness and Our Debt Agreements

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the various debt agreements governing our indebtedness.

We are highly leveraged. As of September 30, 2008, our consolidated principal amount of total debt (short term borrowings and long-term debt, including amounts due currently) totaled $34.5 billion, excluding $186 million of unamortized discounts and including $2.250 billion of EFH Corp. Notes (see Note 7 to the September 30, 2008 Financial Statements). Our substantial leverage could have important consequences, including:

•	making it more difficult for us to make payments on our indebtedness, including the notes;

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requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund operations, capital expenditures and future business opportunities and execute our strategy;

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•	exposing us to the risk of increased interest rates because certain of our borrowings are at variable rates of interest;

•	limiting our ability to make strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes, and

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limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our substantial leverage prevents us from exploring.

Despite our current high indebtedness level, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur additional indebtedness in the future. Although our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify.

Increases in interest rates may negatively impact our operating results and financial condition.

Certain of our borrowings, to the extent the interest rate is not fixed by interest rate swaps, are at variable rates of interest. An increase in interest rates would have a negative impact on our results of operations by causing an increase in interest expense.

At September 30, 2008, we had $3.6 billion aggregate principal amount of variable rate long-term indebtedness (excluding $1.25 billion of long-term indebtedness associated with the TCEH Letter of Credit Facility that is invested at a variable rate), taking into account interest rate swaps that fix the interest rate on $16.55 billion in notional amount of variable rate indebtedness. As a result, as of September 30, 2008, the impact of a 100 basis point increase in interest rates would increase our annual interest expense by approximately

$36 million. See discussion of interest rate swap transactions in “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Significant Developments-Interest Rate Swap Transactions”.

Our pro forma interest expense, net for the year ended December 31, 2007 was $2.8 billion.

Our debt agreements contain restrictions that limit our flexibility in operating our businesses.

Our debt agreements, including the Indenture and the TCEH Senior Secured Facilities, contain various covenants and other restrictions that limit our ability to engage in specified types of transactions, and which may adversely affect our ability to operate our businesses. These covenants and other restrictions limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue preferred shares;

•	pay dividends on, repurchase or make distributions in respect of capital stock or make other restricted payments;

•	make investments;

•	sell or transfer assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets, and

•	enter into transactions with our affiliates.

There are a number of important limitations and exceptions to these covenants and other restrictions. You should read “Description of the Notes” and Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements for a description of these covenants and other restrictions.

Under the TCEH Senior Secured Facilities, TCEH is required to maintain a leverage ratio below specified levels. TCEH’s ability to maintain its leverage ratio below such levels can be affected by events beyond its control, and there can be no assurance that it will meet any such ratio.

A breach of any of these covenants or restrictions could result in an event of default under one or more of our debt agreements, including as a result of cross default provisions. Upon the occurrence of an event of default under one of the debt agreements, the lenders could elect to declare all amounts outstanding under that debt agreement to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders could proceed against any collateral granted to them to secure such indebtedness. If lenders accelerate the repayment of borrowings, we may not have sufficient assets and funds to repay those borrowings and the notes.

In addition, as described in “The Transactions—Ring-Fencing,” EFH Corp. and Oncor have implemented a number of ring-fencing measures to further separate Oncor, its immediate parent, Oncor Holdings, and Oncor Holdings’ other subsidiaries, from Texas Holdings and its other subsidiaries. Those measures include Oncor not guaranteeing or pledging any of its assets to secure the indebtedness of Texas Holdings and its other subsidiaries. Accordingly, Oncor’s assets will not be available to repay any of the notes or the TCEH Senior Secured Facilities.

Risks Related to Our Structure

We are a holding company and our obligations are structurally subordinated to existing and future liabilities and preferred stock of our subsidiaries.

Our cash flows and ability to meet our obligations are largely dependent upon the earnings of our subsidiaries and the payment of such earnings to us in the form of dividends, distributions, loans or otherwise, and repayment of loans or advances from us. These subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Any decision by a subsidiary to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise, will depend on, among other things, the subsidiary’s results of operations, financial condition, cash requirements, contractual restrictions and other factors. In addition, a subsidiary’s ability to pay dividends may be limited by existing or future debt agreements or applicable law.

Because we are a holding company, our obligations to our creditors are structurally subordinated to all existing and future liabilities and existing and future preferred stock of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors and holders of the subsidiary’s preferred stock. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur additional indebtedness and other liabilities.

Oncor may not make any distributions to EFH Corp., which may result in EFH Corp. depending solely on distributions from us.

Upon the consummation of the Merger, EFH Corp. and Oncor, which is a subsidiary of EFH Corp. but not a subsidiary of ours, implemented certain structural and operational “ring-fencing” measures based on principles articulated by rating agencies and commitments made by Texas Holdings and Oncor to the PUCT and the FERC to further separate Oncor from Texas Holdings and its other subsidiaries. These measures were put into place to mitigate Oncor’s credit exposure to those entities and to reduce the risk that the assets and liabilities of Oncor would be substantively consolidated with the assets and liabilities of Texas Holdings or any of its other subsidiaries in the event of a bankruptcy of one or more of those entities.

Neither holders of the notes nor holders of the EFH Corp. Notes will be entitled to look to the assets, financial condition or results of operations of Oncor for payments of interest or principal on the notes or the EFH Corp. Notes, respectively.

As part of the ring-fencing measures implemented by EFH Corp. and Oncor, a majority of the members of the board of directors of Oncor are required to be independent from EFH Corp. Other than the initial independent directors that were appointed within 30 days of the consummation of the Merger, the independent directors are required to be appointed by the nominating committee of Oncor Holdings, a majority of whose members are required to be independent from EFH Corp. The organizational documents of Oncor give these independent directors acting by majority vote and, during certain periods, any director designated by Texas Transmission Investment LLC the express right to prevent distributions from Oncor if they determine that it is in the best interests of Oncor to retain such amounts to meet expected future requirements. Accordingly, there can be no assurance that Oncor will make any distributions to EFH Corp. which might in turn be contributed to us.

Risks Related to Our Businesses

Our businesses are subject to ongoing complex governmental regulations and legislation that have impacted, and may in the future impact, our businesses and/or results of operations.

Our businesses operate in changing market environments influenced by various state and federal legislative and regulatory initiatives regarding the restructuring of the energy industry, including competition in the generation and sale of electricity. We will need to continually adapt to these changes. For example, the Texas retail electricity market became competitive in January 2002, and the introduction of competition has resulted in, and may continue to result in, declines in customer counts and sales volumes.

Our businesses are subject to changes in state and federal laws (including PURA, the Federal Power Act, the Atomic Energy Act, the Public Utility Regulatory Policies Act of 1978, the Clean Air Act and the Energy Policy Act of 2005) and changing governmental policy and regulatory actions (including those of the PUCT, the Electric

Reliability Organization, the Texas Regional Entity, the RRC, the TCEQ, the FERC, the EPA and the NRC) and also the rules, guidelines and protocols of ERCOT with respect to matters including, but not limited to, market structure and design, operation of nuclear generation facilities, construction and operation of other generation facilities, recovery of costs and investments, decommissioning costs, market behavior rules, present or prospective wholesale and retail competition and environmental matters. TCEH, along with other market participants, is subject to electricity pricing constraints and market behavior and other competition-related rules and regulations under PURA that are administered by the PUCT and ERCOT, and, with respect to its wholesale power sales outside the ERCOT market, is subject to market behavior and other competition-related rules and regulations under the Federal Power Act that are administered by the FERC. Changes in, revisions to, or reinterpretations of existing laws and regulations (for example, with respect to prices at which TCEH may sell electricity or with respect to the required permits for the three lignite-fueled generation units currently under construction) may have an adverse effect on our businesses.

Several pieces of legislation were introduced in the Texas legislature during 2007 that, if passed, may have had a material impact on us and our financial prospects, including, for example, legislation that would have:

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required EFH Corp. to separate its subsidiaries into two or three stand-alone companies, including the separation of certain TCEH subsidiaries, which could have resulted in a significant tax cost or the sale of assets for an amount EFH Corp. would not have considered to be full value;

•

required divestiture of significant wholesale power generation assets, which also could have resulted in a significant tax cost or the sale of assets for an amount we would not have considered to be full value, and

•	given new authority to the PUCT to cap retail electricity prices.

Although none of this legislation was passed, there can be no assurance that future action of the Texas Legislature, which could be similar or different from the proposals considered by the most recent Texas Legislature, will not have a material adverse effect on us and our financial prospects. The Texas Legislature’s next session begins in January 2009. The outcome of any legislation promulgated by the Texas Legislature in 2009 is uncertain. Such legislation could have an adverse effect on our business and financial prospects.

Litigation or legal proceedings could expose us to significant liabilities and reputation damage and have a material adverse effect on our results of operations, and the litigation environment in which we operate poses a significant risk to our businesses.

We are involved in the ordinary course of business in a number of lawsuits involving employment, commercial, environmental and injuries and damages issues, among other matters, such as challenges (to which we may or may not be a direct party) to the permits that have been issued or may be issued for the new lignite-fueled generation units currently under construction. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from current assessments and estimates. The settlement or resolution of such claims or proceedings may have a material adverse effect on our results of operations.

In addition, judges and juries in the state of Texas have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and business tort cases. We use legal and appropriate means to contest litigation threatened or filed against us, but the litigation environment in the state of Texas poses a significant business risk.

We are also exposed to the risk that we may become the subject of regulatory investigations. See “Our Business—Legal and Administrative Proceedings—Regulatory Investigations and Reviews.”

TXU Energy may lose a significant number of retail customers due to competitive marketing activity by other retail electric providers.

TXU Energy faces competition for customers. Competitors may offer lower prices and other incentives, which, despite TXU Energy’s long-standing relationship with customers, may attract customers away from TXU Energy.

In most retail electric markets, TXU Energy’s principal competitor may be the incumbent retail electric provider. The incumbent retail electric provider has the advantage of long-standing relationships with its customers, including well-known brand recognition.

In addition to competition from the incumbent retail electric provider, TXU Energy may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Energy and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger or better capitalized than TXU Energy. If there is inadequate potential margin in these retail electric markets, it may not be profitable for TXU Energy to compete in these markets.

Our revenues and results of operations may be negatively impacted by decreases in market prices for power, decreases in natural gas prices, and/or decreases in market heat rates.

We are not guaranteed any rate of return on capital investments in our competitive businesses. We market and trade electricity and natural gas, including electricity from our own generation facilities and generation contracted from third parties, as part of our wholesale markets operation. Our results of operations depend in large part upon market prices for electricity, natural gas, uranium and coal in our regional market and other competitive markets and upon prevailing retail electricity rates, which may be impacted by actions of regulatory authorities. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets. Further, TXU Energy granted price discounts to certain of its customers in connection with the Merger, and is providing price protection to these customers through December 2008. In addition, TXU Energy committed in 2006 to not increase prices above then current levels through 2009 for qualifying residential customers who remain on certain plans with rates that were then equal to the price-to-beat rate.

Some of the fuel for our generation facilities is purchased under short-term contracts. Prices of fuel, including natural gas, coal, and nuclear fuel, may also be volatile, and the price we can obtain for electricity sales may not change at the same rate as changes in fuel costs. In addition, we purchase and sell natural gas and other energy related commodities, and volatility in these markets may affect costs incurred in meeting obligations.

Volatility in market prices for fuel and electricity may result from the following:

•	severe or unexpected weather conditions;

•	seasonality;

•	changes in electricity and fuel usage;

•	illiquidity in the wholesale power or other markets;

•	transmission or transportation constraints, inoperability or inefficiencies;

•	availability of competitively-priced alternative energy sources;

•	changes in supply and demand for energy commodities, including nuclear fuel and related enrichment and conversion services;

•	changes in generation efficiency and market heat rates;

•	outages at our generation facilities or those of competitors;

•	changes in production and storage levels of natural gas, lignite, coal, crude oil and refined products;

•	natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events; and

•	federal, state and local energy, environmental and other regulation and legislation.

All of Luminant Power’s generation facilities are located in the ERCOT market, a market with limited interconnections to other markets. Wholesale electricity prices in the ERCOT market generally correlate with the price of natural gas because marginal demand is generally supplied by natural gas-fueled generation plants. Wholesale electricity prices also correlate with market heat rates (a measure of efficiency of the marginal price-setting generator of electricity), which could fall if demand for electricity were to decrease or if additional generation facilities are built in ERCOT. Accordingly, the contribution to earnings and the value of Luminant Power’s baseload (lignite/coal-fueled and nuclear) generation assets, which provided a substantial portion of our supply volumes in 2007 and the first nine months of 2008, are dependent in significant part upon the price of natural gas and market heat rates. As a result, Luminant Power’s baseload generation assets could significantly decrease in profitability and value if natural gas prices or market heat rates fall.

Our assets or positions cannot be fully hedged against changes in commodity prices and market heat rates, and hedging transactions may not work as planned or hedge counterparties may default on their obligations.

We cannot fully hedge the risk associated with changes in natural gas prices or market heat rates because of the expected useful life of our generation assets and the size of our position relative to market liquidity. To the extent we have unhedged positions, fluctuating commodity prices and/or market heat rates can materially impact our results of operations and financial position, either favorably or unfavorably.

To manage our financial exposure related to commodity price fluctuations, we routinely enter into contracts to hedge portions of purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, we routinely utilize fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Although we devote a considerable amount of time and effort to the establishment of risk management procedures, as well as the ongoing review of the implementation of these procedures, the procedures in place may not always function as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, we cannot precisely predict the impact that risk management decisions may have on our businesses, results of operations or financial position.

To the extent we engage in hedging and risk management activities, we are exposed to the risk that counterparties that owe us money, energy or other commodities as a result of market transactions will not perform their obligations. Should the counterparties to these arrangements fail to perform, we might be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, we might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants, including us.

We may suffer material losses, costs and liabilities due to our ownership and operation of the Comanche Peak nuclear generation plant.

The ownership and operation of a nuclear generation plant involves certain risks. These risks include:

•	unscheduled outages or unexpected costs due to equipment, mechanical, structural or other problems;

•	inadequacy or lapses in maintenance protocols;

•	the impairment of reactor operation and safety systems due to human error;

•	the costs of storage, handling and disposal of nuclear materials;

•	the costs of procuring nuclear fuel;

•	the costs of securing the plant against possible terrorist attacks;

•	limitations on the amounts and types of insurance coverage commercially available; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives.

The prolonged unavailability of Comanche Peak could materially affect our financial condition and results of operations. The following are among the more significant of these risks:

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Operational Risk—Operations at any nuclear generation plant could degrade to the point where the plant would have to be shut down. If such degradations were to occur, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Furthermore, a shut-down or failure at any other nuclear generation plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

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Regulatory Risk—The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear generation facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

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Nuclear Accident Risk—Although the safety record of Comanche Peak and other nuclear generation plants generally has been very good, accidents and other unforeseen problems have occurred both in the U.S. and elsewhere. The consequences of an accident can be severe and include loss of life, injury, lasting negative health impact, and property damage. Any accident, or perceived accident, could result in significant liabilities and damage our reputation. Any such resulting liability from a nuclear accident could exceed our resources, including insurance coverage.

The operation and maintenance of electricity generation facilities involves significant risks that could adversely affect our results of operations and financial condition.

The operation and maintenance of electricity generation facilities involves many risks, including, as applicable, start-up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output, efficiency or dependability, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant number of Luminant’s facilities were constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep operating at peak efficiency. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive generation market, (b) any unexpected failure to generate electricity, including failure caused by breakdown or forced outage and (c) damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, our ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, we could be subject to additional costs and/or the write-off of our investment in the project or improvement.

Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, the ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside our control.

Our cost of compliance with environmental laws and regulations and our commitments, and the cost of compliance with new environmental laws, regulations or commitments could materially adversely affect our results of operations and financial condition.

We are subject to extensive environmental regulation by governmental authorities. In operating our facilities, we are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits. We may incur significant additional costs beyond those currently contemplated to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements.

In conjunction with the building of three new generation units, Luminant has committed to reduce emissions of mercury, NOX and SO2 associated with its baseload generation units so that the total of these emissions from both existing and new lignite coal-fueled units are 20% below 2005 levels. We may incur significantly greater costs than those contemplated in order to achieve this commitment.

EFH Corp. has formed a Sustainable Energy Advisory Board that advises it in its pursuit of technology development opportunities that, among other things, are designed to reduce our impact on the environment. Adoption of Sustainable Energy Advisory Board recommendations may cause us to incur significant costs in addition to the costs referenced above.

We may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain, maintain or comply with any such approval, the operation and/or construction of our facilities could be stopped, curtailed or modified or become subject to additional costs.

In addition, we may be responsible for any on-site liabilities associated with the environmental condition of facilities that we have acquired, leased or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against us or fail to meet its indemnification obligations to us.

Increasing attention to potential environmental effects of “greenhouse” gas emissions may result in new regulation and restrictions on emissions of certain gases that may be contributing to warming the earth’s atmosphere. Several bills addressing climate change have been introduced in the U.S. Congress and, in April 2007, the U.S. Supreme Court issued a decision ruling the EPA improperly declined to address carbon dioxide impacts in a rulemaking related to new motor vehicle emissions. While this decision is not directly applicable to power plant emissions, the reasoning of the decision could affect other regulatory programs. The impact of any future greenhouse gas legislation or other regulation will depend in large part on the details of the requirements and the timetable for mandatory compliance. Although we continue to assess the financial and operational risks posed by possible future legislative changes pertaining to greenhouse gas emissions, we are currently unable to predict any future impact from these changes on our financial condition and operations.

Our growth strategy, including investment in three new lignite-fueled generation units, may not be executed as planned which could adversely impact our financial condition and results of operations.

There can be no guarantee that the execution of our growth strategy will be successful. As discussed below, our growth strategy is dependent upon many factors. Changes in laws, regulations, markets, costs, the outcome of on-going litigation or other factors could negatively impact the execution of our growth strategy, including causing management to change the strategy. Even if we are able to execute our growth strategy, it may take longer than expected and costs may be higher than expected.

There can be no guarantee that the execution of the lignite-fueled generation development program will be successful. While Luminant has experience in operating lignite-fueled generation facilities, it has limited recent experience in developing, constructing, commissioning and starting-up such facilities. To the extent construction is not managed efficiently and to a timely conclusion, cost overruns may occur, resulting in the overall program costing significantly more than anticipated. This may also result in delays in the expected online dates for the facilities resulting in less overall income than projected. While Luminant believes it can acquire the resources needed to effectively execute this program, it is exposed to the risk that it may not be able to attract and retain skilled labor, at projected rates, for constructing, commissioning and starting-up these new facilities.

Luminant’s lignite-fueled generation development program is subject to changes in laws, regulations and policies that are beyond its control. Changes in law, regulation or policy regarding commodity prices, power prices, electric competition or solid-fuel generation facilities or other related matters could adversely impact this program. In recent months, global warming has received significant media attention, which has resulted in legislators focusing on environmental laws, regulations and policies. Changes in environmental law, regulation or policy, such as regulations of emissions of carbon dioxide, could adversely impact this program. Although Luminant has received permits to construct and operate the new units that are a part of the lignite-fueled generation development program, each of these permits is subject to ongoing litigation. See “Our Business—Legal and Administrative Proceedings—Litigation Related to Generation Development” for further details regarding such ongoing litigation. An adverse ruling on these matters could materially and adversely effect the implementation of this program.

Luminant’s lignite-fueled generation development program is subject to changes in the electricity market, primarily ERCOT, that are beyond its control. If demand growth is less than expected or if other generation companies build a significant amount of new generation assets in ERCOT, market prices of power could fall such that the new generation capacity becomes uneconomical. In addition, any unanticipated reduction in wholesale electricity prices, market heat rates and natural gas prices, which could occur for a variety of reasons, could adversely impact this program. Even if Luminant enters into hedges to reduce such exposures, it would still be subject to the credit risk of its counterparties.

Luminant’s lignite-fueled generation development program is subject to other risks that are beyond its control. For example, Luminant is exposed to the risk that a change in technology for electricity generation facilities and/or emissions control technologies may make other generation facilities less costly and more attractive than Luminant’s new generation facilities. Luminant is subject to risks relating to transmission capabilities and constraints. Luminant is also exposed to the risk that its contractors may default on their obligations and compensation for damages received, if any, will not cover its losses.

Ongoing performance improvement initiatives may not achieve desired cost reductions and may instead result in significant additional costs if unsuccessful.

The implementation of performance improvement initiatives identified by management may not produce the desired reduction in costs and may result in disruptions arising from employee displacements and the rapid pace of changes to organizational structure and operating practices and processes. Specifically, we are subject to the risk that our outsourcing arrangements for business support services may not produce the desired cost savings. In cases where any such outsourcing arrangement is terminated, such as our joint venture outsourcing arrangement with Capgemini, or if any party performing such business support services becomes financially unable to perform its obligations, we would incur transition costs, which would likely be significant, and would be subject to operational difficulties. Such additional costs or operational difficulties could have an adverse effect on our business and financial prospects.

TXU Energy’s retail business is subject to the risk that sensitive customer data may be compromised, which could result in an adverse impact to its reputation and/or the results of operations of the retail business.

TXU Energy’s retail business requires access to sensitive customer data in the ordinary course of business. Examples of sensitive customer data are names, addresses, account information, historical electricity usage, expected patterns of use, payment history, credit bureau data, credit and debit card account numbers, drivers license numbers, social security numbers and bank account information. TXU Energy’s retail business may need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center operations, to the retail business. If a significant breach occurred, the reputation of TXU Energy’s retail business may be adversely affected, customer confidence may be diminished, or TXU Energy’s retail business may be subject to legal claims, any of which may contribute to the loss of customers and have a negative impact on the business and/or results of operations.

TXU Energy relies on the infrastructure of local utilities or independent transmission system operators to provide electricity to, and to obtain information about, its customers. Any infrastructure failure could negatively impact customer satisfaction and could have a material negative impact on its business and results of operations.

TXU Energy depends on transmission and distribution facilities owned and operated by unaffiliated utilities, as well as Oncor’s facilities, to deliver the electricity it sells to its customers. If transmission capacity is inadequate, TXU Energy’s ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity than is available in the capacity-constrained area. For example, during some periods, transmission access is constrained in some areas of the Dallas-Fort Worth metroplex, where TXU Energy has a significant number of customers. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower profits. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Energy’s customers could negatively impact the satisfaction of its customers with its service.

TXU Energy offers bundled services to its retail customers, with some bundled services offered at fixed prices and for fixed terms. If TXU Energy’s costs for these bundled services exceed the prices paid by its customers, its results of operations could be materially adversely affected.

TXU Energy offers its customers a bundle of services that include, at a minimum, electricity plus transmission, distribution and related services. The prices TXU Energy charges for its bundle of services or for the various components of the bundle, any of which may be fixed by contract with the customer for a period of time, could fall below TXU Energy’s underlying cost to provide the components of such services.

TXU Energy’s retail business is subject to the risk that it will not be able to profitably serve its customers given its previously announced price cuts and price protection, which could result in an adverse impact to its reputation and/or results of operations.

In connection with the Merger, TXU Energy implemented a 15% price reduction through December 31, 2008 for residential customers in our historical service territory who have not already switched to one of the pricing plans other than the basic month-to-month plan. In addition, TXU Energy committed in 2006 to not increase prices above then current levels through 2009 for qualifying residential customers who remain on certain plans with rates that were then equal to the price-to-beat rate. The prices TXU Energy charges during this period could fall below TXU Energy’s underlying cost to provide electricity.

TXU Energy’s REP certification is subject to PUCT review.

The PUCT may at any time initiate an investigation into whether TXU Energy is compliant with PUCT Substantive Rules and whether it has met all of the requirements for REP certification, including financial requirements, so that it can maintain its REP certification. Any removal or revocation of a REP certification would mean that TCEH or TXU Energy, as applicable, would no longer be allowed to provide electric service to retail customers. Such decertification would have an adverse effect on TXU Energy and its financial prospects.

Changes in technology may reduce the value of our generation plants and may significantly impact our businesses in other ways as well.

Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with the traditional generation plants owned by Luminant. While demand for electric energy services is generally increasing throughout the U.S., the rate of construction and development of new, more efficient generation facilities may exceed increases in demand in some regional electric markets. Consequently, where we have facilities, the profitability and market value of our generation assets could be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of our generation assets. Changes in technology could also alter the channels through which retail electric customers buy electricity. To the extent self-generation facilities become a more cost-effective option for certain customers, our revenues could be reduced.

Our revenues and results of operations may be adversely impacted by decreases in market prices of power due to the development of wind generation power sources.

A significant amount of investment in wind generation in the ERCOT market over the past few years has increased overall wind power generation capacity. Generally, the increased capacity has led to lower wholesale electricity prices (driven by lower market heat rates) in the zones at or near wind generation development, especially in, but not exclusive to, the West Zone where most of the new wind power generation is located. As a result, the profitability of our generation facilities and power purchase contracts, including certain wind generation power purchase contracts, have been impacted by the effects of the wind power generation, and the value could significantly decrease if wind power generation has a material sustained effect on ERCOT market heat rates.

Our revenues and results of operations may be adversely impacted if ERCOT transitions the current zonal market structure to a nodal wholesale market.

Substantially all of our competitive businesses are located in the ERCOT market, which is currently in the process of contemplating a transition from a zonal market structure with four Congestion Management Zones to a nodal market structure that would directly manage congestion on a localized basis. In a nodal market, the prices received and paid for power would be based on pricing determined at specific interconnection points on the transmission grid (i.e., Locational Marginal Pricing), which could result in lower revenues or higher costs for our competitive businesses. This market structure change could have a significant impact on the profitability and value of our competitive businesses depending on how the Locational Marginal Pricing develops.

Our future results of operations may be negatively impacted by settlement adjustments determined by ERCOT related to prior periods.

ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT market. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Settlement information is due from ERCOT within two months after the operating day, and true-up settlements are due from ERCOT within six months after the operating day. Likewise, ERCOT has the ability to resettle any operating day at any time after the six month settlement period, usually the result of a lingering dispute, an alternative dispute resolution process or litigated event. As a result, we are subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting our future reported results of operations.

Our results of operations and financial condition could be negatively impacted by any development or event beyond our control that causes economic weakness in the ERCOT market.

We derive substantially all of our revenues from operations in the ERCOT market, which covers approximately 75% of the geographical area in the state of Texas. As a result, regardless of the state of the economy in areas outside the ERCOT market, economic weakness in the ERCOT market could lead to reduced demand for electricity in the ERCOT market. Such a reduction could have a material negative impact on our results of operations and financial condition.

TCEH’s credit ratings could negatively affect our ability to access capital and could require us or our subsidiaries to post collateral or repay certain indebtedness.

Downgrades in TCEH’s long-term debt ratings generally cause borrowing costs to increase and the potential pool of investors and funding sources to decrease and might trigger liquidity demands pursuant to the terms of commodity contracts, leases or other agreements. In connection with the Merger, Fitch, Moody’s and S&P downgraded TCEH’s long term debt ratings. On November 3, 2008, Moody’s announced that it changed the rating outlook for TCEH to negative from stable, stating that the change was primarily related to the decision to elect the PIK interest option on the toggle notes for the interest due on May 1, 2009.

Most of our large customers, suppliers and counterparties require an expected level of creditworthiness in order for them to enter into transactions. As TCEH’s credit ratings decline, the costs to operate our businesses will likely increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with us.

Our liquidity needs could be difficult to satisfy, particularly during times of uncertainty in the financial markets and/or during times when there are significant changes in commodity prices. The inability to access liquidity, particularly on favorable terms, could materially adversely affect results of operations and/or financial condition.

Our businesses are capital intensive. We rely on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms, particularly during times of uncertainty similar to that which is currently being experienced in the financial markets, could impact our ability to meet our shortened liquidity requirements and to sustain and grow our businesses and would likely increase capital costs. Our access to the financial markets could be adversely impacted by various factors, such as:

•	changes in financial markets that reduce available credit or the ability to obtain or renew liquidity facilities on acceptable terms;

•	economic weakness in the ERCOT or general U.S. markets;

•	changes in interest rates;

•	a deterioration of our credit or the credit of our subsidiaries or a reduction in TCEH’s credit ratings;

•	a deterioration of the credit or bankruptcy of one or more of TCEH’s lenders under its liquidity facilities that affects any such lender’s ability to make loans to TCEH;

•	volatility in commodity prices that increases margin or credit requirements;

•	a material breakdown in our risk management procedures; and

•	the occurrence of changes in our businesses that restrict our ability to access liquidity facilities.

Although we expect to actively manage the liquidity exposure of existing and future hedging arrangements, given the size of the long-term hedging program, any significant increase in the price of natural gas could result in our being required to provide cash or letter of credit collateral in substantial amounts. Any perceived reduction in our credit quality could result in clearing agents or other counterparties requesting additional collateral. We have potential credit concentration risk related to the limited number of lenders that provide us liquidity to support our hedging program. A deterioration of the credit quality of such lenders could materially affect our ability to continue such program on acceptable terms.

In the event that the governmental agencies that regulate the activities of our businesses determine that the creditworthiness of any such business is inadequate to support our activities, such agencies could require us to provide additional cash or letter of credit collateral in substantial amounts to qualify to do business.

In the event our liquidity facilities are being used largely to support the long-term hedging program as a result of a significant increase in the price of natural gas or significant reduction in credit quality, we may have to forego certain capital expenditures or other investments in our competitive businesses or other business opportunities.

Further, a lack of available liquidity could adversely impact the evaluation of our creditworthiness by counterparties and rating agencies. In particular, such concerns by existing and potential counterparties could significantly limit TCEH’s wholesale markets activities, including its long-term hedging program.

Goodwill and/or other intangible assets not subject to amortization that we have recorded in connection with the Merger are subject to mandatory annual impairment evaluations and as a result, we could be required to write off some or all of this goodwill and other intangible assets, which may reflect adverse impacts on our financial condition and results of operations.

In accordance with SFAS 142, goodwill and certain other intangible assets recorded in connection with the Merger are not amortized but are reviewed annually or more frequently for impairment, if certain conditions exist, and may be impaired. Any reduction in or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could reflect material adverse impacts on our reported results of operations and financial position in future periods.

The loss of the services of our key management and personnel could adversely affect our ability to operate our businesses.

Our future success will depend on our ability to continue to attract and retain highly qualified personnel. We compete for such personnel with many other companies, in and outside our industry, government entities and other organizations. We may not be successful in retaining current personnel or in hiring or retaining qualified personnel in the future. Our failure to attract new personnel or retain existing personnel could have a material adverse effect on our businesses.

The Sponsor Group controls us and may have conflicts of interest with us in the future.

The Sponsor Group indirectly owns approximately 60% of EFH Corp.’s capital stock on a fully-diluted basis through their investment in Texas Holdings. As a result of this ownership and the Sponsor Group’s ownership in interests of the general partner of Texas Holdings, the Sponsor Group has control over decisions regarding our operations, plans, strategies, finances and structure, including whether to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of the stockholders of EFH Corp.

Additionally, each member of the Sponsor Group is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Members of the Sponsor Group may also pursue acquisition opportunities that may be complementary to our businesses and, as a result, those acquisition opportunities may not be available to us. So long as the members of the Sponsor Group, or other funds controlled by or associated with the members of the Sponsor Group, continue to indirectly own a significant amount of the outstanding shares of EFH Corp.’s common stock, even if such amount is less than 50%, the Sponsor Group will continue to be able to strongly influence or effectively control our decisions.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. All statements, other than statements of historical facts, that are included in this prospectus that address activities, events or developments that we expect or anticipate to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of power production assets, market and industry developments and the growth of our businesses and operations (often, but not always, through the use of words or phrases such as “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimated”, “projection”, “target” or “outlook”), are forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” and the following important factors, among others, that could cause our actual results to differ materially from those projected in such forward-looking statements:

•

prevailing governmental policies and regulatory actions, including those of the Texas Legislature, the Governor of Texas, the US Congress, FERC, the PUCT, the RRC, the NRC, the EPA and the TCEQ, with respect to, among other things:

•	allowed prices;

•	industry, market and rate structure;

•	purchased power and recovery of investments;

•	operations of nuclear generating facilities;

•	operations of mines;

•	acquisitions and disposal of assets and facilities;

•	development, construction and operation of facilities;

•	decommissioning costs;

•	present or prospective wholesale and retail competition;

•	changes in tax laws and policies; and

•	changes in and compliance with environmental and safety laws and policies, including climate change initiatives;

•	legal and administrative proceedings and settlements;

•	general industry trends;

•	our ability to attract and retain profitable customers;

•	our ability to profitably serve our customers;

•	restrictions on competitive retail pricing;

•	changes in wholesale electricity prices or energy commodity prices;

•	changes in prices of transportation of natural gas, coal, crude oil and refined products;

•	unanticipated changes in market heat rates in the ERCOT electricity market;

•	our ability to effectively hedge against changes in commodity prices, market heat rates and interest rates;

•	weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

•	unanticipated population growth or decline, and changes in market demand and demographic patterns;

•	changes in business strategy, development plans or vendor relationships;

•	access to adequate transmission facilities to meet changing demands;

•	unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

•	unanticipated changes in operating expenses, liquidity needs and capital expenditures;

•	commercial bank market and capital market conditions;

•	competition for new energy development and other business opportunities;

•	the impact of recent economic conditions on our customers;

•	inability of various counterparties to meet their obligations with respect to our financial instruments;

•	changes in technology used by and services offered by us;

•	significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits, including pension and OPEB benefits, and future funding requirements related thereto;

•	significant changes in critical accounting policies;

•	actions by credit rating agencies;

•	our ability to implement cost reduction initiatives; and

•

with respect to our lignite coal-fueled generation construction and development program, more specifically, our ability to fund such investments, changes in competitive market rules, unexpected judicial rulings, changes in environmental laws or regulations, changes in electric generation and emissions control technologies, changes in projected demand for electricity, our ability and the ability of our contractors to attract and retain, at projected rates, skilled labor for constructing the new generating units, changes in wholesale electricity prices or energy commodity prices, transmission capacity and constraints, supplier performance risk, changes in the cost and availability of materials necessary for the construction program and our ability to manage the significant construction, commissioning and start-up program to a timely conclusion with limited cost overruns.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

INDUSTRY AND MARKET INFORMATION

The industry and market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including certain data published by ERCOT. We did not commission any of these publications or reports. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we make no representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time, and we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, while we believe that our internal and external research is reliable, it has not been verified by any independent sources and we make no assurances that the predictions contained therein are accurate.

THE TRANSACTIONS

The Merger

On October 10, 2007, Merger Sub, Texas Holdings’ wholly owned subsidiary, acquired EFH Corp. through a merger of Merger Sub with and into EFH Corp. under the terms and conditions of the Merger Agreement. Upon the effectiveness of the Merger, each share of EFH Corp. common stock outstanding immediately prior to the Merger (other than shares held by us or any of our subsidiaries or Texas Holdings or any of its subsidiaries, including Merger Sub, in each case not held on behalf of third parties, or shares held by holders who properly exercised their rights of dissent and appraisal under Texas law) was cancelled and converted into the right to receive $69.25 in cash, without interest and less any applicable withholding taxes.

Equity Contributions

At the closing of the Merger, Texas Holdings received an aggregate equity investment of approximately $8.3 billion. Investment funds affiliated with the Sponsor Group, or their respective assignees, contributed approximately $5.1 billion to Texas Holdings. The Sponsor Group obtained approximately $2.3 billion in equity investments from other existing investors in KKR’s and TPG’s private equity funds and other third party investors. Following the closing of the Merger, the Sponsor Group owned approximately 62% of the limited partnership units issued by Texas Holdings in connection with the Merger.

Debt Financing

In connection with the Merger, in addition to the Equity Contributions described above, EFH Corp. entered into the EFH Senior Interim Facility and TCEH entered into the TCEH Senior Secured Facilities and the TCEH Senior Interim Facility, in each case, arranged by a consortium of arrangers and bookrunners (the “Arranger Group”). For a description of the material terms of each component of the Debt Financing, see Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements.

Also, in connection with the Merger, the Receivables Program was amended, and the special purpose entities established by the third party financial institutions that participate in the Receivables Program requested that Oncor repurchase the receivables that it had previously sold under the Receivables Program. Finally, Oncor also entered into the Oncor Revolving Facility with the Arranger Group.

EFH Senior Interim Facility

The borrowings under the $4.5 billion EFH Senior Interim Facility were used to finance the Merger and related transactions. The proceeds from the offering of the EFH Corp. Notes, along with cash on hand, were used by EFH Corp. to repay in full the EFH Senior Interim Facility.

TCEH Senior Secured Facilities

The TCEH Senior Secured Facilities are comprised of:

(i) the $16.45 billion TCEH Initial Term Loan Facility;

(ii) the $4.1 billion TCEH Delayed Draw Term Loan Facility;

(iii) the $1.25 billion TCEH Letter of Credit Facility;

(iv) the $2.7 billion TCEH Revolving Credit Facility, under which amounts are available (A) in the form of letters of credit and (B) for borrowings on same-day notice, referred to as the swingline loans; and

(v) the TCEH Commodity Collateral Posting Facility, the size of which is determined by the out-of-the-money mark-to-market exposure, inclusive of any unpaid settlement amounts, of TCEH and its subsidiaries on a hypothetical portfolio of certain commodity swaps and futures transactions.

The TCEH Senior Secured Facilities are guaranteed by EFC Holdings and subsidiaries of TCEH. The TCEH Initial Term Loan Facility was used to finance the Merger and related transactions. The TCEH Delayed Draw Term Loan Facility is being used to fund capital expenditures and expenses related to the development of the three new lignite-fueled generation units and the environmental retrofit program. The letters of credit under the TCEH Letter of Credit Facility are being used for general corporate purposes. Borrowings under the TCEH Revolving Credit Facility are being used for working capital and for other general corporate purposes. The proceeds of drawings under the TCEH Commodity Collateral Posting Facility are being used to fund margin payments due on specified volumes of natural gas hedges.

TCEH Senior Interim Facility

The borrowings under the $6.75 billion TCEH Senior Interim Facility were used to finance the Merger and related transactions. The proceeds from the offering of the notes, along with cash on hand, were used by TCEH to repay in full the TCEH Senior Interim Facility.

Receivables Program

The Receivables Program, a commercial paper-backed accounts receivables securitization program, was amended in connection with the Merger. Certain financial tests relating to TCEH and the originators that could have affected the amount of available funding under the program or caused a termination event or a default, including TCEH’s debt to capital (leverage) and fixed charge coverage ratios, were deleted and replaced with other tests. As amended, among other things, the amount of customer deposits held by the originators can reduce funding available under the program so long as TCEH’s long-term senior unsecured debt rating is lower than investment grade. Also, the originators will continue to be eligible to participate in the program so long as TCEH provides the required form of parent guaranty. Concurrently with the amendment, the financial institutions required that Oncor repurchase all of the receivables it had previously sold to TXU Receivables Company. Subsequent to the Merger, only subsidiaries of TCEH have participated in the accounts receivables securitization program.

Oncor Revolving Credit Facility

The Oncor Revolving Credit Facility is comprised of a senior revolving credit facility in an aggregate principal amount of up to $2.0 billion, of which borrowings are available (a) for borrowings on one- or three-business days notice, (b) for borrowings of up to $100 million on same-day notice, referred to as the swingline loans and (c) in the form of letters of credit. In addition, subject to the satisfaction of certain conditions, Oncor may increase the commitments under the Oncor Revolving Credit Facility in an amount up to $500 million. The proceeds of borrowings and letters of credit under the Oncor Revolving Credit Facility are being used by Oncor for working capital and for other general corporate purposes.

Ring-Fencing

Upon the consummation of the Merger, EFH Corp. and Oncor implemented several measures that are referred to as “ring-fencing.” Such measures included the following:

•

the transfer of EFH Corp.’s ownership of Oncor to Oncor Holdings, a newly-formed special purpose, bankruptcy remote subsidiary, and immediately thereafter the transfer of EFH Corp.’s ownership of Oncor Holdings to a newly-formed, wholly owned subsidiary, Intermediate Holding;

•	the conversion of Oncor from a Texas corporation to a Delaware limited liability company;

•

the inclusion of covenants in Oncor Holdings’ and Oncor’s limited liability company agreements intended to enhance the separation of Oncor Holdings and its subsidiaries, including Oncor, from Texas Holdings and its other subsidiaries, including Intermediate Holding;

•

the establishment of boards of directors for Oncor Holdings and Oncor with a majority of members who meet the New York Stock Exchange requirements for independence in all material respects and whose unanimous consent is required to take certain material actions, including (i) to consolidate or merge (A) with EFH Corp. or any of EFH Corp.’s other subsidiaries or (B) with any other entity, if Oncor Holdings or Oncor, as applicable, would not be the surviving entity; (ii) to sell, transfer or dispose of all or substantially all of the assets of Oncor Holdings or Oncor, as applicable, without adequate provision for the payment of all of such entity’s creditors; (iii) to institute, or consent to the institution of, bankruptcy or insolvency proceedings in respect of Oncor Holdings or Oncor, as applicable; or (iv) to the fullest extent permitted by law, to dissolve or liquidate Oncor Holdings or Oncor, as applicable, without adequate provision for the payment of all of such entity’s creditors;

•

the specific delegation to each of the board of directors and the independent directors of Oncor, each acting by majority vote, of the right to prevent distributions, if it or they determine that it is in the best interests of Oncor to retain such amounts to meet expected future requirements;

•

after the appointment of the initial independent directors, the delegation of the ability to nominate, appoint, and fill vacancies in respect of the independent directors of Oncor and Oncor Holdings to a standing nominating committee of Oncor Holdings’ board, a majority of whose members are independent directors; and

•

the incurrence of new indebtedness, evidenced by the Oncor Revolving Credit Facility, the lenders of which will be specifically relying on the separateness of Oncor Holdings and Oncor, and their assets, from Texas Holdings and its other subsidiaries.

The ring-fencing measures are based on certain principles articulated by rating agencies and certain commitments made by Texas Holdings and Oncor to the PUCT and the FERC intended to further separate Oncor from Texas Holdings and its subsidiaries and to mitigate Oncor’s credit exposure to those entities and to reduce the risk that the assets and liabilities of Oncor Holdings or of any of its subsidiaries would be substantively consolidated with the assets and liabilities of Texas Holdings or of any of its other subsidiaries in the event of a bankruptcy of one or more of those entities. A number of ring-fencing measures put in place were incorporated into a PUCT order that is legally binding on Oncor.

The Transactions did not, and do not, provide for new pledges or encumbrances of the assets of Oncor for the benefit of EFH Corp. and its subsidiaries (other than the ring-fenced entities). Oncor did not incur, guarantee or pledge assets in respect of any incremental new debt related to the Transactions. There was neither new debt issued by nor borrowing at Oncor to finance the Transactions. None of the ring-fenced entities will guarantee or otherwise hold out its credit as being available to support the obligations of EFH Corp. or any of its subsidiaries (other than the ring-fenced entities). In addition, lenders under the TCEH Senior Secured Facilities and the holders of the notes and the EFH Corp. Notes have acknowledged, and the future holders of the notes will acknowledge, by acceptance of the notes, the legal separateness of Oncor and its subsidiaries from the borrowers and guarantors under such financing documents. Lenders under the TCEH Senior Secured Facilities and the holders of the notes and the EFH Corp. Notes also agreed, and the future holders of the notes will agree, by acceptance of the notes, that they will not initiate any bankruptcy proceedings against Oncor Holdings or its subsidiaries and that Oncor Holdings and its subsidiaries are entitled to enforce this non-petition covenant. See “Description of the Notes—General.”

Debt Repayment

Pursuant to the terms of the Merger Agreement, EFH Corp. commenced offers to purchase and consent solicitations with respect to the Specified Notes. In connection with the Merger, EFH Corp. and we redeemed and repaid an aggregate of approximately $5.5 billion of existing indebtedness of EFH Corp. and its subsidiaries (including the Specified Notes, but excluding indebtedness of Oncor), including debt that became payable upon the consummation of the Merger. See Note 16 to the 2007 year-end Financial Statements.

USE OF PROCEEDS

This prospectus may be delivered in connection with the resale of notes by the Market Maker and its affiliates in market-making transactions in the notes in the secondary market. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

The following table summarizes our capitalization as of September 30, 2008. This table should be read in conjunction with the information included under the headings “The Transactions,” “Use of Proceeds,” “Energy Future Competitive Holdings Company and Subsidiaries Unaudited Pro Forma Condensed Statement of Consolidated Income (Loss),” “Energy Future Competitive Holdings Company and Subsidiaries Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes.

Debt:
EFC Holdings:
Secured debt(a)	$99
Unsecured debt(b)	2,259

Total EFC Holdings debt	2,358

TCEH:
TCEH Senior Secured Facilities	23,569
Notes	6,750
Other secured debt	285
Other unsecured debt	1,375

Total TCEH debt	31,979

Total consolidated debt	34,337
Total shareholders’ equity	3,021

Total capitalization	$37,358

(a)	Does not include EFC Holdings’ guarantee of TCEH Senior Secured Facilities.
(b)	Includes $2.250 billion of EFH Corp. Notes. See Note 7 to the September 30, 2008 Financial Statements under “EFH Corp. Notes Issued Subsequent to the Merger” for discussion of this debt push down and EFC Holdings’ guarantee of the EFH Corp. Notes.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME (LOSS)

The following unaudited pro forma condensed statement of consolidated income (loss) was derived by applying pro forma adjustments to the historical audited statements of consolidated income (loss) appearing elsewhere in prospectus.

The unaudited pro forma condensed statement of consolidated income (loss) for the year ended December 31, 2007 gives effect to the Transactions as if the Transactions had occurred on January 1, 2007. The unaudited pro forma condensed statement of consolidated income (loss) is provided for informational purposes only and is not necessarily indicative of what EFC Holdings’ results of operations would have been if the Transactions had occurred on January 1, 2007, or what EFC Holdings’ results of operations will be for any future periods. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed statement of consolidated income (loss) and with the following information:

•

unaudited condensed consolidated financial statements and accompanying notes of EFC Holdings as of September 30, 2008 and for the three-and nine-month periods ended September 30, 2008 and 2007 included elsewhere in this prospectus;

•

audited consolidated financial statements and accompanying notes of EFC Holdings as of December 31, 2007 and for each of the three years in the period ended December 31, 2007 included elsewhere in this prospectus, and

•	“The Transactions”, “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

EFH Corp. accounted for the Merger under purchase accounting in accordance with the provisions of SFAS No. 141. For purposes of the Merger, EFH Corp. is the acquired entity. Accordingly, the historical financial information of EFC Holdings has been adjusted to give effect to the impact of the consideration paid in connection with the Merger. For purposes of developing pro forma adjustments, assumptions were made that historical values of current assets acquired and current liabilities assumed approximate their fair values.

The impacts and adjustments in this unaudited pro forma condensed statement of consolidated income (loss) are based on events directly related to the Transactions and do not represent projections or forward-looking statements. The unaudited pro forma condensed statement of consolidated income (loss) is for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually been consummated on January 1, 2007 and do not purport to indicate results of operations as of any future date or for any future period. Further, the unaudited pro forma condensed statement of consolidated income (loss) does not reflect the impact of restructuring activities, cost savings, management compensation, nonrecurring charges, annual management fees, employee termination costs and other exit costs that may result from or in connection with the Transactions. The unaudited pro forma condensed statement of consolidated income (loss) does not include certain transaction costs that may be expensed versus capitalized as part of the purchase price. The historical results of EFC Holdings are not necessarily indicative of the results that may be expected in any future period.

In preparing the unaudited pro forma condensed statement of consolidated income (loss), the primary adjustments to the historical financial statements of EFC Holdings and its subsidiaries were purchase accounting adjustments which include adjustments necessary to (i) allocate the purchase price to the tangible and intangible assets and liabilities of EFC Holdings and its subsidiaries based on their estimated fair values and (ii) adjust for the impacts related to debt and other financing issued and repaid to consummate the Merger.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME (LOSS)

(millions of dollars)

	Historical(a)		Pro Forma Adjustments		Pro Forma
	Predecessor	Successor
	January 1, 2007 through October 10, 2007	October 11, 2007 through December 31, 2007			Year Ended December 31, 2007
Operating revenues	$6,884	$1,671	$7	(b)	$8,562
Fuel, purchased power costs and delivery fees	(3,209)	(852)	(205	)(c)	(4,266)
Net gain (loss) from commodity hedging and trading activities	(554)	(1,492)	—		(2,046)
Operating costs	(471)	(124)	1		(594)
Depreciation and amortization	(253)	(315)	(276	)(d)	(844)
Selling, general and administrative expenses	(452)	(153)	—		(605)
Franchise and revenue-based taxes	(83)	(30)	—		(113)
Other income	59	2	—		61
Other deductions	20	(5)	—		15
Interest income	312	9	—		321
Interest expense and related charges	(329)	(652)	(1,784	)(e)	(2,765)

Income (loss) before income taxes	1,924	(1,941)	(2,257)		(2,274)
Income tax (expense) benefit	(618)	675	790	(f)	847

Income (loss) from continuing operations	$1,306	$(1,266)	$(1,467)		$(1,427)

See Notes to Unaudited Pro Forma Condensed Statement of Consolidated Income (Loss).

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED INCOME (LOSS)

(a)	Historical presentation — The amounts presented are derived from EFC Holdings’ historical audited consolidated statement of income (loss) for the year ended December 31, 2007, included elsewhere in this registration statement.

(b)	Operating revenues — Represents pro forma adjustments required to record the amortization related to the fair value of intangible assets and other noncurrent liabilities and deferred credits related to sales contracts or other legal or economic rights. For purposes of this adjustment, amortization was determined based on straight-line method over an estimated useful life of 6 to 31 years. These adjustments increased operating revenues by approximately $7 million for the year ended December 31, 2007. These adjustments are required to be made to the operating revenues line item in the income statement since the activity associated with the underlying contracts or other legal or economic rights have historically been reported as a component of operating revenues.

(c)	Fuel, purchased power costs and delivery fees — Represents pro forma adjustments required to record the amortization related to the fair value of intangible assets related to contracts and other legal or economic rights. For purposes of this adjustment, amortization was determined for different categories of intangible assets based on a straight-line method over useful lives ranging from 2 to 30 years. These adjustments increased costs and expenses by approximately $205 million for the year ended December 31, 2007. Of the $205 million, $158 million relates to intangible asset and liability amortization. The amortization consists of $79 million for favorable purchase and sales contracts with a weighted average life of 11 years, and $80 million for emission and renewable energy credits with a weighted average life of 23 years, slightly offset by $1 million for unfavorable purchase and sales contracts with a weighted average life of 11 years. See Note 3 and Note 27 (under Other Noncurrent Liabilities and Deferred Credits) to the 2007 year-end Financial Statements for additional details of these intangible assets and liabilities. These adjustments are required to be made to the fuel, purchased power costs and delivery fees line item in the income statement since the activity associated with the underlying contracts or other legal or economic rights is reported as a component of such costs. Adjustments also include $47 million in additional amortization expense related to nuclear fuel balances included in property, plant and equipment, reflecting a $299 million increase in the valuation of the nuclear fuel amortized over a five-year life based on a straight-line amortization method.

(d)	Depreciation and amortization expense — Represents the pro forma adjustment required to adjust property, plant and equipment to record power generation assets and other tangible property at their estimated fair values, as well as to record amortization of the fair value of customer relationship-based intangible assets. For purposes of this adjustment, depreciation and amortization was determined for different categories of property and intangible assets based on a straight-line method over estimated useful lives ranging from 4 to 45 years. These adjustments increased depreciation and amortization expense approximately $276 million for the year ended December 31, 2007, which consists of a $201 million increase in depreciation of property plant and equipment and a $75 million increase in amortization expense. The increase in depreciation expense primarily reflects depreciation on a straight-line basis of an increase of approximately $8 billion in the value of power generation assets with a weighted average useful life of 26 years. Depreciation expense is based on composite depreciation rates that reflect blended estimates of the lives of major asset components as compared to depreciation expense calculated on an asset-by-asset basis (see Note 1 to the 2007 year-end Financial Statements). The increase in amortization expense reflects amortization on a straight-line basis of the retail customer relationship intangible asset described in Note 3 to the 2007 year-end Financial Statements over the 4 year weighted average life of the asset.

(e)

Interest expense — Represents pro forma adjustments related to the increase in interest expense as a result of the borrowings made to finance the Merger, less certain interest expense associated with the debt that was repaid as part of the Merger. In connection with the Merger, approximately $29,232 million of new debt was incurred by EFC Holdings and its subsidiaries, with approximately $4,315 million of existing debt repaid, resulting in a net increase in debt of approximately $24,917 million. The new debt includes $2,250 million principal amount of EFH Corp. Notes guaranteed by EFC Holdings and reflected on EFC Holdings balance sheet in accordance with SEC Staff Accounting Bulletin Topic 5-J, as it relates to guaranteed debt (see Note 16 to the 2007 year-end Financial Statements under EFH Corp. Notes Issued Subsequent to the Merger for additional discussion). The increase in debt significantly increased the overall interest expense for EFC Holdings. The estimated increase in interest expense was calculated based on an aggregate assumed weighted-average interest rate of approximately 8.59% for the new debt issued in connection with the Merger, adjusted for the repayment of existing debt. The pro forma interest expense adjustment reflects the effect of interest rate swaps with a notional amount of $15.050 billion related to the senior secured term loans of TCEH as if these swaps were effective January 1, 2007. See the table below for summary of the calculation of the annualized increase in interest expense, which was then prorated to the Predecessor 2007 period to calculate the adjustment. Due to the remaining unhedged variable rate long-term debt, as of September 30, 2008, a 1/8 percent change in interest rates would result in an approximate $5 million change in pretax annual interest expense.

Additionally, this adjustment includes interest amounts arising from the fair valuation of the existing debt of EFC Holdings and its subsidiaries that remained outstanding after the Merger. The final determination of the fair value of the debt was based on the prevailing market interest rates as of the Merger and the related adjustment amortized as an increase (in the case of a discount to par value) or a decrease (in the case of a premium to par value) to interest expense over the remaining life of each debt issuance.

Further, this adjustment includes amounts to reduce interest expense for the removal of existing deferred financing costs, as well as the addition of interest expense associated with the estimated deferred financing costs in connection with the Merger.

Merger-related long-term debt issuances:	Principal	Interest Rate(a)	Swap Interest Rate(b)	Annualized Interest
TCEH Initial Term Loan Facility maturing October 10, 2014	$16,450	8.3960	8.0055	$1,322
TCEH Delayed Draw Term Loan Facility maturing October 10, 2014	2,150	8.3780		180
TCEH Letter of Credit Facility maturing October 10, 2014	1,250	3.6200		45
TCEH Commodity Collateral Posting Facility maturing October 10, 2012	382	4.4730		17
TCEH Fixed Senior Notes due November 1, 2015	3,000	10.2500		308
TCEH Fixed Senior Notes Series B due November 1, 2015	2,000	10.2500		205
TCEH Senior Toggle Notes due November 1, 2016	1,750	10.5000		184
EFH Corp. Fixed Senior Notes maturing October 10, 2014	1,000	10.8750		109
EFH Corp. Fixed Senior Toggle Notes maturing October 10, 2014	1,250	11.2500		141

Total merger-related issuances	29,232	8.5899		2,511

Merger-related retirements:
TCEH credit facilities(c)	(2,055)	N/A		(117)
TCEH Floating Senior Notes due September 16, 2008	(1,000)	6.1940		(62)
TCEH Fixed Senior Notes due March 15, 2008	(247)	6.1250		(15)
TCEH Fixed Senior Notes due March 15, 2013	(995)	7.0000		(70)
TCEH fair value swaps(d)	(14)	N/A		(2)
EFC Holdings. unamortized discount(d)	(4)	N/A		(1)
Consolidated deferred financing costs(d)	—	N/A		(6)

Total merger-related retirements	(4,315)			(273)
Consolidated unamortized fair value discount(d)	(198)	N/A		28
Consolidated deferred financing costs(d)		N/A		19

Annual increase in interest expense				$2,285

Pro forma increase in interest expense(e)				$1,784

(a)	Floating rates are as of December 31, 2007 except for TCEH Floating Senior Notes due 2008, which are as of September 30, 2007. Totals are weighted averages.
(b)	Represents weighted average rate of $15.050 billion of floating to fixed interest rate swaps described above.
(c)	Annualized interest amount based on 2007 Predecessor period amounts due to variability in average rates and balances.
(d)	Amortization period assumed to be 7 years.
(e)	Pro forma adjustment applied to the 285 days in the Predecessor period (January 1, 2007 through October 10, 2007).

(f)	Income tax provision — Represents the pro forma tax effect of the above adjustments based on an estimated statutory rate of approximately 35%.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND

SUBSIDIARIES SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of and for the periods indicated. The selected financial data as of December 31, 2006 and 2007 and for each of the three years ended December 31, 2005, 2006 and 2007, including the Predecessor period from January 1, 2007 through October 10, 2007 and the Successor period from October 11, 2007 through December 31, 2007, have been derived from our audited historical consolidated financial statements and related notes included elsewhere in this prospectus. The selected financial data as of December 31, 2003, 2004 and 2005 and for the years ended December 31, 2003 and 2004 have been derived from our historical consolidated financial statements that are not included herein. The unaudited selected financial data as of September 30, 2008 and for the nine months ended September 30, 2008 and September 30, 2007 were derived from our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus.

The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The selected historical consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005	2004	2003
	(millions of dollars, except ratios and per share amounts)
Statement of Income Data:
Operating revenues(a)	$1,671	$6,884	$9,396	$10,824	$9,304	$8,543
Income (loss) from continuing operations before extraordinary gain (loss) and cumulative effect of changes in accounting principles	(1,266)	1,306	2,501	1,816	672	736
Loss from discontinued operations, net of tax effect	—	—	—	(8)	(34)	(18)
Extraordinary gain (loss), net of tax effect	—	—	—	(50)	16	—
Cumulative effect of changes in accounting principles, net of tax effect	—	—	—	(8)	6	(58)
Preferred stock dividends	—	—	—	3	2	5
Net income (loss) available for common stock	(1,266)	1,306	2,501	1,747	658	655

Ratio of earnings to fixed charges(b)	—	5.88	10.84	5.04	2.47	2.63
Ratio of earnings to combined fixed charges and preference dividends(b)	—	5.88	10.84	5.01	2.45	2.60

	Successor	Predecessor
	December 31, 2007	December 31,
		2006	2005	2004	2003
	(millions of dollars, except ratios)
Balance Sheet Data:
Total assets—end of year(c)	$49,152	$21,149	$20,890	$24,833	$23,989
Property, plant & equipment—net—end of year	20,545	10,344	9,994	16,529	16,677
Goodwill and intangible assets—end of year	22,197	526	522	687	884

Capitalization—end of year
Long-term debt, less amounts due currently	30,762	3,088	3,284	7,571	7,217
Exchangeable preferred membership interests of TCEH(d)	—	—	—	511	497
Preferred stock of subsidiaries (not subject to mandatory redemption)(e)	—	—	—	38	38
Shareholders’ equity	4,003	7,943	5,640	6,373	6,282

Total	$34,765	$11,031	$8,924	$14,493	$14,034

Capitalization ratios—end of year
Long-term debt, less amounts due currently	88.5	28.0	36.8	52.2	51.4
Exchangeable preferred membership interests of TCEH(d)	—	—	—	3.5	3.5
Preferred stock of subsidiaries not subject to mandatory redemption(e)	—	—	—	0.3	0.3
Shareholders’ equity	11.5	72.0	63.2	44.0	44.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Short-term borrowings	$438	$818	$746	$210	$—
Long-term debt due currently	202	178	414	218	249

Embedded interest cost on long-term debt—end of period(f)	9.6%	7.2%	7.0%	6.1%	6.6%
Embedded dividend cost on preferred stock of subsidiaries—end of period(g)	—%	—%	—%	14.0%	14.7%

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005	2004	2003
	(millions of dollars)
Statement of Cash Flows Data:
Cash flows provided by (used in) operating activities from continuing operations	$(248)	$1,231	$4,757	$2,580	$1,838	$1,959
Cash flows provided by (used in) financing activities from continuing operations	1,488	895	(1,265)	(61)	(772)	(1,944)
Cash flows (used in) investing activities from continuing operations	(1,881)	(1,277)	(3,497)	(2,572)	(1,776)	(712)

Other Financial Information:
Capital expenditures, including nuclear fuel	$519	$1,585	$908	$1,099	$968	$750

(a)	The operating revenues shown above reflect the change in classification for commodity hedging and trading activities discussed in Note 1 to the 2007 year-end Financial Statements that resulted in an increase in operating revenues of $1.492 billion and $554 million for the Successor period from October 11 through December 31, 2007 and the Predecessor period from January 1 through October 10, 2007, respectively, a decrease of $153 million for the year ended December 31, 2006, an increase of $164 million and $103 million for the years ended December 31, 2005 and 2004, respectively, and a decrease of $30 million for the year ended December 31, 2003.
(b)	For the period from October 11, 2007 through December 31, 2007, fixed charges and combined fixed charges and preference dividends exceeded earnings by $1.941 billion.
(c)	The total assets shown above reflect the change in presentation related to EFC Holdings’ adoption of FIN 39-1 as discussed in Note 1 to the 2007 year-end Financial Statements. Such change in presentation resulted in an increase of $1.020 billion, $1.383 billion, $2.439 billion, $870 million and $919 million in EFC Holdings’ total assets and total liabilities as of December 31, 2007, 2006, 2005, 2004 and 2003, respectively, as compared to amounts previously reported in the EFC Holdings Annual Report for the year ended December 31, 2007.
(d)	Amount is net of discount. In April 2004, EFH Corp. repurchased TCEH’s exchangeable preferred membership interests. Such membership interests were contributed to EFC Holdings in 2005.
(e)	Preferred stock outstanding at the end of 2007, 2006 and 2005 has a stated amount of $51 thousand.
(f)	Represents the annual interest using year-end rates for variable rate debt and reflecting the effects of interest rate swaps and amortization of any discounts, premiums, issuance costs and any deferred gains/losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the year.
(g)	Includes the unamortized balance of the loss on reacquired preferred stock and associated amortization.

Note: Results for 2004 are significantly impacted by charges related to EFH Corp.’s comprehensive restructuring plan.

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(millions of dollars, except ratios and per share amounts)
Statement of Income Data:
Operating revenues(a)	$7,809	$6,624
Net income (loss)	(943)	1,232
Ratio of earnings to fixed charges(b)	—	5.79
Ratio of earnings to combined fixed charges and preference dividends(b)	—	5.79

Successor
September 30, 2008
(millions of dollars, except ratios)
Balance Sheet Data:
Total assets—end of period	$52,147
Property, plant & equipment—net—end of period	21,143
Goodwill and intangible assets	21,384

Capitalization—end of period
Long-term debt, less amounts due currently	$31,562
Preferred stock of subsidiaries (not subject to mandatory redemption)(c)	—
Shareholders’ equity	3,021

Total	$34,583

Capitalization ratios—end of period
Long-term debt, less amounts due currently	91.3%
Preferred stock of subsidiaries(c)	—
Shareholders’ equity	8.7

Total	100.0%

Short-term borrowings	$2,470
Long-term debt due currently	305
Embedded interest cost on long-term debt—end of period(d)	9.7%

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(millions of dollars)
Statement of Cash Flows Data:
Cash flows provided by operating activities	$865	$774
Cash flows provided by financing activities	2,914	954
Cash flows used in investing activities	(2,122)	(1,107)

Other Financial Information:
Capital expenditures, including nuclear fuel	1,514	1,584

(a)	The operating revenues shown above reflect the change in classification for commodity hedging and trading activities discussed in Note 1 to the September 30, 2008 Financial Statements that resulted in an increase in operating revenues of $607 million for the nine months ended September 30, 2007.
(b)	Fixed charges and combined fixed charges and preference dividends exceeded earnings by $1.436 billion for the nine months ended September 30, 2008.
(c)	Preferred stock outstanding at September 30, 2008 has a stated amount of $51 thousand.

(d)	Represents the annual interest using period-end rates for variable rate debt and reflecting the effects of interest rate swaps and amortization of any discounts, premiums, issuance costs and any deferred gains/ losses on reacquisitions divided by the carrying value of the debt plus or minus the unamortized balance of any discounts, premiums, issuance costs and gains/losses on reacquisitions at the end of the period.

Note: Although EFC Holdings continued as the same legal entity after the Merger, its “Selected Financial Data” for periods preceding the Merger and for the period succeeding the Merger are presented as the consolidated financial statements of the “Predecessor” and the “Successor”, respectively. The consolidated financial statements of the Predecessor have been prepared on the same basis as the audited financial statements included in EFC Holdings’ Annual Report for the year ended December 31, 2006 with the exception of the adoption of FIN 48, a change in presentation related to EFC Holdings’ adoption of FIN 39-1 and a change in classification to report the results of commodity hedging and trading activities on a separate line in the income statement instead of within operating revenues. (See Note 1 to the 2007 year-end and September 30, 2008 Financial Statements “Basis of Presentation.”) The consolidated financial statements also reflect the application of “purchase accounting” (for the Successor periods) and contributions of certain subsidiaries and net assets from EFH Corp. that were accounted for in a manner similar to a pooling of interests.

Quarterly Information (unaudited)

Results of operations by quarter are summarized below. In the opinion of EFC Holdings, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such amounts have been made. Quarterly results are not necessarily indicative of a full year’s operations because of seasonal and other factors.

	Successor
	First Quarter	Second Quarter	Third Quarter
2008:
Operating revenues	$1,983	$2,567	$3,258
Net income (loss)	$(1,239)	$(3,289)	$3,586

	Predecessor(a)			Successor
	First Quarter	Second Quarter	Third Quarter	Period from October 11, 2007 through December 31, 2007
2007:
Operating revenues	$2,003	$2,049	$2,572	$1,671
Income (loss) from continuing operations	22	210	1,000	(1,266)
Net income (loss)	$22	$210	$1,000	$(1,266)

(a)	The 10-day period ended October 10, 2007 has not been presented as it is deemed to be immaterial.

	Predecessor
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2006:
Operating revenues	$2,054	$2,362	$3,030	$1,950
Income from continuing operations	547	491	939	524
Net income	$547	$491	$939	$524

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to and following the consummation of the Merger. The discussion and analysis of historical periods prior to the consummation of the Merger does not reflect the significant impact that the Merger has had and will have on us, including significantly increased leverage and liquidity requirements. You should read the following discussion of our results of operations and financial condition with the “Energy Future Competitive Holdings Company and Subsidiaries Unaudited Pro Forma Condensed Statement of Consolidated Income (Loss),” “Energy Future Competitive Holdings Company and Subsidiaries Selected Historical Consolidated Financial Data” and the audited and unaudited historical consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

You also should read the following discussion of our results of operations and financial condition with “TCEH’s Business” for a discussion of certain of our important financial policies and objectives; performance measures and operational factors we use to evaluate our financial condition and operating performance; and our business segments.

References to “EFC Holdings” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to Energy Future Competitive Holdings Company and/or its subsidiaries, depending on context. See “Glossary” for other defined terms used in this prospectus.

Business

EFC Holdings is a wholly-owned subsidiary of EFH Corp. and is a Dallas-based holding company that conducts its operations principally through its wholly-owned subsidiary, TCEH. TCEH is a Dallas-based holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including Luminant, which is engaged in electricity generation, development and construction of new generation facilities, wholesale energy sales and purchases and commodity risk management and trading activities, and TXU Energy, which is engaged in retail electricity sales. Commodity risk management and allocation of financial resources are performed at the consolidated level; therefore, there are no reportable business segments.

In connection with the Merger, which closed on October 10, 2007, certain wholly-owned subsidiaries of EFH Corp. established for the purpose of developing and constructing new generation facilities became subsidiaries of TCEH, and certain assets and liabilities of other such subsidiaries were transferred to TCEH and its subsidiaries. Those subsidiaries holding impaired construction work-in-process assets related to eight cancelled coal-fueled generation units did not become subsidiaries of TCEH. (In addition, a wholly-owned subsidiary of EFC Holdings representing a lease trust holding certain combustion turbines became a subsidiary of TCEH.) Because these transactions were between entities under the common control of EFH Corp., EFC Holdings accounted for the transactions in a manner similar to a pooling of interests. As a result, historical operations, financial position and cash flows of EFC Holdings and the entities and other net assets contributed are presented on a combined basis for all periods presented. See Note 4 to the 2007 year-end Financial Statements for additional information.

Significant Developments

Merger — As a result of the Merger, EFH Corp. became a subsidiary of Texas Holdings. The outstanding shares of common stock of EFH Corp. were converted into the right to receive $69.25 per share. Texas Holdings is controlled by investment funds affiliated with the Sponsor Group.

The aggregate purchase price paid for the equity securities of EFH Corp. was $31.9 billion, which purchase price was funded by $8.3 billion of equity financing from the Sponsor Group and the Investors and by certain debt financings of TCEH described in Note 16 to the 2007 year-end Financial Statements and other debt financings of EFH Corp. This purchase price is exclusive of $0.8 billion in costs directly associated with the Merger, consisting of legal, consulting and professional service fees incurred by the Sponsor Group. See Note 1 to the 2007 year-end Financial Statements for additional details regarding the completion of the Merger.

The Merger was recorded under purchase accounting, whereby the total purchase price of the transaction was allocated to EFH Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of the net assets was recorded as goodwill. For EFH Corp., the allocation resulted in $22.9 billion of goodwill and $10.0 billion in increased or new net tangible and identifiable intangible assets. Purchase accounting impacts, including goodwill recognition, have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their respective fair values as of October 10, 2007 and the recording of $18.0 billion of goodwill by EFC Holdings. As of December 31, 2007, EFC Holdings had a consolidated principal amount of total debt (short-term borrowings and long-term debt, including amounts due currently) of $31.6 billion, excluding $198 million of unamortized discounts and including $2.250 billion of EFH Corp. Notes (see Note 7 to the September 30, 2008 Financial Statements).

Uncertain Financial Markets — While EFC Holdings believes its cash on hand and cash from operations combined with availability under its existing credit facilities provides sufficient liquidity to fund current obligations, projected working capital requirements and capital spending, there can be no assurance, considering the current uncertainty in financial markets, that counterparties to its credit facilities will perform as expected through the maturity dates and counterparties in the natural gas hedging program will meet their obligations, or that material unexpected changes in financial markets or the economy will not result in liquidity constraints or require increased funding, including related to pension and OPEB obligations. In light of current market conditions, EFC Holdings reviewed the quality of its investments in money market funds and determined there are no indications that these investments should be valued at less than carrying value at September 30, 2008.

Also see Note 3 to the September 30, 2008 Financial Statements regarding potential impairment of goodwill and Note 5 to the September 30, 2008 Financial Statements regarding a charge related to the filing by Lehman Brothers Holdings Inc. for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, Note 14 to the September 30, 2008 Financial Statements for discussion of an investment in a money market fund that is being liquidated, and “Liquidity and Capital Resources” (below) for discussion of actions taken in response to the uncertain financial markets.

Long-Term Hedging Program — In October 2005, EFC Holdings initiated a long-term hedging program designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFC Holdings have entered into market transactions involving natural gas-related financial instruments. As of October 24, 2008, these subsidiaries have effectively sold forward approximately 2.1 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 280,000 GWh at an assumed 7.5 MMBtu/MWh market heat rate) over the period from 2008 to 2014 at average annual sales prices ranging from $7.20 per MMBtu to $8.35 per MMBtu. EFC Holdings currently expects to hedge approximately 80% of the equivalent natural gas price exposure of its expected baseload generation output on a rolling five-year basis. For the period from 2008 to 2014, and taking into consideration the estimated portfolio impacts of TXU Energy’s retail electricity business, the hedging transactions described in the previous sentence result in EFC Holdings having effectively hedged approximately 77% of its expected baseload generation natural gas price exposure for such period (on an average basis for such period). The hedges were entered into with the continuing expectation that wholesale electricity prices in ERCOT will be highly correlated with natural gas prices. If market heat rates decline in the future, which would indicate a lessening of such correlation, EFC Holdings expects that the cash flows targeted under the long-term hedging program may not be achieved.

Beginning in the second quarter of 2008, EFC Holdings entered into related put and call transactions (referred to as collars), primarily for outer years of the program, that effectively hedge natural gas prices within a range. These transactions represented approximately 5% of the positions in the program at October 24, 2008, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. EFC Holdings expects to employ both collars and, as has been the case, swap transactions for future hedging activity under its long-term hedging program. Under the terms of the collars, if forward natural gas prices are lower than the floor price, unrealized mark-to-market gains related to the hedges would be recognized in net income, and if forward prices are higher than the ceiling price, unrealized mark-to-market losses related to the hedges would be recognized in net income.

Prior to March 2007, a significant portion of the instruments under the long-term hedging program were designated and accounted for as cash flow hedges. In March 2007, these instruments were dedesignated as allowed under SFAS 133. Subsequent changes in the fair value of these instruments are being recorded as unrealized gains and losses in net income, which has and could continue to result in significantly increased volatility in reported net income. Based on the size of the long-term hedging program as of October 24, 2008, a $1.00/MMBtu change in natural gas prices across the period from 2008 through 2014 would result in the recognition by EFC Holdings of up to approximately $2.1 billion in pretax unrealized mark-to-market gains or losses.

Reported unrealized mark-to-market net gains associated with the long-term hedging program were significant in the three months ended September 30, 2008 ($6.2 billion) due to net decreases in forward natural gas prices. Reported unrealized mark-to-market net gains in the nine months ended September 30, 2008 totaled $133 million. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market gains or losses and the actual gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net losses related to positions in the long-term hedging program totaled $1.8 billion at December 31, 2007, $1.7 billion at September 30, 2008 and $44 million at October 24, 2008. These values can change materially as market conditions change.

As of September 30, 2008, more than 95% of the long-term hedging transactions were secured by a first-lien interest in TCEH’s assets (including the transactions supported by the TCEH Commodity Collateral Posting Facility—see discussion below under “Liquidity and Capital Resources”) thereby reducing the cash and letter of credit collateral requirements for the hedging program.

Interest Rate Swap Transactions — See discussion in Note 7 to the September 30, 2008 Financial Statements regarding various interest rate swap transactions entered into since the Merger. As of September 30, 2008, TCEH had entered into a series of interest rate swaps that effectively fix the interest rates at between 7.3% and 8.3% on $16.55 billion principal amount of its senior secured debt maturing from 2009 to 2014. Taking into consideration these swap transactions, approximately 15% of EFC Holdings’ total long-term debt portfolio at September 30, 2008 was exposed to variable interest rate risk. In August 2008, swaps in effect at that time were dedesignated as cash flow hedges in accordance with SFAS 133, and subsequent changes in their fair value are being marked-to market in net income (reported in interest expense and related charges.) These swaps were designated as a result of the intent to change the variable interest rate terms of the hedged debt (from three-month LIBOR to one-month LIBOR) in connection with the planned execution of interest rate basis swaps to further reduce the fixed borrowing costs. In October 2008, TCEH entered into interest rate swaps that effectively fix the interest rates at between 7.5% and 7.6% on an additional $1 billion principal amount of the TCEH Senior Secured Facilities; these swaps will also be marked-to-market in net income. EFC Holdings may enter into additional interest rate swap transactions from time to time. The cumulative unrealized mark-to-market net losses related to all interest rate swaps totaled $280 million at December 31, 2007 (all reported in accumulated other comprehensive income) and $404 million at September 30, 2008 ($431 million of which was reported in accumulated other comprehensive income) due to changes in market interest rates. These fair values can change materially as market conditions change.

Texas Generation Facilities Development — Luminant is developing three lignite-fueled generation units (2 units at Oak Grove and 1 unit at Sandow) in the state of Texas with a total estimated capacity of approximately 2,200 MW. Agreements have been executed with EPC contractors to engineer and construct the units; design and procurement activities for the three units are essentially complete, and construction is well underway. Air permits for construction of all three units have been obtained. Aggregate cash capital expenditures for these three units are expected to total approximately $3.25 billion including all construction, site preparation and mining development costs, of which approximately $2.6 billion was incurred as of September 30, 2008. Total recorded costs, including purchase accounting fair value adjustments and capitalized interest, are expected to total approximately $5.0 billion upon completion of the units. The expected commercial operation dates of the units remain as follows: Sandow in 2009 and Oak Grove’s two units in 2009 and 2010. See discussion in Note 8 to the September 30, 2008 Financial Statements under “Litigation Related to Generation Development” regarding pending litigation related to the new units.

The development program includes up to $500 million for investments in state-of-the-art emissions controls for the three new units. The development program also includes an environmental retrofit program under which Luminant will install additional environmental control systems at its existing lignite/coal-fueled generation facilities. Estimated capital expenditures associated with these additional environmental control systems total approximately $1.0 billion to $1.3 billion. Luminant has not yet completed all detailed cost and engineering studies for the additional environmental systems, and the cost estimates could materially change as Luminant determines the details of and further evaluates the engineering and construction costs related to these investments.

Retail Pricing — TXU Energy provided price reductions totaling 15% for certain residential customers through December 31, 2008. In addition, TXU Energy committed in 2006 to not increase prices above then current levels through 2009 for qualifying residential customers who remain on certain plans with rates that were then equal to the price-to-beat rate.

Environmental Regulatory Matters — See discussion in Note 3 to the September 30, 2008 Financial Statements regarding the invalidation of the EPA’s Clean Air Interstate Rule and the related impairment of intangible assets representing NO X and SO2 emission allowances in the third quarter of 2008.

Nuclear Generation Development — In September 2008, Luminant filed a combined operating license application with the NRC for two new nuclear generation facilities, each with approximately 1,700 MW (gross capacity), at its existing Comanche Peak nuclear generation site. The application was accepted by the NRC for review in December 2008. In connection with the filing of the application, in January 2009 Luminant and Mitsubishi Heavy Industries Ltd. formed a joint venture to further the development of the two new nuclear generation units using Mitsubishi Heavy Industry Ltd.’s U.S.–Advanced Pressurized Water Reactor technology.

In September 2008, Luminant filed Part I of its loan guarantee application with the U.S. Department of Energy (DOE) for financing related to the proposed units. In December 2008, Luminant filed Part II of the application with the DOE.

Key Risks and Challenges

Following is a discussion of key risks and challenges facing management and the initiatives currently underway to manage such challenges. This section should be read in conjunction with “Risk Factors.”

Natural Gas Price and Market Heat-Rate Exposure

Wholesale electricity prices in the ERCOT market generally move with the price of natural gas because marginal demand for electricity supply is generally met with natural gas-fueled generation facilities. Natural gas prices have increased significantly in recent years, but historically the price has fluctuated due to the effects of weather, changes in industrial demand and supply availability, and other economic and market factors. Wholesale electricity prices also move with market heat rates. Heat rate is the measure of the efficiency of the marginal supplier (generally natural gas-fueled generation facilities) in generating electricity. The wholesale market price of power divided by the market price of natural gas represents the market heat rate.

In contrast to EFC Holdings’ natural gas-fueled generation facilities, changes in natural gas prices have no significant effect on the cost of generating electricity from EFC Holdings’ nuclear and lignite/coal-fueled plants. All other factors being equal, these baseload generation assets, which provided 70% of EFC Holdings’ supply volumes in 2007, increase or decrease in value as natural gas prices rise or fall, respectively, because of the effect of natural gas prices setting marginal wholesale power prices in ERCOT.

With the exposure to variability of natural gas prices, retail sales price management and hedging activities are critical to the profitability of the business and maintaining consistent cash flow levels. With the expiration of the regulatory price-to-beat rate mechanism on January 1, 2007 (see discussion under “Regulation and Rates” included elsewhere in this prospectus), TXU Energy has price flexibility in all of its retail markets with the exception of the sales to customers on fixed rate plans.

Considering current and forecasted electricity supply and sales load and wholesale market positions, EFC Holdings’ portfolio position for the remainder of 2008 is largely balanced with respect to changes in natural gas prices. The supply and load forecast take into account projections of baseload unit availability and customer churn and retail sales.

EFC Holdings’ approach to managing commodity price risk focuses on the following:

•	employing disciplined hedging and risk management strategies through physical and financial energy-related (electricity and natural gas) contracts to partially hedge gross margins;

•	continuing reduction of fixed costs to better withstand gross margin volatility;

•	following a retail pricing strategy that appropriately reflects the magnitude and costs of commodity price risk; and

•	improving retail customer service to attract and retain high-value customers.

As discussed above under “Significant Developments”, EFC Holdings has implemented a long-term hedging program to mitigate the risk of future declines in wholesale electricity prices due to declines in natural gas prices.

The following scenarios are presented to quantify the potential impact of movements in natural gas prices and market heat rates. Illustratively, if sales prices for which TXU Energy has price flexibility immediately and fully adjusted to reflect changes in wholesale electricity prices due to changes in natural gas prices, and taking into account the hedges in place at year-end 2007 under the long-term hedging program that were expected to settle in 2008, EFC Holdings could have experienced an approximate $170 million reduction in 2008 pretax earnings for every $1.00 per MMBtu reduction in natural gas prices (approximate 13% change in mid-March 2008 price) sustained over the full year. In the same scenario of full and immediate pass-through of wholesale electricity price changes to sales prices, where natural gas prices and other nonprice conditions remained unchanged but ERCOT wholesale electricity prices declined by $5/MWh (approximate 8% change in mid-March 2008 price) for a full year because of a decline in market heat rates, EFC Holdings could have experienced an approximate $260 million reduction in 2008 pretax earnings.

The long-term hedging program does not mitigate exposure to changes in market heat rates. EFC Holdings’ market heat rate exposure is derived from its generation portfolio and is potentially impacted by generation capacity increases, particularly increases in lignite/coal, nuclear and wind capacity, which could result in lower market heat rates. EFC Holdings expects that decreases in market heat rates would decrease the value of its generation assets because lower market heat rates generally result in lower wholesale electricity prices, and vice versa.

On an ongoing basis, EFC Holdings will continue monitoring its overall commodity risks and seek to balance its portfolio based on its desired level of exposure to natural gas prices and market heat rates and potential changes to its operational forecasts of overall generation and consumption in its native and growth business. Portfolio balancing may include the execution of incremental transactions, or the unwinding of existing transactions or the substitution of natural gas hedges with commitments for the sale of electricity at fixed prices or heat rate hedges. As a result, commodity price exposures and their effect on earnings could change from time to time.

See “Liquidity and Capital Resources” below for a discussion of the liquidity effects of the long-term hedging program. Also see additional discussion of risk measures below under “Quantitative and Qualitative Disclosure about Market Risk.”

Competitive Markets and Customer Retention

Competitive retail activity in Texas continued to result in declines in sales volumes through 2007 in EFH Corp.’s historical service territory. Total retail sales volumes declined 5%, 11% and 17% in 2007, 2006 and 2005, respectively, as retail sales volume declines in EFH Corp.’s historical service territory were partially offset by growth in other territories. While competition was a factor, the decline in 2007 also reflected unusually cool summer weather. The area representing EFH Corp.’s historical service territory prior to deregulation, largely in north Texas, consisted of more than 3 million electricity consumers (measured by meter counts) as of year-end 2007. TXU Energy currently has approximately 2.2 million retail customers in Texas. In responding to the competitive landscape and full competition in the ERCOT marketplace since January 1, 2007, TXU Energy is focusing on the following key initiatives:

•	Introducing competitive pricing initiatives;

•

Growing the retail customer base by actively competing for new and existing customers in areas in Texas open to competition. The customer retention strategy remains focused on delivering high quality customer service and improving the overall customer experience. In line with this strategy, TXU Energy continues to implement initiatives to improve customer service;

•

Establishing itself as one of the most innovative retailers in the Texas market and developing tailored product offerings to meet customer needs by, in part, investing $100 million over the five-year period beginning in 2008 in retail initiatives aimed at helping consumers conserve energy and other demand-side management initiatives that are intended to help reduce peak demand for electricity; and

•

Focusing on programs targeted to retain the existing highest-value business market customers and recapturing those business customers who have switched REPs, including a more disciplined contracting and pricing approach and improved economic segmentation of the business market to enhance targeted sales and marketing efforts and to more effectively deploy the direct-sales force. Tactical programs put into place include improved customer service, new product price/service offerings and a multichannel approach for certain business markets.

Substantial Leverage, Uncertain Financial Markets and Liquidity Risk

EFC Holdings’ substantial leverage, resulting in part from debt incurred to finance the Merger, will require a substantial amount of cash flow to be dedicated to principal and interest payments and could adversely affect its ability to raise additional capital to fund operations, limit its ability to react to changes in the economy or its industry, expose it to interest rate risk to the extent of its variable rate debt and limit its ability to meet its obligations. EFC Holdings’ consolidated principal amount of total debt (representing short-term borrowings and long-term debt, including amounts due currently) at December 31, 2007 and September 30, 2008 was $31.6 billion and $34.5 billion, respectively, excluding unamortized discounts and including $2.250 billion of EFH Corp. Notes (See Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements). In 2008, annual interest expense and related charges are expected to total approximately $2.6 billion. Taking into consideration interest rate swap transactions as of September 30, 2008, approximately 15% of EFC Holdings’ total long-term debt portfolio is exposed to variable interest rate risk. Principal payments on EFC Holdings’ debt in 2008 are expected to total approximately $160 million.

While EFC Holdings believes its cash flow from operations combined with availability under existing credit facilities provide sufficient liquidity to fund current obligations, projected working capital requirements and capital spending for 2008 (see “Liquidity and Capital Resources” section below), there can be no assurance that, considering the current uncertainty in financial markets, counterparties to the credit facilities will perform as expected or that substantial unexpected changes in financial markets, the economy, the requirements of regulators or EFC Holdings’ industry or operations will not result in liquidity constraints.

Texas Generation Development Program

The undertaking of the development of three generation facilities in Texas as described above under “Significant Developments” involves a number of risks. Aggregate cash capital expenditures to develop these three units are expected to total approximately $3.25 billion. While EFC Holdings believes the investment economics of the program are strong, estimates of future natural gas prices, market heat rates and effects of any CO2 emissions regulation may prove to be inaccurate, and returns on the investment could be significantly less than anticipated. The program is exposed to construction delays, failure of the units to meet performance specifications, nonperformance by equipment suppliers, increases in construction labor costs (contractually limited in part), commissioning and start-up risks and other project execution risks. Further, project capital spending for the three units continues despite continued public discussion of the advantages and disadvantages of coal-fueled generation. Should these development activities be canceled, EFC Holdings would be exposed to impairment of construction work-in-process assets and project discontinuance costs, including equipment order cancellation penalties (see Note 17 to the 2007 year-end Financial Statements and Note 8 to the September 30, 2008 Financial Statements). Management has evaluated the potential risks and benefits of the program to both Texas consumers and EFC Holdings and believes that in consideration of the most likely market and performance scenarios, continued progress towards completion of the program is the appropriate course of action.

Energy Prices and Regulatory Risk

Natural gas prices rose to unprecedented levels in the latter part of 2005, reflecting a world-wide increase in energy prices compounded by hurricane-related infrastructure damage. The related rise in retail electricity prices elevated public awareness of energy costs and dampened customer demand in 2006 and 2007. Natural gas prices remain subject to events that create price volatility, and while not at 2005 levels, forward natural gas prices have risen substantially since the end of 2006 and have been especially volatile in 2008. Sustained high energy prices and/or ongoing price volatility also creates a risk for regulatory and/or legislative intervention with the mechanisms that govern the competitive wholesale and retail markets in ERCOT. EFC Holdings believes that competitive markets result in a broad range of innovative pricing and service alternatives to consumers and ultimately the most efficient use of resources, and that regulatory bodies should continue to take actions that encourage competition in the industry. Regulatory and/or legislative intervention could disrupt the relationship between natural gas prices and wholesale electricity prices, which could negatively impact results of EFC Holdings’ long-term hedging strategy.

New and Changing Environmental Regulations

EFC Holdings is subject to various environmental laws and regulations related to SO2, NOx and mercury emissions as well as other environmental contaminants that impact air and water quality. EFC Holdings is in compliance with all current laws and regulations, but regulatory authorities continue to evaluate existing requirements and consider proposals for changes. In addition, in July 2008, the US Court of Appeals for the DC Circuit (DC Circuit) invalidated the EPA’s Clean Air Interstate Rule (CAIR), which required reductions of SO2 and NOx emissions from power generation facilities in 28 states, including Texas, where EFC Holdings’ generation facilities are located and remanded CAIR to the EPA to promulgate a rule consistent with its opinion. In December 2008, in response to an EPA petition, the DC Circuit reversed, in part, its previous ruling. Such reversal confirmed CAIR’s invalidity, but allowed it to remain in place while the EPA revises CAIR to correct the previously identified shortcomings. Since the D.C. Circuit did not prescribe a deadline for this revision, at this time, EFC Holdings cannot predict how or when the EPA may revise CAIR. See Note 3 to the September 30, 2008 Financial Statements for discussion of impairment charges recorded as a result of the court’s original decision.

We continue to closely monitor any potential legislative changes pertaining to climate change and CO2 emissions. The increasing attention to potential environmental effects of greenhouse gas emissions creates risk as to the economics of EFC Holdings’ program to develop new coal-fueled generation facilities in Texas. New legislation could result in higher costs due to new taxes, the need to acquire emissions credits or capital spending to reduce CO2 emissions. We believe that any legislative actions to reduce greenhouse gas emissions should be developed under a market-based framework that is consistent with expected technology development timelines and supports the displacement of old, inefficient electricity generation technology with advanced, more efficient and cleaner-emitting technology.

EFH Corp. has announced actions to address CO2 emissions concerns, including:

•	Investing in the development and commercialization of cleaner generation plant technologies;

•	Initiating the process to file an application to the NRC for licenses to construct and operate a new nuclear generation facility in Texas;

•	Doubling the renewable energy (wind generation) portfolio from 2006 levels to 1,500 MW;

•

Investing $400 million over the five years beginning in 2008 in programs designed to encourage customer electricity demand efficiencies, including $100 million expected to be invested by TXU Energy; and

•	Increasing production efficiency of its existing generation facilities by up to two percent.

Exposures Related to Nuclear Asset Outages

EFC Holdings’ nuclear assets are comprised of two generation units at Comanche Peak, each with a capacity of 1,150 MW. The Comanche Peak plant represents approximately 13% of EFC Holdings’ total generation capacity. The nuclear generation units represent EFC Holdings’ lowest marginal cost source of electricity. Assuming both nuclear generation units experienced an outage, the unfavorable impact to pretax earnings is estimated to be approximately $3.5 million per day before consideration of any insurance proceeds. Also see discussion of nuclear facilities insurance in Note 17 to the 2007 year-end Financial Statements and Note 8 to the September 30, 2008 Financial Statements.

The inherent complexities and related regulations associated with operating nuclear generation facilities result in environmental, regulatory and financial risks. The operation of nuclear generation facilities is complex and subject to continuing review and regulation by the NRC, covering, among other things, operations, maintenance, emergency planning, security, and environmental and safety protection. The NRC may implement changes in regulations that result in increased capital or operating costs, and it may require extended outages, modify, suspend or revoke operating licenses and impose fines for failure to comply with its existing regulations and the provisions of the Atomic Energy Act. In addition, an unplanned outage at another nuclear generation facility could result in the NRC taking action to shut down the Comanche Peak plant as a precautionary measure.

The Comanche Peak plant has not experienced an extended unplanned outage, and management continues to focus on the safe, reliable and efficient operations at the plant.

Application of Critical Accounting Policies

EFC Holdings’ significant accounting policies are discussed in Note 1 to the 2007 year-end Financial Statements and Note 1 to the September 30, 2008 Financial Statements. EFC Holdings follows accounting principles generally accepted in the U.S. Application of these accounting policies in the preparation of EFC Holdings’ consolidated financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and revenues and expenses during the periods covered. The following is a summary of certain critical accounting policies of EFC Holdings that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Purchase Accounting

The Merger has been accounted for by EFH Corp. under purchase accounting, whereby the purchase price of the transaction was allocated to EFH Corp.’s identifiable assets acquired and liabilities assumed based upon their fair values. The estimates of the fair values recorded were determined based on the principles in SFAS 157 (see Note 23 to the 2007 year-end Financial Statements and Note 12 to the September 30, 2008 Financial Statements) and reflect significant assumptions and judgments. Material valuation inputs for long-lived assets and liabilities included forward electricity and natural gas price curves and market heat rates, discount rates, nonperformance risk adjustments related to liabilities, retail customer attrition rates, generation plant operating and construction costs and asset lives. The valuations reflected considerations unique to the competitive wholesale power market in ERCOT as well as EFC Holdings’ assets. For example, the valuation of the baseload generation facilities considered EFC Holdings’ lignite fuel reserves and mining capabilities. Such assumptions and judgments that would be appropriate at the acquisition date may prove to be incorrect if market conditions change.

The results of the purchase price allocation included an increase in the total carrying value of EFC Holdings’ baseload generation plants and the recording of intangible assets related to the retail customer base, the TXU Energy trade name and emission credits. Further, commodity and other contracts not already subject to fair value accounting were valued, and amounts representing favorable or unfavorable contracts (versus market conditions as of the date of the Merger) were recorded as intangible assets or liabilities, respectively. Management believes all material intangible assets have been identified. See Notes 2 and 3 to the 2007 year-end Financial Statements and the September 30, 2008 Financial Statements for details of the purchase price allocation and intangible assets recorded, respectively.

The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. Purchase accounting impacts, including goodwill recognition, have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their fair values as of October 10, 2007. The assignment of purchase price was based on the relative estimated enterprise value of EFC Holdings’ operations as of the date of the Merger using discounted cash flow methodologies. In accordance with SFAS 142, goodwill is not amortized to net income, but is required to be tested for impairment at least annually. Management believes the drivers of the goodwill amount recorded by EFC Holdings include the incremental value of the future cash flow potential of the baseload generation facilities, including facilities under construction, over the values assigned to those assets under purchase accounting rules, considering the market-pricing mechanisms and growth potential in the ERCOT market, as well as the value derived from the scale of the retail business. Also see discussion below under “Impairment of Long-Lived Assets”.

The purchase price allocation at September 30, 2008 is substantially complete; however, additional analysis with respect to the value of certain assets, contractual arrangements and contingent liabilities could result in a change in the total amount of goodwill and amounts recorded by EFC Holdings. See Note 2 to the 2007 year-end Financial Statements and the September 30, 2008 Financial Statements for details of the purchase price allocation.

Derivative Instruments and Mark-to-Market Accounting

EFC Holdings enters into contracts for the purchase and sale of energy-related commodities, and also enters into other derivative instruments such as options, swaps, futures and forwards primarily to manage commodity price and interest rate risks. Under SFAS 133, these instruments are subject to mark-to-market accounting, and the determination of market values for these instruments is based on numerous assumptions and estimation techniques.

Mark-to-market accounting recognizes changes in the fair value of derivative instruments in the financial statements as market prices change. The default accounting treatment for a derivative is to record changes in fair value as unrealized mark-to-market gains and losses in net income with an offset to derivative assets and liabilities. The availability of quoted market prices in energy markets is dependent on the type of commodity (e.g., natural gas, electricity, etc.), time period specified and delivery point. In computing fair value for derivatives, each forward pricing curve is separated into liquid and illiquid periods. The liquid period varies by delivery point and commodity. Generally, the liquid period is supported by exchange markets, broker quotes and frequent trading activity. For illiquid periods, fair value is estimated based on forward price curves developed using modeling techniques that take into account available market information and other inputs that might not be readily observable in the market. EFC Holdings adopted SFAS 157 concurrent with the Merger and estimates fair value as described in Note 23 to the 2007 year-end Financial Statements and Note 12 to the September 30, 2008 Financial Statements.

SFAS 133 allows for “normal” purchase or sale elections and hedge accounting designations, which generally eliminates or defers the requirement for mark-to-market recognition in net income and thus reduces the volatility of net income that can result from fluctuations in fair values. These elections and designations are intended to better match the accounting recognition of the contract’s financial performance with the economic and risk decision-making profile. “Normal” purchases and sales are contracts that provide for physical delivery of quantities expected to be used or sold over a reasonable period in the normal course of business and are not subject to mark-to-market accounting.

In accounting for cash flow hedges, changes in fair value are recorded in other comprehensive income with an offset to derivative assets and liabilities to the extent the change in value is effective; that is, it mirrors the offsetting change in fair value of the forecasted hedged transaction. Changes in value that represent ineffectiveness of the hedge are recognized in net income immediately, and the effective portion of changes in fair value are initially recorded in other comprehensive income and are recognized in net income in the period that the hedged transactions are recognized. EFC Holdings continually assesses its hedge elections and under SFAS 133 could dedesignate positions currently accounted for as cash flow hedges, the effect of which could be more volatility of reported earnings as all changes in the fair value of the positions would be included in net income. In March 2007, the instruments making up a significant portion of the long-term hedging program that were previously designated as cash flow hedges were dedesignated as allowed under SFAS 133. In addition, in August 2008, interest rate swap transactions in effect at that time were dedesignated as cash flow hedges in accordance with SFAS 133 and subsequent changes in their fair value are being marked-to-market in net income. See further discussion of the long-term hedging program and interest rate swap transactions above under “Significant Developments”.

The following tables provide the effects on both net income and other comprehensive income of accounting for those derivative instruments that EFC Holdings has determined to be subject to fair value measurement under SFAS 133.

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Amounts recognized in net income (after-tax):
Unrealized net gains (losses) on positions marked-to-market in net income(a)	$(955)	$(492)	$(2)	$22
Unrealized net (gains) losses representing reversals of previously recognized fair values of positions settled in the period(a)	(56)	(36)	24	(16)
Unrealized ineffectiveness net gains (losses) on positions accounted for as cash flow hedges	$—	74	141	(24)
Reversals of previously recognized unrealized net (gains) losses related to cash flow hedge positions settled in the period	—	(15)	14	7

Total	$(1,011)	$(469)	$177	$(11)

Amounts recognized in other comprehensive income (after-tax):
Net gains (losses) in fair value of positions accounted for as cash flow hedges(b)	$(177)	$(288)	$598	$(100)
Net (gains) losses on cash flow hedge positions recognized in net income to offset hedged transactions(b)	—	(89)	(47)	125

Total	$(177)	$(377)	$551	$25

(a)	Amounts have been reclassified to include effects of changes in fair values of positions entered into and settled within the period; this change was made in association with the reclassification of commodity hedging and trading activities discussed in Note 1 to the 2007 year-end Financial Statements.
(b)	As discussed in Note 1 to the 2007 year-end Financial Statements under “Basis of “Presentation,” these amounts have been reclassified to reflect current presentation.

The effect of mark-to-market and hedge accounting for derivatives on the balance sheet is as follows:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Net derivative asset related to commodity cash flow hedges	$7	$910
Net derivative liability related to interest rate cash flow hedges	(280)	—
Net derivative liability related to interest rate fair value hedges	—	(4)

Total net cash flow hedge and other derivative asset (liability)	$(273)	$906

Net commodity contract asset (liability)(a)	$(2,009)	$69

Long-term debt fair value adjustments—decrease in carrying value	$—	$10

Net accumulated other comprehensive gain (loss) included in shareholders’ equity (after-tax) amounts(b)	$(177)	$430

(a)	Excludes amounts not arising from recognition of fair values such as payments and receipts of cash and other consideration associated with commodity hedging and trading activities.
(b)	All amounts included in other comprehensive income as of October 10, 2007, which totaled $53 million in net gains, were eliminated as part of purchase accounting.

Revenue Recognition

EFC Holdings’ revenue includes an estimate for unbilled revenue that represents estimated daily kWh consumption after the meter read date to the end of the period multiplied by the applicable billing rates. Estimated daily kWh usage is derived using historical kWh usage information adjusted for weather and other measurable factors affecting consumption. Calculations of unbilled revenues during certain interim periods are generally subject to more estimation variability because of seasonal changes in demand. Accrued unbilled revenues totaled $445 million, $404 million, $406 million and $433 million at September 30, 2008, December 31, 2007, 2006 and 2005, respectively.

Accounting for Contingencies

The financial results of EFC Holdings may be affected by judgments and estimates related to loss contingencies. A significant contingency that EFC Holdings accounts for is the loss associated with uncollectible trade accounts receivable. The determination of such bad debt expense is based on factors such as historical write-off experience, aging of accounts receivable balances, changes in operating practices, regulatory rulings, general economic conditions and customers’ behaviors. Changes in customer count and mix due to competitive activity and seasonal variations in amounts billed add to the complexity of the estimation process. Historical results alone are not always indicative of future results, causing management to consider potential changes in customer behavior and make judgments about the collectibility of accounts receivable. Bad debt expense totaled $57 million, $13 million, $44 million, $67 million and $53 million for the nine months ended September 30, 2008, the period from October 11, 2007 to December 31, 2007, the period from January 1, 2007 to October 10, 2007, and the years ended December 31, 2006 and 2005, respectively.

Accounting for Income Taxes

EFH Corp. files a consolidated federal income tax return; however, EFC Holdings’ income tax expense and related balance sheet amounts are recorded as if the entity was a stand-alone corporation. EFC Holdings’ income tax expense and related balance sheet amounts involve significant management estimates and judgments. Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, involve judgments and estimates of the timing and probability of recognition of income and deductions by taxing authorities. In assessing the likelihood of realization of deferred tax assets, management considers estimates of the amount and character of future taxable income. Actual income taxes could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, EFC Holdings’ forecasted financial condition and results of operations in future periods, as well as final review of filed tax returns by taxing authorities. EFH Corp.’s income tax returns are regularly subject to examination by applicable tax authorities. In management’s opinion, an adequate reserve has been made for any future taxes that may be owed as a result of any examination.

FIN 48 provides interpretive guidance for accounting for uncertain tax positions, and as discussed in Note 11 to the 2007 year-end Financial Statements, EFC Holdings adopted this new standard January 1, 2007. (See Notes 1 and 13 to the 2007 year-end Financial Statements and Note 14 to the September 30, 2008 Financial Statements for discussion of income tax matters.)

Impairment of Long-Lived Assets

EFC Holdings evaluates long-lived assets (including intangible assets with finite lives) for impairment whenever indications of impairment exist, in accordance with SFAS 144. One of those indications is a current expectation that “more likely than not” a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. For EFC Holdings’ baseload generation assets, another possible indication would be an expected long-term decline in natural gas prices and/or market heat rates. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows related to an asset or group of assets. Further, the unique nature of EFC Holdings’ property, plant and equipment, which includes a fleet of generation assets with a diverse fuel mix and individual plants that have varying production or output rates, requires the use of significant judgments in determining the existence of impairment indications and the grouping of assets for impairment testing.

Goodwill and intangible assets with indefinite lives are required to be tested for impairment at least annually or whenever circumstances indicate an impairment may exist, such as the possible impairments to long-lived assets discussed above. EFC Holdings tests goodwill and intangible assets with indefinite lives for impairment on October 1st each year. See Note 3 to the 2007 year-end and September 30, 2008 Financial Statements for additional discussion.

In 2006, EFC Holdings recorded an impairment charge of $198 million ($129 million after-tax) related to its natural gas-fueled generation units. See Note 9 to the 2007 year-end Financial Statements for a discussion of the impairment. The estimated impairment was based on numerous judgments including forecasted production, forward prices of natural gas and electricity, overall generation availability in ERCOT and ERCOT grid congestion.

Depreciation and Amortization

Subsequent to the Merger, depreciation expense related to generation facilities is based on the estimates of fair value and economic useful lives as determined in the application of purchase accounting described above. The accuracy of these estimates directly affects the amount of depreciation expense. If future events indicate that the estimated lives are no longer appropriate, depreciation expense will be recalculated prospectively from the date of such determination based on the new estimates of useful lives.

The estimated remaining lives range from 25 to 34 years for the lignite/coal-fueled generation units and an average 44 years for the nuclear-fueled generation units. The estimated life of these baseload units is 60 years, the same as estimates prior to purchase accounting. As of December 31, 2007, depreciation expense for the entire generation fleet was expected to total approximately $1.014 billion in 2008, an increase of $694 million over the annualized 2007 pre-Merger expense amount, reflecting the effects of the increased values pursuant to purchase accounting. See Note 1 to the 2007 year-end Financial Statements under “Property, Plant and Equipment” for discussion of the change from composite to asset-by-asset depreciation effective with the Merger.

Finite-lived intangibles identified as a result of purchase accounting are amortized over their estimated useful lives based on the expected realization of economic effects. See Note 3 to the 2007 year-end Financial Statements and Note 3 to the September 30, 2008 Financial Statements for additional information.

Defined Benefit Pension Plans and OPEB Plans

Subsidiaries of EFC Holdings are participating employers in the pension plan sponsored by EFH Corp. and offer pension benefits through either a traditional defined benefit formula or a cash balance formula to eligible employees. Subsidiaries of EFC Holdings also participate in health care and life insurance benefit plans offered by EFH Corp. to eligible employees and their eligible dependents upon the retirement of such employees from EFC Holdings. Reported costs of providing noncontributory defined pension benefits and OPEBs are dependent upon numerous factors, assumptions and estimates.

Benefit costs are impacted by actual employee demographics (including but not limited to age, compensation levels and years of accredited service), the level of contributions made to retiree plans, expected and actual earnings on plan assets and the discount rates used in determining the projected benefit obligation. Changes made to the provisions of the plans may also impact current and future benefit costs. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased or decreased benefit costs in future periods.

In accordance with accounting rules, changes in benefit obligations associated with these factors may not be immediately recognized as costs in the income statement, but are recognized in future years over the remaining average service period of plan participants. As such, significant portions of benefit costs recorded in any period may not reflect the actual level of cash benefits provided to plan participants. Costs allocated from the plans are also impacted by movement of employees between participating companies. Pension and OPEB costs as determined under applicable accounting rules are summarized in the following table:

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	December 31,

			2006	2005
Pension costs under SFAS 87	$1	$4	$8	$33
OPEB costs under SFAS 106	2	9	10	59

Total benefit costs(a)	3	13	18	92
Less amounts deferred principally as a regulatory asset or property	—	—	—	(58)

Net amounts recognized as expense	$3	$13	$18	$34

Funding of pension and OPEB Plans	$—	$1	$1	$48

(a)	Includes amounts capitalized as part of construction projects, which totaled approximately $14 thousand, $65 thousand, $48 thousand and $338 thousand for the period from October 11, 2007 through December 31, 2007, the period from January 1, 2007 through October 10, 2007, and for 2006 and 2005, respectively.

Consistent with SFAS 87, EFH Corp. uses the calculated value method to determine the market-related value of the assets held in its trust. EFH Corp. includes the realized and unrealized gains or losses in the market-related value of assets over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

Pension and OPEB costs decreased $2 million in 2007 driven by a higher discount rate (5.90% from January 1, 2007 through October 10, 2007 and 6.45% from October 11, 2007 through December 31, 2007 versus 5.75% in 2006). Pension and OPEB costs decreased $74 million in 2006 primarily due to fewer employees, resulting from the distribution of Oncor to EFH Corp. in 2005, partially offset by a lower discount rate (5.75% in

2006 versus 6.00% in 2005) used to measure pension and OPEB obligations. Additional information regarding EFC Holdings’ pension and OPEB costs is provided in Note 21 to the 2007 year-end Financial Statements.

Regulatory Recovery of Pension and OPEB Costs — In 2005, an amendment to PURA relating to pension and OPEB costs was enacted by the Texas Legislature. This amendment provides for the recovery by Oncor of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility. In addition to Oncor’s active and retired employees, these former employees largely include active and retired personnel engaged in TCEH’s activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp.’s business effective January 1, 2002. Accordingly, Oncor and TCEH entered into an agreement whereby Oncor assumed responsibility for applicable pension and OPEB costs related to those personnel. The amendment additionally authorizes Oncor to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in Oncor’s current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings. Accordingly, in 2005, Oncor began deferring (principally as a regulatory asset or property) additional pension and OPEB costs consistent with the amendment, which was effective January 1, 2005. Amounts deferred are ultimately subject to regulatory approval.

Results of Operations for the Three and Nine Months Ended September 30, 2008 and 2007

Presentation and Analysis of Results

The accompanying condensed statements of consolidated income (loss) and comprehensive income (loss) are presented for four periods: three and nine months ended September 30, 2008 (Successor) and three and nine months ended September 30, 2007 (Predecessor), which relate to periods after and before the Merger, respectively, and the accompanying condensed statements of consolidated cash flows are presented for the same nine month periods. While the results of operations of the Predecessor and Successor are not comparable due to the change in basis resulting from the application of purchase accounting for the Merger, the effects of purchase accounting on the results of the Successor are discussed in the comparison of results for the 2008 and 2007 periods.

See Note 1 to the September 30, 2008 Financial Statements under “Basis of Presentation” for discussion of a change in classification of results from commodity hedging and trading activities.

All dollar amounts in Management’s Discussion and Analysis of Financial Condition and Results of Operations (including the tables) are stated in millions of US dollars unless otherwise indicated.

Sales Volume and Customer Count Data

	Successor	Predecessor		Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Change%	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Change%
Sales volumes:
Retail electricity sales volumes—gigawatt hours (GWh):
Residential	9,098	8,789	3.5	22,153	21,256	4.2
Small business(a)	2,241	2,313	(3.1)	5,802	5,861	(1.0)
Large business and other customers	4,038	3,902	3.5	10,951	10,946	—

Total retail electricity	15,377	15,004	2.5	38,906	38,063	2.2
Wholesale electricity sales volumes	12,472	9,938	25.5	35,529	27,914	27.3
Net sales (purchases) of balancing electricity to/from ERCOT	145	(4)	—	(1,335)	622	—

Total sales volumes	27,994	24,938	12.3	73,100	66,599	9.8

	Successor	Predecessor		Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Change%	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Change%
Average volume (kWh) per retail customer(b):
Residential	4,757	4,764	(0.1)	11,654	11,399	2.2
Small business	8,732	8,969	(2.6)	22,578	22,421	0.7
Large business and other customers	145,802	109,115	33.6	361,554	276,764	30.6

Weather (service territory average)— percent of normal(c):
Percent of normal:
Cooling degree days	100.7%	97.2%		109.0%	94.2%
Heating degree days				93.7%	106.2%

Customer counts:
Retail electricity customers (end of period and in thousands)(d):
Residential				1,927	1,858	3.7
Small business(a)				258	256	0.8
Large business and other customers				27	35	(22.9)

Total retail electricity customers				2,212	2,149	2.9

(a)	Customers with demand of less than 1 MW annually.
(b)	Calculated using average number of customers for period.
(c)	Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the U.S. Department of Commerce).
(d)	Based on number of meters.

Revenue and Market Share Data

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Operating revenues:
Retail electricity revenues:
Residential	$1,258	$1,221	$2,966	$2,954
Small business(a)	335	335	852	849
Large business and other customers	447	368	1,143	1,025

Total retail electricity revenues	2,040	1,924	4,961	4,828
Wholesale electricity revenues	1,134	589	2,797	1,571
Net sales (purchases) of balancing electricity to/from ERCOT	(44)	(19)	(227)	(11)
Amortization of intangibles(b)	26	—	(15)	—
Other operating revenues	102	78	293	236

Total operating revenues	$3,258	$2,572	$7,809	$6,624

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Commodity hedging and trading activities:
Unrealized net gains (losses), including cash flow hedge ineffectiveness	$6,068	$479	$(237)	$(695)
Unrealized net gains (losses) representing reversals of previously recognized fair values of positions settled in the current period	20	—	(68)	(8)
Realized net gains (losses) on settled positions(c)	(43)	(17)	57	96

Net gain (loss)	$6,045	$462	$(248)	$(607)

Average revenues per MWh:
Residential	$138.32	$138.96	$133.90	$138.99
Estimated share of ERCOT retail markets(d)(e)(f):
Residential			37%	36%
Business markets			26%	27%

(a)	Customers with demand of less than 1 MW annually.
(b)	Represents amortization of the intangible net asset value of retail and wholesale power sales agreements resulting from purchase accounting.
(c)	Includes physical commodity trading activity not subject to mark-to-market accounting of $11 million and $7 million in net losses in the three months ended September 30, 2008 and 2007, respectively, and $29 million and $13 million in net losses in the nine months ended September 30, 2008 and 2007, respectively.
(d)	Based on number of meters at end of period.
(e)	Estimated market share is based on the number of customers that have choice.
(f)	Calculations based on TXU Energy customer segmentation and ERCOT total customer counts.

Production, Purchased Power and Delivery Cost Data

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Fuel, purchased power costs and delivery fees ($ millions):
Nuclear	$25	$24	$69	$63
Lignite/coal	172	161	485	451

Total baseload fuel	197	185	554	514
Natural gas fuel and purchased power	1,161	559	2,532	1,377
Amortization of intangibles(a)	87	—	246	—
Other costs	94	57	304	203

Fuel and purchased power costs	1,539	801	3,636	2,094
Delivery fees	384	383	1,010	992

Total	$1,923	$1,184	$4,646	$3,086

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Fuel and purchased power costs (which excludes generation plant operating costs) per MWh:
Nuclear fuel	$4.88	$4.68	$4.75	$4.59
Lignite/coal(b)	$15.39	$14.18	$15.83	$14.31
Natural gas fuel and purchased power	$104.02	$63.71	$91.55	$62.29
Delivery fees per MWh	$24.77	$25.09	$25.69	$25.60

(a)	Represents amortization of the intangible net asset values of environmental credits, coal purchase contracts and power purchase agreements and the stepped up value of nuclear fuel resulting from purchase accounting.
(b)	Includes depreciation and amortization of lignite mining assets, which is reported in the depreciation and amortization expense line item, but is part of overall fuel costs.

	Successor	Predecessor		Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Change%	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Change%
Production and purchased power volumes (GWh):
Nuclear	4,996	5,110	(2.2)	14,448	13,664	5.7
Lignite/coal	12,240	12,353	(0.9)	33,697	34,297	(1.7)

Total baseload generation	17,236	17,463	(1.3)	48,145	47,961	0.4
Natural gas-fueled generation	2,124	2,108	0.8	3,843	3,491	10.1
Purchased power	9,042	6,662	35.7	23,816	18,619	27.9

Total energy supply	28,402	26,233	8.3	75,804	70,071	8.2
Less line loss and power imbalances	408	1,295	(68.5)	2,704	3,472	(22.1)

Net energy supply volumes	27,994	24,938	12.3	73,100	66,599	9.8

Baseload capacity factors (%):
Nuclear	98.4%	100.6%	(2.2)	95.6%	90.8%	5.3
Lignite/coal	95.0%	95.8%	(0.8)	87.7%	89.7%	(2.2)
Total baseload generation	95.5%	97.2%	(1.7)	89.8%	90.0%	(0.2)

Financial Results — Three Months Ended September 30, 2008 Compared to Three Months Ended September 30, 2007

	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007
Total retail electricity revenues	$2,040	$1,924
Wholesale electricity revenues	1,134	589
Wholesale balancing activities	(44)	(19)
Amortization of intangibles(a)	26	—
Other operating revenues	102	78

Total operating revenues	$3,258	$2,572

(a)	Represents amortization of the intangible values of retail and wholesale power sales agreements resulting from purchase accounting.

Operating revenues increased $686 million, or 27%, to $3.258 billion in 2008, as shown in the table above.

The $116 million, or 6%, increase in retail electricity revenues reflected the following:

•

Higher average pricing contributed $68 million to the revenue increase. Higher average retail pricing reflected higher prices in the business markets driven by higher natural gas prices, partially offset by an approximate $5 million effect of lower pricing in the residential customer market. Lower residential pricing reflected the effect of a five percent price discount in October 2007 to those residential customers in EFH Corp.’s historical service territory with month-to-month service plans and a rate equivalent to the former price-to-beat.

•

A two percent increase in retail sales volumes contributed $48 million to the revenue increase. Residential volumes increased four percent, primarily due to an increase in residential customer counts and the effects of slightly warmer weather in 2008 compared to 2007. Business and other customer volumes increased 1%.

•

Total retail electricity customer counts at September 30, 2008 increased three percent from September 30, 2007. Competitive activity resulted in a four percent increase in residential customers and a one percent increase in small business customers.

Wholesale electricity revenues increased $545 million, or 93%. A 53% increase in average wholesale electricity prices, driven by higher natural gas prices, contributed $395 million to revenue growth, and a 25% increase in sales volumes contributed $150 million. Higher wholesale sales and purchase volumes reflected several factors, including increased demand (due to warmer weather) and congestion, as well as increased near-term bilateral power contracting activity due in part to increased demand and market volatility in 2008. The higher natural gas prices also contributed to the increase in fuel and purchased power costs.

Wholesale sales and purchases of electricity are reported gross in the income statement only if the transactions are scheduled for physical delivery with ERCOT. In ERCOT’s grid management activities, all scheduled transactions may not result in physical delivery, but TCEH has no visibility into those activities.

Wholesale balancing activity comparisons are generally not meaningful because the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes, as measured in 15-minute intervals, which are highly variable.

Other operating revenues increased $24 million, or 31%, to $102 million primarily due to higher retail natural gas revenues reflecting increased prices.

Fuel, purchased power costs and delivery fees increased $739 million, or 62%, to $1.923 billion. The increase was driven by higher purchased power costs, reflecting 36% growth in purchased power volumes as well as the effect of higher natural gas prices on wholesale power prices. The increase also reflected a 53% increase in fuel costs per MWh in natural gas-fueled generation facilities due to the higher natural gas prices. Higher fuel costs also reflected higher usage and prices (including transportation costs) of purchased coal. The increase reflects $87 million of net expense recorded in the 2008 period representing amortization of the intangible net asset values of environmental credits, coal purchase contracts and power purchase agreements and the stepped-up value of nuclear fuel resulting from purchase accounting. Other cost increases included $37 million related primarily to congestion-related charges and $14 million in higher cost of natural gas for resale.

Results from commodity hedging and trading activities include realized and unrealized gains and losses associated with financial instruments used for commodity hedging and trading purposes, as well as gains and losses on physical sales and purchases of commodities for trading and certain commodity hedging purposes. A substantial majority of the commodity hedging activities are intended to mitigate the risk of commodity price movements on future revenues and involve natural gas positions entered into as part of the long-term hedging program. The results of these activities have been volatile because of the effects of movements in forward natural gas prices on unrealized mark-to-market valuations. Following is an analysis of activities for the three months ended September 30, 2008 and 2007:

Three Months Ended September 30, 2008 — Unrealized mark-to-market net gains totaling $6.088 billion include:

•

$6.091 billion in net gains related to hedge positions, which includes $6.074 billion in net gains from changes in fair value and $17 million in net gains that represent reversals of previously recorded fair values of positions settled in the period. These net gains are driven by the effect of decreases in natural gas prices in forward periods on positions in the long-term hedging program;

•	$10 million in “day one” losses related to large hedge positions (see Note 10 to the September 30, 2008 Financial Statements), and

•

$7 million in net gains related to trading positions, which includes $4 million in net gains from changes in fair value and $3 million in net gains that represent reversals of previously recorded fair values of positions settled in the period.

Realized net losses totaling $43 million include:

•	$105 million in net losses related to hedge positions that primarily offset hedged electricity revenues recognized in the period, and

•	$62 million in net gains related to trading positions.

Three Months Ended September 30, 2007 — Unrealized mark-to-market net gains totaling $479 million include:

•

$539 million in net gains related to hedge positions, which includes $542 million in net gains from changes in fair value and $3 million in net losses that represent reversals of previously recorded fair values of positions settled in the period, and

•	a $58 million “day one” loss on a related series of commodity price hedges (see Note 10 to the September 30, 2008 Financial Statements).

Realized net losses totaling $17 million include:

•	$4 million in net losses related to hedge positions that offset hedged electricity revenues recognized in the period, and

•	$13 million in net losses related to trading positions.

Operating costs increased $20 million, or 14%, to $158 million in 2008. The increase reflects $16 million in higher maintenance costs related to the timing and scope of planned and unplanned outages in baseload generation facilities, $4 million in costs related to combustion turbines now being operated for TCEH’s own benefit, $4 million in higher property taxes and $4 million of expenses associated with operational readiness at the generation units under construction, partially offset by $7 million in costs in 2007 for utilization of SO2 credits for the coal/lignite-fueled generation plants.

Depreciation and amortization increased $212 million to $296 million. The increase includes $170 million of incremental depreciation expense from stepped-up property, plant and equipment values and $13 million in incremental amortization expense related to the intangible value of customer relationships, each resulting from the effects of purchase accounting. The remaining increase primarily reflects normal additions and replacements of equipment in generation operations.

SG&A expenses increased $21 million, or 14%, to $172 million in 2008. The increase reflects:

•

$11 million in higher expenses in the retail operations, primarily increased employees and labor costs to support customer growth initiatives and computer system enhancement costs, net of a $1 million decrease in fees associated with the sale of accounts receivable program;

•	$7 million in higher retail customer bad debt expense, and

•

$4 million in higher salaries in generation operations driven by construction development and reflecting the transfer of employees to Luminant who were previously assigned to generation plants being developed by other EFH Corp. subsidiaries.

Other income totaled $2 million in 2008 and $20 million in 2007. The 2007 amount includes $12 million of amortization of a deferred gain on sale of a business that was eliminated in purchase accounting. Other deductions totaled $531 million in 2008 and a net credit of $34 million in 2007. The 2008 amount includes $499 million in impairment charges related to NOx and SO2 environmental allowances intangible assets discussed in Note 3 to the September 30, 2008 Financial Statements and $26 million in charges to reserve for net receivables (excluding termination related costs) from terminated hedging transactions with subsidiaries of Lehman Brothers Holdings Inc., which has filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. The 2007 amount includes a $48 million reduction in the liability previously recorded for leases related to gas-fueled combustion turbines that EFC Holdings had ceased operating for its own benefit and a $10 million charge related to the termination of a railcar operating lease. See Note 5 to the September 30, 2008 Financial Statements for details of other income and deductions.

Interest income decreased $90 million to $20 million in 2008 reflecting lower average balances of notes/advances to parent.

Interest expense and related charges increased $530 million to $647 million in 2008. The increase reflects $476 million due to higher average borrowings driven by the Merger-related financings, and $114 million due to higher average interest rates, including a $36 million unrealized mark-to-market gain related to interest rate swaps and $4 million of amortization of debt fair value discount resulting from purchase accounting, partially offset by $60 million in increased capitalized interest.

Income tax expense on pretax income totaled $1.986 billion in 2008 and $499 million in 2007. The effective income tax rates increased to 35.6% in 2008 from 33.3% in 2007. The effective rates reflect the application of EFH Corp.’s statutory tax rate to the unrealized mark-to-market net losses in 2007 and 2008 and impairment of SO2 and NOx environmental allowances in 2008. The increase in the effective tax rate is driven by the effect of a higher lignite depletion benefit in 2007 on a smaller income base and the absence in 2008 of the production deduction due to forecasted net operating losses.

Net income increased $2.586 billion to $3.586 billion in 2008 driven by unrealized mark-to-market gains on positions in the long-term hedging program, partially offset by higher net interest expense, the impairment of environmental allowances intangible assets and the effects of purchase accounting.

Financial Results — Nine Months Ended September 30, 2008 Compared to Nine Months Ended September 30, 2007

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Total retail electricity revenues	$4,961	$4,828
Wholesale electricity revenues	2,797	1,571
Wholesale balancing activities	(227)	(11)
Amortization of intangibles(a)	(15)	—
Other operating revenues	293	236

Total operating revenues	$7,809	$6,624

(a)	Represents amortization of the intangible values of retail and wholesale power sales agreements resulting from purchase accounting.

Operating revenues increased $1.185 billion, or 18%, to $7.809 billion in 2008, as shown in the table above.

The $133 million, or 3%, increase in retail electricity revenues reflected the following:

•

A two percent increase in retail sales volumes contributed $107 million to the revenue increase. Residential volumes increased four percent reflecting the effects of warmer than normal weather in 2008 combined with the cooler than normal weather experienced in 2007 and an increase in residential customer counts as discussed in the analysis of third quarter results. Business and other customer volumes were comparable with 2007.

•

Higher average pricing increased revenues by $26 million. Higher average retail pricing reflected higher prices in the business markets driven by higher natural gas prices, partially offset by an approximate $108 million effect of lower pricing in the residential customer market. Lower residential pricing reflected the effect of a six percent price discount in March 2007, an additional four percent price discount in June 2007 and another five percent price discount in October 2007 to those residential customers in EFC Corp.’s historical service territory with month-to-month service plans and a rate equivalent to the former price-to-beat.

Wholesale electricity revenues increased $1.226 billion, or 78%. A 40% increase in average wholesale electricity prices driven by higher natural gas prices contributed $797 million to revenue growth and a 27% increase in sales volumes contributed $429 million. The rise in natural gas prices through July 2008 reflected the overall trend of higher energy prices and increased demand in natural gas-fueled generation due to warmer weather in 2008. Higher wholesale sales and purchase volumes reflected several factors, including increased demand (due to warmer weather), baseload plant outages and congestion, as well as increased near-term bilateral power contracting activity due in part to increased demand and market volatility in 2008. The higher natural gas prices also contributed to the increase in fuel and purchased power costs.

Wholesale balancing activity comparisons are not generally meaningful because the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes, as measured in 15-minute intervals, which are highly variable. The relatively large amount in 2008 reflects weather-driven volatility, generation facility outages and congestion effects.

Other operating revenues increased $57 million, or 24%, to $293 million primarily due to higher retail natural gas revenues reflecting increased prices.

Fuel, purchased power costs and delivery fees increased $1.560 billion, or 51%, to $4.646 billion. The increase was driven by higher purchased power costs, reflecting 28% growth in purchased power volumes as well as the effect of higher natural gas prices on wholesale power prices. The increase also reflected greater utilization of natural gas-fueled generation facilities to meet peak demand and a 56% increase in fuel costs per MWh in those facilities due to higher natural gas prices. Higher fuel costs also reflected higher usage and prices (including transportation costs) of purchased coal. The increase reflects $246 million of net expense recorded in the 2008 period representing amortization of the intangible net asset values of environmental credits, coal purchase contracts and power purchase agreements and the stepped-up value of nuclear fuel resulting from purchase accounting. Other cost increases included $101 million related primarily to congestion-related charges and $41 million in higher costs of natural gas for resale.

Following is an analysis of results from commodity hedging and trading activities for the nine months ended September 30, 2008 and 2007:

Nine Months Ended September 30, 2008 — Unrealized mark-to-market net losses totaling $305 million include:

•

$250 million in net losses related to hedge positions, which includes $248 million in net losses from changes in fair value and $2 million in net losses that represent reversals of previously recorded fair values of positions settled in the period;

•	$69 million in “day one” net losses related to large hedge positions (see Note 10 to the September 30, 2008 Financial Statements), and

•

$13 million in net gains related to trading positions, which includes $79 million in net gains from changes in fair value and $66 million in net losses that represent reversals of previously recorded fair values of positions settled in the period.

Realized net gains totaling $57 million include:

•	$76 million in net losses related to hedge positions that primarily offset hedged electricity revenues recognized in the period, and

•	$133 million in net gains related to trading positions.

Nine Months Ended September 30, 2007 — Unrealized mark-to-market net losses totaling $703 million include:

•

$557 million in net losses related to hedge positions, which includes $585 million in net losses from changes in fair value and $28 million in net gains that represent reversals of previously recorded fair values of positions settled in the period;

•	$218 million in “day one” losses related to large hedge positions and a $30 million “day one” gain on a long-term power purchase agreement (see Note 10 to the September 30, 2008 Financial Statements);

•

$92 million in hedge ineffectiveness net gains, which includes $111 million in net gains from changes in fair value and $19 million in net losses that represent reversals of previously recorded unrealized net gains related to positions settled in the period. These amounts relate to positions accounted for as cash flow hedges, and

•

$46 million in net losses related to trading positions, which includes $29 million in net losses from changes in fair value and $17 million in net losses that represent reversals of previously recorded fair values of positions settled in the period.

Realized net gains totaling $96 million include:

•	$70 million in net gains related to hedge positions that offset hedged electricity revenues recognized in the period, and

•	$26 million in net gains related to trading positions.

Operating costs increased $50 million, or 11%, to $501 million in 2008. The increase reflects $36 million in higher maintenance costs related to the timing and scope of planned and unplanned outages in baseload generation facilities, $11 million in costs related to combustion turbines now being operated for TCEH’s own benefit, $10 million in higher property taxes and $5 million of expenses associated with operational readiness at the generation units under construction, partially offset by $7 million in costs in 2007 for utilization of SO2 credits for the lignite/coal-fueled generation plants and $3 million in individually insignificant items.

Depreciation and amortization increased $582 million to $827 million. The increase includes $502 million of incremental depreciation expense from stepped-up property, plant and equipment values and $38 million in incremental amortization expense related to the intangible value of customer relationships, each resulting from the effects of purchase accounting. The remaining increase primarily reflects normal additions and replacements of equipment in generation operations.

SG&A expenses increased $56 million, or 13%, to $495 million in 2008. The increase reflects:

•

$26 million in higher expenses in the retail operations, primarily increased employees and labor costs to support customer growth initiatives and increased marketing and computer systems enhancement costs, net of a $6 million decrease in fees associated with the sale of accounts receivable program;

•

$14 million in higher salaries in generation operations driven by construction development and reflecting the transfer of employees to Luminant who were previously assigned to generation plants being developed by other EFH Corp. subsidiaries, and

•	$16 million in higher retail customer bad debt expense.

Other income totaled $8 million in 2008 and $55 million in 2007. The 2007 amount includes $35 million of amortization of a deferred gain on sale of a business that was eliminated in purchase accounting. The 2007 amount also includes $7 million of royalty income and $6 million in penalties received due to nonperformance under a coal transportation agreement. Other deductions totaled $550 million in 2008 and a net credit of $20 million in 2007. The 2008 amount includes $501 million in impairment charges related to NOx and SO2 environmental allowances intangible assets discussed in Note 3 to the September 30, 2008 Financial Statements and $26 million in charges to reserve for net receivables (excluding termination related costs) from terminated hedging transactions with subsidiaries of Lehman Brothers Holdings Inc., which has filed for bankruptcy under the U.S. Bankruptcy Code. The 2007 amount includes a $48 million reduction in the liability previously recorded for leases related to gas-fueled combustion turbines that EFC Holdings had ceased operating for its own benefit and a $10 million charge related to the termination of a railcar operating lease. See Note 5 to the September 30, 2008 Financial Statements for details of other income and deductions.

Interest income decreased $256 million to $44 million in 2008 reflecting lower average notes receivable/advances.

Interest expense and related charges increased by $1.642 billion to $1.957 billion in 2008. The increase reflects $1.324 billion due to higher average borrowings driven by the Merger-related financings, and $501 million due to higher average interest rates, including a $36 million mark-to-market gain related to interest rate swaps and $12 million of amortization of debt fair value discount resulting from purchase accounting, partially offset by $183 million in increased capitalized interest.

Income tax benefits on pretax losses totaled $493 million in 2008 and income tax expense on pretax income totaled $545 million in 2007. The 2007 amount includes a deferred tax benefit of $30 million related to an amendment of the Texas margin tax by the Texas legislature. Excluding the effect of this 2007 item, the effective income tax rates were 34.4% on a loss in 2008 compared to 32.4% on income in 2007. (The unusual deferred tax benefit in 2007 distorts the comparison; therefore it has been excluded for purposes of a more meaningful discussion). The effective rates reflect the application of EFH Corp.’s statutory tax rate to the unrealized mark-to-market net losses in 2007 and 2008 and the impairment of SO2 and NOx environmental allowances intangible assets in 2008. The increase in the effective tax rate is driven by the effect of a lower lignite depletion benefit in 2008 on a smaller income base and the absence in 2008 of the production deduction due to forecasted net operating losses. The impact on the rate is also due to the effect of the Texas margin tax on pretax losses in 2008, under which interest expense is not deductible.

Net income (loss) decreased $2.175 billion to a net loss of $943 million in 2008 driven by higher net interest expense, the impairment of environmental allowances intangible assets and the effects of purchase accounting, partially offset by the decrease in unrealized mark-to-market losses on positions in the long-term hedging program.

Energy-Related Commodity Contracts and Mark-to-Market Activities

The table below summarizes the changes in commodity contract assets and liabilities for the nine months ended September 30, 2008. The net changes in these assets and liabilities, excluding “other activity” as described below, represent the pretax effect of mark-to-market accounting on net income for positions in the commodity contract portfolio that are not subject to cash flow hedge accounting (see discussion below and in Note 10 to the September 30, 2008 Financial Statements). For the nine months ended September 30, 2008, this effect totaled $217 million in unrealized net losses, which represented $233 million in net losses from changes in fair value and $16 million in net gains representing reversals of previously recognized fair values of positions settled in the current period. These positions represent both economic hedging and trading activities.

Successor
Nine Months Ended September 30, 2008
Commodity contract net asset (liability) at beginning of period	$(1,917)
Settlements of positions(a)	16
Unrealized mark-to-market valuations of positions(b)	(233)
Other activity(c)	(7)

Commodity contract net asset (liability) at end of period	$(2,141)

(a)	Represents reversals of fair values previously recognized to offset gains and losses realized upon settlement of the positions in the current period. Includes settlements of positions entered into in the current period and the expiration of option premiums during the current period.
(b)	Primarily represents mark-to-market effects of positions in the long-term hedging program (see discussion above under “Long-Term Hedging Program”). Of this amount, $82 million in net losses relates to positions not settled as of the end of the period. Includes $68 million in net losses recorded at contract inception dates (see Note 10 to the September 30, 2008 Financial Statements).
(c)	These amounts do not represent unrealized gains or losses. Includes initial values of positions involving the receipt or payment of cash or other consideration.

Note: Of the $217 million in unrealized net losses for the period, $301 million in net losses are reported in the income statement as net loss from commodity hedging and trading activities. The difference of $84 million in net gains relate to physically settled sales and purchase transactions, with $155 million in net gains reported in revenues and $71 million in net losses reported in fuel, purchased power costs and delivery fees, as required by accounting rules.

In addition to the effect on net income of recording unrealized mark-to-market gains and losses that are reflected in the table above, similar effects arise in the recording of unrealized ineffectiveness gains and losses associated with commodity-related positions accounted for as cash flow hedges. These effects on net income, which include reversals of previously recorded unrealized ineffectiveness gains and losses to offset realized gains and losses upon settlement, are included in net gain (loss) from commodity hedging and trading activities and reflected in the balance sheet as changes in commodity and other derivative contractual assets and liabilities (see Note 10 to the September 30, 2008 Financial Statements). The total pretax effect of recording unrealized gains and losses in net income related to commodity contracts under SFAS 133 is summarized as follows:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Unrealized gains (losses) related to contracts marked-to-market	$6,142	$481	$(217)	$(795)
Ineffectiveness gains (losses) related to contracts accounted for as cash flow hedges(a)	—	(2)	(4)	92

Total unrealized gains (losses) related to commodity contracts	$6,142	$479	$(221)	$(703)

(a)	See Note 10 to the September 30, 2008 Financial Statements.

Maturity Table — Following are the components of the net commodity contract liability at September 30, 2008:

Net commodity contract liability	$(2,141)
Net receipts of natural gas under physical swap transactions	33

Amount of net liability arising from recognition of fair values	$(2,108)

The following table presents the net commodity contract liability arising from recognition of fair values as of September 30, 2008, scheduled by the source of fair value and contractual settlement dates of the underlying positions. See Note 12 to the September 30, 2008 Financial Statements for fair value disclosures required under SFAS 157.

	Maturity dates of unrealized commodity contract liabilities at September 30, 2008
Source of fair value(a)	Less than 1 year	1-3 years	4-5 years	Excess of 5 years	Total
Prices actively quoted	$(158)	$(89)	$(20)	$—	$(267)
Prices provided by other external sources	50	(808)	(806)	(75)	(1,639)
Prices based on models	(7)	(53)	(40)	(102)	(202)

Total	$(115)	$(950)	$(866)	$(177)	$(2,108)

Percentage of total fair value	6%	45%	41%	8%	100%

(a)	Under this analysis, a contract can have more than one source of fair value. In such cases, the value of the contract is segregated by source of value.

The “prices actively quoted” category reflects only exchange traded contracts for which active quotes are readily available. The “prices provided by other external sources” category represents forward commodity positions valued using prices for which over-the-counter broker quotes are available. Over-the-counter quotes for power in ERCOT generally extend through 2012 and over-the-counter quotes for natural gas generally extend through 2015, depending upon delivery point. The “prices based on models” category contains the value of all over-the-counter traded options, valued using option pricing models. In addition, this category contains other contractual arrangements that may have forward and option components, as well as other contracts that are valued using proprietary long-term pricing models that utilize certain market based inputs. In many instances, these contracts can be broken down into their component parts and each component valued separately. Components valued as forward commodity positions are included in the “prices provided by other external sources” category. Components valued as options are included in the “prices based on models” category.

Comprehensive Income

Cash flow hedge activity reported in other comprehensive income included (all amounts after-tax):

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Net increase (decrease) in fair value of cash flow hedges:
Commodities	$(8)	$7	$(7)	$(290)
Financing — interest rate swaps	(131)	—	(175)	—

	(139)	7	(182)	(290)

Derivative value net losses (gains) reported in net income that relate to hedged transactions recognized in the period:
Commodities	5	(11)	7	(90)
Financing — interest rate swaps	36	2	76	6

	41	(9)	83	(84)

Total loss effect of cash flow hedges reported in other comprehensive income	$(98)	$(2)	$(99)	$(374)

EFH Corp. has historically used, and expects to continue to use, derivative instruments that are effective in offsetting future cash flow variability in interest rates and energy commodity prices. Amounts in accumulated other comprehensive income include (i) the value of unsettled transactions accounted for as cash flow hedges (for the effective portion), based on current market conditions, and (ii) the value of dedesignated and terminated cash flow hedges at the time of such dedesignation, less amounts reclassified to earnings as the original hedged transactions are recognized, unless the hedged transactions become probable of not occurring. The effects of the hedge will be recorded in the statement of income as the hedged transactions are actually settled and affect earnings. Also see Note 10 to the September 30, 2008 Financial Statements.

Results of Operations for the Year Ended December 31, 2007 and 2006

Presentation and Analysis of Results

The accompanying statements of consolidated income and cash flows for 2007 are presented for two periods: January 1, 2007 through October 10, 2007 (Predecessor) and October 11, 2007 through December 31, 2007 (Successor), which relate to the period before the Merger and the period after the Merger, respectively. Management’s discussion and analysis of results of operations and cash flows has been prepared by comparing the results of operations and cash flows of the Predecessor for the period January 1, 2007 through October 10, 2007 to the results of operations and cash flows of the Predecessor for the nine months ended September 30, 2006 and by analyzing the results of operations and cash flows of the Successor for the period October 11, 2007 through December 31, 2007 on a stand-alone basis. Certain volumetric and statistical data for 2007 have been presented as of and for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 and as of and for the three months ended December 31, 2007. For reporting purposes, such volumetric and statistical data are measured on a monthly, quarterly and annual basis.

At the end of December 2005, EFC Holdings distributed the assets and liabilities of Oncor to EFH Corp. as discussed in Note 5 to the 2007 year-end Financial Statements. Therefore, the results of operations of Oncor are reflected in EFC Holdings’ financial information for 2005, but are not included in the 2006 or 2007 financial information.

The following tables present financial operating results for the Successor period from October 11, 2007 through December 31, 2007 and for the Predecessor periods from January 1, 2007 through October 10, 2007 and the nine months ended September 30, 2006.

Financial Results

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Nine Months Ended September 30, 2006(a)
Operating revenues	$1,671	$6,884	$7,446
Fuel, purchased power costs and delivery fees	(852)	(3,209)	(3,081)
Net gain (loss) from commodity hedging and trading activities	(1,492)	(554)	61
Operating costs	(124)	(471)	(441)
Depreciation and amortization	(315)	(253)	(252)
Selling, general and administrative expenses	(153)	(452)	(380)
Franchise and revenue-based taxes	(30)	(83)	(86)
Other income	2	59	46
Other deductions	(5)	20	(205)
Interest income	9	312	173
Interest expense and related charges	(652)	(329)	(257)

Income (loss) from continuing operations before income taxes	(1,941)	1,924	3,024
Income tax (expense) benefit	675	(618)	(1,047)

Income (loss) from continuing operations	$(1,266)	$1,306	$1,977

(a)	Reflects the effects of pooling of interests as discussed in Note 4 to the 2007 year-end Financial Statements, which resulted in no change in revenues, a decrease of $73 million in net gain from commodity hedging and trading activities and a decrease of $46 million in income from continuing operations.

Sales Volume and Customer Count Data

	Three Months Ended December 31, 2007	Predecessor		Predecessor
		Nine Months Ended September 30,		Year Ended December 31,
		2007	2006	2006	2005
Sales volumes:
Retail electricity sales volumes – gigawatt hours (GWh):
Residential	5,967	21,256	23,770	29,595	32,655
Small business (a)	1,622	5,861	6,716	8,424	9,678
Large business and other customers	3,591	10,946	10,703	14,031	15,843

Total retail electricity	11,180	38,063	41,189	52,050	58,176
Wholesale electricity sales volumes	11,198	27,914	25,870	36,931	52,001
Net sales (purchases) of balancing electricity to/from ERCOT (b)	47	622	1,268	874	4,787

Total sales volumes	22,425	66,599	68,327	89,855	114,964

Average volume (kWh) per retail customer (c):
Residential	3,197	11,399	12,235	15,359	15,825
Small business	6,337	22,421	23,926	30,360	32,078
Large business and other customers	104,582	276,764	210,515	285,277	243,538

Distribution volumes:
Electric energy delivered (GWh)	—	—	—	—	106,780

Weather (service territory average) – percent of normal (d):
Percent of normal:
Cooling degree days	—	94.2%	118.5%	117.6%	107.0%
Heating degree days	89.7%	—	—	79.2%	90.0%

Average revenue per MWh:
Residential	$127.87	$138.99	$148.44	$147.43	$117.86

Customer counts:
Retail electricity customers (end of period and in thousands) (e):
Residential	1,875	1,858	1,904	1,871	1,982
Small business (a)	256	256	273	267	288
Large business and other customers	33	35	47	44	55

Total retail electricity customers	2,164	2,149	2,224	2,182	2,325

Distribution points of delivery (end of period and in thousands):
Electricity distribution points of delivery (e)	—	—	—	—	3,013

(a)	Customers with demand of less than 1 MW annually.
(b)	See Note 1 to the 2007 year-end Financial Statements for discussion of trading and ERCOT balancing activity.
(c)	Calculated using average number of customers for period.
(d)	Weather data is obtained from Weatherbank, Inc., an independent company that collects and archives weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).
(e)	Based on number of meters.

Revenue and Commodity Hedging and Trading Activities

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Nine Months Ended September 30, 2006	Year Ended December 31,
				2006	2005
Operating revenues:
Retail electricity revenues:
Residential	$654	$3,064	$3,528	$4,363	$3,849
Small business(a)	202	880	984	1,233	1,151
Large business and other customers	286	1,070	1,031	1,357	1,330

Total retail electricity revenues	1,142	5,014	5,543	6,953	6,330
Wholesale electricity revenues(b)	505	1,637	1,635	2,278	2,807
Net sales (purchases) of balancing electricity to/from ERCOT(b)	(9)	(14)	(6)	(31)	225
Amortization of intangibles(c)	(50)	—	—	—	—
Transmission and delivery revenues	—	—	—	—	2,394
Other operating revenues(d)	83	247	274	196	354
Net intercompany eliminations	—	—	—	—	(1,286)

Total operating revenues	$1,671	$6,884	$7,446	$9,396	$10,824

Commodity hedging and trading activities:
Unrealized net gains (losses), including cash flow hedge ineffectiveness from changes in fair value(e)	$(1,469)	$(646)	$203	$228	$2
Unrealized net (gains) losses representing reversals of previously recognized fair values of positions settled in the current period(e)	(87)	(76)	11	44	(20)
Realized net gains (losses) on settled positions(f)	64	168	(153)	(119)	(146)

Total gain (loss)	$(1,492)	$(554)	$61	$153	$(164)

(a)	Customers with demand of less than 1 MW annually.
(b)	See Note 1 to the 2007 year-end Financial Statements for discussion of reporting of trading and ERCOT balancing activity.
(c)	Represents amortization of the intangible net asset value of retail and wholesale power sales agreements resulting from purchase accounting.
(d)	Includes a $162 million charge for a special customer appreciation bonus in 2006. This charge does not affect the computation of residential average revenues per MWh. See Note 10 to the 2007 year-end Financial Statements.
(e)	Amounts have been reclassified to include effects of changes in fair values of positions entered into and settled within the period; this change was made in association with the reclassification of commodity hedging and trading activities discussed in Note 1 to the 2007 year-end Financial Statements.
(f)	Includes physical commodity trading activity not subject to mark-to-market accounting of $3 million in net losses in the period October 11, 2007 to December 31, 2007, $16 million in net losses in the period January 1, 2007 to October 10, 2007, $29 million in net losses for the nine months ended September 30, 2006, $34 million in net losses for 2006 and $61 million in net gains for 2005.

Production, Purchased Power and Delivery Cost Data

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Nine Months Ended September 30, 2006	Year Ended December 31,
				2006	2005
Fuel, purchased power costs and delivery fees ($ millions):
Nuclear fuel	$21	$66	$65	$85	$78
Lignite/coal	127	467	353	475	475

Total baseload fuel	148	533	418	560	553
Natural gas fuel and purchased power	302	1,435	1,429	1,787	3,285
Amortization of intangibles (a)	67	—	—	—	—
Other costs	68	213	169	229	281

Fuel and purchased power costs (b)	585	2,181	2,016	2,576	4,119
Delivery fees	267	1,028	1,065	1,353	1,426
Intercompany eliminations (c)	—	—	—	—	(1,284)

Total	$852	$3,209	$3,081	$3,929	$4,261

	Three Months Ended December 31, 2007	Predecessor		Predecessor
		Nine Months Ended September 30,		Year Ended December 31,
		2007	2006	2006	2005
Fuel and purchased power costs (which excludes generation plant operating costs) per MWh:
Nuclear fuel	$4.64	$4.59	$4.25	$4.29	$4.23
Lignite/coal(d)	$13.48	$14.31	$11.60	$11.73	$11.68
Natural gas fuel and purchased power	$60.04	$62.29	$65.71	$62.99	$60.37
Delivery fees per MWh	$26.64	$25.60	$25.60	$25.71	$24.20
Production and purchased power volumes (GWh):
Nuclear	5,157	13,664	15,292	19,795	18,371
Lignite/coal	12,197	34,297	34,252	45,579	45,933

Total baseload generation	17,354	47,961	49,544	65,374	64,304
Natural gas-fueled generation	500	3,491	3,487	3,989	3,504
Purchased power (b)	5,483	18,619	18,258	24,380	50,920

Total energy supply	23,337	70,071	71,289	93,743	118,728
Less line loss and power imbalances	912	3,472	2,962	3,888	3,764

Net energy supply volumes	22,425	66,599	68,327	89,855	114,964

Baseload capacity factors (%):
Nuclear	101.6%	90.8%	102.0%	98.8%	91.5%
Lignite/coal	94.5%	89.7%	89.5%	89.1%	89.8%
Total baseload	96.5%	90.0%	93.1%	91.8%	90.3%

(a)	Represents amortization of the intangible net asset values of emission credits, coal purchase contracts and power purchase agreements and the stepped up value of nuclear fuel resulting from purchase accounting.
(b)	See Note 1 to the 2007 year-end Financial Statements for discussion of reporting of trading and ERCOT balancing activity.
(c)	Delivery fees charges from Oncor to TCEH of $1.284 billion in 2005 are eliminated in consolidation.
(d)	Includes depreciation and amortization of lignite mining assets, which is reported in the depreciation and amortization expense line item, but is part of overall fuel costs.

Financial Results — 2007

Operating revenues are shown in the following table:

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Nine Months Ended September 30, 2006
Total retail electricity revenues	$1,142	$5,014	$5,543
Wholesale electricity revenues	505	1,637	1,635
Wholesale balancing activities	(9)	(14)	(6)
Amortization of intangibles(a)	(50)	—	—
Other operating revenues	83	247	274

Total operating revenues	$1,671	$6,884	$7,446

(a)	Represents amortization of the intangible net asset values of retail and wholesale power sales agreements resulting from purchase accounting.

Predecessor Period from January 1, 2007 through October 10, 2007 Compared to Nine Months Ended September 30, 2006

The $529 million, or 10%, decrease in retail electricity revenues reflected the following:

•

An 8% decline in retail sales volumes contributed to the revenue decrease. Residential and small business volumes declined 11% and 13%, respectively, reflecting the effects of a net loss of customers due to competitive activity and lower average consumption per customer of 7% in the residential market and 6% in the small business market due in part to unusually cool summer weather in 2007 and hotter than normal weather in 2006. Large business market volumes increased 2% reflecting a change in customer mix.

•

Lower average pricing (including customer mix effects) was driven by residential price discounts, including a six percent price discount effective with meter reads on March 27, 2007, and an additional four percent price discount effective with meter reads on June 8, 2007, to those residential customers in EFH Corp.’s historical service territory with month-to-month service plans and a rate equivalent to the former price-to-beat rate. Lower average pricing also reflected new competitive product offerings in residential and small business markets and a change in customer mix in the large business market.

•

Total retail electricity customer counts declined 3% from September 30, 2006, which consisted of a 2% decline in total residential customer counts and a decline of 6% in small business customer counts.

The decrease in retail electricity revenues was partially offset by $186 million in revenues attributable to the ten additional days in the 2007 period compared to the 2006 period.

Wholesale electricity revenues increased $2 million. $66 million of revenue in 2007 was attributable to the ten additional days in the period compared to the 2006 period. For the nine month periods, wholesale electricity revenues reflected lower prices as average wholesale prices declined approximately 11% reflecting lower natural gas prices during 2007, the effect of which was partially offset by volume growth of 8% due in part to the decline in retail sales volumes associated with competitive activity.

Wholesale balancing activity comparisons are not meaningful because the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes, as measured in 15-minute intervals, that are highly variable.

Fuel, purchased power costs and delivery fees increased $128 million, or 4%, to $3.209 billion, with $123 million of the increase attributable to the ten additional days in the 2007 period compared to the 2006 period. As a percentage of revenue, fuel, purchased power costs and delivery fees were 47% in the 2007 period compared to 41% in the 2006 period. The change reflected increased purchases of power due to a scheduled refueling and major maintenance outage for one of the two Comanche Peak nuclear units and higher lignite mining costs due to inefficiencies caused by significantly above normal summer rainfall.

Results from commodity hedging and trading activities include realized and unrealized gains and losses associated with financial instruments used for commodity hedging and trading purposes, as well as gains and losses on physical sales and purchases of commodities for trading and certain commodity hedging purposes. A substantial majority of the commodity hedging activities are intended to mitigate the risk of commodity price movements on future revenues and involve natural gas positions entered into as part of the long-term hedging program. The results of these activities have been volatile because of the effects of movements in forward natural gas prices on unrealized mark-to-market valuations. Following is an analysis of activities for the period from January 1, 2007 through October 10, 2007 and for the nine months ended September 30, 2006:

Period from January 1, 2007 through October 10, 2007 — Unrealized mark-to-market net losses totaling $722 million include:

•

$536 million in net losses related to hedge positions, which includes $498 million in net losses from changes in fair values and $38 million in net losses that represent reversals of previously recorded fair values of positions settled in the period. These losses are driven by the effect of higher natural gas prices in forward periods on positions in the long-term hedging program;

•

$90 million in hedge ineffectiveness net gains, which includes $111 million of net gains from changes in fair values and $21 million in net losses that represent reversals of previously recorded ineffectiveness net gains related to positions settled in the period. These amounts relate to positions accounted for as cash flow hedges;

•

$75 million in net losses related to trading positions, which includes $58 million in net losses from changes in fair values and $17 million in net losses that represent reversals of previously recorded fair values of positions settled in the period;

•	$231 million in “day one” losses related to large hedge positions entered into at below-market prices, and

•	a $30 million “day one” gain related to a power purchase agreement.

Realized net gains totaling $168 million include:

•	$125 million in net gains related to hedge positions that offset hedged electricity revenues and fuel and purchased power costs recognized in the period, and

•	$43 million in net gains related to trading positions.

Nine Months Ended September 30, 2006 — Unrealized mark-to-market net gains totaling $214 million include:

•

$52 million in net losses related to hedge positions, which includes $10 million in net losses from changes in fair values and $42 million in net losses that represent reversals of previously recorded fair values of positions settled in the period. These losses are driven by the effect of higher natural gas prices in forward periods on positions in the long-term hedging program;

•

$301 million in hedge ineffectiveness net gains, which includes $289 million of net gains from changes in fair values and $12 million in net gains that represent reversals of previously recorded ineffectiveness net losses related to positions settled in the period. These amounts relate to positions accounted for as cash flow hedges;

•

$68 million in net gains related to trading positions, which includes $27 million in net gains from changes in fair values and $41 million in net gains that represent reversals of previously recorded fair values of positions settled in the period, and

•	$109 million in “day one” losses on commodity price hedges entered into at below-market prices.

Realized net losses totaling $153 million include:

•	$102 million in net losses on settlement of economic hedge positions that offset hedged electricity revenues recognized in the current period, and

•	$51 million in net losses related to trading positions.

Operating costs increased $30 million, or 6%, to $471 million in 2007. Approximately $20 million of the increase was attributable to the ten additional days in the 2007 period compared to the 2006 period. The remaining increase reflected $18 million in higher generation maintenance costs largely due to the scheduled outage in the spring of 2007 of one of the Comanche Peak nuclear generation units and $7 million for the utilization of SO2 emission credits in 2007 for the lignite/coal-fueled generation units, partially offset by lower costs largely resulting from generation technical support outsourcing service agreements.

Depreciation and amortization increased $1 million for the period. Approximately $8 million of expense in the 2007 period was attributable to the ten additional days in the 2007 period compared to the 2006 period. The remaining decrease was driven by lower natural gas-fueled generation plant depreciation due to the impairment of natural gas-fueled generation plants in the second quarter of 2006 and lower expense associated with mining reclamation obligations, partially offset by higher baseload generation plant depreciation, driven by ongoing investments in property, plant and equipment.

SG&A expenses increased $70 million, or 18%, to $452 million in 2007. $13 million of the increase was attributable to the ten additional days in the 2007 period compared to the 2006 period. The remaining increase reflected $27 million in increased retail marketing expenses and $14 million in higher professional fees primarily for retail billing and customer care systems enhancements and marketing/strategic projects. The increase was also due to higher salary and benefit costs primarily driven by an increase in staffing in retail operations and higher costs due to reallocation of Capgemini outsourcing fees. Partially offsetting the increase in SG&A expenses were lower bad debt expenses driven by a decrease in delinquencies and lower accounts receivable balances.

Other income totaled $59 million in 2007 and $46 million in 2006. Other deductions totaled a credit of $20 million in 2007 and charges of $205 million in 2006. The 2007 amount includes:

•	$10 million in charges related to the termination of a railcar operating lease, and

•

a $48 million credit from reducing a liability previously recorded for leases related to gas-fueled combustion turbines that EFH Corp. ceased operating for its own benefit (see Note 7 to the 2007 year-end Financial Statements).

The 2006 amount includes a $198 million charge related to the write-down of natural gas-fueled generation units to fair value (see Note 9 to the 2007 year-end Financial Statements.) See Note 14 to the 2007 year-end Financial Statements for details of other income and deductions.

Interest income increased $139 million to $312 million in 2007 reflecting higher average advance balances and higher average rates on advances to affiliates.

Interest expense and related charges increased by $72 million to $329 million in 2007. $13 million of the increase was attributable to the ten additional days in the 2007 period compared to the 2006 period. The remaining increase of $59 million reflected $44 million due to higher average borrowings and $19 million due to higher average interest rates, partially offset by $4 million in increased capitalized interest.

Income tax expense totaled $618 million in 2007 compared to $1.047 billion in 2006. Excluding the $35 million deferred tax benefit in 2007 and the $44 million deferred tax charge in 2006 related to the Texas margin tax as described in Note 13 to the 2007 year-end Financial Statements, the effective income tax rate was 33.9% in 2007 and 33.2% in 2006. (These unusual deferred tax adjustments distort the comparison; they have therefore been excluded for purposes of a more meaningful discussion.)

Results from continuing operations decreased $671 million to $1.306 billion in 2007 driven by unrealized mark-to-market losses on positions in the long-term hedging program and lower other deductions.

Successor Period from October 11, 2007 to December 31, 2007

Operating revenues for the Successor period of 2007 totaled $1.671 billion. Retail electricity revenues of $1.142 billion were impacted by lower average pricing driven by a five percent price discount effective with meter reads on October 24, 2007 to those residential customers in EFH Corp.’s historical service territory with month-to-month service plans and a rate equivalent to the former price-to-beat rate. Wholesale electricity revenues of $505 million reflect lower prices resulting from lower natural gas prices in 2007.

Fuel, purchased power costs and delivery fees for the Successor period of 2007 totaled $852 million or 51% of revenues. This amount included $67 million of net expense representing amortization of the intangible net asset values of emission credits, coal purchase contracts and power purchase agreements and the stepped-up value of nuclear fuel resulting from purchase accounting.

Net losses from commodity hedging and trading activities totaled $1.492 billion and reflected the following:

Unrealized mark-to-market net losses of $1.556 billion include:

•

$1.533 billion in net losses relate to hedge positions, which include $1.461 billion in net losses from changes in fair value and $72 million in net losses that represent reversals of previously recorded fair values of positions settled in the period. These losses are driven by the effect of higher natural gas prices in forward periods on positions in the long-term hedging program;

•	$15 million in net losses related to trading positions, which represent reversal of previously recorded fair values of positions settled in the period, and

•	$8 million in “day one” losses related to large hedge positions entered into at below-market prices.

Realized net gains totaling $64 million include:

•	$73 million in net gains related to hedge positions that offset hedged electricity revenues and fuel and purchased power costs recognized in the period, and

•	$9 million in net losses related to trading positions.

Operating costs for the Successor period of 2007 totaled $124 million and primarily reflected operations and maintenance expenses for power generation plants and salaries and benefits for plant personnel.

Depreciation and amortization expense for the Successor period of 2007 totaled $315 million and included $157 million of incremental depreciation expense resulting from stepped-up property, plant and equipment values and $79 million in incremental amortization expense related to the intangible value of retail customer relationships recorded in connection with purchase accounting.

SG&A expense for the Successor period of 2007 totaled $153 million and included retail sales and marketing expenses, administrative and general salaries and benefits and consulting and professional fees.

Interest expense and related charges for the Successor period of 2007 totaled $652 million, a substantial portion of which represented interest on borrowings for Merger-related financings.

Income tax benefit for the Successor period of 2007 totaled $675 million and the effective income tax rate was 34.8%.

Results from continuing operations totaled a loss of $1.266 billion reflecting unrealized mark-to-market losses on positions in the long-term hedging program, interest expense driven by Merger-related debt and the effects of purchase accounting.

Financial Results — 2006 compared to 2005

Operating revenues decreased $1.428 billion to $9.396 billion in 2006 as presented below:

	Predecessor
	Year Ended December 31,		Increase (Decrease)
	2006	2005
Total retail electricity revenues	$6,953	$6,330	$623
Accrued customer appreciation bonus	(162)	—	(162)
Wholesale electricity revenues	2,278	2,807	(529)
Wholesale balancing activities	(31)	225	(256)
Transmission and delivery revenues	—	2,394	(2,394)
Other operating revenues	358	354	4
Intercompany sales eliminations	—	(1,286)	1,286

Total operating revenues	$9,396	$10,824	$(1,428)

The absence of the results of Oncor operations in 2006, including the related intercompany sales eliminations, accounted for essentially all of the decrease in total revenues.

The 10% increase in retail electricity revenues reflected the following:

•

Higher average pricing contributed $1.290 billion to the revenue increase. Higher retail prices reflected increases in natural gas prices that resulted in the regulatory-approved price-to-beat rate increases implemented in May 2005, October 2005 and January 2006.

•

The effect of higher retail pricing was partially offset by $667 million in lower retail volumes. Total retail sales volumes declined 11%. Residential and small business volumes fell 10% on a net loss of customers due to competitive activity and lower average consumption per customer. The lower consumption reflected customer efficiency measures in response to prices and warmer weather. Large business market sales volumes declined 11% as the effect of fewer customers was partially offset by higher average consumption per customer. A change in large business customer mix reflected a continuing strategy to improve margins.

•

Retail electricity customer counts at December 31, 2006 declined 6% from December 31, 2005. Total residential and small business customer counts in EFC Holdings’ historical service territory declined 8% and in all combined territories declined 6%.

A $162 million ($105 million after-tax) charge was recorded in the fourth quarter of 2006 for a special residential customer appreciation bonus. See discussion in Note 10 to the 2007 year-end Financial Statements.

The decline in wholesale electricity revenues reflected the reporting of wholesale electricity trading activity on a net basis in 2006 as described in Note 1 to the 2007 year-end Financial Statements. This effect was partially offset by higher wholesale sales prices.

Wholesale balancing net revenues/purchases are subject to high variability as the activity represents intraday purchases and sales transactions with ERCOT for real-time balancing purposes as measured in 15-minute intervals. See Note 1 to the 2007 year-end Financial Statements for a discussion regarding the change in reporting of ERCOT balancing activities.

Fuel, purchased power costs and delivery fees declined $332 million, or 8%, to $3.929 billion. This change includes a $1.616 billion decrease associated with ongoing operations partially offset by a $1.284 billion increase due to the absence of the intercompany delivery fee elimination. The decrease in ongoing operations reflected the reporting of wholesale trading activity on a net basis in 2006 as discussed in Note 1 to the 2007 year-end

Financial Statements and the favorable impact of higher nuclear generation volumes to meet sales demand in an environment of increasing wholesale power prices, partially offset by the effect of higher average prices of purchased electricity.

Following is an analysis of commodity hedging and trading activities for the years ended December 31, 2006 and 2005:

Year Ended December 31, 2006 — Unrealized mark-to-market net gains totaling $272 million include:

•

$239 million in hedge ineffectiveness net gains, which includes $231 million in net gains from changes in fair value and $8 million in net gains that represent reversals of previously recorded unrealized net losses related to positions settled in the period. These amounts relate to positions accounted for as cash flow hedges;

•

$94 million in net gains related to trading positions, which includes $39 million in net gains from changes in fair value and $55 million in net gains that represent reversals of previously recorded fair values of positions settled in the period;

•

$47 million in net gains related to hedge positions, which includes $66 million in net gains from changes in fair value and $19 million in net losses that represent reversals of previously recorded fair values of positions settled in the period; and

•	a $109 million “day one” loss on a related series of commodity price hedges entered into at below-market prices.

Realized net losses totaling $119 million include:

•	$65 million in net losses related to hedge positions that offset hedged electricity revenues recognized in the period, and

•	$54 million in net losses related to trading positions.

Year Ended December 31, 2005 — Unrealized mark-to-market net losses totaling $18 million include:

•

$27 million in hedge ineffectiveness net losses, which includes $31 million in net losses from changes in fair value and $4 million in net gains that represent reversals of previously recorded net losses related to positions settled in the period, and

•	$8 million in net gains related to trading positions.

Realized net losses totaling $146 million include:

•	$259 million in net losses related to hedge positions that offset hedged electricity revenues recognized in the period, and

•	$113 million in net gains related to trading positions.

Operating costs decreased $819 million to $605 million in 2006. This change includes a $757 million decrease due to the absence of the results of Oncor operations in 2006. A $62 million decrease in ongoing operations reflected:

•	$49 million in lower maintenance costs due to both nuclear generation units having scheduled refueling outages in 2005 compared to one in 2006, and reduced other maintenance activity;

•	$9 million in lower incentive compensation expense, and

•	the absence of $10 million in combustion turbine lease expense in 2006 resulting from the purchase of a lease trust interest in early 2006 (see Note 7 to the 2007 year-end Financial Statements),

partially offset by $8 million in net severance and early retirement costs associated with generation outsourcing services agreements entered into in early 2006.

Depreciation and amortization (consisting almost entirely of amounts related to generation plants) decreased $425 million to $334 million. This change includes a $446 million decrease due to the absence of Oncor operations in 2006. A $21 million increase in ongoing operations reflected higher costs associated with mining land reclamation activities and increased amortization of intangible software assets, partially offset by $7 million in lower depreciation due to the impairment of natural gas-fueled generation plants in the second quarter of 2006.

SG&A expenses decreased $190 million to $533 million in 2006. This change includes a $199 million decrease, net of a $2 million intercompany elimination, due to the absence of Oncor operations in 2006. A $9 million increase in ongoing operations reflected:

•

$14 million in higher bad debt expense reflecting higher retail accounts receivable balances due to higher prices and the effect of a temporary regulatory-mandated deferred payment arrangement and disconnect moratorium applicable to certain retail customers;

•	$14 million in higher fees related to the sale of accounts receivable program due to higher interest rates, and

•	$6 million in executive severance expense (including amounts allocated from EFH Corp.),

partially offset by:

•	$8 million in lower consulting fees primarily reflecting expenses in 2005 for the development and implementation of the Luminant Operating System to improve productivity;

•	$7 million in lower stock-based incentive compensation and deferred compensation expenses, and

•	$7 million in lower salaries resulting from cost reduction initiatives in late 2005.

Franchise and revenue-based taxes decreased $236 million to $127 million in 2006. This change includes a $247 million decrease due to the absence of Oncor operations in 2006. A $12 million increase in ongoing operations reflected higher state gross receipts taxes due to higher revenues.

Other income totaled $78 million in 2006 and $115 million in 2005. Other deductions totaled $210 million in 2006, which included a $198 million impairment charge related to natural gas-fueled generation plants and $26 million in 2005. Oncor’s results in 2005 included $4 million in other income and $11 million in other deductions. See Note 14 to the 2007 year-end Financial Statements for details.

Interest income increased by $157 million to $252 million in 2006 primarily reflecting higher average advances to affiliates. This change includes a $1 million decrease, net of $58 million intercompany elimination, due to the absence of Oncor operations in 2006.

Interest expense and related charges decreased by $282 million to $334 million in 2006. This change includes a $211 million decrease, net of $58 million intercompany elimination, due to the absence of Oncor operations in 2006. A $71 million decrease in ongoing operations reflected $56 million in lower average borrowings and $15 million of higher capitalized interest.

Income tax expense on income from continuing operations totaled $1.306 billion in 2006 compared to $882 million in 2005. The effective tax rate was 34.3% in 2006 compared to 32.7% in 2005. The 2006 amount included a charge of $46 million (a 1.2 percentage point effective tax rate impact) representing an adjustment to deferred tax liabilities arising from the enactment of the Texas margin tax as described in Note 12 to the 2007 year-end Financial Statements. The 2005 amount reflected a benefit of $29 million representing a tax reserve adjustment (1.1 percentage point effective tax rate impact) and a charge of $10 million (a 0.4 percentage point effective tax rate impact) related to the settlement of the IRS audit for the 1994 to 1996 years.

Income from continuing operations increased $685 million to $2.501 billion. This change included a $1.0 billion increase associated with ongoing operations, partially offset by a $351 million decrease due to the absence of Oncor operations in 2006. The growth in ongoing operations was driven by decreased fuel, purchased power costs and delivery fees and higher interest income, partially offset by the charge for the write-down of the natural gas-fueled generation plants.

Energy-Related Commodity Contracts and Mark-to-Market Activities — The table below summarizes the changes in commodity contract assets and liabilities for the Successor period from October 11, 2007 through December 31, 2007, and for the Predecessor periods from January 1, 2007 through October 10, 2007, the nine months ended September 30, 2006 and the years ended December 31, 2006 and 2005. The net changes in these assets and liabilities, excluding “fair value adjustments”, “other activity” and “reclassification” as described below, represent the pretax effect of mark-to-market accounting on net income for positions in the commodity contract portfolio that are not subject to cash flow hedge accounting (see discussion below and in Note 19 to the 2007 year-end Financial Statements). These positions represent both economic hedging and trading activities.

	Successor	Predecessor
	October 11, 2007 through December 31, 2007	January 1, 2007 through October 10, 2007	Nine Months Ended September 30, 2006	Year Ended December 31, 2006	Year Ended December 31, 2005
Commodity contract net asset (liability) at beginning of period	$(920)	$(23)	$(56)	$(56)	$23
Fair value adjustments at Merger closing date(a)	144	—	—	—	—
Reclassification at Merger closing date(b)	400	—	—	—	—
Settlements of positions(c)	(87)	(55)	(1)	36	(24)
Unrealized mark-to-market valuations of positions(d)	(1,469)	(757)	(86)	(3)	33
Other activity(e)	15	(85)	(16)	—	(88)

Commodity contract net asset (liability) at end of period	$(1,917)	$(920)	$(159)	$(23)	$(56)

(a)	Represents adjustments arising primarily from the adoption of SFAS 157 (largely nonperformance risk effect — see Note 23 to the 2007 year-end Financial Statements).
(b)	Represents reclassification of fair values of derivatives no longer accounted for as cash flow hedges as of the date of the Merger.
(c)	Represents reversals of fair values recognized to offset gains and losses realized upon settlement of the positions in the current period. Includes settlements of positions entered into in the current period to conform to current presentation. This change was made in association with the reclassification of commodity hedging and trading activities discussed in Note 1 to the 2007 year-end Financial Statements.
(d)	Primarily represents mark-to-market effects of positions in the long-term hedging program (see discussion above under “Long-Term Hedging Program”). Also includes an $8 million loss in the Successor period, $231 million in losses and a $30 million gain in the 2007 Predecessor period, a $109 million loss in the nine months ended September 30, 2006 and $106 million in net losses in 2006 recorded at contract inception dates (see Note 19 to the 2007 year-end Financial Statements). Includes positions entered into and settled in the current period to conform to current presentation. This change was made in association with the reclassification of commodity hedging and trading activities discussed in Note 1 to the 2007 year-end Financial Statements.
(e)	These amounts do not represent unrealized gains or losses. Includes initial values of positions involving the receipt or payment of cash or other consideration. Activity in the 2007 Predecessor period included $257 million (net of amounts settled of $7 million) in liabilities related to certain power sales agreements (see Note 19 to the 2007 year-end Financial Statements), net of a $102 million cost paid related to a structured economic hedge transaction in the long-term hedging program and $74 million in natural gas provided under physical swap transactions. Activity in the nine months ended September 30, 2006 included a $25 million loss related to physical gas exchanges offset by a $9 million gain related to net premium activity. Activity in 2005 included $75 million of natural gas received under physical swap transactions and a $12 million charge related to nonperformance by a coal contract counterparty.

In addition to the effect on net income of recording unrealized mark-to-market gains and losses that are reflected in the table above, similar effects arise in the recording of unrealized ineffectiveness gains and losses associated with commodity-related positions accounted for as cash flow hedges. These effects on net income, which include reversals of previously recorded unrealized ineffectiveness gains and losses to offset realized gains and losses upon settlement, are reflected in the balance sheet as changes in cash flow hedge and other derivative assets and liabilities (see Note 19 to the 2007 year-end Financial Statements). The total pretax effect of recording unrealized gains and losses in net income related to commodity contracts under SFAS 133 is summarized as follows:

	Successor	Predecessor
	October 11, 2007 through December 31, 2007	January 1, 2007 through October 10, 2007	Nine Months Ended September 30, 2006	Year Ended December 31, 2006	Year Ended December 31, 2005
Unrealized gains/(losses) related to contracts marked-to-market	$(1,556)	$(812)	$(87)	$33	$9
Ineffectiveness gains/(losses) related to cash flow hedges(a)	—	90	301	239	(27)

Total unrealized gains (losses) related to commodity contracts	$(1,556)	$(722)	$214	$272	$(18)

(a)	See Note 19 to the 2007 year-end Financial Statements.

Maturity Table — Following are the components of the net commodity contract liability at December 31, 2007:

Successor
Amount
Net commodity contract liability	$(1,917)
Premiums paid under option agreements	(103)
Net receipts of natural gas under physical swap transactions	11

Amount of net liability arising from recognition of fair values	$(2,009)

The following table presents the net commodity contract liability arising from recognition of fair values as of December 31, 2007, scheduled by the source of fair value and contractual settlement dates of the underlying positions. See Note 23 to the 2007 year-end Financial Statements for fair value disclosures required under SFAS 157.

	Maturity dates of unrealized commodity contract liabilities at December 31, 2007 (Successor)
	Less than 1 year	1-3 years	4-5 years	Excess of 5 years	Total
Source of fair value(a)
Prices actively quoted	$54	$(41)	$(44)	$—	$(31)
Prices provided by other external sources	77	(476)	(923)	(353)	(1,675)
Prices based on models	(79)	(34)	(27)	(163)	(303)

Total	$52	$(551)	$(994)	$(516)	$(2,009)

Percentage of total fair value	(3)%	27%	50%	26%	100%

(a)	Under this analysis, a contract can have more than one source of fair value. In such cases, the value of the contract is segregated by source of value.

The “prices actively quoted” category reflects only exchange traded contracts for which active quotes are readily available. The “prices provided by other external sources” category represents forward commodity positions valued using prices for which over-the-counter broker quotes are available. Over-the-counter quotes for power in ERCOT generally extend through 2012 and over-the-counter quotes for natural gas generally extend through 2015, depending upon delivery point. The “prices based on models” category contains the value of all nonexchange traded options, valued using option pricing models. In addition, this category contains other contractual arrangements that may have both forward and option components, as well as other contracts that are valued using long-term pricing models that utilize certain market-based inputs. In many instances, these contracts can be broken down into their component parts and each component valued separately. Components valued as forward commodity positions are included in the “prices provided by other external sources” category. Components valued as options are included in the “prices based on models” category.

Comprehensive Income

Cash flow hedge activity reported in other comprehensive income included (all amounts after-tax):

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Net increase (decrease) in fair value of cash flow hedges held at end of period:
Commodities	$5	$(288)	$598	$(100)
Financing — interest rate swaps	(182)	—	—	—

	(177)	(288)	598	(100)

Derivative value net losses (gains) reported in net income that relate to hedged transactions recognized in the period:
Commodities	—	(95)	(53)	117
Financing — interest rate swaps	—	6	6	8

	—	(89)	(47)	125

Total income (loss) effect of cash flow hedges reported in other comprehensive income	$(177)	$(377)	$551	$25

All amounts included in accumulated other comprehensive income as of October 10, 2007, which totaled $53 million in net gains, were eliminated as part of purchase accounting.

EFC Holdings has historically used, and expects to continue to use, derivative instruments that are effective in offsetting future cash flow variability in interest rates and energy commodity prices. Amounts in accumulated other comprehensive income include (i) the value of unsettled transactions accounted for as cash flow hedges (for the effective portion), based on current market conditions, and (ii) the value of dedesignated and terminated cash flow hedges at the time of such dedesignation, less amounts reclassified to earnings as the original hedged transactions are recognized, unless the hedged transactions become probable of not occurring. The effects of the hedge will be recorded in the statement of income as the hedged transactions are actually settled and affect earnings. Also see Note 19 to the 2007 year-end Financial Statements.

Liquidity and Capital Resources

Cash Flows Nine Months Ended September 30, 2008 and 2007 — Cash provided by operating activities for the nine months ended September 30, 2008 totaled $865 million compared to cash provided of $774 million in 2007. The increase in cash provided of $91 million reflects:

•

a $532 million favorable change in margin deposits primarily due to the effect of lower forward natural gas prices on positions in the long-term hedging program. The majority of the margin deposits are funded by borrowings from the TCEH Commodity Collateral Posting Facility as discussed in Note 10 to the September 30, 2008 Financial Statements;

•	a $879 million decrease in cash income taxes paid to EFH Corp. reflecting payment in 2007 of 2006 taxes, and

•	a $102 million premium paid in 2007 related to a structured natural gas-related option transaction entered into as part of TCEH’s long-term hedging program,

partially offset by a $1.393 billion increase in cash interest payments.

Cash provided by financing activities increased $1.960 billion as summarized below:

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Net issuances, repayments and repurchases of borrowings	$2,910	$1,837
Distributions paid to parent	—	(851)
Decrease in income tax-related note payable to Oncor (see Note 13 to September 30, 2008 Financial Statements)	(25)	(24)
Debt discount, financing and reacquisition expenses	(4)	(8)
Other	33	—

Total provided by financing activities	$2,914	$954

Cash used in investing activities increased $1.015 billion as summarized below:

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Net (advances to) repayments from affiliates	$(381)	$291
Capital expenditures, including nuclear fuel purchases	(1,514)	(1,584)
Investment held in money market fund	(242)	—
Net reduction of restricted cash	9	197
Other	6	(11)

Total used in investing activities	$(2,122)	$(1,107)

Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $335 million and $49 million for the nine months ended September 30, 2008 and 2007, respectively. The 2008 difference represents amortization of intangible net assets and debt fair value discounts arising from purchase accounting that is reported in various other income statement line items including operating revenues, fuel, purchased power costs and delivery fees and interest expense and related charges. The 2008 and 2007 differences also reflect the amortization of nuclear fuel, which is reported as fuel cost in the statement of income consistent with industry practice.

Cash Flows-2007, 2006 and 2005—Cash flows from operating, financing and investing activities included:

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Nine Months Ended September 30, 2006(a)	Year Ended December 31,
				2006	2005
Cash flows—operating activities
Net income (loss)	$(1,266)	$1,306	$1,977	$2,501	$1,750
Loss from discontinued operations, net of tax effect	—	—	—	—	8
Extraordinary loss, net of tax effect	—	—	—	—	50
Cumulative effect of changes in accounting principles, net of tax effect	—	—	—	—	8

Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	(1,266)	1,306	1,977	2,501	1,816
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	444	306	303	400	819
Deferred income tax expense (benefit) — net	(453)	(68)	(37)	182	643
Effect of Parent’s payment of interest on pushed down debt	24	—	—	—	—
Impairment of natural gas-fueled generation plants	—	—	198	198	—
Customer appreciation bonus charge (net of amounts credited to customers in 2006)	—	—	—	122	—
Net effect of unrealized mark-to-market valuations — losses (gains)	1,556	722	(214)	(272)	18
Other, net	19	(18)	39	34	(68)
Changes in operating assets and liabilities	(572)	(1,017)	1,716	1,592	(648)

Cash provided by (used in) operating activities	$(248)	$1,231	$3,982	$4,757	$2,580

Cash flows — financing activities
Net issuances and (repayments and repurchases) of borrowings, including premiums and discounts	22,497	2,054	(618)	(378)	451
Decrease in income tax-related payable to Oncor	(9)	(24)	(30)	(40)	—
Preferred stock dividends paid	—	—	—	—	(3)
Distributions paid to parent	(21,000)	(1,135)	(572)	(858)	(525)
Excess tax benefit on stock-based incentive compensation	—	—	13	11	16

Cash provided by (used in) financing activities	$1,488	$895	$(1,207)	$(1,265)	$(61)

Cash flows — investing activities
Net advances to affiliates	$(134)	$114	$(2,025)	$(2,278)	$(1,531)
Capital expenditures, including purchases of mining-related assets and nuclear fuel	(519)	(1,585)	(586)	(908)	(1,099)
Purchase of lease trust	—	—	(69)	(69)	—
Proceeds from TCEH senior secured letter of credit facility deposited with bank	(1,250)	—	—	—	—
Reduction of restricted cash	14	201	—	—	—
Proceeds from pollution control revenue bonds deposited with trustee	—	—	(99)	(240)	—
Other	8	(7)	(1)	(2)	58

Cash used in investing activities	$(1,881)	$(1,277)	$(2,780)	$(3,497)	$(2,572)

Cash used in discontinued operations	$—	$—	$—	$—	$(5)

Net change in cash and cash equivalents	$(641)	$849	$(5)	$(5)	$(58)

(a)	Reflects the effects of pooling of interests accounting as discussed in Note 4 to the 2007 year-end Financial Statements.

Successor Period from October 11, 2007 through December 31, 2007 — Cash used in operating activities was $248 million. The use of operating cash reflected $614 million in net margin deposits, which was largely funded by the Commodity Collateral Posting Facility, due to the effect of increases in forward natural gas prices primarily related to the long-term hedging program, and use of working capital of $279 million, partially offset by operating earnings.

Predecessor Period from January 1, 2007 through October 10, 2007 Compared to Nine Months Ended September 30, 2006 — The $2.751 billion decrease in cash provided by operating activities reflected:

•	an unfavorable change in federal income taxes payable of $1.5 billion due to timing of payments to EFH Corp.;

•	an unfavorable change in net margin deposits of $1.1 billion due to the effect of higher forward natural gas prices on hedge positions, and

•	a $102 million premium paid in 2007 related to a structured natural gas-related option transaction entered into as part of the long-term hedging program.

The $2.2 billion increase in cash provided by operating activities in 2006 reflected:

•

a favorable change of $1.488 billion in income taxes payable to EFH Corp. due to the combined effect of an increase in the 2006 liability resulting from higher taxable earnings (approximately $500 million in accrued income taxes related to 2006 taxable earnings was paid largely in the first quarter of 2007) and a refund received in 2006 related to 2005 reflecting a mark-to-market tax deduction related to a power sales agreement;

•	a favorable change of $503 million in net margin deposits, primarily reflecting amounts received from counterparties related to natural gas positions in the long-term hedging program;

•	higher operating earnings after taking into account noncash items, and

•

a favorable change of $261 million in working capital (accounts receivable, accounts payable and inventories) driven by higher wholesale natural gas and electricity receivables in 2005 due to higher prices in the fourth quarter of 2005, partially offset by lower operating earnings (after taking into account noncash items) driven by the absence of Oncor’s operating cash flows in 2006.

The year-to-year increases in capital expenditures over the three-year period ended December 31, 2007 were driven by spending related to the development and construction of new generation facilities, partially offset by the absence of Oncor’s capital expenditures after 2005.

Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $129 million, $53 million, $51 million, $66 million and $60 million for the period from October 11, 2007 through December 31, 2007, the period from January 1, 2007 through October 10, 2007, the nine months ended September 30, 2006 and the years 2006 and 2005, respectively. For the 2007, 2006 and 2005 Predecessor periods, this difference represents amortization of nuclear fuel, which is reported as fuel costs in the statement of income consistent with industry practice. For the 2007 Successor period, this difference also represents amortization of intangible net assets and debt fair value discounts arising from purchase accounting that is reported in various other income statement line items including operating revenues, fuel and purchased power costs and interest expense.

Debt Financing Activity — Long-term borrowings for the nine months ended September 30, 2008 totaled $1.277 billion and included $1.004 billion of borrowings under the TCEH Delayed Draw Term Loan Facility to fund expenditures, principally related to the construction of the new generation facilities and the remarketing of $242 million principal amount of pollution control revenue bonds. Retirements for the nine months ended September 30, 2008 totaled $399 million and included the remarketing of $242 million principal amount of pollution control revenue bonds and $123 million repaid under the TCEH Initial Term Loan Facility. Short-term borrowings increased $2.032 billion in the nine months ended September 30, 2008 driven by $1.910 billion of cash borrowings from the TCEH Revolving Credit Facility, the vast majority of which is being held in highly liquid short-term investments as discussed below, and an increase of $122 million in borrowings under the Commodity Collateral Posting Facility.

See Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements for further detail of long-term debt and other financing arrangements.

EFC Holdings may from time to time purchase its outstanding debt securities for cash in open market purchases, privately negotiated transactions or other transactions. EFC Holdings will evaluate any such transactions in light of market prices of the securities, taking into account its liquidity requirements and prospects for future access to capital, contractual restrictions and other factors. The amounts involved in any such transactions, individually or in the aggregate, may be material.

Credit Facilities — The following table summarizes changes in liquidity available under TCEH’s committed credit facilities for the year-to-date period ended October 31, 2008:

	Availability
	December 31, 2007	October 31, 2008(a)	Change
TCEH Delayed Draw Term Loan Facility	$1,950	$842	$(1,108)
TCEH Revolving Credit Facility	$2,636	$1,166	$(1,470)

Total	$4,586	$2,008	$(2,578)

(a)	The TCEH Delayed Draw Term Loan Facility includes $14 million of undrawn commitments from a subsidiary of Lehman Brothers Holdings Inc. and excludes $2 million of requested draws by TCEH that have not been funded by the Lehman subsidiary as of October 31, 2008. The TCEH Revolving Credit Facility includes $134 million of undrawn commitments from the Lehman subsidiary and excludes $35 million of requested draws by TCEH that have not been funded by the Lehman subsidiary as of October 31, 2008.

The TCEH Delayed Draw Term Loan Facility is used to fund certain specified expenditures, principally related to the construction of the new generation facilities, and related expenses. The TCEH Revolving Credit Facility is used for working capital and other general corporate purposes. The TCEH Letter of Credit Facility is used for issuing letters of credit for general corporate purposes and had availability of $357 million of letters of credit as of October 31, 2008. During September and October 2008, TCEH borrowed approximately $2.3 billion under its Revolving Credit Facility, of which approximately $1 billion was repaid from October 28 through October 31, 2008. As of October 31, 2008, TCEH held cash and cash equivalents totaling $1.320 billion and a $242 million investment in a money market fund being liquidated (as described in Note 14 to the September 30, 2008 Financial Statements). (In November 2008, TCEH received $101 million of its $242 million investment in the money market fund, and in January 2009, TCEH received the balance of its investment.) EFC Holdings has unlimited availability under the committed TCEH Commodity Collateral Posting Facility to fund the collateral posting requirements for specified natural gas hedging transaction volumes. (See discussion below under “Liquidity Effects of Commodity Hedging and Trading Activities.”)

Although neither EFC Holdings nor TCEH had any immediate needs for the additional liquidity from the cash borrowings from the TCEH Revolving Credit Facility, the borrowings were made as a precautionary measure due to significant dislocation in the financial markets as evidenced by, among other matters, the bankruptcy filing by Lehman as well as a substantial widening of credit default swap spreads of other institutional banks, a significant increase in the LIBOR rate, a significant halt in commercial paper markets and a significant widening of TED (the price difference between 3-month T-Bill futures and 3-month Eurodollar futures) spreads (collectively, “Key Market Metrics”). TCEH anticipated repaying some or all of these borrowings upon seeing an improvement in financial market conditions. Given the enactment of federal legislation that is intended to support the solvency of institutional banks, significant improvement in each of the

Key Market Metrics and the increased interest cost associated with having these borrowings remain outstanding, TCEH has repaid a portion of these borrowings. EFC Holdings and TCEH will continue to monitor financial market conditions, and TCEH anticipates repaying the remaining borrowings to the extent financial market conditions continue to improve. If, however, financial market conditions worsen, TCEH may continue to retain these borrowings and may borrow repaid funds. TCEH expects to maintain the cash proceeds from the borrowings in highly liquid short-term investments pending use for liquidity needs or repayment.

See Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements for additional discussion of the facilities.

Bankruptcy Filing of Lehman Brothers Holdings Inc. — In September 2008, Lehman Brothers Holdings Inc. (Lehman) filed for bankruptcy under the U.S. Bankruptcy Code. EFC Holdings and its subsidiaries have business relationships with Lehman and its subsidiaries.

Subsidiaries of TCEH were counterparties with subsidiaries of Lehman with respect to wholesale energy marketing transactions, including natural gas hedging transactions that were part of EFC Holdings’ corporate hedging program. The obligations of these Lehman subsidiaries are guaranteed by Lehman, and the Lehman bankruptcy filing gave TCEH’s subsidiaries the right to terminate the transactions. TCEH’s subsidiaries provided notice to the Lehman subsidiaries terminating these transactions effective on September 15, 2008 (the “Termination Date”) pursuant to its rights under the master agreement for the transactions. As of the Termination Date, its subsidiaries’ direct net financial position with respect to these transactions was $26 million (excluding termination related costs), which was reserved for as a charge reported in other deductions in the three months ended September 30, 2008. EFC Holdings’ overall corporate hedging program was not materially impacted by this termination.

A subsidiary of Lehman that filed for bankruptcy under the U.S. Bankruptcy Code in October 2008 is a lender under the TCEH Senior Secured Facilities. The aggregate amount of unfunded commitments under the TCEH Delayed Draw Term Loan Facility as of October 31, 2008 was approximately $842 million, which amount includes approximately $14 million of availability attributable to the Lehman subsidiary’s aggregate funding commitment but excludes approximately $2 million of draw requests by TCEH that have not been funded by the Lehman subsidiary as of October 31, 2008. In addition, as of October 31, 2008, TCEH had outstanding cash borrowings under its Revolving Credit Facility of approximately $1.481 billion in the aggregate, including approximately $139 million funded by the Lehman subsidiary, and outstanding letters of credit under its Revolving Credit Facility of approximately $18 million in the aggregate, of which approximately $2 million was for the account of the Lehman subsidiary. The aggregate amount of unfunded commitments under the TCEH Revolving Credit Facility as of October 31, 2008, was approximately $1.166 billion, which amount includes approximately $134 million of availability attributable to the Lehman subsidiary’s aggregate funding commitment but excludes approximately $35 million of draw requests by TCEH that have not been funded by the Lehman subsidiary as of October 31, 2008. EFC Holdings does not believe the potential reduction in available capacity under these credit facilities will have a significant impact on its liquidity or the liquidity of its subsidiaries.

Commodity Hedging and Trading Activities — With the tightening of credit markets, there has been some decline in the number of market participants in the energy commodities markets, resulting in less liquidity particularly in the ERCOT wholesale electricity market. Participation by financial institutions and other intermediaries (including investment banks) has declined. However, traditional counterparties with physical assets to hedge continue to participate in the markets. EFC Holdings continues to monitor liquidity and credit risk in the markets to assess any impacts on its overall hedging strategy.

PIK Interest Election — EFH Corp. and TCEH have the option every six months until November 1, 2012, at their election, to use the payment-in-kind (PIK) feature of their respective toggle notes in lieu of making cash interest payments. While EFH Corp. and TCEH have sufficient liquidity to meet their anticipated ongoing needs without use of this PIK feature, the companies have elected to do so for the May 1, 2009 interest payment date as an efficient and cost-effective method to further enhance liquidity, in light of the substantial dislocation in the financial markets. Moreover, the incremental liquidity obtained by using the PIK feature of the toggle notes for this specific payment period partially offsets the liquidity that was effectively lost as a result of the default by affiliates of Lehman under TCEH’s Senior Secured Facilities. In the future, the companies will evaluate this option at each election period, taking into account market conditions and other relevant factors at such time.

As a result, on October 31, 2008, EFH Corp. delivered notice to The Bank of New York Mellon, in its capacity as trustee under the indenture for the EFH Corp. toggle notes, that, with respect to the cash interest that would have been due on such notes on the May 1, 2009 interest payment date in the amount of approximately $141 million, EFH Corp. will make such interest payment by using the PIK feature of the EFH Corp. toggle notes instead of cash. The election will increase the interest rate on the EFH Corp. toggle notes from 11.25% to 12.00% during the interest period covered by the PIK election and require EFH Corp. to issue an additional $150 million principal amount of EFH Corp. toggle notes on May 1, 2009. In addition, the election will increase liquidity by an amount equal to approximately $141 million, constituting the amount of cash interest that otherwise would have been payable on May 1, 2009, and increase the expected annual cash interest expense related to such notes by approximately $17 million, constituting the additional cash interest that would be payable with respect to the $150 million of additional EFH Corp. toggle notes.

Similarly, on October 31, 2008, TCEH delivered notice to The Bank of New York Mellon, in its capacity as trustee under the indenture for the toggle notes, that, with respect to the cash interest that would have been due on such notes on the May 1, 2009 interest payment date in the amount of approximately $92 million, TCEH will make such interest payment by using the PIK feature of the toggle notes instead of paying cash. The election will increase the interest rate on the toggle notes from 10.50% to 11.25% during the interest period covered by the PIK election and require TCEH to issue an additional approximately $98.5 million principal amount of toggle notes on May 1, 2009. In addition, the election will increase liquidity by an amount equal to approximately $92 million, constituting the amount of cash interest that otherwise would have been payable on May 1, 2009, and increase the expected annual cash interest expense related to such notes by approximately $10 million, constituting the additional cash interest that would be payable with respect to the approximately $98.5 million of additional toggle notes.

Liquidity Needs, Including Capital Expenditures — Capital expenditures, including capitalized interest, for 2008 are expected to total approximately $2.2 billion and include investments in TCEH generation facilities, including:

•	approximately $1.3 billion for construction of one generation unit at Sandow and two generation units and mine development at Oak Grove;

•	approximately $700 million for major maintenance, primarily in existing generation operations, and

•	approximately $200 million for environmental expenditures related to existing generation units.

Because its businesses are capital intensive, EFC Holdings expects to rely over the long-term upon access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash-on-hand or operating cash flows. The inability to raise capital on favorable terms or failure of counterparties to perform under credit, hedging or other financial agreements, particularly considering the current uncertainty in the financial markets, could impact EFC Holdings ability to sustain and grow its businesses and would likely increase capital costs. EFC Holdings expects cash flows from operations combined with availability under its credit facilities discussed in Note 7 to the September 30, 2008 Financial Statements to provide sufficient liquidity to fund its current obligations, projected working capital requirements, any restructuring obligations and capital spending for a period that includes the next twelve months.

Notes Receivable from Parent — On November 5, 2008, Oncor issued and sold a 19.75% minority stake to an investor group to further enhance Oncor’s separation from Texas Holdings, EFH Corp., and EFH Corp.’s other subsidiaries. The proceeds received by Oncor from this sale were ultimately distributed to EFH Corp. Under the terms of certain financing arrangements of EFH Corp. and TCEH, upon such distribution, under certain circumstances, EFH Corp. is required to repay certain outstanding intercompany loans from TCEH. As of November 5, 2008, $837 million of such intercompany loans were outstanding. On November 6, 2008, EFH Corp. repaid the $253 million balance of such notes related to payments of principal and interest on EFH Corp. debt.

Additional Financial Market Uncertainty Consideration — As of September 30, 2008, EFC Holdings had no debt that was insured. TCEH had $204 million of tax-exempt long-term debt backed by $208 million in letters of credit expiring in 2014. If there is a loss of confidence in the creditworthiness of the letter of credit provider and TCEH were consequently unable to substitute letters of credit from an acceptable bank, TCEH could experience an increase in its interest expense.

Liquidity Effects of Commodity Hedging and Trading Activities — Commodity hedging and trading transactions typically require a counterparty to post collateral if the forward price of the underlying commodity moves such that the hedging or trading instrument held by such counterparty has declined in value. EFC Holdings and its subsidiaries use cash and letters of credit and other collateral structures to satisfy such collateral obligations. In addition, TCEH’s Commodity Collateral Posting Facility, an uncapped senior secured revolving credit facility funds the cash collateral posting requirements for a significant portion of the positions in the long- term hedging program not otherwise secured by a first-lien in the assets of TCEH. The aggregate principal amount of this facility is determined by the exposure arising from higher forward market prices, regardless of the amount of such exposure, on a portfolio of certain natural gas hedging transaction volumes. Including those hedging transactions where margin deposits are covered by unlimited borrowings under the TCEH Commodity Collateral Posting Facility, at October 24, 2008, more than 95% of EFC Holdings’ long-term natural gas hedging program transactions were secured by a first-lien interest in the assets of TCEH that is pari passu with the TCEH Senior Secured Facilities, the effect of which is a significant reduction in EFC Holdings’ liquidity exposure associated with collateral requirements for those hedging transactions. See Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements for more information about this facility.

As of September 30, 2008, EFC Holdings’ has received or posted cash and letters of credit for commodity hedging and trading activities as follows:

•	$302 million in cash has been posted with counterparties for exchange cleared transactions (including initial margin), as compared to $79 million posted as of December 31, 2007,

•	$464 million in cash has been posted with counterparties for over-the-counter and other non-exchanged cleared transactions, as compared to $429 million posted as of December 31, 2007, and

•	$829 million in letters of credit have been posted with counterparties, as compared to $592 million posted as of December 31, 2007.

Borrowings under the TCEH Commodity Collateral Posting Facility funded the substantial majority of the above cash postings. The posted letters of credit were largely supported by restricted cash borrowed under the TCEH Letter of Credit Facility. See Notes 16 and 17 to the 2007 year-end Financial Statements and Notes 7 and 8 to the September 30, 2008 Financial Statements.

With respect to exchange cleared transactions, these transactions typically require initial margin (i.e. the upfront cash and/or letter of credit posted to take into account the size and maturity of the positions and credit quality) in addition to variance margin (i.e. the daily cash margin posted to take into account changes in the value of the underlying commodity). The amount of initial margin required is generally defined by exchange rules. Clearing agents, however, typically have the right to request additional initial margin based on various factors including market depth, volatility and credit quality, which may be in the form of cash, letters of credit, a guaranty or other forms as negotiated with the clearing agent. With respect to cash collateral that is received, such cash collateral is either used by TCEH for working capital and other corporate purposes, including reducing short-term borrowings under credit facilities, or it is required to be deposited in a separate account and restricted from being used for working capital and other corporate purposes. On over-the-counter transactions, such counterparties generally have the right to substitute letters of credit for such cash collateral. In such event, the cash collateral previously posted would be returned to such counterparties thereby reducing EFC Holdings’ liquidity in the event that it was not restricted. As of September 30, 2008, cash collateral received totaled $20 million. See Note 14 to the September 30, 2008 Financial Statements regarding restricted cash.

As a result of the long-term hedging program, increases in natural gas prices result in increased cash collateral and letter of credit margin requirements. As a representative example, as of October 24, 2008, for each $1.00 per MMBtu increase in forward natural gas prices across the period from 2008 through 2014, EFC Holdings’ cash collateral posting requirements associated with the long-term hedging program would increase by approximately $820 million, essentially all of which would be funded by the TCEH Commodity Collateral Posting Facility.

Capitalization — The capitalization ratios of EFC Holdings consisted of 91.3% and 88.5% long-term debt, less amounts due currently, and 8.7% and 11.5% shareholders’ equity at September 30, 2008 and December 31, 2007, respectively. Total debt to capitalization, including short-term debt, was 91.9%, 88.7% and 34.0% at September 30, 2008, December 31, 2007 and 2006, respectively.

Sale of Accounts Receivable — Certain subsidiaries of EFC Holdings that are engaged in retail sales of electricity participate in an accounts receivable securitization program established by EFH Corp., the activity under which is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, such subsidiaries (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy-remote direct subsidiary of EFH Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions. All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Funding to EFC Holdings under the program totaled $700 million, $363 million and $541 million at September 30, 2008, December 31, 2007 and December 31, 2006, respectively. See Note 15 to the 2007 year-end Financial Statements and Note 6 to the September 30, 2008 Financial Statements for a more complete description of the program including the impact of the program on the financial statements for the periods presented and the contingencies that could result in a reduction of funding available under the program.

Covenants and Restrictions under Financing Arrangements — Each of the TCEH Senior Secured Facilities and the TCEH Indenture contains covenants that could have a material impact on the liquidity and operations of EFC Holdings and its subsidiaries. A brief description of certain of these covenants is provided below. See also Note 7 to the September 30, 2008 Financial Statements for additional discussion of the covenants contained in these financing arrangements. Certain series of TCEH’s pollution control revenue bonds, which were remarketed in June 2008, include covenants similar to the covenants discussed below regarding the TCEH Indenture. These covenants generally apply to TCEH and its subsidiaries and not to EFC Holdings.

When the term “Adjusted EBITDA” (see Glossary) is referenced in the covenant description below, it is a reference to, and generally synonymous with, the term “Consolidated EBITDA” that is used in the TCEH Senior Secured Facilities and a reference to, and generally synonymous with, the term “EBITDA” that is used in the TCEH Indenture. Further, the indenture (“EFH Corp. Indenture”) governing the $4.5 billion principal amount of EFH Corp. senior notes issued subsequent to the Merger (EFH Corp. Notes) provides that for EFH Corp., Oncor results be included in Adjusted EBITDA when used in connection with making restricted payments and investments other than payments to the Sponsor Group but that the Oncor results be excluded and distributions received from Oncor be included when used in connection with the incurrence of debt. Adjusted EBITDA (as used in the restricted payments covenants for the TCEH Indenture and the EFH Corp. Indenture), for the twelve months ended September 30, 2008 totaled $3.5 billion and $4.8 billion for TCEH and EFH Corp., respectively. The following is a reconciliation of net income to Adjusted EBITDA:

	TCEH Twelve Months Ended September 30, 2008	EFH Corp Twelve Months Ended September 30, 2008

Net income(loss)	$(1,956)	$(2,235)
Income tax expense (benefit)	(1,010)	(1,038)
Interest expense and related charges	2,356	3,371
Depreciation and amortization	1,150	1,654

EBITDA	$540	$1,752

Oncor EBITDA	—	(1,384)
Oncor distributions/dividends	—	288
Interest income	(66)	(49)
Amortization of nuclear fuel	74	74
Purchase accounting adjustments(a)	424	463
Unrealized net (gain) or loss resulting from hedging transactions	1,796	1,796
Impairment of assets and inventory write down(b)	502	457
Losses on sale of receivables	33	33
Income from discontinued operations, net of tax effect	—	(1)
Noncash compensation expense (SFAS 123R)(c)	8	23
Severance expense(d)	1	1
Transition and business optimization costs(e)	39	47
Transaction and merger expenses(f)	1	107
Restructuring and other(g)	34	33
Expenses incurred to upgrade or expand a generation station(h)	100	100

Adjusted EBITDA per Incurrence Covenant	$3,486	3,740

Expenses related to unplanned generation station outages(h)	218	N/A

Adjusted EBITDA per Maintenance Covenant (TCEH)	$3,704	N/A
Add back Oncor Adjustments	N/A	1,060

Adjusted EBITDA per Restricted Payments Covenants (EFH Corp.)	N/A	4,800

(a)	Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, environmental credits, coal purchase contracts and power purchase agreements and the stepped up value of nuclear fuel. Also includes certain credits not recognized in net income due to purchase accounting.
(b)	Impairment of assets represents the impairment of emission allowances intangible assets and (for EFH Corp.) charges related to the impairment of the assets and transportation and storage of materials related to canceled development of coal-fueled generation facilities. See Note 3 to the September 30, 2008 Financial Statements.

(c)	Noncash compensation expense excludes capitalized amounts.
(d)	Severance expense includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(e)	Transition and business optimization costs include professional fees primarily for retail billing and customer care systems enhancements and incentive compensation.
(f)	Transaction and merger expenses include costs related to the Merger. For EFH Corp., also include administrative costs related to the canceled program to develop coal-fueled generation facilities, the Sponsor management fee and costs related to certain growth initiatives.
(g)	Restructuring and other includes the charge related to the bankruptcy of a subsidiary of Lehman Brothers Holdings, Inc.
(h)	Expenses incurred to upgrade or expand a generation station reflect noncapital outage costs.

Maintenance Covenant — Under the TCEH Senior Secured Facilities, TCEH and its restricted subsidiaries are required to maintain a consolidated secured debt to Adjusted EBITDA ratio (as defined in the TCEH Senior Secured Facilities) measured over a rolling four-quarter measurement period, which cannot exceed 7.25 to 1.00 for the first measurement period ending September 30, 2008, declining over time to 5.75 to 1.00 for the measurement periods ending March 31, 2014 and thereafter. In the event that TCEH fails to comply with this ratio, it has the right to cure its non-compliance by soliciting a cash investment in an amount necessary to become compliant. The ratio for the period ending September 30, 2008 was 4.59 to 1.00.

Debt Incurrence Covenants — Under the EFH Corp. Indenture, EFH Corp. and its restricted subsidiaries (other than TCEH and its restricted subsidiaries) are not permitted to incur indebtedness or issue certain classes of preferred stock unless, on a pro forma basis, after giving effect to such incurrence or issuance, the fixed charge coverage ratio (as defined in the Indenture) on a consolidated basis for EFH Corp. and its restricted subsidiaries is at least 2.0 to 1.0 or such incurrence or issuance is otherwise permitted by specified exceptions in the indenture. The fixed charge coverage ratio is generally defined as the ratio of Adjusted EBITDA of EFH Corp. to fixed charges of EFH Corp., in each case on a consolidated basis but excluding Oncor. The fixed charge coverage ratio for EFH Corp. was 1.2 to 1.0 at September 30, 2008. In addition, under this indenture, TCEH and its restricted subsidiaries are not permitted to incur indebtedness or issue certain classes of preferred stock unless, on a pro forma basis, after giving effect to such incurrence or issuance, the fixed charge coverage ratio (as defined in the indenture) on a consolidated basis for TCEH and its restricted subsidiaries is at least 2.0 to 1.0 or such incurrence or issuance is otherwise permitted by specified exceptions in the indenture. The fixed charge coverage ratio for that purpose is generally defined as the ratio of Adjusted EBITDA of TCEH to fixed charges of TCEH, in each case, on a consolidated basis. The fixed charge coverage ratio for TCEH as of September 30, 2008 was 1.4 to 1.0.

Under the TCEH Senior Secured Facilities, TCEH and its restricted subsidiaries are generally not permitted to incur indebtedness unless, on a pro forma basis, after giving effect to such incurrence, the Adjusted EBITDA to consolidated interest expense ratio (as defined in the TCEH Senior Secured Facilities) is at least 2.0 to 1.0 or such incurrence is otherwise permitted by specified exceptions in the TCEH Senior Secured Facilities. This ratio was 1.4 to 1.0 for the twelve months ended September 30, 2008.

Under the TCEH Indenture, TCEH and substantially all of its subsidiaries are not permitted to incur indebtedness or issue certain classes of preferred stock unless, on a pro forma basis, after giving effect to such incurrence or issuance, the fixed charge coverage ratio (as defined in the Indenture) on a consolidated basis for TCEH and its restricted subsidiaries is at least 2.0 to 1.0 or such incurrence or issuance is otherwise permitted by specific exceptions in the Indenture. The fixed charge coverage ratio is generally defined as the ratio of Adjusted EBITDA of TCEH to fixed charges (as defined in the Indenture) of TCEH, in each case, on a consolidated basis. The ratio was 1.4 to 1.0 for the twelve months ended September 30, 2008.

Restricted Payments/Limitation on Investments — Under the TCEH Senior Secured Facilities and the TCEH Indenture, TCEH and its restricted subsidiaries have limitations (subject to certain exceptions) on making restricted payments or investments (as defined in the applicable debt agreement), including certain dividends, equity repurchases, subordinated debt repayments, extensions of credit and certain types of investments.

Under the EFH Corp. indenture, EFH Corp. and its restricted subsidiaries have limitations, subject to certain exceptions, on making restricted payments (as defined in the EFH Corp. Indenture), including cash dividends, equity repurchases, subordinated debt repayments and investments, unless the amount of such restricted payments is less than a formula based on 50% of consolidated net income (as defined in such indenture) and unless a fixed charge coverage ratio (as defined in such indenture), on a pro forma basis, after giving effect to such restricted payment, is at least 2.0 to 1.0 (or 2.0 to 1.0 of TCEH in the case of certain restricted payments by TCEH and its restricted subsidiaries) or as such restricted payment is otherwise permitted by specified exceptions in the EFH Corp. Indenture. The fixed charge coverage ratio for this purpose is generally defined as the fixed charge coverage ratio of EFH Corp. and all of its restricted subsidiaries, including Oncor Holdings and its subsidiaries as restricted subsidiaries for purposes of such calculation and was 1.4 to 1.0 for EFH Corp. as of September 30, 2008. However, in the case of payments to the Sponsor Group, the fixed charge coverage ratio for this purpose is defined as the fixed charge coverage ratio of EFH Corp. and its restricted subsidiaries (but not including Oncor Holdings and its subsidiaries as restricted subsidiaries for purposes of such calculation) and was 1.2 to 1.0 as of September 30, 2008. Notwithstanding any other provisions of the EFH Corp. Indenture, EFH Corp. and its restricted subsidiaries may not pay any dividends or other returns to Texas Holdings unless, on a pro forma basis, after giving effect to such payment, the consolidated leverage ratio of EFH Corp. is equal to or less than 7.0 to 1.0. Consolidated leverage ratio is generally defined as the ratio of consolidated total indebtedness (as defined in the EFH Corp. Indenture) of EFH Corp. to Adjusted EBITDA of EFH Corp., in each case, on a consolidated basis, excluding Oncor Holdings and its subsidiaries and was 9.2 to 1.0 as of September 30, 2008.

Financial Covenants, Credit Rating Provisions and Cross Default Provisions — The terms of certain financing arrangements of EFC Holdings contain financial covenants that require maintenance of leverage ratios and/or contain a minimum net worth covenant. As of September 30, 2008, EFC Holdings was in compliance with all such applicable covenants.

Credit Ratings — The rating agencies assign issuer credit ratings for EFC Holdings and its subsidiaries. The issuer credit ratings as of November 3, 2008 for EFC Holdings and its subsidiaries are B-, B2 and B by S&P, Moody’s and Fitch, respectively.

Additionally, the rating agencies assign credit ratings on certain debt securities issued by EFH Corp. and EFC Holdings and its subsidiaries. The credit ratings assigned for debt securities issued by EFC Holdings and certain of its subsidiaries and by EFH Corp. that are guaranteed by EFC Holdings as of November 3, 2008 are presented below:

	S&P	Moody’s	Fitch
EFH Corp. (Senior Unsecured)(a)	B-	B3	B+
EFC Holdings (Senior Unsecured)	CCC	Caa1	CCC+
TCEH (Senior Secured)	B+	Ba3	BB
TCEH (Senior Unsecured)(b)	CCC	B3	B+
TCEH (Unsecured)	CCC	Caa1	B-

(a)	EFH Corp. cash-pay and toggle notes
(b)	TCEH cash pay and toggle notes

S&P and Fitch have placed the ratings for EFH Corp. and its subsidiaries on “stable outlook.” On November 3, 2008, Moody’s announced that it changed the rating outlook for EFH Corp. and TCEH to negative from stable, stating that the change was primarily related to the decision to elect the PIK interest option on the EFH Corp. toggle notes and the toggle notes for the interest due on May 1, 2009.

A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Ratings can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Material Credit Rating Covenants and Credit Worthiness Effects on Liquidity — As a result of TCEH’s non-investment grade credit rating and considering collateral thresholds of certain retail and wholesale commodity contracts, as of September 30, 2008 counterparties to those contracts could have required TCEH to post up to an aggregate of $100 million in additional collateral. This amount largely represents the below market terms of these contracts as of September 30, 2008; thus, this amount will vary depending on the value of these contracts on any given day.

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of the previous downgrade of TCEH’s credit rating to below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. The amount of collateral support required to be posted, as well as the time period of transition charges covered, varies by utility. Based on requests to post collateral support from utilities that have been received by TCEH and its subsidiaries as of September 30, 2008, TCEH has posted collateral support in the form of letters of credit to the applicable utilities in an aggregate amount equal to $24 million, with $14 million of this amount posted for the benefit of Oncor.

The PUCT has rules in place to assure adequate credit worthiness of any REP. Under these rules, TCEH maintains availability under its credit facilities of an amount no less than the aggregate amount of customer deposits and any advanced payments received from customers, and maintains equity in an amount that exceeds the minimum required by PUCT rules. As of September 30, 2008, the amount of customer deposits received from customers held by TCEH’s REP subsidiaries totaled approximately $120 million.

The RRC has rules in place to assure adequate credit worthiness of parties that have mining reclamation obligations. Under these rules, should the RRC determine that the credit worthiness of Luminant Generation Company LLC is not sufficient to support Luminant’s reclamation obligations, TCEH may be required to post cash or letter of credit collateral support in an amount currently estimated to be approximately $600 million to $800 million. This amount would vary depending upon numerous factors, including Luminant Generation Company LLC’s credit worthiness and the level of mining reclamation obligations.

ERCOT also has rules in place to assure adequate credit worthiness of parties that schedule power on the ERCOT System. Under these rules, TCEH has posted collateral support, predominantly in the form of letters of credit, totaling $77 million as of September 30, 2008 (which is subject to periodic adjustments).

Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As part of this stipulation, TCEH is required to post a letter of credit in an amount equal to $170 million to secure TXU Energy’s payment obligations to Oncor if two or more of Oncor’s credit ratings are below investment grade. As of November 3, 2008, Oncor maintains an investment grade rating with each of the rating agencies.

Other arrangements of TCEH, including the accounts receivable securitization program (see Note 15 to the 2007 year-end Financial Statements and Note 6 to the September 30, 2008 Financial Statements) and certain leases, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on credit ratings of TCEH.

In the event that any or all of the additional collateral requirements discussed above are triggered, EFC Holdings believes it will have adequate liquidity to satisfy such requirements.

Material Cross Default Provisions — Certain financing arrangements contain provisions that may result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that could or does result in an acceleration of payments due. Such provisions are referred to as “cross default” provisions.

A default by TCEH or any restricted subsidiary in respect of indebtedness, excluding indebtedness relating to the sale of receivables program, in an aggregate amount in excess of $200 million may result in a cross default under the TCEH Senior Secured Facilities. Under these facilities such a default may cause the maturity of outstanding balances ($22.651 billion at October 31, 2008) under such facility to be accelerated.

The TCEH Indenture contains a cross acceleration provision where a payment default at maturity or on acceleration of principal indebtedness under any instrument or instruments of TCEH and any of its restricted subsidiaries in the aggregate amount equal to or greater than $250 million may cause the acceleration of the notes.

The indenture governing the $4.5 billion of EFH Corp. Notes contains a cross acceleration provision where a payment default at maturity or on acceleration of principal indebtedness under any instrument or instruments of EFH Corp. and any of its restricted subsidiaries in the aggregate amount equal to or greater than $250 million may cause the acceleration of the EFH Corp. Notes.

The accounts receivable securitization program contains a cross default provision with a threshold of $200 million that applies in the aggregate to the originators, any parent guarantor of an originator or TCEH acting as collection agent under the program. TXU Receivables Company and EFH Corporate Services Company, as collection agent, in the aggregate have a cross default threshold of $50,000. If any of the aforementioned defaults on indebtedness of the applicable threshold were to occur, the program could terminate.

EFC Holdings and its subsidiaries enter into energy-related and financial contracts, the master forms of which contain provisions whereby an event of default or acceleration of settlement would occur if EFC Holdings or those subsidiaries were to default under an obligation in respect of borrowings in excess of thresholds, which vary, stated in the contracts. The entities whose default would trigger cross default vary depending on the contract.

Each of TCEH’s natural gas hedging agreements that are secured with a lien on its assets on a pari passu basis with the TCEH Senior Secured Facilities contains a cross default provision. In the event of a default by TCEH or any of its subsidiaries relating to indebtedness (such amounts varying by contract but ranging from $200 million to $250 million), then each counterparty under these hedging agreements would have the right to terminate its hedge agreement with TCEH and require all outstanding obligations under such agreement to be settled.

In the event of a default by TCEH relating to indebtedness in an amount equal to or greater than $200 million that results in the acceleration of such debt, then each counterparty under TCEH’s interest rate swap agreements with a notional value totaling $27.595 billion at October 31, 2008 would have the right to terminate its interest rate swap agreement with TCEH and require all outstanding obligations under such agreement to be settled.

Other arrangements, including leases, have cross default provisions, the triggering of which would not result in a significant effect on liquidity.

Long-Term Contractual Obligations and Commitments — The following table summarizes EFC Holdings’ contractual cash obligations as of December 31, 2007 (see Note 16 to the 2007 year-end Financial Statements for additional disclosures regarding these long-term debt and non-cancelable purchase obligations).

Contractual Cash Obligations	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years	Total
Long-term debt—principal(a)	$160	$616	$1,090	$26,885	$28,751
Long-term debt—interest(b)	2,456	4,857	4,772	6,092	18,177
Operating and capital leases(c)	64	127	155	384	730
Obligations under commodity purchase and services agreements(d)	3,024	3,184	2,081	1,318	9,607

Total contractual cash obligations(e)	$5,704	$8,784	$8,098	$34,679	$57,265

(a)	Excludes capital lease obligations and fair value discounts related to purchase accounting. Also excludes $2.250 billion of EFH Corp. debt guaranteed by EFC Holdings that is reflected on EFC Holdings balance sheet in accordance with Staff Accounting Bulletin 5-J.
(b)	Includes net amounts payable under interest rate swaps. Variable interest payments and net amounts payable under interest rate swaps are calculated based on interest rates in effect at December 31, 2007. Excludes interest on EFH Corp. debt reflected on EFC Holdings balance sheet discussed in note (a) above.
(c)	Includes short-term noncancelable leases.
(d)	Includes capacity payments, nuclear fuel and natural gas take-or-pay contracts, coal contracts, business services and nuclear-related outsourcing and other purchase commitments. Amounts presented for variable priced contracts assumed the year-end 2007 price remained in effect for all periods except where contractual price adjustment or index-based prices were specified.
(e)	Table does not include cancellable contracts associated with the construction of new generation facilities with obligations totaling approximately $1.6 billion through 2010. See Note 17 to the 2007 year-end Financial Statements.

The following contractual obligations were excluded from the table above:

•	contracts between affiliated entities and intercompany debt;

•

individual contracts that have an annual cash requirement of less than $1 million (however, multiple contracts with one counterparty that are more than $1 million on an aggregated basis have been included);

•	contracts that are cancelable without payment of a substantial cancellation penalty;

•	employment contracts with management and

•	liabilities related to uncertain tax positions discussed in Note 11 to the 2007 year-end Financial Statements.

Guarantees — See Note 17 to the 2007 year-end Financial Statements for details of guarantees.

Off Balance Sheet Arrangements

See discussion above under “Sale of Accounts Receivable” and in Note 15 to the 2007 year-end Financial Statements and Note 6 to the September 30, 2008 Financial Statements.

Also see Note 17 to the 2007 year-end Financial Statements and Note 8 to the September 30, 2008 Financial Statements regarding guarantees.

Commitments and Contingencies

See Note 17 to the 2007 year-end Financial Statements and Note 8 to the September 30, 2008 Financial Statements for discussion of commitments and contingencies.

Changes in Accounting Standards

See Note 1 to the 2007 year-end Financial Statements and Note 1 to the September 30, 2008 Financial Statements for a discussion of changes in accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk that EFC Holdings may experience a loss in value as a result of changes in market conditions affecting factors such as commodity prices and interest rates, to which EFC Holdings is exposed in the ordinary course of business. EFC Holdings’ exposure to market risk is affected by a number of factors, including the size, duration and composition of its energy and financial portfolio, as well as the volatility and liquidity of markets. EFC Holdings enters into instruments such as interest rate swaps to manage interest rate risk related to its indebtedness, as well as exchange traded, over-the-counter contracts and other contractual commitments to manage commodity price risk as part of its wholesale activities. EFC Holdings’ interest rate risk discussed below was significantly affected by debt issuances in connection with the Merger.

Risk Oversight

TCEH manages the commodity price, counterparty credit and commodity-related operational risk related to the unregulated energy business within limitations established by senior management and in accordance with EFC Holdings’ overall risk management policies. Interest rate risk is managed centrally by the corporate treasury function. Market risks are monitored by risk management groups that operate independently of the wholesale commercial operations, utilizing defined practices and analytical methodologies. These techniques measure the risk of change in value of the portfolio of contracts and the hypothetical effect on this value from changes in market conditions and include, but are not limited to, Value at Risk (VaR) methodologies. Key risk control activities include, but are not limited to, transaction review and approval (including credit review), operational and market risk measurement, validation of transaction capture, portfolio valuation and reporting, including mark-to-market valuation, VaR and other risk measurement metrics.

EFH Corp. has a corporate risk management organization that is headed by a Chief Risk Officer. The Chief Risk Officer, through his designees at TCEH, enforces applicable risk limits, including the respective policies and procedures to ensure compliance with such limits and evaluates the risks inherent in the various businesses of EFC Holdings and their associated transactions.

Commodity Price Risk

EFC Holdings’ businesses are subject to the inherent risks of market fluctuations in the price of electricity, natural gas and other energy-related products they market or purchase. EFC Holdings’ businesses actively manage their portfolio of owned generation assets, fuel supply and retail sales load to mitigate the near-term impacts of these risks on results of operations. These businesses, similar to other participants in the market, cannot fully manage the long-term value impact of structural declines or increases in natural gas and power prices and spark spreads (differences between the market price of electricity and its cost of production).

In managing energy price risk, subsidiaries of EFC Holdings enter into a variety of market transactions including, but not limited to, short- and long-term contracts for physical delivery, exchange traded and over-the-counter financial contracts and bilateral contracts with customers. Activities in the wholesale operations include hedging, the structuring of long-term contractual arrangements and proprietary trading. The wholesale operation continuously monitors the valuation of identified risks and adjusts positions based on current market conditions. EFC Holdings strives to use consistent assumptions regarding forward market price curves in evaluating and recording the effects of commodity price risk.

Long-Term Hedging Program — See discussion above under “Significant Developments” for an update of the program, including potential effects on reported results.

VaR Methodology — A VaR methodology is used to measure the amount of market risk that exists within the portfolio under a variety of market conditions. The resultant VaR produces an estimate of a portfolio’s potential for loss given a specified confidence level and considers among other things, market movements utilizing standard statistical techniques given historical and projected market prices and volatilities.

A Monte Carlo simulation methodology is used to calculate VaR and is considered by management to be the most effective way to estimate changes in a portfolio’s value based on assumed market conditions for liquid markets. The use of this method requires a number of key assumptions, such as use of (i) an assumed confidence level; (ii) an assumed holding period (i.e. the time necessary for management action, such as to liquidate positions); and (iii) historical estimates of volatility and correlation data.

Trading VaR — This measurement estimates the potential loss in fair value, due to changes in market conditions, of all contracts entered into for trading purposes based on a 95% confidence level and an assumed holding period of five to 60 days.

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Month-end average Trading VaR:	$7	$9	$12
Month-end high Trading VaR:	$15	$14	$30
Month-end low Trading VaR:	$3	$6	$5

VaR for Energy-Related Contracts Subject to Mark-to-Market (MtM) Accounting — This measurement estimates the potential loss in fair value, due to changes in market conditions, of all contracts marked-to-market in net income (principally hedges not accounted for as cash flow hedges and trading positions), based on a 95% confidence level and an assumed holding period of five to 60 days.

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Month-end average MtM VaR:	$2,249	$1,081	$149
Month-end high MtM VaR:	$3,549	$1,576	$391
Month-end low MtM VaR:	$1,087	$322	$5

Earnings at Risk (EaR) — This measurement estimates the potential reduction of pretax earnings for the periods presented, due to changes in market conditions, of all energy-related contracts marked-to-market in net income and contracts not marked-to-market in net income that are expected to be settled within the fiscal year (physical purchases and sales of commodities). Transactions accounted for as cash flow hedges are also included for this measurement. A 95% confidence level and a five to 60 day holding period are assumed in determining EaR.

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Month-end average EaR:	$2,260	$1,070	$156
Month-end high EaR:	$3,916	$1,559	$387
Month-end low EaR:	$1,069	$318	$21

The increases in the risk measures (MtM VaR and EaR) above were driven by higher natural gas prices and significant increases in market volatility. The increase from 2006 to 2007 also reflects the dedesignation of positions in the long-term hedging program as cash flow hedges for accounting purposes in March 2007, which resulted in the positions subsequently being marked-to-market in net income and an increase in the size of long-term hedging program.

Interest Rate Risk

The table below provides information concerning EFC Holdings’ financial instruments as of December 31, 2007 and 2006 that are sensitive to changes in interest rates, which include debt obligations and interest rate swaps. EFC Holdings has entered into interest rate swaps under which it has agreed to exchange the difference between fixed-rate and variable-rate interest amounts calculated with reference to specified notional principal amounts at dates that generally coincide with interest payments. The weighted average interest rate presented is based on the rate in effect at the reporting date. Capital leases and the effects of unamortized premiums and discounts and fair value hedges are excluded from the table. See Note 16 to the 2007 year-end Financial Statements for a discussion of changes in debt obligations.

	Expected Maturity Date
	(millions of dollars, except percentages)						Successor		Predecessor
	2008	2009	2010	2011	2012	There- After	2007 Total Carrying Amount	2007 Total Fair Value	2006 Total Carrying Amount	2006 Total Fair Value
Long-term debt (including current maturities)
Fixed rate debt amount(a)	$(5)	$137	$123	$625	$93	$9,772	$10,745	$10,578	$2,563	$2,672
Average interest rate	—	6.23%	5.09%	5.42%	5.45%	10.20%	9.78%		6.67%	—
Variable rate debt amount	$165	$170	$186	$186	$186	$19,363	$20,256	$19,909	$590	$557
Average interest rate	8.40%	8.40%	8.39%	8.39%	8.39%	8.29%	8.29%		4.16%	—

Total debt	$160	$307	$309	$811	$279	$29,135	$31,001	$30,487	$3,153	$3,229

Debt swapped to variable:
Amount	$—	$—	$—	$—	$—	$—	$—		$250
Average pay rate	—	—	—	—	—	—	—		8.06%
Average receive rate	—	—	—	—	—	—	—		6.13%
Debt swapped to fixed:
Amount	$—	$1,250	$500	$600	$2,600	$10,100	$15,050		$—
Average pay rate	—	7.33%	7.43%	7.57%	7.99%	8.15%	8.01%		—
Average receive rate	—	8.40%	8.40%	8.40%	8.40%	8.40%	8.40%		—

(a)	Reflects the remarketing date and not the maturity date for certain debt that is subject to mandatory tender for remarketing prior to maturity. See Note 16 to the 2007 year-end Financial Statements for details concerning long-term debt subject to mandatory tender for remarketing.

In the fourth quarter of 2007, interest rate swaps dedesignated as fair value hedges related to $250 million principal amount of debt were settled upon early extinguishment of the underlying debt.

As of September 30, 2008, the potential reduction of annual pretax earnings due to a one-point increase in interest rates on its long- term debt totaled approximately $36 million, taking into account the interest rate swaps discussed in Note 7 to the September 30, 2008 Financial Statements. See “Significant Developments — Interest Rate Swap Transactions” above for a discussion of interest rate swaps transacted in October 2008. TCEH may enter into additional interest rate hedges from time to time.

Credit Risk

Credit Risk — Credit risk relates to the risk of loss associated with nonperformance by counterparties. EFC Holdings and its subsidiaries maintain credit risk policies with regard to their counterparties to minimize overall credit risk. These policies prescribe practices for evaluating a potential counterparty’s financial condition, credit rating and other quantitative and qualitative credit criteria and specify authorized risk mitigation tools including, but not limited to, use of standardized master netting contracts and agreements that allow for netting of positive and negative exposures associated with a single counterparty. EFC Holdings has processes for monitoring and managing credit exposure of its businesses including methodologies to analyze counterparties’ financial strength, measurement of current and potential future exposures and contract language that provides rights for netting and set-off. Credit enhancements such as parental guarantees, letters of credit, surety bonds and margin deposits are also utilized. Additionally, individual counterparties and credit portfolios are managed to assess overall credit exposure. This evaluation results in establishing exposure limits or collateral requirements for entering into an agreement with a counterparty that creates exposure. Additionally, EFC Holdings has established controls to determine and monitor the appropriateness of these limits on an ongoing basis. Prospective material adverse changes in the payment history or financial condition of a counterparty or downgrade of its credit quality result in the reassessment of the credit limit with that counterparty. This process can result in the subsequent reduction of the credit limit or a request for additional financial assurances.

Credit Exposure — EFC Holdings’ gross exposure to credit risk associated with trade accounts receivable (retail and wholesale) and net asset positions arising from hedging and trading activities totaled $1.170 billion at September 30, 2008. The components of this exposure are discussed in more detail below.

Assets subject to credit risk as of September 30, 2008 include $853 million in accounts receivable from the retail sale of electricity to residential and business customers. As of September 30, 2008, EFC Holdings had cash deposits of $111 million as collateral for these receivables. The risk of material loss (after consideration of bad debt allowances) from nonperformance by these customers is unlikely based upon historical experience. Allowances for uncollectible accounts receivable are established for the potential loss from nonpayment by these customers based on historical experience, market or operational conditions and changes in the financial condition of large business customers.

Most of the remaining credit exposure is with wholesale counterparties. These counterparties include energy companies, financial institutions, electric utilities, independent power producers, oil and gas producers, local distribution companies and energy trading and marketing companies. As of September 30, 2008, the exposure to credit risk from the wholesale customers and counterparties totaled $317 million taking into account standardized master netting contracts and agreements described above but before taking into account $32 million in credit collateral (cash, letters of credit and other security interests) held by EFC Holdings subsidiaries.

Of this $285 million net exposure, 57% is with investment grade customers and counterparties, as determined using publicly available information including major rating agencies’ published ratings and EFC Holdings’ internal credit evaluation process. Those customers and counterparties without a S&P rating of at least BBB- or similar rating from another major rating agency are rated using internal credit methodologies and credit scoring models to estimate a S&P equivalent rating. EFC Holdings routinely monitors and manages its credit exposure to these customers and counterparties on this basis. See discussion above under “Bankruptcy Filing of Lehman Brothers Holdings Inc.”

The following table presents the distribution of credit exposure as of September 30, 2008, for wholesale counterparties. This credit exposure represents wholesale trade accounts receivable and net asset positions on the balance sheet arising from hedging and trading activities by investment grade and noninvestment grade, credit quality and maturity after taking into consideration netting within each contract and any master netting contracts with counterparties. The amounts below do not include asset liens held as security for a portion of the net exposure.

	Successor
				Net Exposure by Maturity
	Exposure before Credit Collateral	Credit Collateral	Net Exposure	2 years or less	Between 2-5 years	Greater than 5 years	Total
Investment grade	$169	$7	$162	$164	$(69)	$67	$162
Noninvestment grade	148	25	123	120	3	—	123

Totals	$317	$32	$285	$284	$(66)	$67	$285

Investment grade	53%		57%
Noninvestment grade	47%		43%

In addition to the exposures in the table above, EFC Holdings has contracts classified as “normal” purchase or sale and non-derivative contractual commitments that are not marked-to-market in the financial statements. Such contractual commitments may contain pricing that is favorable considering current market conditions and therefore represent economic risk if the counterparties do not perform. Nonperformance could have a material adverse impact on EFC Holdings’ future results of operations, financial condition and cash flows.

EFC Holdings does not anticipate any material adverse effect on its financial position or results of operations due to nonperformance by any customer or counterparty.

EFC Holdings subsidiaries had credit exposure to three counterparties each having an exposure greater than 10% of the net $285 million credit exposure. These three counterparties represented 17%, 13% and 11%, respectively, of the net exposure. EFC Holdings views exposure to these three counterparties to be within an acceptable level of risk tolerance due to the applicable counterparty’s credit rating, collateral postings or business relationship with EFC Holdings. However, this concentration increases the risk that the default would have a material effect on EFC Holdings’ net income and cash flows.

With respect to credit risk related to the long-term hedging program, over 91% of the transaction volumes are with counterparties with an A credit rating or better. Additionally, EFC Holdings has potential credit concentration risk related to the limited number of counterparties in the program. The transactions with these counterparties contain certain credit rating provisions that would require the counterparties to post collateral in the event of significant declines in natural gas prices and a material downgrade in the credit rating of the counterparties. EFC Holdings views the potential concentration of risk with these counterparties to be within an acceptable risk tolerance due to the strong financial profile of the counterparties taken as a whole.

Under the terms of the TCEH Senior Secured Facilities, the commitments of the lenders to make loans to TCEH are several and not joint. Accordingly, if any lender fails to make loans to TCEH, TCEH’s available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the TCEH Senior Secured Facilities. See discussion above under “Bankruptcy Filing of Lehman Brothers Holdings Inc.”

TCEH’S BUSINESSES

TCEH Businesses and Strategy

TCEH is a Dallas-based holding company for businesses engaged in competitive electricity market activities largely in Texas, including Luminant, which is engaged in electricity generation, development and construction of new generation facilities, wholesale energy sales and purchases and commodity risk management and trading activities, and TXU Energy, which is engaged in retail electricity sales. TCEH is a wholly-owned subsidiary of EFC Holdings, which is a wholly-owned subsidiary of EFH Corp. While TCEH is a wholly-owned subsidiary of EFH Corp. and EFC Holdings, TCEH is a separate legal entity from EFH Corp. and EFC Holdings and all of their other affiliates with its own assets and liabilities.

As of September 30, 2008, Luminant owned or leased 18,365 MW of generation capacity in Texas, which consists of lignite/coal, nuclear and natural gas/fuel oil-fueled generation facilities. In addition, Luminant is the largest purchaser of wind-generated electricity in Texas and the fifth largest in the U.S. Luminant is currently constructing three lignite/coal-fueled generation units in Texas with expected generation capacity totaling approximately 2,200 MW. Permits have been obtained for construction of the three units, which are expected to come on-line in 2009 and 2010. TXU Energy provides competitive electricity and related services to approximately 2.2 million retail electricity customers in Texas. As of September 30, 2008, TXU Energy’s estimated share of the total ERCOT retail market for residential and business market electricity customers was approximately 37% and 26%, respectively (based on customer counts).

At September 30, 2008, we had approximately 4,200 full-time employees, including approximately 2,000 employees under collective bargaining agreements.

TCEH’s Market

TCEH operates primarily within the ERCOT market, which represents approximately 85% of electricity consumption in Texas. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the system operator of the interconnected transmission grid for those systems. ERCOT’s membership consists of approximately 250 members, including electric cooperatives, municipal power agencies, investor-owned generators, power marketers, transmission service providers, distribution service providers, REPs and consumers.

The ERCOT market represents approximately 75% of the geographical area of Texas, but excludes El Paso, a large part of the Texas Panhandle and two small areas in the eastern part of the state. From 1996 through 2006, peak hourly demand in the ERCOT market grew at a compound annual rate of 2.8%, compared to a compound annual rate of growth of 2.5% for the entire U.S. over the same period. For 2007, hourly demand peaked at 62,188 MW. The ERCOT market has limited interconnections to other markets in the U.S., which currently limits potential imports into and exports out of the ERCOT market to 1,106 MW of generation capacity (or approximately 2% of peak demand). In addition, wholesale transactions within the ERCOT market are not subject to regulation by the FERC.

Since 1996, over 34,000 MW of mostly natural gas-fueled and wind generation capacity has been developed in the ERCOT market. Net generation capacity in the ERCOT market for 2008 totals approximately 72,820 MW, excluding mothballed capacity; approximately 65% of this capacity is natural gas-fueled generation and approximately 27% of this capacity consists of lignite/coal and nuclear-fueled baseload generation. ERCOT currently has a target reserve margin level of approximately 12.5%; the reserve margin is projected by ERCOT to be 15.8% in 2009, 21.2% in 2010, and drop to 15.8% by 2014.

Natural gas-fueled generation is the predominant electricity capacity resource in the ERCOT market and accounted for approximately 46% of the electricity produced in the ERCOT market in 2007. Because of the significant natural gas-fueled capacity and the ability of such plants to more readily increase or decrease production when compared to baseload generation, marginal demand for electricity is usually met by natural gas-fueled plants. ERCOT’s October 1, 2005 report titled “Report on Existing and Potential Electric System Constraints and Needs” found that natural gas-fueled plants set the market price more than 90% of the time in the ERCOT market. As a result, wholesale electricity prices in ERCOT are highly correlated to natural gas prices.

The ERCOT market is currently divided into four regions or congestion management zones, namely: North, Houston, South and West, which reflect transmission constraints that are commercially significant and which have limits as to the amount of electricity that can flow across zones. These constraints and zonal differences can result in differences between wholesale power prices among zones. Luminant’s baseload generation units are located primarily in the North zone, with the Sandow unit in the South zone.

The ERCOT market operates under reliability standards set by the NERC. The PUCT has primary jurisdiction over the ERCOT market to ensure adequacy and reliability of power supply across Texas’s main interconnected transmission grid. The ERCOT independent system operator is responsible for maintaining reliable operations of the bulk electricity supply system in the ERCOT market. Its responsibilities include ensuring that electricity production and delivery are accurately accounted for among the generation resources and wholesale buyers and sellers. Unlike certain other regional power markets, the ERCOT market is not a centrally dispatched power pool, and the ERCOT independent system operator does not procure energy on behalf of its members, except to the extent that it acquires ancillary services as agent for market participants. Members who sell and purchase power are responsible for contracting sales and purchases of power with other members through bilateral transactions. The ERCOT independent system operator also serves as agent for procuring ancillary services for those members who elect not to provide their own ancillary services.

TCEH’s Strategies

Each of TCEH’s businesses focuses its operations on key drivers for that business, as described below:

•

Luminant focuses on optimizing its existing generation fleet to provide safe, reliable and cost-competitive electricity, as well as developing and constructing additional generation capacity to help meet the growing demand for electricity in Texas; and

•	TXU Energy focuses on providing high quality customer service and developing innovative energy products to meet customers’ needs.

Other elements of TCEH’s strategy include:

•

Increase value from existing businesses. TCEH’s strategy focuses on striving for top quartile or better performance across its operations in terms of reliability, cost and customer service. TCEH will continue to focus on upgrading four critical skill sets: operational excellence across each business; market leadership and customer focus; a systematic risk/return mindset applied to all key decisions; and rigorous performance management targeting industry-leading performance standards for productivity, reliability and customer service. An example of how TCEH implements these principles is a program called the “Luminant Operating System,” which is a program to drive ongoing productivity improvements in Luminant’s operations through application of lean operating techniques and deployment of a high-performance industrial culture.

•

Pursue growth opportunities across business lines. TCEH will selectively target growth opportunities in each of its business lines. TCEH’s scale in each of its operating businesses allows it to take part in large capital investments, such as new generation projects, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs. TCEH will also explore smaller-scale growth initiatives (such as midstream natural gas pipeline opportunities in the Barnett Shale area) that are not expected to be material to its performance over the near term but can enhance its growth profile over time. Specific growth initiatives for each business include:

•

Luminant: Construct three new lignite-fueled generation facilities with onsite lignite fuel supplies. Pursue new generation opportunities to help meet ERCOT’s growing electricity needs over the longer term from a diverse range of alternatives such as nuclear, renewables and advanced coal technologies.

•

TXU Energy: Increase the number of customers served throughout the competitive ERCOT market areas by delivering superior value to customers through high quality customer service and innovative energy products, including pioneering energy efficiency initiatives and service offerings.

•

Reduce the volatility of cash flows through a commodity risk management strategy. A key component of TCEH’s risk management strategy is its plan to hedge approximately 80% of the natural gas price risk exposure of Luminant’s baseload generation output on a rolling five-year basis. The strong historical correlation between natural gas prices and wholesale electricity prices in the ERCOT market combined with the significant liquidity in certain natural gas markets provides an opportunity for management of TCEH’s exposure to natural gas prices. As of October 24, 2008, approximately 2.1 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 280,000 GWh at an assumed 7.5 MMBtu/MWh market heat rate) have been effectively sold forward by TCEH’s subsidiaries over the period from 2008 to 2014, at average annual prices ranging from $7.20 per MMBtu to $8.35 per MMBtu. Taking into consideration the estimated portfolio impacts of TCEH’s retail electricity business, these natural gas hedging transactions result in TCEH having effectively hedged approximately 77% of its expected baseload generation natural gas price exposure (on an average basis for 2008 through 2014). Certain of the hedging transactions are directly secured with a first-lien interest in TCEH’s assets, which eliminates liquidity requirements because no cash or letter of credit posting is required. In addition, the TCEH Commodity Collateral Posting Facility, which is also secured by a first-lien interest in TCEH’s assets, supports the margin requirements for a significant portion of the remaining hedging transactions. Consequently, as of September 30, 2008, more than 95% of the hedging transactions were secured or supported by first-lien interests in TCEH’s assets and result in no direct liquidity exposure.

•

Pursue new environmental initiatives. TCEH is committed to continue to operate in compliance with all environmental laws, rules and regulations and to reduce its impact on the environment. EFH Corp. has formed a Sustainable Energy Advisory Board that advises in our pursuit of technology development opportunities that reduce our impact on the environment while balancing the need to address the energy requirements of Texas. EFH Corp.’s Sustainable Energy Advisory Board is comprised of individuals who represent the following interests, among others: the environment, customers, economic development in Texas and technology/reliability standards. In addition, TCEH is focused on and is pursuing opportunities to reduce emissions from its existing and planned new lignite/coal-fueled generation units in the ERCOT market. Luminant has voluntarily committed to reduce emissions of mercury, nitrogen oxide and sulfur dioxide at its existing units, so that the total of those emissions from both existing and new lignite/coal-fueled units is 20% below 2005 levels. TCEH expects Luminant to make these reductions through a combination of investment in new emission control equipment, new coal cleaning technologies and optimizing fuel blends. TCEH also expect such investments to provide economic benefits by reducing future costs associated with complying with environmental emissions standards. TCEH expects that TXU Energy will invest $100 million over a five year period beginning in 2008 in programs designed to encourage customer electricity demand efficiencies.

Business Organization

Commodity risk management and allocation of financial resources is performed at the consolidated level; consequently, there are no reportable segments. For purposes of operational accountability and performance management, TCEH has been divided into Luminant (i.e., Luminant Power, Luminant Energy and Luminant Construction) and TXU Energy. The operations of Luminant Power, Luminant Energy and TXU Energy are conducted through separate legal entities.

Luminant Power — Luminant Power’s electricity generation fleet consists of 19 plants in Texas with total generating capacity as of September 30, 2008 as shown in the table below:

Fuel Type	Capacity (MW)	Number of Plants	Number of Units(a)
Nuclear	2,300	1	2
Lignite/coal	5,837	4	9
Natural gas(b)(c)	10,228	14	45

Total	18,365	19	56

(a)	Leased units consist of six natural gas-fueled units totaling 390 MW of capacity. All other units are owned.
(b)	Includes 1,329 MW representing five units mothballed and not currently available for dispatch.
(c)	Includes 1,000 MW representing 11 units currently operated for unaffiliated third parties.

The generation plants are located primarily on land owned in fee. Nuclear and lignite/coal-fueled (baseload) plants are generally scheduled to run at capacity except for periods of scheduled maintenance activities or, in the case of lignite/coal units, backdown due to periods of low demand. The natural gas-fueled generation units supplement the baseload generation capacity in meeting variable consumption as production from these units can more readily be ramped up or down as demand warrants.

Nuclear Generation Assets — Luminant Power operates two nuclear generation units at the Comanche Peak plant, each of which is designed for a capacity of 1,150 MW. Comanche Peak’s Unit 1 and Unit 2 went into commercial operation in 1990 and 1993, respectively, and are generally operated at full capacity to meet the load requirements in ERCOT. Refueling (nuclear fuel assembly replacement) outages for each unit are scheduled to occur every eighteen months during the spring or fall off-peak demand periods. Every three years, the refueling cycle results in the refueling of both units during the same year, which is expected to occur in 2008. While one unit is undergoing a refueling outage, the remaining unit is intended to operate at full capacity. During a refueling outage, other maintenance, modification and testing activities are completed that cannot be accomplished when the unit is in operation. Over the last three years, excluding the 2007 55-day outage to refuel and replace the steam generators and reactor vessel head in Unit 1, the refueling outage period per unit has ranged from a high of 32 days in 2005 to a low of 18 days in 2006. The Comanche Peak plant operated at a capacity factor of 98.8% in 2006, which represents top decile performance of US nuclear generation facilities, and 93.5% in 2007, reflecting a planned extended refueling outage to replace the steam generator and reactor vessel head in Unit 1.

Luminant Power has contracts in place for all of its nuclear fuel conversion services through 2008 and 59% of its requirements through 2015. In addition, Luminant Power has contracts for the acquisition of all and 96% of its uranium requirements in 2008 and 2009, respectively, and for 94% of its nuclear fuel enrichment services through 2009, as well as all of its nuclear fuel fabrication services through 2018.

Contracts for the acquisition of additional raw uranium and nuclear fuel conversion services through 2021 and 2017, respectively, are being negotiated. Additional offers to ensure a portion of nuclear fuel enrichment services through 2021 are under review. Luminant Power does not anticipate any material issues with finalizing these contracts and does not anticipate any significant difficulties in acquiring raw uranium and contracting for associated conversion services and enrichment in the foreseeable future.

Luminant Power’s on-site used nuclear fuel storage capability is sufficient for five to ten years. The nuclear industry is continuing to review ways to enhance security of used-fuel storage with the NRC to fully utilize physical storage capacity. Accordingly, Luminant Power is actively reviewing alternatives for used-fuel storage, including evaluation of industry techniques such as dry cask storage.

The Comanche Peak nuclear generation units have an estimated useful life of 60 years from the date of commercial operation. Therefore, assuming that Luminant Power receives the requisite 20-year license extensions, similar to what has been granted by the NRC to several other commercial generation reactors over the past several years, plant decommissioning activities would be scheduled to begin in 2050 for Comanche Peak Unit 1 and 2053 for Unit 2 and common facilities. Decommissioning costs will be paid from a decommissioning trust that is funded from Oncor’s customers through an ongoing delivery surcharge.

Lignite/Coal-Fueled Generation Assets — Luminant Power’s lignite/coal-fueled generation fleet capacity totals 5,837 MW and consists of the Big Brown (2 units), Monticello (3 units), Martin Lake (3 units) and Sandow (1 unit) plants. These plants are generally operated at full capacity to meet the load requirements in ERCOT. Maintenance outages are scheduled during off-peak demand periods. Over the last three years, the total annual scheduled and unscheduled outages per unit averaged 30 days. Luminant Power’s lignite/coal-fueled generation fleet operated at a capacity factor of 89.1% in 2006 and 90.9% in 2007, which represents top decile performance of U.S. coal-fueled generation facilities.

Approximately 63% of the fuel used at Luminant Power’s lignite/coal-fueled generation plants in 2007 was supplied from lignite reserves owned in fee or leased surface-minable deposits dedicated to the Big Brown, Monticello and Martin Lake plants, which were constructed adjacent to the reserves. Luminant Power owns in fee or has under lease an estimated 892 million tons of lignite reserves dedicated to its generation plants, including the Oak Grove generation facilities being constructed, and including 246 million tons obtained in conjunction with the 2007 acquisition of an undivided interest in a lignite mine that fuels the Sandow plant. Luminant Power also owns in fee or has under lease in excess of 85 million tons of reserves not currently dedicated to specific generation plants. In 2007, approximately 22 million tons of lignite were recovered to fuel Luminant Power’s plants. Luminant Power utilizes owned and/or leased equipment to remove the overburden and recover the lignite.

Lignite mining operations include extensive reclamation activities that return the land to productive uses such as wildlife habitats, commercial timberland and pasture land. In 2007, Luminant Power reclaimed 2,366 acres of land and regulatory authorities approved Luminant Power’s release of approximately 200 acres from further reclamation obligation. In addition, EFH Corp. planted more than 1.6 million trees in 2007, the majority of which were part of the reclamation effort.

Luminant Power supplements its lignite fuel at Big Brown, Monticello and Martin Lake with western coal from the Powder River Basin in Wyoming. The coal is purchased from multiple suppliers under contracts of various lengths and is transported from the Powder River Basin to Luminant Power’s generation plants by railcar. Based on its current usage, Luminant Power believes that it has sufficient lignite reserves for the foreseeable future and has contracted 89% of its western coal resources and 100% of the related transportation through 2009.

Natural Gas-Fueled Generation Assets — Luminant Power’s fleet of 45 natural gas-fueled generation units consists of 7,899 MW of currently available capacity, 1,000 MW of capacity being operated for unaffiliated third parties, pursuant to the direction of the unaffiliated third parties, and 1,329 MW of capacity currently mothballed. A significant number of the natural gas-fueled units have the ability to switch between natural gas and fuel oil. The gas units predominantly serve as peaking units that can be more readily ramped up or down as demand warrants.

Luminant Energy — The Luminant Energy wholesale operations play a pivotal role in TCEH’s business portfolio by optimally dispatching the generation fleet, sourcing TXU Energy’s and other customers’ electricity requirements and managing commodity price risk.

TCEH manages commodity price exposure across the complementary Luminant generation and TXU Energy retail businesses on a portfolio basis. Under this approach, Luminant Energy manages the risks of imbalances between generation supply and sales load, which primarily represent exposures to natural gas price movements and market heat rate changes (variations in the relationships between natural gas prices and wholesale electricity prices), through wholesale markets activities that include physical purchases and sales and transacting in financial instruments.

Luminant Energy manages this commodity price and heat rate exposure through asset management and hedging activities. Luminant Energy provides TXU Energy and other wholesale customers with electricity and related services to meet their retail customers’ demands and the operating requirements of ERCOT. Luminant Energy also sells forward generation and seeks to maximize the economic value of the generation fleet. In consideration of operational production and customer consumption levels that can be highly variable, as well as opportunities for long-term purchases and sales with large wholesale electricity market participants, Luminant Energy buys and sells electricity in short-term transactions and executes longer-term forward electricity purchase and sales agreements. Luminant Energy is the largest purchaser of wind-generated electricity in Texas and the fifth largest in the United States.

In its hedging activities, Luminant Energy enters into contracts for the physical delivery of electricity and natural gas, exchange traded and “over-the-counter” financial contracts and bilateral contracts with producers, generators and end-use customers. A major part of these hedging activities is a long-term hedging program, described above under “TCEH’s Strategies”, designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas, principally utilizing natural gas-related financial instruments.

Luminant Energy also dispatches Luminant Power’s available natural gas-fueled generation capacity. Luminant Energy’s dispatching activities are performed through a centrally managed real-time operational staff that synthesizes operational activities across the fleet and interfaces with various wholesale market channels. Luminant Energy coordinates the overall commercial strategy for these plants working closely with Luminant Power. In addition, Luminant Energy manages the natural gas procurement requirements for these plants.

Luminant Energy engages in commercial operations such as physical purchases, storage and sales of natural gas, electricity and natural gas trading and third-party energy management. Luminant Energy’s natural gas operations include well-head production contracts, transportation agreements, storage leases and retail sales. Luminant Energy currently manages approximately 19 billion cubic feet of natural gas storage capacity and has a small presence outside of Texas in both electricity and natural gas commodity trading.

Luminant Energy manages exposure to wholesale commodity and credit related risk within established transactional risk management policies, limits and controls. These policies, limits and controls have been structured so that they are practical in application and consistent with stated business objectives. Risk management processes include capturing transactions, performing and validating valuations and reporting exposures on a daily basis using commodity information systems designed to support a large transactional portfolio. A risk management forum meets regularly to ensure that business practices comply with approved transactional limits, commodities, instruments, exchanges and markets. Transactional risks are monitored and limits are enforced to comply with the established risk policy. Luminant Energy has a disciplinary program to address any violations of the risk management policies and periodically reviews these policies to ensure they are responsive to changing market and business conditions.

Luminant Construction — Luminant Construction is developing three new lignite-fueled units in the state of Texas with total estimated capacity of approximately 2,200 MW. The three units consist of one new generation unit at a site leased from Alcoa Inc. that is adjacent to an existing owned lignite-fueled generation plant site (Sandow) and two units at an owned site (Oak Grove) that was originally slated for the construction of a generation plant a number of years ago. Aggregate cash capital expenditures for these three units are expected to total approximately $3.25 billion including all construction, site preparation and mining development costs.

Agreements have been executed with EPC contractors, Bechtel Power Corporation and Fluor Enterprises, Inc., to engineer and construct the units at Sandow and Oak Grove, respectively. Design and procurement activities for the three units are essentially complete and construction is well underway. Permits for the construction of all three units have been obtained. The expected commercial operation dates of the units are as follows: Sandow in 2009 and Oak Grove’s two units in 2009 and 2010. See Note 17 to the 2007 year-end Financial Statements and Note 8 to the September 30, 2008 Financial Statements for additional information about the permits, including actions of opponents to the development of the units.

The development program includes up to $500 million for investments in state-of-the-art emissions controls for the three new units. The development program includes an environmental retrofit program under which Luminant Construction plans to install additional environmental control systems at Luminant Power’ existing lignite/coal-fueled generation facilities. Estimated capital expenditures associated with these additional environmental control systems total approximately $1 billion to $1.3 billion. Luminant Construction has not yet completed all detailed cost and engineering studies for the additional environmental systems, and the cost estimates could change materially as Luminant Construction determines the details of, and further evaluates the engineering and construction costs related to these investments.

TXU Energy — TXU Energy serves approximately 2.2 million retail electricity customers in Texas. Texas is one of the fastest growing states in the nation with a diverse and resilient economy and, as a result, has attracted a number of competitors into the retail electricity market; consequently, competition is expected to continue to be robust. TXU Energy, as an active participant in this competitive market, provides retail electric service to all areas of the ERCOT market now open to competition, including the Dallas/Fort Worth, Houston, Corpus Christi, and lower Rio Grande Valley areas of Texas. TXU Energy continues to market its services in Texas to add new customers and to retain its existing customers. As of September 30, 2008, there are more than 130 active REPs certified to compete within the state of Texas.

TXU Energy’s strategy focuses on providing its customers with high quality customer service and creating new products and services to meet customer needs. Customer call satisfaction scores in North Texas improved 9% in the year ended December 31, 2007, as compared to the year ended December 31, 2006. TXU Energy offers a wide range of residential products to meet various customer needs, currently more than any retailer in the ERCOT market. Starting in 2008, TXU Energy is investing $100 million over the next five years in energy efficiency initiatives as part of a program to offer customers a broad set of innovative energy products and services.

Since March 2007, TXU Energy has implemented price reductions totaling 15% for residential customers in EFH Corp.’s historical service territory who have not already switched from the basic month-to-month plan to one of the other pricing plans offered by TXU Energy. TXU Energy has committed to provide price protection to these customers through December 2008. In addition, TXU Energy committed in 2006 to not increase prices above then current levels through 2009 for qualifying residential customers who remain on certain plans with rates that were then equal to the price-to-beat rate.

Regulation — Luminant Power is an exempt wholesale generator under the Energy Policy Act of 2005 and is subject to the jurisdiction of the NRC with respect to its nuclear generation plant. NRC regulations govern the granting of licenses for the construction and operation of nuclear-fueled generation plants and subject such plants to continuing review and regulation. Luminant Energy also holds a power marketer license from the FERC.

Environmental Regulations and Related Considerations

Climate Change and Carbon Dioxide

Luminant’s nine lignite/coal-fueled generation units are significant sources of CO2 emissions, generating the great majority of the average of 57 million tons of CO2 that Luminant’s monitoring indicates its generation plants produced annually from 2004 to 2006. The three new lignite-fueled units currently under construction will generate additional CO2 emissions.

In November 2007, Luminant applied for membership in USCAP, which is a broad-based group of businesses and leading environmental groups organized to work with the President, the Congress and all other stakeholders to enact environmentally effective and economically sustainable climate change programs. TCEH supports a mandatory cap and trade program to reduce CO2 emissions as part of its affiliation with USCAP. TCEH participates in a voluntary electric utility industry sector climate change initiative in partnership with the

U.S. Department of Energy. This initiative supports the Bush Administration’s greenhouse gas emissions intensity reduction program, Climate VISION. In addition, TCEH’s strategies are consistent with “The Carbon Principles” announced in February 2008 by three major financial institutions that focus on energy efficiency, renewable and low carbon distributed energy technologies and conventional and advanced generation.

TCEH’s approach to addressing global climate change is based upon the following principles:

•	Climate change is a global issue requiring a comprehensive solution addressing all greenhouse gases, sources and economic sectors in all countries;

•	Development of U.S. energy and environmental policy should seek to ensure U.S. energy security and independence;

•

Solutions should encourage investment in a diverse supply of new generation to meet U.S. needs to maintain adequate reserve margins and support economic growth, as well as address customer’s needs for affordable and reliable energy;

•

Policies should encourage significant investments in research and development and deployment of a broad spectrum of solutions, including energy efficiency, renewable energy and coal, natural gas and nuclear-fueled generation technologies, and

•

Any mandate to reduce greenhouse gas emissions should be developed under a market-based framework that is consistent with expected technology development timelines and supports the displacement of old, inefficient power generation technology with advanced, more efficient technology.

TCEH’s strategies for lowering greenhouse gas emissions include:

•

Investing in technology — TCEH expects to invest over the next five to seven years in the development of cleaner power plant technologies, including integrated gasification combined cycle, the next generation of more efficient ultra-supercritical coal and pulverized coal emissions technology to reduce CO2 emission intensity. A number of actions, including research and development investments and partnerships, have already been initiated to advance next-generation technologies;

•

Providing electricity from renewable sources — TCEH intends to become a leader in providing electricity from renewable sources by more than doubling its purchases of wind power to more than 1,500 MW. In 2007, Luminant added 124 MW to its wind power portfolio, and its total wind power portfolio is now more than 900 MW. TCEH also intends to promote solar power through solar/photovoltaic rebates;

•

Committing to demand side management initiatives — TCEH expects that beginning in 2008 TXU Energy will invest $100 million in programs designed to encourage customer electricity demand efficiencies as part of its demand side management initiatives;

•	Reducing CO2 emissions by increasing production efficiency — Luminant expects to increase production efficiency of its existing generation facilities by up to 2 percent, and

•

Evaluating the development of a nuclear generation facility — Luminant has filed an application with the NRC for combined construction and operating licenses for up to 3,400 MW of new nuclear generation capacity at its Comanche Peak nuclear generation plant. Nuclear generation is the lowest emission source of baseload generation available.

Increasing public concern and political pressure from local, regional, national and international bodies may result in the passage of new laws mandating limits on greenhouse gas emissions. A series of reports by the Intergovernmental Panel on Climate Change in 2007 attracted considerable public attention and concern. Several bills addressing climate change have been introduced in the U.S. Congress and, in April 2007, the U.S. Supreme Court issued a decision ruling the EPA improperly declined to address CO2 impacts in a rulemaking related to new motor vehicle emissions. While this decision is not directly applicable to power plant emissions, the reasoning of the decision could affect other regulatory programs. Various proposals in the U.S. Congress could require TCEH to purchase offsets or allowances for some or all of its CO2 emissions, or otherwise affect TCEH based on the amount of CO2 it generates. The impact on TCEH of any future greenhouse gas regulation will depend in large part on the details of the requirements and the timetable for mandatory compliance. TCEH continues to assess the financial and operational risks posed by possible future legislative changes pertaining to greenhouse gas emissions, but because these proposals are in the formative stages, TCEH is unable to predict any future impacts on its financial condition and operations.

Sulfur Dioxide, Nitrogen Oxide and Mercury Air Emissions

The EPA has promulgated Acid Rain Program rules that require fossil-fueled plants to have sufficient SO2 emission allowances and meet certain NOx emission standards. Luminant’s generation plants meet these SO2 allowance requirements and NOx emission rates.

In 2005, the EPA issued a final rule to further reduce SO2 and NOx emissions from power plants. The SO2 and NOx reductions required under the Clean Air Interstate Rule (CAIR), which were required to be phased in between 2009 and 2015, were based on a cap and trade approach (market-based) in which a cap is put on the total quantity of emissions allowed in 28 eastern states (including Texas). Emitters were required to have allowances for each ton emitted, and emitters were allowed to trade emissions under the cap. Luminant received its NOx allowances under CAIR for the years 2009 through 2014. In July 2008, the U.S. Court of Appeals for the D.C. Circuit vacated CAIR. In December 2008, in response to an EPA petition, the D.C. Circuit reversed, in part, its previous ruling. Such reversal confirmed CAIR’s invalidity, but allowed it to remain in place while the EPA revises CAIR to correct the previously identified shortcomings. Since the D.C. Circuit did not prescribe a deadline for this revision, at this time, we cannot predict how or when the EPA may revise CAIR.

In 2005, the EPA also published a final rule requiring reductions of mercury emissions from coal-fueled generation plants. The Clean Air Mercury Rule (CAMR) was based on a nationwide cap and trade approach. The mercury reductions were required to be phased in between 2010 and 2018. In March 2008, the D.C. Circuit vacated the CAMR. Depending on the outcome of any appeals to the U.S. Supreme Court, CAMR could be reinstated. If appeals are unsuccessful, the EPA must begin development of rules implementing a Maximum Achievable Control Technology standard, which will likely take several years. See “TCEH’s Businesses—Legal and Administrative Proceedings—Litigation Related to Generation Development”.

SO2 reductions required under the proposed regional haze/visibility rule (or so-called BART rule) only apply to units built between 1962 and 1977. The reductions would be required on a unit-by-unit basis. The EPA provides the option for states to use CAIR to satisfy the BART reductions for electric generating units, and Texas has chosen this option. The D.C. Circuit decision to vacate CAIR may now require further analysis and rulemaking by Texas.

In connection with Luminant’s plan to build three new lignite-fueled generation units in Texas, Luminant has committed to reduce emissions of NOx, SO2 and mercury at its existing lignite/coal-fueled units such that the total of those emissions from both existing and new lignite/coal-fueled units are 20% below 2005 levels. This reduction is expected to be accomplished through the installation of emissions control equipment in both the new and existing units and fuel blending at some existing units. These efforts, which will involve incremental equipment investments as well as additional costs for facility operations and maintenance in the future, will be coordinated with efforts related to applicable environmental rules to provide the most cost-effective compliance plan options.

The following are the major air quality improvements planned at Luminant’s existing and new coal-fueled power plants to help meet the offset and reduction commitment:

•

To reduce NOx emissions, Luminant plans to install in-duct selective catalytic reduction (SCR) systems at its Martin Lake plant. In addition, Luminant plans to install selective non-catalytic reductions systems at its Monticello and Big Brown plants and improve the low-NOx burner technology at one of its Monticello units to further reduce NOx emissions. This is in addition to external SCR systems at the existing Sandow unit and new Oak Grove units;

•	To reduce mercury emissions, all of Luminant’s new and existing plants plan to use activated carbon injection—a sorbent injection system technology, and

•

To reduce SO2 emissions, various plants plan to increase use of lower-sulfur coal. In addition, the Martin Lake, Monticello and Big Brown plants plan to employ coal-cleaning technology to reduce both SO2 and mercury emissions.

The Clean Air Act also requires each state to monitor air quality for compliance with federal health standards. The standards for ozone are not being achieved in several areas of Texas. The TCEQ adopted new State Implementation Plan (SIP) rules in May 2007 to deal with the eight-hour ozone standards. These rules require further NOx emission reductions from certain Luminant Power peaking natural gas-fueled units in the Dallas-Fort Worth area by spring 2009. In March 2008, the EPA made the eight-hour ozone standards more stringent. Since SIP rules to address attainment of these new more stringent standards will not be required for approximately five years, Luminant Power cannot yet predict the impact of this action on its facilities.

TCEH believes that it holds all required emissions permits for facilities in operation and has applied for or obtained the necessary construction permits for facilities under construction.

Water

The TCEQ and the EPA have jurisdiction over water discharges (including storm water) from facilities in Texas. TCEH believes its facilities are presently in material compliance with applicable state and federal requirements relating to discharge of pollutants into water. TCEH believes it holds all required waste water discharge permits from the TCEQ for facilities in operation and has applied for or obtained necessary permits for facilities under construction. TCEH believes it can satisfy the requirements necessary to obtain any required permits or renewals. Recent changes to federal rules pertaining to the Spill Prevention, Control and Countermeasure (SPCC) plans for oil-filled electrical equipment and bulk storage facilities for oil will require updating of certain plants and facilities.

Diversion, impoundment and withdrawal of water for cooling and other purposes are subject to the jurisdiction of the TCEQ and the EPA. TCEH believes it possesses all necessary permits for these activities from the TCEQ for its present operations. TCEH is in the process of obtaining the necessary water rights permit from the TCEQ for the lignite mine that will support the Oak Grove units. Clean Water Act Section 316(b) regulations pertaining to existing water intake structures at large generation plants were published by the EPA in 2004. As prescribed in the regulations, TCEH began implementing a monitoring program to determine the future actions that might need to be taken to comply with these regulations. In January 2007, a federal court ruled against the EPA in a lawsuit brought by environmental groups challenging aspects of these regulations, and in July 2007, the EPA announced that it was suspending the regulations pending further rulemaking. TCEH cannot predict the impact on its operations of the suspended existing regulations or of any new regulations, if any, that replace them.

Radioactive Waste

Under the federal Low-Level Radioactive Waste Policy Act of 1980, as amended, the State of Texas is required to provide, either on its own or jointly with other states in a compact, for the disposal of all low-level radioactive waste generated within the state. The State of Texas has agreed to a compact for a disposal facility that would be located in Texas. That compact was ratified by Congress and signed by the President in 1998. In 2003, the State of Texas enacted legislation allowing a private entity to be licensed to accept low-level radioactive waste for disposal, and in 2004 the State received a license application from such an entity for review. TCEH intends to continue to ship low-level waste material off-site for as long as an alternative disposal site is available. Should existing off-site disposal become unavailable, the low-level waste material will be stored on-site. (See discussion under “Business Organization—Luminant Power—Nuclear Generation Assets” above.)

Luminant Power believes that its on-site used nuclear fuel storage capability is sufficient for five to ten years. The nuclear industry is continuing to review ways to enhance security of used-fuel storage with the NRC to fully utilize physical storage capacity. Accordingly, Luminant Power is actively reviewing alternatives for used-fuel storage, including evaluation of industry techniques such as dry cask storage.

Solid Waste, including Fly Ash Associated with Lignite/Coal-Fueled Generation

Treatment, storage and disposal of solid waste and hazardous waste are regulated at the state level under the Texas Solid Waste Disposal Act and at the federal level under the Resource Conservation and Recovery Act of 1976, as amended, and the Toxic Substances Control Act. The EPA has issued regulations under the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and the TCEQ has issued regulations under the Texas Solid Waste Disposal Act applicable to TCEH facilities. TCEH believes it is in material compliance with all applicable solid waste rules and regulations. In addition, TCEH has registered solid waste disposal sites and has obtained or applied for permits required by such regulations.

Environmental Capital Expenditures

Capital expenditures for TCEH’s environmental projects totaled $60 million in 2007 and are expected to total approximately $200 million in 2008, exclusive of emissions control equipment investment planned as part of the three-unit Texas generation development program, which is expected to total up to $500 million over the construction period. See discussion above under “Luminant Construction” regarding planned investments in emissions control systems.

Legal and Administrative Proceedings

Litigation Related to Generation Development

An administrative appeal challenging the order of the TCEQ issuing the air permit for construction and operation of the Oak Grove generation facility in Robertson County, Texas to our subsidiary was filed in September 2007 in the State District Court of Travis County, Texas. Plaintiffs asked that the District Court reverse the TCEQ’s approval of the Oak Grove air permit and the TCEQ’s adoption and approval of the TCEQ Executive Director’s Response to Comments; and remand the matter back to the TCEQ for further proceedings. The TCEQ has filed the administrative record with the District Court. In addition to this administrative appeal, two other petitions were filed in Travis County District Court by non-parties to the administrative hearing before the TCEQ and the State Office of Administrative Hearings (SOAH) seeking to challenge the TCEQ’s issuance of the Oak Grove air permit and asking the District Court to remand the matter to the SOAH for further proceedings. Finally, the plaintiffs in these two additional lawsuits filed a third, joint petition claiming insufficiencies in the Oak Grove application, permit, and process and seeking party status and remand to the SOAH for further proceedings. One of the plaintiffs has asked the court to consolidate all these proceedings, and the Attorney General of Texas, on behalf of TCEQ, has filed pleas to the jurisdiction that would, if granted, dismiss all but the administrative appeal. We do not know when the court will rule on these requests. We believe the Oak Grove air permit granted by the TCEQ is protective of the environment and that the application for and the processing of the air permit by the TCEQ was in accordance with law. There can be no assurance that the outcome of these matters would not result in an adverse impact on the Oak Grove project.

In May 2008, the Sierra Club announced that it may sue Oak Grove Management Company LLC for violating federal Clean Air Act provisions regarding hazardous air pollutants. Similarly, in July 2008, the Sierra Club announced that it may sue Luminant, after the expiration of a 60-day waiting period, for violating federal Clean Air Act provisions in connection with its Martin Lake generation facility. In December 2008, Luminant reached a settlement with the Sierra Club regarding its allegations relating to Oak Grove. Pursuant to the settlement, Luminant has filed for a Maximum Achievable Control Technology determination for hazardous air pollutant emissions by the TCEQ and has agreed to offset any emissions above the levels set in that review; in exchange, the Sierra Club will not pursue legal action to obstruct construction or commencement of operation of the Oak Grove units. We cannot predict whether the Sierra Club will actually file suit relating to Martin Lake or the outcome of any such proceeding.

Other Litigation

In July 2008, Alcoa Inc. filed a lawsuit in Milam County, Texas district court against Luminant Generation Company LLC, Luminant Mining Company LLC, Sandow Power Company LLC, Luminant Energy Company LLC (each of which is a wholly-owned subsidiary of TCEH) and EFH Corp. The lawsuit makes various claims concerning operation of the Sandow Unit 4 generation facility and the Three Oaks lignite mine and construction of the Sandow 5 unit, including claims for breach of contract, breach of fiduciary duty, fraud and conversion, and requests money damages in an unspecified amount, declaratory judgment, an accounting and rescission. A federal district court in Austin, Texas has ordered Alcoa Inc. to amend its Milam County complaint to remove any references to a federal consent decree relating to Sandow Units 4 and 5. Alcoa Inc. has not yet filed its amended complaint. While we are unable to estimate any possible loss or predict the outcome of this litigation, we believe the claims made in this litigation are without merit and, accordingly, intend to vigorously defend this litigation.

Regulatory Investigations and Reviews

In March 2007, the PUCT issued a Notice of Violation (NOV) stating that the PUCT Staff was recommending an enforcement action, including the assessment of administrative penalties, against EFH Corp. and certain affiliates for alleged market power abuse by its power generation affiliates and Luminant Energy in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. In September 2007, the PUCT issued a revised NOV in which the proposed administrative penalty amount was reduced from $210 million to $171 million. The revised NOV was necessary, according to the PUCT Staff, to correct calculation errors in the initial NOV. As revised, the NOV is premised upon the PUCT Staff’s allegation that Luminant Energy’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $57 million, including approximately $19 million in incremental revenues to EFC Holdings. A hearing requested by Luminant Energy to contest the alleged occurrence of a violation and the amount of the penalty in the NOV was scheduled to start in April 2008 but was stayed pending resolution of discovery disputes and Luminant Energy’s motion to dismiss, which was filed in November 2007. That motion was denied by the state administrative law judges, and in February 2008 the PUCT declined to hear Luminant Energy’s appeal of that denial. In March 2008, Luminant Energy submitted to the administrative law judges its motion for summary decision on the discrete legal issue of what the maximum lawful penalty calculation could be in this proceeding. In April 2008, PUCT Staff submitted its cross-motion on the same issue. In July 2008, the administrative law judges issued their order on the cross-motions for summary decision. The order held that the PUCT Staff’s proposed penalty calculation is unlawful and ruled partially in Luminant Energy’s favor, holding that the proper maximum penalty calculation should be based on the number of allegedly improper bid curves submitted to ERCOT during the relevant time period. The order also holds that a fact issue exists with respect to the number of bid curves submitted during the relevant period. Based upon this order and the PUCT Staff’s alleged number of bid curves, we believe that the maximum penalty would have been less than $16 million. The PUCT Staff appealed the administrative law judges’ ruling on this maximum penalty issue to the PUCT, and at the August 14, 2008 PUCT open meeting, the PUCT Commissioners determined that it was inappropriate to decide the issue of how to calculate the potential maximum penalty at this point in the case. Instead, the PUCT indicated that the maximum penalty issue should be determined as part of the final resolution of the entire proceeding, after a full hearing on the merits. On November 26, 2008, representatives of the parties to the NOV proceeding, wishing to avoid the expense and uncertainty of litigation, entered into a Settlement Agreement as a means of fully resolving all matters related to the NOV. Among other things, the Settlement Agreement provides for payment by Luminant of an administrative penalty of $15 million to the PUCT and acknowledgment from the PUCT Staff that Luminant’s Voluntary Mitigation Plan (“VMP”), which was filed with the PUCT in July 2007, continues to represent an appropriate safe harbor for Luminant from future enforcement actions for activities covered by the VMP. In addition, the PUCT Staff agreed that neither the payment of the penalty amount by

Luminant nor anything in the Settlement Agreement should be construed as an admission of liability by Luminant. Luminant expressly denied such liability in the Settlement Agreement. The Settlement Agreement was approved by the PUCT in December 2008 and the $15 million payment was made to the PUCT on January 8, 2009.

In June 2008, the EPA issued a request for information to Luminant Energy under EPA’s authority under Section 114 of the Clean Air Act. The stated purpose of the request is to obtain information necessary to determine compliance with the Clean Air Act, including New Source Review Standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. We are cooperating with the EPA and are responding in good faith to the EPA’s request. We are unable to predict the outcome of this matter.

Other Proceedings

In addition to the above, we are involved in various other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect on our financial position, results of operations or cash flows.

REGULATION AND RATES

Regulatory Investigations and Reviews

See Note 8 to the September 30, 2008 Financial Statements.

Wholesale Market Design

In August 2003, the PUCT adopted a rule that, when implemented, will alter the wholesale market design in the ERCOT market. The rule requires ERCOT:

•	to use a stakeholder process to develop a new wholesale market model;

•	to operate a voluntary day-ahead energy market;

•	to directly assign all congestion rents to the resources that caused the congestion;

•	to use nodal energy prices for resources;

•	to provide information for energy trading hubs by aggregating nodes;

•	to use zonal prices for loads, and

•	to provide congestion revenue rights (but not physical rights).

ERCOT currently has a zonal wholesale market structure consisting of four geographic zones. The proposed location-based congestion-management market is referred to as a “nodal” market because wholesale pricing would differ across the various nodes on the transmission grid. The implementation of a nodal market is being done in conjunction with transmission improvements designed to reduce current congestion. In 2006, the PUCT approved a set of Nodal Protocols, which was filed by ERCOT and describes the operation of a wholesale nodal market, and set an implementation date of no later than January 1, 2009. After having delayed the start of the nodal market beyond the January 1, 2009 implementation date, ERCOT announced in November 2008 a new preliminary schedule for the implementation of the nodal market by December 2010. Additionally, pursuant to a request from the PUCT to ERCOT, a revised cost-benefit analysis for implementation of a nodal market design has been issued, and it reports a net present value of total system cost savings of $520 million compared to a net present value of $222 million of going forward costs for implementation of a nodal market design. At the PUCT’s open meeting on January 14, 2009. The PUCT ordered ERCOT to submit a final nodal market implementation schedule by February 26, 2009.

In August 2006, the PUCT adopted an interim order approving ERCOT’s application for a surcharge imposed on all Qualified Scheduling Entities in the ERCOT market (including subsidiaries of TCEH) for the purpose of financing 38% of ERCOT’s expected nodal implementation costs. The surcharge took effect in October 2006. Additionally, at its January 15, 2008 meeting, the ERCOT Board of Directors agreed to request an increase in the surcharge to be effective in June 2008. ERCOT filed this request at the PUCT in March 2008, and it was approved by the PUCT in May 2008. On November 19, 2008, ERCOT filed a request with the PUCT for approval of an interim increase in the nodal surcharge from $0.169 per MWh to $0.38 per MWh. At the PUCT’s open meeting on January 14, 2009, the PUCT voted to extend the existing $0.169 nodal surcharge through the end of February 2009 and limit additional spending by ERCOT on nodal market implementation to $12 million a month. The PUCT ordered ERCOT to submit a final nodal market implementation schedule and revised budget by February 26, 2009. At the current level of the nodal surcharge, we expect that the annual impact of the surcharge would be approximately $10 to $11 million in additional expenses; however, we are unable to predict the ultimate impact of the proposed nodal wholesale market design on its operations or financial results.

Price-to-Beat Rates

As a result of the legislation that restructured the electric utility industry in Texas to provide for retail competition (1999 Restructuring Legislation), effective January 1, 2002, REPs (such as TXU Energy) affiliated with electricity delivery utilities were required to charge price-to-beat rates (adjusted for fuel factor changes), established by the PUCT, to residential and small business customers located in their historical service territories. In accordance with certain phase out provisions of the legislation, beginning January 1, 2005, TXU Energy offered rates different from the price-to-beat rate to all customer classes, but was required to make the price-to-beat rate available for residential and small business customers in its historical service territory until January 1, 2007. Under PUCT rules and because of rising natural gas prices, in 2005 TXU Energy petitioned and received approval from the PUCT for price-to-beat rate increases implemented as follows (percentage represents increase in the average monthly residential bill):

•	10% and 12% in May and October of 2005, respectively. The latter reflected a voluntary discount that expired December 31, 2005, and

•	12% in January of 2006 representing the expiration of the voluntary discount.

As of January 1, 2007, TXU Energy was no longer required to offer the price-to-beat rate to any of its customer classes.

Environmental Regulations

See discussion in Note 3 to the September 30, 2008 Financial Statements regarding the invalidation of the EPA’s Clean Air Interstate Rule and the related impairment of intangible assets representing NOx and SO2 emission allowances.

Summary

We cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions. Such actions or changes could significantly alter our basic financial position, results of operations or cash flows.

MANAGEMENT

Managers

The names of TCEH’s directors and information about them, as furnished by the directors themselves, are set forth below:

Name	Age	Served As Director Since	Business Experience
Frederick M. Goltz	37	2007	Frederick M. Goltz has been with KKR for 13 years. Mr. Goltz currently heads KKR’s newly-created Mezzanine Fund headquartered is San Fransisco. Previously, he was one of the heads of KKR’s Energy and Natural Resources industry team and led KKR’s efforts in the natural resources sector. Mr. Goltz is a director of EFC Holdings, TCEH, and Luminant.

Scott Lebovitz	33	2007	Scott Lebovitz is a Managing Director of Goldman, Sachs & Co. in its Principal Investment Area. He joined Goldman, Sachs & Co. in 1997. Mr. Lebovitz serves on the boards of both public and private companies including CVR Energy, Inc., Village Voice Media, LLC, EFC Holdings, TCEH, and Luminant.

Michael MacDougall	38	2007	Michael MacDougall is a partner of TPG. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. Mr. MacDougall serves on the Board of Directors of both public and private companies, including Aleris International, Graphic Packaging Corporation, Kraton Polymers LLC, EFC Holdings, TCEH, and Luminant.

The names of TCEH Finance’s directors and information about them, as furnished by the directors themselves, are set forth below:

Name	Age	Served As Director Since	Business Experience
John F. Young	52	2008	John F. Young was elected President and Chief Executive Officer of EFH Corp. in January 2008. Before joining EFH Corp., Mr. Young served in a number of leadership roles at Exelon. from March 2003 to January 2008, including Executive Vice President of Finance and Markets and Chief Financial Officer of Exelon Corporation; President of Exelon Generation; and President and Chief Operating Officer of Exelon Power. Prior to joining Exelon, Mr. Young was Senior Vice President of Sierra Pacific Resources Corporation.

Paul M. Keglevic	55	2008	Paul M. Keglevic was elected Executive Vice President and Chief Financial Officer of EFH Corp. in July 2008. Before joining EFH Corp., Mr. Keglevic was an audit partner at PriceWaterhouseCoopers (“PwC”). Mr. Keglevic was PriceWaterhouseCoopers Utility Sector Leader from 2002 to 2008 and Clients and Sector Leader for the PwC Assurance Practice from 2007 to 2008.

Executive Officers

The names and information regarding EFH Corp.’s executive officers, which are also our executive officers, are set forth below:

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected to Present Offices	Business Experience (Preceding Five Years)
John F. Young	52	President and Chief Executive Officer of EFH Corp.	January 2008	John F. Young was elected President and Chief Executive Officer of EFH Corp. in January 2008. Before joining EFH Corp., Mr. Young served in a number of leadership roles at Exelon Corp. from March 2003 to January 2008, including Executive Vice President of Finance and Markets and Chief Financial Officer of Exelon Corporation; President of Exelon Generation; and President and Chief Operating Officer of Exelon Power. Prior to joining Exelon, Mr. Young was Senior Vice President of Sierra Pacific Resources Corporation.

James A. Burke	40	President and Chief Executive of TXU Energy	August 2005	James A. Burke was elected President and Chief Executive of TXU Energy in August 2005. Previously, Mr. Burke was Senior Vice President Consumer Markets of TXU Energy. Prior to joining EFH Corp. in 2004, Mr. Burke was President and Chief Operating Officer of Gexa Energy.

David A. Campbell	40	President and Chief Executive of Luminant	June 2008	David A. Campbell was elected President and Chief Executive of Luminant in June 2008. Previously, Mr. Campbell held several other offices, including Executive Vice President and Chief Financial Officer of EFH Corp. Prior to joining EFH Corp. in 2004, Mr. Campbell was a Principal of McKinsey & Company, Inc.

M. Rizwan Chand	45	Executive Vice President of EFH Corp.	May 2008	M. Rizwan Chand was elected Executive Vice President of EFH Corp. in May 2008, having served as Senior Vice President of EFH Corp. since August 2005. Prior to joining EFH Corp. in 2005, Mr. Chand was Vice President of Human Resources and Corporate Relations for Kennametal, Inc.

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected to Present Offices	Business Experience (Preceding Five Years)
Charles R. Enze	55	Executive Vice President and Chief Executive of Luminant Construction	September 2006	Charles R. Enze was elected Executive Vice President and Chief Executive of Luminant Construction in September 2006. Prior to joining EFH Corp. in 2006, Mr. Enze was Vice President of Engineering and Projects for Shell International Exploration & Production.

M. S. Greene	63	Vice Chairman of EFH Corp.	June 2008	M. S. Greene was elected Vice Chairman of EFH Corp. in June 2008. Previously Mr. Greene held several other offices including President and Chief Executive of Luminant and TCEH, Chairman of the Board, President and Chief Executive of TXU Power, Executive Vice President of TCEH, and Vice Chairman, Chief Executive and President of Oncor.

Paul M. Keglevic	55	Executive Vice President and Chief Financial Officer of EFH Corp.	July 2008	Paul M. Keglevic was elected Executive Vice President and Chief Financial Officer of EFH Corp. in July 2008. Before joining EFH Corp., Mr. Keglevic was an audit partner at PriceWaterhouseCoopers (“PwC”). Mr. Keglevic was PriceWaterhouseCoopers Utility Sector Leader from 2002 to 2008 and Clients and Sector Leader for the PwC Assurance Practice from 2007 to 2008.

Michael T. McCall*	51	Executive Vice President and Chief Operating Officer of Luminant	January 2008	Michael T. McCall was elected Executive Vice President and Chief Operating Officer of Luminant in January 2008. Previously, Mr. McCall held several other offices, including Chairman of the Board, President and Chief Executive of Luminant Energy, Senior Vice President of TXU Power, President of TXU Gas and Vice President of EFH Corporate Services Company.

Mark A. McFarland	39	Chief Commercial Officer of Luminant and Executive Vice President of EFH Corp	July 2008	Mark A. (“Mac”) McFarland was elected Chief Commercial Officer of Luminant and Executive Vice President of EFH Corp. Prior to joining EFH Corp., Mr. McFarland was Senior Vice President of Corporate Development at Exelon Corp.

Name of Officer	Age	Positions and Offices Presently Held	Date First Elected to Present Offices	Business Experience (Preceding Five Years)
Robert C. Walters	50	Executive Vice President and General Counsel of EFH Corp.	March 2008	Robert C. Walters was elected Executive Vice President and General Counsel of EFH Corp. in March 2008. Prior to joining EFH Corp., Mr. Walters was a partner of Vinson & Elkins L.L.P. and served on the firm’s management committee. Mr. Walters was co-managing partner of the Dallas office of Vinson & Elkins L.L.P. from 1998 through 2005.

*	On January 12, 2009, Mr. McCall gave notice that he would resign effective January 31, 2009.

There is no family relationship between any of the above-named executive officers.

Code of Conduct

EFH Corp. maintains certain corporate governance documents on EFH Corp’s website at www.energyfutureholdings.com. EFH Corp.’s Code of Conduct can be accessed by selecting “Investor Relations” on the EFH Corp. website. EFH Corp.’s Code of Conduct applies to all of its employees, officers (including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer) and directors. Any amendments to the Code of Conduct will be posted on EFH Corp.’s website. Printed copies of the corporate governance documents that are posted on EFH Corp.’s website are also available to any investor upon request to the Secretary of EFH Corp. at 1601 Bryan Street, Dallas, Texas 75201-3411.

EXECUTIVE COMPENSATION

Introductory Note

Our executive officers are comprised of executive officers of our parent company, EFH Corp. Consequently, our named executive officers are the same as EFH Corp.’s named executive officers. All compensation matters, including compensation philosophy, is administered by EFH Corp. As a result, set forth below is the same executive compensation disclosure publicly filed with the SEC by EFH Corp. on January 30, 2009 in a registration statement on Form S-1 regarding the EFH Notes with the exception that references to “we,” “our” and “us” have been changed, where appropriate, to references to “EFH Corp.”

Compensation Discussion and Analysis

Overview

On October 10, 2007, Merger Sub merged with and into EFH Corp. As a result of the Merger, the Sponsor Group and the Investors indirectly own over 99% of EFH Corp.’s issued and outstanding common stock, no par value, through their investment in Texas Holdings. Prior to the completion of the Merger, EFH Corp.’s executive compensation programs were determined and assessed by EFH Corp.’s Organization and Compensation Committee as it was constituted prior to the Merger (the “Pre-Merger O&C Committee”). The Pre-Merger O&C Committee was composed of five non-employee, independent directors, each of whom satisfied the requirements for independence under applicable law and regulations. After the completion of the Merger, EFH Corp.’s Board of Directors (“Board”) constituted a new Organization and Compensation Committee that establishes and assesses EFH Corp.’s executive compensation programs (the “O&C Committee”). The O&C Committee is comprised of three non-employee directors: Donald L. Evans, Marc S. Lipschultz and Kenneth Pontarelli. For an interim period subsequent to the Merger and prior to the O&C Committee being constituted certain executive compensation determinations were made by management of the Sponsor Group. All such determinations have been subsequently approved by the O&C Committee or the Board.

As a result of the Merger and the resulting new Board and O&C Committee, in preparing this Compensation Discussion and Analysis EFH Corp. has largely focused on describing EFH Corp.’s current compensation structure and philosophy and the effects of the Merger on the compensation of EFH Corp.’s executive officers. EFH Corp. only discusses pre-Merger compensation matters to the extent that it believes they are material to its current set of investors. For a more detailed discussion of EFH Corp.’s compensation structure and philosophy with respect to the pre-Merger time period, we refer you to EFH Corp.’s proxy statement filed with the SEC on July 25, 2007 (the “Merger Proxy”).

Similar to the responsibilities the Pre-Merger O&C Committee had prior to the Merger, the responsibilities of the O&C Committee include:

•

determining and overseeing executive compensation programs, including making recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices and

•	evaluating the performance of EFH Corp.’s CEO and other executive officers and, ultimately, approving executive compensation based on those evaluations.

In determining the compensation of EFH Corp.’s executive officers other than the CEO, including the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), the O&C Committee seeks the input of EFH Corp.’s CEO. At the end of each year, EFH Corp.’s CEO assesses the performance of each of these executive officers against targeted business unit and individual goals and objectives for that year and provides recommendations to the O&C Committee. The O&C Committee and the CEO then review the CEO’s assessments of the executive officers and, in that context, the O&C Committee approves the executive officers’ compensation.

EFH Corp.’s Pre-Merger O&C Committee used from time to time, and EFH Corp.’s current O&C Committee may use from time to time, independent compensation consultants to advise on executive compensation issues, including salary surveys, performance measurement selection and peer group selection. Prior to the Merger, EFH Corp. assessed its compensation program against other publicly-traded utility, energy and industrial companies, utilizing a variety of market reference points and benchmarks, median competitive data, performance measurements and peer group selection. For information related to market reference points and peer groups used by EFH Corp.’s Pre-Merger O&C Committee, please refer to the Merger Proxy. EFH Corp. expects to continue to assess its compensation programs in a manner consistent with its pre-Merger practices; in addition, as a privately-held company, EFH Corp. expects to also assess its compensation program against other privately-held companies and use compensation practices that are used by privately-held companies. EFH Corp. does not currently benchmark the compensation of its Named Executive Officers to a particular peer group and no executive compensation surveys were conducted in connection with the executive compensation changes that followed the Merger.

Compensation Philosophy

Overview

EFH Corp. has a pay-for-performance compensation philosophy, which places an emphasis on pay-at-risk. In other words, a significant portion of an executive officer’s compensation is made up of variable, at-risk incentive compensation. As a result of EFH Corp.’s pay-for-performance compensation philosophy, EFH Corp.’s compensation program is intended to compensate executive officers appropriately for their contribution to the attainment of financial, operational and strategic objectives. In addition, EFH Corp. believes it is important to strongly align the interests of its executive officers and stockholders through equity-based compensation and by giving its executive officers an opportunity to invest in its common stock. Equity ownership, coupled with other long-term incentives, has been and will continue to be an important component of EFH Corp.’s compensation program.

To achieve EFH Corp.’s pay-for-performance compensation philosophy, it believes that:

•	compensation plans should balance both long-term and short-term objectives;

•	the overall compensation program should emphasize variable compensation elements that have a direct link to overall corporate performance; and

•

in addition to linking an executive officer’s compensation to overall corporate performance, an executive officer’s individual compensation level should be based upon an evaluation of the financial and operational performance of that executive officer’s business unit (such as productivity, reliability, safety and customer satisfaction) as well as the executive officer’s individual performance.

EFH Corp. believes its pay-for-performance compensation philosophy supports EFH Corp. by:

•	aligning performance measures with EFH Corp.’s business objectives to drive the financial and operational performance of EFH Corp. and its business units;

•	rewarding business unit and individual performance by providing compensation levels consistent with the level of contribution and degree of accountability;

•	attracting and retaining the best performers;

•	strengthening the correlation between the long-term interests of EFH Corp.’s executive officers and the interests of stockholders through equity compensation and investment opportunities; and

•	phasing out or eliminating perquisites and programs that do not support EFH Corp.’s business objectives or fit within EFH Corp.’s corporate culture.

Elements of Compensation

As a result of these underlying compensation principles, the compensation program for EFH Corp.’s Named Executive Officers principally consists of:

•	a base salary;

•	the opportunity to earn an annual performance bonus based on the achievement of specific corporate, business unit and individual performance goals;

•

long-term equity incentive awards—primarily in the form of options to purchase shares of EFH Corp.’s common stock (the “Stock Option Awards”) under EFH Corp.’s 2007 Stock Incentive Plan for Key Employees of EFH Corp. and Affiliates (the “2007 Stock Incentive Plan”);

•	the opportunity to participate in EFH Corp.’s Salary Deferral Program and EFH Corp.’s Thrift Plan and receive company matching contributions; and

•

the opportunity to participate in EFH Corp.’s Retirement Plan and Supplemental Retirement Plan (which has been limited for EFH Corp.’s competitive businesses, to persons employed by us at the time of the Merger).

In addition, EFH Corp.’s Named Executive Officers are expected to make a minimum level of investment in EFH Corp.’s common stock. EFH Corp. believes this upfront investment further aligns the interests of its Named Executive Officers and stockholders and demonstrates their long-term commitment to EFH Corp. EFH Corp. refers to this investment program as the Management Investment Opportunity.

Assessment of Compensation Elements

EFH Corp. tries to ensure that the bulk of an executive officer’s compensation is directly linked to EFH Corp.’s performance. For example, the annual performance bonus is based on the achievement of certain corporate and business unit financial targets as well as business unit operational targets (such as productivity, reliability and customer satisfaction). In addition, the vesting of half of an executive’s Stock Option Awards is contingent upon the attainment of a corporate financial target. EFH Corp. also tries to ensure that its executive compensation program is competitive in order to reduce the risk of losing key personnel within its organization.

The following is a discussion of the principal compensation components provided to EFH Corp.’s executive officers. More detail about each of the compensation elements that follow can be found in the compensation tables and the narrative and footnotes to the tables.

Base Salary

Base salary should reward executive officers for the scope and complexity of their position and the level of responsibility required. EFH Corp. believes that a competitive level of base salary is required to attract qualified talent.

Consistent with previous practice, the O&C Committee will review base salaries annually to ensure they are market-competitive for attraction and retention purposes. The O&C Committee may also review an executive officer’s base salary to the extent an executive officer is given a promotion or in the event an executive officer’s responsibilities are significantly increased.

Prior to the Merger, base salaries had generally been held flat since October 2004, when EFH Corp. was at the beginning stages of a turnaround phase of its business strategy and compensation focused largely on long-term shareholder value creation. Following the Merger, base salary increases were offered to, and made effective for, certain of EFH Corp.’s executive officers who agreed, at that time, to remain at EFH Corp. These executive officers are in key leadership roles within EFH Corp.’s business units and are critical for us to continue to achieve strong operational performance. These salary increases also took into account the following:

•	Messrs. Greene and McCall were promoted to take on significantly larger roles within the organization. Both promotions came with substantially increased responsibilities;

•

Mr. Burke’s salary had been frozen since he joined TXU Energy as a senior vice president in 2004. He did not get an increase in salary when he was promoted to the CEO of TXU Energy in August 2005. The post-Merger increase was provided, in part, to bring his cash compensation to what EFH Corp. believed is a market-competitive level for his position as CEO of TXU Energy;

•	Many of EFH Corp.’s employees, including these executive officers, will have greater responsibilities resulting from the new business model for EFH Corp.’s business units; and

•

EFH Corp. wants to ensure cash compensation is competitive and sufficient to entice these key operating executive officers to remain with EFH Corp. recognizing the higher performance expectations of the new owners (across a broad set of operational, financial, customer service and community-oriented goals and objectives) and higher risk levels associated with being a highly leveraged company.

2007 Base Salary for EFH Corp.’s Named Executive Officers

Name	Title (as of December 31, 2007)	Salary prior to Merger	Salary post Merger
M. S. Greene	CEO of Luminant	$507,000	$650,000
David A. Campbell(1)	Executive Vice President and Chief Financial Officer of EFH Corp.	$382,000	$382,000
David P. Poole(2)	Executive Vice President and former General Counsel of EFH Corp.	$307,000	$307,000
Michael T. McCall	Chief Operating Officer of Luminant	$325,000	$500,000
James A. Burke	CEO of TXU Energy	$275,000	$600,000
C. John Wilder(3)	Former CEO of EFH Corp.	$1,250,000	N/A
T. L. Baker(3)	Chairman Emeritus of EFH Corp.	$632,000	N/A

(1)	Mr. Campbell’s base salary did not change from October 2004 through December 2007.
(2)	In order to incent Mr. Poole to remain with us through a transitional period following the Merger, in January 2008, EFH Corp. increased Mr. Poole’s base salary to the rate of $66,666 per month. Mr. Poole left EFH Corp. on March 31, 2008 and Mr. Robert C. Walters was hired to serve as EFH Corp.’s General Counsel.
(3)	Mr. Wilder resigned effective with the closing of the Merger and Mr. Baker retired in November 2007. Because Mr. Baker’s retirement was expected at the time of the Merger, EFH Corp. did not change his base salary after the Merger.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan provides an annual performance-based cash bonus for the successful attainment of certain annual operational, financial, customer service and community-oriented goals that are established at each of the corporate, business unit and individual levels by the O&C Committee at the beginning of each year. Under the terms of the plan, the performance targets established by the O&C Committee must be met before awards under the plan are paid. These targets are generally set at challenging levels to ensure they are high performance goals. Based on the level of attainment of these performance targets, an aggregate plan funding percentage amount for all participants is determined. To calculate an executive officer’s award amount, the executive officer’s corporate and business unit funding percentages are aggregated and multiplied by the executive officer’s target incentive level, which is computed as a percentage of annualized base salary. Based on the executive officer’s performance, an individual performance modifier is applied to the calculated award to determine the final incentive payment. An individual performance modifier is based on the CEO’s and the O&C Committee’s review and evaluation of the executive officer’s performance. The individual performance modifier can range from an outstanding rating (200%) to an unacceptable rating (0%). The maximum award any participant can receive under the Executive Annual Incentive Plan is four times their target incentive level; however, the aggregate plan funding amount is limited to 200%, or two times, the aggregate target incentives of all participants.

The following table provides a summary of the 2007 annual incentive targets (pro-rated for pre- and post-Merger target compensation) for each Named Executive Officer.

2007 Annual Incentives for EFH Corp.’s Named Executive Officers

Name	Pre-Merger Target Payout (% of Salary)	Post-Merger Target (% of salary)(1)	Target Award ($ Value)	Actual Award(2)	Actual Award (percentage of Target)
M. S. Greene(3)	60%	75%	$350,025	$384,065	110%
David A. Campbell(4)	60%	60%	$229,200	$300,481	131%
David P. Poole(5)	60%	60%	$184,200	$220,487	120%
Michael T. McCall(6)	60%	75%	$240,000	$145,800	61%
James A. Burke(7)	60%	75%	$236,250	$274,050	116%
C. John Wilder(8)	200%	N/A	$2,083,333	$2,083,333	100%
T. L. Baker(9)	60%	N/A	$316,000	$337,488	107%

(1)	Prior to the Merger, with the exception of Mr. Wilder, whose target annual incentive levels were provided in his employment agreement, target annual incentive levels for executive officers were determined based on a thorough analysis of market practices conducted annually by an independent compensation consultant and reviewed by the Pre-Merger O&C Committee and were set near the median of the comparable market. Following the Merger, consistent with the increase in base salaries discussed above, higher target annual incentive levels were offered to certain of EFH Corp.’s executive officers.
(2)	As a result of the Merger and EFH Corp.’s common stock no longer being publicly traded, the Earnings per Share and Operating Cash Flow targets that were originally established by the Pre-Merger O&C Committee for purposes of the 2007 annual performance bonus were not measurable. A number of Merger-related items (including the 15% price reduction provided to certain customers of TXU Energy as well as additional interest expense) were unplanned and essentially beyond EFH Corp.’s executive officers’ control. As a result, in February of 2008, the O&C Committee decided to evaluate EFH Corp.’s 2007 corporate financial performance based on an annual EFH Corp. operational EBITDA target, which is a non-GAAP financial measure. Operational EBITDA is defined as EBITDA as adjusted by EFH Corp.’s O&C Committee as it deems appropriate in connection with its evaluation and compensation of EFH Corp.’s executive officers. For example, EFH Corp.’s O&C Committee adjusted EFH Corp.’s EBITDA to take into account the effects of unrealized mark-to-market gains and losses on positions in the long-term hedging program and certain other special or nonrecurring items including certain of the unplanned Merger-related items. Operational EBITDA is an internal measure used only for performance management purposes and management does not intend for operational EBITDA to be an alternative to net income as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP. Operational EBITDA is not the same as Adjusted EBITDA, which is disclosed elsewhere in this prospectus and defined in the glossary to this prospectus. The targeted EFH Corp. operational EBITDA for the fiscal year ended December 31, 2007 was $4,713 million. The estimate, as of January 25, 2008, for the EFH Corp. operational EBITDA for the fiscal year ended December 31, 2007 was $4,572 million, which was slightly below target, resulting in a payout of 75% of target for this component of the overall award. Without any adjustments, EFH Corp.’s actual financial results relative to the original targets established by the Pre-Merger O&C Committee in early 2007 would have yielded a 0% payout for the corporate financial performance component of the overall award.

For Messrs. Campbell and Poole, EFH Corp.’s corporate financial performance target (i.e. operational EBITDA) accounted for 50% of the award with the remaining 50% based on specific corporate operational metrics. For Messrs. Greene, McCall and Burke, EFH Corp.’s corporate financial performance target accounted for 25% of the award, with 25% based on business unit financial performance and the remaining 50% based on business unit operational metrics.

(3)	In addition to the EFH Corp. operational EBITDA performance, Mr. Greene’s award largely reflects the performance of Luminant Power, which was the business unit he led prior to his promotion to CEO of

Luminant in October 2007. The targeted Luminant Power financial performance goals for the fiscal year ended December 31, 2007, if attained, would have resulted in a payout of 120% of target for this component of the overall award. In this regard, Luminant Power performed slightly below target resulting in a payout of 108% of target for this component of the overall award. In addition, Mr. Greene’s percentage of target payout was increased as a result of overall strong operational performance across Luminant Power in 2007, including superior fleet safety and industry leading capacity factors. Mr. Greene’s individual performance modifier increased his reward reflecting Luminant Power’s solid financial and operational performance during 2007 and his performance as a key leader of EFH Corp. during an especially challenging year.

(4)	In addition to the EFH Corp. operational EBITDA performance, Mr. Campbell’s award largely reflects the performance of EFH corporate services (the corporate unit that supports the overall corporation). Mr. Campbell’s payout as a percent of target was increased based on his individual performance modifier, reflecting his key role in the efficient and timely closing of the Merger, the implementation of certain other corporate initiatives, his overall leadership within EFH Corp. during a challenging year.
(5)	In addition to the EFH Corp. operational EBITDA performance, Mr. Poole’s award largely reflects the performance of EFH corporate services. Mr. Poole’s actual payout as a percentage of target was increased based on his individual performance modifier, reflecting his key role in the efficient and timely closing of the Merger, the implementation of certain other corporate initiatives, his overall leadership with EFH Corp. during a challenging year.
(6)	In addition to the EFH Corp. operational EBITDA performance, Mr. McCall’s award largely reflects the performance of Luminant Energy, which was the business unit he led prior to his promotion to Chief Operating Officer (“COO”) of Luminant in October 2007. The targeted Luminant Energy financial performance goals for the fiscal year ended December 31, 2007, if attained, would have resulted in a payout of 100% of target for this component of the overall award. In this regard, Luminant Energy performed significantly below target. While this performance would have resulted in a payout of 0% of target for this component of the overall award, the O&C Committee awarded Mr. McCall a bonus of 61% of his target incentive award, reflecting the business unit performance of Luminant Energy and Luminant and his individual performance.
(7)	In addition to the EFH Corp. operational EBITDA performance, Mr. Burke’s award largely reflects the performance of TXU Energy. The targeted TXU Energy financial performance goals for the fiscal year ended December 31, 2007, if attained, would have resulted in a payout of 100% of target for this component of the overall award. In this regard, TXU Energy performed slightly below target resulting in a payout of 85% of target for this component of the overall award. However, Mr. Burke’s percentage of target payout was significantly increased as a result of strong operational performance across TXU Energy, including superior performance in customer churn, customer satisfaction and small business account origination. Mr. Burke’s individual modifier did not increase or decrease his award.
(8)	In accordance with the terms of his employment agreement, and as determined by the Pre-merger O&C Committee, Mr. Wilder received a prorated award following his departure from EFH Corp. in connection with the closing of the Merger. The award was paid on a target level performance.
(9)	Mr. Baker retired in November 2007. During 2007, he served as CEO of Oncor for four months and Vice Chairman of EFH Corp. for six months. As a result, his award reflects a blend of the performance of those businesses, as well as his own strong contributions both before and after the Merger.

Long-Term Equity Incentives

Equity Awards Prior to the Merger

Prior to the Merger, the principal long-term component of EFH Corp.’s executive compensation package consisted of performance unit awards under the 2005 Omnibus Incentive Plan. The ultimate value, if any, of awards granted under the 2005 Omnibus Incentive Plan, was directly related to performance with respect to absolute and relative total shareholder returns. In 2005, EFH Corp.’s Board selected total shareholder returns as the performance measure for the 2005 Omnibus Incentive Plan because it aligned the executive officers’ interests with the economic interests of EFH Corp.’s shareholders.

Awards under the 2005 Omnibus Incentive Plan were almost exclusively in the form of performance-based restricted stock or performance units settled in shares of EFH Corp.’s then publicly-traded common stock. All executive officers participated in the 2005 Omnibus Incentive Plan and the number of units granted varied based on the value of alternative forms of compensation available to the executive and, if applicable, the terms of individual employment agreements. The target amount of the long-term incentive compensation award was generally set at the market median of a group of peer companies. All awards under the 2005 Omnibus Incentive Plan and the Long Term Incentive Compensation Plan issued during a given year had a performance period that began on April 1 of that year and ended on March 31 three years later.

Except in the case of Messrs. Wilder, Campbell and Poole as described in the next paragraph, the ultimate payout of long-term incentive compensation awards was determined by EFH Corp.’s total shareholder returns on both an absolute and relative basis. Fifty percent of each award was based on absolute total shareholder returns over the prior three-year period. Depending upon EFH Corp.’s absolute total return for such period, the participants could earn from 0% to 150% of this portion of the original award. The remaining fifty percent of each award was based on relative total shareholder returns determined by comparing EFH Corp.’s total returns for the performance period against a peer group of companies comprised of the combined Standard & Poor’s (S&P) 500 Electric Utilities and the S&P 500 Multi-Utilities Indices. Depending upon EFH Corp.’s relative total return for such periods, the participants could earn from 0% to 200% of this portion of the original award. The combination of absolute and relative components for each award meant that each incentive compensation award under the 2005 Omnibus Incentive Plan could pay out, in the aggregate, from 0% to 175% of the original amount.

The employment agreements for Messrs. Wilder, Campbell and Poole required that their long term incentive awards be measured solely on EFH Corp.’s total shareholder return performance relative to companies comprising the S&P 500 Electric Utilities Index. For these executive officers, the ultimate value of their awards, if any, was determined by EFH Corp.’s total shareholder return over future performance periods, on a relative basis, and did not contain a measure based on absolute shareholder return. Depending upon EFH Corp.’s relative total return for such periods, these executive officers could earn from 0% to 200% of the original award.

As a result of the Merger, all unvested equity awards under the 2005 Omnibus Incentive Plan vested on October 10, 2007. Except to the extent any payment for stock awarded under the 2005 Omnibus Incentive Plan was exchanged for EFH Corp.’s post-Merger equity pursuant to the Deferred Share Agreements discussed below, participants became entitled to receive consideration in the Merger for their awards. Because the Merger caused EFH Corp.’s common stock to cease to be publicly-traded, the Pre-Merger O&C Committee decided to end the performance periods for all outstanding equity awards as of the completion of the Merger and determined performance calculations based on total shareholder return performance through October 10, 2007 (the effective date of the Merger) and utilizing the $69.25 per share Merger Consideration. The cash amounts payable, which are included in the Options Exercised and Stock Vested table on page 224, were deposited into a rabbi trust, and EFH Corp.’s Named Executive Officers actually received their payouts (together with accrued interest) in January 2008.

Following the Merger, no further awards will be made under the 2005 Omnibus Incentive Plan. As discussed below under the heading “Equity Awards after the Merger”, following the Merger, EFH Corp. adopted a new equity plan, which is designed to incent EFH Corp.’s executive officers to maximize company-wide financial and operational results.

Equity Awards after the Merger

In December 2007, EFH Corp.’s Board approved and adopted the 2007 Stock Incentive Plan. The purpose of the 2007 Stock Incentive Plan is to promote EFH Corp.’s long term financial interests and growth by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of EFH Corp.’s business; to motivate management and other personnel by means of growth-related incentives to achieve long range goals; and to further align the interests of management with those of EFH Corp.’s stockholders through opportunities for increased stock, or stock-based ownership in EFH Corp. In June 2008, Messrs. Campbell, Greene, McCall and Burke were granted 4,000,000, 2,000,000, 2,500,000 and 2,450,000 Stock Option Awards, respectively, with the terms described below. In the future, EFH Corp. may also make discretionary grants of non-investment options to reward high potential and high performing individuals.

In connection with the Management Investment Opportunity, Messrs. Greene, McCall and Burke entered into Deferred Share Agreements with EFH Corp. in October 2007, pursuant to which the executive officers agreed to forego certain payments they were entitled to receive in respect of equity awards that vested in connection with the Merger in return for a certain number of deferred shares of EFH Corp.’s common stock. Also in connection with the Management Investment Opportunity, Mr. Campbell entered into a Deferred Share Agreement with EFH Corp. in May 2008, pursuant to which he was granted a certain number of deferred shares of EFH Corp.’s common stock. Pursuant to the terms of their respective Deferred Share Agreements, Messrs. Greene, McCall and Burke agreed to reinvest a substantial portion of the Merger Consideration that they were entitled to receive as a result of the Merger and Mr. Campbell invested a substantial amount and became entitled to receive 600,000, 600,000 and 450,000 deferred shares and 500,000 deferred shares, respectively, of EFH Corp.’s common stock, with each share being valued at $5.00 based upon the fully diluted equity of EFH Corp. The shares will be distributed to each of the executive officers on the earlier of the termination of such executive officer’s employment by EFH Corp. or a change in the effective control of EFH Corp. Mr. Campbell has the right to cause EFH Corp. to purchase his investment of $2.5 million in deferred shares by terminating his employment with EFH Corp. no later than January 31, 2009.

Following the Merger, EFH Corp.’s equity compensation philosophy is substantially similar to that which existed prior to the Merger, with the notable exception being that many of EFH Corp.’s executive officers now have direct, illiquid, equity investments in a privately-held company—as a result of the significant investments made by such executive officers in connection with the Management Investment Opportunity. EFH Corp. believes that the Management Investment Opportunity, along with the Stock Option Awards, provides significant retentive value to EFH Corp. for many reasons, most notably:

•

Due to limitations on transferability until the occurrence of certain liquidity events, an investment in EFH Corp.’s common stock is illiquid while the executive remains employed by us. In addition, if an executive voluntarily terminated his or her employment with us, EFH Corp. could compel him or her to sell that stock back to EFH Corp. for a price equal to the fair market value at the time of that sale.

•

Half of all of the Stock Option Awards to be granted will be time-based and will vest over a five year period (the “Time-Vesting Options”), except with regard to Mr. Greene whose Time Vesting Options will vest over the next two years, and for the other half of the Stock Option Awards vesting is dependent upon EFH Corp. achieving certain performance-based targets from 2008 through 2012 (the “Performance-Vesting Options”).

In addition, because fifty percent of the Stock Option Awards to be granted are performance-based, EFH Corp. believes the equity component of its compensation program motivates its executive officers to achieve top operational and financial performance and further aligns its executive officers’ interests with the interests of its many stakeholders. In order for the Performance-Vesting Options to vest, EFH Corp. will need to achieve certain EBITDA targets. EBITDA is the primary measure of operating performance in EFH Corp.’s businesses. Therefore, if an executive helps to drive sustained operating performance (which in turn drive corporate EBITDA growth), he or she can have a direct impact on the vesting of a portion of his or her equity awards. Additionally, while the number of options earned is driven by EBITDA, the ultimate value of the common stock underlying the options is determined by the overall value of the business, which reinforces the need for efficient operational performance and effective capital investment. A multi-year EBITDA target also reflects how well EFH Corp. is serving its constituents. For example, in the TCEH segment (which accounts for the significant majority of EFH Corp.’s EBITDA) we are ultimately a customer business, and customers have the ability to switch to competitors. EFH Corp. would expect to maintain strong multi-year EBITDA performance if it does a good job serving all of its stakeholders while effectively managing its businesses.

The material terms of EFH Corp.’s Stock Option Awards will be as follows:

•

The exercise price will be an amount equal to the fair market value of a share of EFH Corp.’s common stock on the date an option is granted, which was $5.00 for the options that were granted to Messrs. Campbell, Greene, McCall and Burke in June 2008;

•	The options will have a ten year term;

•

Fifty percent of the Stock Option Awards will be Time-Vesting Options and will vest in 20% increments on each of the first five anniversaries (except with regard to Mr. Greene, whose options will vest in 50% increments on each of the first two anniversaries) of October 10, 2007, the date that the Merger was completed, subject to the grantee’s continued employment with EFH Corp.; and

•

Fifty percent of the Stock Option Awards will be Performance-Vesting Options and will vest in 20% increments on each of the first five anniversaries of December 31, 2007 subject to the grantee’s continued employment with us and EFH Corp.’s achievement of the annual EBITDA target for the given fiscal year (or certain cumulative performance targets) as detailed in the stock option agreements.

The Performance-Vesting Options will be eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2008, 2009, 2010, 2011 and 2012 upon EFH Corp.’s attainment of annual EBITDA performance targets. If EFH Corp. does not achieve the performance target for any particular fiscal year, but does achieve a two- or three-year cumulative EBITDA performance target at the end of either of the two immediately subsequent fiscal years, then all installments of Performance-Vesting Options that did not become vested because of a missed performance target or targets in the one or two prior years, as applicable, will vest; provided that if EFH Corp.’s fails to achieve the annual performance target in either of fiscal years 2011 or 2012, then that portion of the Performance-Vesting Options that failed to vest due to EFH Corp.’s failure to achieve the annual or applicable cumulative performance targets shall nevertheless vest at the end of either of the two immediately subsequent fiscal years if the budgeted annual EBITDA target set by EFH Corp.’s Board for that fiscal year is achieved and the excess over such budgeted amount is sufficient to satisfy the shortfall from the 2011 or 2012 fiscal years, as applicable.

When the O&C Committee calculates EBITDA for purposes of determining whether EFH Corp. has achieved the annual EBITDA target, it plans to take EFH Corp.’s earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Sponsor Group, together with such adjustments as the O&C Committee shall determine appropriate in its discretion after good faith consultation with EFH Corp.’s CEO and the Chief Financial Officer, including adjustments consistent with those included in the comparable definitions in TCEH’s Senior Secured Facilities to the extent considered appropriate for management compensation purposes.

EFH Corp.’s EBITDA targets are also expected to be adjusted for acquisitions, divestitures or major capital investment initiatives to the extent that they were not contemplated in the plan that was presented by EFH Corp.’s executive officers to the Sponsor Group in connection with the Merger.

The terms of the performance targets, including the adjustments, were negotiated with the Sponsor Group in connection with the Merger and were approved by EFH Corp.’s Board in December 2007. The EBITDA targets are intended to measure achievement of the plan presented by EFH Corp.’s executive officers to the Sponsor Group in connection with the Merger and the adjustments to EBITDA described above primarily represent elements of EFH Corp.’s performance that are either beyond the control of management or were not predictable at the time the plan was submitted.

Some or all of the Performance-Vesting Options that will be granted to EFH Corp.’s executive officers could also vest when certain other events occur, including the achievement of a return or internal rate of return by the Sponsor Group. For example, if the Sponsor Group were to sell a portion of their investment in EFH Corp. and, in connection with that sale, achieve a certain internal rate of return on their investment, the sale would be a qualified partial liquidity event and a percentage of the unvested Performance-Vesting Options will vest. The percentage will be based upon the percentage of the Sponsor Group’s interest that was sold in the qualified partial liquidity event. In addition, if EFH Corp. experiences a change of control in which the Sponsor Group does not achieve the return or internal rate of return described above, a portion of the unvested Performance-Vesting Options will vest, with the percentage vesting based upon the percentage of eligible Performance-Vesting Options that had previously vested. Finally, upon the death, disability or retirement of an executive, his or her unvested Performance-Vesting Options that would have vested during the twelve month period immediately following his or her termination had the termination not occurred during that period will vest. In addition, an executive whose employment terminates due to disability or retirement, or in the case of death, his or her estate, will have one year to exercise vested options, rather than the 90-day period that is otherwise available for terminations other than for cause.

Mr. Baker retired in November 2007. He has since agreed to serve as Chairman Emeritus of EFH Corp. In that capacity, pursuant to the terms of his consulting agreement, he will be awarded 60,000 shares of restricted stock that vest in December of 2009. All of these equity awards will be granted in accordance with the terms of the 2007 Stock Incentive Plan.

Deferred Compensation and Retirement Plans

Salary Deferral Program: EFH Corp.’s Salary Deferral Program allows participating employees, including EFH Corp.’s executive officers, to defer a portion of their salary and annual incentive award and to receive a matching award based on their salary deferrals. Executive officers can defer up to 50% of their base salary and up to 100% of any annual incentive award for seven years or until they retire. EFH Corp. matches 100% of deferrals up to 8% of salary deferred under the program. EFH Corp. does not match deferred annual incentive awards. The program encourages employee retention because generally participants who terminate their employment with EFH Corp. prior to the seven year vesting period forfeit EFH Corp.’s matching contribution.

Please refer to the narrative that follows the Nonqualified Deferred Compensation table for a more detailed description of the Salary Deferral Program.

Retirement Plan: EFH Corp. maintains a retirement plan, which is qualified under applicable provisions of the Code and is a benefit for certain employees that were employed by EFH Corp. prior to the Merger. EFH Corp.’s Retirement Plan contains both a traditional defined benefit component and a cash balance component. Effective January 1, 2002, EFH Corp. changed its defined benefit plan from a traditional final average pay design to a cash balance design. This change was made to better align the retirement program with competitive practices. All participants were extended an opportunity to remain in the traditional program or transition to the cash balance component. Messrs. Greene, McCall, and Baker elected to remain in the traditional final average pay design.

Eligible employees employed after January 1, 2001 may only participate in the cash balance program. As a result, Messrs. Campbell and Burke are covered under the cash balance component. While employed by EFH Corp., Mr. Wilder and Mr. Poole were also covered under the cash balance component. Participation in EFH Corp.’s Retirement Plan has been limited for employees of all of EFH Corp.’s businesses other than Oncor, to persons employed by EFH Corp. at the time of the Merger. For a more detailed description of the Retirement Plan, please refer to the narrative that follows the Pension Benefits table.

Supplemental Retirement Plan: EFH Corp.’s Supplemental Retirement Plan provides for the payment of retirement benefits that:

•	would otherwise be capped by the Code’s statutory limits for qualified retirement plans;

•	include Executive Annual Incentive Plan awards in the definition of earnings (for participants covered by the traditional defined benefit component of the Retirement Plan only); and/or

•	EFH Corp.’s participating subsidiaries are obligated to pay under contractual arrangements.

Messrs. Greene, McCall and Baker, the executive officers who elected to remain in the traditional defined benefit retirement plan, are eligible for a supplemental retirement benefit in concert with that plan, which provides for a traditional defined benefit type retirement annuity stream. This feature of the plan is only available to the executive officers hired prior to January 1, 2002. As such, it is not available to Messrs. Campbell, Poole and Burke who participate in the “make whole” portion of the Supplemental Retirement Plan (but only as it relates to the cash balance component), which only provides for the payment of retirement benefits that would otherwise be capped by the Code or for the inclusion of additional accredited service under contractual arrangements. Participation in EFH Corp.’s Supplemental Retirement Plan has been limited for employees of all of EFH Corp.’s businesses other than Oncor, to persons employed by us at the time of the Merger.

For a more detailed description of the Supplemental Retirement Plan, please refer to the narrative that follows the Pension Benefits table.

Retiree Health Care:

Employees hired prior to January 1, 2002 are generally entitled to receive an employer paid subsidy for retiree health care coverage upon their retirement from EFH Corp. As such, Messers. Greene and McCall will be entitled to receive a subsidy from EFH Corp. for retiree health care coverage upon their retirement. Following his retirement, Mr. Baker began to receive this subsidy. Because Messrs. Campbell, Poole and Burke were hired after January 1, 2002, they are not eligible for the employer subsidy.

Perquisites

EFH Corp. does not believe that a significant amount of perquisites fit within its compensation philosophy. As a result, over the years EFH Corp. has phased-out or altogether eliminated a number of perquisites that no longer fit EFH Corp.’s corporate culture. For a more detailed description of eliminated programs, please refer to the narrative that follows the Summary Compensation Table.

Those perquisites that have been retained are intended to serve as part of a competitive total compensation program and to enhance the executive officers’ ability to conduct company business. These benefits include financial planning, a preventive physical health exam and reimbursement for certain country club and/or luncheon membership costs.

The following is a summary of perquisites offered to the Named Executive Officers (excluding Mr. Wilder and Mr. Poole, who are no longer employed by us) that are not available to all employees:

Executive Financial Planning: EFH Corp. pays for certain executive officers to receive financial planning services. This service is intended to support them in managing their financial affairs, which EFH Corp. considers especially important given the high level of time commitment and performance expectation required of EFH Corp.’s executive officers. Furthermore, such service helps ensure greater accuracy and compliance with individual tax regulations.

Annual Executive Physical Health Exam: EFH Corp. pays for certain executive officers to receive annual physical health exams. The health of these executive officers is important given the vital leadership role they play in directing and operating the company. The executive officers are important assets of EFH Corp. and this benefit is designed to help ensure their health and long-term ability to serve EFH Corp.’s shareholders.

Country Club/Luncheon Club Membership: EFH Corp. reimburses its executive officers for certain country club or luncheon club dues and expenses. EFH Corp. provides this perquisite to allow its executive officers to interact with, and cultivate relationships with, other business professionals and key community leaders and officials.

Expenditures for the perquisites outlined above are disclosed by individual in footnotes to the Summary Compensation Table.

Individual Compensation

Compensation of New CEO and New CFO

John F. Young

In January 2008, Mr. John F. Young became EFH Corp.’s Chief Executive Officer and President. He also serves as a member of EFH Corp.’s Board. In connection with his employment, EFH Corp. executed a five-year employment agreement with Mr. Young. After the initial five-year term, the employment agreement provides for automatic one year renewal periods until EFH Corp. or Mr. Young provides the other party with the appropriate notice to terminate the employment agreement. As compensation for his services as CEO and President, Mr. Young will be paid an annual base salary equal to $1 million with the ability to earn an annual cash bonus equal to 100% of his base salary if he achieves certain annual performance targets. Such annual cash bonus may be increased to an amount equal to 200% of his base salary if he achieves certain superior annual performance targets. As part of his employment arrangement, Mr. Young purchased $3 million in shares of EFH Corp.’s common stock under the Management Investment Opportunity. Mr. Young also received 7.5 million Stock Option Awards. Mr. Young also received 600,000 restricted stock units, to compensate him for unvested equity compensation he forfeited when he left his former employer to join EFH Corp. Each restricted stock unit entitles Mr. Young to receive one share of EFH Corp.’s common stock. The restricted stock units were fully vested on the grant date, but he will not receive the shares until the second anniversary of the grant date. The employment agreement also entitles Mr. Young to receive other forms of customary compensation such as health and welfare benefits, perquisites, relocation expenses (including a tax gross-up for reimbursed relocation expenses that are required to be included in his income for tax purposes) and reimbursement of business expenses. Mr. Young will not receive any additional compensation for being a member of EFH Corp.’s Board.

Mr. Young’s employment agreement includes a change in control provision. In the event that Mr. Young’s employment is terminated without cause or if he resigns for good reason within 24 months after a change in control, Mr. Young would be entitled to receive, among other things, a lump sum payment equal to two and one half times his base salary and his annual bonus target as well as a pro rata portion of his annual bonus that he would have received for the fiscal year that his employment was terminated or he resigned for good reason. A change in control is generally defined as (i) a transaction that results in a sale of substantially all of EFH Corp.’s assets to another person and such person having more seats on EFH Corp.’s Board than the Sponsor Group, (ii) a transaction that results in a person not in the Sponsor Group owning more than 50% of EFH Corp.’s common stock and such person having more seats on EFH Corp.’s Board than the Sponsor Group or (iii) a transaction that results in the Sponsor Group owning less than 20% of the EFH Corp.’s common stock and the Sponsor Group not being able to appoint a majority of the directors to EFH Corp.’s Board.

Mr. Young’s employment agreement includes customary non-compete and non-solicitation provisions that generally restrict Mr. Young’s ability to compete with EFH Corp. or solicit EFH Corp.’s customers or employees for his own personal benefit during the term of the employment agreement and 24 months after the employment agreement expires or is terminated.

Paul M. Keglevic

In July 2008, Mr. Paul M. Keglevic became EFH Corp.’s Executive Vice President and Chief Financial Officer. In connection with his employment, EFH Corp. executed a three-year employment agreement with Mr. Keglevic. As compensation for his services, Mr. Keglevic will be paid an annual base salary equal to $600,000 with the ability to earn an annual cash bonus equal to 75% of his base salary if he achieves certain annual performance targets established by the Board. Such annual cash bonus may be increased to an amount equal to 150% of his base salary based on achievement of certain superior annual performance targets established by the Board. The employment agreement also provides that EFH Corp. pays Mr. Keglevic a signing bonus equal to $550,000 as follows: (i) $250,000 payable on or before his second semi-monthly pay period of employment; (ii) $150,000 payable on the first anniversary of his employment and (iii) $50,000 payable on each of the second, third, and fourth anniversaries of his employment. Mr. Keglevic also received 2.5 million Stock Option Awards. Mr. Keglevic also received 225,000 deferred shares of EFH Corp.’s common stock. If Mr. Keglevic is employed by us on the third and fifth anniversaries of his employment, 112,500 of such deferred shares shall vest on each such date. If Mr. Keglevic’s employment with us terminates for any reason prior to July 1, 2013 (other than for “cause” or without “good reason”), he will have the right to (i) sell to us all (but not less than all) of the shares of EFH Corp.’s common stock that have vested pursuant to the deferred share arrangement (if any) for $3,200,000 or (ii) if no shares of EFH Corp.’s common stock shall have vested, a payment of $3,200,000. As part of his employment arrangement, Mr. Keglevic may purchase from us up to an aggregate number of shares of EFH Corp.’s common stock having a fair market value of $1,000,000. The employment agreement also entitles Mr. Keglevic to receive other forms of customary compensation such as certain health and welfare benefits, certain perquisites and reimbursement of certain business expenses.

Mr. Keglevic’s employment agreement includes a “change in control” provision. In the event that Mr. Keglevic’s employment is terminated by us without cause or if he resigns for good reason within 24 months after a “change in control,” Mr. Keglevic would be entitled to receive, among other things, a lump sum payment equal to two times the sum of his annualized base salary and his target annual cash bonus.

Mr. Keglevic’s employment agreement includes customary non-compete and non-solicitation provisions that generally restrict Mr. Keglevic’s ability to compete with EFH Corp. or solicit EFH Corp.’s customers or employees for his own personal benefit during the term of the employment agreement and 18 months after the employment agreement expires or is terminated.

Compensation of Former CEO

C. John Wilder

The following is a summary of Mr. Wilder’s individual compensation for 2007.

Base Salary: In 2007, Mr. Wilder’s base salary was $1,250,000.

Annual Incentive: In accordance with his employment agreement, Mr. Wilder’s target annual incentive was 200% of base salary. As a result of Mr. Wilder’s resignation upon the closing of the Merger, he received a prorated target award of $2,083,333.

Long Term Equity Incentive: In accordance with his employment agreement, Mr. Wilder was awarded 300,000 performance units in 2007 under the 2005 Omnibus Incentive Plan, which vested at the closing of the Merger.

Prior to the Merger, EFH Corp. entered into a severance agreement with Mr. Wilder. Pursuant to the terms of the severance agreement, at the closing of the Merger, Mr. Wilder resigned for “good reason” as defined in his employment agreement. Under the terms of the agreement, and consistent with EFH Corp.’s change-in-control policy, EFH Corp. provided Mr. Wilder certain severance payments and other benefits, including, among other things: (i) a one-time cash severance payment equal to two times the sum of his base salary and target bonus under the Executive Annual Incentive Plan ($7,500,000); (ii) a one-time, pro-rated bonus consistent with the Executive Annual Incentive Plan based on actual company performance for 2007 in the amount of $2,083,333 as determined by the Pre-Merger O&C Committee prior to the closing of the Merger; (iii) payment or reimbursement for office space and secretarial assistance for one year and (iv) the establishment of a secular trust to hold certain amounts relating to EFH Corp.’s potential obligation to gross-up certain payment obligations of Mr. Wilder under Section 4999 and 409A of the Code. Mr. Wilder and EFH Corp. and certain of its affiliates also agreed to a mutual release and waiver relating to Mr. Wilder’s employment by EFH Corp. In addition, as previously disclosed, EFH Corp. made the following distributions in favor of Mr. Wilder in respect of his previously awarded incentive compensation: (i) a single lump sum cash payment in the amount of $95,681,275 for Mr. Wilder’s 2005, 2006 and 2007 long-term incentive compensation awards; (ii) a cash payment in the amount of $44,821,603 for Mr. Wilder’s earned and vested long-term incentive awards that were deferred in 2006 and 2007; (iii) distribution of a vested and deferred special incentive equity-based compensation award in the amount of $76,161,803; and (iv) distribution of all other vested benefits or account balances (totaling approximately $3 million) under certain other of EFH Corp.’s employee benefit plans. Payment of the equity-based awards was based on the number of shares of EFH Corp.’s common stock payable pursuant to each such award multiplied by $69.25, the price per share paid in the Merger for EFH Corp.’s common stock, and distributed to Mr. Wilder on January 2, 2008 from certain rabbi trusts that were established at the closing of the Merger.

Compensation of Other Named Executive Officers

Michael S. Greene

The following is a summary of Mr. Greene’s individual compensation for 2007, during which he was employed as an at-will employee:

Base Salary: Prior to the closing of the Merger, Mr. Greene’s base salary was $507,000 which had not changed since October 2004. Following the Merger, Mr. Greene was promoted to CEO for Luminant and his salary was increased to $650,000 in recognition of his significantly greater level of responsibility. In 2008, Mr. Greene became the Vice Chairman of EFH Corp., and he ceased his role as CEO for Luminant.

Annual Incentive: Mr. Greene’s target annual incentive prior to the Merger was 60% of base salary; however, for the period beginning October 11, 2007 and ending December 31, 2007, Mr. Greene’s target annual incentive was increased to 75% of base salary. Mr. Greene earned a bonus for 2007 of $384,065, reflecting the performance of EFH Corp., the business units he led in 2007 (primarily Luminant Power) and his individual performance as previously discussed.

Long Term Equity Incentive: Mr. Greene was awarded 9,100 performance units in 2007 under the 2005 Omnibus Incentive Plan. This award vested at the closing of the Merger. In accordance with his Deferred Share Agreement, Mr. Greene agreed to forego the right to receive certain payments from EFH Corp. in respect of outstanding equity awards issued prior to the Merger and became entitled to 600,000 deferred shares of EFH Corp.’s common stock. The shares will be distributed on the earlier of termination of employment with EFH Corp. or a change in the effective control of EFH Corp.

In June 2008, Mr. Greene was granted 2,000,000 Stock Option Awards as explained in the Long-Term Equity Incentives section under the heading “Equity Awards After the Merger.” Mr. Greene’s Time-Vesting Options will vest over a two year period as opposed to over a five year period, which will be the case for EFH Corp.’s other executive officers. Mr. Greene was considering retiring upon consummation of the Merger. Given his experience and vital leadership, this retention was important and, thus, EFH Corp. agreed to a two year vesting period for his Time-Vesting Options.

We entered into a new two-year employment agreement with Mr. Greene in May 2008. The agreement provides that, during the two year term, Mr. Greene will be entitled to the terms outlined below:

1.	a minimum annual base salary of $650,000;

2.	target annual bonuses under the Executive Annual Incentive Plan of 75% of his base salary and

3.	stock options to purchase 2,000,000 shares of EFH Corp.’s common stock of at a price per share of $5.00.

David A. Campbell

EFH Corp. entered into an employment agreement with Mr. Campbell in May 2004, which was amended in September 2007 and October 2007. The agreement, as amended, entitled Mr. Campbell to the following individual compensation for 2007:

Base Salary: In 2007, Mr. Campbell’s base salary was $382,000.

Annual Incentive: In October 2007, EFH Corp. entered into an Additional Payment Agreement with Mr. Campbell, pursuant to which EFH Corp. agreed, among other things, that Mr. Campbell’s cash bonus under the Executive Annual Incentive Plan would not be less than the percentage of the target pool established under the Annual Incentive Plan used in determining the 2007 award for all other participants in the Annual Incentive Plan with a personal modifier of at least 100%. In 2007, as a result of EFH Corp.’s results as previously discussed, as well as Mr. Campbell’s individual performance, he earned a bonus of $300,481.

Long Term Equity Incentive: In accordance with his employment agreement, Mr. Campbell was awarded 40,000 performance units in 2007 under the 2005 Omnibus Incentive Plan. This award vested upon the completion of the Merger. In connection with the execution of his new employment agreement is May 2008, EFH Corp. granted Mr. Campbell 500,000 deferred shares of EFH Corp. common stock. These shares will be distributed on the earlier of Mr. Campbell’s termination of employment by EFH Corp. or a change in effective control of EFH Corp. In June 2008, Mr. Campbell was granted 4,000,000 Stock Option Awards as explained in the Long-Term Equity Incentives section under the heading “Equity Awards After the Merger.”

In September 2007 and October 2007, Mr. Campbell’s employment agreement was amended to address a number of issues associated with the Merger. Under the terms of his employment agreement, as amended, if Mr. Campbell were to (1) be terminated by EFH Corp. without cause or (2) resign for good reason or (3) depart during a 30-day period commencing on April 10, 2008, he would be entitled to receive a cash payment equal to the guaranteed number of long term incentive performance units issuable for 2008 and 2009 multiplied by $69.25. Upon such a qualifying termination, Mr. Campbell would be entitled to receive a cash payment of $5,540,000, representing the amount agreed to be paid with regard to his ungranted 2008 and 2009 equity awards (based on 40,000 performance units for each of 2008 and 2009).

We entered into a new three-year employment agreement with Mr. Campbell in May 2008, which term is automatically extended for successive one-year periods unless terminated by us or Mr. Campbell. The agreement provides that, during the term, Mr. Campbell will be entitled to the terms outlined below:

1.	a minimum annual base salary of $600,000;

2.	target annual bonuses under the Executive Annual Incentive Plan of 75% of his base salary and

3.	stock options to purchase 4,000,000 shares of EFH Corp.’s common stock of at a price per share of $5.00.

As an inducement for entering into the agreement, Mr. Campbell is entitled to a one-time payment of $5,092,250, payable on the earlier of (x) a termination of employment for any reason or (y) January 15, 2009.

David P. Poole

EFH Corp. entered into an employment agreement with Mr. Poole in May 2004, which was amended in September 2007, October 2007 and January 2008. The agreement, as amended, entitled Mr. Poole to the following individual compensation for 2007:

Base Salary: In 2007, Mr. Poole’s base salary was $307,000. Pursuant to the January 2008 amendment to his employment agreement, Mr. Poole’s base salary was increased to the rate of $66,666 per month.

Annual Incentive: In October 2007, EFH Corp. entered into an Additional Payment Agreement with Mr. Poole, pursuant to which EFH Corp. agreed, among other things, that Mr. Poole’s cash bonus under the Executive Annual Incentive Plan would not be less than the percentage of the target pool established under the Annual Incentive Plan used in determining the 2007 award for all other participants in the Annual Incentive Plan with a personal modifier of at least 100%. In 2007, as a result of EFH Corp.’s results, as previously discussed, as well as Mr. Poole’s individual performance, he earned a bonus of $220,487.

Long Term Equity Incentive: In accordance with his employment agreement, Mr. Poole was awarded 30,000 performance units in 2007 under the 2005 Omnibus Incentive Plan. This award vested upon the completion of the Merger.

In January 2008, pursuant to an amendment to his employment agreement, Mr. Poole received lump sum cash payments of (i) $982,400, representing the cash severance that would be due to him under his employment agreement upon his termination from EFH Corp. and (ii) $4,155,000, representing the amount agreed to be paid with regard to his ungranted 2008 and 2009 long term performance units (based on 30,000 performance units for each of 2008 and 2009 multiplied by $69.25). In the amendment, Mr. Poole agreed that the payment of such amounts represents full and final payment for the cash severance and ungranted equity awards provided for under his employment agreement and that he would have no further right to any payment under EFH Corp.’s bonus plans or to participate in any of EFH Corp.’s equity-based compensation programs. He also agreed to remain with us until such time as a new General Counsel was hired, to ensure an orderly transition. Mr. Poole left EFH Corp. in March 2008 when Mr. Robert C. Walters was hired to serve as EFH Corp.’s General Counsel.

Michael T. McCall

The following is a summary of Mr. McCall’s individual compensation for 2007 during which he was employed as an at-will employee:

Base Salary: Prior to the Merger, Mr. McCall’s base salary was $325,000. Following the Merger, Mr. McCall’s salary was increased to $500,000 in recognition of his increased responsibilities at Luminant.

Annual Incentive: Mr. McCall’s target annual incentive prior to the Merger was 60% of base salary; however, for the period beginning October 11, 2007 and ending December 31, 2007, Mr. McCall’s target annual incentive was increased to 75% of base salary. Mr. McCall earned a bonus for 2007 of $145,800, reflecting the performance of Luminant Energy and Luminant Holdings and his individual performance.

Long Term Equity Incentive: Mr. McCall was awarded 13,600 performance units in 2007 under the 2005 Omnibus Incentive Plan. This award vested at Merger close. In accordance with his Deferred Share Agreements with EFH Corp., Mr. McCall agreed to forego the right to receive certain payments from EFH Corp. in respect of outstanding equity awards issued prior to the Merger and became entitled to 600,000 deferred shares of EFH Corp.’s common stock. The shares will be distributed on the earlier of termination of employment with EFH Corp. or a change in the effective control of EFH Corp. In June 2008, Mr. McCall was granted 2,500,000 Stock Option Awards as explained in the Long-Term Equity Incentives section under the heading “Equity Awards After the Merger.”

We entered into a new employment agreement with Mr. McCall in May 2008, which employment agreement was amended and restated in June 2008. The amended and restated agreement provides for Mr. McCall’s service during a three-year term, which term is automatically extended for successive one-year periods unless terminated by us or Mr. McCall. The amended and restated agreement provide that, during the term, Mr. McCall will be entitled to the terms outlined below:

1.	a minimum annual base salary of $500,000;

2.	target annual bonuses under the Executive Annual Incentive Plan of 75% of his base salary and

3.	stock options to purchase 2,500,000 shares of EFH Corp.’s common stock of at a price per share of $5.00.

As consideration for remaining actively employed with EFH Corp., Mr. McCall became entitled to a one-time payment of $1,750,000, payable on the earlier of (x) a qualifying termination of employment or (y) June 30, 2009. On January 12, 2009, Mr. McCall gave notice that he would resign effective January 31, 2009. Such resignation will be a qualifying termination of employment for purposes of the one-time payment due to Mr. McCall.

James A. Burke
Mr. Burke’s previous agreement entitled him to the following individual compensation for 2007:

Base Salary: In 2007, Mr. Burke’s base salary was $275,000 and had not been increased since he was hired as Senior Vice President—Consumer Markets of TXU Energy in 2004. He was promoted to CEO of TXU Energy in 2005, but his salary remained frozen at $275,000. Following the Merger close, Mr. Burke’s salary was increased to $600,000, in recognition of a more appropriate salary for his responsibilities.

Annual Incentive: Mr. Burke’s target annual incentive prior to the Merger was 60% of base salary; however, for the period beginning October 10, 2007 and ending December 31, 2007, Mr. Burke’s target annual incentive was increased to 75% of base salary. In October 2007, EFH Corp. entered into an Additional Payment Agreement with Mr. Burke, pursuant to which EFH Corp. agreed that Mr. Burke’s cash bonus under the Executive Annual Incentive Plan would not be less than the percentage of the target pool established under the Annual Incentive Plan used in determining the 2007 award for all other participants in the Annual Incentive Plan with a personal modifier of at least 100%. In 2007, Mr. Burke earned a bonus of $274,050 reflecting the performance of EFH Corp., the business unit he led in 2007 (TXU Energy) and his individual performance.

Long Term Equity Incentive: Mr. Burke was awarded 14,500 performance units in 2007 under the 2005 Omnibus Incentive Plan. This award vested at Merger close. In accordance with his Deferred Share Agreement, Mr. Burke agreed to forego the right to receive certain payments from the company in respect of outstanding equity awards issued prior to the Merger and became entitled to 450,000 deferred shares of EFH Corp.’s common stock. The shares will be distributed on the earlier of termination of employment by the company or a change in the effective control of the company. In June 2008, Mr. Burke was granted 2,450,000 Stock Option Awards as explained in the Long-Term Equity Incentives section under the heading “Equity Awards After the Merger.”

We entered into a new employment agreement with Mr. Burke in May 2008. The agreement provides for Mr. Burke’s service as Chief Executive Officer of TXU Energy during a three-year term from October 10, 2007, which term is automatically extended for successive one-year periods unless terminated by us or Mr. Burke. The agreement provides that, during the three year term, Mr. Burke will be entitled to the terms outlined below:

1.	a minimum annual base salary of $600,000;

2.	target annual bonuses under the Executive Annual Incentive Plan of 75% of his base salary and

3.	stock options to purchase 2,450,000 shares of EFH Corp.’s common stock of at a price per share of $5.00.

T. L. Baker

The following is a summary of Mr. Baker’s individual compensation for 2007 during which he was employed as an at-will employee until he retired in November 2007:

Base Salary: In 2007, Mr. Baker’s base salary was $632,000.

Annual Incentive: Mr. Baker retired in November 2007. During 2007, he served as CEO of Oncor for four months and Vice Chairman of EFH Corp. for six months. As a result, his pro-rated bonus for 2007 of $337,488 reflects a blend of the performance of those businesses, as well as his own strong contributions both before and in the month after the Merger.

Long Term Equity Incentive: Based on Mr. Baker’s indication that he would retire following the close of the Merger, he was not awarded any performance units in 2007 under the 2005 Omnibus Incentive Plan.

EFH Corp. entered into a consulting agreement with Mr. Baker in May 2008. The consulting agreement has a term of up to two years and will provide for an annual consulting fee of $250,000. In addition, Mr. Baker received a grant of 60,000 shares of restricted common stock under the 2007 Stock Incentive Plan. These shares will vest on the second anniversary of the consulting agreement provided that Mr. Baker continues to provide consulting services to EFH Corp. during such period.

Contingent Payments

EFH Corp. has entered into an employment agreement with Messrs. Campbell, Greene, McCall and Burke. Each of the employment agreements provides that certain payments and benefits will be paid upon the expiration or termination of the agreement under various circumstances, including termination without cause, resignation for good reason and termination of employment within a fixed period of time following a change in control. In addition, EFH Corp.’s maintain a change in control policy and severance plan that provide for these types of payments and benefits in the event an executive officer does not have an employment agreement with EFH Corp. or its subsidiaries. For a description of the applicable provisions in the employment agreements and EFH Corp.’s change in control policy and severance plan see “Potential Payments upon Termination or Change in Control.”

EFH Corp. believes these provisions are important in order to attract and retain the caliber of executive officers that EFH Corp.’s business requires and provide incentive for EFH Corp.’s executive officers to fully consider potential changes that are in EFH Corp.’s and EFH Corp.’s shareholders’ best interest, even if such changes would result in the executive officers’ termination.

Accounting and Tax Considerations

Accounting Considerations

Under current accounting rules, specifically SFAS 123R, the total amount of compensation expense to be recorded for stock-based awards (e.g., Stock Option Awards granted under the 2007 Stock Incentive Plan and performance units granted under EFH Corp.’s Long-Term Incentive Compensation Plan and 2005 Omnibus Incentive Plan) is based on the fair value of the award on the grant date. This fair value is then recorded as expense over the vesting period, with an offsetting increase in paid-in capital. The amount of compensation expense is not subsequently adjusted for changes in EFH Corp.’s share price, for the actual number of shares distributed, or for any other factors except for true-ups related to estimated forfeitures compared to actual forfeitures.

Income Tax Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held company of compensation in excess of $1 million paid to the CEO or any other of its three most highly compensated executive officers other than the principal financial officer. As a result of the Merger, EFH Corp. was a privately-held company on the last day of 2007. As a result, Section 162(m) will not limit the tax deductibility of any executive compensation for 2007.

The O&C Committee administers EFH Corp.’s compensation programs with the good faith intention of complying with Section 409A of the Code.

The Code also limits the tax deductibility by corporations of amounts paid to certain persons that are treated as excess parachute payments under Code Section 280G. Excess parachute payments are also subject to an excise tax payable by the recipient of such payments. Excess parachute payments could arise with regard to payments made to executive officers in connection with a transaction that gives rise to a change in EFH Corp.’s ownership or effective control or in the ownership of a substantial portion of EFH Corp.’s assets. For example, the tax gross-up payments provided to EFH Corp.’s executive officers in connection with the Merger, as described in more detail in footnote 5 to the Summary Compensation Table, were excess parachute payments and were not deductible by EFH Corp., nor were any of the underlying excess parachute payments that gave rise to the excise tax.

The following table provides information for the fiscal years ended December 31, 2006 and 2007 regarding the aggregate compensation paid to the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
M. S. Greene	2007	536,792	596,284	384,065	189,411	347,747	2,054,299
President and CEO of Luminant	2006	507,000	1,145,979	220,000	1,222,893	229,765	3,325,637

David A. Campbell	2007	382,000	1,339,728	300,481	14,667	2,342,814	4,379,690
Executive Vice President and Chief Financial Officer of EFH Corp.	2006	382,000	1,311,787	230,000	30,639	53,682	2,008,108

David P. Poole	2007	307,000	1,099,176	220,487	13,388	2,627,981	4,268,032
Executive Vice President and Former General Counsel of EFH Corp.	2006	307,000	841,275	120,000	22,696	43,082	1,334,053

Michael T. McCall	2007	345,958	521,450	145,800	77,035	116,712	1,206,955
Chief Operating Officer of Luminant	2006	232,000	541,274	140,000	153,820	93,336	1,160,430

James A. Burke	2007	342,712	454,478	274,050	9,864	978,189	2,059,293
President and CEO of TXU Energy	2006	275,004	512,932	100,000	15,962	52,233	956,131

C. John Wilder	2007	989,583	9,026,216	0	103,076	27,843,146	37,962,021
Former CEO of EFH Corp.	2006	1,250,000	6,390,038	1,625,000	185,454	564,056	10,014,548

T. L. Baker	2007	536,242	350,298	337,488	23,800	438,614	1,686,442
Chairman Emeritus of EFH Corp.	2006	632,000	459,986	130,000	580,050	302,169	2,104,205

(1)	As more fully discussed under the section entitled “Base Salary”, effective as of October 11, 2007, EFH Corp. increased the base salaries for certain of its executive officers who agreed to remain employed by EFH Corp. or its subsidiaries following the Merger. As a result, the amounts reported as “Salary” for Messrs. Greene, McCall and Burke reflect a blend of their pre-Merger salary and their increased post-Merger salary. Further, because Mr. Wilder resigned effective with the closing of the Merger and Mr. Baker retired in November 2007, the amounts reported as “Salary” for these individuals reflect the actual salary payments made to them prior to the termination of their employment with EFH Corp.
(2)

The amounts reported as “Stock Awards” represent the compensation expense recognized over the vesting period in accordance with SFAS 123R for the restricted stock and/or performance units awarded under the Long-Term Incentive Compensation Plan and the 2005 Omnibus Incentive Plan from 2004-2007. The Long-Term Incentive Compensation Plan and 2005 Omnibus Incentive Plan are comprehensive, stock-based incentive compensation plans providing for common stock-based awards to designated employees and non-employee directors. The reported amount includes the applicable 2007 compensation cost for restricted stock or performance units awarded in 2004, 2005, 2006 and 2007. Aside from the SFAS 123R compensation cost, neither the “Stock Awards” nor the “All Other Compensation” columns include amounts attributable to equity awards that vested on or before the closing of the Merger. For more information on stock vested in connection with the closing of the Merger, please refer to the Options Exercised and Stock Vested—2007 table.

The material terms of the 2007 awards made under the 2005 Omnibus Incentive Plan are described in the narrative that follows the Grants of Plan-Based Awards table. The 2007 awards to Messrs. Wilder, Campbell and Poole reflect the terms of individual employment agreements which entitled them to receive annual awards of 300,000, 40,000 and 30,000 performance units, respectively.

(3)	Amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the executive in 2007 and relate to 2007 awards pursuant to the Executive Annual Incentive Plan. With the exception of Mr. Wilder’s prorated award, those awards were paid to the executives in 2008 and are described in the section entitled “Executive Annual Incentive Plan”. As part of his severance package, on October 11, 2007, Mr. Wilder received a prorated award under the Executive Annual Incentive Plan. The award, which is reported under “All Other Compensation,” was paid on a target level performance.
(4)	Amounts reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” include the aggregate increase in actuarial value of EFH Corp.’s Retirement Plan and Supplemental Retirement Plan. EFH Corp. and its participating subsidiaries maintain the Retirement Plan, which is qualified under applicable provisions of the Code and covered by ERISA. The Retirement Plan contains both a traditional defined benefit component and a cash balance component. Messrs. Greene, Baker and McCall are covered under the traditional defined benefit component and Messrs. Campbell and Burke are covered under the cash balance component. While employed by EFH Corp., Mr. Wilder and Mr. Poole were also covered under the cash balance program. For a more detailed description of EFH Corp.’s retirement plans, please refer to the narrative that follows the Pension Benefits table. There are no above market earnings for nonqualified deferred compensation.
(5)	Amounts reported as “All Other Compensation” are attributable to the executive officer’s participation in certain plans and as otherwise described in this footnote.

Amounts reported under “All Other Compensation” include tax gross-ups paid to EFH Corp.’s executive officers in connection with the Merger for excise taxes resulting from the application of Code Section 280G as a result of certain benefits or payments they received in connection with the Merger. As required under their employment agreements, EFH Corp. agreed to reimburse Messrs. Wilder, Campbell, Burke and Poole for all excise taxes that are imposed on them, including those imposed under Code section 4999, and any income and excise taxes that are payable by the executive officer as a result of any such reimbursements. The tax gross-up amount is payable to the executive officer for any excise tax incurred regardless of whether his employment is terminated. The actual amount paid by EFH Corp., however, is based upon whether the executive officer’s employment is terminated. As a result of this tax gross-up obligation, on October 10, 2007, EFH Corp. deposited the following amounts into a rabbi trust to gross-up the effect of taxes on the payouts of outstanding equity awards under the 2005 Omnibus Inventive Plan: $14,010,408 for Mr. Wilder, $2,275,287 for Mr. Campbell, $434,549 for Mr. Burke and $2,519,629 for Mr. Poole. The amounts deposited into the rabbi trust are included in the amounts reported under “All Other Compensation” for Messrs. Wilder, Campbell, Burke and Poole. In accordance with its terms, in January 2008 the rabbi trust paid to the IRS taxes owed by these executive officers as a result of the change in control. In addition, the amounts reported under “All Other Compensation” also include tax gross-ups that have been, or will be, paid to EFH Corp.’s executive officers to offset the effect of taxes on the Salary Deferral Program benefits the executive officers received as a result of the Merger in the following amounts: $64,421 for Mr. Wilder, $21,932 for Mr. Campbell, $19,894 for Mr. Burke and $26,002 for Mr. Poole. The amount reported under “All Other Compensation” for Mr. Wilder also includes tax gross-ups related to the Deferred and Incentive Compensation Plan in the amount of $180,366 and for his severance payments paid under his employment agreement in the amount of $3,428,619. Mr. Wilder’s tax gross-ups related to the Salary Deferral Program, Deferred and Incentive Compensation Plan and the severance payments paid under his employment agreement were paid to him in October 2007. Further, the amount reported under “All Other Compensation” for Mr. Burke includes a tax gross-up in the amount of $437,575 to offset the effect of taxes on a portion of his equity awards under the 2005 Omnibus Inventive Plan that were deferred pursuant to his Deferred Share Agreement. For purposes of Code Section 280G, the tax gross-up amounts were calculated using the Merger Consideration ($69.25), and, to the extent that any payout was conditioned upon or determined based on achievement of performance criteria, actual performance through the date the Merger closed was used to determine the payout level. The calculation is based upon Code Section 4999, which provides for an excise tax rate of 20%, and assumes a 35% federal income tax rate, a 1.45% Medicare tax rate and a 0% state income tax rate. The executive officers reside in the state of Texas, which does not impose a state income tax.

Under EFH Corp.’s Thrift Plan, all eligible employees of EFH Corp. and any of its participating subsidiaries may contribute a portion of their regular salary or wages to the plan. Under the Thrift Plan, EFH Corp. matches a portion of an employee’s contributions. This matching contribution is 75% of the employee’s contribution up to the first 6% of the employee’s salary for employees covered under the traditional defined benefit component of the Retirement Plan, and 100% of the employee’s contribution up to 6% of the employee’s salary for employees covered under the cash balance component of the Retirement Plan. All matching contributions are invested in Thrift Plan investments as directed by the participant. The amounts reported under “All Other Compensation” in the Summary Compensation Table include the following matching amounts for Messrs. Greene, $10,126; Campbell, $4,500; Poole, $13,815; McCall, $10,125; Burke, $13,499; Wilder, $13,498 and Baker, $10,902. Upon the closing of the Merger, all eligible Thrift Plan participants, including the executive officers, became entitled to receive an additional contribution from EFH Corp. as a result of the liquidation of the Leveraged Employee Stock Ownership Plan (LESOP)-the plan that was established to fund future employer matching contributions to the Thrift Plan. As a result, the amounts reported under “All Other Compensation” in the Summary Compensation Table include a cash allocation of $30,100, which was paid into each executive officer’s Thrift Plan account in October 2007.

Under EFH Corp.’s Salary Deferral Program, all eligible employees may defer a percentage of their salary and/or annual incentive awards. EFH Corp. matches a portion of the salary deferral. Please refer to the narrative that follows the Nonqualified Deferred Compensation table for a more detailed description of the Salary Deferral Program and the matching formula. Salaries and incentive awards deferred under the Salary Deferral Program are included in amounts reported under Salary and Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Matching awards made in 2007 under the Salary Deferral Program, which are included under “All Other Compensation” in the Summary Compensation Table, include these amounts for Messrs. Greene, $53,679; Campbell, $0; Poole, $24,560; McCall, $27,677; Burke, $27,417; Wilder, $79,167 and Baker, $42,899. Upon the closing of the Merger, all unvested EFH Corp. matching contributions to the Salary Deferral Program became fully vested.

Under EFH Corp.’s Split-Dollar Life Insurance Program, split-dollar life insurance policies are purchased for eligible executive officers of EFH Corp. and its participating subsidiaries. The eligibility provisions of this program were modified in 2003 so that no new participants were added after December 31, 2003. Accordingly, Messrs. Campbell, Poole, Burke and Wilder were not eligible to participate in the Split-Dollar Life Insurance Program. The death benefits of participants’ insurance policies are equal to two, three or four times their annual Split-Dollar Life Insurance Program compensation, depending on their executive category. Individuals who first became eligible to participate in the Split-Dollar Life Insurance Program after October 15, 1996, vested in the insurance policies issued under the Split-Dollar Life Insurance Program over a six-year period. EFH Corp. pays the premiums for the policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments; provided that, with respect to executive officers, premium payments made after August 1, 2002, are made on a non-split-dollar life insurance basis and EFH Corp.’s rights under the collateral assignment are limited to premium payments made prior to August 1, 2002. Although the Split-Dollar Life Insurance Program is terminable at any time, it is designed so that if it is continued, EFH Corp. will fully recover all of the insurance premium payments covered by the collateral assignments either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of 15 years of participation or the participant’s attainment of age 65. Because premium payments for EFH Corp.’s executive officers were made on a non-split-dollar life insurance basis during 2007, such premiums were fully taxable to the executive officers, and EFH Corp. provided tax gross-up payments to offset the effect of such taxes. Additional interest was attributed to the executive officers in 2007 relative to premium payments which had been made on their behalf prior to August 1, 2002. During 2006, the amounts reported under “All Other Compensation” in the Summary Compensation Table attributable to the aggregate amount of premiums and interest amounted to the following for Messrs. Greene, $150,490; McCall $24,037 and Baker, $204,649. The amount reported under “All Other Compensation” also includes tax gross-ups provided to offset the effect of income taxes on premium payments made on a non-split dollar life insurance basis during 2007 as follows for Messrs. Greene, $91,571; McCall, $13,787 and Baker, $121,633. At the Merger, the Split-dollar Life Insurance program was amended to freeze the death benefits at the current level and the vested portions of the policies were fully funded.

Amounts reported under “All Other Compensation” for Mr. Wilder also include a severance payment of $9,744,407, which consists of (i) a one-time cash severance payment equal to two times the sum of his base salary and target bonus under the Executive Annual Incentive Plan ($7,500,000), (ii) a one-time, pro-rated bonus consistent with the Executive Annual Incentive Plan based on actual company performance for 2007 in the amount of $2,083,333 as determined by the Pre-Merger O&C Committee prior to the closing of the Merger and (iii) payment or reimbursement for office space and secretarial assistance for one year. Please refer to the section entitled “Compensation of Former CEO” for a more complete description of Mr. Wilder’s severance arrangement.

Amounts reported under “All Other Compensation” also include the perquisites summarized in the following table for EFH Corp.’s Named Executive Officers.

2007 Perquisites for Named Executive Officers

Name	Aircraft Usage(1)	Financial Planning	Executive Physical	Home Security Expense	Country Club(2)	Other(3)	Total
M. S. Greene	0	$9,430	$2,350	0	0	0	$11,780
David A. Campbell	0	$9,430	$1,565	0	0	0	$10,995
David P. Poole	0	$5,695	$2,350	0	$2,030	$3,800	$13,875
Michael T. McCall	0	$9,430	0	0	$1,314	0	$10,744
James A. Burke	0	$8,270	0	0	$6,885	0	$15,155
C. John Wilder	$40,188	$9,430	$2,350	$23,089	$186,028	$2,000	$263,085
T. L. Baker	0	$9,430	0	0	0	$19,000	$28,430

(1)	As recommended by EFH Corp.’s independent security advisor and as provided in his employment agreement, Mr. Wilder was provided use of company aircraft for personal use while he was employed by EFH Corp. Subsequent to the Merger, EFH Corp. sold its aircraft and no longer owns or operates aircraft.

With respect to personal aircraft usage, based upon the review and findings of an independent, third-party consultant, aggregate incremental costs to EFH Corp. include variable costs (including fuel and maintenance costs, among other items), but exclude non-variable or fixed costs (such as pilot salaries and hanger rent, among other items), that would have been incurred regardless of whether there was any personal use.

In addition to Mr. Wilder’s usage, certain other executive officers’ family members and/or guests accompanied the executive officers on the corporate aircraft to attend business functions. Because the aircraft was already being used for business purposes, there was no incremental cost to EFH Corp. for these persons’ travel.

The values reported for perquisites other than aircraft usage are actual amounts spent by EFH Corp.

(2)	In accordance with the terms of his employment agreement, in August 2007, EFH Corp. purchased a country club membership for Mr. Wilder. The amount above reflects a membership initiation fee in the amount of $185,000 and one month’s dues.
(3)	Amounts in the “Other” column include Mr. Poole’s spouse’s expense while accompanying him on business travel, event tickets for Mr. Wilder and retirement planning for Mr. Baker.

For a discussion of the terms of the employment agreements with the Named Executive Officers, please see the “Individual Compensation” section.

The following table sets forth information regarding grants of compensatory awards to EFH Corp.’s Named Executive Officers during the fiscal year ended December  31, 2007.

Grants of Plan-Based Awards—2007

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Award ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	(Max) (#)
M. S. Greene	01/01/07	175,125	350,025	1,400,100
	04/01/07				9,100	9,216	9,216	521,430

David A. Campbell	01/01/07	114,600	229,200	916,800
	04/01/07				40,000	40,510	40,510	2,292,000

David P. Poole	01/01/07	92,100	184,200	736,800
	04/01/07				30,000	30,382	60,764	2,435,700

Michael T. McCall	01/01/07	120,000	240,000	960,000
	04/01/07				13,600	13,773	13,773	779,280

James A. Burke	01/01/07	118,125	236,250	945,000
	04/01/07				14,500	14,685	14,685	830,850

C. John Wilder	01/01/07	1,250,000	2,500,000	10,000,000
	04/01/07				300,000	303,822	303,822	17,190,000

T. L. Baker	01/01/07	189,600	379,200	1,516,800

(1)	The amounts disclosed under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the threshold, target and maximum amounts available under the Executive Annual Incentive Plan. The actual awards for the 2007 plan year were paid in March 2008 and are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and are described under the section entitled “Executive Annual Incentive Plan”.
(2)	The amounts reported as “Threshold” under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards” represent the number of performance units granted to the executive officer in 2007 under the 2005 Omnibus Incentive Plan (the “2007 Awards”). “Target” represents awards plus invested dividends through October 9, 2007. “Max” represents the number of shares that were paid out upon the change in control that occurred in connection with the Merger. All 2007 Awards provided for the issuance of performance units, each having a value equal to one share of EFH Corp.’s common stock. The 2007 Awards had an effective date of April 1, 2007. By action of the Pre-Merger O&C Committee, all 2007 Awards vested upon completion of the Merger.

The number of performance units awarded to Mr. Poole pursuant to his 2007 Award depended on a formula comparing EFH Corp.’s total shareholder return over the applicable performance period to the total shareholder return of the companies comprising the S&P 500 Electric Utilities Index. Based on the total shareholder return through the date of the Merger, the number of performance units actually awarded to

Mr. Poole was adjusted to become 200% of the original granted amount, plus dividends earned on the shares of common stock underlying such units.

The number of performance units awarded to Messrs. Greene, Campbell, McCall, Burke, Wilder and Baker pursuant to their 2007 Awards were determined using a formula based on EFH Corp.’s absolute and relative total shareholder returns over the applicable performance period. However, the number of performance units awarded pursuant to these 2007 Awards was capped so that the actual payout was 100% of the target, plus dividends earned on the shares of common stock underlying such units.

(3)	The amounts reported under “Grant Date Fair Value of Stock Award” represent the compensation expense under SFAS 123R for the entire performance period related to the 2007 Awards.

Outstanding Equity Awards at Fiscal Year-End—2007

As a result of the Merger, there were no unvested stock awards under the 2005 Omnibus Incentive Plan held by the Named Executive Officers as of December 31, 2007.

The following table sets forth information regarding the vesting of equity awards held by the Named Executive Officers during 2007:

Options Exercised and Stock Vested—2007

		Stock Awards
Name	Year of Grant	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
M. S. Greene	2004		234,589	$15,084,090.34
	2005		52,508	$3,636,174.47
	2006		23,875	$1,653,336.02
	2007		9,216	$638,202.82

		Total:	320,188	$21,011,803.65

David A. Campbell	2004		172,969	$11,121,909.86
	2005		85,727	$5,936,610.90
	2006		57,987	$4,015,605.22
	2007		40,510	$2,805,287.11

		Total:	357,193	$23,879,413.09

David P. Poole	2004		86,485	$5,560,954.73
	2005		64,295	$4,452,458.36
	2006		43,490	$3,011,703.92
	2007		60,764	$4,207,930.67

		Total:	255,034	$17,233,047.68

Michael T. McCall	2004		60,539	$3,892,668.10
	2005		15,002	$1,038,906.76
	2006		47,750	$3,306,672.05
	2007		13,773	$953,797.62

		Total:	137,064	$9,192,044.53

James A. Burke	2004		78,917	$5,074,371.48
	2005		26,198	$1,814,191.23
	2006		23,875	$1,653,336.02
	2007		14,685	$1,016,916.58

		Total:	143,675	$9,558,815.31

C. John Wilder	2004		648,634	$41,707,160.74
	2005		642,954	$44,524,582.72
	2006		434,903	$30,117,039.18
	2007		303,822	$21,039,653.33

		Total:	2,030,313	$137,388,435.97

T. L. Baker	2004		324,317	$20,853,580.50
	2005		52,508	$3,636,174.47
	2006		19,136	$1,325,193.00

		Total:	395,961	$25,814,947.97

As a result of the Merger, all unvested equity awards under the 2005 Omnibus Incentive Plan vested on October 10, 2007. Except to the extent they agreed to forego a portion of the payment that they were entitled to receive in exchange for deferred shares of the post-Merger equity of EFH Corp., participants became entitled to receive consideration in the Merger for their outstanding equity awards. Because the Merger caused EFH Corp.’s common stock to cease to be publicly-traded, the Pre-Merger O&C Committee decided to end the performance periods under outstanding equity awards as of the completion of the Merger and determined performance calculations based on relative total shareholder return performance and/or absolute total shareholder return performance through the effective date of the Merger utilizing the $69.25 per share Merger Consideration. The cash amounts payable were determined by taking the number of shares of common stock issuable based upon the performance calculations, multiplied by $69.25. The equity awards that vested on October 10, 2007 as a result of the Merger were paid on January 2, 2008. Because these deferred payments meet the definition of “nonqualified deferred compensation” under the federal tax laws, these amounts are also reported in the “Registrant Contribution” column in the “Nonqualified Deferred Compensation”—2007 table. Also, the amount reported as “Value Realized on Vesting” for Messrs. Greene, McCall and Burke include payments of $3,000,000, $3,000,000, and $2,250,000, respectively, that they were entitled to receive in respect of outstanding equity awards, but which the executives agreed to forego, pursuant to the terms of their respective Deferred Share Agreements, in exchange for deferred shares of the post-Merger equity of EFH Corp. As a result of the Merger, no further awards will be made under the 2005 Omnibus Incentive Plan. As discussed above under the heading “Equity Awards after the Merger,” EFH Corp. adopted a new equity plan, which is designed to incent EFH Corp.’s executive officers to maximize company-wide financial results and operational performance.

Under the terms of the Long-Term Incentive Compensation Plan, the maximum amount of any award that may be paid in any one year to any of the executive officers is the fair market value of 200,000 shares of EFH Corp.’s common stock, determined as of the first day of such calendar year. The portion of any award that cannot be fully paid in any year as a result of this maximum amount limitation is automatically deferred until a subsequent year when it can be paid in accordance with applicable legal requirements without exceeding the maximum amount. As a result of this limitation, amounts reported as “Value Realized on Vesting” include the following amounts of shares and/or performance units for the performance period ending March 31, 2007 (plus any dividends), which were deferred in May 2007 and subsequently paid in connection with the Merger: 323,686 shares valued at $22,415,251 for Mr. Wilder; 161,843 shares valued at $11,207,626 for Mr. Baker; 12,584 shares valued at $871,416 for Mr. Campbell and 74,084 shares valued at $5,130,317 for Mr. Greene. Except with regard to the amounts payable to Mr. Wilder, who received payment for his deferred shares and performance units in January 2008, these amounts are not included in the Nonqualified Deferred Compensation Table because they were paid in October 2007 as a result of the Merger.

The following table sets forth information regarding EFH Corp.’s retirement plans that provide for benefits, in connection with, or following, the retirement of the Named Executive Officers for the fiscal year ended December 31, 2007:

Pension Benefits—2007

Name	Plan Name	Number of Years Credited Service (#)	PV of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
M. S. Greene	Retirement Plan Supplemental Retirement Plan	37.1667 37.1667	1,317,259 3,831,600	0 0

David A. Campbell(1)	Retirement Plan Supplemental Retirement Plan	2.5833 5.1667	20,204 32,905	0 0

David P. Poole(2)	Retirement Plan Supplemental Retirement Plan	2.6667 5.3334	20,833 22,886	0 0

Michael T. McCall	Retirement Plan Supplemental Retirement Plan	25.3333 25.3333	425,554 415,434	0 0

James A. Burke	Retirement Plan Supplemental Retirement Plan	2.1667 2.1667	15,036 12,825	0 0

C. John Wilder	Retirement Plan Supplemental Retirement Plan	2.6667 2.6667	26,518 401,531	0 0

T. L. Baker	Retirement Plan Supplemental Retirement Plan	37.1667 37.1667	1,272,175 4,997,432	8,467 33,261

(1)	Mr. Campbell’s employment agreement entitles him to additional retirement compensation under the Supplemental Retirement Plan equal to the retirement benefits he would be entitled to if, during each of his first ten years of service with EFH Corp., he was credited with two years of service under the Supplemental Retirement Plan.
(2)	Mr. Poole’s employment agreement entitles him to additional retirement compensation under the Supplemental Retirement Plan equal to the retirement benefits he would be entitled to if, during each of his first ten years of service with EFH Corp., he was credited with two years of service under the Supplemental Retirement Plan.

EFH Corp. and its participating subsidiaries maintain the Retirement Plan, which is intended to be qualified under applicable provisions of the Code and covered by ERISA. The Retirement Plan contains both a traditional defined benefit component and a cash balance component. Only employees hired before January 1, 2002 may participate in the traditional defined benefit component. All new employees hired after January 1, 2002 are in the cash balance component. In addition, the cash balance component covers employees previously covered under the traditional defined benefit component who elected to convert the actuarial equivalent of their accrued traditional defined benefit to the cash balance component during a special one-time election opportunity effective in 2002. Participation in EFH Corp.’s Retirement Plan has been limited for employees of all of its businesses other than Oncor, to persons employed by EFH Corp. (or its participating subsidiaries) at or before the time of the Merger.

Annual retirement benefits under the traditional defined benefit component, which applied during 2007 to Messrs. Greene, McCall and Baker, are computed as follows: for each year of accredited service up to a total of 40 years, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800, of the participant’s average annual earnings (base salary) during his or her three years of highest earnings. Under the cash balance component, which applied during 2007 to Messrs. Campbell, Poole, Burke and Wilder (during his employment with EFH Corp.), hypothetical accounts are established for participants and credited with monthly contribution credits equal to a percentage of the participant’s compensation (3.5%, 4.5%, 5.5% or 6.5% depending on the participant’s combined age and years of accredited service) and interest credits based on the average yield of the 30-year Treasury bond for the 12 months ending November 30 of the prior year. Benefits paid under the traditional defined benefit component of the Retirement Plan are not subject to any reduction for Social Security payments but are limited by provisions of the Code.

The Supplemental Retirement Plan provides for the payment of retirement benefits, which would otherwise be limited by the Code or the definition of earnings under the Retirement Plan. The Supplemental Retirement Plan also provides for the payment of retirement compensation that is not otherwise payable under the Retirement Plan that EFH Corp. or its participating subsidiaries are obligated to pay under contractual arrangements. Under the Supplemental Retirement Plan, retirement benefits are calculated in accordance with the same formula used under the Retirement Plan, except that, with respect to calculating the portion of the Supplemental Retirement Plan benefit attributable to service under the traditional defined benefit component of the Retirement Plan, earnings also include Executive Annual Incentive Plan awards which are reported under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Participation in EFH Corp.’s Supplemental Retirement Plan has been limited for employees of all of its businesses other than Oncor, to persons employed by EFH Corp. (or its participating subsidiaries) at or before the time of the Merger.

The table set forth above illustrates present value on December 31, 2007 of each executive’s Retirement Plan benefit and benefits payable under the Supplemental Retirement Plan, based on their years of service and remuneration through December 31, 2007. Benefits accrued under the Supplemental Retirement Plan after December 31, 2004, are subject to Section 409A of the Code. Accordingly, certain provisions of the Supplemental Retirement Plan have been modified in order to comply with the requirements of Section 409A and related guidance.

The present value of accumulated benefit for the Retirement Plan, traditional defined benefit component, was calculated based on the executive’s straight life annuity payable at the earliest age that unreduced benefits are available under the plan (generally age 62). Post-retirement mortality was based on the RP2000 Combined Healthy mortality table projected 10 years using scale AA. A discount rate of 6.55% was applied and no pre-retirement mortality or turnover was reflected.

The present value of accumulated benefit for the Retirement Plan, cash balance component, was calculated as the value of their cash balance account projected to age 65 at an assumed growth rate of 4.75% and then discounted back to December 31, 2007 at 6.55%. No mortality or turnover assumptions were applied.

The following table sets forth information regarding plans that provide for the deferral of the Named Executive Officers’ compensation on a basis that is not tax-qualified for the fiscal year ended December 31, 2007:

Nonqualified Deferred Compensation—2007

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
M. S. Greene	53,679	5,981,392	688,648	340,425	9,217,470
David A. Campbell	0	15,032,790	157,336	0	15,407,469
David P. Poole	60,700	14,216,282	158,922	0	14,903,071
Michael T. McCall	27,677	5,327,053	321,098	205,269	6,667,362
James A. Burke	27,417	5,383,985	42,173	0	5,561,521
C. John Wilder(1)	79,167	139,793,418	27,053,127	3,101,052	245,492,957
T. L. Baker	42,899	5,004,266	3,735,586	11,021,022	10,287,320

(1)	The amount under “Aggregate Balance at Last FYE” for Mr. Wilder includes the value of the trust shares awarded to Mr. Wilder to compensate him for a portion of his forgone compensation upon leaving his previous employer to join EFH Corp. Mr. Wilder had to forfeit certain benefits from his prior employer, including unvested stock options, unvested long term incentive, deferred cash awards, restricted cash payments and supplemental executive retirement. To partially compensate Mr. Wilder for a portion of his forgone compensation and to conserve cash payments at a time during which EFH Corp. was cash constrained, EFH Corp. established a rabbi trust, which held 1,000,000 shares of EFH Corp.’s common stock purchased for the benefit of Mr. Wilder by EFH Corp. These shares were acquired in connection with the Merger, and the value of these shares was paid in cash to Mr. Wilder on January 2, 2008. The value of these shares at the time of distribution on January 2, 2008 was $76,161,803. EFH Corp.’s purchase of these shares and the establishment of the trust were previously reported in EFH Corp.’s 2005 proxy statement.
(2)	Amounts reported under “Registrant Contributions in last FY” include the following amounts for performance units that vested upon consummation of the Merger, but were deferred and paid in January 2008: Mr. Greene, $2,927,713; Mr. Campbell, $12,757,503; Mr. Poole, $11,672,093; Mr. McCall, $2,299,376; Mr. Burke, $2,234,444 and Mr. Baker, $4,961,367. These amounts are disclosed under this table because they meet the definition of “nonqualified deferred compensation” under federal tax laws. These amounts, however, are also disclosed above in the table entitled “Options Exercised and Stock Vested—2007”. In addition, the amount reported under “Registrant Contributions in last FY” for Mr. Wilder includes $125,403,884 related to vested and deferred performance units, which was paid to him in 2008 as a result of the Merger. Amounts reported under “Registrant Contributions in last FY” also include the following tax gross-ups that were funded into a rabbi trust in favor of certain of EFH Corp.’s executive officers for excise taxes resulting from the application of Code Section 280G to the Merger Consideration that they became entitled to receive as a result of the vesting of their performance units in connection with the Merger: $14,010,408 for Mr. Wilder, $2,275,287 for Mr. Campbell, $434,549 for Mr. Burke, and $2,519,629 for Mr. Poole. In accordance with its terms, on January 2, 2008 the rabbi trust paid to the IRS the taxes owed by these executive officers as a result of the Merger. Also, the amount reported in “Registrant Contributions in Last FY” for Messrs. Greene, McCall and Burke include payments of $3,000,000, $3,000,000, and $2,250,000, respectively, that the executives were entitled to receive in respect of outstanding equity awards, but which they agreed to forego, pursuant to the terms of their respective Deferred Share Agreements, in exchange for deferred shares of the post-Merger equity of EFH Corp. Further, the amount reported under “Registrant Contributions in last FY” for Mr. Burke includes a tax gross-up in the amount of $437,575 to offset the taxes attributable to the portion of his equity award that was deferred pursuant to his Deferred Share Agreement. These amounts are disclosed under this table because they meet the definition of “nonqualified deferred compensation” under federal tax laws. These amounts, however, are also disclosed in the Summary Compensation Table under “All Other Compensation”. Please refer to the narrative under the Summary Compensation Table for a more detailed description of the tax gross-ups paid in connection with the Merger. Further, the amount reported under “Registrant Contributions in last FY” for Mr. Wilder includes a payment, which he received in January 2008, of $162,303 for office space through October 10, 2008. The amount reported under “Registrant Contributions in last FY” for Mr. Wilder also includes $141,823, which EFH Corp. will pay for secretarial assistance for Mr. Wilder through October 10, 2008.

The amounts reported in the Nonqualified Deferred Compensation table also include deferrals and the company match under the Salary Deferral Program and earnings and distributions under the Salary Deferral Program and the Deferred and Incentive Compensation Plan. Amounts reported under the heading “Aggregate Earnings in Last FY” also include dividends paid after the vesting date on prior deferrals under the Long-Term Incentive Compensation Plan that were paid out in 2007. The amounts reported as “Executive Contributions in Last FY” are also included as “Salary” in the Summary Compensation Table. Amounts included in “Aggregate Balance at Last FYE” have been included in the Summary Compensation Table in prior years as follows for Messrs. Greene, $492,223; Campbell, $118,070; Poole, $319,704; McCall, $0; Burke $0; Wilder, $0 and Baker $540,617. The material terms of the Salary Deferral Program and the Deferred and Incentive Compensation Plan are described below.

Salary Deferral Program: Under EFH Corp.’s Salary Deferral Program each employee of EFH Corp. and its participating subsidiaries who is in a designated job level and whose annual salary is equal to or greater than an amount established under the Salary Deferral Program ($110,840 for the program year beginning January 1, 2007) may elect to defer up to 50% of annual base salary, and/or up to 100% of any bonus or incentive award, for a period of seven years, for a period ending with the retirement of such employee, or for a combination thereof. EFH Corp. makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of up to the first 8% of salary deferred under the Salary Deferral Program; provided that employees who first became eligible to participate in the Salary Deferral Program on or after January 1, 2002, who were also eligible, or became eligible, to participate in the Deferred and Incentive Compensation Plan, were not eligible to receive any Salary Deferral Program matching awards during the period prior to the freezing of the Deferred and Incentive Compensation Plan on March 31, 2005.

Deferrals are credited with earnings or losses based on the performance of investment alternatives under the Salary Deferral Program selected by each participant. At the end of the applicable maturity period, the trustee for the Salary Deferral Program distributes the deferrals and the applicable earnings in cash as a lump sum or in annual installments at the participant’s election made at the time of deferral. EFH Corp. is financing the retirement option portion of the Salary Deferral Program through the purchase of corporate-owned life insurance on the lives of participants. The proceeds from such insurance are expected to allow EFH Corp. to fully recover the cost of the retirement option. The amount included in “Registrant Contributions in Last FY” attributable to EFH Corp.’s matching award under the Salary Deferral Program was for Messrs. Greene, $53,679; Campbell, $0; Poole, $24,560; McCall, $27,677; Burke, $27,417; Wilder, $75,000 and Baker, $42,899.

Deferred and Incentive Compensation Plan: In November 2004, the Board approved an amendment to the Deferred and Incentive Compensation Plan which froze any future participation as of March 31, 2005, which was the end of the 2004- 2005 plan year for the Deferred and Incentive Compensation Plan. This amendment prohibited additional deferrals by existing participants and closed the plan to new participants. As amended, existing Deferred and Incentive Compensation Plan accounts will mature and be distributed in accordance with their normal schedule under the terms of the Deferred and Incentive Compensation Plan. The Plan was further restated and amended effective January 1, 2007 providing for the distribution of participant accounts as of the later of January 2, 2008 or the occurrence of a change in control (as defined in the plan).

For plan years beginning on or prior to April 1, 2004, participants in the Deferred and Incentive Compensation Plan were permitted to defer a percentage of their base salary not to exceed a maximum percentage determined by the Pre-Merger O&C Committee for each plan year and in any event not to exceed 15% of the participant’s base salary. EFH Corp. made a matching award equal to 150% of the participant’s deferred salary. Matching awards are subject to forfeiture under certain circumstances.

Deferrals and matching awards under the Deferred and Incentive Compensation Plan made after December 31, 2004, are subject to the provisions of Section 409A of the Code. Accordingly, certain provisions of the Deferred and Incentive Compensation Plan have been modified in order to comply with the requirements of Section 409A and related guidance. The amount included in “Aggregate Balance at Last FYE” and attributable to the Deferred and Incentive Compensation Plan was for Messrs. Wilder, $0; Campbell, $0; Greene, $2,053,437; Baker, $4,545,177; Poole, $0; McCall, $1,019,352; and Burke, $0.

Potential Payments upon Termination or Change in Control

The tables and narrative below provide information for payments to the Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of termination including retirement, voluntary, for cause, death, disability, without cause or change in control.

The information in the tables below is presented in accordance with SEC rules, assuming termination of employment and other information as of December 31, 2007. Even though the Merger resulted in a change of control of EFH Corp. on October 10, 2007, the disclosure presented below under the heading “Without Cause or For Good Reason In Connection With Change in Control” reflects another change of control of EFH Corp. as of December 31, 2007.

Employment Arrangements with Contingent Payments: As of December 31, 2007, each of Messrs. Campbell, Poole and Burke had employment agreements with change in control and severance provisions as described in the following tables. The change in control and severance terms included in the employment agreements govern until Mr. Poole left EFH Corp. in March 2008 and Messrs. Campbell and Burke entered into new employment agreements in June 2008. As of December 31, 2007, Messrs. Greene and McCall did not have employment agreements. As of such date, however, Messrs. Greene and McCall would have been eligible to receive benefits in the event of a change in control or certain other termination events pursuant to the terms of EFH Corp.’s Change in Control Policy and Severance Plan as described in the following tables. A description of EFH Corp.’s Change in Control Policy and Severance Plan is set forth below. Messrs. Campbell, Greene, McCall and Burke executed employment agreements with EFH Corp. in June 2008 that included change in control and severance provisions. These provisions are consistent with the change in control and severance provisions contained in Mr. Burke’s employment agreement as of December 31, 2007.

Change in Control Policy

EFH Corp.’s Change in Control Policy provides the payment of transition benefits to eligible executive officers who are not eligible for transition benefits pursuant to another plan or agreement (including an employment agreement) if:

1. their employment with EFH Corp. or a successor is terminated within twenty-four months following a change of control of EFH Corp. and

2. they:

a. are terminated without cause, or

b. resign for good reason due to a reduction in salary or a material reduction in the aggregate level or value of benefits for which they are eligible.

The terms “change of control,” “without cause” and “good reason” are defined in the Change in Control Policy which is an exhibit to EFH Corp.’s current report on Form 8-K filed May 23, 2005.

Executive officers that participate in the Change in Control Policy will be eligible to receive:

1. a one-time lump sum cash severance payment in an amount equal to two times the sum of the executive’s (a) annualized base salary and (b) annual target incentive award for the year of termination or resignation;

2. continued eligibility for distribution of already granted equity awards at maturity; however any such distribution will be prorated for the period of employment during the relevant performance or restriction period prior to termination;

3. continued coverage under EFH Corp.’s health care benefit plans for two years;

4. outplacement assistance at EFH Corp.’s expense for 18 months;

5. any vested, accrued benefits to which the executive is entitled under EFH Corp.’s employee benefits plans and

6. if any of the severance benefits described in the Change in Control Policy shall result in an excise tax pursuant to Code Sections 280G or 4999 of the Code, payable by the executive, a tax gross-up payment to cover such additional taxes, but subject to a cut back to the Section 280G limit if the severance benefits are less than 110% of such limit.

Severance Plan

EFH Corp.’s Severance Plan provides benefits to eligible executive officers who are not eligible for severance pursuant to another plan or agreement (including an employment agreement) and whose employment is involuntarily terminated for reasons other than:

1. cause (as defined in the Severance Plan);

2. the employee’s participation in EFH Corp.’s long-term disability plan or

3. a transaction involving EFH Corp. or any of its affiliates in which the employee is offered employment with a company involved in, or related to, the transaction.

The Severance Plan is an exhibit to EFH Corp.’s current report on Form 8-K filed May 23, 2005.

Executive officers that participate in the Severance Plan will be eligible to receive:

1. a one-time lump sum cash severance payment in an amount equal to the sum of (a) two times the executive’s annualized base salary and (b) a prorated portion of the executive’s annual target incentive award for the year of termination;

2. continued coverage under EFH Corp.’s health care benefit plans for two years;

3. outplacement assistance at EFH Corp.’s expense for 18 months and

4. any vested accrued benefits to which the executive is entitled under EFH Corp.’s employee benefits plans.

Mr. Wilder

On October 11, 2007, Mr. Wilder resigned for “good reason” as defined in his employment agreement. Under the terms of his Severance Agreement, EFH Corp. provided Mr. Wilder certain severance payments and other benefits, including, among other things: (i) a one-time cash severance payment equal to two times the sum of his base salary and target bonus under the Executive Annual Incentive Plan ($7,500,00); (ii) a one-time, pro-rated bonus consistent with the Executive Annual Incentive Plan based on actual company performance for 2007 in the amount of $2,083,333 as determined by the Pre-Merger O&C Committee prior to the closing of the Merger; (iii) payment or reimbursement for office space and secretarial assistance for one year and (iv) the establishment of a secular trust to hold certain amounts relating to EFH Corp.’s potential obligation to gross-up certain payments obligations of Mr. Wilder under Section 4999 and 409A of the Code. Mr. Wilder and EFH Corp. and certain of its affiliates also agreed to a mutual release and waiver relating to Mr. Wilder’s employment by EFH Corp. In addition, as previously disclosed, EFH Corp. made the following distributions in favor of Mr. Wilder in respect of his previously awarded incentive compensation: (i) a single lump sum cash payment in the amount of $95,681,275 for Mr. Wilder’s 2005, 2006 and 2007 long-term incentive compensation awards; (ii) a cash payment in the amount of $44,821,603 for Mr. Wilder’s earned and vested long-term incentive awards that were deferred in 2006 and 2007; (iii) distribution of a vested and deferred special incentive equity-based compensation award in the amount of $76,161,803; and (iv) distribution of all other vested benefits or account balances (totaling approximately $3 million) under certain other of EFH Corp.’s employee benefit plans. Payment of the equity-based awards was based on the number of shares of EFH Corp.’s common stock payable pursuant to each such award multiplied by $69.25, the price per share paid in the Merger for EFH Corp.’s common stock, and distributed to Mr. Wilder by previously established rabbi trusts on January 2, 2008.

Mr. Baker

In November 2007, Mr. Baker retired as Vice Chairman of EFH Corp. In connection with his retirement, Mr. Baker received certain payments and other benefits, including, a one-time, pro-rated bonus consistent with the Executive Annual Incentive Plan based on actual company performance for 2007 in the amount of $337,488.

In addition, EFH Corp. made the following distributions in favor of Mr. Baker in respect of his previously awarded incentive compensation: (i) a single lump sum cash payment in the amount of $4,961,367 for Mr. Baker’s 2005 and 2006 long-term incentive compensation awards; (ii) a cash payment in the amount of $21,595,059 for Mr. Baker’s earned and vested long-term incentive awards that were deferred in 2002, 2003 and 2004 and (iii) distribution of all other vested benefits or account balances under certain other of EFH Corp.’s employee benefit plans. Payment of the equity-based awards was based on the number of shares of EFH Corp.’s common stock payable pursuant to each such award multiplied by $69.25, the price per share paid in the Merger for EFH Corp.’s common stock, and distributed to Mr. Baker by previously established rabbi trusts on January 2, 2008.

1. Mr. Greene

Potential Payments to Mr. Greene Upon Termination (per company policy as of December 31, 2007)

Benefit	Retirement	Voluntary	For Cause	Death	Disability	Without Cause	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	$0	$0	$0	$0	$0	$1,787,500	$2,275,000
Executive Annual Incentive Plan	$487,500	$0	$0	$487,500	$487,500	$0	$0
—Supplemental Retirement Plan(1)	$3,831,598	$3,831,598	$3,831,598	$3,560,267	$3,176,717	$3,831,598	$3,831,598
—Retiree Medical(2)	$3,408	$0	$0	$0	$0	$0	$0
Deferred Compensation(3)
—Salary Deferral Program	$0	$0	$0	$0	$0	$0	$0
—Deferred & Incentive Comp. Plan	$0	$0	$0	$0	$0	$0	$0
Health & Welfare
—Medical/COBRA	$0	$0	$0	$0	$0	$14,005	$14,005
—Life Insurance(4)	$0	$0	$0	$1,014,000	$0	$0	$0
Other
—Outplacement Assistance	$0	$0	$0	$0	$0	$146,250	$146,250
—Split-Dollar Life Insurance(5)	$242,062	$0	$0	$3,140,000	$242,062	$242,062	$242,062
Totals	$4,564,568	$3,831,598	$3,831,598	$8,201,767	$3,906,279	$6,021,415	$6,508,915

(1)	Mr. Greene is fully vested in all retirement benefits as disclosed in the Pension Benefits table.
(2)	Amount reported is the annual subsidy provided by EFH Corp.
(3)	Amounts listed reflect the immediate vesting of EFH Corp. matching contribution due to the occurrence of a termination or change-in-control.
(4)	Amount reported is death benefit.
(5)	Amount reported, other than death benefit, is premiums for remaining 4 years.

2. Mr. Campbell

Potential Payments to Mr. Campbell Upon Termination (per employment agreement as of December 31, 2007)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	$0	$0	$611,200	$611,200	$833,912	$1,833,600
Executive Annual Incentive Plan	$0	$0	$229,200	$229,200	$0	$0
Equity
—LTIP	$0	$0	$5,540,000	$5,540,000	$5,540,000	$5,540,000
Retirement Benefits
—Supplemental Retirement Plan(1)	$84,208	$84,208	$84,208	$126,389	$84,208	$84,208
Health & Welfare
—Medical/COBRA	$0	$0	$15,624	$0	$15,801	$15,801
—Dental/COBRA	$0	$0	$1,676	$0	$1,675	$1,675
—AD&D(2)	$0	$0	$765,000	$0	$0	$0
—LTD(3)	$0	$0	$0	$229,200	$0	$0
Other
—Excise Tax Gross-Ups	$0	$0	$0	$0	$0	$3,149,591
Totals	$84,208	$84,208	$7,246,908	$6,735,989	$6,475,596	$10,624,875

(1)	Present value of accrued non-qualified pension. Amounts listed reflect the immediate vesting of retirement benefits due to the Retirement Plan being in a partial plan termination status.
(2)	Payable only in the event of accidental death.
(3)	Amount reported is the annual payable benefit.

At December 31, 2007, Mr. Campbell’s employment agreement, as amended, provided for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Campbell’s death or disability:

a.	a lump sum payment equal to his annualized base salary plus his target annual incentive;

b.	a prorated annual incentive bonus for the year of termination;

c.	payment of all outstanding long-term incentive awards at the times such awards would otherwise have been paid in accordance with their terms;

d.	immediate grant of all ungranted long-term incentive awards that would have been made during the one year period following the date of his death or disability; and

e.	certain continuing health care and company benefits.

2.	In the event of Mr. Campbell’s termination without cause or resignation for good reason, Mr. Campbell would be eligible to receive the following payments and benefits:

a.	a lump sum cash payment equal to his base salary and the annual incentive bonuses he would have received through the remainder of the term of his employment agreement, with a minimum payment equal to the sum of his annualized base salary and annual incentive bonus;

b.	payment of all ungranted long-term incentive awards that would have been made during the remainder of the term of his employment agreement in an amount equal to the per share Merger consideration ($69.25);

c.	a cash payment equal to the forfeited portion of Mr. Campbell’s accounts under the Salary Deferral Program, and matching contributions that would have been made under the Salary Deferral Program during the 12-month period following the termination;

d.	the additional retirement compensation as if Mr. Campbell had worked through the expiration of the term of his employment agreement; and

e.	certain continuing health care and company benefits.

3.	In the event of Mr. Campbell’s termination without cause or resignation for good reason within 24 months following a change in control of EFH Corp., Mr. Campbell would be eligible to receive the following payments and benefits:

a.	a lump sum cash payment equal to his base salary and the annual incentive bonuses he would have received through the remainder of the term of his employment agreement, with a minimum payment equal to three times the sum of his annualized base salary and annual incentive bonus;

b.	payment of all ungranted long-term incentive awards that would have been made during the remainder of the term of his employment agreement in an amount equal to the per share Merger consideration ($69.25);

c.	a cash payment equal to the forfeited portion of Mr. Campbell’s accounts under the Salary Deferral Program, and matching contributions that would have been made under the Salary Deferral Program during the 24-month period following the termination;

d.	the additional retirement compensation as if Mr. Campbell had worked through the expiration of the term of his employment agreement;

e.	certain continuing health care and company benefits; and

f.	a tax gross-up payment to offset any excise tax which may result from the change in control payments.

On October 10, 2007, EFH Corp. entered into an Additional Payment Agreement with Mr. Campbell, pursuant to which EFH Corp. has agreed, among other things, to establish a secular trust to hold certain amounts relating to EFH Corp.’s obligation to gross-up certain payments to Mr. Campbell, which may be subject to excise taxes under Section 4999 of the Code.

On September 28 and October 4, 2007, Mr. Campbell’s employment agreement was amended to address the following matters related to the Merger, among other things: (i) that a termination of employment by Mr. Campbell for any reason during the thirty day period commencing on the sixth month anniversary of the consummation of the Merger shall be deemed a termination for “good reason” (as defined in the employment agreement); (ii) that the value of Mr. Campbell’s long-term incentive compensation awards will be based on the per share consideration received by EFH Corp.’s shareholders in the Merger; (iii) for the payment to Mr. Campbell of his 2005, 2006 and 2007 long-term incentive compensation awards on January 2, 2008; and (iv) clarification that in the event Mr. Campbell’s employment with EFH Corp. is terminated for “good reason” or without “cause” following the Merger, the value of any of Mr. Campbell’s then ungranted 2008 and 2009 long-term incentive compensation awards will be paid in cash in a single lump sum payment (based on 40,000 performance units for each of 2008 and 2009 multiplied by the $69.25 price per share paid by in the Merger) on the later of the date of such termination and January 2, 2008.

During the term of Mr. Campbell’s employment agreement, severance benefits and change in control benefits provided pursuant to his employment agreement are in lieu of, and not in addition to, severance benefits and change in control benefits under EFH Corp.’s severance and change in control policies.

3. Mr. Poole

Potential Payments to Mr. Poole Upon Termination (per employment agreement as of December 31, 2007)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	$0	$0	$491,200	$491,200	$652,691	$982,400
Executive Annual Incentive Plan	$0	$0	$184,200	$184,200	$0	$0
Equity
—LTIP	$0	$0	$4,155,000	$4,155,000	$4,155,000	$4,155,000
Retirement Benefits
—Supplemental Retirement Plan(1)	$63,556	$63,556	$63,556	$71,729	$63,556	$63,556
Deferred Compensation(2)
—Salary Deferral Program	$0	$0	$6,070	$6,070	$6,070	$6,070
Health & Welfare
—Medical/COBRA	$0	$0	$15,840	$0	$15,778	$15,778
—Dental/COBRA	$0	$0	$1,676	$0	$1,675	$1,675
—Life Insurance(3)	$0	$0	$308,000	$0	$0	$0
—AD&D(4)	$0	$0	$615,000	$0	$0	$0
—LTD(5)	$0	$0	$0	$153,504	$0	$0
Other
—Excise Tax Gross-Ups	$0	$0	$0	$0	$0	$2,232,934
Totals	$63,556	$63,556	$5,840,542	$5,061,703	$4,894,770	$7,457,413

(1)	Present value of accrued non-qualified pension. Amounts listed reflect the immediate vesting of retirement benefits due to the TXU Retirement Plan being in a partial plan termination status.
(2)	Amounts listed reflect the immediate vesting of EFH Corp. matching contribution due to the occurrence of a termination or change-in-control. These amounts are also included in the Nonqualified Deferred Compensation table.
(3)	Amount reported is death benefit.
(4)	Payable only in the event of accidental death.
(5)	Annual payable benefit.

Mr. Poole’s employment agreement, as amended, provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Poole’s death or disability:

a.	a lump sum payment equal his annualized base salary plus his target annual incentive;

b.	a prorated annual incentive bonus for the year of termination;

c.	payment of all outstanding long-term incentive awards at the times such awards would otherwise have been paid in accordance with their terms;

d.	immediate grant of all ungranted long-term incentive awards that would have been made during the one year period following the date of his death or disability; and

e.	certain continuing health care and company benefits.

2.	In the event of Mr. Poole’s termination without cause or resignation for good reason, Mr. Poole would be eligible to receive the following payments and benefits:

a.	a lump sum cash payment equal to his base salary and the annual incentive bonuses he would have received through the remainder of the term of his employment agreement, with a minimum payment equal to the sum of his annualized base salary and annual incentive bonus;

b.	payment of all ungranted long-term incentive awards that would have been made during the remainder of the term of his employment agreement in an amount equal to the per share Merger consideration ($69.25);

c.	a cash payment equal to the forfeited portion of Mr. Poole’s accounts under the Salary Deferral Program, and matching contributions that would have been made under the Salary Deferral Program during the 12-month period following the termination;

d.	the additional retirement compensation as if Mr. Poole had worked through the expiration of the term of his employment agreement; and

e.	certain continuing health care and company benefits.

3.	In the event of Mr. Poole’s termination without cause or resignation for good reason within 24 months following a change in control of EFH Corp., Mr. Poole would be eligible to receive the following payments and benefits:

a.	a lump sum cash payment equal to his base salary and the annual incentive bonuses he would have received through the remainder of the term of his employment agreement, with a minimum payment equal to two times the sum of his annualized base salary and annual incentive bonus;

b.	payment of all ungranted long-term incentive awards that would have been made during the remainder of the term of his employment agreement in an amount equal to the per share Merger consideration ($69.25);

c.	a cash payment equal to the forfeited portion of Mr. Poole’s accounts under the Salary Deferral Program, and matching contributions that would have been made under the Salary Deferral Program during the 24-month period following the termination;

d.	the additional retirement compensation as if Mr. Poole had worked through the expiration of the term and his employment agreement;

e.	certain continuing health care and company benefits; and

f.	a tax gross-up payment to offset any excise tax which may result from the change in control payments.

On October 10, 2007, EFH Corp. entered into an Additional Payment Agreement with Mr. Poole, pursuant to which EFH Corp. has agreed, among other things, to establish a secular trust to hold certain amounts relating to EFH Corp.’s obligation to gross-up certain payments to Mr. Poole, which may be subject to excise taxes under Section 4999 of the Code.

On September 28 and October 4, 2007, Mr. Poole’s employment agreement was amended to address the following matters related to the Merger, among other things: (i) that a termination of employment by Mr. Poole for any reason during the thirty day period commencing on the sixth month anniversary of the consummation of the Merger shall be deemed a termination for “good reason” (as defined in the employment agreement); (ii) that the value of Mr. Poole’s long-term incentive compensation awards will be based on the per share consideration received by EFH Corp.’s shareholders in the Merger; (iii) for the payment to Mr. Poole of his 2005, 2006 and 2007 long-term incentive compensation awards on January 2, 2008; and (iv) clarification that in the event Mr. Poole’s employment with EFH Corp. is terminated for “good reason” or without “cause” following the Merger, the value of any of Mr. Poole’s then ungranted 2008 and 2009 long-term incentive compensation awards will be paid in cash in a single lump sum payment on the later of the date of such termination and January 2, 2008.

On January 2, 2008, Mr. Poole’s employment agreement was amended to provide that EFH Corp. would pay Mr. Poole the following lump sum cash payments on or before January 15, 2008: (i) $982,400, representing the cash severance that would be due to him under his employment agreement upon his termination from EFH Corp.; and (ii) $4,155,000, representing the amount agreed to be paid with regard to Mr. Poole’s ungranted 2008 and 2009 equity awards under his employment agreement (based on 30,000 performance units for each of 2008 and 2009 multiplied by the price per share paid by in the Merger). Mr. Poole agreed that the payment of such amounts represents full and final payment for the cash severance and ungranted equity awards provided for under his employment agreement. Pursuant to the terms of the amendment, Mr. Poole had no right to any payment under EFH Corp.’s bonus plans for calendar year 2008 nor did he have the right to participate in any of EFH Corp.’s equity-based compensation programs.

During the term of Mr. Poole’s employment agreement, severance benefits and change in control benefits provided pursuant to his employment agreement are in lieu of, and not in addition to, severance benefits and change in control benefits under EFH Corp.’s severance and change in control policies.

Mr. Poole left EFH Corp. in March 2008 when Mr. Robert C. Walters was hired to serve as our General Counsel.

4. Mr. McCall

Potential Payments to Mr. McCall Upon Termination (per EFH Corp. policy as of December 31, 2007)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance	$0	$0	$0	$0	$1,375,000	$1,750,000
Executive Annual Incentive Plan	$0	$0	$375,000	$375,000	$0	$0
Retirement Benefits
—Supplemental Retirement Plan(1)	$528,839	$528,839	$471,577	$472,783	$528,839	$528,839
Deferred Compensation(2)
—Salary Deferral Program	$0	$0	$9,348	$9,348	$0	$9,348
Health & Welfare
—Medical/COBRA	$0	$0	$0	$0	$21,068	$21,068
—Dental/COBRA	$0	$0	$0	$0	$2,233	$2,233
—Life Insurance(3)	$0	$0	$1,951,000	$0	$0	$0
—AD&D (4)	$0	$0	$1,301,000	$0	$0	$0
—LTD(5)	$0	$0	$0	$195,000	$0	$0
Other
—Outplacement Assistance	$0	$0	$0	$0	$112,500	$112,500
—Split-Dollar Life Insurance(6)			$900,000	$37,823	$37,823	$37,823
Totals	$528,839	$528,839	$5,007,925	$1,089,954	$2,077,463	$2,461,811

(1)	Mr. McCall is fully vested in all retirement benefits as disclosed in the Pension Benefits table.
(2)	Amounts listed reflect the immediate vesting of EFH Corp. matching contribution due to the occurrence of a termination or change-in-control.

(3)	Amount reported is death benefit.
(4)	Payable only in the event of accidental death.
(5)	Amount reported is the annual payable benefit.
(6)	Amount reported, other than death benefit, is premiums for remaining 4 years.

On January 12, 2009, Mr. McCall gave notice that he would resign effective January 31, 2009. See “Prospectus Summary—Recent Developments—Notice of Resignation of Executive Officer” for a description of the payments due to Mr. McCall upon such resignation.

5. Mr. Burke

Potential Payments to Mr. Burke Upon Termination (per employment agreement as of December 31, 2007)

Benefit	Voluntary	For Cause	Death	Disability	Without Cause Or For Good Reason	Without Cause Or For Good Reason In Connection With Change in Control
Cash Severance			$450,000	$450,000	$2,100,000	$2,100,000
Executive Annual Incentive Plan	$0	$0	$450,000	$450,000	$0	$0
Retirement Benefits
—Supplemental Retirement Plan(1)	$17,401	$17,401	$19,887	$36,988	$17,401	$17,401
Deferred Compensation(2)
—Salary Deferral Program	$0	$0	$10,765	$10,765	$0	$10,765
Health & Welfare
—Medical/COBRA	$0	$0	$0	$0	$20,616	$20,616
—Dental/COBRA	$0	$0	$0	$0	$2,188	$2,188
Other
—Excise Tax Gross-Ups						$793,707
Totals	$17,401	$17,401	$930,652	$947,753	$2,140,205	$2,944,677

(1)	Present value of benefit
(2)	Amounts listed reflect the immediate vesting of EFH Corp. matching contribution due to the occurrence of a termination or change-in-control.

Mr. Burke entered into an employment agreement effective December 31, 2007 which provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

1.	In the event of Mr. Burke’s death or disability:

a.	a prorated annual incentive bonus for the year of termination; and

b.	payment of employee benefits, including stock options, if any, to which Mr. Burke may be entitled.

2.	In the event of Mr. Burke’s termination without cause or resignation for good reason, Mr. Burke would be eligible to receive the following payments and benefits:

a.	a lump sum payment equal to two times the sum of: (1) his annualized base salary and (2) his annual incentive target;

b.	payment of employee benefits, including stock options, if any, to which Mr. Burke may be entitled; and

c.	certain continuing health care and company benefits.

3.	In the event of Mr. Burke’s termination without cause or resignation for good reason within 24 months following a change in control of EFH Corp., Mr. Burke would be eligible to receive the following payments and benefits:

a.	a lump sum payment equal to two times the sum of: (1) his annualized base salary (2) his annual bonus target;

b.	payment of employee benefits, including stock options, if any, to which Mr. Burke may be entitled;

c.	certain continuing health care and company benefits; and

d.	a tax gross-up payment to offset any excise tax which may result from the change in control payments.

On October 10, 2007, EFH Corp. entered into an Additional Payment Agreement with Mr. Burke, pursuant to which EFH Corp. has agreed, among other things, to establish a secular trust to hold certain amounts relating to EFH Corp.’s obligation to gross-up certain payments to Mr. Burke related to the Merger, which may be subject to excise taxes under Section 4999 of the Code.

During the term of Mr. Burke’s employment agreement, severance benefits and change in control benefits provided pursuant to his employment agreement are in lieu of, and not in addition to, severance benefits and change in control benefits under EFH Corp.’s severance and change in control policies.

Excise Tax Gross-Ups

Executive Officers Covered by Employment Agreements: Pursuant to their employment agreements, EFH Corp. agreed to reimburse Messrs. Wilder, Campbell, Burke, Greene, McCall and Poole (“the executives”) for all excise (and other special additional) taxes that are imposed on them in connection with a change in control, including those imposed under Code section 4999, and any income and excise taxes that are payable by the executive as a result of any such reimbursements.

The “Excise Tax Gross-Up” amount in the tables above assumes that the executive is entitled to a full reimbursement of the following expenses from EFH Corp.:

1. Any excise taxes that are imposed upon the executive as a result of the change in control;

2. Any income and excise taxes imposed upon the executive as a result of EFH Corp.’s reimbursement of the excise tax amount; and

3. Any additional income and excise taxes that are imposed upon the executive as a result of EFH Corp.’s reimbursement for any excise or income taxes.

The calculation is based upon Code Section 4999, which provides for an excise tax rate of 20%, and assumes a 35% federal income tax rate, a 1.45% Medicare tax rate and a 0% state income tax rate. The executives reside in the state of Texas, which does not impose a state income tax. For purposes of the Code Section 280G calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement.

The Excise Tax Gross-Up is payable to the executive officer for any excise tax incurred regardless of whether his employment is terminated. However, the actual amount of any Excise Tax Gross-Up will change based upon whether the executive’s employment with EFH Corp. is terminated because the amount of compensation received by the executive officer, and therefore subject to Code Section 280G, will change. The Excise Tax Gross-Up was calculated assuming (1) that a change in control occurred on December 31, 2007, and (2) that the executive officer’s employment terminated on that same day. In addition, to the extent that any payout was conditioned upon or determined based on achievement of performance criteria, it was assumed that such payout would be at target level of performance, which was 100%. Further, for Messrs. Campbell and Poole, the amounts of the Excise Tax Gross-Up attributable to any ungranted 2008 and 2009 equity awards provided for under the terms of their respective employment agreements were calculated assuming that the executives would receive cash payments equal to the number of performance units issuable for 2008 and 2009 multiplied by the per share Merger Consideration ($69.25). It was also assumed that all payments will be made in a manner that complies with Code section 409A.

DIRECTOR COMPENSATION

TCEH and TCEH Finance did not pay any compensation to the members of their current and former board of directors during the fiscal year ended December 31, 2007. TCEH and TCEH Finance reimburse some directors for certain reasonable expenses incurred in connection with their services as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

All of TCEH’s equity interests are owned by EFC Holdings. All of EFC Holdings equity interests are owned by EFH Corp. All of TCEH Finance’s equity interests are owned by TCEH.

Beneficial Ownership of Common Stock of EFH Corp.

The following table lists the number of shares of common stock of our parent company, EFH Corp., beneficially owned by our directors, executive officers, named executive officers and the holders of more than 5% of EFH Corp.’s common stock as of September 30, 2008.

Name	Number of Shares Beneficially Owned	Percent of Class
Texas Energy Future Holdings Limited Partnership(1)	1,657,600,000	98.99%
Michael MacDougall(2)	1,657,600,000	98.99%
Frederick M. Goltz(3)	1,657,600,000	98.99%
Scott Lebovitz(4)	1,657,600,000	98.99%
John F. Young(5)	1,950,000	*
M. S. Greene(6)	1,100,000	*
David A. Campbell(7)	900,000	*
David P. Poole	—	—
Robert C. Walters(8)	200,000	*
Michael T. McCall(9)	850,000	*
James A. Burke(10)	695,000	*
C. John Wilder	—	—
T. L. Baker	60,000	*
Paul M. Keglevic(11)	250,000	*
Mark A. McFarland(12)	200,000	*
Charles R. Enze(13)	460,000	*
M. Rizwan Chand(14)	235,000	*
All directors and current executive officers as a group (13 persons)	1,664,440,000	99.40%

*	Less than 1%.
(1)	Texas Energy Future Holdings Limited Partnership (“Texas Holdings”) beneficially owns 1,657,600,000 shares of EFH. The sole general partner of Texas Holdings is Texas Energy Future Capital Holdings LLC (“Texas Capital”), which, pursuant to the Amended and Restated Limited Partnership Agreement of Texas Holdings, has the right to vote all of the EFH Corp. shares owned by Texas Holdings. The address of both Texas Holdings and Texas Capital is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(2)	Includes the 1,657,600,000 shares owned by Texas Holdings, over which TPG Partners V, L.P., TPG Partners IV, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. (the “TPG Entities”) may be deemed, as a result of their ownership of 27.01% of Texas Capital’s outstanding units and certain provisions of Texas Capital’s Amended and Restated Limited Liability Company Agreement (“LLC Agreement”), to have shared voting or dispositive power. Mr. MacDougall is a manager of Texas Capital and an executive of TPG Capital, L.P. By virtue of his position in relation to Texas Capital and the TPG Entities, Mr. MacDougall may be deemed to have beneficial ownership with respect to the shares of EFH Corp. common stock owned by Texas Holdings. Mr. MacDougall disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in those shares. The address of Mr. MacDougall is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)

Includes the 1,657,600,000 shares owned by Texas Holdings, over which KKR 2006 Fund L.P., KKR PEI Investments, L.P., KKR Partners III, L.P. and TEF TFO Co-Invest, LP (the “KKR Entities”) may be deemed, as a result of their ownership of 37.05% of Texas Capital’s outstanding units and certain provision of Texas Capital’s LLC Agreement, to have shared voting or dispositive power. The KKR Entities disclaim beneficial ownership of any shares of our common stock in which they do not have a pecuniary interest.

Mr. Goltz is a manager of Texas Capital and an executive of Kohlberg Kravis Roberts & Co. L.P. By virtue of his position in relation to Texas Capital and the KKR Entities, Mr. Goltz may be deemed to have beneficial ownership with respect to the shares of EFH Corp. common stock owned by Texas Holdings. Mr. Goltz disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in those shares. The address of Mr. Goltz is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.

(4)	Includes the 1,657,600,000 shares owned by Texas Holdings, over which GS Capital Partners VI Fund, L.P., GSCP VI Offshore TXU Holdings, L.P., GSCP VI Germany TXU Holdings, L.P., GS Capital Partners VI Parallel, L.P., GS Global Infrastructure Partners I, L.P., GS Infrastructure Offshore TXU Holdings, L.P. (GSIP International Fund), GS Institutional Infrastructure Partners I, L.P., Goldman Sachs TXU Investors L.P. and Goldman Sachs TXU Investors Offshore Holdings, L.P. (the “Goldman Entities”) may be deemed, as a result of their ownership of 27.02% of Texas Capital’s outstanding units and certain provision of Texas Capital’s LLC Agreement, to have shared voting or dispositive power. Affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs”) are the general partner, managing general partner or investment manager of each of the Goldman Entities, and each of the Goldman Entities shares voting and investment power with certain of their respective affiliates. Each of Goldman Sachs and the Goldman Entities disclaims beneficial ownership of such shares of common stock except to the extent of its pecuniary interest therein. Mr. Lebovitz is a manager of Texas Capital and an executive with affiliates of Goldman Sachs. By virtue of his position in relation to Texas Capital and the Goldman Entities, Mr. Lebovitz may be deemed to have beneficial ownership with respect to the shares of EFH Corp. common stock owned by Texas Holdings. Mr. Lebovitz disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in those shares. The address of Mr. Lebovitz is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.
(5)	Includes 750,000 shares issuable upon exercise of vested options.
(6)	Includes 600,000 deferred shares which, in accordance with the terms of the Deferred Share Agreement, will be settled in shares of EFH Corp. common stock upon the earlier of termination of employment or a change in control of EFH Corp. and 500,000 shares issuable upon exercise of vested options.
(7)	Includes 500,000 deferred shares which, in accordance with the terms of the Deferred Share Agreement, will be settled in shares of EFH Corp. common stock upon the earlier of termination of employment or a change in control of EFH Corp. 400,000 shares issuable upon exercise of vested options.
(8)	Includes 200,000 shares issuable upon exercise of vested options.
(9)	Includes 600,000 deferred shares which, in accordance with the terms of the Deferred Share Agreement, will be settled in shares of EFH Corp. common stock upon the earlier of termination of employment or a change in control of EFH Corp. and 250,000 shares issuable upon exercise of vested options.
(10)	Includes 450,000 deferred shares which, in accordance with the terms of the Deferred Share Agreement, will be settled in shares of EFH Corp. common stock upon the earlier of termination of employment or a change in control of EFH Corp. and 245,000 shares issuable upon exercise of vested options.
(11)	Includes 250,000 shares issuable upon exercise of vested options.
(12)	Includes 200,000 shares issuable upon exercise of vested options.
(13)	Includes 200,000 deferred shares which, in accordance with the terms of the Deferred Share Agreement, will be settled in shares of EFH Corp. common stock upon the earlier of termination of employment or a change in control of EFH Corp. and 160,000 shares issuable upon exercise of vested options.
(14)	Includes 175,000 shares issuable upon exercise of vested options.

DESCRIPTION OF THE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to EFC Holdings and its consolidated Subsidiaries, (ii) the term “Issuer” refers only to collectively, TCEH and TCEH Finance, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of TCEH, and not any of their respective subsidiaries and (iii) the term “Parent Guarantor” refers only to EFC Holdings and not any of its subsidiaries.

The Issuer issued $3,000,000,000 aggregate principal amount of 10.25% senior notes due 2015 (the “Initial Cash Pay Notes”) under an Indenture dated as of October 31, 2007 (the “Initial Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Issuer issued $2,000,000,000 aggregate principal amount of 10.25% Senior Notes due 2015, Series B (the “Series B Cash Pay Notes”) and $1,750,000,000 aggregate principal amount of 10.50%/11.25% optional PIK interest senior notes due 2016 (the “Toggle Notes”) under the Initial Indenture, as supplemented by a supplemental indenture dated as of December 6, 2007 (the “Supplemental Indenture” and together with the Initial Indenture, the “Indenture”).

The Initial Cash Pay Notes, the Series B Cash Pay Notes and the Toggle Notes each constitute a separate series of senior notes under the Indenture. Except as set forth herein, the Initial Cash Pay Notes, the Series B Cash Pay Notes and the Toggle Notes have substantially identical terms. The Initial Cash Pay Notes and the Series B Cash Pay Notes are collectively referred to as the “Cash Pay Notes.”

The Cash Pay Notes and the Toggle Notes are collectively referred to herein as the “Notes.”

The following description is only a summary of the material provisions of the Indenture relating to each series of Notes and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Summary.”

The term “Issue Date” refers to October 31, 2007, the date the Initial Cash Pay Notes were issued, and the term “Toggle Notes issue date” refers to December 6, 2008, the date the Toggle Notes were issued.

The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. See “Notice to Investors.” Except as set forth herein, the terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The Holders of the Notes have acknowledged, or by accepting the Notes, will acknowledge (i) the legal separateness of the Parent Guarantor and its subsidiaries from Oncor Holdings and the other Oncor Subsidiaries, (ii) that the lenders under the Oncor Electric Delivery Facility and the holders of Oncor’s existing debt instruments have likely advanced funds thereunder in reliance upon the separateness of Oncor Holdings and the other Oncor Subsidiaries from the Parent Guarantor and its subsidiaries, (iii) that Oncor Holdings and the other Oncor Subsidiaries have assets and liabilities that are separate from those of the Parent Guarantor and its subsidiaries, (iv) that the obligations owing under the Notes are obligations and liabilities of the Issuer, the Parent Guarantor and the other Guarantors only, and are not the obligations or liabilities of Oncor Holdings or any of the other Oncor Subsidiaries, (v) that the Holders of the Notes shall look solely to the Parent Guarantor and its subsidiaries and their assets, and not to any assets, or to the pledge of any assets, owned by Oncor Holdings or any of the other Oncor Subsidiaries, for the repayment of any amounts payable pursuant to the Notes and for satisfaction of any other obligations owing to the Holders under the Indenture, the applicable Registration Rights Agreement and any related documents and (vi) that none of Oncor Holdings or any of the other Oncor Subsidiaries shall be personally liable to the Holders of the Notes for any amounts payable, or any other obligation, under the Indenture, the applicable Registration Rights Agreement or any related documents.

The Holders of the Notes have acknowledged and agreed or, by accepting the Notes, will acknowledge and agree that the Holders of the Notes shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against Oncor Holdings or any of the other Oncor Subsidiaries, or against any of Oncor Holdings’ of the other Oncor Subsidiaries’ assets. The Holders have further acknowledged and agreed and will further acknowledge and agree that Oncor Holdings and each of the other Oncor Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity. The foregoing acknowledgements and agreements are contained in the Indenture.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. You may request copies of the Indenture at our address set forth under the heading “Prospectus Summary.”

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•

are effectively subordinated to all secured Indebtedness of the Issuer, including the Issuer’s obligations under the TCEH Senior Secured Facilities, to the extent of the value of the assets securing such Indebtedness;

•

are structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries, including any of the Issuer’s Foreign Subsidiaries and any Unrestricted Subsidiaries;

•	rank equally in right of payment with all existing and future unsecured Senior Indebtedness of the Issuer (including the Initial Cash Pay Notes and applicable Existing Notes);

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuer; AND

•

are initially unconditionally guaranteed on a joint and several and senior basis by Energy Future Competitive Holdings Company (which we refer to herein as the “Parent Guarantor”) and by each Restricted Subsidiary that guarantees the Issuer’s obligations under the TCEH Senior Secured Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally fully and unconditionally guarantee, on a senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

The Parent Guarantor and each Restricted Subsidiary that guarantees the Issuer’s obligations under the TCEH Senior Secured Facilities will initially guarantee the Notes. Each of the Guarantees of the Notes will be a general unsecured senior obligation of each Guarantor. The Guarantees rank equally in right of payment with all existing and future Senior Indebtedness of the Guarantor and are effectively subordinated to all Secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness. The Guarantees are senior in right of payment to all existing and future Subordinated Indebtedness of each Guarantor. The Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Notes.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of guarantees and require note holders to return payments received from future guarantors, if any.”

Each Guarantee by a Guarantor (other than the Parent Guarantor) will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or sale of all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of its guarantee under the TCEH Senior Secured Facilities or of the guarantee by such Guarantor that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Holding Company Structure

Each of the Parent Guarantor and the Issuer is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, each of the Parent Guarantor and the Issuer is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes is the Trustee.

The Issuer also maintains a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer issued $3,000,000,000 in aggregate principal amount of Initial Cash Pay Notes on October 31, 2007. The Issuer issued $2,000,000,000 in aggregate principal amount of Series B Cash Pay Notes on December 6, 2007. The Cash Pay Notes mature on November 1, 2015.

The Issuer issued $1,750,000,000 in aggregate principal amount of Toggle Notes on December 6, 2007. The Toggle Notes will mature on November 1, 2016. On May 1, 2016, the Issuer will repay in full in U.S. Dollars an amount of Toggle Notes equal to $50,000,000, which shall be made on a pro rata basis based on the aggregate principal amount of Toggle Notes outstanding.

Subject to compliance with the covenant described below under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional cash pay notes and/or toggle notes from time to time under the Indenture (any such cash pay notes or toggle notes, “Additional Notes”). The Notes are “Required Debt” under the Indenture and we may issue additional debt securities that constitute Required Debt. In addition, in connection with the payment of PIK Interest (as defined below) or Partial PIK Interest (as defined below) in respect of Toggle Notes, the Issuer is entitled to, without the consent of the Holders, increase the outstanding principal amount of Toggle Notes or issue additional toggle notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Toggle Notes (in each case, the “PIK Payment ”). Each of the Series B Cash Pay Notes, the Initial Cash Pay Notes and the Toggle Notes are each a separate series of Notes are treated as a single class of securities under the Indenture, except as otherwise stated herein. As a result, Holders of each series of Notes have no separate rights to, among other things, give notice of Defaults or to direct the Trustee to exercise remedies during an Event of Default or otherwise. Except as described under “—Amendment, Supplement and Waiver,” the Notes, the PIK Notes, any Additional Notes subsequently issued under the Indenture and any additional Required Debt issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any PIK Notes and Additional Notes that are actually issued, and references to “principal amount” of the Notes includes any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Cash Pay Notes

Interest on the Cash Pay Notes accrues at the rate of 10.25% per annum and is payable semi-annually in arrears on May 1 and November 1 to the Holders of Cash Pay Notes of record on the immediately preceding April 15 and October 15. Interest on the Cash Pay Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Cash Pay Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Toggle Notes

Interest on the Toggle Notes is payable semi-annually in arrears on May 1 and November 1 to the Holders of Toggle Notes of record on the immediately preceding April 15 and October 15. Interest on the Toggle Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Toggle Notes issue date. Interest on the Toggle Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

For any interest payment period after the initial interest payment period and prior to November 1, 2012, the Issuer may, at its option, elect to pay interest on the Toggle Notes:

•	entirely in cash (“Cash Interest”);

•	entirely by increasing the principal amount of the outstanding Toggle Notes or by issuing PIK Notes (“PIK Interest”); or

•

on 50% of the outstanding principal amount of the Toggle Notes in cash and on 50% of the principal amount by increasing the principal amount of the outstanding Toggle Notes or by issuing PIK Notes (“Partial PIK Interest”).

The Issuer must elect the form of interest payment for the Toggle Notes with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Toggle Notes shall be payable according to the election for the previous interest period. After November 1, 2012, the Issuer will make all interest payments on the Toggle Notes entirely in cash. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption of Toggle Notes as described under “—Optional Redemption—Toggle Notes” or “—Repurchase at the Option of Holders” shall be made solely in cash.

Cash Interest on the Toggle Notes accrues at a rate of 10.50% per annum and be payable in cash. PIK Interest on the Toggle Notes accrues at a rate of 11.25% per annum and be payable (x) with respect to Toggle Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Toggle Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) (or, if necessary, pursuant to the requirements of DTC, to authenticate new global Toggle Notes executed by the Issuer with such increased principal amounts) and (y) with respect to Toggle Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. In the event that the Issuer elects to pay Partial PIK Interest for any interest period, each Holder will be entitled to receive Cash Interest in respect of 50% of the principal amount of the Toggle Notes held by such Holder on the relevant record date and PIK Interest in respect of 50% of the principal amount of the Toggle Notes held by such Holder on the relevant record date. Following an increase in the principal amount of the outstanding global Toggle Notes as a result of a PIK Payment, the global Toggle Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Toggle Notes issued pursuant to a PIK Payment will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Toggle Notes issued on the Toggle Notes issue date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

In October 2008, the Issuer delivered a notice to the Trustee of its election to make the May 1, 2009 interest payment on the Toggle Notes entirely using PIK Interest.

Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Except as set forth under “—Principal, Maturity and Interest” above, the Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Cash Pay Notes

Except as set forth below, the Issuer is not entitled to redeem any series of Cash Pay Notes at its option prior to November 1, 2011.

At any time prior to November 1, 2011, the Issuer may redeem each of the Series B Cash Pay Notes or the Initial Cash Pay Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of such series of Cash Pay Notes to be redeemed or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the series of Cash Pay Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”), subject to the rights of Holders of such series of Cash Pay Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 1, 2011, the Issuer may redeem each of the Series B Cash Pay Notes or the Initial Cash Pay Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of such series of Cash Pay Notes to be redeemed or otherwise in accordance with the procedures of DTC, at the redemption prices (expressed as percentages of principal amount of the series of Cash Pay Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of such series of Cash Pay Notes to be redeemed on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage
2011	105.125%
2012	102.563%
2013 and thereafter	100.000%

In addition, until November 1, 2010, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of each series of Cash Pay Notes at a redemption price equal to 110.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of such series of Cash Pay Notes to be redeemed of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the original aggregate principal amount of such series of Cash Pay Notes issued under the Indenture and the original principal amount of any Additional Notes that are Cash Pay Notes of such series to be redeemed issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

If the Issuer redeems less than all of the outstanding Cash Pay Notes of a series, the Trustee shall select the Cash Pay Notes of such series to be redeemed in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

Toggle Notes

Except as set forth below, the Issuer is not entitled to redeem Toggle Notes at its option prior to November 1, 2012.

At any time prior to November 1, 2012, the Issuer may redeem all or a part of the Toggle Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Toggle Notes or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Toggle Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of Toggle Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 1, 2012, the Issuer may redeem the Toggle Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Toggle Notes or otherwise in accordance with the procedures of DTC, at the redemption prices (expressed as percentages of principal amount of the Toggle Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Toggle Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below:

Year	Percentage
2012	105.250%
2013	103.500%
2014	101.750%
2015 and thereafter	100.000%

In addition, until November 1, 2010, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Toggle Notes at a redemption price equal to 110.500% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Toggle Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the sum of the original aggregate principal amount of Toggle Notes issued under the Indenture and the original principal amount of any Additional Notes that are Toggle Notes issued under the Indenture after the Toggle Notes issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

At the end of any “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the issue date of the Toggle Notes (each, an “Optional Interest Repayment Date”), the Issuer may pay in cash, without duplication, all accrued and unpaid interest, if any, and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) on each Toggle Note then outstanding up to, in the aggregate, the Optional Interest Repayment Amount (each such redemption, an “Optional Interest Repayment”). The “Optional Interest Repayment Amount” means, as of each Optional Interest Repayment Date, the excess, if any, of (a) the aggregate amount of accrued and unpaid interest and all accrued and unpaid “original issue discount” (as defined in Section 1273(a)(1) of the Code) with respect to the Toggle Notes, over (b) an amount equal to the product of (i) the “issue price” (as defined in Sections 1273(b) and 1274(a) of the Code) of the Toggle Notes multiplied by (ii) the “yield to maturity” (as defined in the Treasury Regulation Section 1.1272-1(b)(1)(i)) of the Toggle Notes minus (c) $50,000,000.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

If the Issuer redeems less than all of the outstanding Toggle Notes, the Trustee shall select the Toggle Notes to be redeemed in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption” and will redeem all of the outstanding Notes pursuant thereto, the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that the Holders whose Notes are being repurchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by TCEH, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The TCEH Senior Secured Facilities, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the TCEH Senior Secured Facilities, we could seek a waiver of such default or seek to refinance the TCEH Senior Secured Facilities. In the event we do not obtain such a waiver or refinance the TCEH Senior Secured Facilities, such default could result in amounts outstanding under the TCEH Senior Secured Facilities being declared due and payable and could cause a Receivables Facility to be wound down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived with the consent of the Required Holders of a majority in principal amount of the Required Debt. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Required Holders of a majority in principal amount of the Required Debt.

Asset Sales

The Indenture provides that TCEH will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) TCEH or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by TCEH) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by TCEH or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on TCEH’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of TCEH or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or that are owed to TCEH or an Affiliate of TCEH, that are assumed by the transferee of any such assets and for which TCEH and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(b) any securities received by TCEH or such Restricted Subsidiary from such transferee that are converted by TCEH or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by TCEH or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, TCEH or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under Senior Indebtedness which is Secured Indebtedness permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or otherwise by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any;

(c) Obligations under the Existing Notes which have a final maturity date (as in effect on the Closing Date) on or prior to October 15, 2016; provided that, at the time of, and after giving effect to, such repurchase, redemption or defeasance, the aggregate amount of Net Proceeds used to repurchase, redeem or defease Existing Notes pursuant to this subclause (c) following the Closing Date shall not exceed 3.5% of Total Assets at such time; or

(d) Indebtedness of a Restricted Subsidiary (other than TCEH Finance, Inc.) that is not a Guarantor, other than Indebtedness owed to TCEH or another Restricted Subsidiary (or any affiliate thereof);

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in TCEH or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in TCEH or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as TCEH, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) (and reinvest within the later of 450 days from the date of receipt of Net Proceeds and 180 days of receipt of such commitment) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, TCEH or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within the later of (a) 180 days of such cancellation or termination or (b) the initial 450-day period; provided further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Notwithstanding the preceding paragraph, in the event that regulatory approval is necessary for an asset or investment, or replacement, repair or restoration on any asset or investment, then TCEH or any Restricted Subsidiary shall have an additional 365 days to apply the Net Proceeds from such Asset Sale in accordance with the preceding paragraph.

Any Net Proceeds from Asset Sales that are not invested or applied as provided and within the time period set forth in the first sentence of the second preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required or permitted by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceed $200.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, TCEH may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of

Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Senior Indebtedness tendered. Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale; provided that such Asset Sale Offer shall be in an aggregate amount of not less than $25.0 million. Upon consummation of an Asset Sale Offer, any Net Proceeds not required to be used to purchase Notes shall not be deemed Excess Proceeds and any remaining amounts may be used to make Restricted Payments to the extent permitted by clause (16) of the second paragraph described under the caption “Limitation on Restricted Payments.”

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC. No Notes of $2,000 or less can be redeemed in part.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or Redemption Date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. The notice will also state any conditions applicable to a redemption.

The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, but such redemption may be subject to one or more conditions precedent. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

Certain Covenants

Limitation on Restricted Payments

TCEH will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of TCEH’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by TCEH payable solely in Equity Interests (other than Disqualified Stock) of TCEH; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, TCEH or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of TCEH or any direct or indirect parent of TCEH, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, TCEH could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by TCEH and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of TCEH for the period (taken as one accounting period) beginning October 1, 2007, to the end of TCEH’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by TCEH, of marketable securities or other property received by TCEH since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of TCEH, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by TCEH, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of TCEH, any direct or indirect parent company of TCEH and TCEH’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the capital of TCEH, Equity Interests of TCEH’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of TCEH that have been converted into or exchanged for such Equity Interests of TCEH;

provided, however, that this clause (b) shall not include the proceeds from (V) Refunding Capital Stock (as defined below), (W) Equity Interests or debt securities of TCEH sold to a Restricted Subsidiary, as the case may be, (X) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (Y) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by TCEH, of marketable securities or other property contributed to the capital of TCEH following the Closing Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by TCEH, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to TCEH or a Restricted Subsidiary) of Restricted Investments made by TCEH or its Restricted Subsidiaries after the Closing Date and repurchases and redemptions of such Restricted Investments from TCEH or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by TCEH or its Restricted Subsidiaries, after the Closing Date; or

(ii) the sale (other than to TCEH or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by TCEH or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a distribution or dividend from an Unrestricted Subsidiary after the Closing Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by TCEH in good faith (or if such fair market value exceeds $200.0 million, in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by TCEH or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or a Guarantor or any Equity Interests of any direct or indirect parent company of TCEH, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of TCEH or any direct or indirect parent company of TCEH to the extent contributed to the capital of TCEH (in each case, other than any

Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of TCEH) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor (other than the Parent Guarantor) made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of TCEH or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of TCEH, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests rolled over by management of TCEH or any of its direct or indirect parent companies in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $25.0 million (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering by TCEH or any direct or indirect parent entity of TCEH) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $75.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering by TCEH or any direct or indirect parent corporation of TCEH)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of TCEH and, to the extent contributed to the capital of TCEH, Equity Interests of any of TCEH’s direct or indirect parent companies, in each case to members of management, directors or consultants of the TCEH, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by TCEH or its Restricted Subsidiaries after the Closing Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to TCEH or any Restricted Subsidiary from members of management of TCEH, any of TCEH’s direct or indirect parent companies or any of TCEH’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of TCEH or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of TCEH or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by TCEH after the Closing Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of TCEH, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of TCEH from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, TCEH and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed 1.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on TCEH’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following consummation of the first public offering of TCEH’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date, of up to 6% per annum of the net cash proceeds received by or contributed to TCEH in or from any such public offering, other than public offerings with respect to TCEH’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) (A) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (A) not to exceed 2.0% of Total Assets at the time made; and

(B) dividends to or, the making of loans to, EFH Corp. in an aggregate amount not to exceed $1,000.0 million, to the extent the proceeds of such loans or dividends are invested in any of the Oncor Subsidiaries; provided that no more than $500.0 million of payments under this clause (B) may be made other than by Intercompany Loans;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made as part of or in connection with the Transactions (including any payments made after the Closing Date in respect of the Issuer’s and its Subsidiaries’ long-term incentive plan or in respect of tax gross-ups and other deferred compensation) and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of TCEH to permit payment by such parent of such amount), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by TCEH to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) foreign, federal, state and local income taxes (including any amounts reimbursable to the Oncor Subsidiaries in respect of such taxes pursuant to a tax sharing agreement), to the extent such income taxes are attributable to the income of (i) EFH Corp. and its Subsidiaries (other than the Oncor Subsidiaries) and (ii) the Oncor Subsidiaries, to the extent the Oncor Subsidiaries have not reimbursed EFH Corp. or such direct or indirect parent of TCEH for such payments in amounts required to pay such taxes; provided that the amount of such payments in any fiscal year does not exceed the amount that EFH Corp. and its Subsidiaries, is required to pay in respect of foreign, federal, state and local income taxes for such fiscal year (including any amounts reimbursable to the Oncor Subsidiaries in respect of such taxes pursuant to a tax sharing agreement);

(c) customary salary, bonus and other benefits payable to officers and employees of EFH Corp. or any direct or indirect parent company of EFH Corp. that are paid in the ordinary course of business to the extent such salaries, bonuses and other benefits are attributable to (i) the ownership or operation of EFH Corp. and its Restricted Subsidiaries or (ii) the ownership and operation of the Oncor Subsidiaries, to the extent the Oncor Subsidiaries have not reimbursed EFH Corp. or such direct or indirect parent company of EFH Corp. for such payments;

(d) general corporate operating and overhead costs and expenses of EFH Corp. or any direct or indirect parent company of EFH Corp. that are incurred in the ordinary course of business to the extent such costs and expenses are attributable to (i) the ownership or operation of EFH Corp. and its Restricted Subsidiaries or (ii) the ownership and operation of the Oncor Subsidiaries, to the extent the Oncor Subsidiaries have not reimbursed EFH Corp. or such direct or indirect parent company of EFH Corp. for such payments;

(e) fees and expenses other than to Affiliates of TCEH related to any unsuccessful equity or debt offering of such parent entity;

(16) Restricted Payments that are made with Excess Proceeds remaining after the completion of any Asset Sale Offer in an amount not to exceed $200 million;

(17) the making of Intercompany Loans to EFH Corp. so long as TCEH is a Subsidiary of EFH Corp. (A) in amounts required for EFH Corp. to pay, in each case without duplication, principal, premium and interest when due on (x) the EFH Corp. Notes and any Indebtedness incurred to replace, refund or refinance such debt and (y) Indebtedness of EFH Corp. and Parent Guarantor in existence on the Closing Date, including the Existing EFH Corp. Notes and the Existing Parent Guarantor Notes, and any Indebtedness incurred to replace, refund or refinance such debt and (B) in amounts required for EFH Corp. and its Subsidiaries (other than the Issuer and its Subsidiaries) that guarantee debt of EFH Corp. to pay, without duplication, principal, premium and interest when due on any Indebtedness incurred after the Closing Date by EFH Corp. or such Subsidiaries after the Issue Date; provided that the aggregate amount of Intercompany Loans to EFH Corp. pursuant to this subclause (B) shall not exceed $600.0 million;

(18) any distributions of, or Investments in, accounts receivable for purposes of inclusion in any Receivables Facility for the benefit of TCEH or its Restricted Subsidiaries, in each case made in the ordinary course of business or consistent with past practices; or

(19) making of Intercompany Loans to EFH Corp. in an amount sufficient to permit EFH Corp. to make any Optional Interest Repayment (as defined in the EFH Corp. Notes), permitted by the terms of the EFH Corp. Notes or any similar payments on Indebtedness incurred to replace, refund or refinance such debt; provided that in connection with any such replacement, refunding or refinancing, the aggregate principal amount of such Indebtedness is not increased (except by an amount equal to accrued interest, fees and expenses payable in connection therewith);

provided, however, that at the time of, and after giving effect to (A) any Restricted Payment permitted under clause (7), (11) and (19), no Default shall have occurred and be continuing or would occur as a consequence thereof and (B) any Restricted Payment permitted under clause (17), no Default under clauses (1) or (2) under “Events of Default and Remedies” shall have occurred and be continuing or would occur as a consequence thereof or any payment default or bankruptcy event of default under the EFH Corp. Notes (or any Indebtedness incurred to replace, refund or refinance such debt) shall have occurred and be continuing.

As of the Issue Date, all of TCEH’s Subsidiaries were Restricted Subsidiaries. TCEH will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by TCEH and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

TCEH will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and TCEH will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that TCEH may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for TCEH and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $1,250.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph and clauses (12) and (14) below at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under (x) Credit Facilities by TCEH or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $26,500.0 million outstanding at any one time and (y) any Collateral Posting Facility;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee thereof) (other than any Additional Notes or Guarantees thereof);

(3) Indebtedness of TCEH and its Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (1) and (2)), including the Existing Notes and Indebtedness under the TCEH Senior Interim Facility (including any PIK Interest which may be paid with respect thereto);

(4) Indebtedness consisting of Capitalized Lease Obligations and Purchase Money Obligations, so long as such Indebtedness (except Environmental CapEx Debt) exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by TCEH or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation or employee health claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation or employee health claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of TCEH or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of TCEH, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of TCEH to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to TCEH or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary to TCEH or another Restricted Subsidiary; provided that if the Issuer or a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to TCEH or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to TCEH or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10) Hedging Obligations; provided that (i) other than in the case of commodity Hedging Obligations, such Hedging Obligations are not entered into for speculative purposes (as determined by TCEH in its reasonable discretion acting in good faith) and (ii) in the case of speculative commodity Hedging Obligations, such Hedging Obligations are entered into in the ordinary course of business and are consistent with past practice;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by TCEH or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of TCEH and Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by TCEH since immediately after the Closing Date from the issue or sale of Equity Interests of TCEH or cash contributed to the capital of TCEH (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to TCEH or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of TCEH and Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $1,750.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which TCEH or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b)); provided, however that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant and clause (14), no more than $1,250.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (12) shall be incurred by Restricted Subsidiaries that are not Guarantors;

(13) the incurrence or issuance by TCEH or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock of TCEH or any Restricted Subsidiary including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of TCEH that is not the Issuer or a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of TCEH or a Guarantor;

and, provided, further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Obligations under Credit Facilities secured by Permitted Liens or the TCEH Senior Interim Facilities; provided, further, that with respect to any pollution control revenue bonds or similar instruments, the maturity of any series thereof shall be deemed to be the date set forth in any instrument governing such Indebtedness for the remarketing of such Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) TCEH or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by TCEH or any Restricted Subsidiary or merged into TCEH or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either

(a) TCEH would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant, or

(b) such Fixed Charge Coverage Ratio of TCEH and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

provided, however that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Guarantors pursuant to the first paragraph of this covenant and clause (12), no more than $1,250.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (14) shall be incurred by Restricted Subsidiaries that are not Guarantors;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of TCEH or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by TCEH or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (b) any guarantee by a Restricted Subsidiary of Indebtedness of TCEH; provided that such guarantee is incurred in accordance with the covenant described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of TCEH or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(19) Indebtedness consisting of Indebtedness issued by TCEH or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of TCEH or any direct or indirect parent company of TCEH to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”; and

(20) Indebtedness of TCEH or any Restricted Subsidiary to EFH Corp. or any of its Subsidiaries consistent with past practice in an aggregate amount not to exceed $25.0 million; provided, that at the time of incurring, and after giving effect to, such Indebtedness, no Default described in clauses (1) and (2) under the caption “—Events of Default and Remedies” shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any such Indebtedness owing to an entity that is not a Guarantor is expressly subordinated in right of payment to the Notes.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (20) above or is entitled to be incurred pursuant to the first paragraph of this covenant, TCEH, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; and

(2) at the time of incurrence, TCEH will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above;

provided that all Indebtedness outstanding under the TCEH Senior Secured Facilities on the Closing Date will be treated as incurred on the Closing Date under clause (1) of the preceding paragraph.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that TCEH will not, and will not permit TCEH Finance, Inc. or any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of TCEH, TCEH Finance, Inc. or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of TCEH, TCEH Finance, Inc. or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

TCEH will not, and will not permit TCEH Finance, Inc. or any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens;

except that the foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that, with respect to Liens securing Obligations permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio would be no greater than 5.0 to 1.0. Any Lien which is granted to secure the Notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Notes.

Merger, Consolidation or Sale of All or Substantially All Assets

Neither TCEH nor the Parent Guarantor may consolidate or merge with or into or wind up into (whether or not TCEH or the Parent Guarantor, as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) TCEH or the Parent Guarantor, as the case may be, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than TCEH or the Parent Guarantor, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of TCEH or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than TCEH or the Parent Guarantor, as the case may be, expressly assumes (i) all the obligations of TCEH or the Parent Guarantor, as the case may, be under the Notes and the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee and (ii) the Registration Rights Agreement;

(3) immediately after such transaction, no Default exists;

(4) in the case of TCEH, immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) such Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for TCEH and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) TCEH shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and, if a supplemental indenture is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture.

The Successor Company will succeed to, and be substituted for TCEH or the Parent Guarantor, as the case may be, under the Indenture and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to TCEH, and

(2) TCEH may merge with an Affiliate of TCEH, solely for the purpose of reincorporating TCEH in a State of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of TCEH and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor (other than the Parent Guarantor), no Guarantor will, and TCEH will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not TCEH or the Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) TCEH shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another

Guarantor or TCEH, (ii) merge with an Affiliate of TCEH solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

TCEH Finance, Inc. may not consolidate or merge with or into or wind up into (whether or not TCEH Finance, Inc. is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of TCEH Finance, Inc.’s properties or assets, in one or more related transactions, to any Person unless:

(1)(a) concurrently therewith, a corporate Wholly-Owned Subsidiary of TCEH that is a Restricted Subsidiary organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof expressly assumes (i) all the obligations of TCEH Finance, Inc. under the Notes and the Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and (ii) the Registration Rights Agreement; or

    (b) after giving effect thereto, at least one obligor on the Notes shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof; and

(2) immediately after such transaction, no Default exists;

(3) TCEH Finance shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture and, if a supplemental indenture is required in connection with such transaction, such supplement shall comply with the applicable provisions of the Indenture.

Transactions with Affiliates

TCEH will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of TCEH (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to TCEH or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by TCEH or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) TCEH delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the majority of the board of directors of TCEH approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among TCEH or any of its Restricted Subsidiaries or between or among TCEH, and its Restricted Subsidiaries and EFH Corp. and any of its Subsidiaries in the ordinary course of business;

(2) Restricted Payments permitted by the provisions of the Indenture described under the covenant “—Limitation on Restricted Payments” and “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case as in effect on the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of TCEH to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Closing Date);

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, employees or consultants of TCEH, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which TCEH or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to TCEH or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to TCEH or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by TCEH or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(7) the existence of, or the performance by TCEH or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by TCEH or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transactions (including any payments made after the Closing Date in respect of the Issuer’s and its Subsidiaries’ long-term incentive plan or in respect of tax gross-ups and other deferred compensation) and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, including EFH Corp. and its subsidiaries, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to TCEH and its Restricted Subsidiaries, in the reasonable determination of the board of directors of TCEH or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of TCEH to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries;

(12) payments by TCEH or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of TCEH in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of TCEH, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by TCEH in good faith;

(14) investments by the Investors in securities of TCEH or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and

(ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(15) payments by TCEH (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among TCEH (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of TCEH and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that TCEH, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were TCEH and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

TCEH will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to TCEH or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to TCEH or any of its Restricted Subsidiaries;

(2) make loans or advances to TCEH or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to TCEH or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to the TCEH Senior Secured Facilities and the related documentation, the TCEH Senior Interim Facility and the related documentation and the Existing Notes Indentures and the related documentation;

(b) the Indenture and the Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by TCEH or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of TCEH pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness that is otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens”;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of TCEH, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(m) restrictions created in connection with any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries that, in the good faith determination of TCEH, are necessary or advisable to effect the transactions contemplated under such Receivables Facility; and

(n) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale, hedging or similar agreement to which TCEH or any Restricted Subsidiary of TCEH is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance solely to the property or assets of TCEH or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and does not extend to any other asset or property of TCEH or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

TCEH will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of TCEH, TCEH Finance, Inc. or any Guarantor), other than TCEH Finance, Inc., a Guarantor, a Foreign Subsidiary or a Receivables Subsidiary, to guarantee the payment of any Indebtedness of TCEH, TCEH Finance, Inc. or any Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee is subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee; and

(2) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against TCEH or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitations on Business Activities of TCEH Finance, Inc.

TCEH Finance, Inc. may not hold assets, become liable for any obligations or engage in any business activities; provided that it may be a co-obligor with respect to the Notes or any other Indebtedness issued by TCEH, and may engage in any activities directly related thereto or necessary in connection therewith. TCEH Finance, Inc. shall be a Wholly-Owned Subsidiary of TCEH at all times.

Reports and Other Information

Notwithstanding that TCEH may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires TCEH to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which TCEH would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided that TCEH shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event TCEH will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time TCEH would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, each of the Parent Guarantor and the Issuer have agreed that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of TCEH is or becomes a Guarantor of the Notes (including the Parent Guarantor), the Indenture permits TCEH to satisfy its obligations in this covenant with respect to financial information relating to TCEH by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to TCEH and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding anything herein to the contrary, TCEH will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until 60 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Required Holders of not less than 30% in principal amount of the Required Debt to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by TCEH or any of its Restricted Subsidiaries or the payment of which is guaranteed by TCEH or any of its Restricted Subsidiaries, other than Indebtedness owed to TCEH or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $250.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $250.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of the Parent Guarantor or any Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Required Holders of at least 30% in principal amount of the Required Debt may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture provides that the Required Holders of a majority in aggregate principal amount of the Required Debt by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Required Holders of at least 30% in principal amount of the Required Debt have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Required Holders of a majority in principal amount of the Required Debt have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Required Holders of a majority in principal amount of the Required Debt are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that TCEH is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and TCEH is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer, the Parent Guarantor or any other Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer, the Parent Guarantor or the other Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer’s and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the TCEH Senior Secured Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, the TCEH Senior Secured Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Required Holders of at least a majority in principal amount of the Required Debt, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Required Debt, and any existing Default or compliance with any provision of the Indenture, the Notes issued thereunder or any Guarantee may be waived with the consent of the Required Holders of a majority in principal amount of the Required Debt, other than Required Debt beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Required Debt).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Required Holders of at least a majority in aggregate principal amount of the Required Debt and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of Exchange Notes or private exchange notes, which are identical to Exchange Notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Obligations, in any property or assets; or

(14) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the Indenture to reflect an appropriate minimum denominations of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes.

In addition, the terms of the Indenture permit the Issuer, the Guarantors and the Trustee to amend or supplement the Indenture at any time, without the consent of any Holder, to provide for the issuance of Additional Notes and Required Debt in accordance with the terms of the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Required Holders of a majority in principal amount of the Required Debt will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the applicable Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) (A) with respect to Cash Pay Notes, the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Cash Pay Note at November 1, 2011 (such redemption price being set forth in the tables appearing under the caption “Optional Redemption—Cash Pay Notes”), plus (ii) all required interest payments due on such Cash Pay Note through November 1, 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Cash Pay Note, or

(B) with respect to the Toggle Notes, the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Toggle Note at November 1, 2012 (such redemption price being set forth in the table appearing under “Optional Redemption—Toggle Notes”), plus (ii) all required interest payments (calculated based on the cash interest rate payable on the Toggle Notes) due on such Toggle Note through November 1, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Toggle Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of TCEH or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment (including any such equipment that has been refurbished in contemplation of such disposition) in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of TCEH in a manner permitted pursuant to the provisions described under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $75.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of TCEH to TCEH or by TCEH or a Restricted Subsidiary of TCEH to another Restricted Subsidiary of TCEH;

(f) to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries;

(k) any financing transaction with respect to property built or acquired by TCEH or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) [Intentionally omitted];

(m) sales, transfers and other dispositions (i) of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(n) [Intentionally omitted];

(o) [Intentionally omitted];

(p) [Intentionally omitted];

(q) any Casualty Event provided the net proceeds therefrom are deemed to be Net Proceeds and are applied in accordance with the second paragraph under “Repurchase at the Option of Holders—Asset Sales” or TCEH or such Restricted Subsidiary delivers to the Trustee a Restoration Certificate with respect to plans to invest (and reinvests within 450 days from the date of receipt of the Net Proceeds);

(r) the execution of (or amendment to), settlement of or unwinding of any Hedging Obligation in the ordinary course of business;

(s) any disposition of mineral rights (other than coal and lignite mineral rights), provided the net proceeds therefrom are deemed to be Net Proceeds and are applied in accordance with the second paragraph under “Repurchase at the Option of Holders—Asset Sales”;

(t) any sale, transfer or other disposal of any real property that is (i) primarily used or intended to be used for mining which has either been reclaimed, or has not been used for mining in a manner which requires reclamation, and in either case has been determined by TCEH not to be necessary for use for mining, (ii) used as buffer land, but no longer serves such purpose or its use is restricted such that it will continue to be buffer land, or (iii) was acquired in connection with power generation facilities, but has been determined by TCEH to no longer be commercially suitable for such purpose;

(u) [Intentionally omitted];

(v) dispositions of power, capacity, heat rate, renewable energy credits, waste by-products, energy, electricity, coal and lignite, oil and other petroleum based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing, in each case in the ordinary course of business;

(w) [Intentionally omitted];

(x) any disposition of assets in connection with salvage activities, provided the net proceeds therefrom are deemed to be Net Proceeds and are applied in accordance with the second paragraph under “Repurchase at the Option of Holders—Asset Sales”; and

(y) any sale, transfer or other disposition of any assets required by any Government Authority; provided the net proceeds therefrom are deemed to be Net Proceeds and are applied in accordance with the second paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations existing on the Closing Date (i) that were not included on the balance sheet of TCEH as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment shall for all purposes not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) euros or any national currency of any participating member state of the EMU or such local currencies held by TCEH and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government) with maturities, unless such securities are deposited to defease Indebtedness, of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Casualty Event” means any taking under power of eminent domain or similar proceeding and any insured loss; provided that any such taking or similar proceeding or insured loss that results in Net Proceeds of less than $75.0 million shall not be deemed a Casualty Event.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor or TCEH and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) TCEH becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of TCEH or any of its direct or indirect parent companies; or

(3) at any time, EFH Corp. shall cease to own directly or indirectly beneficially and of record at least a majority of the total voting power of the voting stock of TCEH.

“Closing Date” means October 10, 2007.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral Posting Facility” means any senior cash posting credit facility, the size of which is capped by the mark-to-market loss, inclusive of any unpaid settlement amounts, of TCEH and its subsidiaries on a hypothetical portfolio of commodity swaps, forwards and futures transactions that correspond to or replicate all or a portion of actual transactions by TCEH and its subsidiaries that are outstanding on, or entered into from time to time on or after, the Closing Date.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, nuclear fuel costs, depletion of coal or lignite reserves, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances or any Collateral Posting Facility or similar facilities, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding, (u) accretion of asset retirement obligations and accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of the Existing Notes or other Indebtedness in connection with the application of purchase accounting, (w) any Additional Interest and any comparable “additional interest” with respect to other securities, (x) amortization of reacquired Indebtedness, deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including Transaction fees and expenses to the extent incurred on or prior to December 31, 2008), severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative effect of a change in accounting principles during such period shall be excluded;

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by TCEH, shall be excluded;

(5) the Net Income for such period of any Person that (a) is not a Subsidiary, (b) is an Unrestricted Subsidiary or (c) is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of TCEH shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of TCEH will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to TCEH or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of all adjustments (including the effects of such adjustments pushed down to TCEH and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(8) any net after-tax effect of income (loss) attributable to the early extinguishment of Indebtedness (other than Hedging Obligations) shall be excluded;

(9) any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of TCEH or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded;

(12) accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded;

(13) to the extent covered by insurance and actually reimbursed, or, so long as TCEH has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within

180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(14) any net after-tax effect of unrealized income (loss) attributable to Hedging Obligations or other derivative instruments shall be excluded; and

(15) any benefit from any fair market value of any contract as recorded on the balance sheet at the time of the Transactions shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by TCEH and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from TCEH and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by TCEH or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (y) the aggregate amount of EBITDA of TCEH for the period of the most recently ended four full consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Secured Indebtedness” means Consolidated Total Indebtedness secured by a Lien on any assets of TCEH or any of its Restricted Subsidiaries.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (1) the aggregate amount of all outstanding Indebtedness of TCEH and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, debt obligations evidenced by promissory notes and similar instruments, letters of credit (only to the extent of any unreimbursed drawings thereunder) and Obligations in respect of Capitalized Lease Obligations, plus (2) the aggregate amount of all outstanding Disqualified Stock of TCEH and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, less (3) the aggregate amount of all Unrestricted Cash and less (4) all Deposit L/C Loans and Incremental Deposit L/C Loans outstanding on such date of determination. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by TCEH.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Covered Commodity” means any energy, electricity, generation capacity, power, heat rate, congestion, natural gas, nuclear fuel (including enrichment and conversion), diesel fuel, fuel oil, other petroleum-based liquids, coal, lignite, weather, emissions and other environmental credits, waste by-products, renewable energy credit, or any other energy related commodity or service (including ancillary services and related risks (such as location basis)).

“Credit Facilities” means, with respect to TCEH or any of its Restricted Subsidiaries, one or more debt facilities, including the TCEH Senior Secured Facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit L/C Loan” means Deposit L/C Loans under, and as defined in, the TCEH Senior Secured Facilities.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by TCEH or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of TCEH, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of TCEH or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by TCEH or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of TCEH or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of TCEH or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by TCEH or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period.

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, franchise, excise, value-added and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period, deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1) (u), (v), (w), (x), (y) and (z) of the definition thereof, and, in each such case, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by such Person and its Restricted Subsidiaries, by the Indenture (including a refinancing transaction or amendment or other modification of any debt instrument) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes, the TCEH Senior Secured Facilities, the TCEH Senior Interim Facilities and any Receivables Facility, (ii) any amendment or other modification of the Notes, (iii) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and (iv) any charges or non-recurring merger costs as a result of any such transaction, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions after the Closing Date, costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” and deducted (and not added back) in calculating Consolidated Net Income; plus

(i) the amount of net cost savings projected by TCEH in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period and added to EBITDA until fully realized), net of the amount of actual benefits realized during such period from such actions; provided that (w) such cost savings are reasonably identifiable and factually supportable, (x) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and some portion of the benefit is expected to be realized within 12 months of taking such action, (y) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (e) above with respect to such period and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sales of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in calculating Consolidated Net Income; plus

(k) any costs or expense incurred by TCEH or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of TCEH or net cash proceeds of an issuance of Equity Interests (other than Disqualified Stock) of TCEH (or any direct or indirect parent thereof) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) Expenses Relating to a Unit Outage; provided that the only Expenses Relating to a Unit Outage that may be included in EBITDA shall be, without duplication, (i) up to $250.0 million per fiscal year of Expenses Relating to a Unit Outage incurred within the first 12 months after any planned or unplanned outage of any Unit by reason of any action by any regulatory body or other Government Authority or to comply with any applicable law, and (ii) up to $100.0 million per fiscal year of Expenses Relating to a Unit Outage incurred within the first 12 months after any planned outage of any Unit for purposes of expanding or upgrading such Unit;

(m) cash receipts (or any netting arrangements resulting in increased cash receipts) not added in arriving at EBITDA or Consolidated Net Income in any period to the extent the non-cash gains relating to such receipts were deducted in the calculation of EBITDA pursuant to paragraph (2) below for any previous period and not added; and

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, (b) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such expenditures were added in the calculation of EBITDA pursuant to paragraph (1) above for any previous period and not deducted, and (c) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in a non-Wholly Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income.

“EFH Corp.” means Energy Future Holdings Corp.

“EFH Corp. Notes” means the $2,000,000,000 aggregate principal amount of 10.875% Senior Notes due 2017 and the $2,500,000,000 aggregate principal amount of 11.250%/12.000% Senior Toggle Notes due 2017 issued by EFH Corp. and any PIK notes issued (or increase in principal amount) as payment of interest thereon.

“EFH Senior Interim Facility” means the senior interim loan agreement dated as of the Closing Date by and among EFH Corp., as borrower, the lenders party thereto in their capacities as lenders thereunder and Morgan Stanley Senior Funding, Inc., as Administrative Agent, including any guarantee instruments and agreements executed in connection therewith and any amendments, supplements, modifications or restatements thereof.

“Energy Future Competitive Holdings” means Energy Future Competitive Holdings Company.

“Energy Future Intermediate Holding Company” means Energy Future Intermediate Holding Company LLC.

“Environmental CapEx Debt” means Indebtedness of TCEH or any of its Restricted Subsidiaries incurred for the purpose of financing Environmental Capital Expenditures.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Capital Expenditures” means capital expenditures deemed necessary by TCEH or its Restricted Subsidiaries to comply with, or in anticipation of having to comply with, Environmental Law or otherwise undertaken voluntarily by TCEH or any of its Restricted Subsidiaries in connection with environmental matters.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of TCEH or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to TCEH’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of TCEH; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERCOT” means the Electric Reliability Council of Texas.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means any notes issued in exchange for the Notes pursuant to the Registration Rights Agreement or similar agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by TCEH after the Closing Date from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of TCEH or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or TCEH) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of TCEH.

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of TCEH on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Notes” means

•	Parent Guarantor’s Floating Rate Junior Subordinated Debentures, Series D due 2037;

•	Parent Guarantor’s 8.175% Fixed Junior Subordinated Debentures, Series E due 2037;

•	TCEH’s 6.125% Senior Notes due 2008;

•	TCEH’s 7.000% Senior Notes due 2013;

•	Parent Guarantor’s 7.460% Fixed Secured Bonds with amortizing payments to 2015;

•	Parent Guarantor’s 7.480% Fixed Secured Bonds;

•	Parent Guarantor’s 9.580% Fixed Notes due in semi-annual installments to 2019;

•	Parent Guarantor’s 8.254% Fixed Notes due in quarterly installments to 2021;

Pollution Control Revenue Bonds—Brazos River Authority:

•	5.400% Fixed Series 1994A due May 1, 2029;

•	7.700% Fixed Series 1999A due April 1, 2033;

•	6.750% Fixed Series 1999B due September 1, 2034;

•	7.700% Fixed Series 1999C due March 1, 2032;

•	Floating Rate Series 2001A due October 1, 2030;

•	5.750% Fixed Series 2001C due May 1, 2036;

•	Floating Rate Series 2001D due May 1, 2033;

•	Floating Rate Taxable Series 2001I due December 1, 2036;

•	Floating Rate Series 2002A due May 1, 2037;

•	6.750% Fixed Series 2003A due April 1, 2038;

•	6.300% Fixed Series 2003B due July 1, 2032;

•	6.750% Fixed Series 2003C due October 1, 2038;

•	5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014;

•	5.000% Fixed Series 2006 due March 1, 2041;

Pollution Control Revenue Bonds—Sabine River Authority of Texas:

•	6.450% Fixed Series 2000A due June 1, 2021;

•	5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011;

•	5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011;

•	5.200% Fixed Series 2001C due May 1, 2028;

•	5.800% Fixed Series 2003A due July 1, 2022;

•	6.150% Fixed Series 2003B due August 1, 2022;

Pollution Control Revenue Bonds—Trinity River Authority of Texas:

•	6.250% Fixed Series 2000A due May 1, 2028;

in each case to the extent outstanding on the Closing Date.

“Existing Notes Indentures” means each of the indentures or other documents containing the terms of the Existing Notes.

“Existing Parent Guarantor Notes” means

•	Parent Guarantor’s Floating Rate Junior Subordinated Debentures, Series D due 2037;

•	Parent Guarantor’s 8.175% Fixed Junior Subordinated Debentures, Series E due 2037;

•	Parent Guarantor’s 7.460% Fixed Secured Bonds with amortizing payments to 2015;

•	Parent Guarantor’s 7.480% Fixed Secured Bonds;

•	Parent Guarantor’s 9.580% Fixed Notes due in semi-annual installments to 2019;

•	Parent Guarantor’s 8.254% Fixed Notes due in quarterly installments to 2021;

in each case to the extent outstanding on the Closing Date.

“Existing EFH Corp. Notes” means:

•	EFH Corp. 5.550% Fixed Senior Notes Series P due 2014;

•	EFH Corp. 6.500% Fixed Senior Notes Series Q due 2024;

•	EFH Corp. 6.550% Fixed Senior Notes Series R due 2034;

•	EFH Corp. Floating Convertible Senior Notes due 2033;

•	EFH Corp. 6.375% Series C Senior Notes due 2008; and

•	EFH Corp. 4.800% Series O Senior Notes due 2009,

in each case to the extent outstanding on the Closing Date.

“Expenses Relating to a Unit Outage” means any expenses or other charges as a result of any outage or shut-down of any Unit, including any expenses or charges relating to (a) restarting any such Unit so that it may be placed back in service after such outage or shut-down, (b) purchases of power, natural gas or heat rate to meet commitments to sell, or offset a short position in, power, natural gas or heat rate that would otherwise have been met or offset from production generated by such Unit during the period of such outage or shut-down, net of the expenses not in fact incurred (including fuel and other operating expenses) that would have been incurred absent such outage or shut down and (c) starting up, operating, maintaining and shutting down any other Unit that would not otherwise have been operating absent such outage or shut-down, including the fuel and other operating expenses to the extent in excess of the expenses not in fact incurred (including fuel and other operating costs)

that would have been incurred absent such outage or shut down, incurred to start-up, operate, maintain and shut-down such Unit and that are required during the period of time that the shut-down or outaged Unit is out of service in order to meet the commitments of such shut-down or outaged Unit to sell, or offset a short position in, power, natural gas or heat rate.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that TCEH or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by TCEH or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into TCEH or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of TCEH. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of TCEH to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as TCEH may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date.

“Government Authority” means any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation ERCOT.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means the Parent Guarantor and each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Obligations” means with respect to any Person, the obligations of such Person under (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, commodity transportation agreements, fuel storage agreements, netting agreements (including Netting Agreements), capacity agreement and commercial or trading agreements, each with respect to the purchase, sale, exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, sale, lease or hedge of, any Covered Commodity price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Incremental Deposit L/C Loans” means Incremental Deposit L/C Loans under, and as defined in, the TCEH Senior Secured Facilities.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person provided that the amount of Indebtedness of such first Person for purposes of this clause (3) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such first Person in good faith;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities or (c) amounts payable by TCEH and any Restricted Subsidiary in connection with retail clawback or other regulatory transition issues.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of TCEH, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc.

“Intercompany Loan” means a senior, unsubordinated loan by TCEH or any of its Restricted Subsidiaries to EFH Corp., with an interest rate commensurate with an arm’s length relationship, guaranteed by any Subsidiary of EFH Corp. that has guaranteed any Indebtedness of EFH Corp. and (if outstanding at the time any such proceeds are received) requiring repayment with up to $1,250.0 million of proceeds received by EFH Corp. or any of its Subsidiaries (other than the Oncor Subsidiaries) from the sale of Equity Interests in, Indebtedness of, or all or substantially all of the assets (in one transaction or a series of related transactions) of any of the Oncor Subsidiaries or any direct or indirect parent of the Oncor Subsidiaries.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among TCEH (or any of its direct or indirect parent companies) and its (or their) Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of TCEH in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to TCEH’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of TCEH at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, TCEH shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) TCEH’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to TCEH’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by TCEH.

“Investors” means Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., J.P. Morgan Ventures Corporation, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and LB I Group and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means the first date on which any Notes are issued pursuant to the Indenture. The Initial Cash Pay Notes were originally issued on October 31, 2007.

“Issuer” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Issuer” shall be deemed to mean the board of directors of the Issuer when the fair market value is equal to or in excess of $500.0 million (unless otherwise expressly stated).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Necessary CapEx Debt” means Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred for the purpose of financing Necessary Capital Expenditures.

“Necessary Capital Expenditures” means capital expenditures by the Issuer and its Restricted Subsidiaries that are required by applicable law (other than Environmental Law) or otherwise undertaken voluntarily for health and safety reasons (other than as required by Environmental Law). The term “Necessary Capital Expenditures” does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by TCEH or any of its Restricted Subsidiaries in respect of any Asset Sale (including a Casualty Event), including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale (including a Casualty Event), net of the direct costs relating to such Asset Sale (including a Casualty Event) and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by TCEH or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by TCEH or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Netting Agreement” shall mean a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement or Permitted Contract.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Oncor Electric Delivery Facility” means the revolving credit agreement to be entered into as of the Closing Date by and among Oncor Electric Delivery, as borrower, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Oncor Holdings” means Oncor Electric Delivery Holdings LLC.

“Oncor Subsidiaries” means the Subsidiaries of Energy Future Intermediate Holding Company, including Oncor Holdings and its subsidiaries.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between TCEH or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors, members of management (including directors) of EFH Corp. or its Subsidiaries who on the Closing Date are (or will be at any time prior to the first anniversary of the Closing Date) holders of Equity Interests of TCEH (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of TCEH or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in TCEH or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by TCEH or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, TCEH or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date;

(6) any Investment acquired by TCEH or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by TCEH or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by TCEH or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the second paragraph of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of TCEH or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness of TCEH or any of its Restricted Subsidiaries permitted under the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, fuel (including all forms of nuclear fuel), supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of TCEH, are necessary or advisable to effect any Receivables Facility for the benefit of TCEH or any of its Restricted Subsidiaries;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $25.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) any loans to, letters of credit issued on behalf of, EFH Corp. or any of its Restricted Subsidiaries under the EFH Corp. Notes, and any refinancings thereof, for working capital purposes, in each case made in the ordinary course of business and consistent with past practices;

(19) any Investment in Shell Wind in an aggregate amount not to exceed $1,500.0 million; and

(20) one or more letters of credit in an aggregate amount not to exceed $170.0 million posted by a Restricted Subsidiary in favor of an Oncor Subsidiary to secure that Restricted Subsidiary’s contractual obligations to that Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business (including in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity) or otherwise constituting Permitted Investments;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey or title exceptions or irregularities, minor encumbrances, easements or reservations of, or rights of others for, licenses, permits, conditions, covenants, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12) or (13) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (13) relate only to Refinancing Indebtedness that serves to refund or refinance Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4) or (12) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and (b) Liens securing Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (4) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so financed, purchased, constructed or improved;

(7) Liens existing on the Closing Date (other than Liens in favor of the lenders under the TCEH Senior Secured Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by TCEH or any of its Restricted Subsidiaries;

(9) Liens on property at the time TCEH or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into TCEH or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by TCEH or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to TCEH or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations of TCEH or its Restricted Subsidiaries incurred under clause (10) of the second paragraph under “Certain—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such agreements were entered into in the ordinary course of business and not for speculative purposes (as determined by TCEH in its reasonable discretion acting in good faith) and, in the case of any commodity Hedging Obligations or any Hedging Obligation of the type described in clause (c) of the definition of “Hedging Obligations,” entered into in order to hedge against or manage fluctuations in the price or availability of any Covered Commodity);

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of TCEH or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by TCEH and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of TCEH or any Restricted Subsidiary that is a Guarantor;

(16) [Intentionally omitted];

(17) Liens on accounts receivable, other Receivables Facility assets, or accounts into which collections or proceeds of Receivables Facility assets are deposited, in each case in connection with a Receivables Facility for the benefit of TCEH or its Restricted Subsidiaries;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $100.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, and (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(25) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by TCEH or any of its Subsidiaries are located;

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of TCEH or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of TCEH and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of TCEH or any of its Restricted Subsidiaries in the ordinary course of business;

(27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by TCEH or any Restricted Subsidiary in the ordinary course of business;

(28) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of TCEH or any of its Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(29) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of TCEH or any of its Restricted Subsidiaries, provided that such agreements are entered into in the ordinary course of business (including in respect of construction and restoration activities);

(30) any restrictions on any stock or stock equivalents or other joint venture interests of TCEH or any of its Restricted Subsidiaries providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such stock or stock equivalents or interest of such Person, if a security interest or other Lien is created on such stock or stock equivalents or interest as a result thereof and other similar Liens;

(31) [Intentionally omitted];

(32) Liens and other exceptions to title, in either case on or in respect of any facilities of TCEH or any of its Restricted Subsidiaries, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of business of TCEH or any of its Restricted Subsidiaries, taken as a whole; and

(33) Liens on cash and Cash Equivalents (i) deposited by TCEH or any of its Restricted Subsidiaries in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds or (ii) pledged or deposited as collateral by TCEH or any of its Restricted Subsidiaries with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii) above, with respect to: (A) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (1) natural gas, (2) electricity, (3) coal and lignite, (4) petroleum¬based liquids, (5) oil, (6) nuclear fuel (including enrichment and conversion), (7) emissions or other environmental credits, (8) waste byproducts, (9) weather, (10) power and other generation capacity, (11) heat rate, (12) congestion, (13) renewal energy credit, or (14) any other energy-related commodity or services or derivative (including ancillary services and related risk (such as location basis); (B) any contracts or transactions for the purchase, processing, transmission, transportation, distribution, sale, lease, hedge or storage of, or any other services related to any commodity or service identified in subparts (1)—(14) above, including any capacity agreement; (C) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (1)—(14) above, or to any interest rate or currency rate management activities; (D) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any netting agreement or any agreement described in this clause (33); (E) any agreement combining part or all of a netting agreement or part or all of any of the agreements described in this clause (33); (E) any document relating to any agreement described in this clause (33) that is filed with a Government Authority and any related service agreements; or (F) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements (such agreements described in clauses (A) through (F) of this clause (33) being collectively, “Permitted Contracts”), Netting Agreements,

Hedging Obligations and letters of credit supporting Permitted Contracts, Netting Agreements and Hedging Obligations;

(34) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(35) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of TCEH and its Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(36) any zoning land use, environmental or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of TCEH or any of its Restricted Subsidiaries, taken as a whole;

(37) any Liens arising by reason of deposits with or giving of any form of security to any Government Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Issuer or any of its Restricted Subsidiaries to maintain self-insurance or participate in any fund for liability on any insurance risks;

(38) Liens, restrictions, regulations, easements, exceptions or reservations of any Government Authority applying particularly to nuclear fuel;

(39) rights reserved to or vested in any Government Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of applicable law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(40) Liens arising under any obligations or duties affecting any of the property of TCEH or any of its Restricted Subsidiaries to any Government Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(41) rights reserved to or vested in any Government Authority to use, control or regulate any property of such person;

(42) any obligations or duties, affecting the property of TCEH or any of its Restricted Subsidiaries, to any Government Authority with respect to any franchise, grant, license or permit;

(43) a set-off or netting rights granted by TCEH or any Subsidiary of TCEH pursuant to any agreements related to Hedging Obligations, Netting Agreements or Permitted Contracts solely in respect of amounts owing under such agreements;

(44) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment described under “Permitted Investments” to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction excluded from the definition described under “Asset Sale,” in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(45) rights of first refusal and purchase options in favor of Aluminum Company of America (“Alcoa”) to purchase Sandow Unit 4 and/or the real property related thereto, as described in (i) the Sandow Unit 4 Agreement dated August 13, 1976, as amended, between Alcoa and Texas Power & Light Company (“TPL”) and (ii) Deeds dated March 14, 1978 and July 21, 1980, as amended, executed by Alcoa conveying to TPL the Sandow Four real property; and

(46) any amounts held by a trustee in the funds and accounts under any indenture securing any revenue bonds issued for the benefit of TCEH or any of its Restricted Subsidiaries.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction, repair, restoration, replacement, expansion or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise, incurred in respect of capital expenditures (including Environmental CapEx Debt and Necessary CapEx Debt).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by TCEH in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the applicable Notes or other investment publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by TCEH which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to TCEH or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which TCEH or any of its Restricted Subsidiaries purports to sell its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Redemption Date” has the meaning set forth under “Optional Redemption.”

“Registration Rights Agreement” means, as applicable (1) the Registration Rights Agreement relating to the Initial Cash Pay Notes, dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers, (2) the Registration Rights Agreement relating to the Series B Cash Pay Notes, dated as of the issue date of the Series B Cash Pay Notes, among the Issuer and the other parties thereto, (3) the Registration Rights Agreement relating to the Toggle Notes, dated as of the Toggle Notes issue date, among the Issuer and the other parties thereto and (4) with respect to any Additional Notes, any registration rights agreement among the Issuer and the other parties thereto relating to the registration by the Issuer of such Additional Notes under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by TCEH or a Restricted Subsidiary in exchange for assets transferred by TCEH or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Required Debt” means, with respect to any action, on any date, the outstanding principal amount of:

(1) the Notes (including any Additional Notes),

(2) the Senior Term Loans under the TCEH Senior Interim Facility (excluding any Senior Term Loans held by Defaulting Lenders (as defined in the TCEH Senior Interim Facility),

(3) the Senior Notes (as defined in the TCEH Senior Interim Facility), and

(4) any other senior unsecured securities issued by the Issuer to refinance or replace any of the items described in clauses (2) and (3) of this definition (including any additional securities of the same series)

at such date, other than, in each case, any such debt beneficially owned by the Issuer or its Affiliates, voting as a single class, except to the extent prohibited by law; provided that (a) Required Debt shall only include debt described in clauses (2) through (4) of this definition, to the extent such debt would require the consent of the holders of the debt described in this definition voting as a single class to take such action, except to the extent described below in clause (b) and (c); (b) if any amendment, waiver or other action would disproportionately affect the holders of the Series B Cash Pay Notes, the Initial Cash Pay Notes or the Toggle Notes, Required Debt shall mean the Series B Cash Pay Notes, the Initial Cash Pay Notes or the Toggle Notes, as the case may be, voting as a single class and the debt described in clauses (1) through (4) voting as a single class; and (c) if any amendment, waiver or other action would affect (i) only the Notes, with equal effect on each series of the Cash Pay Notes and the Toggle Notes, (ii) only the Series B Cash Pay Notes, (iii) only the Initial Cash Pay Notes or (iv) only the Toggle Notes, Required Debt shall mean the Notes, the Series B Cash Pay Notes, the Initial Cash Pay Notes or the Toggle Notes, as the case may be, voting as a single class without the debt described in clauses (2) through (4) of this definition.

“Required Holders” means Persons holding the Required Debt.

“Restoration Certificate” shall mean, with respect to any Casualty Event, an Officer’s Certificate provided to the Trustee prior to the 365th day after such Casualty Event has occurred certifying (a) that TCEH or such Restricted Subsidiary intends to use the proceeds received in connection with such Casualty Event to repair, restore or replace the property or assets in respect of which such Casualty Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed within the later of (x) 450 days after the date on which cash proceeds with respect to such Casualty Event were received and (y) 180 days after delivery of such Restoration Certificate.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of TCEH (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by TCEH or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by TCEH or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of TCEH or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor (other than the Parent Guarantor) outstanding under the TCEH Senior Secured Facilities, the TCEH Senior Interim Facility or the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any such Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Issuer or any such Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) of the Issuer or any Guarantor (other than the Parent Guarantor) owing to a Lender (as defined in the TCEH Senior Secured Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor (other than the Parent Guarantor) permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to TCEH or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Shell Wind” means a joint venture with Shell WindEnergy Inc. (or a similar entity) in which TCEH and its Restricted Subsidiaries have up to a 50% ownership interest relating to the joint development of a 3,000 megawatt wind project in Texas and other renewable energy projects in Texas.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business conducted or proposed to be conducted by TCEH and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and EFH Corp.

“Subordinated Indebtedness” means,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TCEH” means Texas Competitive Electric Holdings Company LLC.

“TCEH Senior Interim Facility” means the interim loan agreement dated as of the Closing Date, by and among the Parent Guarantor, as guarantor, TCEH, as borrower, the guarantors party thereto, the lenders party thereto in their capacities as lenders thereunder and Morgan Stanley Senior Funding, Inc., as Administrative Agent, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications or restatements thereof.

“TCEH Senior Secured Facilities” means the credit agreement dated as of the Closing Date by and among the Parent Guarantor, as guarantor, TCEH, as borrower, the other guarantors party thereto the lenders party thereto in their capacities as lenders thereunder and Citibank N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Total Assets” means the total assets of TCEH and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of TCEH or such other Person as may be expressly stated.

“Transactions” means the transactions contemplated by the Transaction Agreement, the TCEH Senior Interim Facility, the EFH Senior Interim Facility, borrowings under the TCEH Senior Secured Facilities, the Oncor Electric Delivery Facility and any Receivables Facility as in effect on the Closing Date and any repayments of indebtedness in connection therewith.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of February 25, 2007, among Merger Sub, Texas Holdings and EFH Corp.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to (x) November 1, 2011, in the case of the Cash Pay Notes, and (y) November 1, 2012, in the case of the Toggle Notes; provided, however, that if the period from the Redemption Date to November 1, 2011 or November 1, 2012, as the case may be, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unit” means an individual power plant generation system comprised of all necessary physically connected generators, reactors, boilers, combustion turbines and other prime movers operated together to independently generate electricity.

“Unrestricted Cash” means, as of any date, without duplication, (a) all cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by the covenant described under “Certain Covenants—Liens” and Liens permitted by clause (23), subclauses (i) and (ii) of clause (26) and clause (33) of the definition of Permitted Liens, included in the cash and cash equivalents accounts listed on the consolidated balance sheet of TCEH and its Restricted Subsidiaries as of such date and (b) all unrestricted margin deposits related to commodity positions listed on the consolidated balance sheet of Issuer and the Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of TCEH (other than TCEH Finance, Inc.) which at the time of determination is an Unrestricted Subsidiary (as designated by TCEH, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

TCEH may designate any Subsidiary of TCEH (including any existing Subsidiary and any newly acquired or newly formed Subsidiary but excluding TCEH Finance, Inc.) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, TCEH or any Subsidiary of TCEH (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by TCEH;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of TCEH or any Restricted Subsidiary.

TCEH may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) TCEH could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for TCEH and its Restricted Subsidiaries would be greater than such ratio for TCEH and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by TCEH shall be notified by TCEH to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of TCEH or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY SETTLEMENT AND CLEARANCE

The notes are represented by one or more global notes in registered form without interest coupons (collectively, the “global notes”). The global notes have been deposited with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the placement agents), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	DTC will credit portions of the principal amount of the global notes to the accounts of the Participants; and

•

ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. All interests in a global note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Additional Interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or either trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

•	there has occurred and is continuing an event of default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the global notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such global notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the global notes by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus. Unless otherwise stated, this summary deals only with notes held as capital assets (generally, property held for investment).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of the notes (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors regarding the tax consequences of an investment in the notes.

This summary does not represent a detailed description of the U.S. federal income and estate tax consequences that may be applicable to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. You should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain Tax Consequences to the Company

Because (i) the yield-to-maturity on the toggle notes equals or exceeds the sum of (x) the “applicable federal rate” (as determined under Section 1274(d) of the Code) in effect for the calendar month in which the toggle notes were issued (the “AFR”) and (y) 5 percentage points, (ii) the maturity date of the toggle notes is more than five years from the date of issue and (iii) the toggle notes have “significant” original issue discount (“OID”), the toggle notes are considered “applicable high yield discount obligations”. Therefore we will not be allowed to take a deduction for interest (including OID) accrued on the toggle notes for U.S. federal income tax purposes until such time as we actually pay such interest (including OID) in cash or in other property (other than stock or debt issued by us or by a person deemed to be related to us under Section 453(f)(1) of the Code).

Moreover, because the yield-to-maturity on the toggle notes exceeds the sum of (x) the AFR and (y) 6 percentage points (such excess shall be referred to hereinafter as the “Disqualified Yield”), the deduction for interest (including OID) accrued on the toggle notes will be permanently disallowed (regardless of whether we actually pay such interest or OID in cash or in other property) for U.S. federal income tax purposes to the extent such interest or OID is attributable to the Disqualified Yield on the toggle notes (“Dividend-Equivalent Interest”).

Certain Tax Consequences to U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to U.S. holders of the notes.

Cash-Pay Notes

Payments of Interest on Cash-Pay Notes. Interest on a cash-pay note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Market Discount. If you purchase a cash-pay note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a cash-pay note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the cash-pay note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the cash-pay note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium. If you purchase a cash-pay note for an amount in excess of its principal amount, you will be considered to have purchased the cash-pay note at a “premium.” You generally may elect to amortize the premium over the remaining term of the cash-pay note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the cash-pay note.

Sale, Exchange, Retirement, or Other Taxable Disposition of Cash-Pay Notes. Upon the sale, exchange, retirement, or other taxable disposition of a cash-pay note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition (less an amount equal to any accrued interest, which will be taxable as interest income to the extent not previously included in income as discussed above) and the adjusted tax basis of the cash-pay note. Your adjusted tax basis in a cash-pay note will, in general, be your cost for that cash-pay note increased by any market discount previously included in income and reduced by any amortized premium. Except as described above with respect to market discount, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Series B Cash-Pay Notes

Payments of Interest on Series B Cash-Pay Notes. Except as set forth below, “qualified stated interest” (as defined below) on a Series B cash-pay note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount. The Series B cash-pay notes are treated as having been issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the Series B cash-pay notes other than “qualified stated interest”) and their “issue price.” You generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the Series B cash-pay notes, even if denominated as interest, to the extent such payments do not constitute “qualified stated interest.”

The “issue price” of each Series B cash-pay note is the first price at which a substantial amount of the Series B cash-pay notes were sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The stated interest payments on the Series B cash-pay notes are qualified stated interest.

The amount of OID that you must include in income will generally equal the sum of the “daily portions” of OID with respect to the Series B cash-pay note for each day during the taxable year or portion of the taxable year in which you held such Series B cash-pay note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a Series B cash-pay note may be of any length and may vary in length over the term of the Series B cash-pay note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•

the product of the Series B cash-pay note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The yield to maturity of the Series B cash-pay note is the discount rate that causes the present value of all payments on the note as of its original issue date to equal the issue price of such note.

The “adjusted issue price” of a Series B cash-pay note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below. We are required to provide information returns stating the amount of OID accrued on Series B cash-pay notes held by persons of record other than corporations and other holders exempt from information reporting.

You may elect to treat all interest on a Series B cash-pay note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which you acquired the Series B cash-pay note, and may not be revoked without the consent of the Internal Revenue Service (“IRS”). You should consult with your own tax advisors about this election.

Market Discount. If you purchase a Series B cash-pay note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Series B cash-pay note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the Series B cash-pay note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Series B cash-pay note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium. If you purchase a Series B cash-pay note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Series B cash-pay note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that Series B cash-pay note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the Series B cash-pay note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a Series B cash-pay note for an amount in excess of the sum of all amounts payable on the Series B cash-pay note after the purchase date other than qualified stated interest, you will be considered to have purchased the Series B cash-pay note at a premium and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the Series B cash-pay note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Series B cash-pay note.

Sale, Exchange, Retirement, or Other Taxable Disposition of Series B Cash-Pay Notes. Upon the sale, exchange, retirement, or other taxable disposition of a Series B cash-pay note, you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income as discussed above) and the adjusted tax basis of the Series B cash-pay note. Your adjusted tax basis in a Series B cash-pay note will, in general, be your cost for that Series B cash-pay note increased by any OID or market discount previously included in income, and reduced by any amortized premium. Except as described above with respect to market discount, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Toggle Notes

Original Issue Discount. Because the toggle notes provide us with the option to pay PIK interest in lieu of paying cash interest in any interest payment period until November 1, 2012, and because the issue price of the toggle notes is actually less than their stated redemption price at maturity, the toggle notes are treated as having been issued with OID, as described below. The issuance of PIK Notes generally is not treated as a payment of interest. Instead, the toggle note and any PIK Notes issued in respect of PIK interest thereon are treated as a single debt instrument under the OID rules.

The toggle notes are treated as having been issued with OID in an amount equal to the difference between their “stated redemption price at maturity” (the sum of all payments to be made on the toggle notes other than “qualified stated interest”) and their “issue price.” You generally must include OID in gross income in advance of the receipt of cash attributable to that income.

The “issue price” of each toggle note is the first price at which a substantial amount of the toggle notes were sold (other than to an underwriter, placement agent or wholesaler). The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Because we have the option in any interest payment period until November 1, 2012 to make interest payments in PIK interest instead of paying cash, the stated interest payments on the toggle notes are not qualified stated interest.

The amount of OID that you must include in income will generally equal the sum of the “daily portions” of OID with respect to the toggle note for each day during the taxable year or portion of the taxable year in which you held such toggle note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a toggle note may be of any length and may vary in length over the term of the toggle note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the product of the toggle note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The yield to maturity of the toggle note is the discount rate that causes the present value of all payments on the note as of its original issue date to equal the issue price of such note. For purposes of determining the yield to maturity, the assumption is that we will pay interest in cash and not exercise the option to pay PIK interest, except in respect of any period in which we actually elect to pay PIK interest.

The “adjusted issue price” of a toggle note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any cash payments previously made on such toggle note. We are required to provide information returns stating the amount of OID accrued on toggle notes held by persons of record other than corporations and other holders exempt from information reporting.

If we in fact pay interest in cash on the toggle notes, you will not be required to adjust your OID inclusions. Each payment made in cash under a toggle note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal. You generally will not be required to include separately in income cash payments received on the toggle notes to the extent such payments constitute payments of previously accrued OID or payments of principal.

With respect to any interest payment period for which we exercise our option to pay interest in the form of PIK interest, including the interest period related to the May 1, 2009 interest payment date, your OID calculation for future periods will be adjusted by treating the toggle note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such interest payment period, and recalculating the yield to maturity of the reissued note by treating the amount of PIK interest (and of any prior PIK interest) as a payment that will be made on the maturity date of such note.

The rules regarding OID are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax advisors regarding their application.

Applicable High Yield Discount Obligations. For purposes of the dividends-received deduction, the Dividend-Equivalent Interest, as defined above under “Certain Tax Consequences to the Company”, will be treated as a dividend to the extent it is deemed to have been paid out of our current or accumulated earnings and profits. Accordingly, if you are a corporation, you may be entitled, subject to applicable limitations, to take a dividends-received deduction with respect to any Dividend-Equivalent Interest received by you on such toggle note.

Market Discount. If you purchase a toggle note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a toggle note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the toggle note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the toggle note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium. If you purchase a toggle note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the toggle note after the purchase date, you will be considered to have purchased that toggle note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the toggle note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a toggle note for an amount in excess of the sum of all amounts payable on the toggle note after the purchase date, you will be considered to have purchased the toggle note at a premium and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the toggle note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the toggle note.

Sale, Exchange, Retirement, or Other Taxable Disposition of Toggle Notes. Upon the sale, exchange, retirement, or other taxable disposition of a toggle note (or a PIK Note), you generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement, or other taxable disposition and the adjusted tax basis of the toggle note (or the PIK Note). Your adjusted tax basis in a toggle note will, in general, be your cost for the toggle note, increased by OID or market discount previously included in income, and reduced by any amortized premium and any cash payments on the toggle note. Although not free from doubt, your adjusted tax basis in the toggle note should be allocated between the original toggle note and any PIK Notes received in respect of PIK interest thereon in proportion to their relative principal amounts. Your holding period in any PIK Note received in respect of PIK interest would likely be identical to your holding period for the original toggle note with respect to which the PIK Note was received. Except as described above with respect to market discount, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

U.S. Federal Withholding Tax. The 30% U.S. federal withholding tax will not apply to any payment of interest (which for these purposes includes OID) on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes (including OID) is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	you are not a bank whose receipt of interest (including OID) on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest (including OID) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of a note.

U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to U.S. federal income tax on that interest (including OID) on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided you furnish us with a properly executed IRS Form W-8 ECI as discussed above in “—U.S. Federal Withholding Tax” are satisfied) in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID), subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

If a non-U.S. holder of notes is described in the first bullet point above, any gain realized upon a sale, exchange, retirement, or other taxable disposition of the notes will be subject to U.S. federal income tax in the same manner as effectively connected interest as described above. If a non-U.S. holder of notes is described in the second bullet point above, any gain realized upon a sale, exchange, retirement, or other taxable disposition of the notes will be subject to U.S. federal income tax at a statutory rate of 30%, which gain may be offset by certain losses.

U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—U.S. Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on the notes and to the proceeds of sale or other disposition (including retirement or a redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

In general, we must report to the IRS and to you the amount of interest (including OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest (including OID) on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code and we have received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including retirement or a redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the notes by employee benefit plans that are subject to ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.

In considering an investment in the notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, the Guarantors or the Market Maker, are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the acquisition and holding of the notes are Section 408(b)(17) of ERISA, Section 4975(a)(20) of the Code and the U.S. Department of Labor prohibited transaction class exemption (“PTCE”) 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each holder and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder or transferee to acquire or hold the notes or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the notes or any interest therein by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the acquisition and holding of the notes.

PLAN OF DISTRIBUTION

This prospectus is to be used by the Market Maker and its affiliates in connection with offers and sales of the notes in market-making transactions in the secondary market effected from time to time.

The Market Maker and its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

From time to time, the Market Maker and its affiliates have provided, and may in the future provide from time to time, investment banking and commercial banking services and financial advisory services to us for which they have in the past received, and may in the future receive, customary fees. In addition, the Market Maker and certain of its affiliates have provided, and may in the future provide from time to time, certain investment banking and commercial banking services and financial advisory services for certain of our subsidiaries and for the members of the Sponsor Group and certain of their affiliates, for which they have received, or will receive, customary fees.

The Market Maker is one of the members of the Sponsor Group. See “The Transactions-Equity Contributions.” The Sponsor Group indirectly owns approximately 60% of our capital stock on a fully-diluted basis through its investment in Texas Holdings, which owns approximately 99% of EFH Corp.’s capital stock. Affiliates of the Market Maker may be deemed, as a result of their ownership of approximately 27% of Texas Capital’s outstanding units and certain provisions of Texas Capital’s LLC Agreement, to have shared voting or dispositive power over Texas Holdings. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Beneficial Ownership of Common Stock of EFH Corp.”

Each of Scott Lebovitz, Kenneth Pontarelli and Thomas Ferguson, who are members of EFH Corp.’s board of directors, are employees of the Market Maker or its affiliates.

An affiliate of the Market Maker is a co-documentation agent, joint lead arranger and joint lead bookrunner for, and a lender under, the TCEH Senior Secured Facilities. This affiliate is also the sole lead arranger, sole bookrunner and posting agent for the TCEH Commodity Collateral Posting Facility. An affiliate of the Market Maker is a co-documentation agent, joint lead arranger and joint lead bookrunner for, and a lender under, the Oncor Revolving Credit Facility. The Market Maker acted as dealer manager for the offers to purchase and consent solicitations with respect to the Specified Notes. See “The Transactions—Debt Repayment.”

The Market Maker acted as an initial purchaser in connection with the original sale of the notes on October 31, 2007, as well as the sale of the TCEH Notes, and received a customary underwriting discount in connection with those transactions. The Market Maker and/or its affiliates currently own, and may from time to time trade, the notes for their own accounts in connection with their principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future, the Market Maker and/or its affiliates may, from time to time, own notes as a result of market-making activities.

We have been advised by the Market Maker that, subject to applicable laws and regulations, the Market Maker or is affiliates currently intend to make a market in the notes. However, the Market Maker is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See “Risk Factors—Risks Related to the Notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.”

Pursuant to registration rights agreement entered into among us and representatives of the Market Maker, we have agreed to indemnify the Market Maker against certain liabilities, including liabilities under the Securities Act. The registration rights agreement also provides that we will bear all expenses in connection with the performance of our obligations relating to the market-making activities of the Market Maker and its affiliates.

LEGAL MATTERS

The validity and enforceability of the notes and the related guarantees will be passed upon for us by Andrew M. Wright, Vice President & Associate General Counsel of EFH Corporate Services Company, Dallas, Texas. Mr. Wright beneficially owns 75,000 shares of common stock of EFH Corp., including 25,000 shares issuable upon exercise of vested options. In addition, Mr. Wright has stock options to purchase an additional 225,000 shares of common stock of EFH Corp. at a price per share equal to $5.00.

EXPERTS

The financial statements as of December 31, 2007 (successor) and 2006 (predecessor) and for the period from October 11, 2007 through December 31, 2007 (successor), the period from January 1, 2007 through October 10, 2007 (predecessor) and for the years ended December 31, 2006 and 2005 (predecessor), included in this prospectus and the related financial statement schedule included elsewhere in the registration statement of which this prospectus forms a part have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the merger of EFH Corp. with Merger Sub, the accounting for the contribution of certain subsidiaries, assets and liabilities from EFH Corp in a manner similar to a pooling of interests, EFC Holdings’ adoption of FIN 39-1 and the reclassification of results of its commodity hedging and trading activities on a retrospective basis), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended September 30, 2008 and 2007 which is included in this prospectus, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included herein (which report includes an explanatory paragraph related to the accounting for the contribution of certain subsidiaries, assets and liabilities from EFH Corp in a manner similar to a pooling of interests and the reclassification of results of its commodity hedging and trading activities on a retrospective basis), they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

EFC Holdings will file annual, quarterly and current reports, and other information with the SEC. You may read and copy any document EFC Holdings has or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

We have agreed that even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will nonetheless file with the SEC and make available to the trustee and to holders of notes the reports specified in “Description of Notes—Certain Covenants—Reports and Other Information,” subject to the provisions described in that section.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

GLOSSARY

Other than under the caption “Description of the Notes,” where a different meaning for a term or abbreviation listed below is provided, when the following terms and abbreviations appear in the text of this prospectus, they have the meanings indicated below.

1999 Restructuring Legislation	Texas Electric Choice Plan, the legislation that restructured the electric utility industry in Texas to provide for retail competition

2007 year-end Financial Statements	These audited financial statements include the consolidated balance sheets of EFC Holdings and subsidiaries as of December 31, 2007 and 2006 and the related statements of consolidated income (loss), comprehensive income (loss), cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2007 and the related notes to the financial statements

Adjusted EBITDA	Adjusted EBITDA means EBITDA adjusted to exclude non-cash items, unusual items and other adjustments allowable under certain debt arrangements of TCEH. See the definition of EBITDA below. Adjusted EBITDA and EBITDA are not recognized terms under GAAP and, thus, are non-GAAP financial measures. EFC Holdings is providing TCEH’s Adjusted EBITDA in this prospectus (see reconciliation in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Covenants and Restrictions Under Financing Arrangements”) solely because of the important role that Adjusted EBITDA plays in respect of the certain covenants contained in the debt arrangements. EFC Holdings does not intend for Adjusted EBITDA (or EBITDA) to be an alternative to net income as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP. Additionally, EFC Holdings does not intend for Adjusted EBITDA (or EBITDA) to be used as a measure of free cash flow available for management’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, TCEH’s presentation of Adjusted EBITDA (and EBITDA) may not be comparable to similarly titled measures of other companies.

Capgemini	Capgemini Energy LP, a subsidiary of Cap Gemini North America Inc. that provides business process support services to EFC Holdings and its subsidiaries

CO2	carbon dioxide

EBITDA	Refers to earnings (net income) before interest expense, income taxes, depreciation and amortization. See the definition of Adjusted EBITDA above.

EFC Holdings	Refers to Energy Future Competitive Holdings Company, a direct wholly-owned subsidiary of EFH Corp. and the direct parent of TCEH, and/or its consolidated subsidiaries, depending on context.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its consolidated subsidiaries, depending on context. Its major subsidiaries include TCEH and Oncor.

EITF 02-3	Emerging Issues Task Force Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”

EPA	US Environmental Protection Agency

EPC	engineering, procurement and construction

ERCOT	Electric Reliability Council of Texas, the independent system operator and the regional coordinator of various electricity systems within Texas

ERISA	Employee Retirement Income Security Act of 1974, as amended

Exchange Act	Securities Exchange Act of 1934, as amended

FASB	Financial Accounting Standards Board, the designated organization in the private sector for establishing standards for financial accounting and reporting

FERC	US Federal Energy Regulatory Commission

FIN	Financial Accounting Standards Board Interpretation

FIN 39-1	FASB Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39, (Offsetting of Amounts Related to Certain Contracts – an Interpretation of APB Opinion No. 10 and FASB Statement No. 105)

FIN 46R	FIN No. 46R (Revised 2003), “Consolidation of Variable Interest Entities”

FIN 47	FIN No. 47, “Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143”

FIN 48	FIN No. 48, “Accounting for Uncertainty in Income Taxes”

Fitch	Fitch Ratings, Ltd. (a credit rating agency)

FSP	FASB Staff Position

FSP SFAS 157-3	FASB Staff Position SFAS 157-3, “Determining the fair value of a Financial Asset when the market for that Asset is not Active.”

GAAP	generally accepted accounting principles

GWh	gigawatt-hours

historical service territory	the territory, largely in north Texas, being served by EFH Corp.’s regulated electric utility subsidiary at the time of entering retail competition on January 1, 2002

Intermediate Holding	Refers to Energy Future Intermediate Holding Company LLC, a direct wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.

IRS	US Internal Revenue Service

kV	kilovolts

kWh	kilowatt-hours

LIBOR	London Interbank Offered Rate. An interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

Luminant	Refers to wholly-owned subsidiaries of TCEH engaged in competitive market activities consisting of electricity generation, development and construction of new generation facilities, wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas. These entities include Luminant Construction, Luminant Energy and Luminant Power.

Luminant Construction	Refers to the operations of TCEH established for the purpose of developing and constructing new generation facilities.

Luminant Energy	Luminant Energy Company LLC, an indirect wholly-owned subsidiary of TCEH that engages in certain wholesale markets activities

Luminant Operating System	Refers to a program to drive ongoing productivity improvements in Luminant Power’s operations through application of lean operating techniques and deployment of a high-performance industrial culture.

Luminant Power	Refers to subsidiaries of TCEH engaged in electricity generation activities.

market heat rate	Heat rate is a measure of the efficiency of converting a fuel source to electricity. The market heat rate is based on the price offer of the marginal supplier in Texas (generally natural gas plants) in generating electricity and is calculated by dividing the wholesale market price of electricity by the market price of natural gas.

Merger	The transaction referred to in “Merger Agreement” (defined immediately below) that was completed on October 10, 2007.

Merger Agreement	Agreement and Plan of Merger, dated February 25, 2007, under which Texas Holdings agreed to acquire TXU Corp.

Merger Sub	Texas Energy Future Merger Sub Corp, a Texas corporation and a wholly-owned subsidiary of Texas Holdings that was merged into EFH Corp. on October 10, 2007

MMBtu	million British thermal units

Moody’s	Moody’s Investors Services, Inc. (a credit rating agency)

MW	megawatts

MWh	megawatt-hours

NERC	North American Electric Reliability Corporation

NOx	nitrogen oxide

NRC	US Nuclear Regulatory Commission

Oncor	Refers to Oncor Electric Delivery Company LLC, a direct subsidiary of Oncor Holdings and indirect subsidiary of EFH Corp., and/or its consolidated bankruptcy-remote financing subsidiary, Oncor Electric Delivery Transition Bond Company LLC, depending on context, that is engaged in regulated electricity transmission and distribution activities.

Oncor Holdings	Refers to Oncor Electric Delivery Holdings Company LLC, a direct wholly-owned subsidiary of Intermediate Holding and the direct parent of Oncor.

OPEB	other postretirement employee benefit

price-to-beat rate	residential and small business customer electricity rates established by the PUCT that (i) were required to be charged in a REP’s historical service territories until the earlier of January 1, 2005 or the date when 40% of the electricity consumed by such customer classes was supplied by competing REPs, adjusted periodically for changes in fuel costs, and (ii) were required to be made available to those customers until January 1, 2007

PUCT	Public Utility Commission of Texas

PURA	Texas Public Utility Regulatory Act

Purchase accounting	The purchase method of accounting for a business combination as prescribed by SFAS 141 whereby the cost or “purchase price” of a business combination, including the amount paid for the equity and direct transaction costs are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

REP	retail electric provider

RRC	Railroad Commission of Texas, which has oversight of lignite mining activity

S&P	Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies Inc. (a credit rating agency)

SEC	US Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

September 30, 2008 Financial Statements	These unaudited financial statements include the condensed consolidated balance sheets of EFC Holdings and subsidiaries as of September 30, 2008 and December 31, 2007 and the related condensed statements of consolidated income (loss) and consolidated comprehensive income (loss) for the three- and nine-month periods ended September 30, 2008 and 2007, and of consolidated cash flows for the nine-month periods ended September 30, 2008 and 2007 and the related notes to the financial statements.
SFAS	Statement of Financial Accounting Standards issued by the FASB

SFAS 5	SFAS No. 5, “Accounting for Contingencies”

SFAS 34	SFAS No. 34, “Capitalization of Interest Cost”

SFAS 87	SFAS No. 87, “Employers’ Accounting for Pensions”

SFAS 106	SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”

SFAS 109	SFAS No. 109, “Accounting for Income Taxes”

SFAS 115	SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”

SFAS 123R	SFAS No. 123 (revised 2004), “Share-Based Payment”

SFAS 133	SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted

SFAS 140	SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125”

SFAS 141	SFAS No. 141, “Business Combinations”

SFAS 141R	SFAS No. 141R (revised 2007), “Business Combinations”

SFAS 142	SFAS No. 142, “Goodwill and Other Intangible Assets”

SFAS 143	SFAS No. 143, “Accounting for Asset Retirement Obligations”

SFAS 144	SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”

SFAS 146	SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”

SFAS 157	SFAS No. 157, “Fair Value Measurements”

SFAS 158	SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”

SFAS 159	SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”

SFAS 160	SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”

SFAS 161	SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133”

SG&A	selling, general and administrative

SO2	sulfur dioxide

Sponsor Group	Collectively, the investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and GS Capital Partners, an affiliate of Goldman Sachs & Co. (See Texas Holdings below.)

TCEH	Refers to Texas Competitive Electric Holdings Company LLC, a direct wholly-owned subsidiary of EFC Holdings and an indirect wholly-owned subsidiary of EFH Corp., and/or its consolidated subsidiaries, depending on context, that are engaged in electricity generation, wholesale and retail energy markets and development and construction activities. Its major subsidiaries include Luminant and TXU Energy.

TCEH Finance	Refers to TCEH Finance, Inc., a direct wholly-owned subsidiary of TCEH, formed for the sole purpose of serving as co-issuer with TCEH of certain debt securities.

TCEH Senior Secured Facilities	Refers collectively to the TCEH Initial Term Loan Facility, TCEH Delayed Draw Term Loan Facility, TCEH Revolving Credit Facility, TCEH Letter of Credit Facility and TCEH Commodity Collateral Posting Facility. See Note 16 to the 2007 year-end Financial Statements and Note 7 to the September 30, 2008 Financial Statements for details of these facilities.

TCEQ	Texas Commission on Environmental Quality

Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership controlled by the Sponsor Group that is the direct parent of EFH Corp.

TXU Energy	Refers to TXU Energy Retail Company LLC, a direct wholly-owned subsidiary of TCEH engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

TXU Fuel	TXU Fuel Company, a former subsidiary of TCEH

TXU Generation Development	Refers to TXU Generation Development Company LLC, a direct, wholly-owned subsidiary of EFH Corp. established for the purpose of developing new generation facilities. This subsidiary did not become a subsidiary of TCEH in connection with the Merger.

U.S. or US	United States of America

USCAP	US Climate Action Partnership

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Energy Future Competitive Holdings Company:

We have reviewed the accompanying condensed consolidated balance sheet of Energy Future Competitive Holdings Company and subsidiaries (“EFC Holdings”) as of September 30, 2008, and the related condensed statements of consolidated income (loss) and comprehensive income (loss) for the three-month and nine-month periods ended September 30, 2008 and 2007, and cash flows for the nine-month periods ended September 30, 2008 and 2007. These interim financial statements are the responsibility of EFC Holdings’ management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the condensed consolidated financial statements, EFC Holdings accounted for the contribution of certain subsidiaries, assets, and liabilities from Energy Future Holdings Corp. in a manner similar to a pooling of interests. Also, as discussed in Note 1 to the condensed consolidated financial statements, EFC Holdings reclassified the results of its commodity hedging and trading activities on a retrospective basis.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Energy Future Competitive Holdings Company and subsidiaries as of December 31, 2007, and the related statements of consolidated income (loss), comprehensive income (loss), cash flows, and shareholders’ equity for the period from October 11, 2007 through December 31, 2007 (successor) and the period from January 1, 2007 through October 10, 2007 (predecessor); and in our report dated September 24, 2008 (which report includes an explanatory paragraph related to EFC Holdings’ change in basis of accounting beginning October 11, 2007, the contribution of certain subsidiaries, assets, and liabilities from Energy Future Holdings Corp. accounted for in a manner similar to a pooling of interests, the adoption of the provisions of FASB Staff Position No. FIN 39-1 and reclassification of results of its commodity hedging and trading activities on a retrospective basis), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2007 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

Dallas, Texas

November 5, 2008

(November 25, 2008 as to Note 15)

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

CONDENSED STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Operating revenues	$3,258	$2,572	$7,809	$6,624
Fuel, purchased power costs and delivery fees	(1,923)	(1,184)	(4,646)	(3,086)
Net gain (loss) from commodity hedging and trading activities	6,045	462	(248)	(607)
Operating costs	(158)	(138)	(501)	(451)
Depreciation and amortization	(296)	(84)	(827)	(245)
Selling, general and administrative expenses	(172)	(151)	(495)	(439)
Franchise and revenue-based taxes	(26)	(25)	(73)	(79)
Other income (Note 5)	2	20	8	55
Other deductions (Note 5)	(531)	34	(550)	20
Interest income	20	110	44	300
Interest expense and related charges (Note 14)	(647)	(117)	(1,957)	(315)

Income (loss) before income taxes	5,572	1,499	(1,436)	1,777
Income tax (expense) benefit	(1,986)	(499)	493	(545)

Net income (loss)	$3,586	$1,000	$(943)	$1,232

See Notes to Financial Statements

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(millions of dollars)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Net income (loss)	$3,586	$1,000	$(943)	$1,232
Other comprehensive income (loss), net of tax effects:
Cash flow hedges:
Net increase (decrease) in fair value of derivatives (net of tax benefit (expense) of $75, $(5), $98 and $155)	(139)	7	(182)	(290)
Derivative value net (gains) losses related to hedged transactions recognized during the period and reported in net income (net of tax (expense) benefit of $22, $(6), $45 and $(46))	41	(9)	83	(84)

Total effect of cash flow hedges	(98)	(2)	(99)	(374)

Comprehensive income (loss)	$3,488	$998	$(1,042)	$858

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

(millions of dollars)

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Cash flows – operating activities:
Net income (loss)	$(943)	$1,232
Adjustments to reconcile income (loss) to cash provided by operating activities:
Depreciation and amortization	1,162	294
Deferred income tax benefit – net	(388)	(89)
Effect of Parent’s payment of interest on pushed down debt	126	—
Impairment of emission allowances intangible assets	501	—
Charge related to Lehman bankruptcy	26	—
Unrealized net losses from mark-to-market valuations	221	703
Unrealized net gains from mark-to-market valuations of interest rate swaps	(36)	—
Credit related to impaired leases	—	(48)
Bad debt expense	57	42
Stock-based compensation expense	7	6
Other, net	28	(18)
Changes in operating assets and liabilities:
Margin deposits – net	(236)	(768)
Other	340	(580)

Cash provided by operating activities	865	774

Cash flows – financing activities:
Issuances of securities:
Pollution control revenue bonds	242	—
Other long-term debt	1,035	1,000
Retirements/repurchases of long-term debt
Pollution control revenue bonds	(242)	(143)
Other long-term debt	(157)	(27)
Change in short-term borrowings:
Commercial paper	—	(623)
Banks	2,032	1,630
Distributions paid to parent	—	(851)
Decrease in income tax-related note payable to Oncor	(25)	(24)
Debt discount, financing and reacquisition expenses	(4)	(8)
Other	33	—

Cash provided by financing activities	2,914	954

Cash flows – investing activities:
Net repayments from (advances to) affiliates	(381)	291
Capital expenditures	(1,402)	(1,408)
Nuclear fuel purchases	(112)	(54)
Investment held in money market fund (Note 14)	(242)	—
Purchase of mining-related assets	—	(122)
Proceeds from sale of assets	3	2
Reduction of restricted cash related to pollution control revenue bonds	29	197
Transfer of cash collateral to custodian account	(20)	—
Proceeds from sale of environmental allowances and credits	30	—
Purchases of environmental allowances and credits	(18)	—
Proceeds from sales of nuclear decommissioning trust fund securities	747	402
Investments in nuclear decommissioning trust fund securities	(758)	(413)
Other	2	(2)

Cash used in investing activities	(2,122)	(1,107)

Net change in cash and cash equivalents	1,657	621
Cash and cash equivalents – beginning balance	215	7

Cash and cash equivalents – ending balance	$1,872	$628

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(millions of dollars)

	Successor
	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,872	$215
Investments held in money market fund (Note 14)	242	—
Restricted cash	20	—
Trade accounts receivable – net (Note 6)	1,006	827
Notes receivable from parent	407	25
Income taxes receivable from parent	346	211
Inventories	341	352
Commodity and other derivative contractual assets (Note 10)	1,538	1,126
Accumulated deferred income taxes	7	18
Margin deposits related to commodity positions (Note 10)	766	513
Other current assets	65	73

Total current assets	6,610	3,360

Restricted cash	1,250	1,279
Investments	539	613
Property, plant and equipment – net	21,143	20,545
Goodwill (Note 3)	18,033	18,060
Intangible assets – net (Note 3)	3,351	4,137
Commodity and other derivative contractual assets (Note 10)	340	244
Unamortized debt issuance costs and other noncurrent assets	881	914

Total assets	$52,147	$49,152

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 7)	$2,470	$438
Long-term debt due currently (Note 7)	305	202
Trade accounts payable – nonaffiliates	1,099	754
Trade accounts and other payables to affiliates	190	125
Commodity and other derivative contractual liabilities (Note 10)	1,956	1,108
Margin deposits related to commodity positions (Note 10)	22	5
Accrued taxes other than income	87	56
Accrued interest	635	393
Other current liabilities	244	241

Total current liabilities	7,008	3,322

Accumulated deferred income taxes	5,406	5,900
Commodity and other derivative contractual liabilities (Note 10)	2,456	2,452
Notes or other liabilities due affiliates	263	289
Long-term debt, less amounts due currently (Note 7)	31,562	30,762
Other noncurrent liabilities and deferred credits	2,431	2,424

Total liabilities	49,126	45,149

Commitments and Contingencies (Note 8)
Shareholders’ equity (Note 9):
Common stock without par: Authorized shares – Class A shares – 9,000,000; Class B shares – 171,000,000; Outstanding shares for both periods: Class A shares – 2,062,768; Class B shares – 39,192,594	5,506	5,446
Retained deficit	(2,209)	(1,266)
Accumulated other comprehensive loss	(276)	(177)

Total shareholders’ equity	3,021	4,003

Total liabilities and shareholders’ equity	$52,147	$49,152

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

EFC Holdings is a wholly-owned subsidiary of EFH Corp. and is a Dallas-based holding company that conducts its operations principally through its wholly-owned subsidiary, TCEH. TCEH is a Dallas-based holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including Luminant, which is engaged in electricity generation, development and construction of new generation facilities, wholesale energy sales and purchases and commodity risk management and trading activities, and TXU Energy, which is engaged in retail electricity sales. Commodity risk management and allocation of financial resources are performed at the consolidated level; therefore, there are no reportable business segments.

On October 10, 2007, EFH Corp. completed its Merger with Merger Sub. As a result of the Merger, EFH Corp. became a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

In connection with the Merger, certain wholly-owned subsidiaries of EFH Corp. established for the purpose of developing and constructing new generation facilities became subsidiaries of TCEH, and certain assets and liabilities of other such subsidiaries were transferred to TCEH and its subsidiaries. Those subsidiaries holding impaired construction work-in-process assets related to eight canceled coal-fueled generation units did not become subsidiaries of TCEH. In addition, a wholly-owned subsidiary of EFC Holdings representing a lease trust holding certain combustion turbines became a subsidiary of TCEH. Because these transactions were between entities under the common control of EFH Corp., EFC Holdings accounted for the transactions in a manner similar to a pooling of interests. As a result, historical operations, financial position and cash flows of EFC Holdings and the entities and other net assets contributed are presented on a combined basis for all periods presented. See Note 4 for additional information.

Basis of Presentation

The condensed consolidated financial statements of EFC Holdings have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in its 2007 Annual Report, with the exception of a change in classification to report the results of commodity hedging and trading activities on a separate line item in the income statement instead of within operating revenues, as discussed below, and certain reclassifications in the condensed statements of comprehensive income (loss) to conform to current period presentation. All adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in the 2007 Annual Report. The results of operations for an interim period may not give a true indication of results for a full year. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

The accompanying condensed statements of consolidated income (loss) and comprehensive income (loss) for the three and nine months ended September 30, 2008 and September 30, 2007 and consolidated cash flows for the nine months ended September 30, 2008 and September 30, 2007 are presented as the “Successor” and the “Predecessor,” and relate to periods succeeding and preceding the Merger, respectively. The consolidated financial statements of the Successor reflect the application of purchase accounting in accordance with the provisions of SFAS 141.

Change in Classification of Results from Commodity Hedging and Trading Activities — Effective April 1, 2008, EFC Holdings changed its classification of realized and unrealized net gains and losses from commodity hedging and trading activities such that the results from these activities are reported as a separate line on the income statement. Prior to April 1, 2008, such amounts were included within operating revenues. EFC Holdings believes this change in classification provides users of the financial statements better transparency of underlying revenue trends. Results from commodity hedging and trading activities are volatile as a substantial majority of the activity involves natural gas financial instruments, which are used to economically hedge future cash flows from electricity sales and are marked-to-market in net income. Comparative financial statements of prior periods reflect this reclassification. The following table presents EFC Holdings’ operating revenues as previously reported and reflects the change in classification. There is no effect on reported earnings, the balance sheet or the statement of cash flows as a result of this change in presentation.

	Predecessor
	As Previously Reported	As Reclassified	As Previously Reported	As Reclassified
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Operating revenues	$3,034	$2,572	$6,017	$6,624
Net gain (loss) from commodity hedging and trading activities	n/a	462	n/a	(607)
Net income	1,000	1,000	1,232	1,232

Use of Estimates

Preparation of EFC Holdings’ financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

Purchase Accounting

The Merger has been accounted for under purchase accounting, whereby the total purchase price of the transaction was allocated to EFH Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of net assets acquired was recorded as goodwill. The allocation resulted in a significant amount of goodwill, an increase in the carrying value of property, plant and equipment and deferred income tax liabilities as well as new identifiable intangible assets and liabilities. Purchase accounting impacts, including goodwill recognition, have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their respective fair values as of October 10, 2007. Reported earnings in periods subsequent to the Merger reflect increases in interest, depreciation and amortization expense. See Note 2 for details regarding the effect of purchase accounting.

Changes in Accounting Standards

Effective January 1, 2008, EFC Holdings adopted FSP FIN 39-1, “Amendment of FASB Interpretation No. 39.” This FSP provides additional guidance regarding the offsetting in the balance sheet of cash collateral and derivative fair value asset and liability amounts. As provided for by this new rule, for balance sheet presentation, EFC Holdings elected to not adopt netting of cash collateral, and further to discontinue netting of derivative assets and liabilities under master netting agreements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement 133.” SFAS 161 enhances required disclosures regarding derivatives and hedging activities to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. EFC Holdings is evaluating the impact of this statement on its financial statement disclosures.

In October 2008, the FASB issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” The FSP clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP does not change the fair value measurement principles in SFAS 157. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. EFC Holdings has determined this FSP does not change its approach for measuring fair value of financial assets.

2.    FINANCIAL STATEMENT EFFECTS OF THE MERGER

EFH Corp. accounted for the Merger under purchase accounting in accordance with the provisions of SFAS 141, whereby the total purchase price of the transaction was allocated to EFH Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values as of October 10, 2007. The fair values were determined based upon assumptions related to future cash flows, discount rates, and asset lives as well as factors more unique to EFH Corp., its industry and the competitive wholesale power market that include forward natural gas price curves and market heat rates, retail customer attrition rates, generation plant operating and construction costs, and the effect on generation facility values of lignite fuel reserves and mining capabilities using currently available information. The excess of the purchase price over the fair value of net assets acquired was recorded by EFH Corp. as goodwill, which totaled $22.9 billion at September 30, 2008.

Purchase accounting impacts, including goodwill recognition, have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their fair values as of October 10, 2007. The assignment of purchase price was based on the relative estimated enterprise value of EFC Holdings’ operations as of the date of the Merger using discounted cash flow methodologies and resulted in EFC Holdings recording $18.0 billion of goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (billions of dollars):

Purchase price assigned to EFC Holdings		$28.2
Property, plant and equipment	20.3
Intangible assets	4.4
Other assets	3.9

Total assets acquired	28.6

Short-term borrowings and long-term debt	6.1
Deferred tax liabilities	6.6
Other liabilities	5.7

Total liabilities assumed	18.4
Net identifiable assets acquired.		10.2

Goodwill.		$18.0

Management believes the drivers of the goodwill amount include the incremental value of the future cash flow potential of the baseload generation facilities, including facilities under construction, over the values assigned to those assets under purchase accounting rules, considering the market-pricing mechanisms and growth potential in the ERCOT market, as well as the value derived from the scale of the retail business.

The purchase price allocation at September 30, 2008 is substantially complete; however, additional analysis with respect to the value of certain assets, contractual arrangements and contingent liabilities could result in a change in the total amount of goodwill. SFAS 141 requires that the purchase price allocation be completed no later than one year from the date of the Merger. In September 2008, additional exit liabilities totaling $10 million related to termination pursuant to the Merger of certain contractual agreements were recorded. This amount is expected to be paid by the first quarter of 2009.

Unaudited Pro Forma Financial Information

The following unaudited pro forma results of operations assume that the Merger-related transactions occurred on January 1, 2007. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of what EFC Holdings’ results of operations would have been if the Merger-related transactions had occurred on that date, or what EFC Holdings’ results of operations will be for any future periods.

For the three months ended September 30, 2007, unaudited pro forma revenues and net income were $2.574 billion and $530 million, respectively. Pro forma adjustments for the three months ended September 30, 2007 consist of incremental depreciation and amortization expense (including amounts recognized in revenues or fuel and purchased power costs) of $151 million, interest expense of $572 million and income tax benefits of $253 million. For the nine months ended September 30, 2007, unaudited pro forma revenues and net loss were $6.631 billion and $178 million, respectively. Pro forma adjustments for the nine months ended September 30, 2007 consist of incremental depreciation and amortization expense (including amounts recognized in revenues or fuel and purchased power costs) of $453 million, interest expense of $1.716 billion and income tax benefits of $759 million.

3.    GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

EFC Holdings’ goodwill as of September 30, 2008 totaled $18.0 billion and as of December 31, 2007 totaled $18.1 billion, representing the allocated portion of the Merger purchase price over the fair value of EFC Holdings’ assets and liabilities, as discussed in Note 2. None of this goodwill balance is being deducted for tax purposes.

Potential Impairment of Goodwill

Key measures in assessing the fair value of EFC Holdings, including equity values of comparable companies and forward natural gas prices, experienced significant volatility and general declines in the third quarter as the credit crisis has impacted worldwide markets. As a result of these market movements, management considered whether an assessment of the carrying value of goodwill, in accordance with the provisions of SFAS 142, should be performed as of September 30, 2008.

In consideration of long-term valuation drivers and trends specific to EFC Holdings and recently completed and proposed relevant transactions, management believes that the fundamental value of the business has not changed materially, and considering the volatility in the markets during September 2008, determined that it would be premature to conclude that market declines as of the end of the third quarter are other than temporary. Management intends to reassess market conditions prior to the issuance of EFC Holdings’ year-end financial statements. EFC Holdings’ annual goodwill assessment date under SFAS 142 falls in the fourth quarter.

Under the SFAS 142 goodwill impairment analysis, if at the assessment date, EFC Holdings’ book value exceeded its estimated enterprise value, then the estimated enterprise value would be compared to the estimated fair values of EFC Holdings’ operating assets (including identifiable intangible assets) and liabilities at the assessment date, and the resultant implied goodwill amount would then be compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount would be written off as an impairment charge. Because any decline in enterprise value would likely be accompanied by a decline in the fair value of assets, particularly generation plants, it is possible that implied goodwill would approximate recorded goodwill, and no impairment would arise as a result of this analysis.

Identifiable Intangible Assets

Identifiable intangible assets are comprised of the following:

	Successor
	As of September 30, 2008			As of December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Retail customer relationship	$463	$118	$345	$463	$79	$384
Favorable purchase and sales contracts	715	197	518	702	68	634
Capitalized in-service software	50	10	40	41	3	38
Environmental allowances and credits	984	96	888	1,525	19	1,506
Mining development costs	11	1	10	—	—	—

Total intangible assets subject to amortization	$2,223	$422	1,801	$2,731	$169	2,562

Trade name (not subject to amortization)			1,436			1,436
Mineral interests (not currently subject to amortization)			114			139

Total intangible assets			$3,351			$4,137

Amortization expense related to identifiable intangible assets consisted of:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Retail customer relationship	$13	$—	$39	$—
Favorable purchase and sales contracts	9	—	115	—
Capitalized in-service software	2	2	8	4
Environmental allowances and credits	28	—	77	—

Total amortization expense	$52	$2	$239	$4

As discussed in Note 2, purchase accounting impacts have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their fair values as of October 10, 2007. As part of that process, EFC Holdings identified the following separately identifiable and previously unrecognized intangible assets acquired:

•

Retail Customer Relationship — Retail customer relationship intangible asset represents the value of TXU Energy’s non-contracted customer base and is being amortized using an accelerated method based on customer attrition rates and reflecting the pattern in which economic benefits are realized over their estimated useful life. Amortization expense related to the retail customer relationship intangible asset is reported as part of depreciation and amortization expense in the income statement.

•

Favorable Purchase and Sales Contracts — Favorable purchase and sales contracts intangible asset primarily represents the above market value of commodity contracts for which: 1) EFC Holdings has made the “normal” purchase or sale election allowed by SFAS 133 or 2) the contracts did not meet the definition of a derivative. The amortization periods of these intangible assets are based on the terms of the contracts, and the expense is reported as part of revenues or fuel and purchased power costs in the income statement as appropriate. Unfavorable purchase and sales contracts are recorded as other noncurrent liabilities and deferred credits (see Note 14).

•

Trade name — The trade name intangible asset represents the value of the TXU Energy trade name, and as an indefinite-lived asset is not subject to amortization. This intangible asset will be evaluated for impairment at least annually (as of October 1) in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

•

Environmental Allowances and Credits — This intangible asset represents the fair value of environmental allowances and credits held by EFC Holdings, substantially all of which were expected to be used in its power generation activity. These credits will be amortized to fuel and purchased power costs utilizing a units-of-production method.

Impairment of Certain Intangible Assets

In March 2005, the EPA issued regulations called the Clean Air Interstate Rule (CAIR) for 28 states, including Texas, where EFC Holdings’ generation facilities are located. CAIR required reductions of SO2 and NOx emissions from power generation facilities in such states. The SO2 reductions were beyond the reductions required under the Clean Air Act’s existing acid rain cap-and-trade program (the Acid Rain Program). CAIR also established a new regional cap-and-trade program for NOx emissions reductions.

In July 2008, the US Court of Appeals for the D.C. Circuit (the D.C. Circuit Court) invalidated CAIR. The D.C. Circuit Court did not overturn the existing cap-and-trade program for SO2 reductions under the Acid Rain Program.

In the second quarter of 2008, EFC Holdings determined that certain of its SO2 allowances had decreased materially in value, likely driven by litigation that resulted in the July 2008 decision from the D.C. Circuit Court invalidating CAIR. Accordingly, EFC Holdings recorded a $2 million (before deferred income tax benefit) impairment of certain SO2 allowances.

Based on the D.C. Circuit Court’s ruling, EFC Holdings recorded a non-cash impairment charge to earnings in the third quarter of 2008. EFC Holdings impaired NOx allowances in the amount of $401 million (before deferred income tax benefit). As a result of the D.C. Circuit Court’s decision, as it stands, NOx allowances would no longer be needed, and thus there would not be an actively traded market for such allowances. Consequently, the NOx allowances held by EFC Holdings would likely have very little value absent reversal of the D.C. Circuit Court’s decision or promulgation of new rules by the EPA. In addition, EFC Holdings impaired SO2 allowances in the amount of $98 million (before deferred income tax benefit). While the D.C. Circuit Court did not invalidate the Acid Rain Program, EFC Holdings would have more SO2 allowances than it would need to comply with the Acid Rain Program. While there continues to be a market for SO2 allowances, the D.C. Circuit Court’s decision has resulted in a material decrease in the market price of SO2 allowances.

The impairment amounts recorded in the second and third quarters of 2008 were reported in other deductions.

At this time EFC Holdings cannot predict the final outcome of the D.C. Circuit Court’s decision, including whether the D.C. Circuit Court will grant the EPA’s request for rehearing or revise its decision to allow CAIR to remain in place during any Court-ordered revision of CAIR by the EPA.

Estimated Amortization of Intangible Assets — The estimated aggregate amortization expense of intangible assets for each of the five succeeding fiscal years from December 31, 2007 is as follows:

Year	Successor
2008	$336
2009	443
2010	258
2011	213
2012	152

4.    CONTRIBUTIONS OF ENTITIES AND NET ASSETS TO EFC HOLDINGS

In connection with the Merger, EFH Corp. contributed all of the outstanding equity of certain subsidiaries to TCEH. In addition, EFH Corp. subsidiaries contributed certain assets and liabilities to TCEH. These contributions consisted largely of assets and liabilities associated with the three new lignite-fueled generation units currently under development and certain natural gas hedge positions. Because these transactions were between entities under the common control of EFH Corp., EFC Holdings accounted for the transactions in a manner similar to a pooling of interests. As a result, historical operations, financial position and cash flows of EFC Holdings and the entities and other net assets contributed are presented on a combined basis for all periods presented.

The following table presents the revenues, net losses from commodity hedging and trading activities and net income (loss) of the entities contributed and the combined amounts presented in EFC Holdings’ consolidated income statements.

	Predecessor
	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Revenues:
EFC Holdings	$2,572	$6,624
Contributed subsidiaries	—	—

Combined	$2,572	$6,624

Net gain (loss) from commodity hedging and trading activities(a):
EFC Holdings	$320	$(317)
Contributed subsidiaries	142	(290)

Combined	$462	$(607)

Net income (loss):
EFC Holdings	$897	$1,408
Contributed subsidiaries	103	(176)

Combined	$1,000	$1,232

(a)	Commodity hedging and trading activities were previously reported within revenues. See Note 1.

5.    OTHER INCOME AND DEDUCTIONS

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Other income:
Amortization of gain on sale of TXU Fuel business	$—	$12	$—	$35
Penalty received for nonperformance under a coal transportation agreement	—	3	—	6
Mineral rights royalty income	1	3	3	7
Net gain on sale of assets	—	1	—	1
Other	1	1	5	6

Total other income	$2	$20	$8	$55

Other deductions:
Impairment of emission allowances intangible assets (Note 3)	$499	$—	$501	$—
Charge related to Lehman bankruptcy(a)	26	—	26	—
Charge related to termination of rail car lease(b)	—	10	—	10
Credit related to impaired leases(c)	—	(48)	—	(48)
Litigation/regulatory settlements	—	—	7	5
Equity losses — unconsolidated affiliates	3	2	8	5
Other	3	2	8	8

Total other deductions	$531	$(34)	$550	$(20)

(a)	Represents reserve established against amounts due (excluding termination related costs) from subsidiaries of Lehman Brothers Holdings Inc. arising from commodity hedging and trading activities. There are no open positions with these subsidiaries.
(b)	Represents costs associated with termination and refinancing of a rail car lease.
(c)	In 2004, EFC Holdings recorded a liability of $157 million for leases of certain natural gas-fueled combustion turbines, net of estimated sublease revenues, that were no longer operated for its own benefit. In the third quarter of 2007, a reduction in the liability was recorded to reflect new subleases entered into in October 2007. The remaining $59 million liability was eliminated as part of purchase accounting as EFC Holdings operates these assets for its own benefit after the Merger.

6.    TRADE ACCOUNTS RECEIVABLE AND SALE OF RECEIVABLES PROGRAM

Sale of Receivables

Certain subsidiaries of EFC Holdings engaged in retail sales of electricity participate in an accounts receivable securitization program established by EFH Corp., the activity under which is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, such subsidiaries (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy-remote direct subsidiary of EFH Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities).

As of September 30, 2008, the program funding to the originators totaled $700 million, which is the maximum amount currently available under the accounts receivable securitization program. The amount of customer deposits held by the originators can reduce the amount of undivided interests that can be sold, thus reducing funding available under the program, during periods in which TCEH’s long-term senior unsecured debt rating is lower than investment grade. Funding availability for all originators can be reduced by 100% of the originators’ customer deposits if TCEH’s credit rating is lower than Ba3/BB-; 50% if TCEH’s credit rating is between Ba3/BB- and Ba1/BB+; and zero % if TCEH’s credit rating is at least Baa3/BBB-. Although TCEH’s credit ratings were lower than Ba3/BB- as of September 30, 2008, the originators’ customer deposits, which totaled $111 million, did not reduce funding availability at that date since the amount of undivided interests that otherwise could be sold exceeded the $700 million program limit.

All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, reflect seasonal variations in the level of accounts receivable, changes in collection trends as well as other factors such as changes in sales prices and volumes. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests. The balance of the subordinated notes issued to subsidiaries of EFC Holdings, which is reported in trade accounts receivable, totaled $340 million and $296 million at September 30, 2008 and December 31, 2007, respectively.

The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities. The discount also funds a servicing fee paid by TXU Receivables Company to EFH Corporate Services Company, a direct wholly-owned subsidiary of EFH Corp. The program fees, also referred to as losses on sale of the receivables under SFAS 140, consist primarily of interest costs on the underlying financing. The servicing fee compensates EFH Corporate Services Company for the collection agent services being performed, including the maintenance of detailed accounts receivable collection records. The program and servicing fees represent essentially all the net incremental costs of the program to EFC Holdings and are reported in SG&A expenses. Fee amounts were as follows:

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Program fees	$7	$8	$18	$25
Program fees as a percentage of average funding (annualized)	4.2%	6.0%	5.2%	6.3%
Servicing fees	1	1	3	3

The accounts receivable balance reported in the September 30, 2008 consolidated balance sheet has been reduced by $1.040 billion face amount of trade accounts receivable sold to TXU Receivables Company, partially offset by the inclusion of $340 million of subordinated notes receivable from TXU Receivables Company. Funding under the program increased $337 million and $47 million for the nine month periods ending September 30, 2008 and 2007, respectively. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable balance approximated fair value due to the short-term nature of the collection period.

Activities of TXU Receivables Company related to EFC Holdings were as follows:

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Cash collections on accounts receivable	$4,881	$5,015
Face amount of new receivables purchased	(5,263)	(5,322)
Discount from face amount of purchased receivables	22	28
Program fees paid	(18)	(25)
Servicing fees paid	(3)	(3)
Increase in subordinated notes payable	44	260

Operating cash flows provided to EFC Holdings under the program	$(337)	$(47)

The program may be terminated upon the occurrence of a number of specified events, including if the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds, and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator. In addition, the program may be terminated if TXU Receivables Company or EFH Corporate Services Company, as collection agent, shall default in any payment with respect to debt in excess of $50,000 in the aggregate for TXU Receivables Company and EFH Corporate Services Company, or if TCEH, any affiliate of TCEH acting as collection agent under the program other than EFH Corporate Services Company, any parent guarantor of an originator or any originator shall default in any payment with respect to debt (other than hedging obligations) in excess of $200 million in the aggregate for such entities.

Upon termination of the program, cash flows would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests from the funding entities instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 30 days.

The subordinated notes issued by TXU Receivables Company are subordinated to the undivided interests of the financial institutions in the purchased receivables.

Trade Accounts Receivable

	Successor
	September 30, 2008	December 31, 2007
Gross trade accounts receivable	$1,767	$1,214
Undivided interests in accounts receivable sold by TXU Receivables Company	(1,040)	(659)
Subordinated notes receivable from TXU Receivables Company	340	296
Allowance for uncollectible accounts	(61)	(24)

Trade accounts receivable — reported in balance sheet	$1,006	$827

Gross trade accounts receivable at September 30, 2008 and December 31, 2007 included unbilled revenues of $445 million and $404 million, respectively.

Allowance for Uncollectible Accounts Receivable

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Allowance for uncollectible accounts receivable as of beginning of period	$24	$8
Increase for bad debt expense	57	42
Decrease for account writeoffs	(46)	(45)
Charge related to Lehman bankruptcy	26	—
Changes related to receivables sold	—	11

Allowance for uncollectible accounts receivable as of end of period	$61	$16

Allowances related to undivided interests in receivables sold totaled $14 million at September 30, 2007, and this amount was reported in current liabilities.

7.    SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-Term Borrowings

At September 30, 2008, EFC Holdings had outstanding short-term borrowings of $2.470 billion at a weighted average interest rate of 5.99%, excluding certain customary fees, at the end of the period. At December 31, 2007, EFC Holdings had outstanding short-term borrowings of $438 million at a weighted average interest rate of 4.47%, excluding certain customary fees, at the end of the period.

Credit Facilities

EFC Holdings’ credit facilities with cash borrowing and/or letter of credit availability at September 30, 2008 are presented below. These are all senior secured TCEH facilities.

		At September 30, 2008
Authorized Borrowers and Facility	Maturity Date	Facility Limit	Letters of Credit	Cash Borrowings	Availability
TCEH Delayed Draw Term Loan Facility(a)	October 2014	$4,100	$—	$3,154	$946
TCEH Revolving Credit Facility(b)	October 2013	2,700	102	1,910	688
TCEH Letter of Credit Facility(c)	October 2014	1,250	—	1,250	—

Subtotal		$8,050	$102	$6,314	$1,634

TCEH Commodity Collateral Posting Facility(d)	December 2012	Unlimited	$—	$969	Unlimited

(a)	Facility to be used during the two-year period commencing on October 10, 2007 to fund expenditures for constructing certain new generation facilities and environmental upgrades of existing generation facilities, including previously incurred expenditures not yet funded under this facility. Borrowings are classified as long-term debt.
(b)	Facility to be used for letters of credit and borrowings for general corporate purposes. Borrowings are classified as short-term borrowings.
(c)	Facility to be used for issuing letters of credit for general corporate purposes, including, but not limited to, providing collateral support under hedging arrangements and other commodity transactions that are not eligible for funding under the TCEH Commodity Collateral Posting Facility. The borrowings, all of which were drawn at the closing of the Merger and are classified as long-term debt, have been retained as restricted cash. Letters of credit totaling $1.131 billion issued as of September 30, 2008 are supported by the restricted cash, and the remaining letter of credit availability totals $119 million.

(d)	Revolving facility to be used to fund cash collateral posting requirements for specified volumes of natural gas hedges. At September 30, 2008, cash borrowings of $409 million are classified as long-term debt and $560 million are classified as short-term borrowings.

The availability amounts shown above include unfunded commitments from a subsidiary of Lehman Brothers Holdings Inc. (Lehman) that has filed for bankruptcy under Chapter 11 of the US Bankruptcy Code. As of September 30, 2008, the aggregate amounts of such unfunded commitments were $79 million under the TCEH Revolving Credit Facility and $16 million under the TCEH Delayed Draw Term Facility. In addition, the amount of letters of credit shown above for the TCEH Revolving Credit Facility include approximately $12 million for the account of the Lehman subsidiary, and the amount of cash borrowings shown above for the TCEH Revolving Credit Facility include approximately $80 million funded by a fronting bank on behalf of the Lehman subsidiary that had not been reimbursed to the fronting bank as of September 30, 2008.

Pursuant to PUCT rules, TCEH is required to maintain available capacity under its credit facilities in order to permit TXU Energy to return retail customer deposits, if necessary. As a result, at September 30, 2008, the total availability under the TCEH credit facilities should be further reduced by $120 million.

Long-Term Debt

At September 30, 2008 and December 31, 2007, the long-term debt of EFC Holdings consisted of the following:

	Successor
	September 30, 2008	December 31, 2007
TCEH
Pollution Control Revenue Bonds:
Brazos River Authority:
5.400% Fixed Series 1994A due May 1, 2029	$39	$39
7.700% Fixed Series 1999A due April 1, 2033	111	111
6.750% Fixed Series 1999B due September 1, 2034, remarketing date April 1, 2013(a)	16	16
7.700% Fixed Series 1999C due March 1, 2032	50	50
8.250% Fixed Series 2001A due October 1, 2030	71	—
2.300% Floating Series 2001A due October 1, 2030(b)	—	71
5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)	217	217
8.250% Fixed Series 2001D-1 due May 1, 2033	171	—
2.300% Floating Series 2001D-1 due May 1, 2033(b)	—	171
8.230% Floating Series 2001D-2 due May 1, 2033(c)	97	97
8.000% Floating Taxable Series 2001I due December 1, 2036(c)	62	62
8.230% Floating Series 2002A due May 1, 2037(c)	45	45
6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a)	44	44
6.300% Fixed Series 2003B due July 1, 2032	39	39
6.750% Fixed Series 2003C due October 1, 2038	52	52
5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014(a)	31	31
5.000% Fixed Series 2006 due March 1, 2041	100	100

Sabine River Authority of Texas:
6.450% Fixed Series 2000A due June 1, 2021	51	51
5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)	91	91
5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)	107	107
5.200% Fixed Series 2001C due May 1, 2028	70	70
5.800% Fixed Series 2003A due July 1, 2022	12	12
6.150% Fixed Series 2003B due August 1, 2022	45	45

Trinity River Authority of Texas:
6.250% Fixed Series 2000A due May 1, 2028	14	14
Unamortized fair value discount related to pollution control revenue bonds(d)	(165)	(175)

Senior Secured Facilities:
6.248% TCEH Initial Term Loan Facility maturing October 10, 2014(e)(f)	16,286	16,409
6.222% TCEH Delayed Draw Term Loan Facility maturing October 10, 2014(e)(f)	3,154	2,150
5.989% TCEH Letter of Credit Facility maturing October 10, 2014(f)	1,250	1,250
3.831% TCEH Commodity Collateral Posting Facility maturing December 31, 2012(g)	409	382
Other:
10.25% Fixed Senior Notes due November 1, 2015	3,000	3,000
10.25% Fixed Senior Notes Series B due November 1, 2015	2,000	2,000
10.50 / 11.25% Senior Toggle Notes due November 1, 2016	1,750	1,750
6.125% Fixed Senior Notes due March 15, 2008	—	3
7.000% Fixed Senior Notes due March 15, 2013	5	5
7.100% Promissory Note due January 5, 2009	65	65
7.460% Fixed Secured Facility Bonds with amortizing payments through January 2015	67	78
Capital lease obligations	161	161
Unamortized fair value discount(d)	(8)	(9)

Total TCEH	29,509	28,604

	Successor
	September 30, 2008	December 31, 2007
EFC Holdings
9.580% Fixed Notes due in semiannual installments through December 4, 2019	$58	$59
8.254% Fixed Notes due in quarterly installments through December 31, 2021	54	56
3.601% Floating Rate Junior Subordinated Debentures, Series D due January 30, 2037(f)	1	1
8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037	8	8
10.875% EFH Corp. Fixed Senior Notes due November 1, 2017(h)	1,000	1,000
11.25 / 12.00% EFH Corp. Senior Toggle Notes due November 1, 2017(h)	1,250	1,250
Unamortized fair value discount(d)	(13)	(14)

Total EFC Holdings	2,358	2,360

Total EFC Holdings consolidated	31,867	30,964
Less amount due currently	(305)	(202)

Total long-term debt	$31,562	$30,762

(a)	These series are in the multiannual interest rate mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
(b)	Interest rates in effect at March 31, 2008. These series were remarketed in June 2008, resulting in a fixed rate to maturity.
(c)	Interest rates in effect at September 30, 2008. These series are in a weekly interest rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit.
(d)	Amount represents unamortized fair value adjustments recorded under purchase accounting.
(e)	Interest rates swapped to fixed on $16.55 billion principal amount.
(f)	Interest rates in effect at September 30, 2008.
(g)	Interest rates in effect at September 30, 2008, excluding quarterly maintenance fee discussed below. See “Credit Facilities” above for more information.
(h)	EFH Corp. debt included in the financial statements of EFC Holdings in accordance with SEC Staff Accounting Bulletin Topic 5J. See discussion below under “EFH Corp. Notes Issued Subsequent to the Merger”.

Debt-Related Activity in 2008 — Retirements of long-term debt in 2008 totaling $399 million represented principal payments at scheduled maturity dates as well as the remarketing of $242 million principal amount of pollution control revenue bonds discussed below. Payments at scheduled maturity dates included $123 million repaid under the TCEH Initial Term Loan Facility.

Issuances of long-term debt in 2008 totaling $1.277 billion represented borrowings under the TCEH Delayed Draw Term Loan Facility of $1.004 billion to fund expenditures related to the development of new generation facilities and the environmental retrofit program for existing lignite/coal-fueled generation facilities, the remarketing of $242 million principal amount of pollution control revenue bonds discussed immediately below and $31 million of additional borrowings under the TCEH Commodity Collateral Posting Facility (under which additional borrowings in 2008 totaling $122 million are classified as short-term debt).

In June 2008, TCEH remarketed the Brazos River Authority Pollution Control Revenue Bonds Series 2001A due in October 2030 and Series 2001D-1 due in May 2033 with aggregate principal amounts of $71 million and $171 million, respectively. The bonds were previously in a floating rate mode that reset weekly and were backed by two letters of credit in an aggregate amount of $247 million. As a result of the remarketing, the bonds were fixed to maturity at an interest rate of 8.25%, and the two letters of credit were cancelled. The bonds are redeemable at par beginning July 1, 2018 and are redeemable with a make-whole premium prior to July 1, 2018. These bonds were remarketed with a covenant package similar to the notes discussed below under “TCEH Notes Issued Subsequent to the Merger.”

TCEH Senior Secured Facilities — Borrowings under the TCEH Initial Term Loan Facility, the TCEH Delayed Draw Term Loan Facility, the TCEH Revolving Credit Facility and the TCEH Letter of Credit Facility, which totaled $22.600 billion at September 30, 2008, bear interest at per annum rates equal to, at TCEH’s option,

(i) adjusted LIBOR plus 3.50% or (ii) a base rate (the higher of (1) the prime rate as announced from time to time by the administrative agent of the facilities and (2) the federal funds effective rate plus 0.50%) plus 2.50%. There is a margin adjustment mechanism in relation to term loans, revolving loans and letter of credit fees under which the applicable margins may be reduced based on the achievement of certain leverage ratio levels; there was no such reduction based upon September 30, 2008 levels. The applicable rate on each facility as of September 30, 2008 is provided in the table above and reflects LIBOR-based borrowings.

A commitment fee is payable quarterly in arrears and upon termination of the TCEH Revolving Credit Facility at a rate per annum equal to 0.50% of the average daily unused portion of such facility. The commitment fee is subject to reduction, based on the achievement of certain leverage ratio levels; there was no such reduction based upon September 30, 2008 levels.

With respect to the TCEH Delayed Draw Term Loan Facility, a commitment fee is payable quarterly in arrears and upon termination of the undrawn portion of the commitments of such facility at a rate per annum equal to, prior to October 10, 2008, 1.25% per annum, and thereafter, 1.50% per annum.

Letter of credit fees under the TCEH Revolving Facility are payable quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR under the TCEH Revolving Facility, less the issuing bank’s fronting fee. Letter of credit fees under the TCEH Letter of Credit Facility are equal to the difference between interest paid on each outstanding letter of credit at a rate of LIBOR plus 3.50% per annum and the interest earned on the total $1.25 billion TCEH Letter of Credit Facility restricted cash at a rate of LIBOR minus 0.12% per annum yielding a currently effective rate of 3.62% per annum on each outstanding letter of credit under that facility.

TCEH will pay a fixed quarterly maintenance fee of approximately $11 million through maturity for having procured the TCEH Commodity Collateral Posting Facility regardless of actual borrowings under the facility. In addition, TCEH will pay interest at LIBOR on actual borrowed amounts under the TCEH Commodity Collateral Posting Facility partially offset by interest earned on collateral deposits to counterparties.

The TCEH Senior Secured Facilities are unconditionally guaranteed jointly and severally on a senior secured basis, by EFC Holdings, and each existing and subsequently acquired or organized direct or indirect wholly-owned US restricted subsidiary of TCEH (other than certain subsidiaries as provided in the TCEH Senior Secured Facilities), subject to certain other exceptions.

The TCEH Senior Secured Facilities, including the guarantees thereof, certain commodity hedging transactions and the interest rate swaps described under “TCEH Interest Rate Hedges” below are secured by (a) substantially all of the current and future assets of TCEH and TCEH’s subsidiaries who are guarantors of such facilities as described above, and (b) pledges of the capital stock of TCEH and each current and future material wholly-owned restricted subsidiary of TCEH directly owned by TCEH or any guarantor.

The TCEH Senior Secured Facilities contain customary negative covenants, restricting, subject to certain exceptions, TCEH and TCEH’s restricted subsidiaries from, among other things:

•	incurring additional debt;

•	incurring additional liens;

•	entering into mergers and consolidations;

•	selling or otherwise disposing of assets;

•	making dividends, redemptions or other distributions in respect of capital stock;

•	making acquisitions, investments, loans and advances, and

•	paying or modifying certain subordinated and other material debt.

In addition, the TCEH Senior Secured Facilities contain a maintenance covenant that prohibits TCEH and its restricted subsidiaries from exceeding a maximum consolidated secured leverage ratio and to observe certain customary reporting requirements and other affirmative covenants.

The TCEH Initial Term Loan Facility is required to be repaid in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of such facility ($41 million quarterly), with the balance payable on October 10, 2014. The TCEH Delayed Draw Term Loan Facility is required to be repaid in equal quarterly installments beginning on December 31, 2009 in an aggregate annual amount equal to 1% of the actual principal outstanding under the TCEH Delayed Draw Term Loan Facility as of such date, with the balance payable on October 10, 2014. Amounts borrowed under the TCEH Revolving Facility may be reborrowed from time to time from and after the closing date until October 10, 2013. The TCEH Letter of Credit Facility will mature on October 10, 2014. The TCEH Commodity Collateral Posting Facility will mature on December 31, 2012.

The TCEH Senior Secured Facilities contain certain customary events of default for senior leveraged acquisition financings, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments.

TCEH Notes Issued Subsequent to the Merger — Pursuant to an indenture entered into in October 2007 (the TCEH Indenture), TCEH and TCEH Finance (the Co-Issuers) issued and sold $3.0 billion aggregate principal amount of 10.25% Senior Notes due November 1, 2015. In December 2007 under a supplemental indenture, the Co-Issuers issued and sold $2.0 billion aggregate principal amount of 10.25% Series B Senior Notes due November 1, 2015. Interest on these notes (referred to as the TCEH Cash-Pay Notes) is payable in cash semiannually in arrears on May 1 and November 1 of each year at a fixed rate of 10.25% per annum, and the first interest payment was made on May 1, 2008.

Pursuant to the supplemental indenture, the Co-Issuers also issued and sold $1.75 billion aggregate principal amount of 10.50%/11.25% Senior Toggle Notes due November 1, 2016. The initial interest payment on these notes (referred to as the TCEH Toggle Notes) was paid in cash. For any interest period thereafter until November 1, 2012, the Issuer may elect to pay interest on the notes, at the Issuer’s option (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new TCEH Toggle Notes (Payment-in-Kind or PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year at a fixed rate of 10.50% per annum for cash interest and at a fixed rate of 11.25% per annum for PIK Interest, and the first interest payment was made on May 1, 2008.

The $6.75 billion principal amount of notes issued under the TCEH Indenture and its supplement (the TCEH Cash-Pay Notes and the TCEH Toggle Notes) are collectively referred to as the TCEH Notes.

The TCEH Notes are fully and unconditionally guaranteed by TCEH’s direct parent, EFC Holdings (which owns 100% of TCEH and its subsidiary guarantors), and by each subsidiary that guarantees the TCEH Senior Secured Facilities (the TCEH Guarantors). The TCEH Notes are the Co-Issuers’ senior unsecured debt and rank senior in right of payment to any future subordinated indebtedness of the Co-Issuers, equally in right of payment with all of the Co-Issuers’ existing and future senior unsecured indebtedness, and structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Co-Issuers’ non-guarantor subsidiaries, including trade payables (other than indebtedness and liabilities owed to the Co-Issuers or the TCEH Guarantors). The TCEH Notes rank effectively junior in right of payment to all existing and future senior secured indebtedness of the Co-Issuers, including the TCEH Senior Secured Facilities to the extent of the value of the collateral securing such indebtedness.

The guarantees are joint and several guarantees of the TCEH Notes, are the TCEH Guarantors’ senior unsecured obligations and rank equal in right of payment with all existing and future senior unsecured indebtedness of the relevant TCEH Guarantor and senior in right of payment to any existing or future subordinated indebtedness of the relevant TCEH Guarantor. The guarantees rank effectively junior to all secured indebtedness of the TCEH Guarantors to the extent of the assets securing that indebtedness. EFC Holdings’ guarantee of the TCEH Notes ranks equally with its guarantee of the EFH Corp. Cash-Pay Notes and the EFH Corp. Toggle Notes (discussed below). The guarantees of the TCEH Notes are structurally junior to all indebtedness and other liabilities of the Co-Issuers’ subsidiaries that do not guarantee the notes.

The TCEH Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Co-Issuers’ and their restricted subsidiaries’ ability to:

•	make restricted payments;

•	incur debt and issue preferred stock;

•	create liens;

•	enter into mergers or consolidations;

•	sell or otherwise dispose of certain assets;

•	permit dividend and other payment restrictions on restricted subsidiaries, and

•	engage in certain transactions with affiliates.

The TCEH Indenture also contains customary events of default, including failure to pay principal or interest on the TCEH Notes or the guarantees when due, among others. If an event of default occurs under the TCEH Indenture, the trustee or the holders of at least 30% in principal amount of the Required Debt (as such term is defined in the TCEH Indenture) may declare the principal amount on the TCEH Notes to be due and payable immediately.

The Co-Issuers may redeem the TCEH Cash-Pay Notes, in whole or in part, at any time on or after November 1, 2011, or the TCEH Toggle Notes, in whole or in part, at any time on or after November 1, 2012, at specified redemption prices, plus accrued and unpaid interest, if any. In addition, before November 1, 2010, the Co-Issuers may redeem with the cash proceeds of certain equity offerings up to 35% of the aggregate principal amount of TCEH Cash-Pay Notes from time to time at a redemption price of 110.250% of the aggregate principal amount of the TCEH Cash-Pay Notes, plus accrued and unpaid interest, if any, or 110.500% of the aggregate principal amount of the TCEH Toggle Notes, plus accrued and unpaid interest, if any. The Co-Issuers may also redeem the TCEH Cash-Pay Notes at any time prior to November 1, 2011 or the TCEH Toggle Notes at any time prior to November 1, 2012 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. Upon the occurrence of a change in control of TCEH, the Co-Issuers must offer to repurchase the TCEH Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The TCEH Notes were issued in a private placement and have not been registered under the Securities Act. The Co-Issuers have agreed to use their commercially reasonable efforts to register with the SEC notes having substantially identical terms as the TCEH Notes as part of an offer to exchange freely tradable exchange notes for the TCEH Notes. The Co-Issuers have agreed to use commercially reasonable efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the TCEH Notes. If this obligation is not satisfied (a TCEH Registration Default), the annual interest rate on the TCEH Notes will increase by 0.25% per annum for the first 90-day period during which a TCEH Registration Default continues, and thereafter the annual interest rate on the TCEH Notes will increase by 0.50% per annum over the original interest rate for the remaining period during which the TCEH Registration Default continues. If the TCEH Registration Default is cured, the applicable interest rate on such TCEH Notes will revert to the original level.

On September 26, 2008, EFC Holdings and TCEH filed a registration statement with the SEC to register notes to exchange for the TCEH Notes.

EFH Corp. Notes Issued Subsequent to the Merger — EFC Holdings is a guarantor of certain EFH Corp. Notes. The notes and the guarantee are described below.

Pursuant to an indenture entered into in October 2007 (the EFH Corp. Indenture), EFH Corp. issued and sold $2.0 billion aggregate principal amount of 10.875% Senior Notes due November 1, 2017. Interest on the notes (referred to as the EFH Corp. Cash-Pay Notes) is payable in cash semi-annually in arrears on May 1 and November 1 of each year at a fixed rate of 10.875% per annum, and the first interest payment was made on May 1, 2008.

Pursuant to the EFH Corp. Indenture, EFH Corp. also issued and sold $2.5 billion aggregate principal amount of 11.250%/12.000% Senior Toggle Notes due November 1, 2017. The initial interest payment on the notes (referred to as the EFH Corp. Toggle Notes) was paid in cash. For any interest period thereafter until November 1, 2012, EFH Corp. may elect to pay interest on the notes, at EFH Corp.’s option (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFH Corp. Toggle Notes (PIK Interest); or (iii) 50% in cash and 50% in PIK Interest. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year at a fixed rate of 11.250% per annum for cash interest and at a fixed rate of 12.000% per annum for PIK Interest, and the first interest payment was made on May 1, 2008.

The $4.5 billion principal amount of notes issued under the EFH Corp. Indenture (the EFH Corp. Cash-Pay Notes and the EFH Corp. Toggle Notes) are collectively referred to herein as the EFH Corp. Notes.

The EFH Corp. Notes are fully and unconditionally guaranteed by EFC Holdings and Intermediate Holding, 100% owned subsidiaries of EFH Corp. (the EFH Corp. Guarantors). The EFH Corp. Notes are EFH Corp.’s senior unsecured debt and rank senior in right of payment to any existing and future subordinated indebtedness of EFH Corp., equally in right of payment with all of EFH Corp.’s existing and future senior unsecured indebtedness and structurally subordinated in right of payment to all existing and future indebtedness, preferred stock and other liabilities of EFH Corp.’s non-guarantor subsidiaries, including trade payables (other than indebtedness and liabilities owed to EFH Corp. or the EFH Corp. Guarantors). The EFH Corp. Notes will rank effectively junior in right of payment to all future secured indebtedness of EFH Corp. to the extent of the assets securing that indebtedness.

The guarantees are joint and several guarantees of the EFH Corp. Notes, are the EFH Corp. Guarantors’ unsecured senior obligations and rank equal in right of payment with all existing and future senior unsecured indebtedness of the relevant EFH Corp. Guarantor and senior in right of payment to any existing or future subordinated indebtedness of the relevant EFH Corp. Guarantor. The guarantees of the EFH Corp. Notes will be structurally junior to all indebtedness and other liabilities of the relevant EFH Corp. Guarantor’s subsidiaries that are not guarantors.

The EFH Corp. Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, EFH Corp.’s and its restricted subsidiaries’ ability to:

•	make restricted payments;

•	incur debt and issue preferred stock;

•	create liens;

•	enter into mergers or consolidations;

•	sell or otherwise dispose of certain assets;

•	permit dividend and other payment restrictions on restricted subsidiaries, and

•	engage in certain transactions with affiliates.

The EFH Corp. Indenture also contains customary events of default, including failure to pay principal or interest on the EFH Corp. Notes or the guarantees when due, among others. If an event of default occurs under the EFH Corp. Indenture, the trustee or the holders of at least 30% in principal amount outstanding of the EFH Corp. Notes may declare the principal amount on the EFH Corp. Notes to be due and payable immediately.

EFH Corp. may redeem the EFH Corp. Notes, in whole or in part, at any time on or after November 1, 2012, at specified redemption prices, plus accrued and unpaid interest, if any. In addition, before November 1, 2010, EFH Corp. may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the EFH Corp. Notes from time to time at a redemption price of 110.875% of the aggregate principal amount of the EFH Corp. Cash Pay Notes, plus accrued and unpaid interest, if any, or 111.250% of the aggregate principal amount of the EFH Corp. Toggle Notes, plus accrued and unpaid interest, if any. EFH Corp. may also redeem the EFH Corp. Notes at any time prior to November 1, 2012 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. Upon the occurrence of a change in control, EFH Corp. must offer to repurchase the EFH Corp. Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The EFH Corp. Notes were issued in a private placement and have not been registered under the Securities Act. EFH Corp. has agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFH Corp. Notes as part of an offer to exchange freely tradable exchange notes for the EFH Corp. Notes. EFH Corp. has agreed to use commercially reasonable efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the EFH Corp. Notes. If this obligation is not satisfied (an EFH Corp. Registration Default), the annual interest rate on the EFH Corp. Notes will increase by 0.25% per annum for the first 90-day period during which an EFH Corp. Registration Default continues, and thereafter the annual interest rate on the EFH Corp. Notes will increase by 0.50% per annum over the applicable original interest rate for the remaining period during which the EFH Corp. Registration Default continues. If the EFH Corp. Registration Default is cured, the applicable interest rate on such EFH Corp. Notes will revert to the original level.

On September 17, 2008, EFH Corp. filed a registration statement with the SEC to register notes to exchange for the EFH Corp. Notes.

In accordance with SEC Staff Accounting Bulletin Topic 5-J, as it relates to guaranteed debt, EFC Holdings reflects $2.250 billion principal amount of the EFH Corp. Notes on its balance sheet and the related interest expense in its income statement. The amount reflected on EFC Holdings’ balance sheet, which represents 50% of the EFH Corp. debt guaranteed by EFC Holdings, was calculated based upon the relative equity investment of EFC Holdings and Intermediate Holding in their respective operating subsidiaries at the time of the Merger. Because payment of principal and interest on the notes is the responsibility of EFH Corp., EFC Holdings records the settlement of such amounts as noncash capital contributions from EFH Corp.

Intercreditor Agreement — In October 2007, in connection with the Merger, TCEH entered into an Intercreditor Agreement (the Intercreditor Agreement) with Citibank, N.A. and five secured commodity hedge counterparties (the Secured Commodity Hedge Counterparties). The Intercreditor Agreement provides that the lien granted to the Secured Commodity Hedge Counterparties will rank pari passu with the lien granted with respect to the collateral of the secured parties under the TCEH Senior Secured Facilities. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will be entitled to share, on a pro rata basis, in the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral in an amount provided in the TCEH Senior Secured Facilities. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will have voting rights with respect to any amendment or waiver of any provision of the Intercreditor Agreement that changes the priority of the Secured Commodity Hedge Counterparties’ lien on such collateral relative to the priority of lien granted to the secured parties under the

TCEH Senior Secured Facilities or the priority of payments to the Secured Commodity Hedge Counterparties upon a foreclosure and liquidation of such collateral relative to the priority of the lien granted to the secured parties under the TCEH Senior Secured Facilities.

TCEH Interest Rate Swap Transactions — In 2007, subsequent to the Merger, TCEH entered into interest rate swap transactions pursuant to which payment of the floating interest rates on an aggregate of $15.05 billion of senior secured term loans of TCEH were exchanged for interest payments at fixed rates of between 7.3% and 8.3% on debt maturing from 2009 to 2014. Prior to August 29, 2008, the interest rate swaps were being accounted for as cash flow hedges related to variable interest rate cash flows. As of August 29, 2008, these swaps were dedesignated as cash flow hedges as a result of the intent to change the variable interest rate terms of the hedged debt (from three-month LIBOR to one-month LIBOR) in connection with the planned execution of interest rate basis swaps (discussed immediately below) to further reduce the fixed borrowing costs. Based on the fair value of the positions, the cumulative unrealized mark-to-market net losses related to these interest rate swaps totaled $431 million (pre-tax) at August 29, 2008 and was recorded in accumulated other comprehensive income. This balance will be reclassified into net income as interest on the hedged debt is reflected in net income. No ineffectiveness gains or losses were recorded. After August 29, 2008, changes in the fair value of these swap transactions are being reported in the income statement in interest expense and related charges.

In September 2008, TCEH entered into interest rate swap transactions pursuant to which payment of the floating interest rates on an aggregate of an additional $1.5 billion of senior secured term loans of TCEH were exchanged for interest payments at fixed rates of between 7.3% and 7.6% on debt maturing from 2013 to 2014. These swap transactions are also being marked-to-market in net income as interest expense and related charges. The interest rate swap counterparties are secured proportionally with the lenders under the TCEH Senior Secured Facilities.

In May 2008, TCEH entered into an interest rate swap transaction pursuant to which semiannual payment (settled quarterly) of the floating interest rates at LIBOR on an aggregate of $2.095 billion of senior secured term loans of TCEH were exchanged for floating interest rates of LIBOR plus 0.21% receivable monthly. In September 2008, TCEH entered into interest rate basis swap transactions pursuant to which quarterly payment of the floating interest rates at LIBOR on an aggregate of $7.95 billion of senior secured term loans of TCEH were exchanged for floating interest rates of LIBOR plus spreads ranging from 0.076% to 0.145% receivable monthly. The interest rate swap counterparties are secured proportionally with the lenders under the TCEH Senior Secured Facilities.

As of September 30, 2008, all active interest rate swap transactions are being marked-to-market in net income. A total of $36 million in unrealized mark-to-market net gains related to interest rate swap transactions are included in interest expense and related charges for the quarter and year-to-date 2008 periods.

8.    COMMITMENTS AND CONTINGENCIES

Generation Development

EPC agreements have been executed for the development of three lignite-fueled generation units in Texas. In connection therewith, orders have been placed for critical long lead-time equipment, including boilers, turbine generators and air quality control systems for the two units at Oak Grove and one unit at Sandow, and construction of the three units is underway.

In September 2007, a subsidiary of EFC Holdings acquired from Alcoa Inc. the air permit related to the Sandow facility that had been previously issued by the TCEQ. However, the air permit is the subject of litigation as discussed below under “Litigation Related to Generation Development.”

A subsidiary of EFC Holdings has received the air permit for the Oak Grove units, which was approved by the TCEQ in June 2007. However, the air permit is the subject of litigation as discussed below under “Litigation Related to Generation Development.”

Construction work-in-process assets balances for the three generation units totaled approximately $3.75 billion as of September 30, 2008, which includes the effects of the fair value adjustments related to purchase accounting and capitalized interest. If construction-related agreements for the three generation units had been cancelled as of that date, subsidiaries of EFH Corp., including EFC Holdings, would have incurred an estimated termination obligation of up to approximately $350 million. This estimated gross cancellation exposure of approximately $4.10 billion at September 30, 2008 excludes any potential recovery values for assets acquired to date and for assets already owned prior to executing such agreements that are intended to be utilized for these projects.

Litigation Related to Generation Development

An administrative appeal challenging the order of the TCEQ issuing the air permit for construction and operation of the Oak Grove generation facility in Robertson County, Texas to a subsidiary of EFH Corp. was filed in September 2007 in the State District Court of Travis County, Texas. Plaintiffs asked that the District Court reverse TCEQ’s approval of the Oak Grove air permit and the TCEQ’s adoption and approval of the TCEQ Executive Director’s Response to Comments, and remand the matter back to the TCEQ for further proceedings. The TCEQ has filed the administrative record with the District Court. No further activity has occurred in the appeal. In addition to this administrative appeal, two other petitions were filed in Travis County District Court by non-parties to the administrative hearing before the TCEQ and the State Office of Administrative Hearings (SOAH) seeking to challenge the TCEQ’s issuance of the Oak Grove air permit and asking the District Court to remand the matter to the SOAH for further proceedings. Finally, the plaintiffs in these two additional lawsuits filed a third, joint petition claiming insufficiencies in the Oak Grove application, permit, and process and seeking party status and remand to the SOAH for further proceedings. EFH Corp. and EFC Holdings believe the Oak Grove air permit granted by the TCEQ is protective of the environment and that the application for and the processing of the air permit by the TCEQ was in accordance with law. There can be no assurance that the outcome of these matters would not result in an adverse impact on the Oak Grove project.

In December 2006, a lawsuit was filed in the US District Court for the Western District of Texas against Luminant Generation Company LLC (then known as TXU Generation Company LP), Oak Grove Management Company LLC (both wholly-owned subsidiaries of EFC Holdings) and EFH Corp. (then known as TXU Corp.). The complaint sought declaratory and injunctive relief, as well as the assessment of civil penalties, with respect to the permit application for the construction and operation of the Oak Grove generation facility in Robertson County, Texas. The plaintiffs alleged violations of the Federal Clean Air Act, Texas Health and Safety Code and Texas Administrative Code and sought to temporarily and permanently enjoin the construction and operation of the Oak Grove generation plant. The complaint also asserted that the permit application was deficient in failing to comply with various modeling and analyses requirements relative to the impact of emissions from the Oak Grove plant. Plaintiffs further requested that the District Court enter an order requiring the defendants to take other appropriate actions to remedy, mitigate and offset alleged harm to the public health and environment. EFH Corp. and EFC Holdings believe the Oak Grove air permit granted by the TCEQ in June 2007 is protective of the environment and that the application for and the processing of the air permit by Oak Grove Management Company LLC with the TCEQ has been in accordance with applicable law. EFH Corp. and the other defendants filed a Motion to Dismiss the litigation, which was granted by the District Court in May 2007. The plaintiffs appealed the District Court’s dismissal of the case to the US Fifth Circuit Court of Appeals, and in July 2008, the US Fifth Circuit Court of Appeals upheld the District Court’s dismissal of the case. The plaintiffs have appealed that decision by the US Fifth Circuit Court of Appeals to the US Supreme Court. EFH Corp. and EFC Holdings believe that the US Fifth Circuit Court of Appeals properly upheld the District Court’s decision, and will continue to defend that decision because EFH Corp and EFC Holdings believe that the claims made by the plaintiffs are without merit. EFH Corp. and EFC Holdings are unable to estimate any possible loss or predict the outcome of this litigation. There can be no assurance that the outcome of this matter would not result in an adverse impact on the Oak Grove project.

In May 2008, the Sierra Club announced that it may sue Oak Grove Management Company LLC for violating federal Clean Air Act provisions regarding hazardous air pollutants. Similarly, in July 2008, the Sierra

Club announced that it may sue Luminant, after the expiration of a 60-day waiting period, for violating federal Clean Air Act provisions in connection with its Martin Lake generation facility. EFC Holdings believes that, contrary to Sierra Club’s allegations, it obtained lawful permits for constructing the Oak Grove generation facility and that it is in compliance with emissions requirements applicable to the Martin Lake generation facility. EFC Holdings cannot predict whether the Sierra Club will actually file suit or the outcome of any such proceedings.

In September 2007, a subsidiary of EFC Holdings acquired from Alcoa Inc. the air permit related to the Sandow 5 facility that had been previously issued by the TCEQ. Although a federal district court approved a settlement pursuant to which EFC Holdings acquired the permit, environmental groups opposed to the settlement appealed the district court’s decision to the US Fifth Circuit Court of Appeals. In June 2008, the US Fifth Circuit Court of Appeals upheld the district court’s decision. EFC Holdings believes the claims are without merit and will vigorously defend any further appeal. There can be no assurance that the outcome of this matter would not result in an adverse impact on the Sandow 5 project or EFC Holdings.

Litigation Other

In July 2008, Alcoa Inc. filed a lawsuit in Milam County, Texas district court against Luminant Generation Company LLC, Luminant Mining Company LLC, Sandow Power Company LLC , Luminant Energy Company LLC (each of which is an indirect wholly-owned subsidiary of EFC Holdings) and EFH Corp. The lawsuit makes various claims concerning operation of the Sandow Unit 4 generation facility and the Three Oaks lignite mine and construction of the Sandow 5 unit, including claims for breach of contract, breach of fiduciary duty, fraud and conversion, and requests money damages in an unspecified amount, declaratory judgment, an accounting and rescission. A federal district court in Austin, Texas has ordered Alcoa Inc. to amend its Milam County complaint to remove any references to a federal consent decree relating to Sandow Units 4 and 5. Alcoa Inc. has not yet filed its amended complaint. While EFH Corp. and EFC Holdings are unable to estimate any possible loss or predict the outcome of this litigation, EFH Corp. and EFC Holdings believe the claims made in this litigation are without merit and, accordingly, intend to vigorously defend this litigation.

Regulatory Investigations and Reviews

In March 2007, the PUCT issued a Notice of Violation (NOV) stating that the PUCT Staff was recommending an enforcement action, including the assessment of administrative penalties, against EFH Corp. and certain affiliates for alleged market power abuse by its power generation affiliates and Luminant Energy in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. In September 2007, the PUCT issued a revised NOV in which the proposed administrative penalty amount was reduced from $210 million to $171 million. The revised NOV was necessary, according to the PUCT Staff, to correct calculation errors in the initial NOV. As revised, the NOV is premised upon the PUCT Staff’s allegation that Luminant Energy’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $57 million, including approximately $19 million in incremental revenues to EFH Corp. A hearing requested by Luminant Energy to contest the alleged occurrence of a violation and the amount of the penalty in the NOV was scheduled to start in April 2008 but was stayed pending resolution of discovery disputes and Luminant Energy’s motion to dismiss, which was filed in November 2007. That motion was denied by the state administrative law judges, and in February 2008 the PUCT declined to hear Luminant Energy’s appeal of that denial. In March 2008, Luminant Energy submitted to the administrative law judges its motion for summary decision on the discrete legal issue of what the maximum lawful penalty calculation could be in this proceeding. In April 2008, PUCT Staff submitted its cross-motion on the same issue. In July 2008, the administrative law judges issued their order on the cross-motions for summary decision. The order held that the PUCT Staff’s proposed penalty calculation is unlawful and ruled partially in Luminant Energy’s favor holding that the proper maximum penalty calculation should be based on the number of allegedly improper bid curves submitted to ERCOT during the relevant time period. The order also holds that a fact issue exists with respect to the number of bid curves submitted during the relevant period. Based upon this order and the PUCT Staff’s alleged number of bid curves, EFC Holdings believes the maximum penalty would have been less than $16 million. The PUCT Staff appealed the administrative law judges’ ruling on this maximum penalty issue to the PUCT, and at the August 14, 2008 PUCT open meeting, the PUCT Commissioners determined that it was inappropriate to decide the issue of how to calculate the potential maximum penalty at this point in the case. Instead, the PUCT indicated that the maximum penalty issue should be determined as part of the final resolution of the entire proceeding, after a full hearing on the merits. EFH Corp. and EFC Holdings believe Luminant Energy’s conduct during the period in question was consistent with the PUCT’s rules and policies, and no market power abuse was committed. However, in the interest of potentially resolving this matter in an expeditious manner, the NOV proceeding is currently abated while the PUCT Staff and Luminant Energy engage in settlement discussions. If the proceeding is not resolved through settlement, EFH Corp. and EFC Holdings will continue to vigorously contest the NOV. EFH Corp. and EFC Holdings are unable to predict the outcome of this matter.

In June 2008, the EPA issued a request for information to Luminant Energy under EPA’s authority under Section 114 of the Clean Air Act. The stated purpose of the request is to obtain information necessary to determine compliance with the Clean Air Act, including New Source Review Standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. EFC Holdings is cooperating with the EPA and is responding in good faith to the EPA’s request. EFC Holdings is unable to predict the outcome of this matter.

Other Proceedings

In addition to the above, EFC Holdings and its subsidiaries are involved in various other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect on its financial position, results of operations or cash flows.

Guarantees

As discussed below, EFC Holdings and its subsidiaries have entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions.

Residual value guarantees in operating leases — Subsidiaries of EFC Holdings are the lessees under various operating leases that guarantee the residual values of the leased assets. At September 30, 2008, the aggregate maximum amount of residual values guaranteed totaled $53 million with an estimated residual recovery of approximately $59 million. These leased assets consist primarily of mining equipment and rail cars. The average life of the lease portfolio is approximately four years.

Indebtedness guarantee — In 1990, EFC Holdings repurchased an electric co-op’s minority ownership interest in the Comanche Peak nuclear generation plant and assumed the co-op’s indebtedness to the US government for the facilities. The indebtedness is included in long-term debt reported in the consolidated balance sheet. EFC Holdings is making principal and interest payments to the co-op in an amount sufficient for the co-op to make payments on its indebtedness. EFC Holdings guaranteed the co-op’s payments, and in the event that the co-op fails to make its payments on the indebtedness, the US government would assume the co-op’s rights under the agreement, and such payments would then be owed directly by EFC Holdings. At September 30, 2008, the balance of the indebtedness was $112 million with maturities of principal and interest extending to December 2021. The indebtedness is secured by a lien on the purchased facilities.

See Note 7 for discussion of guarantees and security for certain EFC Holdings and EFH Corp. indebtedness.

Letters of Credit

At September 30, 2008, TCEH had outstanding letters of credit under its credit facilities totaling $1.233 billion as follows:

•	$829 million to support risk management and trading margin requirements in the normal course of business, including over-the-counter hedging transactions;

•

$208 million to support (and available to fund payment of) floating rate pollution control revenue bond debt of $204 million principal amount. The letters of credit are available to fund the payment of such debt obligations and expire in 2014;

•	$121 million to support obligations under the lease agreement for an EFH Corp. office building, and

•	$75 million for miscellaneous credit support requirements.

Nuclear Insurance

As a result of the US Terrorism Risk Insurance Program Reauthorization Act of 2007 that was effective January 1, 2008, under the American Nuclear Insurers liability policy, the liability arising out of terrorist acts that was previously subject to one industry aggregate limit of $300 million is no longer subject to an aggregate limit.

9.    SHAREHOLDERS’ EQUITY

Preferred Stock

The preferred stock amount totaled $51 thousand at the end of both September 30, 2008 and December 31, 2007.

Dividend Restrictions

The Second Amended and Restated Articles of Incorporation of EFC Holdings requires that all accrued and unpaid dividends with respect to the outstanding shares of preferred stock of EFC Holdings shall be paid in full before any dividends shall be paid upon or set apart for the shares of common stock.

Except for the preferred stock dividend restriction, there are no restrictions on EFC Holdings’ ability to use its retained earnings or net income to make distributions on its equity. However, EFC Holdings relies on distributions or loans from TCEH to meet its cash requirements, including funding of distributions. The TCEH Senior Secured Facilities and Indenture contain restrictions on TCEH’s ability to make distributions or loans to EFC Holdings. Thus, all of TCEH’s net income, which represents essentially all of EFC Holdings’ net income, is restricted from being used to make distributions or loans to EFC Holdings unless such distributions or loans are expressly permitted under the TCEH Senior Secured Facilities and Indenture. Those agreements generally permit TCEH to make unlimited distributions or loans to its parent companies, EFC Holdings and EFH Corp., for corporate overhead costs, selling, general and administrative expenses, taxes and principal and interest payments. In addition, those agreements contain certain investment and dividend baskets that would allow TCEH to make additional distributions and/or loans to its parent companies up to the amount of such baskets. The TCEH Senior Secured Facilities generally restrict TCEH from making any distribution to any of its parent companies for the ultimate purpose of making a distribution to Texas Holdings unless at the time, and after giving effect to such distribution, TCEH’s consolidated total debt (as defined in the TCEH Senior Secured Facilities) to TCEH’s Adjusted EBITDA would be equal to or less than 6.5 to 1.0.

Shareholders’ Equity

The following table presents the changes in shareholders’ equity for the nine months ended September 30, 2008:

	Common Stock	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance at December 31, 2007	$5,446	$(1,266)	$(177)	$4,003
Net loss	—	(943)	—	(943)
Effect of Parent’s payment of interest on pushed down debt	126	—	—	126
Net effects of cash flow hedges (net of tax)	—	—	(99)	(99)
Purchase accounting adjustment	(66)	—	—	(66)

Balance at September 30, 2008	$5,506	$(2,209)	$(276)	$3,021

10.    COMMODITY AND OTHER DERIVATIVE CONTRACTUAL ASSETS AND LIABILITIES

The following table provides detail of commodity and other derivative contractual assets and liabilities as presented in the balance sheet:

	Successor September 30, 2008
	Commodity contracts	Other derivatives	Reclassification(a)	Total — Balance Sheet amount
Assets:
Current assets	$1,531	$17	$(10)	$1,538
Noncurrent assets	325	15	—	340

Total	$1,856	$32	$(10)	$1,878

Liabilities:
Current liabilities	$1,784	$182	$(10)	$1,956
Noncurrent liabilities	2,213	243	—	2,456

Total	$3,997	$425	$(10)	$4,412

Net assets (liabilities)	$(2,141)	$(393)	$—	$(2,534)

(a)	Represents the effects of reclassification of the assets and liabilities to conform to the balance sheet presentation of current and long-term assets and liabilities.

	Successor December 31, 2007
	Commodity contracts	Other derivatives	Total — Balance Sheet amount
Assets:
Current assets	$1,118	$8	$1,126
Noncurrent assets	239	5	244

Total	$1,357	$13	$1,370

Liabilities:
Current liabilities	$1,042	$66	$1,108
Noncurrent liabilities	2,232	220	2,452

Total	$3,274	$286	$3,560

Net assets (liabilities)	$(1,917)	$(273)	$(2,190)

Margin deposits net assets of $618 million and $445 million under master netting arrangements at September 30, 2008 and December 31, 2007, respectively, were not netted with derivative assets and liabilities since EFC Holdings has elected to present the amounts of derivative assets and liabilities on a gross basis in the balance sheet as provided in FIN 39-1. See discussion in Note 1 under “Changes in Accounting Standards.”

This presentation can result in significant volatility in commodity contract assets and liabilities because EFC Holdings enters into positions with the same counterparties that result in both assets and liabilities, and the underlying commodity prices can change significantly from period to period.

Commodity Contract Assets and Liabilities

Commodity contract assets and liabilities primarily represent fair values of natural gas and electricity derivative instruments that have not been designated as cash flow hedges or “normal” purchases or sales under SFAS 133. These instruments are marked-to-market in net income and reported in the income statement in net losses from commodity hedging and trading activities.

Results for the three months ended September 30, 2008 and 2007 include net “day one” losses of $10 million and $58 million, respectively. Results for the nine months ended September 30, 2008 and 2007 include net “day one” losses of $68 million and $192 million, respectively, primarily associated with commodity contracts entered into at below market prices. Substantially all of these amounts represent losses associated with related series of transactions involving natural gas financial instruments intended to hedge exposure to future changes in electricity prices. The losses are reported in the income statement in net losses from commodity hedging and trading activities, consistent with other mark-to-market hedging and trading gains and losses.

Other Derivative Assets and Liabilities

Other derivative assets and liabilities primarily represent fair values of interest rate swaps and also include fair values of commodity contracts that have been designated as cash flow hedges.

A significant portion of natural gas derivatives entered into to hedge future changes in electricity prices had previously been designated and accounted for as cash flow hedges. In March 2007, these instruments were dedesignated as cash flow hedges as allowed under SFAS 133, thus becoming subject to mark-to-market accounting in net income as the fair values change. See Note 7 for details of interest rate swaps previously designated as cash flow hedges.

A summary of transactions comprising other derivative assets and liabilities follows:

	Successor
	September 30, 2008	December 31, 2007
Current and noncurrent assets:
Interest rate swaps(a)	$18	$5
Commodity-related cash flow hedges	14	8

Total	$32	$13

Current and noncurrent liabilities:
Interest rate swaps(a)	$414	$285
Commodity-related cash flow hedges	11	1

Total	$425	$286

(a)	September 30, 2008 amount includes $404 million in net liabilities related to interest rate hedges on $16.55 billion principal amount of debt and $8 million in net assets related to interest rate basis swaps on $10.045 billion principal amount of debt, both entered into after the Merger. As of August 29, 2008 changes in fair value of these swaps are marked-to-market in net income.

Other Cash Flow Hedge Information — EFC Holdings experienced cash flow hedge ineffectiveness of zero and $4 million in net losses for the three and nine month periods ended September 30, 2008, respectively. For the corresponding periods of 2007, the amounts were $1 million in net losses and $111 million in net gains, respectively. These amounts are pretax and are reported in the income statement in net gain (loss) from commodity hedging and trading activities.

The net effect of recording unrealized mark-to-market gains and losses arising from hedge ineffectiveness (versus recording gains and losses upon settlement) includes the above amounts as well as the effect of reversing unrealized ineffectiveness gains and losses recorded in previous periods to offset realized gains and losses in the current period. Such net unrealized effect totaled zero and $4 million in net losses for the three and nine month periods ended September 30, 2008, respectively, and $2 million in net losses and $92 million in net gains for the three and nine month periods ended September 30, 2007, respectively.

Accumulated other comprehensive income related to cash flow hedges at September 30, 2008 totaled $276 million in net losses (after-tax), substantially all of which relates to interest rate swaps. EFC Holdings expects that $119 million of net losses related to cash flow hedges included in accumulated other comprehensive income as of September 30, 2008 will be reclassified into net income during the next twelve months as the related hedged transactions affect net income.

11.    PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS

Subsidiaries of EFC Holdings are participating employers in the EFH Retirement Plan, a defined benefit pension plan sponsored by EFH Corp. Subsidiaries of EFC Holdings also participate with EFH Corp. and certain other affiliated subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. The net allocated pension and other postretirement employee benefits (OPEB) costs applicable to EFC Holdings totaled $4 million and $11 million for the three and nine month periods ended September 30, 2008, respectively, and $3 million and $13 million for the three and nine month periods ended September 30, 2007, respectively.

The discount rate reflected in net pension and OPEB costs in 2008 is 6.55%. The expected rate of return on plan assets reflected in the 2008 cost amounts is 8.25% for the pension plan and 7.90% for the OPEB plan.

For the full year 2008, EFC Holdings expects to make no required contributions to EFH Corp.’s pension plan and to provide an estimated $687 thousand in funding for EFH Corp.’s OPEB plan. EFC Holdings provided contributions of $163 thousand and $455 thousand to the OPEB plans in the three and nine month periods ended September 30, 2008, respectively.

12.    FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies in situations where other accounting pronouncements either permit or require fair value measurements, including purchase accounting. SFAS 157 does not require any new fair value measurements. However, SFAS 157 supersedes a previous accounting rule that prohibited the recognition of day one gains or losses on derivative instruments unless the fair value of those instruments were derived from an observable market price. Additionally, SFAS 157 requires an entity to take its own credit risk (nonperformance risk) into consideration when measuring the fair value of liabilities. EFC Holdings adopted SFAS 157 effective with the closing of the Merger. The adoption of SFAS 157 reflects the application of FSP 157-2, “Effective Date of FASB Statement No. 157,” which was issued by the FASB in February 2008 and delays until financial statements issued after December 15, 2008 the effective date of SFAS 157 for all nonfinancial assets and liabilities, except for those recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. With the adoption of SFAS 157, EFC Holdings uses a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of its assets and liabilities subject to fair value measurement under SFAS 133 and other accounting rules that require such measurement on a recurring basis. EFC Holdings primarily uses the market approach for recurring fair value measurements and uses valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

EFC Holdings categorizes its assets and liabilities recorded at fair value based upon the following fair value hierarchy established by SFAS 157:

•

Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. EFC Holdings’ Level 1 assets and liabilities normally include exchange traded commodity contracts. For example, EFC Holdings has a significant number of derivatives that are NYMEX futures and swaps transacted through clearing brokers for which the pricing is actively quoted.

•

Level 2 valuations use inputs other than actively quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. EFC Holdings’ Level 2 assets and liabilities utilize over the counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs. For example, EFC Holdings’ Level 2 assets and liabilities include forward commodity positions at locations for which over-the-counter broker quotes are available.

•

Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. EFC Holdings uses the most meaningful information available from the market combined with its own internally developed valuation methodologies to develop its best estimate of fair value. For example, certain derivative assets or liabilities are derived from pricing models that utilize multiple inputs to the valuations, including inputs that are not observable or easily corroborated through other means.

EFC Holdings utilizes several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis. These methods include, among others, the use of broker quotes and statistical relationships between different price curves.

In utilizing broker quotes, EFC Holdings attempts to obtain multiple quotes from brokers that are active in the commodity markets in which it participates (and requires at least two quotes to determine a pricing input as observable); however, not all pricing inputs are quoted by brokers. The number of broker quotes that EFC Holdings receives for certain pricing inputs varies depending on the depth of the trading market, each individual broker’s publication policy, recent trading volume shifts and various other factors. Broker quotes received are generally binding where markets are actively traded. In addition, for valuation of interest rate hedges, EFC Holdings uses a combination of dealer provided market valuations (generally non-binding) and Bloomberg valuations based on month-end interest rate curves and standard rate swap valuation models.

Certain derivatives and financial instruments are valued utilizing option pricing models that take into consideration multiple inputs including commodity prices, volatility factors, discount rates and other inputs.

Additionally, when there is not a sufficient amount of observable market data, valuation models are developed that incorporate proprietary views of market factors. Those valuation models are generally used in developing long-term forward price curves for certain commodities. EFC Holdings believes that development of such curves is consistent with industry practice; however, the fair value measurements resulting from such curves are classified as Level 3.

With respect to amounts presented in the following fair value hierarchy table, the fair value measurement of an asset or liability (e.g. a contract) is required under SFAS 157 to fall in its entirety in one level, based on the lowest level input that is significant to the fair value measurement. Certain assets and liabilities would be classified in Level 2 instead of Level 3 of the hierarchy except for the effects of credit reserves and non-performance risk adjustments, respectively. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability being measured.

At September 30, 2008, assets and liabilities measured at fair value on a recurring basis consisted of the following:

	Level 1	Level 2	Level 3	Reclassify(a)	Total
Assets:
Commodity-related contracts	$587	$1,005	$177	$91	$1,860
Interest rate swaps	—	18	—	—	18
Nuclear decommissioning trust(b)	135	299	—	—	434
Salary deferral plan investments(b)	2	20	—	—	22

Total assets	$724	$1,342	$177	$91	$2,334

Liabilities:
Commodity-related contracts	$865	$2,673	$369	$91	$3,998
Interest rate swaps	—	414	—	—	414

Total liabilities	$865	$3,087	$369	$91	$4,412

(a)	Represents the effects of reclassification of the assets and liabilities to conform to the balance sheet presentation of current and long-term assets and liabilities.
(b)	EFC Holdings’ nuclear decommissioning trust and salary deferral plan investments are included in the Investments line on the balance sheet.

Commodity-related contracts consist primarily of natural gas and electricity derivative instruments entered into for hedging purposes and include physical contracts that have not been designated “normal” purchases or sales under SFAS 133.

Interest rate swaps consist largely of variable-to-fixed rate swap instruments that are economic hedges of interest on long-term debt.

Nuclear decommissioning trust assets represent securities held for the purpose of funding the future retirement and decommissioning of EFC Holdings’ nuclear generation units. These investments include equity, debt and other fixed-income securities consistent with investment rules established by the NRC and the PUCT.

Salary deferral plan assets represent securities held for the purpose of funding the liabilities of EFH Corp.’s Salary Deferral Program. These investments include life insurance contracts, equity, debt and other fixed-income securities.

The following table presents the changes in fair value of EFC Holdings’ Level 3 assets and liabilities (all related to commodity contracts) for the three and nine months ended September 30, 2008:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Balance at beginning of period (net liability)	$(539)	$(173)
Total realized and unrealized gains (losses)(a):
Included in net income (loss)	395	(82)
Included in other comprehensive income	(8)	7
Purchases, sales, issuances and settlements (net)(b)	(31)	49
Net transfers in and/or out of Level 3(c)	(9)	7

Balance at September 30, 2008 (net liability)	$(192)	$(192)

Net change in unrealized gains (losses) included in net income relating to instruments held at September 30, 2008(a)	$435	$10

(a)	Substantially all changes in values of commodity-related contracts are reported in the income statement in net gain (loss) from commodity hedging and trading activities.
(b)	Purchases, sales and issuances represent amounts for new transactions entered into during the period and any unrealized gains (losses) that occurred during the period for those transactions. Settlements represent amounts included in the beginning balance for the period. Amount also includes fair values of transactions with Lehman Brothers Holdings Inc. that were terminated and therefore were reclassified from commodity and other derivative contractual assets to accounts receivable, which was reserved for as a charge reported in other deductions (see Notes 5 and 6).
(c)	Includes transfers due to changes in the observability of significant inputs. Amounts transferred in and/or out represent September 30, 2008 values.

13.    RELATED–PARTY TRANSACTIONS

The following represent the significant related-party transactions of EFC Holdings:

•

TCEH incurs electricity delivery fees charged by Oncor. These fees totaled $292 million and $778 million for the three and nine month periods ended September 30, 2008, respectively, and $302 million and $799 million for the three and nine month periods ended September 30, 2007, respectively.

•

Oncor’s bankruptcy-remote financing subsidiary has issued securitization (transition) bonds to recover generation-related regulatory assets through a transition surcharge to its customers. Oncor’s incremental income taxes related to the transition surcharges it collects are being reimbursed by TCEH. Therefore, EFC Holdings’ financial statements reflect a noninterest bearing note payable to Oncor of $298 million ($35 million reported as trade accounts and other payables to affiliates) at September 30, 2008 and $323 million ($34 million reported as trade accounts and other payables to affiliates) at December 31, 2007.

•

TCEH reimburses Oncor for interest expense on Oncor’s bankruptcy-remote financing subsidiary’s transition bonds. This interest expense totaled $11 million and $35 million for the three and nine month periods ended September 30, 2008, respectively, and $12 million and $37 million for the three and nine month periods ended September 30, 2007, respectively.

•

In December 2005, TCEH received a $1.5 billion note from EFH Corp. in partial settlement of outstanding advances. EFH Corp. settled the note in connection with the Merger. The note carried interest at a rate based on the weighted average cost of TCEH’s short-term borrowings. Interest income related to this note totaled $25 million and $71 million for the three and nine month periods ended September 30, 2007. In addition, interest income on outstanding advances to EFH Corp., which were also settled in connection with the Merger, totaled $74 million and $197 million for the three and nine month periods ended September 30, 2007.

•

Subsequent to the Merger, TCEH receives notes payable on demand from EFH Corp. in exchange for cash to be used for working capital and general corporate purposes of EFH Corp. The notes totaled $407 million at September 30, 2008 and $25 million at December, 31, 2007, and the average daily balance of the notes for the three and nine month periods ended September 30, 2008 were $480 million and $365 million, respectively. The notes carry interest at a rate based on the one-month LIBOR rate plus 5.00%, and interest income totaled $9 million and $22 million for the three and nine month periods ended September 30, 2008.

•

An EFH Corp. subsidiary charges subsidiaries of EFC Holdings for financial, accounting, environmental and other administrative services at cost. These costs, which are primarily reported in SG&A expenses, totaled $15 million and $46 million for the three and nine month periods ended September 30, 2008, respectively, and $14 million and $43 million for the three and nine month periods ended September 30, 2007, respectively.

•

Under Texas regulatory provisions, the trust fund for decommissioning TCEH’s Comanche Peak nuclear generation facility, reported in investments on EFC Holdings’ balance sheet, is funded by a delivery fee surcharge billed to REPs by Oncor and remitted to TCEH, with the intent that the trust fund assets will be sufficient to fund the decommissioning liability, reported in noncurrent liabilities on EFC Holdings’ balance sheet. Income and expenses associated with the trust fund and the decommissioning liability incurred by TCEH are offset by a net change in the intercompany receivable/payable with Oncor, which in turn results in a change in the net regulatory asset/liability. At September 30, 2008, the excess of the decommissioning liability over the trust fund balance resulted in a regulatory asset of $67 million, which is reported on Oncor’s balance sheet. At December 31, 2007, the excess of the trust fund balance over the estimated decommissioning liability resulted in a regulatory liability of $13 million, which is reported on Oncor’s balance sheet.

•

EFC Holdings has a 53.1% limited partnership interest, with a carrying value of $21 million and $28 million at September 30, 2008 and December 31, 2007, respectively, in an EFH Corp. subsidiary holding Capgemini-related assets. Equity losses related to this interest totaled $2 million and $7 million for the three and nine month periods ended September 30, 2008, respectively, and $2 million and $5 million for the three and nine month periods ended September 30, 2007, respectively. These losses primarily represent amortization of software assets held by the subsidiary. The equity losses are reported as other deductions.

•

EFH Corp. files a consolidated federal income tax return; however, EFC Holdings’ federal income tax and Texas margin tax expense and related balance sheet amounts, including income taxes payable to or receivable from EFH Corp., are recorded as if the entity is a stand-alone corporation. As a result, EFC Holdings had an income tax receivable from EFH Corp. of $346 million and $211 million at September 30, 2008 and December 31, 2007, respectively.

•	As of September 30, 2008, TCEH had cash collateral of $15 million posted with Oncor related to interconnection agreements for three generation units being developed by Luminant.

•

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of TCEH’s credit rating being below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. TCEH has posted a letter of credit in the amount of $14 million for the benefit of Oncor.

•

Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As part of this stipulation, TCEH will post a letter of credit in an amount equal to $170 million to secure TXU Energy’s payment obligations to Oncor if two or more of Oncor’s credit ratings are below investment grade. As of September 30, 2008, Oncor maintains an investment grade rating with each of the credit rating agencies.

•

At the closing of the Merger, TCEH entered into the TCEH Senior Secured Facilities with a syndicate of financial institutions and other lenders. This syndicate included affiliates of GS Capital Partners. Affiliates of GS Capital Partners have from time to time engaged in commercial banking and financial advisory transactions with EFC Holdings or its subsidiaries in the normal course of business.

•	Affiliates of Goldman Sachs & Co. are party to certain commodity and interest rate hedging transactions with EFC Holdings or its subsidiaries in the normal course of business.

•	From time to time affiliates of the Sponsor Group may acquire debt or debt securities issued by EFC Holdings in open market transactions or through loan syndications.

•

See Note 4 for contributions of entities and net assets to EFC Holdings, Note 6 for information regarding the accounts receivable securitization program and related subordinated notes receivable from TXU Receivables Company, Note 7 for guarantees and push down of certain EFH Corp. debt and Note 11 for information regarding pension and other postretirement employee benefits.

14.    SUPPLEMENTARY FINANCIAL INFORMATION

Stock-Based Compensation

Under the terms of the EFH Corp. 2007 Stock Incentive Plan, options to purchase 2 million and 13 million shares of EFH Corp. common stock were issued to certain EFC Holdings management employees in the three and nine months ended September 30, 2008. Vested awards must be exercised within 10 years of the grant date. The terms of the options were fixed at grant date. Options to purchase 1 million and 2 million shares were forfeited during the three and nine months ended September 30, 2008, respectively.

Expenses recognized for options granted totaled $4 million and $7 million for the three and nine month periods ended September 30, 2008, respectively.

Interest Expense and Related Charges

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Interest	$709	$128	$2,102	$342
Amortization of fair value debt discounts resulting from purchase accounting	4	—	12	—
Amortization of debt issuance costs and discounts	44	3	99	10
Unrealized mark-to-market net (gain) loss on interest rate swaps	(36)	—	(36)	—
Interest capitalized in accordance with SFAS 34	(74)	(14)	(220)	(37)

Total interest expense and related charges	$647	$117	$1,957	$315

Restricted Cash

	Successor
	At September 30, 2008		At December 31, 2007
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Amounts related to TCEH’s Letter of Credit Facility (See Note 7)	$—	$1,250	$—	$1,250
Amounts related to margin deposits held	20	—	—	—
Pollution control revenue bond funds held by trustee (See Note 7)	—	—	—	29

Total restricted cash	$20	$1,250	$—	$1,279

Inventories by Major Category

	Successor
	September 30, 2008	December 31, 2007
Materials and supplies	$132	$121
Fuel stock	144	138
Natural gas in storage	65	93

Total inventories	$341	$352

Investments Held in Money Market Fund

As of September 30, 2008, EFC Holdings held a $242 million interest in The Reserve’s US Government Fund, which began liquidation proceedings in September 2008 due to the credit crisis and withdrawal demands. In September 2008, EFC Holdings attempted to redeem its interest in the US Government Fund, but due to the liquidation process, the funds were not immediately made available. EFC Holdings expects to receive its funds by the end of the fourth quarter.

Investments

	Successor
	September 30, 2008	December 31, 2007
Nuclear decommissioning trust	$434	$484
Assets related to employee benefit plans, including employee savings programs	39	55
Land	42	42
Investment in affiliate holding Capgemini-related assets	21	28
Wind investment project	3	3
Miscellaneous other	—	1

Total investments	$539	$613

Property, Plant and Equipment

As of September 30, 2008 and December 31, 2007, property, plant and equipment of $21.1 billion and $20.5 billion, respectively, is stated net of accumulated depreciation and amortization of $1.1 billion and $288 million, respectively. Property, plant and equipment was fair-valued in connection with purchase accounting for the Merger.

Asset Retirement Obligations

Asset retirement obligations primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal-fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to the recognition of the asset retirement costs for nuclear decommissioning, as all costs are recoverable through the regulatory process as part of Oncor’s rates.

The following table summarizes the changes to the asset retirement liability, reported in other noncurrent liabilities and deferred credits in the balance sheet, during the nine months ended September 30, 2008:

Successor
Asset retirement liability at January 1, 2008	$773
Additions:
Accretion and incremental reclamation costs	38
Reductions:
Mining reclamation payments	(15)

Asset retirement liability at September 30, 2008	$796

Other Noncurrent Liabilities and Deferred Credits

The balance of other noncurrent liabilities and deferred credits consists of the following:

	Successor
	September 30, 2008	December 31, 2007
Unfavorable purchase and sales contracts	$735	$751
Uncertain tax positions (including accrued interest)	803	798
Asset retirement obligations	796	773
Retirement plan and other employee benefits	63	50
Other	34	52

Total other noncurrent liabilities and deferred credits	$2,431	$2,424

Unfavorable Purchase and Sales Contracts — Unfavorable purchase and sales contracts primarily represent the extent to which contracts on a net basis were unfavorable to market prices as of the date of the Merger. These are contracts for which: 1) TCEH has made the “normal” purchase or sale election allowed or 2) the contract did not meet the definition of a derivative under SFAS 133. Under purchase accounting, TCEH recorded the value as of October 10, 2007 as a deferred credit. Amortization of the deferred credit related to unfavorable contracts is primarily on a straight-line basis, which approximates the economic realization, and is recorded as revenues or a reduction of purchased power costs as appropriate. The amortization amount totaled $6 million and $23 million in the three and nine months ended September 30, 2008, respectively. Favorable purchase and sales contracts are recorded as intangible assets (see Note 3).

The estimated amortization of unfavorable purchase and sales contracts for each of the five succeeding fiscal years from December 31, 2007 is as follows:

Year	Successor Amount
2008	$30
2009	28
2010	27
2011	27
2012	27

Supplemental Cash Flow Information

	Successor	Predecessor
	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
Cash payments related to:
Interest paid	$1,734	$341
Capitalized interest	(220)	(37)

Interest paid (net of capitalized interest)	1,514	304
Income taxes	31	910
Noncash investing and financing activities:
Effect of Parent’s payment of interest on pushed down debt	126	—
Noncash construction expenditures(a)	155	128
Promissory note issued in conjunction with acquisition of mining-related assets	—	65
Capital leases	13	59
Purchase accounting adjustments	(66)	—

(a)	Represents end-of-period accruals.

15.    SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On October 31, 2007 and November 29, 2007, TCEH and TCEH Finance, as Co-Issuers, refinanced the entire $6.75 billion Senior Unsecured Interim Facility obtained to finance the Merger with $3.0 billion 10.25% Senior Notes Due 2015, $2.0 billion 10.25% Series B Senior Notes due 2015 and $1.75 billion 10.50%/11.25% Senior Toggle Notes due 2016 (the TCEH Notes). The TCEH Notes are unconditionally guaranteed by EFC Holdings and by each 100% owned subsidiary that guarantees the TCEH Senior Secured Facilities (collectively, the Guarantors). The guarantees issued by the Guarantors are full and unconditional, joint and several guarantees of the TCEH Notes. The guarantees rank equally with any senior unsecured indebtedness of the Guarantors and rank effectively junior to all of the secured indebtedness of the Guarantors to the extent of the assets securing that indebtedness. All other subsidiaries of EFC Holdings, either direct or indirect, do not guarantee the TCEH Notes (collectively the Non-Guarantors). The TCEH Indenture contains certain restrictions, subject to certain exceptions, on EFC Holdings’ ability to pay dividends or make investments.

The following tables present the condensed consolidating statements of income of EFC Holdings (Parent), TCEH (Issuer), the Guarantors and the Non-Guarantors for the three-month and nine-month periods ended September 30, 2008 and 2007, the condensed consolidating statements of cash flows of Parent, Issuer, the Guarantors and the Non-Guarantors for the nine-months ended September 30, 2008 and 2007 and the condensed consolidating balance sheets as of September 30, 2008 and December 31, 2007 of the Parent, Issuer, the Guarantors and the Non-Guarantors. Investments in consolidated subsidiaries are accounted for under the equity method. The presentations reflect the application of SEC Staff Accounting Bulletin Topic 5J, Push Down Basis of Accounting Required in Certain Limited Circumstances, including the push down of $2.250 billion of the EFH Corp. Notes to the Parent Guarantor and the TCEH Notes and the TCEH Senior Secured Facilities to the Other Guarantors. TCEH Finance’s sole function is to be the co-issuer of the TCEH Notes; therefore, it has no other independent assets, liabilities or operations.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Three Months Ended September 30, 2008

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$3,258	$—	$—	$3,258
Fuel, purchased power costs and delivery fees	—	—	(1,923)	—	—	(1,923)
Net gain from commodity hedging and trading activities	—	3,669	2,377	—	(1)	6,045
Operating costs	—	—	(158)	—	—	(158)
Depreciation and amortization	—	—	(296)	—	—	(296)
Selling, general and administrative expenses	—	—	(173)	—	1	(172)
Franchise and revenue-based taxes	—	—	(26)	—	—	(26)
Other income	—	—	2	—	—	2
Other deductions	—	25	(555)	—	(1)	(531)
Interest income	—	90	178	—	(248)	20
Interest expense and related charges	(66)	(796)	(603)	—	818	(647)

Income (loss) before income taxes	(66)	2,988	2,081	—	569	5,572
Income tax (expense) benefit	23	(1,068)	(744)	—	(197)	(1,986)
Equity earnings of subsidiaries	3,629	1,709	—	—	(5,338)	—

Net income	$3,586	$3,629	$1,337	$—	$(4,966)	$3,586

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income (Loss)

Nine Months Ended September 30, 2008

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$7,809	$—	$—	$7,809
Fuel, purchased power costs and delivery fees	—	—	(4,646)	—	—	(4,646)
Net gain (loss) from commodity hedging and trading activities	—	12	(260)	—	—	(248)
Operating costs	—	—	(501)	—	—	(501)
Depreciation and amortization	—	—	(827)	—	—	(827)
Selling, general and administrative expenses	—	—	(495)	—	—	(495)
Franchise and revenue-based taxes	1	—	(74)	—	—	(73)
Other income	1	—	8	—	(1)	8
Other deductions	—	25	(574)	—	(1)	(550)
Interest income	5	215	486	—	(662)	44
Interest expense and related charges	(206)	(2,383)	(1,765)	—	2,397	(1,957)

Loss before income taxes	(199)	(2,131)	(839)	—	1,733	(1,436)

Income tax benefit	67	741	287	—	(602)	493

Equity earnings (losses) of subsidiaries	(811)	579	—	—	232	—

Net income (loss)	$(943)	$(811)	$(552)	$—	$1,363	$(943)

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Three Months Ended September 30, 2007

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$2,572	$—	$—	$2,572
Fuel, purchased power costs and delivery fees	—	—	(1,184)	—	—	(1,184)
Net gain from commodity hedging and trading activities	—	142	320	—	—	462
Operating costs	—	—	(138)	—	—	(138)
Depreciation and amortization	—	—	(84)	—	—	(84)
Selling, general and administrative expenses	—	—	(151)	—	—	(151)
Franchise and revenue-based taxes	—	—	(25)	—	—	(25)
Other income	—	—	8	12	—	20
Other deductions	—	—	34	—	—	34
Interest income	76	102	126	6	(200)	110
Interest expense and related charges	(70)	(224)	(23)	—	200	(117)

Income before income taxes	6	20	1,455	18	—	1,499

Income tax expense	(1)	(9)	(482)	(7)	—	(499)

Equity earnings of subsidiaries	995	963	—	10	(1,968)	—

Net income	$1,000	$974	$973	$21	$(1,968)	$1,000

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Nine Months Ended September 30, 2007

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$6,624	$—	$—	$6,624
Fuel, purchased power costs and delivery fees	—	—	(3,086)	—	—	(3,086)
Net loss from commodity hedging and trading activities	—	(291)	(316)	—	—	(607)
Operating costs	—	—	(451)	—	—	(451)
Depreciation and amortization	—	—	(245)	—	—	(245)
Selling, general and administrative expenses	—	—	(437)	(1)	(1)	(439)
Franchise and revenue-based taxes	(1)	—	(78)	—	—	(79)
Other income	—	—	20	35	—	55
Other deductions	—	—	20	—	—	20
Interest income	202	276	333	18	(529)	300
Interest expense and related charges	(184)	(598)	(62)	—	529	(315)

Income (loss) before income taxes	17	(613)	2,322	52	(1)	1,777

Income tax (expense) benefit	(5)	247	(768)	(20)	1	(545)

Equity earnings of subsidiaries	1,220	1,546	—	15	(2,781)	—

Net income	$1,232	$1,180	$1,554	$47	$(2,781)	$1,232

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

at September 30, 2008

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$1,861	$11	$—	$—	$1,872
Investments held in money market fund	—	242	—	—	—	242
Restricted cash	—	—	20	—	—	20
Advances to affiliates	6	—	5,860	—	(5,866)	—
Trade accounts receivable – net	—	—	1,006	—	—	1,006
Notes receivable from parent	—	413	—	—	(6)	407
Income taxes receivable from parent	87	447	629	—	(817)	346
Accounts receivable from affiliates	—	—	150	—	(150)	—
Inventories	—	—	341	—	—	341
Commodity and other derivative contractual assets	—	34	1,504	—	—	1,538
Accumulated deferred income taxes	1	—	95	—	(89)	7
Margin deposits related to commodity positions	—	—	766	—	—	766
Other current assets	—	—	65	—	—	65

Total current assets	94	2,997	10,447	—	(6,928)	6,610

Restricted cash	—	1,250	—	—	—	1,250
Investments	5,333	21,678	537	—	(27,009)	539
Property, plant and equipment – net	—	—	21,143	—	—	21,143
Goodwill	—	18,033	—	—	—	18,033
Intangible assets – net	—	—	3,351	—	—	3,351
Commodity and other derivative contractual assets	—	98	242	—	—	340
Accumulated deferred income taxes	7	762	—	—	(769)	—
Accumulated debt issuance costs and other noncurrent assets	58	646	774	—	(597)	881

Total assets	$5,492	$45,464	$36,494	$—	$(35,303)	$52,147

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$2,470	$2,470	—	$(2,470)	$2,470
Advances from affiliates	—	5,866	—	—	(5,866)	—
Long-term debt due currently	7	202	299	—	(202)	306
Trade accounts payable – nonaffiliates	—	—	1,099	—	—	1,099
Accounts payable to affiliates	—	305	—	—	(150)	155
Notes payable to affiliates	6	—	35	—	(6)	35
Commodity and other derivative contractual liabilities	—	206	1,750	—	—	1,956
Margin deposits related to commodity positions	—	—	22	—	—	22
Accrued taxes other than income	—	—	87	—	—	87
Accumulated deferred taxes	—	89	—	—	(89)	—
Accrued interest	106	523	452	—	(446)	635
Other current liabilities	—	6	244	—	(7)	243

Total current liabilities	119	9,667	6,458	—	(9,236)	7,008

Accumulated deferred income taxes	—	—	6,175	—	(769)	5,406
Commodity and other derivative contractual liabilities	—	1,417	1,039	—	—	2,456
Notes or other liabilities due affiliates	—	—	263	—	—	263
Long-term debt, less amounts due currently	2,352	29,020	27,836	—	(27,646)	31,562
Other noncurrent liabilities and deferred credits	—	28	2,403	—	—	2,431

Total liabilities	2,471	40,132	44,174	—	(37,651)	49,126

Shareholders’ equity	3,021	5,332	(7,680)	—	2,348	3,021

Total liabilities and shareholders’ equity	$5,492	$45,464	$36,494	$—	$(35,303)	$52,147

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

at December 31, 2007

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$207	$8	$—	$—	$215
Advances to affiliates	—	—	5,520	—	(5,520)	—
Trade accounts receivable – net	—	1	826	—	—	827
Income taxes receivable from parent	21	41	362	—	(213)	211
Accounts receivable from affiliates	82	92	—	—	(174)	—
Notes receivable from parent	—	25	—	—	—	25
Inventories	—	—	352	—	—	352
Commodity and other derivative contractual assets	—	16	1,110	—	—	1,126
Accumulated deferred income taxes	1	—	102	—	(85)	18
Margin deposits related to commodity positions	—	308	205	—	—	513
Other current assets	1	1	69	—	2	73

Total current assets	105	691	8,554	—	(5,990)	3,360

Restricted cash	—	1,279	—	—	—	1,279
Investments	6,217	21,050	611	—	(27,265)	613
Property, plant and equipment – net	—	—	20,545	—	—	20,545
Goodwill	—	18,060	—	—	—	18,060
Intangible assets – net	—	—	4,137	—	—	4,137
Commodity and other derivative contractual assets	—	3	241	—	—	244
Accumulated deferred income taxes	19	646	—	—	(665)	—
Other noncurrent assets	66	735	791	—	(678)	914

Total assets	$6,407	$42,464	$34,879	$—	$(34,598)	$49,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$438	$438	$—	$(438)	$438
Advances from affiliates	—	5,520	—	—	(5,520)	—
Long-term debt due currently	7	167	193	—	(165)	202
Trade accounts payable – nonaffiliates	—	—	754	—	—	754
Accounts payable to affiliates	—	—	265	—	(174)	91
Notes payable to affiliates	—	—	34	—	—	34
Commodity and other derivative contractual liabilities	—	67	1,041	—	—	1,108
Margin deposits related to commodity positions	—	—	5	—	—	5
Accrued taxes other than income	—	—	56	—	—	56
Accumulated deferred income taxes	—	85	—	—	(85)	—
Accrued interest	44	340	332	—	(323)	393
Other current liabilities	—	33	214	—	(6)	241

Total current liabilities	51	6,650	3,332	—	(6,711)	3,322

Accumulated deferred income taxes	—	—	6,565	—	(665)	5,900
Commodity and other derivative contractual liabilities	—	1,452	1,000	—	—	2,452
Notes or other liabilities due affiliates	—	—	289	—	—	289
Long-term debt, less amounts due currently	2,353	28,141	27,044	—	(26,776)	30,762
Other noncurrent liabilities and deferred credits	—	4	2,420	—	—	2,424

Total liabilities	2,404	36,247	40,650	—	(34,152)	45,149

Shareholders’ equity	4,003	6,217	(5,771)	—	(446)	4,003

Total liabilities and shareholders’ equity	$6,407	$42,464	$34,879	$—	$(34,598)	$49,152

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Cash Flows

Nine Months Ended September 30, 2008

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Cash flows – operating activities:
Net loss	$(943)	$(811)	$(552)	$—	$1,363	$(943)
Adjustments to reconcile loss to cash provided by (used in) operating activities:
Equity in (earnings) losses of subsidiaries	811	(579)	—	—	(232)	—
Depreciation and amortization	8	12	1,142	—	—	1,162
Deferred income tax expense (benefit) – net	2	(39)	(351)	—	—	(388)
Effect of Parent’s payment of interest on pushed down debt	126	—	1,534	—	(1,534)	126
Unrealized net losses from mark-to-market valuations on commodity positions	—	(100)	321	—	—	221
Unrealized net gains from mark-to-market valuations on interest rate swaps	—	(36)	—	—	—	(36)
Impairment of emission allowances intangible assets	—	—	501	—	—	501
Charge related to Lehman bankruptcy	—	(25)	51	—	—	26
Other, net	1	16	75	—	—	92
Net change in operating assets and liabilities:
Margin deposits – net	—	308	(544)	—	—	(236)
Other	(4)	230	(289)	—	403	340

Cash provided by (used in) operating activities	1	(1,024)	1,888	—	—	865

Cash flows – financing activities:
Issuances of long-term debt	—	1,277	—	—	—	1,277
Retirements/repurchases of long-term debt	(2)	(373)	(24)	—	—	(399)
Change in short-term bank borrowings	—	2,032	—	—	—	2,032
Change in advances – affiliates	1	—	—	—	(26)	(25)
Other, net	—	(4)	33	—	—	29

Cash provided by (used in) financing activities	(1)	2,932	9	—	(26)	2,914

Cash flows – investing activities:
Capital expenditures and nuclear fuel purchases	—	—	(1,514)	—	—	(1,514)
Investment held in money market fund	—	(242)	—	—	—	(242)
Reduction of restricted cash related to pollution control revenue bonds	—	29	—	—	—	29
Proceeds from sale of environmental allowances and credits	—	—	30	—	—	30
Purchases of environmental allowances and credits	—	—	(18)	—	—	(18)
Proceeds from sales of nuclear decommissioning trust fund securities	—	—	747	—	—	747
Investments in nuclear decommissioning trust fund securities	—	—	(758)	—	—	(758)
Change in advances – affiliates	—	(42)	(365)	—	26	(381)
Other, net	—	1	(16)	—	—	(15)

Cash used in investing activities	—	(254)	(1,894)	—	26	(2,122)

Net change in cash and cash equivalents	—	1,654	3	—	—	1,657
Cash and cash equivalents – beginning balance	—	207	8	—	—	215

Cash and cash equivalents – ending balance	$—	$1,861	$11	$—	$—	$1,872

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Cash Flows

Nine Months Ended September 30, 2007

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Cash flows – operating activities:
Net loss	$1,232	$1,180	$1,554	$47	$(2,781)	$1,232
Adjustments to reconcile loss to cash used in operating activities:
Equity in earnings of subsidiaries	(1,220)	(1,546)	—	(15)	2,781	—
Depreciation and amortization	—	—	294	—	—	294
Deferred income tax benefit – net	2	(134)	30	13	—	(89)
Unrealized net losses from mark-to-market valuations on commodity positions	—	347	356	—	—	703
Credit related to impaired leases	—	—	(48)	—	—	(48)
Other, net	—	6	59	(35)	—	30
Net change in operating assets and liabilities:
Margin deposits – net	—	—	(768)	—	—	(768)
Other	844	487	(212)	3	(1,702)	(580)

Cash provided by operating activities	858	340	1,265	13	(1,702)	774

Cash flows – financing activities:
Issuances of long-term debt	—	1,000	—	—	—	1,000
Retirements/repurchases of long-term debt	(12)	(143)	(15)	—	—	(170)
Change in short-term bank borrowings	—	1,007	—	—	—	1,007
Cash dividends paid	(851)	(851)	(851)	—	1,702	(851)
Change in advances – affiliates	—	(926)	—	—	902	(24)
Other, net	—	(8)	—	—	—	(8)

Cash provided by (used in) financing activities	(863)	79	(866)	—	2,604	954

Cash flows – investing activities:
Capital expenditures and nuclear fuel purchases	—	—	(1,462)	—	—	(1,462)
Purchase of mining-related assets	—	—	(122)	—	—	(122)
Reduction of restricted cash related to pollution control revenue bonds	—	197	—	—	—	197
Proceeds from sales of nuclear decommissioning trust fund securities	—	—	402	—	—	402
Investments in nuclear decommissioning trust fund securities	—	—	(413)	—	—	(413)
Change in advances – affiliates	5	—	1,201	(13)	(902)	291

Cash provided by (used in) investing activities	5	197	(394)	(13)	(902)	(1,107)

Net change in cash and cash equivalents	—	616	5	—	—	621
Cash and cash equivalents – beginning balance	—	—	7	—	—	7

Cash and cash equivalents – ending balance	$—	$616	$12	$—	$—	$628

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Energy Future Competitive Holdings Company:

We have audited the accompanying consolidated balance sheets of Energy Future Competitive Holdings Company and subsidiaries (“EFC Holdings”) as of December 31, 2007 (successor) and 2006 (predecessor), and the related statements of consolidated income (loss), comprehensive income (loss), cash flows and shareholders’ equity for the period from October 11, 2007 through December 31, 2007 (successor), the period from January 1, 2007 through October 10, 2007 (predecessor) and for the years ended December 31, 2006 and 2005 (predecessor). These financial statements are the responsibility of the EFC Holdings’ management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. EFC Holdings is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of EFC Holdings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Energy Future Competitive Holdings Company and subsidiaries at December 31, 2007 (successor) and 2006 (predecessor), and the results of their operations and their cash flows for the period from October 11, 2007 through December 31, 2007 (successor), the period from January 1, 2007 through October 10, 2007 (predecessor) and for the years ended December 31, 2006 and 2005 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, EFC Holdings is a wholly owned subsidiary of Energy Future Holdings Corp. (“EFH Corp.”), which was merged with Texas Energy Future Merger Sub Corp on October 10, 2007. As a result, the periods presented in the accompanying financial statements reflect a new basis of accounting beginning October 11, 2007. As also discussed in Note 1 to the consolidated financial statements, EFC Holdings accounted for the contribution of certain subsidiaries, assets, and liabilities from EFH Corp. in a manner similar to a pooling of interests, adopted the provisions of FASB Staff Position No. FIN 39-1 and reclassified the results of its commodity hedging and trading activities on a retrospective basis.

/s/    Deloitte & Touche LLP

Dallas, Texas

September 24, 2008

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

STATEMENTS OF CONSOLIDATED INCOME (LOSS)

(Millions of Dollars)

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Operating revenues	$1,671	$6,884	$9,396	$10,824
Fuel, purchased power costs and delivery fees	(852)	(3,209)	(3,929)	(4,261)
Net gain (loss) from commodity hedging and trading activities	(1,492)	(554)	153	(164)
Operating costs	(124)	(471)	(605)	(1,424)
Depreciation and amortization	(315)	(253)	(334)	(759)
Selling, general and administrative expenses	(153)	(452)	(533)	(723)
Franchise and revenue-based taxes	(30)	(83)	(127)	(363)
Other income (Note 14)	2	59	78	115
Other deductions (Note 14)	(5)	20	(210)	(26)
Interest income	9	312	252	95
Interest expense and related charges (Note 27)	(652)	(329)	(334)	(616)

Income (loss) from continuing operations before income taxes, extraordinary loss and cumulative effect of changes in accounting principles	(1,941)	1,924	3,807	2,698
Income tax (expense) benefit	675	(618)	(1,306)	(882)

Income (loss) from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	(1,266)	1,306	2,501	1,816
Loss from discontinued operations, net of tax effect (Note 6)	—	—	—	(8)
Extraordinary loss, net of tax effect (Note 7)	—	—	—	(50)
Cumulative effect of changes in accounting principles, net of tax effect (Note 8)	—	—	—	(8)

Net income (loss)	$(1,266)	$1,306	$2,501	$1,750
Preferred stock dividends	—	—	—	3

Net income (loss) available for common stock	$(1,266)	$1,306	$2,501	$1,747

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

(Millions of Dollars)

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Income (loss) from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	$(1,266)	$1,306	$2,501	$1,816
Loss from discontinued operations, net of tax effect	—	—	—	(8)
Extraordinary loss, net of tax effect	—	—	—	(50)
Cumulative effect of changes in accounting principles, net of tax effect	—	—	—	(8)

Net income (loss)	(1,266)	1,306	2,501	1,750
Other comprehensive income (loss), net of tax effects:
Minimum pension liability adjustments (net of tax expense of $—, $—, $—and $7)	—	—	—	12
Cash flow hedges:
Net increase (decrease) in fair value of derivatives held at end of period (net of tax (expense) benefit of $97, $154, $(321) and $53)	(177)	(288)	598	(100)
Derivative value net (gains) losses related to hedged transactions recognized during the period and reported in net income (net of tax (expense) benefit of $—, $(48), $(26) and $67)	—	(89)	(47)	125

Total effect of cash flow hedges	(177)	(377)	551	25

Total adjustments to net income (loss)	(177)	(377)	551	37

Comprehensive income (loss)	$(1,443)	$929	$3,052	$1,787

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Millions of Dollars)

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Cash flows – operating activities
Net income (loss)	$(1,266)	$1,306	$2,501	$1,750
Loss from discontinued operations, net of tax effect	—	—	—	8
Extraordinary loss, net of tax effect	—	—	—	50
Cumulative effect of changes in accounting principles, net of tax effect	—	—	—	8

Income (loss) from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	(1,266)	1,306	2,501	1,816

Adjustments to reconcile income from continuing operations to cash provided by (used in) operating activities:
Depreciation and amortization	444	306	400	819
Deferred income tax expense (benefit) – net	(453)	(68)	182	643
Effect of Parent’s payment of interest on pushed down debt	24	—	—	—
Impairment of natural gas-fueled generation plants	—	—	198	—
Inventory writeoff related to natural gas-fueled generation plants	—	—	3	—
Asset writedown charges	—	—	—	11
Customer appreciation bonus charge (net of amounts credited to customers in 2006)	—	—	122	—
Credit related to impaired leases (Note 9)	—	(48)	(2)	(16)
Net gains on sale of assets	1	(38)	(68)	(90)
Net effect of unrealized mark-to-market valuations – losses (gains)	1,556	722	(272)	18
Bad debt expense	13	44	67	56
Stock-based incentive compensation expense	—	6	9	19
Recognition of losses on dedesignated cash flow hedges	1	8	10	11
Charge related to coal contract counterparty claim	—	—	—	12
Net equity loss (income) from unconsolidated affiliate	2	5	10	10
Changes in regulatory-related liabilities	—	—	—	(81)
Other, net	2	5	5	—
Changes in operating assets and liabilities:
Affiliate accounts receivable/payable – net	(91)	100	(43)	14
Accounts receivable – trade	(211)	308	348	(329)
Impact of accounts receivable sales program	(223)	45	(41)	197
Inventories	(14)	(33)	1	(56)
Accounts payable – trade	260	(444)	(212)	(34)
Commodity and other derivative contractual assets and liabilities	(10)	(167)	—	76
Margin deposits – net	(614)	(569)	564	61
Other – net assets	(223)	(5)	176	(379)
Other – net liabilities	554	(252)	799	(198)

Cash provided by (used in) operating activities from continuing operations	(248)	1,231	4,757	2,580

Cash flows – financing activities
Issuances of securities:
Merger-related debt financing	33,732	—	—	—
Pollution control revenue bonds	—	—	243	180
Other long-term debt	—	1,000	—	—
Retirements/repurchases of securities:
Merger-related debt repurchases	(8,992)	—	—	—
Pollution control revenue bonds	—	(143)	(259)	(39)
Preferred stock	—	—	—	(38)
Other long-term debt	(49)	(28)	(417)	(219)
Increase (decrease) in short-term borrowings:
Commercial paper	—	(623)	317	358
Bank borrowings	(1,617)	1,860	(245)	230
Decrease in income tax-related note payable to Oncor	(9)	(24)	(40)	—
Preferred stock dividend paid	—	—	—	(3)
Distribution paid to parent	(21,000)	(1,135)	(858)	(525)
Excess tax benefit on stock-based incentive compensation	—	—	11	16
Debt premium, discount, financing and reacquisition expenses – net	(577)	(12)	(17)	(21)

Cash provided by (used in) financing activities from continuing operations	$1,488	$895	$(1,265)	$(61)

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

STATEMENTS OF CONSOLIDATED CASH FLOWS (CONT.)

(Millions of Dollars)

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Cash flows – investing activities
Net advances to affiliates.	$(134)	$114	$(2,278)	$(1,531)
Capital expenditures	(496)	(1,409)	(791)	(1,042)
Nuclear fuel	(23)	(54)	(117)	(57)
Purchase of mining-related assets	—	(122)	—	—
Purchase of lease trust	—	—	(69)	—
Proceeds from sale of assets	14	2	17	70
Reduction of restricted cash	14	201	—	—
Proceeds from sales of nuclear decommissioning trust fund securities	831	602	207	191
Investments in nuclear decommissioning trust fund securities	(835)	(614)	(223)	(206)
Proceeds from pollution control revenue bonds deposited with trustee	—	—	(240)	—
Proceeds from letter of credit facility posted with trustee	(1,250)	—	—	—
Other	(2)	3	(3)	3

Cash used in investing activities from continuing operations	(1,881)	(1,277)	(3,497)	(2,572)

Discontinued operations:
Cash provided by (used in) operating activities	—	—	—	(5)

Cash provided by (used in) discontinued operations	—	—	—	(5)

Net change in cash and cash equivalents	(641)	849	(5)	(58)
Cash and cash equivalents – beginning balance	856	7	12	70

Cash and cash equivalents – ending balance	$215	$856	$7	$12

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	Successor	Predecessor
	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$215	$7
Restricted cash	—	3
Trade accounts receivable – net (Note 15)	827	806
Advances to parent	—	2,931
Note receivable from parent	25	1,500
Income taxes receivable from parent	211	—
Inventories	352	306
Commodity and other derivative contractual assets (Note 19)	1,126	2,192
Accumulated deferred income taxes (Note 13)	18	198
Margin deposits related to commodity positions	513	7
Other current assets	73	89

Total current assets	3,360	8,039

Restricted cash	1,279	241
Investments	613	546
Advances to parent	—	700
Property, plant and equipment – net	20,545	10,344
Goodwill (Note 3)	18,060	517
Intangible assets (Note 3)	4,137	9
Commodity and other derivative contractual assets (Note 19)	244	473
Unamortized debt issuance costs and other noncurrent assets	914	280

Total assets	$49,152	$21,149

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (Note 16)	$438	$818
Long-term debt due currently (Note 16)	202	178
Trade accounts payable – nonaffiliates	754	829
Trade accounts and other payables to affiliates	125	164
Commodity and other derivative contractual liabilities (Note 19)	1,108	1,516
Margin deposits related to commodity positions	5	681
Accrued income taxes payable to parent	—	501
Accrued taxes other than income	56	52
Accrued interest	393	50
Other current liabilities	241	300

Total current liabilities	3,322	5,089

Accumulated deferred income taxes (Note 13)	5,900	2,767
Investment tax credits	—	311
Commodity and other derivative contractual liabilities (Note 19)	2,452	266
Notes or other liabilities due affiliates	289	323
Long-term debt, less amounts due currently (Note 16)	30,762	3,088
Other noncurrent liabilities and deferred credits	2,424	1,362

Total liabilities	45,149	13,206

Commitments and Contingencies (Note 17)
Shareholders’ equity (Note 18)	4,003	7,943

Total liabilities and shareholders’ equity	$49,152	$21,149

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

STATEMENTS OF CONSOLIDATED SHAREHOLDERS’ EQUITY

(Millions of Dollars)

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Preferred stock – not subject to mandatory redemption:
Balance at beginning of period	$—	$—	$—	$38
Preferred stock repurchased and retired	—	—	—	(38)

Balance at end of period (number of shares outstanding:
Successor: December 31, 2007 – 4,788 shares; Predecessor:
October 10, 2007 and December 31, 2006 and 2005 – 788)	—	—	—	—

Class A common stock without par value – authorized shares – 9,000,000(a):
Balance at beginning of period	—	9	4	140
Effects of purchase accounting pushdown	1,415	—	—	—
Dividend to parent to fund Merger	(1,050)	—	—	—
Merger-related transactions	15	—	—	—
Distribution of assets and liabilities of Oncor to EFH Corp.	—	—	—	(148)
Capital contribution from EFH Corp. related to exchangeable preferred membership interests of TCEH	—	—	—	45
Capital contribution from EFH Corp. related to property assets	—	—	—	1
Effects of debt push down from EFH Corp.	(108)	—	—	—
Effects of stock-based incentive compensation plans	—	1	1	2
Acquired subsidiaries and net assets	—	—	1	—
Effects of allocation of SFAS 158 transition adjustment	—	—	3	—
Allocated pension assets	—	1	—	—
Transfer of equity to Class B common stock	—	—	—	(36)

Balance at end of period (shares outstanding for all periods presented – 2,062,768)	272	11	9	4

Class B common stock without par value – authorized shares – 171,000,000(a):
Balance at beginning of period	—	177	73	1,949
Effects of purchase accounting pushdown	26,888	—	—	—
Dividend to parent to fund Merger	(19,950)	—	—	—
Merger-related transactions	286	—	—	—
Distribution of assets and liabilities of Oncor to EFH Corp.	—	—	—	(2,807)
Capital contribution from EFH Corp. related to exchangeable preferred membership interests of TCEH	—	—	—	843
Capital contribution from EFH Corp. related to property assets	—	—	—	18
Effects of debt push down from EFH Corp.	(2,050)	—	—	—
Effects of stock-based incentive compensation plans	—	30	20	34
Acquired subsidiaries and net assets	—	—	19	—
Effects of allocation of SFAS 158 transition adjustment	—	—	62	—
Allocated pension assets	—	7	—	—
Transfer of accumulated deferred income taxes	—	—	2	—
TXU Fuel Co LLC equity adjustment	—	—	1	—
Transfer of equity from Class A common stock	—	—	—	36

Balance at end of period (shares outstanding for all periods presented – 39,192,594)	5,174	214	177	73

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

STATEMENTS OF CONSOLIDATED SHAREHOLDERS’ EQUITY (CONT.)

(Millions of Dollars)

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Retained earnings:
Balance at beginning of period	—	7,327	5,684	4,462
Net income (loss)	(1,266)	1,306	2,501	1,750
Intercompany payable/receivable settlements and contributions related to the Merger	—	(4,832)	—	—
Dividends declared on common stock	—	(1,135)	(858)	(525)
Dividends declared on preferred stock	—	—	—	(3)
Effect of adoption of FIN 48	—	(42)	—	—

Balance at end of period	$(1,266)	$2,624	$7,327	$5,684

Accumulated other comprehensive income (loss), net of tax effects:
Minimum pension liability adjustment (Note 21):
Balance at beginning of period	$—	$—	$—	$(12)
Change in minimum pension liability	—	—	—	12

Balance at end of period	—	—	—	—

Amounts related to cash flow hedges:
Balance at beginning of period	—	430	(121)	(166)
Change during the period	(177)	(377)	551	25
Distribution of assets and liabilities of Oncor to EFH Corp.	—	—	—	20

Balance at end of period	(177)	53	430	(121)

Total accumulated other comprehensive gain (loss) at end of period	(177)	53	430	(121)

Total shareholders’ equity	$4,003	$2,902	$7,943	$5,640

(a)	The beginning equity balance for the Successor period reflects the application of push-down accounting as a result of the Merger.

See Notes to Financial Statements.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SIGNIFICANT ACCOUNTING POLICIES

Description of Business

EFC Holdings is a wholly-owned subsidiary of EFH Corp. and is a Dallas-based holding company that conducts its operations principally through its wholly-owned subsidiary, TCEH. TCEH is a Dallas-based holding company for subsidiaries engaged in competitive electricity market activities largely in Texas, including Luminant, which is engaged in electricity generation, development and construction of new generation facilities, wholesale energy sales and purchases and commodity risk management and trading activities and TXU Energy, which is engaged in retail electricity sales. Commodity risk management and allocation of financial resources are performed at the consolidated level; therefore, there are no reportable business segments for 2007 and 2006. See paragraph below for discussion of 2005 segments and of the 2005 distribution of Oncor to EFH Corp.

On October 10, 2007, EFH Corp. completed its Merger with Merger Sub. As a result of the Merger, EFH Corp. became a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

In connection with the Merger, certain wholly-owned subsidiaries of EFH Corp. established for the purpose of developing and constructing new generation facilities have become subsidiaries of TCEH, and certain assets and liabilities of other such subsidiaries were transferred to TCEH and its subsidiaries. Those subsidiaries holding impaired construction work-in-process assets related to eight canceled coal-fueled generation units have not become subsidiaries of TCEH. (In addition, a wholly-owned subsidiary of EFC Holdings representing a lease trust holding certain combustion turbines has become a subsidiary of TCEH.) Because these transactions were between entities under the common control of EFH Corp., EFC Holdings accounted for the transactions in a manner similar to a pooling of interests. As a result, historical operations, financial position and cash flows of EFC Holdings and the entities and other net assets contributed are presented on a combined basis for all periods presented. See Note 4 for further information.

In December 2005, EFC Holdings distributed the assets and liabilities of its Oncor subsidiary, which is engaged in regulated electricity transmission and distribution operations, to EFH Corp. in the form of a dividend of capital (see Note 5). For the 2005 reporting period, EFC Holdings had two reportable business segments (Competitive Holdings and Regulated Delivery). (See Note 26 for further information concerning reportable business segments.)

Basis of Presentation

The consolidated financial statements of EFC Holdings have been prepared in accordance with US GAAP. The accompanying consolidated statements of income (loss) and cash flows present results of operations and cash flows of EFC Holdings for periods preceding the Merger (Predecessor) and of EFC Holdings for periods subsequent to the Merger (Successor). The consolidated financial statements of the Predecessor have been prepared on the same basis as the audited financial statements included in EFC Holdings’ 2006 Financial Statements with the exception of the adoption of FIN 48, a change to discontinue the netting of derivative assets and liabilities under master netting agreements as allowed under FIN 39-1, a change in classification to report the results of commodity hedging and trading activities on a separate line item in the income statement instead of within operating revenues, as discussed below, certain reclassifications in the statements of consolidated comprehensive income (loss) to conform to current presentation and changes in accounting policies also discussed below. The consolidated financial statements of the Successor reflect the application of purchase accounting and the adoption of SFAS 157. The Successor’s financial statements also reflect the contributions by EFH Corp. of certain subsidiaries and assets and liabilities as described above, which were accounted for in a manner similar to a pooling of interests (see Note 4). All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the financial statements and tables in the notes are stated in millions of US dollars unless otherwise indicated.

Change in Classification of Results from Commodity Hedging and Trading Activities — Effective April 1, 2008, EFC Holdings changed its classification of realized and unrealized net gains and losses from commodity hedging and trading activities such that the results from these activities are reported as a separate line on the income statement. Prior to April 2008, such amounts were included within operating revenues. EFC Holdings believes this change in classification provides users of the financial statements better transparency of underlying revenue trends. Results from commodity hedging and trading activities are volatile as a substantial majority of the activity involves natural gas financial instruments, which are used to economically hedge future cash flows from electricity sales and are marked-to-market in net income. Comparative financial statements of prior periods reflect this reclassification. The following table presents EFC Holdings’ operating revenues as previously reported and reflects the change in classification. There is no effect on reported earnings, the balance sheet or the statement of cash flows as a result of this change in presentation.

	Successor		Predecessor
	As Originally Reported	As Reclassified	As Originally Reported	As Reclassified	As Originally Reported	As Reclassified
	Period from October 11, 2007 through December 31, 2007	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	Period from January 1, 2007 through October 10, 2007	Year Ended December 31, 2006	Year Ended December 31, 2006
Operating revenues	$179	$1,671	$6,330	$6,884	$9,549	$9,396
Net gain (loss) from commodity hedging and trading activities	n/a	(1,492)	n/a	(554)	n/a	153

	Predecessor
	As Originally Reported	As Reclassified
	Year Ended December 31, 2005	Year Ended December 31, 2005
Operating revenues	$10,660	$10,824
Net gain (loss) from commodity hedging and trading activities	n/a	(164)

Discontinued Businesses

Note 6 presents detailed information regarding the effects of discontinued businesses, the results of which have been classified as discontinued operations.

Use of Estimates

Preparation of EFC Holdings’ financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments, other than those disclosed elsewhere herein, were made to previous estimates or assumptions during the current year.

Purchase Accounting

The Merger has been accounted for under purchase accounting, whereby the total purchase price of the transaction was allocated to EFH Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values, and the excess of the purchase price over the fair value of net assets acquired was recorded as goodwill. The allocation resulted in a significant amount of goodwill, an increase in the carrying value of property, plant and equipment and deferred income tax liabilities as well as new identifiable intangible assets and liabilities. Purchase accounting impacts, including goodwill recognition, have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their respective fair values as of October 10, 2007 and the recording of $18.1 billion of goodwill by EFC Holdings. Reported earnings in periods subsequent to the Merger reflect increases in interest, depreciation and amortization expense. See Note 2 for details regarding the effect of purchase accounting.

Derivative Instruments and Mark-to-Market Accounting

EFC Holdings enters into contracts for the purchase and sale of electricity, natural gas and other commodities and also enters into other derivative instruments such as options, swaps, futures and forwards primarily to manage commodity price and interest rate risks. If the instrument meets the definition of a derivative under SFAS 133, changes in the fair value of the derivative are recognized in net income as unrealized gains and losses, unless the criteria for certain exceptions are met, and an offsetting derivative asset or liability is recorded in the balance sheet. This recognition is referred to as “mark-to-market” accounting. The fair values of EFC Holdings’ unsettled commodity-related derivative instruments under mark-to-market accounting are reported in the balance sheet as commodity contract assets or liabilities. When derivative instruments are settled and realized gains and losses are recorded, the previously recorded unrealized gains and losses and derivative assets and liabilities are reversed. Under the exception criteria of SFAS 133, EFC Holdings may elect the “normal” purchase and sale exemption. A derivative contract may be designated as a “normal” purchase or sale if the commodity is to be physically received or delivered for use or sale in the normal course of business. If designated as normal, the derivative contract is accounted for under the accrual method of accounting (not marked-to-market) with no balance sheet or income statement recognition of the contract until settlement.

Because derivative instruments are frequently used as economic hedges, SFAS 133 allows the designation of such instruments as cash flow or fair value hedges provided certain conditions are met. A cash flow hedge mitigates the risk associated with the variability of the future cash flows related to an asset or liability (e.g., a forecasted sale of electricity in the future at market prices or the payment of interest related to variable rate debt), while a fair value hedge mitigates risk associated with fixed future cash flows (e.g., debt with fixed interest rate payments). In accounting for changes in the fair value of cash flow hedges, derivative assets and liabilities are recorded on the balance sheet with an offset to other comprehensive income or loss to the extent the hedges are effective and the hedged transaction remains probable of occurring. If the hedged transaction becomes probable of not occurring, hedge accounting is discontinued and the amount recorded in other comprehensive income is immediately reclassified into net income. Changes in value of fair value hedges are recorded as derivative assets or liabilities with an offset to net income, and the carrying value of the related asset or liability (hedged item) is adjusted for changes in fair value with an offset to net income. If the fair value hedge is settled prior to the maturity of the hedged item, the cumulative fair value gain or loss associated with the hedge is amortized into income over the remaining life of the hedged item. In the statement of cash flow, the effects of settlements of derivative instruments are classified consistent with the related hedged transactions.

To qualify for hedge accounting, a hedge must be considered highly effective in offsetting changes in fair value of the hedged item. Assessment of the hedge’s effectiveness is tested at least quarterly throughout its term to continue to qualify for hedge accounting. Changes in fair value that represent hedge ineffectiveness, even if the hedge continues to be assessed as effective, are immediately recognized in net income. Ineffectiveness is generally measured as the cumulative excess, if any, of the change in value of the hedging instrument over the change in value of the hedged item. See Notes 16 and 19 for additional information concerning hedging activity.

Revenue Recognition

EFC Holdings records revenue from electricity sales under the accrual method of accounting. Revenues are recognized when electricity is provided to customers on the basis of periodic cycle meter readings and include an estimated accrual for the revenues earned from the meter reading date to the end of the period (unbilled revenue).

Under a realignment of the wholesale energy operations effective January 1, 2006, management of wholesale purchases and sales of electricity for purposes of balancing electricity supply and demand was segregated from the buying and selling of electricity for trading purposes. Previously, all wholesale electricity purchases and sales were managed in aggregate under a “portfolio management” structure, as the primary activity was energy balancing, and all wholesale activity utilized (and continues to utilize) contracts for physical delivery. Financial derivative instruments, as are common in natural gas markets, are not as readily available in the ERCOT electricity market. The realignment reflects an expectation of a growing market for electricity trading in Texas. Under the previous structure, all purchases and sales scheduled with ERCOT for delivery were reported gross in the income statement, and “booked-out” sales and purchases (agreement with the counterparty to net settle offsetting volumes of purchases and sales before scheduling for delivery) were reported net. Effective with the January 1, 2006 realignment, those contracts that are separately managed as a trading book and scheduled for physical delivery are reported net upon settlement in accordance with EITF 02-3. All transactions reported net, including booked-out contracts, are reported as a component of net gain (loss) from commodity hedging and trading activities. Gross revenues from electricity trading activities totaled $334 million in the period from October 11, 2007 through December 31, 2007, $1.1 billion from January 1, 2007 through October 10, 2007 and $1.3 billion in 2006.

In addition, EFC Holdings revised its reporting of ERCOT electricity balancing transactions effective with 2006 reporting. These transactions represent wholesale purchases and sales of electricity for real-time balancing purposes as measured in 15-minute intervals. As is industry practice, these purchases and sales with ERCOT, as the balancing energy clearinghouse agent, are reported net in the income statement. EFC Holdings had historically reported the net amount as a component of purchased power cost as the activity consistently represented a net purchase of electricity prior to 2005 due in part to EFC Holdings’ retail load exceeding generation volumes. Although difficult to predict, it is expected that the balancing activity will frequently result in net revenues due in part to generation volumes exceeding retail load. EFC Holdings believes that presentation of this activity as a component of revenues more appropriately reflects EFC Holdings’ market position. Accordingly, net electricity balancing transactions are reported in revenues and the 2005 amounts have been reclassified to revenues for comparative purposes. The amount reported in revenues totaled $9 million in net purchases in the period from October 11, 2007 through December 31, 2007, $14 million in net purchases in the period from January 1, 2007 through October 10, 2007, $31 million in net purchases in 2006 and $225 million in net sales in 2005.

Realized and unrealized gains and losses from transacting in energy-related derivative instruments are reported as a component of net gain (loss) from commodity hedging and trading activities. See discussion above under “Derivative Instruments and Mark-to-Market Accounting.”

Impairment of Long-Lived Assets

EFC Holdings evaluates long-lived assets (including intangible assets with finite lives) for impairment whenever indications of impairment exist in accordance with the requirements of SFAS 144. The carrying value of such assets is deemed to be impaired if the projected undiscounted cash flows are less than the carrying value. If there is such impairment, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by discounted cash flows, supported by available market valuations, if applicable. See Note 9 for details of the impairment of the natural gas-fueled generation plants recorded in the second quarter of 2006.

Goodwill and Intangible Assets with Indefinite Lives

EFC Holdings evaluates goodwill and intangible assets with indefinite lives for impairment at least annually (as of October 1) in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. The impairment tests performed are based on discounted cash flow analyses. No impairment has been recognized as of December 31, 2007 for goodwill or intangible assets with indefinite lives. See Note 3 for details of goodwill and intangible assets with indefinite lives.

Finite-lived intangibles identified as a result of purchase accounting are amortized over their estimated useful lives based on the expected realization of economic effects. See Note 3 for additional information.

Amortization of Nuclear Fuel

Amortization of nuclear fuel is calculated on the units-of-production method and is reported as fuel costs.

Major Maintenance

Major maintenance costs incurred during generation plant outages and the costs of other maintenance activities are charged to expense as incurred. This accounting is consistent with FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities”.

Defined Benefit Pension Plans and Other Postretirement Employee Benefit Plans

EFC Holdings bears a portion of the costs of the EFH Corp. sponsored pension plan offering pension benefits based on either a traditional defined benefit formula or a cash balance formula to eligible employees and also offers certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees from EFC Holdings. Costs of pension and OPEB plans are determined in accordance with SFAS 87 and SFAS 106 and are dependent upon numerous factors, assumptions and estimates. See Note 21 for details with respect to the adoption of this standard and other information regarding pension and OPEB plans.

Stock-Based Incentive Compensation

Prior to the Merger, EFH Corp. provided discretionary awards payable in its common stock to qualified managerial employees under its shareholder-approved long-term incentive plans. These awards were accounted for based on the provisions of SFAS 123R, which provides for the recognition of stock-based compensation expense over the vesting period based on the grant-date fair value of those awards. In December 2007, EFH Corp.’s board of directors established its 2007 Stock Incentive Plan, which authorizes discretionary grants to directors, officers and qualified managerial employees of EFH Corp. and its affiliates (including EFC Holdings) of non-qualified stock options, stock appreciation rights, restricted shares, shares of common stock, the opportunity to purchase shares of common stock and other EFH Corp. stock-based awards. Stock options have been granted to employees of EFC Holdings under the plan and are being accounted for based upon the provisions of SFAS 123R. See Note 22 for information regarding stock-based incentive compensation.

Sales and Excise Taxes

Sales and excise taxes are accounted for as a “pass through” item on the balance sheet; i.e., the tax is billed to customers and recorded as trade accounts receivable with an offsetting amount recorded as a liability to the taxing jurisdiction.

Franchise and Revenue-Based Taxes

Unlike sales and excise taxes, franchise and gross receipt taxes are not a “pass through” item. These taxes are assessed to EFC Holdings by state and local government bodies, based on revenues or kWh delivered, as a cost of doing business and are recorded as an expense. Rates charged to customers by subsidiaries of EFC Holdings are intended to recover the taxes, but EFC Holdings is not acting as an agent to collect the taxes from customers.

Income Taxes

EFH Corp. files a consolidated federal income tax return; however, EFC Holdings’ income tax expense and related balance sheet amounts are recorded as if the entity was a stand-alone corporation. Deferred income taxes are provided for temporary differences between the book and tax basis of assets and liabilities. Previously earned investment tax credits were deferred and amortized as a reduction of income tax expense over the estimated lives of the related properties. In connection with purchase accounting, the remaining unamortized investment tax credit amount of $300 million was eliminated.

Prior to 2007, EFC Holdings generally accounted for uncertainty related to positions taken on tax returns based on the probable liability approach consistent with SFAS 5. Effective January 1, 2007, the company adopted FIN 48 as discussed below under “Changes in Accounting Standards” and in Note 11.

Accounting for Contingencies

The financial results of EFC Holdings may be affected by judgments and estimates related to loss contingencies. Accruals for loss contingencies are recorded when management determines that it is probable that an asset has been impaired or a liability has been incurred and that such economic loss can be reasonably estimated. Such determinations are subject to interpretations of current facts and circumstances, forecasts of future events and estimates of the financial impacts of such events. See Note 17 for a discussion of contingencies.

Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with a remaining maturity of three months or less are considered to be cash equivalents.

Restricted Cash

The terms of certain agreements require the restriction of cash for specific purposes. At December 31, 2007, $1.250 billion of cash is restricted to support letters of credit. See Notes 16 and 27 for more details regarding restricted cash.

Property, Plant and Equipment

At December 31, 2006, properties are stated at original cost. As a result of purchase accounting, EFC Holdings property amounts at October 10, 2007 were adjusted to estimated fair values while subsequent additions will be recorded at cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead, including payroll-related costs.

Depreciation of EFC Holdings’ property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties. As is common in the industry, the Predecessor historically recorded depreciation expense using composite depreciation rates that reflect blended estimates of the lives of major asset components as compared to depreciation expense calculated on an asset-by-asset basis. Effective with the Merger, depreciation expense for EFC Holdings’ properties is calculated on an asset-by-asset basis. Estimated depreciable lives are based on management’s estimates of the assets’ economic useful life.

Capitalized Interest

Interest related to EFC Holdings’ qualifying construction projects and qualifying software projects is capitalized in accordance with SFAS 34. See Note 27 for details of amounts.

Inventories

All inventories are reported at the lower of cost (on a weighted average basis) or market unless expected to be used in the generation of electricity. In connection with purchase accounting, inventory amounts at October 10, 2007 were recorded at fair value. Also see discussion immediately below regarding environmental allowances and credits.

Environmental Allowances and Credits

Effective with the Merger, EFC Holdings began accounting for all environmental allowances and credits as identifiable intangible assets with finite lives that are subject to amortization. The carrying values of these intangible assets at December 31, 2007 reflect fair value determinations as of the date of the Merger under purchase accounting. Amortization expense associated with these intangible assets is recognized on a unit of production basis as the allowances or credits are consumed in generation operations. In accordance with SFAS 144, the environmental allowances and credits are assessed for impairment when conditions or events occur that could affect the carrying value of the assets. EFC Holdings previously accounted for environmental allowances and credits as inventory. Both accounting methods are acceptable under GAAP.

Investments

Investments in a nuclear decommissioning trust fund are carried at fair value in the balance sheet. Investments in unconsolidated business entities over which EFC Holdings has significant influence but does not maintain effective control, generally representing ownership of at least 20% and not more than 50% of common equity, are accounted for under the equity method. Assets related to employee benefit plans represent investments held to satisfy deferred compensation liabilities and are recorded at market value. See Note 20 for details of investments.

Changes in Accounting Standards

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies in situations where other accounting pronouncements either permit or require fair value measurements. SFAS 157 does not require any new fair value measurements. Although the statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, it may be adopted early. On October 11, 2007, effective with the closing of the Merger, EFC Holdings early-adopted SFAS 157 for assets and liabilities recorded at fair value on a recurring basis. The adoption of SFAS 157 also reflects the application of FSP 157-2, “Effective Date of FASB Statement No. 157”, which was issued by the FASB in February 2008 and delays until financial statements issued after December 15, 2008 the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). See Note 23 for related disclosures.

Effective January 1, 2007, EFC Holdings adopted FIN 48 as required. FIN 48 provides clarification of SFAS 109 with respect to the recognition of income tax benefits of uncertain tax positions in the financial statements. The adoption also reflects the application of FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48”, which provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. See Note 11 for the impacts of adopting FIN 48 and required disclosures.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115”, which permits an entity to choose to measure certain financial assets and liabilities at fair value. SFAS 159 also revises provisions of SFAS 115 that apply to available-for-sale and trading securities. This statement is effective for fiscal years beginning after November 15, 2007. EFC Holdings does not expect SFAS 159 to materially impact its financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. SFAS 141R will significantly change the accounting for business combinations and applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited, so the new rule has not impacted purchase accounting related to the Merger. EFC Holdings is evaluating whether certain aspects of SFAS 141R could impact the accounting for the Merger in future periods.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008 and will require noncontrolling interests (now called minority interests) in subsidiaries initially to be measured at fair value and classified as a separate component of equity. Provisions are to be applied prospectively. Early adoption is prohibited. EFC Holdings currently has no material noncontrolling interests.

Effective January 1, 2008, EFC Holdings adopted FIN 39-1, “Amendment of FASB Interpretation No. 39”. This FSP provides additional guidance regarding the offsetting in the balance sheet of cash collateral and derivative fair value asset and liability amounts. As provided for by this new rule, for balance sheet presentation, EFC Holdings elected to not adopt netting of cash collateral, and further to discontinue netting of derivative assets and liabilities under master netting agreements. Accordingly, as required by the rule, prior period amounts in the financial statements reflect the change in presentation, resulting in an increase of $849 million and $171 million in both commodity and other derivative contractual current and noncurrent assets and liabilities, respectively, at December 31, 2007 and an increase of $1.244 billion and $139 million in both commodity and other derivative contractual current and noncurrent assets and liabilities, respectively, at December 31, 2006 compared to previously reported amounts.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement 133”. SFAS 161 enhances required disclosures regarding derivatives and hedging activities to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. EFC Holdings is evaluating the impact of this statement on its financial statement disclosures.

2.    FINANCIAL STATEMENT EFFECTS OF THE MERGER

EFH Corp. accounted for the Merger under purchase accounting in accordance with the provisions of SFAS 141, whereby the total purchase price of the transaction was allocated to EFH Corp.’s identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values as of October 10, 2007. The fair values were determined based upon assumptions related to future cash flows, discount rates, and asset lives as well as factors more unique to EFH Corp., its industry and the competitive wholesale power market that include forward natural gas price curves and market heat rates, retail customer attrition rates, generation plant operating and construction costs, and the effect on generation facility values of lignite fuel reserves and mining capabilities using currently available information. The excess of the purchase price over the fair value of net assets acquired was recorded by EFH Corp. as goodwill, which totaled $23.0 billion.

Purchase accounting impacts, including goodwill recognition, have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their fair values as of October 10, 2007. The assignment of purchase price was based on the relative estimated enterprise value of EFC Holdings’ operations as of the date of the Merger using discounted cash flow methodologies and resulted in EFC Holdings recording $18.1 billion of goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (billions of dollars):

Purchase price assigned to EFC Holdings		$28.3

Property, plant and equipment	20.3
Intangible assets	4.4
Other assets	3.9

Total assets acquired	28.6

Short-term borrowings and long-term debt	6.1
Deferred tax liabilities	6.6
Other liabilities	5.7

Total liabilities assumed	18.4
Net identifiable assets acquired.		10.2

Goodwill.		$18.1

Management believes the drivers of the goodwill amount include the incremental value of the future cash flow potential of the baseload generation facilities, including facilities under construction, over the values assigned to those assets under purchase accounting rules, considering the market-pricing mechanisms and growth potential in the ERCOT market, as well as the value derived from the scale of the retail business.

The purchase price allocation at December 31, 2007 is substantially complete; however, additional analysis with respect to the value of certain assets, contractual arrangements, contingent liabilities, and debt could result in a change in the total amount of goodwill.

The statements of consolidated income and cash flows for 2007 present Predecessor results from January 1 through October 10 and Successor results from October 11 through December 31.

Unaudited Pro Forma Financial Information

The following unaudited pro forma results of operations assume that the Merger-related transactions occurred on January 1, 2006. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of what EFC Holdings’ financial position or results of operations would have been if the transactions had occurred on that date, or what EFC Holdings’ financial position or results of operations will be for any future periods.

	2007	2006
Revenues:
Revenues	$8,562	$9,405
Net income (loss)	(1,480)	514

Pro forma adjustments for the year ended December 31, 2007 consist of adjustments for the Predecessor period and consist of $473 million in depreciation and amortization expense (including amounts recognized in revenues or fuel and purchased power costs), $1.865 billion in interest expense and a $818 million income tax benefit. Pro forma adjustments for the year ended December 31, 2006 consist of $606 million in depreciation and amortization expense (including amounts recognized in revenues or fuel and purchased power costs), $2.451 billion in interest expense and a $1.070 billion income tax benefit.

3.    GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

EFC Holdings’ goodwill as of December 31, 2007 totaled $18.1 billion, representing the allocated portion of the Merger purchase price over the fair value of EFC Holdings’ assets and liabilities, as discussed in Note 2. None of this goodwill balance is being deducted for tax purposes.

EFC Holdings evaluates goodwill for impairment at least annually (as of October 1) in accordance with SFAS No. 142. The impairment tests performed are based on discounted cash flow analyses. No goodwill impairment was recognized in 2007.

At December 31, 2006, EFC Holdings’ goodwill (net of accumulated amortization) totaled $517 million. This goodwill amount was eliminated as a result of the Merger.

Identifiable Intangible Assets

Identifiable intangible assets are comprised of the following:

	Successor			Predecessor
	As of December 31, 2007			As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Retail customer relationship	$463	$79	$384	$—	$—	$—
Favorable purchase and sales contracts	702	68	634	—	—	—
Capitalized in-service software	41	3	38	14	5	9
Emissions and renewable energy credits	1,525	19	1,506	—	—	—

Total intangible assets subject to amortization	$2,731	$169	2,562	$14	$5	9

Trade name (not subject to amortization)			1,436			—
Mineral interests (not currently subject to amortization)			139			—

Total intangible assets			$4,137			$9

Amortization expense related to intangible assets consisted of:

	Successor		Predecessor
	Useful lives at December 31, 2007 (weighted average in years)	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
				2006	2005
Retail customer relationship	4	$79	$—	$—	$—
Favorable purchase and sales contracts	11	72	—	—	—
Capitalized in-service software	6	2	4	2	2
Emission and renewable energy credits	23	20	—	—	—

Total amortization expense		$173	$4	$2	$2

Because of the immateriality of the amounts, capitalized in-service software was reported as part of property, plant and equipment in the balance sheet in previous reporting periods.

As discussed in Note 2, purchase accounting impacts have been “pushed down”, resulting in the assets and liabilities of EFC Holdings being recorded at their fair values as of October 10, 2007. As part of that process, EFC Holdings identified the following separately identifiable and previously unrecognized intangible assets acquired:

•

Retail Customer Relationship — Retail customer relationship intangible asset represents the value of TXU Energy’s non-contracted customer base and is being amortized using an accelerated method based on customer attrition rates and reflecting the pattern in which economic benefits are realized over their estimated useful life. Amortization expense related to retail customer relationship intangibles asset is reported as part of depreciation and amortization expense in the income statement.

•

Favorable Purchase and Sales Contracts — Favorable purchase and sales contracts intangible asset primarily represents the in-the-money value of commodity contracts for which: 1) EFC Holdings has made the “normal” purchase or sale election allowed by SFAS 133 or 2) the contracts that did not meet the definition of a derivative. The amortization periods of these intangible assets are based on the terms of the contracts, and the expense is reported as part of revenues or fuel and purchased power costs in the income statement as appropriate. Unfavorable purchase and sales contracts are recorded as other noncurrent liabilities and deferred credits (see Note 27).

•

Trade name — The trade name intangible asset represents the value of the TXU Energy trade name, and as an indefinite-lived asset is not subject to amortization. This intangible asset will be evaluated for impairment at least annually (as of October 1) in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”.

•

Emission Allowances and Credits — This intangible asset represents the fair value of emissions credits granted to or purchased by EFC Holdings to be used in its power generation activity. These credits will be amortized to fuel and purchase power costs utilizing a units-of-production method.

Estimated Amortization of Intangible Assets — The estimated aggregate amortization expense of intangible assets for each of the five succeeding fiscal years from December 31, 2007 is as follows:

Year	Successor
2008	$356
2009	450
2010	260
2011	231
2012	172

4.    CONTRIBUTIONS OF ENTITIES AND NET ASSETS TO EFC HOLDINGS

In connection with the Merger, EFH Corp. contributed all of the outstanding equity of certain subsidiaries to EFC Holdings. In addition, EFH Corp. subsidiaries contributed certain assets and liabilities to EFC Holdings. These contributions included assets and liabilities associated with the three new lignite/coal-fueled generation units currently under development and certain natural gas hedge positions. Because these transactions were between entities under the common control of EFH Corp., EFC Holdings accounted for the transactions in a manner similar to a pooling of interests. As a result, historical operations, financial position and cash flows of EFC Holdings and the entities and other net assets contributed are presented on a combined basis for all periods presented.

The following table presents the revenues, gain (loss) from commodity hedging and trading activities and net income (loss) of the entities contributed and the combined amounts presented in EFC Holdings’ consolidated income statements.

	Period from January 1, 2007 through October 10, 2007	Year Ended December 31,
		2006	2005
Revenues:
EFC Holdings	$6,884	$9,396	$10,824
Contributed subsidiaries(a)	—	—	—

Combined	$6,884	$9,396	$10,824

Gain (loss) from commodity hedging and trading activities:
EFC Holdings	$(264)	$211	$(164)
Contributed subsidiaries(a)	(290)	(58)	—

Combined	$(554)	$153	$(164)

Net income (loss):
EFC Holdings	$1,436	$2,536	$1,750
Contributed subsidiaries(a)	(130)	(35)	—

Combined	$1,306	$2,501	$1,750

The following table presents the assets, liabilities and equity of the entities and other assets and liabilities contributed and the combined amounts presented in EFC Holdings’ consolidated balance sheets.

December 31, 2006
Current assets:
EFC Holdings	$8,415
Subsidiaries and other assets contributed(b)	(376)

Combined	$8,039

Total assets:
EFC Holdings	$21,008
Subsidiaries and other assets contributed(b)	141

Combined	$21,149

Current liabilities:
EFC Holdings	$5,101
Subsidiaries and other liabilities contributed(b)	(12)

Combined	$5,089

Total liabilities:
EFC Holdings	$13,141
Subsidiaries and other liabilities contributed(b)	65

Combined	$13,206

Shareholders’ equity:
EFC Holdings	$7,867
Subsidiaries and other net assets contributed	76

Combined	$7,943

(a)	Includes the effects of unrealized mark-to-market losses on natural gas related hedge positions.
(b)	Includes the effects of eliminating intercompany items.

5.    ONCOR DISTRIBUTION

On December 29, 2005, EFC Holdings distributed its ownership of Oncor to EFH Corp. as a dividend. A summary of the assets and liabilities, which were distributed at book value, is provided in the table below. In accordance with the requirements of SFAS 144, Oncor’s results of operations are not reported as discontinued operations in EFC Holdings’ consolidated operating results because a significant component of Oncor’s cash flows have not been eliminated from the on-going operations of EFC Holdings as a result of Oncor’s delivery fee charges to TCEH related to the sale of electricity to retail customers (and effective recovery of those charges) by TCEH.

Distribution of Oncor
Current assets	$455
Investments	463
Property, plant and equipment - net	7,067
Other noncurrent assets	1,926

Total assets	9,911

Current liabilities	786
Noncurrent liabilities	2,083
Long-term debt	4,107

Total liabilities	6,976
Net assets and liabilities distributed	$2,935

6.    DISCONTINUED OPERATIONS

The table below reflects the results of the businesses reported as discontinued operations in 2005:

2005	Strategic Retail Services	Pedricktown	Total
Operating revenues	$—	$12	$12
Operating costs and expenses	—	14	14
Other deductions – net	3	—	3

Operating loss before income taxes	(3)	(2)	(5)
Income tax benefit	(1)	—	(1)
Charges related to exit (after-tax)	—	(4)	(4)

Loss from discontinued operations	$(2)	$(6)	$(8)

Strategic Retail Services

In December 2003, TCEH finalized a formal plan to sell its strategic retail services business, which was engaged principally in providing energy management services. Results in 2005 reflect an after-tax charge of $2 million related to a litigation settlement.

Pedricktown

In the second quarter of 2004, TCEH initiated a plan to sell the Pedricktown, New Jersey 122 MW electricity generation business. The business was sold in July 2005 for $8.7 million in cash. A $4 million after-tax charge in 2005 represents a working capital adjustment related to the sale transaction.

7.    EXTRAORDINARY ITEM

In December 2005, a subsidiary of EFC Holdings entered into an agreement to purchase, for $69 million in cash, the owner participant interest in a trust established to lease combustion turbines to another subsidiary of EFC Holdings. The trust is a variable interest entity, and in accordance with FIN 46R, the trust was consolidated at December 31, 2005, with the trust’s combustion turbine assets and related debt recorded at estimated fair values of $35 million and $96 million, respectively. The transaction was closed in March 2006. In the fourth quarter of 2005, EFC Holdings recorded an extraordinary loss of $50 million (net of a $28 million tax benefit) for the excess of the purchase price over the fair value of the trust’s net assets, net of the reversal of a previously established liability of $59 million related to the combustion turbine lease. Classification of the loss as extraordinary is in accordance with the provisions of FIN 46R.

8.    CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

FIN 47 was effective with reporting for the fourth quarter of 2005. This interpretation clarifies the term “conditional asset retirement” under SFAS 143 and requires entities to record the fair value of legally binding asset retirement obligations, the timing or method of settlement of which is conditional on a future event. For EFC Holdings, such liability relates to generation assets asbestos removal and disposal costs. As the new accounting rule required retrospective application to the inception of the liability, the effects of the adoption reflect the accretion and depreciation from the liability inception date through December 31, 2005. The liability is accreted each period, representing the time value of money, and the capitalized cost is depreciated over the remaining useful life of the related asset.

The following table details the $8 million net charge in December 2005 arising from the adoption of FIN 47:

Increase in property, plant and equipment – net	$5
Increase in other noncurrent liabilities and deferred credits	(17)
Increase in accumulated deferred income taxes	4

Cumulative effect of change in accounting principle	$(8)

9.    IMPAIRMENT OF NATURAL GAS-FUELED GENERATION UNITS

In 2006, EFC Holdings performed an evaluation of its natural gas-fueled generation units for impairment in accordance with the requirements of SFAS 144, which provides that long-lived assets should be tested for recovery whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In consideration of the lignite/coal-fueled generation plant development program then underway, among other factors, EFC Holdings determined at that time that it was more likely than not that its gas-fueled generation units, which have generally been operated to meet peak demands for electricity, would be sold or otherwise disposed of before the end of their previously estimated useful lives and should be tested for impairment as an asset group. As a result, it was determined that an impairment existed, and a charge of $198 million ($129 million after-tax) was recorded in 2006 to write down the assets to fair value, which was determined based on discounted estimated future cash flows. Because of the highly judgmental nature of key assumptions and potential volatility of market conditions, the adjusted carrying value of the units did not necessarily represent the amount of proceeds from any potential transaction to sell the units. The impairment was reported in other deductions in the Statements of Consolidated Income.

10.    CUSTOMER APPRECIATION BONUS

In 2006, EFC Holdings announced a special customer appreciation bonus program. Under the program, a $100 bonus was provided to residential customers receiving service as of October 29, 2006 and living in areas where EFC Holdings offered its price-to-beat rate, which expired January 1, 2007 in accordance with applicable law. Eligible customers were not required to continue to receive service from EFC Holdings to receive the bonus.

The bonus was paid out in the form of credits on customer bills, with approximately $40 million paid out in 2006 and the balance fully settled in 2007. The bonus program resulted in a pretax charge of $162 million ($105 million after-tax) in 2006. The charge was recorded as a reduction to revenue.

11.    ADOPTION OF NEW INCOME TAX ACCOUNTING RULES (FIN 48)

FIN 48 requires that each tax position be reviewed and assessed with recognition and measurement of the tax benefit based on a “more-likely-than-not” standard with respect to the ultimate outcome, regardless of whether this assessment is favorable or unfavorable. EFC Holdings applied FSP 48-1 to determine if each tax position was effectively settled for the purpose of recognizing previously uncertain tax positions. EFC Holdings completed its review and assessment of uncertain tax positions and in the quarter ended March 31, 2007 recorded a net charge to retained earnings and an increase to noncurrent liabilities of $42 million in accordance with the new accounting rule.

EFH Corp. and its subsidiaries file income tax returns in US federal, state and foreign jurisdictions and are subject to examinations by the IRS and other taxing authorities. Examinations of income tax returns filed by EFH Corp. and any of its subsidiaries for the years ending prior to January 1, 1997, with few exceptions, are complete. Texas franchise tax return periods under examination or still open for examination range from 2002 to 2006.

The IRS completed its examination of EFH Corp.’s US income tax returns for the years 1997 through 2002, and proposed adjustments were received in July 2007. EFH Corp. filed an appeal of the proposed adjustments in the third quarter of 2007. The proposed adjustments received from the IRS with respect to the 1997-2002 income tax returns do not materially affect EFH Corp.’s assessment of uncertain tax positions as reflected in the amounts recorded upon adoption of FIN 48.

EFC Holdings classifies interest and penalties related to uncertain tax positions as income tax expense. The amount of interest and penalties included in income tax expense totaled $5 million for the period October 11, 2007 through December 31, 2007 and $12 million for the period January 1, 2007 through October 10, 2007. Noncurrent liabilities included a total of $50 million in accrued interest at December 31, 2007. (All interest amounts are after-tax.)

The following table summarizes the changes to the uncertain tax positions, reported in other noncurrent liabilities in the consolidated balance sheet, during the year ended December 31, 2007:

Balance at January 1, 2007, excluding interest and penalties	$676
Additions based on tax positions related to prior years	70
Reductions based on tax positions related to prior years	(65)
Additions based on tax positions related to the current year	72
Settlements with taxing authorities	(5)

Balance at December 31, 2007, excluding interest and penalties	$748

Of the balance at December 31, 2007, $688 million represents tax positions for which the uncertainty relates to the timing of recognition in tax returns. The disallowance of such positions would not affect the effective tax rate, but would accelerate the payment of cash to the taxing authority to an earlier period.

With respect to tax positions for which the ultimate deductibility is uncertain (permanent items), should EFH Corp. sustain such positions on income tax returns previously filed, EFC Holdings’ liabilities recorded would be reduced by $42 million, resulting in increased net income and a favorable impact on the effective tax rate.

EFC Holdings does not expect that the total amount of uncertain tax positions for the positions assessed as of the date of the adoption will significantly increase or decrease within the next 12 months. To the extent any uncertain tax positions related to permanent items are resolved prior to January 1, 2009, the effects would be recorded to goodwill and not in the income statement in accordance with SFAS 141. Upon adoption of SFAS 141R on January 1, 2009, resolution of permanent items will be recorded in the income statement and affect the effective tax rate.

12.    TEXAS MARGIN TAX

In May 2006, the Texas legislature enacted a new law that reformed the Texas franchise tax system and replaced it with a new tax system, referred to as the Texas margin tax. The Texas margin tax has been determined to be an income tax for accounting purposes. In accordance with the provisions of SFAS 109, which require that deferred tax assets and liabilities be adjusted for the effects of new income tax legislation in the period of enactment, EFC Holdings estimated and recorded a deferred tax charge of $46 million in 2006.

In June 2007, an amendment to this law was enacted that included clarifications and technical changes to the provisions of the tax calculation. In the 2007 Predecessor period, EFC Holdings recorded a deferred tax benefit of $35 million, essentially all of which related to changes in the rate at which a tax credit is calculated as specified in the new law. This estimated benefit is based on the Texas margin tax law in its current form and the current guidance issued by the Texas Comptroller of Public Accounts.

The effective date of the Texas margin tax for EFC Holdings is January 1, 2008. The computation of tax liability will be based on 2007 revenues as reduced by certain deductions and was accrued in 2007.

13.    INCOME TAXES

The components of EFC Holdings’ income tax expense (benefit) applicable to continuing operations are as follows:

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Current:
US federal	$(232)	$678	$1,122	$233
State	10	8	—	5
Non-US	—	—	2	—

Total	(222)	686	1,124	238

Deferred:
US federal	(440)	(5)	120	663
State	(13)	(52)	78	2
Non-US	—	—	(1)	—

Total	(453)	(57)	197	665

Amortization of investment tax credits	—	(11)	(15)	(21)

Total	$(675)	$618	$1,306	$882

Reconciliation of income taxes computed at the US federal statutory rate to income tax expense:

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Income (loss) from continuing operations before income taxes, extraordinary loss and cumulative effect of changes in accounting principles:	$(1,941)	$1,924	$3,807	$2,698

Income taxes at the US federal statutory rate of 35%	(679)	673	$1,332	$944
Lignite depletion allowance	(5)	(30)	(51)	(33)
Production activities deduction	8	(10)	(14)	—
Amortization of investment tax credits	—	(11)	(15)	(21)
Amortization (under regulatory accounting) of statutory rate changes	—	—	—	(7)
Preferred securities cost	—	—	—	7
State income taxes, net of federal tax benefit	(5)	9	—	4
Texas margin tax – deferred tax adjustments (Note 12)	—	(35)	46	—
Accrual of interest	5	12	6	—
Other, including audit settlements	1	10	2	(12)

Income tax expense (benefit)	(675)	618	$1,306	$882

Effective tax rate	34.8%	32.1%	34.3%	32.7%

Deferred Income Tax Balances

Deferred income taxes provided for temporary differences based on tax laws in effect at December 31, 2007 and 2006, balance sheet dates are as follows:

	Successor			Predecessor
	December 31, 2007			December 31, 2006
	Total	Current	Noncurrent	Total	Current	Noncurrent
Deferred Income Tax Assets
Alternative minimum tax credit carryforwards	$337	$33	$304	$310	$173	$137
Net operating loss (NOL) carryforwards	9	—	9	12	—	12
Unamortized investment tax credits	—	—	—	109	—	109
Unfavorable purchase and sales contracts	269	—	269	—	—	—
Employee benefit obligations	40	15	25	38	10	28
Deferred gain on sale of assets	—	—	—	95	—	95
Other	137	8	129	81	21	60

Total	792	56	736	645	204	441

Deferred Income Tax Liabilities
Property, plant and equipment	4,770	—	4,770	2,210	—	2,210
Commodity contracts (mark-to-market)	257	32	225	959	4	955
Identifiable intangible assets	1,564	—	1,564	43	—	43
Debt fair value discounts	77	—	77	—	—	—
Other	6	6	—	2	2	—

Total	6,674	38	6,636	3,214	6	3,208

Net Deferred Income Tax (Asset) Liability	$5,882	$(18)	$5,900	$2,569	$(198)	$2,767

At December 31, 2007, EFC Holdings had $337 million of alternative minimum tax credit carryforwards (AMT) available to offset future tax payments. The AMT credit carryforwards have no expiration date. At December 31, 2007, EFC Holdings had net operating loss (NOL) carryforwards for federal income tax purposes of $27 million that expire between 2023 and 2027. The NOL carryforwards can be used to offset future taxable income. EFC Holdings expects to utilize all of its NOL carryforwards prior to their expiration dates.

The income tax effects of the components included in accumulated other comprehensive income at December 31, 2007 and 2006 totaled a net deferred tax asset of $95 million and a net deferred tax liability of $216 million, respectively.

See Note 11 for discussion regarding the implementation of FIN 48, which addresses accounting for uncertain tax positions.

14.    OTHER INCOME AND DEDUCTIONS

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Other income:
Amortization of gain on sale of TXU Fuel	$—	$36	$47	$47
Settlement penalty for coal tonnage delivery deficiency	—	6	—	—
Royalty income from lignite leases	1	9	4	—
Net gain on sale of assets(a)	—	1	21	36
Sales tax refunds	—	3	3	4
Insurance recoveries related to generation assets	—	—	2	8
Gain on sale of out-of-state electricity transmission project	—	—	—	7
Electricity sale agreement termination fee	—	—	—	4
Equity portion of allowance for funds used during construction	—	—	—	2
Other	1	4	1	7

Total other income	$2	$59	$78	$115

Other deductions:
Charge related to termination of rail car lease(b)	$—	$10	$—	$—
Asset writedown and generation-related lease termination and impairment credit(c)	—	(48)	(2)	(16)
Equity losses of affiliate holding investment in Capgemini	2	5	10	10
Charge for settlement of a retail matter with the PUCT	—	5	—	—
Charge for impairment of natural gas-fueled generation plants (Note 9)	—	—	198	—
Litigation settlements	—	—	6	—
Inventory write-off related to natural gas-fueled generation plants	—	—	3	—
Capgemini outsourcing transition costs	—	—	—	12
Expenses related to canceled construction projects	—	—	—	3
Charge (credit) related to coal contract counterparty claim(d)	—	—	(12)	12
Other	3	8	7	5

Total other deductions	$5	$(20)	$210	$26

(a)	Includes gains on land sales of $1 million for the period from January 1, 2007 through October 10, 2007, $11 million in 2006 and $33 million in 2005. The 2006 period also includes a $1 million gain related to the sale of mineral interests. The 2005 period also includes a $2 million gain on the sale of surplus equipment.

(b)	Represents costs associated with termination and refinancing of a rail car lease.
(c)	In 2004, EFC Holdings recorded a liability of $157 million for leases of certain natural gas-fueled combustion turbines, net of estimated sublease revenues that are no longer operated for its own benefit. Credits of $2 million and $16 million were recorded in 2006 and 2005, respectively, to adjust the liability for changes in estimated sublease proceeds, and in the third quarter of 2007, a $48 million reduction in the liability was recorded to reflect new subleases entered into in October 2007. The remaining $59 million liability was eliminated as part of purchase accounting as EFC Holdings intends to operate these assets for its own benefit.
(d)	In 2006, EFC Holdings recorded income of $12 million upon the settlement of a claim against a counterparty for nonperformance under a coal contract. A charge in the same amount was recorded in 2005 for losses due to the nonperformance.

15.    TRADE ACCOUNTS RECEIVABLE AND SALE OF RECEIVABLES PROGRAM

Sale of Receivables

Subsidiaries of EFC Holdings participate in an accounts receivable securitization program established by EFH Corp. for certain of its subsidiaries, the activity under which is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, subsidiaries of EFC Holdings (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy-remote direct subsidiary of EFH Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities).

In connection with the Merger, the accounts receivable securitization program was amended. Certain financial tests relating to TCEH and the originators that could have affected the amount of available funding under the program or caused a termination event or a default, including TCEH’s debt to capital (leverage) and fixed charge coverage ratios, were deleted and replaced with other tests. As amended, among other things, the amount of customer deposits held by the originators can reduce funding available under the program so long as TCEH’s long term senior unsecured debt rating is lower than investment grade. Also, the originators will continue to be eligible to participate in the program so long as TCEH provides the required form of parent guaranty. Subsequent to the Merger, only subsidiaries of TCEH participate in the accounts receivable securitization program.

The maximum amount currently available under the accounts receivable securitization program is $700 million. As of December 31, 2007, the program funding to the originators totaled $363 million. Under certain circumstances, the amount of customer deposits held by the originators can reduce the amount of undivided interests that can be sold, thus reducing funding available under the program. Funding availability for all originators is reduced by 100% of the originators’ customer deposits if TCEH’s credit rating is lower than Ba3/BB-; 50% if TCEH’s credit rating is between Ba3/BB- and Ba1/BB+; and zero % if TCEH’s credit rating is at least Baa3/BBB-. The originators’ customer deposits, which totaled $116 million, reduced funding availability as of December 31, 2007 as TCEH’s credit ratings were lower than Ba3/BB-.

All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, reflect seasonal variations in the level of accounts receivable, changes in collection trends as well as other factors such as changes in sales prices and volumes. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests. The balance of the subordinated notes payable, which is reported in trade accounts receivable, was $296 million and $159 million at December 31, 2007 and 2006, respectively.

The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities. The discount also funds a servicing fee paid by TXU Receivables Company to EFH Corporate Services Company, a direct subsidiary of EFH Corp. The program fees, also referred to as losses on sale of the receivables under SFAS 140, consist primarily of interest costs on the underlying financing. The servicing fee compensates EFH Corporate Services Company for the collection agent services being performed, including the maintenance of detailed accounts receivable collection records. The program and servicing fees represent essentially all the net incremental costs of the program to EFC Holdings and are reported in SG&A expenses. Fee amounts were as follows:

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Program fees	$9	$26	$34	$23
Program fees as a percentage of average funding (annualized)	9.5%	6.4%	5.8%	4.0%
Servicing fees	1	3	4	4

The accounts receivable balance reported in the December 31, 2007 consolidated balance sheet has been reduced by $659 million face amount of trade accounts receivable sold to TXU Receivables Company, partially offset by the inclusion of $296 million of subordinated notes receivable from TXU Receivables Company. Funding under the program decreased $178 million in 2007, decreased $41 million in 2006 and increased $197 million in 2005. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable balance approximated fair value due to the short-term nature of the collection period.

Activities of TXU Receivables Company related to EFC Holdings were as follows:

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Cash collections on accounts receivable	$1,538	$5,169	$7,274	$7,450
Face amount of new receivables purchased	(1,194)	(5,472)	(7,238)	(7,511)
Discount from face amount of purchased receivables	9	30	38	27
Program fees paid	(9)	(26)	(34)	(23)
Servicing fees paid	(1)	(3)	(4)	(4)
Increase (decrease) in subordinated notes payable	(120)	257	5	(136)

Operating cash flows used by (provided to) EFC Holdings under the program	$223	$(45)	$41	$(197)

The program may be terminated upon the occurrence of a number of specified events, including if the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds, and the financials institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator. In addition, the program may be terminated if TXU Receivables Company or EFH Corporate Services Company, as collection agent, shall default in any payment with respect to debt in excess of $50,000 in the aggregate for TXU Receivables Company and EFH Corporate Services Company, or if TCEH, any affiliate of TCEH acting as collection agent under the program other than EFH Corporate Services Company, any parent guarantor of an originator or any originator shall default in any payment with respect to debt (other than hedging obligations) in excess of $200 million in the aggregate for such entities.

Upon termination of the program, cash flows would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests from the funding entities instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 30 days.

The subordinated notes issued by TXU Receivables Company are subordinated to the undivided interests of the financial institutions in the purchased receivables.

Trade Accounts Receivable

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Gross trade accounts receivable	$1,214	$1,355
Undivided interests in accounts receivable sold by TXU Receivables Company	(659)	(700)
Subordinated notes receivable from TXU Receivables Company	296	159
Allowance for uncollectible accounts	(24)	(8)

Trade accounts receivable – reported in balance sheet	$827	$806

Gross trade accounts receivable at December 31, 2007 and 2006 included unbilled revenues of $404 million and $406 million, respectively.

Allowance for Uncollectible Accounts Receivable

Predecessor:
Allowance for uncollectible accounts receivable as of January 1, 2005	$15
Increase for bad debt expense	56
Decrease for account write-offs	(68)
Changes related to receivables sold	16
Distribution of Oncor	(3)
Other(a)	15

Allowance for uncollectible accounts receivable as of December 31, 2005	31
Increase for bad debt expense	67
Decrease for account write-offs	(79)
Changes related to receivables sold	4
Other(a)	(15)

Allowance for uncollectible accounts receivable as of December 31, 2006	8
Increase for bad debt expense	44
Decrease for account write-offs	(54)
Changes related to receivables sold	25

Allowance for uncollectible accounts receivable as of October 10, 2007	23

Successor:
Allowance for uncollectible accounts receivable as of October 11, 2007	23
Increase for bad debt expense	13
Decrease for account write-offs	(12)

Allowance for uncollectible accounts receivable as of December 31, 2007	$24

(a)	Reflects an allowance established in 2005 for a coal contract dispute that was reversed upon settlement in 2006. See Note 14.

Allowances related to undivided interests in receivables sold totaled $25 million at December 31, 2006 and were reported in current liabilities.

16.    SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-Term Borrowings

At December 31, 2007 and 2006, the outstanding short-term borrowings of EFC Holdings consisted of the following:

	Successor		Predecessor
	December 31, 2007		December 31, 2006
	Outstanding Amount	Interest Rate(a)	Outstanding Amount	Interest Rate(a)
Borrowings under credit facilities	$438	4.47%	$195	5.97%
Commercial paper	—	—	623	5.52%

Total	$438		$818

(a)	Weighted average interest rate at the end of the period.

All commercial paper borrowings matured prior to the Merger.

Credit Facilities

EFC Holdings’ (through TCEH) credit facilities with cash borrowing and/or letter of credit availability at December 31, 2007 are presented below. All these facilities were entered into on October 10, 2007 and all are senior secured facilities.

Authorized Borrowers and Facility	Maturity Date	At December 31, 2007
		Facility Limit	Letters of Credit	Cash Borrowings	Availability
TCEH Delayed Draw Term Loan Facility(a)	October 2014	$4,100	$—	$2,150	$1,950
TCEH Revolving Credit Facility(b)	October 2013	2,700	64	—	2,636
TCEH Letter of Credit Facility(c)	October 2014	1,250	—	1,250	—
Sub-total TCEH		$8,050	$64	$3,400	$4,586
TCEH Commodity Collateral Posting Facility(d)	December 2012	Unlimited	$—	$820	Unlimited

(a)	Facility to be used during the two-year period commencing on October 10, 2007 to fund expenditures for constructing new generation facilities and environmental upgrades of existing generation facilities, including previously incurred expenditures not yet funded under this facility. A total of $2.15 billion was drawn at the closing of the Merger. Borrowings are classified as long-term debt.
(b)	Facility to be used for letters of credit and borrowings for general corporate purposes.
(c)	Facility to be used for issuing letters of credit for general corporate purposes, including, but not limited to, providing collateral support under hedging arrangements and other commodity transactions that are not eligible for funding under the TCEH Commodity Collateral Posting Facility. The borrowings, all of which were drawn at the closing of the Merger and are classified as long-term debt, have been retained as restricted cash. Letters of credit totaling $1.241 billion issued as of December 31, 2007 are supported by the restricted cash, and the remaining letter of credit availability totals $9 million.
(d)	Revolving facility to be used to fund cash collateral posting requirements for specified volumes of natural gas hedges. A total of $382 million was drawn at the closing of the Merger and is recorded as long-term debt. Cash borrowings totaling $438 million at December 31, 2007 are classified as short-term borrowings.

On October 10, 2007, TCEH and Oncor repaid in full all outstanding borrowings totaling $2.440 billion, together with interest and all other amounts due in connection with such repayment, under their $6.5 billion of credit facilities terminated in connection with the Merger. TCEH’s outstanding borrowings under these pre-Merger facilities totaled $2.055 billion. Amounts used under the pre-Merger credit facilities at December 31, 2006, all of which related to TCEH, totaled $195 million in outstanding cash borrowings and $947 million of letters of credit.

Pursuant to PUCT rules, TCEH is required to maintain available capacity under its credit facilities in order to permit TXU Energy to return retail customer deposits, if necessary. As a result, at December 31, 2007, the total availability under the TCEH credit facilities should be further reduced by $124 million.

Long-Term Debt

At December 31, 2007 and 2006, the long-term debt of EFC Holdings consisted of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
TCEH
Pollution Control Revenue Bonds:
Brazos River Authority:
5.400% Fixed Series 1994A due May 1, 2029	$39	$39
7.700% Fixed Series 1999A due April 1, 2033	111	111
6.750% Fixed Series 1999B due September 1, 2034, remarketing date April 1, 2013(a)	16	16
7.700% Fixed Series 1999C due March 1, 2032	50	50
3.600% Floating Series 2001A due October 1, 2030(b)	71	71
5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)	217	217
3.600% Floating Series 2001D due May 1, 2033(b)	268	268
4.950% Floating Taxable Series 2001I due December 1, 2036(b)	62	62
3.600% Floating Series 2002A due May 1, 2037(b)	45	45
6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a)	44	44
6.300% Fixed Series 2003B due July 1, 2032	39	39
6.750% Fixed Series 2003C due October 1, 2038	52	52
5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014(a)	31	31
5.000% Fixed Series 2006 due March 1, 2041	100	100

Sabine River Authority of Texas:
6.450% Fixed Series 2000A due June 1, 2021	51	51
5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)	91	91
5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)	107	107
5.200% Fixed Series 2001C due May 1, 2028	70	70
5.800% Fixed Series 2003A due July 1, 2022	12	12
6.150% Fixed Series 2003B due August 1, 2022	45	45
3.850% Floating Series 2006A due November 1, 2041 (interest rate in effect at March 31, 2007)(c)	—	47
3.850% Floating Series 2006B due November 1, 2041 (interest rate in effect at March 31, 2007)(c)	—	46

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Trinity River Authority of Texas:
6.250% Fixed Series 2000A due May 1, 2028	14	14
3.850% Floating Series 2006 due November 1, 2041 (interest rate in effect at March 31, 2007)(c)	—	50

Unamortized fair value discount related to pollution control revenue bonds(d)	(175)	—

Senior Secured Facilities:
8.396% TCEH Initial Term Loan Facility maturing October 10, 2014(e)(f)	16,409	—
8.378% TCEH Delayed Draw Term Loan Facility maturing October 10, 2014(e)(f)	2,150	—
8.396% TCEH Letter of Credit Facility maturing October 10, 2014(f)	1,250	—
4.473% TCEH Commodity Collateral Posting Facility maturing October 10, 2012(f)(g)	382	—
Other:
10.25% Fixed Senior Notes due November 1, 2015	3,000	—
10.25% Fixed Senior Notes Series B due November 1, 2015	2,000	—
10.50 / 11.25% Senior Toggle Notes due November 1, 2016	1,750	—
6.125% Fixed Senior Notes due March 15, 2008(h)	3	250
7.000% Fixed Senior Notes due March 15, 2013(h)	5	1,000
7.100% Promissory Note due January 5, 2009	65	—
7.460% Fixed Secured Facility Bonds with amortizing payments through January 2015	78	85
Capital lease obligations	161	98
Fair value adjustments related to interest rate swaps	—	10
Unamortized fair value discount(d)	(9)	5

Total TCEH	28,604	3,126
EFC Holdings
7.170% Fixed Senior Debentures due August 1, 2007	—	10
9.580% Fixed Notes due in semiannual installments through December 4, 2019	59	62
8.254% Fixed Notes due in quarterly installments through December 31, 2021	56	59
5.711% Floating Rate Junior Subordinated Debentures, Series D due January 30, 2037(f)	1	1
8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037	8	8
10.875% EFH Corp. Fixed Senior Notes due November 1, 2017(i)	1,000	—
11.25/12.00% EFH Corp. Senior Toggle Notes due November 1, 2017(i)	1,250	—
Unamortized fair value discount(d)	(14)	—

Total EFC Holdings	2,360	140

Total EFC Holdings consolidated	30,964	3,266
Less amount due currently	(202)	(178)

Total long-term debt	$30,762	$3,088

(a)	These series are in the multiannual interest rate mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
(b)	Interest rates in effect at December 31, 2007. These series are in a weekly interest rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit.
(c)	These series were redeemed on May 8, 2007 as a result of the suspension of development of eight coal-fueled generation facilities.
(d)	Amount represents unamortized fair value adjustments recorded under purchase accounting.
(e)	Interest rate swapped to fixed on $15.05 billion principal amount. Initial borrowings under the TCEH Initial Term Loan Facility totaled $16.450 billion, of which TCEH repaid $41 million in December 2007 as required by the credit agreement.
(f)	Interest rates in effect at December 31, 2007.
(g)	See “Credit Facilities” above for more information.
(h)	EFH Corp. commenced offers to purchase and consent solicitations for these series on September 25, 2007. TCEH repurchased the majority of the bonds in October 2007.
(i)	See discussion below under “EFH Corp. Notes Issued Subsequent to the Merger”.

Long-Term Debt-Related Activity — EFC Holdings and its subsidiaries issued, reacquired or made scheduled principal payments on long-term debt in 2007 as follows (all amounts presented are principal):

	Successor				Predecessor
	Post-Merger		Merger-Date		Issuances	Repayments/ Repurchases
	Issuances	Repayments/ Repurchases	Issuances	Repayments/ Repurchases
TCEH:
Senior secured facilities:
Initial term loan facility	$—	$(41)	$16,450	$—	$—	$—
Delayed draw term loan facility	—	—	2,150	—	—	—
Letter of credit facility	—	—	1,250	—	—	—
Commodity collateral posting facility	—	—	382	—	—	—
Senior unsecured interim facilities:
Initial cash-pay loans	—	(5,000)	5,000	—	—	—
Initial toggle loans	—	(1,750)	1,750	—	—	—
Senior notes:
Senior cash-pay notes	5,000	—	—	—	—	—
Senior toggle notes	1,750	—	—	—	—	—
Floating rate senior notes(a)	—	—	—	(1,000)	1,000	—
Fixed senior notes	—	—	—	(1,242)	—	—
Secured promissory note	—	—	—	—	65	—
Pollution control revenue bonds	—	—	—	—	—	(143)
Capital lease obligations	16	(4)	—	—	59	(8)
Other long-term debt	—	—	—	—	—	(7)

EFC Holdings:
Fixed senior debentures	—	—	—	—	—	(10)
Other long-term debt	—	(4)	—	—	—	(2)

Total	$6,766	$(6,799)	$26,982	$(2,242)	$1,124	$(170)

(a)	Notes were subject to mandatory redemption upon closing of the Merger.

Note:	Amounts above do not include EFC Holdings’ allocated portion of EFH Corp. Notes issued subsequent to the Merger that are reflected on EFC Holdings’ balance sheet. See discussion below under “EFH Corp. Notes Issued Subsequent to the Merger”.

Maturities — Long-term debt maturities as of December 31, 2007 are as follows:

Year
2008	$160
2009	307
2010	309
2011	811
2012	279
Thereafter	29,135
Unamortized fair value discount	(198)
Capital lease obligations	161

Total	$30,964

TCEH Senior Secured Facilities — Borrowings, including letters of credit under the TCEH Initial Term Loan Facility, the TCEH Delayed Draw Term Loan Facility, the TCEH Revolving Credit Facility and the TCEH Letter of Credit Facility, which totaled $19.873 billion at December 31, 2007, bear interest at per annum rates equal to, at TCEH’s option, (i) adjusted LIBOR plus 3.50% or (ii) a base rate (the higher of (1) the prime rate as announced from time to time by the administrative agent of the facilities and (2) the federal funds effective rate plus 0.50%) plus 2.50%. There is a margin adjustment mechanism in relation to term loans, revolving loans and letter of credit fees commencing after delivery of the financial statements for the first quarter ending March 31, 2008, under which the applicable margins may be reduced based on the achievement of certain leverage ratio levels.

A commitment fee is payable quarterly in arrears and upon termination of the TCEH Revolving Credit Facility at a rate per annum equal to 0.50% of the average daily unused portion of such facility. The commitment fee will be subject to reduction, commencing after delivery of the financial statements for the first quarter ending March 31, 2008, based on the achievement of certain leverage ratio levels.

With respect to the TCEH Delayed Draw Term Loan Facility, a commitment fee is payable quarterly in arrears and upon termination of the undrawn portion of the commitments of such facility at a rate per annum equal to, prior to the first anniversary of October 10, 2007, 1.25% per annum, and thereafter, 1.50% per annum.

Letter of credit fees under the TCEH Revolving Facility are payable quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR under the TCEH Revolving Facility, less the issuing bank’s fronting fee. Letter of credit fees under the TCEH Letter of Credit Facility are equal to the difference between interest paid on each outstanding letter of credit at a rate of LIBOR plus 3.50% per annum and the interest earned on the total $1.25 billion TCEH Letter of Credit Facility restricted cash at a rate of LIBOR minus 0.12% per annum yielding a currently effective rate of 3.62% per annum on each outstanding letter of credit under that facility.

TCEH will pay a fixed quarterly maintenance fee of approximately $11 million through maturity for having procured the TCEH Commodity Collateral Posting Facility regardless of actual borrowings under the facility. In addition, TCEH will pay interest at LIBOR on actual borrowed amounts under the TCEH Commodity Collateral Posting Facility partially offset by interest earned on collateral deposits to counterparties.

The TCEH Senior Secured Facilities are unconditionally guaranteed jointly and severally on a senior secured basis, by EFC Holdings, and each existing and subsequently acquired or organized direct or indirect wholly-owned US restricted subsidiary of TCEH (other than certain subsidiaries as provided in the TCEH Senior Secured Facilities), subject to certain other exceptions.

The TCEH Senior Secured Facilities, including the guarantees thereof, certain commodity hedging transactions (including those that were formerly secured by a first-lien on the Big Brown plant) and the interest rate swaps described under “TCEH Interest Rate Hedges” below are secured by (a) substantially all of the current and future assets of TCEH and TCEH’s subsidiaries who are guarantors of such facilities as described above, and (b) pledges of the capital stock of TCEH and each current and future material wholly-owned restricted subsidiary of TCEH directly owned by TCEH or any guarantor.

The TCEH Senior Secured Facilities contain customary negative covenants, restricting, subject to certain exceptions, TCEH and TCEH’s restricted subsidiaries from, among other things:

•	incurring additional debt;

•	incurring additional liens;

•	entering into mergers and consolidations;

•	selling or otherwise disposing of assets;

•	making dividends, redemptions or other distributions in respect of capital stock;

•	making acquisitions, investments, loans and advances, and

•	paying or modifying certain subordinated and other material debt.

In addition, the TCEH Senior Secured Facilities contain a maintenance covenant that requires TCEH and its restricted subsidiaries to maintain a maximum consolidated secured leverage ratio and to observe certain customary reporting requirements and other affirmative covenants.

The TCEH Initial Term Loan Facility is required to be repaid in equal quarterly installments beginning on December 31, 2007 in an aggregate annual amount equal to 1% of the original principal amount of such facility, with the balance payable on October 10, 2014. The TCEH Delayed Draw Term Loan Facility is required to be repaid in equal quarterly installments beginning on the last day of the first fiscal quarter to occur after October 10, 2009 in an aggregate annual amount equal to 1% of the actual principal outstanding under the TCEH Delayed Draw Term Loan Facility as of such date, with the balance payable on October 10, 2014. Amounts borrowed under the TCEH Revolving Facility may be reborrowed from time to time from and after the closing date until October 10, 2013. The TCEH Letter of Credit Facility will mature on October 10, 2014. The TCEH Commodity Collateral Posting Facility will mature on December 31, 2012.

The TCEH Senior Secured Facilities contain certain customary events of default for senior leveraged acquisition financings, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments.

TCEH Senior Unsecured Interim Facilities — On October 10, 2007, TCEH and TCEH Finance entered into senior unsecured credit facilities with borrowings of $6.75 billion. All amounts outstanding under this facility were repaid using proceeds from the issuances of $3.0 billion of cash-pay senior notes on October 31, 2007 and $2.0 billion of cash-pay senior notes and $1.75 billion of toggle senior notes on December 6, 2007 described immediately below.

TCEH Notes Issued Subsequent to the Merger — Pursuant to an indenture entered into on October 31, 2007 (the TCEH Indenture), TCEH and TCEH Finance (the Co-Issuers) issued and sold $3.0 billion aggregate principal amount of 10.25% Senior Notes due November 1, 2015. On December 6, 2007 under a supplemental indenture, the Co-Issuers issued and sold $2.0 billion aggregate principal amount of 10.25% Series B Senior Notes due November 1, 2015. Interest on these notes (referred to as the TCEH Cash-Pay Notes) is payable in cash semiannually in arrears on May 1 and November 1 of each year at a fixed rate of 10.25% per annum, and the first interest payment will be made on May 1, 2008.

Pursuant to the supplemental indenture, the Co-Issuers also issued and sold $1.75 billion aggregate principal amount of 10.50%/11.25% Senior Toggle Notes due November 1, 2016. The initial interest payment on these notes (referred to as the TCEH Toggle Notes) will be payable in cash. For any interest period thereafter until November 1, 2012, the Issuer may elect to pay interest on the notes, at the Issuer’s option (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new TCEH Toggle Notes (PIK Interest); or (iii) 50% in cash 50% in PIK Interest. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year at a fixed rate of 10.50% per annum for cash interest and at a fixed rate of 11.25% per annum for PIK Interest, and the first interest payment will be made on May 1, 2008.

The $6.75 billion principal amount of notes issued under the TCEH Indenture and its supplement (the TCEH Cash-Pay Notes and the TCEH Toggle Notes) are collectively referred to as the TCEH Notes.

The TCEH Notes are fully and unconditionally guaranteed by TCEH’s direct parent, EFC Holdings (which owns 100% of TCEH and its subsidiary guarantors) and by each subsidiary that guarantees the TCEH Senior Secured Facilities (the TCEH Guarantors). The TCEH Notes are the Co-Issuers’ senior unsecured debt and rank senior in right of payment to any future subordinated indebtedness of the Co-Issuers, equally in right of payment with all of the Co-Issuers’ existing and future senior unsecured indebtedness, and structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Co-Issuers’ non-guarantor subsidiaries, including trade payables (other than indebtedness and liabilities owed to the Co-Issuers or the TCEH Guarantors). The TCEH Notes rank effectively junior in right of payment to all existing and future senior secured indebtedness of the Co-Issuers, including the TCEH Senior Secured Facilities to the extent of the value of the collateral securing such indebtedness.

The guarantees are joint and several guarantees of the TCEH Notes, are the TCEH Guarantors’ senior unsecured obligations and rank equal in right of payment with all existing and future senior unsecured indebtedness of the relevant TCEH Guarantor. The guarantees rank effectively junior to all secured indebtedness of the TCEH Guarantors to the extent of the assets securing that indebtedness. EFC Holdings’ guarantee of the TCEH Notes ranks equally with its guarantee of the EFH Corp. Notes discussed below. The guarantees of the TCEH Notes are structurally junior to all indebtedness and other liabilities of the Co-Issuers’ subsidiaries that do not guarantee the notes.

The TCEH Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Co-Issuers’ and their restricted subsidiaries’ ability to:

•	make restricted payments;

•	incur debt and issue preferred stock;

•	create liens;

•	engage in mergers or consolidations;

•	permit dividend and other payment restrictions on restricted subsidiaries, and

•	engage in certain transactions with affiliates.

The TCEH Indenture also contains customary events of default, including failure to pay principal or interest on the TCEH Notes or the guarantees when due, among others. If an event of default occurs under the TCEH

Indenture, the trustee or the holders of at least 30% in principal amount of the Required Debt (as such term is defined in the TCEH Indenture) may declare the principal amount on the TCEH Notes to be due and payable immediately.

The Co-Issuers may redeem the TCEH Cash-Pay Notes, in whole or in part, at any time on or after November 1, 2011, or the TCEH Toggle Notes, in whole or in part, at any time on or after November 1, 2012, at specified redemption prices, plus accrued and unpaid interest, if any. In addition, before November 1, 2010, the Co-Issuers may redeem with the cash proceeds of certain equity offerings up to 35% of the aggregate principal amount of TCEH Cash-Pay Notes from time to time at a redemption price of 110.250% of the aggregate principal amount of the TCEH Cash-Pay Notes, plus accrued and unpaid interest, if any, or 110.500% of the aggregate principal amount of the TCEH Toggle Notes, plus accrued and unpaid interest, if any. The Co-Issuers may also redeem the TCEH Cash-Pay Notes at any time prior to November 1, 2011 or the TCEH Toggle Notes at any time prior to November 1, 2012 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. Upon the occurrence of a change in control of TCEH, the Co-Issuers must offer to repurchase the TCEH Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The TCEH Notes were issued in a private placement and have not been registered under the Securities Act of 1933, as amended (the Securities Act). The Co-Issuers have agreed to use their commercially reasonable efforts to register with the SEC notes having substantially identical terms as the TCEH Notes as part of an offer to exchange freely tradable exchange notes for the TCEH Notes. The Co-Issuers have agreed to use commercially reasonable efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the TCEH Notes. If this obligation is not satisfied (a TCEH Registration Default), the annual interest rate on the TCEH Notes will increase by 0.25% per annum for the first 90-day period during which a TCEH Registration Default continues, and thereafter the annual interest rate on the TCEH Notes will increase by 0.50% per annum over the original interest rate for the remaining period during which the TCEH Registration Default continues. If the TCEH Registration Default is cured, the applicable interest rate on such TCEH Notes will revert to the original level.

EFH Corp. Notes Issued Subsequent to the Merger — EFC Holdings is a guarantor of certain EFH Corp. Notes. The notes and the guarantee are described below.

Pursuant to an indenture entered into in October 2007 (the EFH Corp. Indenture), EFH Corp. issued and sold $2.0 billion aggregate principal amount of 10.875% Senior Notes due November 1, 2017. Interest on the notes (referred to as the EFH Corp. Cash-Pay Notes) is payable in cash semi-annually in arrears on May 1 and November 1 of each year at a fixed rate of 10.875% per annum, and the first interest payment was made on May 1, 2008.

Pursuant to the EFH Corp. Indenture, EFH Corp. also issued and sold $2.5 billion aggregate principal amount of 11.250%/12.000% Senior Toggle Notes due November 1, 2017. The initial interest payment on the notes (referred to as the EFH Corp. Toggle Notes) will be payable in cash. For any interest period thereafter until November 1, 2012, EFH Corp. may elect to pay interest on the notes, at EFH Corp.’s option (i) entirely in cash; (ii) by increasing the principal amount of the notes or by issuing new EFH Corp. Toggle Notes (PIK Interest); or (iii) 50% in cash 50% in PIK Interest. Interest on the notes is payable semi-annually in arrears on May 1 and November 1 of each year at a fixed rate of 11.250% per annum for cash interest and at a fixed rate of 12.000% per annum for PIK Interest, and the first interest payment was made on May 1, 2008.

The $4.5 billion principal amount of notes issued under the EFH Corp. Indenture (the EFH Corp. Cash-Pay Notes and the EFH Corp. Toggle Notes) are collectively referred to herein as the EFH Corp. Notes.

The EFH Corp. Notes are fully and unconditionally guaranteed by EFC Holdings and Intermediate Holding, 100% owned subsidiaries of EFH Corp., (the EFH Corp. Guarantors). The EFH Corp. Notes are EFH Corp.’s senior unsecured debt and rank senior in right of payment to any existing and future subordinated indebtedness of

EFH Corp., equally in right of payment with all of EFH Corp.’s existing and future senior unsecured indebtedness and structurally subordinated in right of payment to all existing and future indebtedness, preferred stock and other liabilities of EFH Corp.’s non-guarantor subsidiaries, including trade payables (other than indebtedness and liabilities owed to EFH Corp. or the EFH Corp. Guarantors). The EFH Corp. Notes will rank effectively junior in right of payment to all future secured indebtedness of EFH Corp. to the extent of the assets securing that indebtedness.

The guarantees are joint and several guarantees of the EFH Corp. Notes, are the EFH Corp. Guarantors’ unsecured senior obligations and rank equal in right of payment with all existing and future senior unsecured indebtedness of the relevant EFH Corp. Guarantor and senior in right of payment to any existing or future subordinated indebtedness of the relevant EFH Corp. Guarantor. The guarantees of the EFH Corp. Notes will be structurally junior to all indebtedness and other liabilities of the relevant EFH Corp. Guarantor’s subsidiaries that are not guarantors.

The EFH Corp. Indenture contains a number of covenants that, among other things, restrict, subject to certain exceptions, EFH Corp.’s and its restricted subsidiaries’ ability to:

•	make restricted payments;

•	incur debt and issue preferred stock;

•	create liens;

•	engage in mergers or consolidations;

•	permit dividend and other payment restrictions on restricted subsidiaries, and

•	engage in certain transactions with affiliates.

The EFH Corp. Indenture also contains customary events of default, including failure to pay principal or interest on the EFH Corp. Notes or the guarantees when due, among others. If an event of default occurs under the EFH Corp. Indenture, the trustee or the holders of at least 30% in principal amount outstanding of the EFH Corp. Notes may declare the principal amount on the EFH Corp. Notes to be due and payable immediately.

EFH Corp. may redeem the EFH Corp. Notes, in whole or in part, at any time on or after November 1, 2012, at specified redemption prices, plus accrued and unpaid interest, if any. In addition, before November 1, 2010, EFH Corp. may redeem, with the net cash proceeds of certain equity offerings, up to 35% of the aggregate principal amount of the EFH Corp. Notes from time to time at a redemption price of 110.875% of the aggregate principal amount of the EFH Corp. Cash Pay Notes, plus accrued and unpaid interest, if any, or 111.250% of the aggregate principal amount of the EFH Corp. Toggle Notes, plus accrued and unpaid interest, if any. EFH Corp. may also redeem the EFH Corp. Notes at any time prior to November 1, 2012 at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. Upon the occurrence of a change in control, EFH Corp. must offer to repurchase the EFH Corp. Notes at 101% of their principal amount, plus accrued and unpaid interest, if any.

The EFH Corp. Notes were issued in a private placement and have not been registered under the Securities Act. EFH Corp. has agreed to use its commercially reasonable efforts to register with the SEC notes having substantially identical terms as the EFH Corp. Notes as part of an offer to exchange freely tradable exchange notes for the EFH Corp. Notes. EFH Corp. has agreed to use commercially reasonable efforts to cause the exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the EFH Corp. Notes. If this obligation is not satisfied (an EFH Corp. Registration Default), the annual interest rate on the EFH Corp. Notes will increase by 0.25% per annum for the first 90-day period during which an EFH Corp. Registration Default continues, and thereafter the annual interest rate on the EFH Corp. Notes will increase by 0.50% per annum over the applicable original interest rate for the remaining period during which the EFH Corp. Registration Default continues. If the EFH Corp. Registration Default is cured, the applicable interest rate on such EFH Corp. Notes will revert to the original level.

In accordance with SEC Staff Accounting Bulletin (SAB) Topic 5-J, “Push Down Basis of Accounting Required in Certain Limited Circumstances”, EFC Holdings reflects $2.250 billion principal amount of the EFH Corp. Notes on its balance sheet and the related interest expense in its income statement. The amount of the debt reflected on EFC Holdings’ balance sheet was calculated based upon the relative equity investment of EFC Holdings and Intermediate Holding in their respective operating subsidiaries at the time of the Merger. Because payment of principal and interest on the notes is the responsibility of EFH Corp., EFC Holdings records the settlement of such amounts as noncash capital contributions from EFH Corp.

Intercreditor Agreement — On October 10, 2007, in connection with the Merger, TCEH entered into an Intercreditor Agreement (the Intercreditor Agreement) with Citibank, N.A. and four secured commodity hedge counterparties (the Secured Commodity Hedge Counterparties). The Intercreditor Agreement provides that the lien granted to the Secured Commodity Hedge Counterparties will rank pari passu with the lien granted with respect to the collateral of the secured parties under the TCEH Senior Secured Facilities. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will be entitled to share, on a pro rata basis, in the proceeds of any liquidation of such collateral in connection with a foreclosure on such collateral in an amount provided in the TCEH Senior Secured Facilities. The Intercreditor Agreement also provides that the Secured Commodity Hedge Counterparties will have voting rights with respect to any amendment or waiver of any provision of the Intercreditor Agreement that changes the priority of the Secured Commodity Hedge Counterparties’ lien on such collateral relative to the priority of lien granted to the secured parties under the TCEH Senior Secured Facilities or the priority of payments to the Secured Commodity Hedge Counterparties upon a foreclosure and liquidation of such collateral relative to the priority of the lien granted to the secured parties under the TCEH Senior Secured Facilities.

TCEH Interest Rate Hedges — In the 2007 Successor period, TCEH entered into interest rate swap transactions pursuant to which payment of the floating interest rates on an aggregate of $15.05 billion of senior secured term loans of TCEH were exchanged for interest payments at fixed rates of between 7.3% and 8.3% on debt maturing from 2009 to 2014. The interest rate swaps are being accounted for as cash flow hedges related to variable interest rate cash flows. Based on the fair value of the positions, the interest rate swaps were $280 million out-of-the-money at December 31, 2007. This amount is reflected in the balance sheet as a derivative contract liability with the offset to accumulated other comprehensive income. No ineffectiveness gains or losses have been recorded.

Other Debt-Related Activity in 2007 — In September 2007, EFH Corp. commenced offers to purchase and consent solicitations with respect to $250 million in aggregate principal amount of TCEH’s outstanding 6.125% Senior Notes due 2008 and $1.0 billion in aggregate principal amount of TCEH’s outstanding 7.000% Senior Notes due 2013. The offers were contingent upon the closing of the Merger. In October 2007, TCEH purchased an aggregate of $247 million and $995 million principal amounts of these notes, respectively, for $248 million and $1.097 billion, respectively, excluding unpaid interest. An interest rate swap related to $250 million principal amount of these notes was settled for $2 million upon extinguishment of the debt.

In September 2007, subsidiaries of EFC Holdings acquired certain assets of Alcoa Inc. relating to the operation of a lignite mine near Sandow, including partial ownership of the lignite reserves in the mine, for a purchase price of $135 million, including cash of $70 million and a promissory note of $65 million due January 5, 2009 at a fixed interest rate of 7.100%, which has been reported as long-term debt.

In September 2007, TCEH refinanced an existing lease of rail cars, which had been accounted for as an operating lease, with a lease with another party that has been accounted for as a capital lease, resulting in a liability of $52 million reported as long-term debt. TCEH also entered into leases related to mining equipment that have been accounted for as capital leases of $7 million, $10 million and $6 million in September, October and December 2007, respectively.

In May 2007, TCEH redeemed at par the Sabine River Authority of Texas Series 2006A and 2006B pollution control revenue bonds with aggregate principal amounts of $47 million and $46 million, respectively, and the Trinity River Authority of Texas Series 2006 pollution control revenue bonds with an aggregate principal amount of $50 million. All three bond series were issued in November 2006 in conjunction with the development of eight coal-fueled generation units, which has been canceled. Restricted cash retained upon issuance of the bonds was used to fund substantially all of the redemption amounts.

In March 2007, TCEH issued floating rate senior notes with an aggregate principal amount of $1.0 billion with a floating rate based on LIBOR plus 50 basis points. The notes were to mature in September 2008, but in accordance with their terms, were redeemed upon closing of the Merger.

Debt-Related Activity in 2006 — In November 2006, upon the scheduled mandatory tender date, TCEH repurchased all of the Trinity River Authority of Texas Series 2001A and Brazos River Authority Series 2001B pollution control revenue bonds with aggregate principal amounts of $37 million and $19 million, respectively, at a price of 100% of the principal amount thereof. TCEH currently plans to remarket these bonds.

In June 2006, upon the scheduled mandatory tender date, TCEH repurchased all of the Brazos River Authority Pollution Control Revenue (Refunding) Bonds Series 1995B with an aggregate principal amount of $114 million at a price of 100% of the principal amount thereof. TCEH currently plans to remarket these bonds.

In May 2006, upon the scheduled mandatory tender date, TCEH repurchased all of the Brazos River Authority Pollution Control Revenue (Refunding) Bonds Series 1994B and 1995A with aggregate principal amounts of $39 million and $50 million, respectively, at a price of 100% of the principal amounts thereof. TCEH currently plans to remarket these bonds.

In March 2006, TCEH issued the Brazos River Authority Series 2006 Pollution Control Revenue Bonds with an aggregate principal amount of $100 million. The bonds have a fixed interest rate of 5.0% and mature in March 2041. Net proceeds of $100 million (principal amount less issuance expenses) from the issuance are held in a trust and, along with related earned interest, are classified as restricted cash. Such proceeds will be released to TCEH by the trust at such time as documentation of qualified expenditures are presented and approved by the trustee.

Other retirements of long-term debt in 2006 totaling $417 million represented payments at scheduled maturity dates and included $400 million of TCEH senior notes.

EFC Holdings Long-Term Debt Fair Value Hedges — EFC Holdings has used fair value hedging strategies to manage its exposure to fixed interest rates on long-term debt. These swaps qualified for and were designated as fair value hedges in accordance with SFAS 133 (under the “short-cut method” entities are allowed under SFAS 133 to assume no hedge ineffectiveness in a hedging relationship of interest rate risk if certain conditions are met). EFC Holdings had no fair value interest rate hedges as of December 31, 2007.

Long-Term Debt Fair Value Adjustments Related to Interest Rate Swaps (fixed to variable rate) —

Predecessor:
Long-term debt fair value adjustments related to interest rate swaps at January 1, 2006 – net reduction in debt carrying value (net out-of-the-money value of swaps)	$9
Fair value adjustments during the period	3
Recognition of net gains on settled fair value hedges(a)	(2)

Long-term debt fair value adjustments at December 31, 2006 – net reduction in debt carrying value	10
Fair value adjustments during the period	5
Recognition of net gains on settled fair value hedges(a)	(1)

Successor:
Long-term debt fair value adjustments at October 10, 2007 – net reduction in debt carrying value	14
Purchase accounting adjustment(b)	(14)

Long-term debt fair value adjustments related to interest rate swaps at December 31, 2007	$—

(a)	Net value of settled in-the-money fixed-to-variable swaps recognized in net income when the hedged transactions are recognized. Amount is pretax.
(b)	Reflects the fair-valuing of debt as part of purchase accounting.

Changes in market values of unsettled fair value hedge positions are accounted for as adjustments to the carrying value of related debt amounts, offset by changes in commodity and other derivative contractual asset or liability amounts.

17.    COMMITMENTS AND CONTINGENCIES

Generation Development

EPC agreements have been executed for the development of three lignite coal-fueled generation units in Texas. In connection therewith, orders have been placed for critical long lead-time equipment, including boilers, turbine generators and air quality control systems for the two units at Oak Grove and one unit at Sandow, and construction of the three units is underway.

In September 2007, a subsidiary of EFC Holdings acquired from Alcoa Inc. the air permit related to the Sandow facility that had been previously issued by the TCEQ. However, the air permit is the subject of an appeal as discussed below under “Litigation Related to Generation Development.”

A subsidiary of EFC Holdings has received the air permit for the Oak Grove units, which was approved by the TCEQ in June 2007. However, the air permit is the subject of an appeal and litigation as discussed below under “Litigation Related to Generation Development.”

Construction work-in-process assets balances for the three generation units totaled approximately $2.8 billion as of December 31, 2007 which includes the effects of the fair value adjustments related to purchase accounting. If construction-related agreements for the three generation units had been canceled as of that date, subsidiaries of EFH Corp. would have incurred an estimated termination obligation of up to approximately $400 million. This estimated gross cancellation exposure of approximately $3.2 billion at December 31, 2007 excludes any potential recovery values for assets acquired to date and for assets already owned prior to executing such agreements that are intended to be utilized for these projects.

Contractual Commitments

At December 31, 2007, EFC Holdings had noncancelable commitments under energy-related contracts, leases and other agreements as follows:

	Coal purchase agreements and coal transportation agreements	Pipeline transportation and storage reservation fees	Capacity payments under power purchase agreements(a)	Nuclear Fuel Contracts	Water Rights Contracts
2008	$219	$45	$73	$112	$8
2009	149	48	—	161	8
2010	43	41	—	54	8
2011	43	40	—	51	8
2012	—	81	—	154	8
Thereafter	—	—	—	259	50

Total	$454	$255	$73	$791	$90

(a)	On the basis of EFC Holdings’ current expectations of demand from its electricity customers as compared with its capacity and take-or-pay payments, management does not consider it likely that any material payments will become due for electricity not taken beyond capacity payments.

Future minimum lease payments under both capital leases and operating leases are as follows:

	Capital Leases	Operating Leases(a)
2008	$27	$37
2009	25	38
2010	25	38
2011	68	37
2012	11	39
Thereafter	55	328

Total future minimum lease payments	211	$517

Less amounts representing interest	50

Present value of future minimum lease payments	161
Less current portion	17

Long-term capital lease obligation	$144

(a)	Includes operating leases with initial or remaining noncancelable lease terms in excess of one year. Excludes future minimum lease payments for combustion turbines owned by a TCEH lease trust of $17 million in 2008, $17 million in 2009, $17 million in 2010, $17 million in 2011, $17 million in 2012 and $34 million in periods thereafter.

Rent charged to operating cost, fuel cost and SG&A totaled $20 million for the period October 11, 2007 through December 31, 2007, $50 million for the period January 1, 2007 through October 10, 2007 and $65 million and $89 million for the years ended December 31, 2006 and 2005, respectively.

Litigation Related to Generation Development

An administrative appeal challenging the order of the TCEQ issuing the air permit for construction and operation of the Oak Grove generation facility in Robertson County, Texas to a subsidiary of EFH Corp. was filed in September 2007 in the State District Court of Travis County, Texas. Plaintiffs asked that the District Court reverse TCEQ’s approval of the Oak Grove air permit and the TCEQ’s adoption and approval of the TCEQ Executive Director’s Response to Comments, and remand the matter back to the TCEQ for further proceedings. The TCEQ has filed the administrative record with the court. No further activity has occurred in the appeal. In addition to this administrative appeal, two other petitions were filed in Travis County District Court by non-parties to the administrative hearing before the TCEQ and the State Office of Administrative Hearings (SOAH) seeking to challenge the TCEQ’s issuance of the Oak Grove air permit and asking the District Court to remand the matter to the SOAH for further proceedings. Finally, the plaintiffs in these two additional lawsuits filed a third, joint petition claiming insufficiencies in the Oak Grove application, permit, and process and seeking party status and remand to the SOAH for further proceedings. EFH Corp. and EFC Holdings believe the Oak Grove air permit granted by the TCEQ is protective of the environment and that the application for and the processing of the air permit by the TCEQ was in accordance with law. There can be no assurance that the outcome of these matters would not result in an adverse impact on the Oak Grove project.

In December 2006, a lawsuit was filed in the US District Court for the Western District of Texas against Luminant Generation Company LLC (then known as TXU Generation Company LP), Oak Grove Management Company LLC (both wholly-owned subsidiaries of EFC Holdings) and EFH Corp. (then known as TXU Corp.). The complaint sought declaratory and injunctive relief, as well as the assessment of civil penalties, with respect to the permit application for the construction and operation of the Oak Grove generation facility in Robertson County, Texas. The plaintiffs alleged violations of the Federal Clean Air Act, Texas Health and Safety Code and Texas Administrative Code and sought to temporarily and permanently enjoin the construction and operation of the Oak Grove generation plant. The complaint also asserted that the permit application was deficient in failing to comply with various modeling and analyses requirements relative to the impact of emissions from the Oak Grove plant. Plaintiffs further requested that the District Court enter an order requiring the defendants to take other appropriate actions to remedy, mitigate and offset alleged harm to the public health and environment. EFH Corp. and the other defendants believe the Oak Grove air permit granted by the TCEQ in June 2007 is protective of the environment and that the application for and the processing of the air permit by Oak Grove Management Company LLC with the TCEQ has been in accordance with applicable law. EFH Corp. and the other defendants filed a Motion to Dismiss the litigation, which was granted by the District Court in May 2007. The plaintiffs appealed the District Court’s dismissal of the case to the US Fifth Circuit Court of Appeals, and in July 2008, the US Fifth Circuit Court of Appeals upheld the District Court’s dismissal of the case. EFH Corp. and EFC Holdings believe that the US Fifth Circuit Court of Appeals properly upheld the District Court’s decision, and while EFH Corp. and EFC Holdings are unable to estimate any possible loss or predict the outcome of this litigation in the event the plaintiffs appeal the US Fifth Circuit Court of Appeals’ decision to the US Supreme Court, EFH Corp. and EFC Holdings maintain that the claims made in the complaint are without merit. Accordingly, EFH Corp. and EFC Holdings intend to continue to vigorously defend any further appeal. There can be no assurance that the outcome of this matter would not result in an adverse impact on the Oak Grove project.

In May 2008, the Sierra Club announced that it may sue Oak Grove Management Company LLC for violating federal Clean Air Act provisions regarding hazardous air pollutants. Similarly, in July 2008, the Sierra Club announced that it may sue Luminant, after the expiration of a 60-day waiting period, for violating federal Clean Air Act provisions in connection with its Martin Lake generation facility. EFC Holdings believes that, contrary to Sierra Club’s allegations, it obtained lawful permits for constructing the Oak Grove generation facility and that it is in compliance with emissions requirements applicable to the Martin Lake generation facility. EFC Holdings cannot predict whether the Sierra Club will actually file suit or the outcome of any such proceedings.

In September 2007, a subsidiary of EFC Holdings acquired from Alcoa Inc. the air permit related to the Sandow 5 facility that had been previously issued by the TCEQ. Although a federal district court approved a settlement pursuant to which EFC Holdings acquired the permit, environmental groups opposed to the settlement appealed the district court’s decision to the US Fifth Circuit Court of Appeals. In June 2008, the US Fifth Circuit Court of Appeals upheld the district court’s decision. EFC Holdings believes the claims are without merit and will vigorously defend any further appeal. There can be no assurance that the outcome of this matter would not result in an adverse impact on the Sandow 5 project or EFC Holdings.

Other Litigation

In July 2008, Alcoa Inc. filed a lawsuit in Milam County, Texas district court against Luminant Generation Company LLC, Luminant Mining Company LLC, Luminant Energy Company LLC and Sandow Power Company LLC (each of which is an indirect wholly-owned subsidiary of EFC Holdings). The lawsuit alleges breach of various contractual arrangements related to operation of the Sandow Unit 4 generation facility and the Three Oaks mine, breach of fiduciary duty, fraud, and conversion, and requests money damages in an unspecified amount, declaratory judgment, an accounting and rescission. While EFC Holdings is unable to estimate any possible loss or predict the outcome of this litigation, EFC Holdings believes the claims made in this litigation are without merit and, accordingly, intends to vigorously defend this litigation.

Regulatory Investigations and Reviews

In March 2007, the PUCT issued a Notice of Violation (NOV) stating that the PUCT Staff was recommending an enforcement action, including the assessment of administrative penalties, against EFH Corp. and certain affiliates for alleged market power abuse by its power generation affiliates and Luminant Energy in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. In

September 2007, the PUCT issued a revised NOV in which the proposed administrative penalty amount was reduced from $210 million to $171 million. The revised NOV was necessary, according to the PUCT Staff, to correct calculation errors in the initial NOV. As revised, the NOV is premised upon the PUCT Staff’s allegation that Luminant Energy’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $57 million, including approximately $19 million in incremental revenues to EFH Corp. A hearing requested by Luminant Energy to contest the alleged occurrence of a violation and the amount of the penalty in the NOV was scheduled to start in April 2008 but was stayed pending resolution of discovery disputes and Luminant Energy’s motion to dismiss, which was filed in November 2007. That motion was denied by the state administrative law judges, and in February 2008 the PUCT declined to hear Luminant Energy’s appeal of that denial. In March 2008, Luminant Energy submitted to the administrative law judges its motion for summary decision on the discrete legal issue of what the maximum lawful penalty calculation could be in this proceeding. In April 2008, PUCT Staff submitted its cross-motion on the same issue. In July 2008, the administrative law judges issued their order on the cross-motions for summary decision. The order held that the PUCT Staff’s proposed penalty calculation is unlawful and ruled partially in Luminant Energy’s favor holding that the proper maximum penalty calculation should be based on the number of allegedly improper bid curves submitted to ERCOT during the relevant time period. The order also holds that a fact issue exists with respect to the number of bid curves submitted during the relevant period. Based upon this order and the PUCT Staff’s alleged number of bid curves, EFC Holdings believes the maximum penalty would have been less than $16 million. The PUCT Staff appealed the administrative law judges’ ruling on this maximum penalty issue to the PUCT, and at the August 14, 2008 PUCT open meeting, the PUCT Commissioners determined that it was inappropriate to decide the issue of how to calculate the potential maximum penalty at this point in the case. Instead, the PUCT indicated that the maximum penalty issue should be determined as part of the final resolution of the entire proceeding, after a full hearing on the merits. EFH Corp. and EFC Holdings believe Luminant Energy’s conduct during the period in question was consistent with the PUCT’s rules and policies, and no market power abuse was committed. EFH Corp. and EFC Holdings are vigorously contesting the NOV, but are unable to predict the outcome of this matter.

In June 2008, the EPA issued a request for information to Luminant Energy under EPA’s authority under Section 114 of the Clean Air Act. The stated purpose of the request is to obtain information necessary to determine compliance with the Clean Air Act, including New Source Review Standards and air permits issued by the TCEQ for the Big Brown, Monticello and Martin Lake generation facilities. EFC Holdings is cooperating with the EPA and is responding in good faith to the EPA’s request. EFC Holdings is unable to predict the outcome of this matter.

Other Proceedings

In addition to the above, EFC Holdings and its subsidiaries are involved in various other legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect on its financial position, results of operations or cash flows.

Labor Contracts

Certain personnel engaged in EFC Holdings activities are represented by labor unions and covered by collective bargaining agreements with varying expiration dates. In January 2008, new one-year labor agreements were reached covering bargaining unit personnel engaged in the natural gas-fueled generation operations. Also in January 2008, a new two-year agreement was reached covering bargaining unit personnel engaged in lignite mining operations. In June 2008, new agreements were reached covering bargaining unit personnel engaged in the Three Oaks Mine and Sandow lignite-fueled generation operations that are effective until November and October 2010, respectively. In August 2008, a new agreement was reached covering bargaining unit personnel engaged in the nuclear-fueled generation operations effective until August 2010. Planning is in progress for fall 2008 negotiations with labor unions representing personnel engaged in the lignite/coal-fueled and natural gas-fueled generation operations. Management expects that any changes in collective bargaining agreements will not have a material effect on EFC Holdings’ financial position, results of operations or cash flows; however, EFC Holdings is unable to predict the ultimate outcome of these labor negotiations.

Environmental Contingencies

The federal Clean Air Act, as amended (Clean Air Act) includes provisions which, among other things, place limits on sulfur dioxide and nitrogen oxide emissions produced by electricity generation plants. The capital requirements of EFC Holdings and its subsidiaries have not been significantly affected by the requirements of the Clean Air Act. In addition, all air pollution control provisions of the 1999 Restructuring Legislation have been satisfied.

EFC Holdings and its subsidiaries must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. EFC Holdings and its subsidiaries believe that they are in compliance with current environmental laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable.

The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	enactment of state or federal regulations regarding CO2 emissions;

•	other changes to existing state or federal regulation regarding air quality, water quality, control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of sites requiring clean-up or the filing of other complaints in which EFC Holdings or its subsidiaries may be asserted to be potential responsible parties.

Guarantees

As discussed below, EFC Holdings and its subsidiaries have entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions.

Residual value guarantees in operating leases — Subsidiaries of EFC Holdings are the lessee under various operating leases that guarantee the residual values of the leased assets. At December 31, 2007, both the aggregate maximum amount of residual values guaranteed and the estimated residual recoveries totaled approximately $64 million. These leased assets consist primarily of mining equipment and rail cars. The average life of the lease portfolio is approximately four years. See Note 16 regarding the refinancing of an operating lease of certain rail cars.

Indebtedness guarantee — In 1990, EFC Holdings repurchased an electric co-op’s minority ownership interest in the Comanche Peak nuclear generation plant and assumed the co-op’s indebtedness to the US government for the facilities. The indebtedness is included in long-term debt reported in the consolidated balance sheet. EFC Holdings is making principal and interest payments to the co-op in an amount sufficient for the co-op to make payments on its indebtedness. EFC Holdings guaranteed the co-op’s payments, and in the event that the co-op fails to make its payments on the indebtedness, the US government would assume the co-op’s rights under the agreement, and such payments would then be owed directly by EFC Holdings. At December 31, 2007, the balance of the indebtedness was $114 million with maturities of principal and interest extending to December 2021. The indebtedness is secured by a lien on the purchased facilities.

See Note 16 for discussion of guarantees and security for certain EFC Holdings and EFH Corp. indebtedness.

Security Interest

In 2006, a first-lien interest was placed on the two lignite/coal-fueled generation units at TCEH’s Big Brown plant to support commodity hedging transactions entered into by Generation Development Company LLC (a direct, wholly-owned subsidiary of EFH Corp. that also holds assets related to cancelled generation facilities previously under development). In connection with the closing of the Merger, the hedge transactions were transferred to TCEH and became secured by a first-lien interest in substantially all of the assets of TCEH and its subsidiaries, and the prior lien on the Big Brown plant was released. See Note 16 for additional details.

Letters of Credit

At December 31, 2007, TCEH had outstanding letters of credit under its credit facilities totaling $1.305 billion as follows:

•	$592 million to support risk management and trading margin requirements in the normal course of business, including over-the-counter hedging transactions;

•	$455 million to support (and available to fund payment of) floating rate pollution control revenue bond debt of $446 million principal amount;

•	$135 million to support obligations under the lease agreement for EFH Corp.’s headquarters building;

•	$52 million to support mining reclamation activities, and

•	$71 million for miscellaneous credit support requirements.

Nuclear Insurance

Nuclear insurance includes liability coverage, property damage, decontamination and premature decommissioning coverage and accidental outage and/or extra expense coverage. The liability coverage is governed by the Price-Anderson Act (Act), while the property damage, decontamination and premature decommissioning coverage is promulgated by the rules and regulations of the NRC. EFC Holdings intends to maintain insurance against nuclear risks as long as such insurance is available. EFC Holdings is self-insured to the extent that losses (i) are within the policy deductibles, (ii) are not covered per policy exclusions, terms and limitations, (iii) exceed the amount of insurance maintained, or (iv) are not covered due to lack of insurance availability. Such losses could have a material adverse effect on EFC Holdings’ financial condition and its results of operations and cash flows.

With regard to liability coverage, the Act provides financial protection for the public in the event of a significant nuclear generation plant incident. The Act sets the statutory limit of public liability for a single nuclear incident at $10.8 billion and requires nuclear generation plant operators to provide financial protection for this amount. The US Congress could impose revenue-raising measures on the nuclear industry to pay claims exceeding the $10.8 billion limit for a single incident mandated by the Act. As required, EFC Holdings provides this financial protection for a nuclear incident at Comanche Peak resulting in public bodily injury and property damage through a combination of private insurance and industry-wide retrospective payment plans. As the first layer of financial protection, EFC Holdings has $300 million of liability insurance from American Nuclear Insurers (ANI), which provides such insurance on behalf of a major stock insurance company pool, Nuclear Energy Liability Insurance Association. The second layer of financial protection is provided under an industry-wide retrospective payment program called Secondary Financial Protection (SFP).

Under the SFP, in the event of an incident at any nuclear generation plant in the US, each operating licensed reactor in the US is subject to an assessment of up to $100.6 million plus a 3% insurance premium tax, subject to increases for inflation every five years. Assessments are limited to $15 million per operating licensed reactor per year per incident. EFC Holdings’ maximum potential assessment under the industry retrospective plan would be $201.2 million (excluding taxes) per incident but no more than $30 million in any one year for each incident. The potential assessment is triggered by a nuclear liability loss in excess of $300 million per accident at any nuclear facility. The SFP and liability coverage are not subject to any deductibles.

With respect to nuclear decontamination and property damage insurance, the NRC requires that nuclear generation plant license-holders maintain at least $1.1 billion of such insurance and require the proceeds thereof to be used to place a plant in a safe and stable condition, to decontaminate it pursuant to a plan submitted to and approved by the NRC before the proceeds can be used for plant repair or restoration or to provide for premature decommissioning. EFC Holdings maintains nuclear decontamination and property damage insurance for Comanche Peak in the amount of $3.5 billion (subject to $1 million deductible per accident), above which EFC Holdings is self-insured. The $3.5 billion consists of a primary layer of coverage of $500 million provided by Nuclear Electric Insurance Limited (NEIL), a nuclear electric utility industry mutual insurance company, $2.25 billion of premature decommissioning coverage provided by NEIL and $737 million of other property damage coverage from other insurance markets and foreign nuclear insurance pools.

EFC Holdings maintains Accidental Outage Insurance through NEIL to cover the additional costs of obtaining replacement electricity from another source if one or both of the units at Comanche Peak are out of service for more than twelve weeks as a result of covered direct physical damage. The coverage provides for weekly payments of $3.5 million for the first fifty-two weeks and $2.8 million for the next 110 weeks for each outage, respectively, after the initial twelve-week waiting period. The total maximum coverage is $490 million per unit. The coverage amounts applicable to each unit will be reduced to 80% if both units are out of service at the same time as a result of the same accident.

If NEIL’s losses exceeded its reserves for the applicable coverage, potential assessments total $14.5 million for primary property, $14.1 million for excess property and $8.3 million for accidental outage.

Also, under the NEIL policies, if there were multiple terrorism losses occurring within a one-year time frame, NEIL would make available one industry aggregate limit of $3.2 billion plus any amounts it recovers from other sources up to the limits for each claimant. If terrorism losses occurred beyond the one-year period, a new set of limits and resources would apply. Under the ANI liability policy, the liability arising out of terrorist acts was previously subject to one industry aggregate limit of $300 million that could be reinstated at ANI’s option depending on prevailing risk circumstances and the balance in the Industry Credit Rating Plan reserve fund. As a result of the US Terrorism Risk Insurance Program Reauthorization Act of 2007 that was effective January 1, 2008, the ANI liability policy is no longer subject to such an aggregate limit. Under the US Terrorism Risk Insurance Extension Act of 2005, the US government provides reinsurance with respect to acts of terrorism in the US for losses caused by an individual or individuals acting on behalf of foreign parties. In such circumstances, the NEIL and ANI terrorism aggregates would not apply.

18.    SHAREHOLDERS’ EQUITY

Successor

Dividend to Parent to Fund Merger — On October 10, 2007, EFC Holdings distributed $21.0 billion to EFH Corp. to provide partial funding of the Merger.

Dividend Restrictions — The Second Amended and Restated Articles of Incorporation of EFC Holdings requires that all accrued and unpaid dividends with respect to the outstanding shares of preferred stock of EFC Holdings shall be paid in full before any dividends shall be paid upon or set apart for the shares of common stock.

Except for the preferred stock dividend restriction, there are no restrictions on EFC Holdings’ ability to use its retained earnings or net income to make distributions on its equity. However, EFC Holdings relies on distributions or loans from TCEH to meet its cash requirements, including funding of distributions. The TCEH Senior Secured Facilities and Indenture contain restrictions on TCEH’s ability to make distributions or loans to EFC Holdings. Thus, all of TCEH’s net income, which represents essentially all of EFC Holdings’ net income, is restricted from being used to make distributions or loans to EFC Holdings unless such distributions or loans are expressly permitted under the TCEH Senior Secured Facilities and Indenture. Those agreements generally permit TCEH to make unlimited distributions or loans to its parent companies, EFC Holdings and EFH Corp., for corporate overhead costs, selling, general and administrative expenses, taxes and principal and interest payments. In addition, those agreements contain certain investment and dividend baskets that would allow TCEH to make additional distributions and/or loans to its parent companies up to the amount of such baskets.

Predecessor

Intercompany Settlements and Contributions Related to the Merger — In conjunction with the Merger, EFC Holdings recorded a $4.8 billion reduction in capital as the result of settlement of advances to, notes receivable from, and taxes payable to affiliates, as well as the net capital contribution to EFC Holdings resulting from the contributions of entities and net assets discussed in Note 4.

EFC Holdings’ Preferred Stock — In August 2005, EFC Holdings redeemed all 379,231 shares of its outstanding preferred stock with a stated value of $38 million for approximately $40 million, including principal, premium and accrued dividends. The preferred stock had dividend rates ranging from $4.00 to $5.08 per share. In December 2005, EFC Holdings reissued 788 shares of its $4.56 Series preferred stock in a private placement transaction for approximately $51 thousand.

On October 1, 2007, EFC Holdings issued 4,000 shares of its $4.56 Series preferred stock to EFH Corp. in exchange for member interests in EFH Corp. subsidiaries engaged in the development of a lignite coal-fueled generation unit at Sandow.

The holders of preferred stock of EFC Holdings have no voting rights except for changes to the articles of incorporation that would change the rights or preferences of such stock, authorize additional shares of stock or create an equal or superior class of stock. The holders have the right to vote for the election of directors only if certain dividend arrearages exist.

Cash Distributions to Parent — EFC Holdings paid cash distributions to EFH Corp. of $1.135 billion for the period from January 1, 2007 through October 10, 2007, $858 million in 2006 and $525 million in 2005.

Recapitalization of Exchangeable Preferred Membership Interests — In December 2005, EFH Corp. assigned its interest in TCEH’s exchangeable preferred membership interests to EFC Holdings. This assignment was accounted for as a capital contribution from EFH Corp. Detail of the capital contribution to EFC Holdings follows:

Principal amount of exchangeable preferred membership interests	$750
Unamortized discount	(222)
Unamortized issuance costs – net of tax	(24)
Deferred tax asset related to EFH Corp.’s purchase premium	384

Total capital contribution	$888

Effective September 30, 2006, these exchangeable preferred membership interests were recapitalized into common equity membership interests of TCEH.

Noncash contributions — Under SFAS 123R, expense related to EFH Corp.’s stock-based incentive compensation awards granted to subsidiaries of EFC Holdings’ employees is accounted for as a noncash capital contribution from EFH Corp. Accordingly, EFC Holdings recorded a credit to its shareholders’ equity of $31 million in the period January 1, 2007 through October 10, 2007, and $21 million and $36 million for the years ended December 31, 2006 and 2005, respectively.

19.    COMMODITY AND OTHER DERIVATIVE CONTRACTUAL ASSETS AND LIABILITIES

The following table provides detail of commodity and other derivative contractual assets and liabilities as presented in the balance sheet:

	Successor
	December 31, 2007
	Commodity contracts	Cash flow hedges and other derivatives	Netting adjustments(a)	Total
Assets:
Current assets	$1,118	$8	$—	$1,126
Noncurrent assets	239	5	—	244

Total	$1,357	$13	$—	$1,370

Liabilities:
Current liabilities	$1,042	$66	$—	$1,108
Noncurrent liabilities	2,232	220	—	2,452

Total	$3,274	$286	$—	$3,560

Net assets (liabilities)	$(1,917)	$(273)	$—	$(2,190)

	Predecessor
	December 31, 2006
	Commodity contracts	Cash flow hedges and other derivatives	Netting adjustments(a)	Total
Assets:
Current assets	$1,438	$771	$(17)	$2,192
Noncurrent assets	310	243	(80)	473

Total	$1,748	$1,014	$(97)	$2,665

Liabilities:
Current liabilities	$1,441	$92	$(17)	$1,516
Noncurrent liabilities	330	16	(80)	266

Total	$1,771	$108	$(97)	$1,782

Net assets (liabilities)	$(23)	$906	$—	$883

(a)	Represents the effects of reclassification of the assets and liabilities to conform to the balance sheet presentation of current and long-term assets and liabilities.

Margin deposits net assets of $445 million and margin deposit net liabilities of $648 million under master netting arrangements at December 31, 2007 and 2006, respectively, were not netted with derivative assets and liabilities since EFC Holdings has elected to present the amounts of such assets and liabilities gross in the balance sheet as provided in FIN 39-1 and discussed in Note 1.

Commodity Contract Assets and Liabilities

Commodity contract assets and liabilities primarily represent fair values of natural gas and electricity derivative instruments that have not been designated as cash flow hedges or “normal” purchases or sales under SFAS 133. These instruments are marked-to-market in net income.

A multi-year power sales agreement was entered into with Alcoa Inc. in the 2007 Predecessor period. The agreement was determined to have a “day one” out-of-the-money value of $235 million. The agreement was entered into concurrently with the transfer of an air permit from Alcoa Inc. to a EFC Holdings subsidiary as well as other agreements with Alcoa Inc. that provide, among other things, access to real property and a supply of lignite fuel, all of which provides value to EFC Holdings by providing the right and ability to develop, construct and operate a new lignite coal-fueled generation unit at Sandow. In consideration of this right and ability, the initial out-of-the-money value of the sales agreement, as well as a $29 million out-of-the-money value of a related interim power sales agreement entered into in late 2006, were recorded as part of the construction work-in-process asset balance for the Sandow unit. The out-of-the-money values were recorded as commodity contract liabilities. The contracts were revalued applying the principles of SFAS 157 as part of purchase accounting, and subsequent changes in the value of the contracts continue to be marked-to-market in net income.

Predecessor results include “day one” losses of $231 million associated with contracts entered into in 2007 at below market prices. Successor results include a “day one” loss of $8 million associated with a contract entered into in 2007 at below market prices. Essentially all of this amount represents losses associated with a transaction using natural gas financial instruments intended to economically hedge exposure to future changes in electricity prices. The losses were recorded as a reduction of revenues, consistent with other mark-to-market gains and losses. The “day one” losses were recorded as commodity contract liabilities.

Predecessor results include a “day one” gain of $30 million associated with a long-term power purchase agreement entered into in 2007. The gain was recorded as an increase to revenues, consistent with other mark-to-market gains and losses. The “day one” gain was recorded as a commodity contract asset.

Cash Flow Hedge and Other Derivative Assets and Liabilities

Cash flow hedge and other derivative assets and liabilities primarily represent fair values of commodity contracts and interest rate swaps that have been designated as cash flow hedges. The change in fair value of derivative assets and liabilities designated as cash flow hedges are recorded as other comprehensive income or loss to the extent the hedges are effective; the ineffective portion of the change in fair value is included in net income. See Note 16 for details of interest rate swaps entered into subsequent to the Merger and designated as cash flow hedges.

A significant portion of natural gas financial instruments entered into to hedge future changes in electricity prices had been designated and accounted for as cash flow hedges. In March 2007, these instruments were dedesignated as cash flow hedges as allowed under SFAS 133, thus becoming subject to mark-to-market accounting in net income as the fair values change.

A summary of cash flow hedge and other derivative assets and liabilities follows:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Current and noncurrent assets:
Commodity-related cash flow hedges	$8	$1,014
Interest rate swaps	5	—

Total	$13	$1,014

Current and noncurrent liabilities:
Commodity-related cash flow hedges	$1	$104
Interest rate swaps	285	4

Total	$286	$108

Other Cash Flow Hedge Information — EFC Holdings experienced cash flow hedge ineffectiveness of $111 million in net gains in 2007 (essentially all of which was in the Predecessor period), $231 million in net gains in 2006 and $31 million in net losses in 2005. These amounts are pretax and are reported in the income statement in net gain (loss) from commodity hedging and trading activities.

The net effect of recording unrealized mark-to-market gains and losses arising from hedge ineffectiveness (versus recording gains and losses upon settlement) includes the above amounts as well as the effect of reversing unrealized ineffectiveness gains and losses recorded in previous periods to offset realized gains and losses in the current period. Such net unrealized effect totaled $90 million in net gains in 2007 (essentially all of which was in the Predecessor period), $239 million in net gains in 2006 and $27 million in net losses in 2005.

As of December 31, 2007, commodity positions accounted for as cash flow hedges, which represent a small portion of economic hedge positions, reduce exposure to variability of future cash flows from future revenues or purchases through 2010.

Cash flow hedge amounts reported in accumulated other comprehensive income are recognized in earnings as the related forecasted transactions are settled or become probable of not occurring. No amounts were reclassified into earnings in 2007, 2006 or 2005 as a result of the discontinuance of cash flow hedge accounting because a hedged forecasted transaction became probable of not occurring.

Accumulated other comprehensive income related to cash flow hedges at December 31, 2007 totaled $177 million in net losses (after-tax), of which $182 million in net losses relates to interest rate swaps. EFC Holdings expects that $37 million of net losses related to cash flow hedges included in accumulated other comprehensive income as of December 31, 2007 will be reclassified into net income during the next twelve months as the related hedged transactions affect net income. Of this amount, $40 million in losses relate to interest rate swaps and $3 million in gains relate to commodity hedges.

20.    INVESTMENTS

The balance of investments consists of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Nuclear decommissioning trust	$484	$447
Assets related to employee benefit plans, including employee savings programs	55	51
Land	42	33
Investment in affiliate holding Capgemini-related assets	28	14
Wind investment project	3	—
Miscellaneous other	1	1

Total investments	$613	$546

Nuclear Decommissioning Trust

Investments in a trust that will be used to fund the costs to decommission the Comanche Peak nuclear generation plant are carried at fair value. Decommissioning costs are being recovered from Oncor’s customers as a delivery fee surcharge over the life of the plant and deposited in the trust fund. Net gains and losses on investments in the trust fund are offset by a corresponding adjustment to Oncor’s regulatory asset/liability. A summary of investments in the fund follows:

	Successor
	December 31, 2007
	Cost(a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities	$193	$3	$(1)	$195
Equity securities	168	129	(8)	289

Total	$361	$132	$(9)	$484

	Predecessor
	December 31, 2006
	Cost(a)	Unrealized gain	Unrealized loss	Fair market value
Debt securities	$169	$5	$(1)	$173
Equity securities	162	117	(5)	274

Total	$331	$122	$(6)	$447

(a)	Includes realized gains and losses of securities sold.

Debt securities held at December 31, 2007 mature as follows: $90 million in one to five years, $35 million in five to ten years and $70 million after ten years.

Assets Related to Employee Benefit Plans

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. EFH Corp. pays the premiums and is the beneficiary of these life insurance policies. As of December 31, 2007 and 2006, the face amount of these policies allocated to subsidiaries of EFC Holdings totaled $125 million and $129 million, and the net cash surrender values totaled $38 million and $35 million, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at fair value.

Capgemini Agreement

In May 2004, as part of an overall arrangement initiated by EFH Corp., EFC Holdings and Oncor entered into services agreements with Capgemini to outsource certain support activities. As part of the agreement, Capgemini was provided a royalty-free right, under an asset license arrangement, to use EFH Corp.’s information technology assets, consisting primarily of computer software. EFH Corp. obtained a 2.9% limited partnership interest in Capgemini in exchange for the asset license. EFH Corp. has the right to sell (the put option) its interest and the licensed software to Cap Gemini North America Inc. for $200 million, plus its share of Capgemini’s undistributed earnings, upon expiration of the services agreement or earlier upon the occurrence of certain events. Cap Gemini North America Inc. has the right to purchase these interests under the same terms and conditions. The partnership interest has been recorded at an initial value of $2.9 million and is being accounted for on the cost method.

TCEH and Oncor recorded their share of the fair value of the put option, estimated at $103 million and $51 million, respectively, as a noncurrent asset. Of this amount, $98 million and $49 million, respectively, were recorded as a reduction to the carrying value of the licensed software, and the balance, which represents the fair value of the assumed cash distributions and gains while holding the partnership interest, was recorded as a noncurrent deferred credit. This accounting is in accordance with AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”.

Subject to certain terms and conditions, Cap Gemini North America, Inc. and its parent, Cap Gemini S.A., have guaranteed the performance and payment obligations of Capgemini under the services agreement, as well as payments under the put option.

21.    PENSION AND OTHER POSTRETIREMENT EMPLOYEE BENEFITS

Pension Plan

Subsidiaries of EFC Holdings are participating employers in the EFH Retirement Plan (Retirement Plan), a defined benefit pension plan sponsored by EFH Corp. The Retirement Plan is a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (Code) and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Eligible employees may participate in the Retirement Plan upon their completion of one year of service and the attainment of age 21. All benefits are funded by the participating employers. The Retirement Plan provides benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs. Effective October 1, 2007, all new employees, with the exception of employees hired by Oncor, are ineligible to participate in the Retirement Plan. New hires at Oncor are eligible to participate in the Cash Balance Formula of the Retirement Plan. It is EFH Corp.’s policy to fund the plans on a current basis to the extent deductible under existing federal tax regulations.

Subsidiaries of EFC Holdings also participate in EFH Corp.’s supplemental retirement plans for certain employees, whose retirement benefits cannot be fully earned under the qualified Retirement Plan, the information for which is included below.

Other Postretirement Employee Benefit (OPEB) Plan

Subsidiaries of EFC Holdings participate with EFH Corp. and certain other affiliated subsidiaries of EFH Corp. to offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. For employees retiring on or after January 1, 2002, the retiree contributions required for such coverage vary based on a formula depending on the retiree’s age and years of service.

Pension and OPEB Costs

The following details net pension and OPEB costs recognized as expense.

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period from January 1, 2007 through October 10, 2007	December 31,
			2006	2005
Pension costs under SFAS 87	$1	$4	$8	$33
OPEB costs under SFAS 106	2	9	10	59

Total benefit costs	3	13	18	92
Less amounts deferred principally as a regulatory asset or property	—	—	—	(58)

Net amounts recognized as expense	$3	$13	$18	$34

The pension and OPEB amounts provided represent allocations to subsidiaries of EFC Holdings of amounts related to EFH Corp.’s plans.

Effective with the Merger, subsidiaries of EFC Holdings have not been allocated any overfunded asset or underfunded liability related to its participation in EFH Corp.’s pension and OPEB plans. In addition, associated with the Merger, the assets recorded as of October 10, 2007 were transferred to EFH Corp.

Adoption of SFAS 158 in 2006

In September 2006, the FASB issued SFAS 158, which was adopted by EFH Corp. effective December 31, 2006, as required. SFAS 158 requires reporting in the balance sheet of the funded status of defined benefit pension and OPEB plans. Periodic pension and OPEB costs continue to be determined in accordance with SFAS 87 and SFAS 106. Under these standards, the accrued benefit obligation recognized in the balance sheet represented the cumulative difference between the net periodic benefit costs and cash funding of the plans. SFAS 87 also required the recording of a minimum pension liability representing the excess of the accumulated benefit obligation over the fair value of the plans’ assets and the accrued benefit obligation already recorded under SFAS 87.

SFAS 158 requires that both the pension and OPEB accrued benefit obligation reported in the balance sheet represent the funded status of the plans based on the projected benefit obligation, which for the pension plan takes into account future compensation increases. For EFC Holdings, the initial recognition of the funded status on the financial statements was largely reflected as an increase in pension assets, an increase in the accrued benefit obligation and an increase in accumulated other comprehensive income.

The following summarizes the impact on the Predecessor December 31, 2006 consolidated balance sheet of adopting SFAS 158:

	December 31, 2006
	Balances Prior to Application of SFAS 158	Increase (Decrease) in Balances	Balances After Application of SFAS 158
Noncurrent assets:
Defined benefit pension assets	$10	$108	$118
Accumulated deferred income taxes	$12	$(12)	$—
Noncurrent liabilities:
OPEB obligations	$28	$9	$37
Accumulated deferred income taxes	$—	$21	$21
Shareholders’ Equity:
Accumulated other comprehensive income – net	$—	$65	$65

The amounts recorded in the fourth quarter of 2006 upon adoption of SFAS 158 were based on EFC Holdings’ allocation of the measurements of EFH Corp.’s pension and OPEB plans at the December 31, 2006 year-end date, which had been EFC Holdings’ practice but is now required under SFAS 158.

Regulatory Recovery of Pension and OPEB Costs

In 2005, an amendment to PURA relating to EFH Corp.’s pension and OPEB costs was enacted by the Legislature of the State of Texas. This amendment, which was retroactively effective January 1, 2005, provides for the recovery by Oncor of pension and OPEB costs for all applicable former employees of the regulated predecessor integrated electric utility. In addition to Oncor’s active and retired employees, these former employees consist largely of active and retired personnel engaged in TCEH’s activities, related to service of those additional personnel prior to the deregulation and disaggregation of EFH Corp.’s business effective January 1, 2002. Accordingly, Oncor and TCEH entered into an agreement whereby Oncor assumed responsibility for applicable pension and OPEB costs related to those personnel.

The following table summarizes the initial impact of the related transfer of pension and OPEB obligations at December 31, 2005:

Decrease in intangible asset	$(6)
Decrease in other noncurrent liabilities and deferred credits	232
Increase in accumulated deferred income taxes	(82)
Increase in other comprehensive income	(7)

Total noncash reduction of pension obligation(a)	$137

(a)	Amounts represent an increase in current affiliate payables.

Additionally, subsidiaries of EFC Holdings transferred to Oncor pension-related assets of $8 million in 2006.

Assumed Discount Rate

The discount rates reflected in net pension and OPEB costs are 6.45% for the period October 11, 2007 through December 31, 2007, 5.90% for the period January 1, 2007 through October 10, 2007, and 5.75% and 6.0% for the years ended December 31, 2006 and 2005, respectively. The expected rate of return on plan assets reflected in the 2007 cost amounts is 8.75% for the pension plan and 8.67% for other postretirement benefits.

Pension and OPEB Plan Cash Contributions

Pension plan contributions were $358 thousand, $30 thousand and $2 million in 2007, 2006 and 2005, respectively. OPEB plan contributions were $1 million, $1 million and $46 million in 2007, 2006 and 2005, respectively. Estimated funding to EFH Corp. in 2008 of the pension plan and OPEB plan total $458 thousand and $343 thousand, respectively.

Thrift Plan

Employees of subsidiaries of EFC Holdings may participate in a qualified savings plan, the EFH Thrift Plan (Thrift Plan). This plan is a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. The Thrift Plan included an employee stock ownership component until October 10, 2007. Under the terms of the Thrift Plan, employees who do not earn more than the IRS threshold compensation limit used to determine highly compensated employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, the lesser of 75% of their regular salary or wages or the maximum amount permitted under law. Employees who earn more than such threshold may contribute from 1% to 16% of their regular salary or wages. Employer matching contributions are also made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Retirement Plan. Prior to January 1, 2006, employer matching contributions were invested in EFH Corp. common stock. Effective January 1, 2006 through the October 10, 2007, employees could reallocate or transfer all or part of their accumulated or future employer matching contributions to any of the plan’s other investment options. As of October 10, 2007, employer matching contributions are made in cash and may be allocated by participants to any of the plan’s investment options.

22.    STOCK-BASED COMPENSATION PLANS

Successor

In connection with the Merger, in December 2007, EFH Corp. established the 2007 Stock Incentive Plan for Key Employees of EFH Corp. and its Affiliates (2007 SIP). Subsidiaries of EFC Holdings bear the costs of EFH Corp.’s 2007 SIP for applicable management personnel engaged in their business activities. Incentive awards under the 2007 SIP may be granted to directors, officer or qualified managerial employees of EFH Corp. or its subsidiaries or affiliates in the form of non-qualified stock options, stock appreciation rights, restricted shares, shares of common stock, the opportunity to purchase shares of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of EFH Corp.’s shares of common stock.

Under the terms of the 2007 SIP, options to purchase 14.1 million shares of EFH Corp. common stock were issued to certain EFC Holdings management employees in December 2007. The options provide the holder the right to purchase EFH Corp. common stock for $5.00 per share, which was the fair market value at grant date. Vested awards must be exercised within 10 years of the grant date. The terms of the options were fixed at grant date.

Stock Options — The stock option awards under the 2007 SIP consist of two types of stock options. One-half of the options awarded vest solely based upon continued employment over a specific period of time, generally five years, with the options vesting ratably on an annual basis over the period (“Time-Based Options”). One-half of the options awarded vest based upon both continued employment and the achievement of a predetermined level of EFH Corp. EBITDA over time, generally ratably over five years based upon annual EBITDA levels, with provisions for vesting if the annual levels are not achieved but cumulative two- or three-year total EBITDA levels are achieved (“Performance-Based Options”). The Performance-Based Options may also vest in part or in full upon the occurrence of certain specified liquidity events. All options remain exercisable for ten years from the date of grant.

The fair value of the Time-Based and Performance-Based Options granted was estimated using the Black-Scholes option pricing model and the assumptions noted in the table below. The weighted average grant-date fair value of the Time-Based Options granted in December 2007 was $1.92 per option. The grant-date fair value of the Performance-Based Options granted in December 2007 ranged from $1.74 to $2.09 depending upon the performance period.

Assumptions	Time-Based Options	Performance-Based Options
Expected volatility	30%	30%
Expected annual dividend	—	—
Expected life (in years)	6.4	5.4 – 7.4
Risk-free rate	3.81%	3.92%

Compensation expense for Time-Based and Performance-Based Options is based on the grant-date fair value and recognized over the vesting period as employees perform services. Less than $60 thousand was recognized during the 2007 Successor period by EFC Holdings for Time-Based Options, essentially all to expense. EFH Corp. has applied a forfeiture assumption of 5% per annum in the calculation of such expense.

As of December 31, 2007, there was approximately $13 million of unrecognized compensation expense related to nonvested Time-Based Options, which is expected to be recognized ratably over a weighted-average period of approximately 5 years.

Compensation expense for Performance-Based Options is recognized over the requisite performance and service periods for each tranche of options depending upon the achievement of financial performance, or if certain liquidity events occur, as discussed above. Prior to vesting, expenses are recorded if the achievement of the EBITDA levels is probable, and amounts recorded are adjusted or reversed if the probability of achievement of such levels changes. Probability of vesting is evaluated at least each quarter. No amounts were expensed in the 2007 Successor period by EFC Holdings for Performance-Based Options because the performance period for the first tranche of the options did not begin until January 1, 2008. EFH Corp. will apply a forfeiture assumption of 5% per annum in the calculation of such expense.

As of December 31, 2007, there was approximately $13 million of unrecognized compensation expense related to nonvested Performance-Based Options, which EFC Holdings could record as an expense over a weighted-average period of approximately 5 years, subject to the achievement of financial performance being probable.

As of December 31, 2007, certain members of executive management had agreed to forego receipt of payment of an aggregate of approximately $9 million of equity awards to which they were entitled at the closing of the Merger, in exchange for deferred common shares of EFH Corp. under the terms of deferred share agreements.

Predecessor

Prior to the Merger, subsidiaries of EFC Holdings bore the costs of the EFH Corp. shareholder-approved long-term incentive plans for applicable management personnel engaged in their business activities. EFH Corp. provided discretionary awards of performance units to qualified management employees that were payable in its common stock. The awards generally vested over a three year period and the number of shares ultimately earned was based on the performance of EFH Corp.’s stock over the vesting period as compared to peer companies and established thresholds. EFH Corp. established restrictions that limited certain employees’ opportunities to liquidate vested awards.

EFH Corp. determined the fair value of its stock-based compensation awards utilizing a valuation model that took into account three principal factors: expected volatility of the stock price of EFH Corp. and peer group companies, dividend rate of EFH Corp. and peer group companies and the restrictions limiting liquidation of vested stock awards. Based on the fair values determined under this model, EFC Holdings’ reported expense related to the awards totaled $6 million ($4 million after tax) for the period from January 1, 2007 through October 10, 2007 and $9 million ($6 million after-tax) and $20 million ($13 million after-tax) in 2006 and 2005, respectively. The number of awards granted, net of forfeitures, totaled 37 thousand for the period from January 1, 2007 through October 10, 2007 and 185 thousand and 80 thousand in 2006 and 2005, respectively.

With respect to awards to personnel engaged in subsidiaries of EFC Holdings’ activities, the fair value of awards that vested in the period from January 1, 2007 through October 10, 2007 totaled $152 million, and for the years ended December 31, 2006 and 2005 totaled $50 million and $71 million, respectively, based on the vesting date share prices.

23.    FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies in situations where other accounting pronouncements either permit or require fair value measurements, including purchase accounting. SFAS 157 does not require any new fair value measurements. However, SFAS 157 supersedes a previous accounting rule that prohibited the recognition of day one gains or losses on derivative instruments unless the fair value of those instruments was derived from an observable market price. Additionally, SFAS 157 requires an entity to take its own credit risk (nonperformance risk) into consideration when measuring the fair value of liabilities. EFC Holdings adopted SFAS 157 effective with the closing of the Merger. The adoption of SFAS 157 reflects the application of FSP 157-2, “Effective Date of FASB Statement No. 157”, which was issued by the FASB in February 2008 and delays until financial statements issued after December 15, 2008 the effective date of SFAS 157 for all nonfinancial assets and liabilities, except for those recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. With the adoption of SFAS 157, EFC Holdings uses a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of its assets and liabilities subject to fair value measurement under SFAS 133 and other accounting rules that require such measurement on a recurring basis. EFC Holdings primarily uses the market approach for recurring fair value measurements and uses valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

EFC Holdings categorizes its assets and liabilities recorded at fair value based upon the following fair value hierarchy established by SFAS 157:

•

Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis. EFC Holdings’ Level 1 assets and liabilities normally include exchange traded commodity contracts. For example, EFC Holdings has a significant number of derivatives that are NYMEX futures and swaps transacted through clearing brokers for which the pricing is actively quoted.

•

Level 2 valuations use inputs other than actively quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. EFC Holdings’ Level 2 assets and liabilities utilize over the counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs. For example, EFC Holdings’ Level 2 assets and liabilities include forward commodity positions at locations for which over-the-counter broker quotes are available.

•

Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. EFC Holdings uses the most meaningful information available from the market combined with its own internally developed valuation methodologies to develop its best estimate of fair value. For example, certain derivatives assets or liabilities are derived from pricing models that utilize multiple inputs to the valuations, including inputs that are not observable or easily corroborated through other means.

EFC Holdings utilizes several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis. Certain derivatives and financial instruments are valued utilizing option pricing models that take into consideration multiple inputs including commodity prices, volatility factors, discount rates and other inputs. Additionally, when there is not a sufficient amount of observable market data, valuation models are developed that incorporate proprietary views of market factors. Those valuation models are generally used in developing long-term forward price curves for certain commodities. EFC Holdings believes that development of such curves is consistent with industry practice; however, the fair value measurements resulting from such curves are classified as Level 3.

With respect to amounts presented in the following fair value hierarchy table, the fair value measurement of an asset or liability (e.g. a contract) is required under SFAS 157 to fall in its entirety in one level, based on the lowest level input that is significant to the fair value measurement. Certain assets and liabilities would be classified in Level 2 instead of Level 3 of the hierarchy except for the effects of credit reserves and non-performance risk adjustments, respectively. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability being measured.

At December 31, 2007, assets and liabilities measured at fair value on a recurring basis consisted of the following:

	Level 1	Level 2	Level 3	Netting(a)	Total
Assets:
Commodity-related contracts	$511	$683	$148	$23	$1,365
Interest rate swaps	—	5	—	—	5
Nuclear decommissioning trust(b)	165	319	—	—	484
Salary deferral plan investments(b)	15	23	—	—	38

Total assets	$691	$1,030	$148	$23	$1,892

Liabilities:
Commodity-related contracts	$559	$2,372	$321	$23	$3,275
Interest rate swaps	—	285	—	—	285

Total liabilities	$559	$2,657	$321	$23	$3,560

(a)	Represents the effects of netting assets and liabilities at the counterparty agreement level where the legal right of offset exists.
(b)	The nuclear decommissioning trust and salary deferral plan investments are included in the Investments line on the balance sheet.

Commodity-related contracts primarily represent mark-to-market values of natural gas and electricity derivative instruments that have not been designated “normal” purchases or sales under SFAS 133.

Interest rate swaps consist primarily of variable-to-fixed rate swap instruments that have been designated as cash flow hedges.

Nuclear decommissioning trust assets represent securities held for the purpose of funding the future retirement and decommissioning of the nuclear generation units. These investments include equity, debt and other fixed-income securities consistent with investment rules established by the NRC and the PUCT.

Salary deferral plan assets represent securities held for the purpose of funding the liabilities of EFH Corp.’s Salary Deferral Program. These investments include life insurance contracts, equity, debt and other fixed-income securities.

The following table presents the changes in fair value of EFC Holdings’ Level 3 assets and liabilities for the year ended December 31, 2007:

Commodity- related contracts
Balance at October 11, 2007 (net liability)	$(133)
Total realized and unrealized gains (losses)(a):
Included in net income (loss)	(117)
Included in other comprehensive income (loss)	7
Purchases, sales, issuances and settlements (net)(b)	28
Net transfers in and/or out of Level 3(c)	42

Balance at December 31, 2007 (net liability)	$(173)

Net change in unrealized gains (losses) included in net income relating to instruments held at December 31, 2007(a)	$(101)

(a)	Substantially all changes in values of commodity-related contracts are reported in the income statement in net gain (loss) from commodity hedging and trading activities.
(b)	Settlements represent amounts included in the beginning balance for the period.
(c)	Includes transfers due to changes in the observability of significant inputs. Amounts transferred in and/or out represent December 31, 2007 values.

24.    FAIR VALUE OF NONDERIVATIVE FINANCIAL INSTRUMENTS

The carrying amounts and related estimated fair values of significant nonderivative financial instruments were as follows:

	Successor		Predecessor
	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value(a)	Carrying Amount	Fair Value
On balance sheet assets (liabilities):
Long-term debt (including current maturities)(b)	$(30,803)	$(30,487)	$(3,168)	$(3,229)

Off balance sheet assets (liabilities):
Financial guarantees	$—	$(1)	$—	$7

(a)	Fair value determined in accordance with SFAS 157.
(b)	Excludes capital leases.

See Note 19 for discussion of accounting for financial instruments that are derivatives.

Predecessor Information

The fair values of on-balance sheet instruments were estimated at the lesser of either the call price or the market value as determined by quoted market prices, where available, or, where not available, at the present value of future cash flows discounted at rates consistent with comparable maturities with similar credit risk. The fair value of each financial guarantee was based on the difference between the credit spread of the entity responsible for the underlying obligation and a financial counterparty applied, on a net present value basis, to the notional amount of the guarantee. The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximated fair value due to the short maturity of such instruments. The fair values of other financial instruments, including the Capgemini put option, for which carrying amounts and fair values have not been presented, were not materially different than their related carrying amounts.

25.    RELATED–PARTY TRANSACTIONS

The following represent the significant related-party transactions of EFC Holdings

•

TCEH incurs electricity delivery fees charged by Oncor. These fees totaled $209 million for the period from October 11, 2007 through December 31, 2007, $827 million for the period from January 1, 2007 through October 10, 2007 and $1.1 billion for the year ended December 31, 2006.

•

Oncor’s bankruptcy-remote financing subsidiary has issued securitization bonds to recover generation-related regulatory assets through a transition surcharge to its customers. Oncor’s incremental income taxes related to the transition surcharges it collects are being reimbursed by TCEH. Therefore, EFC Holdings’ financial statements reflect a noninterest bearing note payable to Oncor of $323 million ($34 million reported as current liabilities) at December 31, 2007 and $356 million ($33 million reported as current liabilities) at December 31, 2006.

•

TCEH reimburses Oncor for interest expense on Oncor’s bankruptcy-remote financing subsidiary’s securitization bonds. This interest expense totaled $11 million for the period from October 11, 2007 through December 31, 2007, $38 million for the period from January 1, 2007 through October 10, 2007, and $52 million for the year ended December 31, 2006.

•

Current and noncurrent advances to parent totaled $3.6 billion at December 31, 2006 ($700 million reported as noncurrent). The average daily balances of the advances to parent totaled $4.2 billion for the period from January 1, 2007 through October 10, 2007 and $2.8 billion for the year ended December 31, 2006. Interest income earned on the advances totaled $205 million for the period from January 1, 2007 through October 10, 2007, and $154 million and $74 million for the years ended December 31, 2006 and 2005, respectively. The weighted average annual interest rates were 6.3% for the period from January 1, 2007 through October 10, 2007, and 5.4% and 4.1% for the years ended December 31, 2006 and 2005, respectively.

•

In December 2005, EFC Holdings received a $1.5 billion note from EFH Corp. in partial settlement of outstanding advances to parent. EFH Corp. settled the note in connection with the Merger (see Note 18). The note carried interest at a rate based on the weighted average cost of EFC Holdings’ short-term borrowings. Interest income related to this note totaled $71 million for the period from January 1, 2007 through October 10, 2007 and $82 million and $2 million for the years ended December 31, 2006 and 2005, respectively.

•

In November 2007, EFC Holdings received a note from EFH Corp. to be used for the working capital and general corporate purposes of EFH Corp. The note totaled $25 million at December 31, 2007, and the average daily balance of the note from the issuance date until December 31, 2007 was $20 million. The note carries interest at a rate based on the one-month LIBOR rate plus 5.00%, and interest income totaled $257 thousand for the period from October 11, 2007 through December 31, 2007.

•	An EFH Corp. subsidiary charges subsidiaries of EFC Holdings for financial, accounting, environmental and other administrative services at cost. These costs, which are primarily reported in

SG&A expenses, totaled $16 million for the period from October 11, 2007 through December 31, 2007, $45 million for the period from January 1, 2007 through October 10, 2007, and $65 million and $99 million for the years ended December 31, 2006 and 2005, respectively.

•

Under Texas regulatory provisions, the trust fund for decommissioning the Comanche Peak nuclear generation facility, reported in investments on EFC Holdings’ balance sheet, is funded by a delivery fee surcharge billed to REPs by Oncor and remitted to TCEH, with the intent that the trust fund assets will be sufficient to fund the decommissioning liability, reported in noncurrent liabilities on EFC Holdings’ balance sheet. Income and expenses associated with the trust fund and the decommissioning liability incurred by EFC Holdings are offset by a net change in the intercompany receivable/payable with Oncor, which in turn results in a change in the net regulatory asset/liability. The regulatory liability, which totaled $13 million and $17 million at December 31, 2007 and 2006, respectively, is reported on Oncor’s balance sheet and represents the excess of the trust fund balance over the estimated decommissioning liability.

•

In April 2004, EFH Corp. purchased TCEH’s exchangeable preferred membership interests from an unaffiliated holder, and as a result TCEH paid distributions to EFH Corp. on these securities subsequent to the purchase. Interest expense and related charges associated with these securities, including amortization of the related discount, totaled $86 million for the year 2005. In December 2005, EFH Corp. assigned its interest in TCEH’s exchangeable preferred membership interests to EFC Holdings, and effective September 30, 2006, these securities were recapitalized into common equity membership interests of TCEH.

•

EFC Holdings has a 53.1% limited partnership interest, with a carrying value of $28 million and $14 million at December 31, 2007 and 2006, respectively, in an EFH Corp. subsidiary holding Capgemini-related assets. Equity losses related to this interest totaled $2 million for the period from October 11, 2007 through December 31, 2007, $5 million for the period from January 1, 2007 through October 10, 2007, and $10 million and $7 million for the years ended December 31, 2006 and 2005, respectively, as well as $3 million for 2005 related to Oncor’s 19.5% interest. These losses primarily represent amortization of software assets held by the subsidiary. The equity losses are reported as other deductions.

•

EFH Corp. files a consolidated federal income tax return; however, EFC Holdings’ federal income tax and Texas margin tax expense and related balance sheet amounts, including income taxes payable to or receivable from EFH Corp., are recorded as if the entity is a stand-alone corporation. As a result, EFC Holdings had an income tax receivable from EFH Corp. of $189 million at December 31, 2007 and an income tax payable to EFH Corp. of $501 million at December 31, 2006.

•

Certain transmission and distribution utilities in Texas have tariffs in place to assure adequate credit worthiness of any REP to support the REP’s obligation to collect securitization bond-related (transition) charges on behalf of the utility. Under these tariffs, as a result of TCEH’s credit rating downgrade to below investment grade, TCEH is required to post collateral support in an amount equal to estimated transition charges over specified time periods. TCEH has posted a letter of credit in the amount of $14 million for the benefit of Oncor.

•

Oncor and Texas Holdings agreed to the terms of a stipulation with major interested parties to resolve all outstanding issues in the PUCT review related to the Merger. As part of this stipulation, TCEH will post a letter of credit in an amount equal to $170 million to secure TXU Energy’s payment obligations to Oncor if two or more of Oncor’s credit ratings are below investment grade.

•

At the closing of the Merger, TCEH entered into the TCEH Senior Secured Facilities with a syndicate of financial institutions and other lenders. This syndicate included affiliates of GS Capital Partners. In November and December 2007, TCEH offered the TCEH Notes. Affiliates of GS Capital Partners served as initial purchasers in such offerings. Affiliates of GS Capital Partners have from time to time engaged in commercial banking and financial advisory transactions with EFC Holdings in the normal course of business.

•	Affiliates of Goldman Sachs & Co. are party to certain commodity and interest rate hedging transactions with EFC Holdings in the normal course of business.

•	From time to time affiliates of the Sponsor Group may acquire debt or debt securities issued by EFC Holdings or its subsidiaries in open market transactions or through loan syndications.

See Note 4 for contributions of entities and net assets to EFC Holdings, Note 15 for information regarding the accounts receivable securitization program and related subordinated notes receivable from TXU Receivables Company, Note 16 for guarantees and push down of certain EFH Corp. debt, Note 18 for cash distributions to EFH Corp. and Note 21 for the assumption by Oncor of certain EFC Holdings pension and OPEB costs.

26.    SEGMENT INFORMATION

For the 2005 reporting period, EFC Holdings’ operations were aligned into two reportable business segments: Competitive Electric and Regulated Delivery. The segments were managed separately because they were strategic business units that offered different products or services and involved different risks. In December 2005, EFC Holdings distributed the assets and liabilities of Oncor to EFH Corp. (See Note 5.)

The Competitive Electric segment is engaged in competitive market activities consisting of electricity generation, retail electricity sales to residential and business customers, wholesale energy sales and purchases, commodity risk management and trading activities as well as the development and construction of new generation facilities, all largely in Texas. These activities are conducted principally by subsidiaries of TCEH.

The Regulated Delivery segment was engaged in regulated electricity transmission and distribution operations in Texas. These activities are conducted by Oncor, including its wholly owned bankruptcy-remote financing subsidiary.

Corporate and Other represents the remaining nonsegment operations consisting primarily of general corporate expenses, interest on debt at the EFC Holdings level, affiliate net interest income and amortization of the deferred gain on the sale of TXU Fuel.

The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. EFC Holdings evaluates performance based on income from continuing operations. EFC Holdings accounted for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market price.

	2005
	Competitive Electric	Regulated Delivery	Corp. and Other	Eliminations	Consolidated
Operating revenues	$9,716	$2,394	$—	$(1,286)	$10,824
Regulated revenues – included in operating revenues	—	2,394	—	(1,278)	1,116
Affiliated revenues – included in operating revenues	8	1,278	—	(1,286)	—
Depreciation and amortization	313	446	—	—	759
Equity in losses of unconsolidated subsidiaries	(7)	(3)	—	—	(10)
Interest income	70	59	78	(112)	95
Interest expense and related charges	393	269	66	(112)	616
Income tax expense	687	174	21	—	882
Income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles	1,430	351	35	—	1,816
Investment in equity investees	24	—	—	—	24
Total assets(a)	17,830	—	1,420	(799)	18,451
Capital expenditures	309	733	—	—	1,042

(a)	Assets by segment exclude investments in affiliates. In December 2005, EFC Holdings distributed the assets and liabilities of Oncor to EFH Corp.

27.    SUPPLEMENTARY FINANCIAL INFORMATION

Regulated Versus Unregulated Operations —

Predecessor
Year Ended December 31, 2005
Operating revenues:
Regulated(a)	$2,394
Unregulated	9,716
Intercompany sales eliminations – regulated	(1,278)
Intercompany sales eliminations – unregulated	(8)

Total operating revenues	10,824

Fuel, purchased power and delivery fees – unregulated(b)	(4,261)
Net gain (loss) from commodity hedging and trading activities – unregulated	(164)
Operating costs – regulated	(758)
Operating costs – unregulated	(666)
Depreciation and amortization – regulated	(446)
Depreciation and amortization – unregulated	(313)
Selling, general and administrative expenses – regulated(b)	(201)
Selling, general and administrative expenses – unregulated(b)	(522)
Franchise and revenue-based taxes – regulated	(247)
Franchise and revenue-based taxes – unregulated	(116)
Other income	115
Other deductions	(26)
Interest income	95
Interest expense and other related charges	(616)

Income from continuing operations before income taxes, extraordinary loss and cumulative effect of changes in accounting principles	$2,698

(a)	On December 29, 2005, EFC Holdings distributed its ownership of Oncor to EFH Corp., therefore, there were no Oncor operations and no material regulated operations included in 2007 and 2006.
(b)	Includes unregulated cost of fuel consumed of $968 million. The balance represents energy purchased for resale and delivery fees net of intercompany eliminations.

The operations of the Competitive Electric segment are included above as unregulated, as the Texas market is open to competition. However, retail pricing to residential customers in the historical service territory was subject to certain price controls until December 31, 2006.

Interest Expense and Related Charges

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Interest	$649	$360	$357	$532
Distributions on exchangeable preferred membership interests(a)	—	—	—	68
Amortization of debt fair value discount resulting from purchase accounting	5	—	—	—
Amortization of debt discount and issuance costs	56	10	7	33
Interest capitalized in accordance with SFAS 34	(58)	(41)	(30)	(17)

Total interest expense and related charges	$652	$329	$334	$616

(a)	In December 2005, EFH Corp. assigned its interest in TCEH’s exchangeable preferred membership interests to EFC Holdings. Effective September 30, 2006, TCEH’s exchangeable preferred membership interest were recapitalized into common equity membership interests of TCEH.

Restricted Cash

	Successor		Predecessor
	At December 31, 2007		At December 31, 2006
	Current Assets	Noncurrent Assets	Current Assets	Noncurrent Assets
Amounts related to TCEH’s senior secured letter of credit facility (See Note 16)	$—	$1,250	$—	$—
Pollution control revenue bond funds held by trustee (See Note 16)	—	29	—	241
All other	—	—	3	—

Total restricted cash	$—	$1,279	$3	$241

Inventories by Major Category

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Materials and supplies	$121	$112
Fuel stock	138	94
Natural gas in storage	93	75
Environmental energy credits and emission allowances(a)	—	25

Total inventories	$352	$306

(a)	The Successor reports environmental energy credits and emission allowances as intangible assets. See Note 3.

Property, Plant and Equipment

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Generation	$16,981	$16,295
Other assets	109	42

Total	17,090	16,337
Less accumulated depreciation	242	7,089

Net of accumulated depreciation	16,848	9,248
Construction work in progress	3,246	933
Nuclear fuel (net of accumulated amortization of $47 and $1,123)	451	159
Held for future use	—	4

Property, plant and equipment – net	$20,545	$10,344

Assets related to capitalized leases included above totaled $161 million at December 31, 2007 and $96 million at December 31, 2006, net of accumulated depreciation.

Asset Retirement Obligations

These liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining, removal of lignite/coal-fueled plant ash treatment facilities and generation plant asbestos removal and disposal costs. There is no earnings impact with respect to the recognition of the asset retirement costs for nuclear decommissioning, as all costs are recoverable through the regulatory process as part of Oncor’s rates.

The following table summarizes the changes to the asset retirement liability, reported in other noncurrent liabilities and deferred credits in the balance sheet, during the years ended December 31, 2007 and 2006:

Asset retirement liability at January 1, 2006	$558
Additions:
Accretion	36
Incremental mining reclamation costs	21
Reductions:
Net change in mining land reclamation estimated liability	(4)
Mining reclamation	(26)

Asset retirement liability at December 31, 2006	$585
Additions:
Accretion – January 1, 2007 through October 10, 2007	29
Accretion – October 11, 2007 through December 31, 2007	11
Purchase accounting adjustment	176
Reductions:
Mining reclamation cost adjustments	(2)
Mining reclamation payments – January 1, 2007 through October 10, 2007	(19)
Mining reclamation payments – October 11, 2007 through December 31, 2007	(7)

Asset retirement liability at December 31, 2007	$773

Other Noncurrent Liabilities and Deferred Credits

The balance of other noncurrent liabilities and deferred credits consists of the following:

	Successor	Predecessor
	December 31, 2007	December 31, 2006
Unfavorable purchase and sales contracts	$751	$—
Uncertain tax positions (including accrued interest)	798	273
Asset retirement obligations	773	583
Retirement plan and other employee benefits	50	153
Deferred gain on sale of TXU Fuel	—	207
Other	52	146

Total other noncurrent liabilities and deferred credits	$2,424	$1,362

Unfavorable Purchase and Sales Contracts — Unfavorable purchase and sales contracts primarily represent the out-of-the-money value of contracts for which: 1) EFC Holdings has made the “normal” purchase or sale election allowed or 2) the contract did not meet the definition of a derivative under SFAS 133. Under purchase accounting, EFC Holdings recorded the out-of-the-money value as of October 10, 2007 as a deferred credit. Amortization of the deferred credit related to unfavorable contracts is primarily on a straight-line basis, which approximates the economic realization, and is recorded as revenues or a reduction of purchased power costs as appropriate. The amortization amount totaled $5 million in the 2007 Successor period. Favorable purchase and sales contracts are recorded as intangible assets (see Note 3).

The estimated amortization of unfavorable purchase and sales contracts for each of the five succeeding fiscal years from December 31, 2007 is as follows:

Year	Successor Amount
2008	$26
2009	25
2010	24
2011	24
2012	24

Supplemental Cash Flow Information

	Successor	Predecessor
	Period from October 11, 2007 through December 31, 2007	Period From January 1, 2007 through October 10, 2007	Year Ended December 31,
			2006	2005
Cash payments related to continuing operations:
Interest (net of amounts capitalized)	$225	$323	$334	$575
Income taxes	—	909	24	752
Noncash investing and financing activities:
Out-of-the-money values of power sales agreements (see Note 19)	—	264	—	—
Noncash contribution from EFH Corp. related to Merger financing and other activities	301	—	—	—
Effect of debt push down from EFH Corp. (net)	(2,182)	—	—	—
Effect of Parent’s payment of interest on pushed down debt	24	—	—	—
Promissory note issued in conjunction with acquisition of mining-related assets	—	65	—	—
Capital leases	16	59	—	—
Noncash contribution related to EFH Corp. stock-based compensation	—	6	9	20
Noncash construction expenditures(a)	129	134	57	18
Noncash contribution related to allocated pension adjustment	—	8	65	—
Distribution of Oncor assets and liabilities	—	—	—	(2,935)
Generation plant rail spur capital lease	—	—	—	95
Consolidation of lease trust:
Increase in assets	—	—	—	35
Increase in debt	—	—	—	96

(a)	Represents end-of-period accruals.

28.     SUBSEQUENT EVENTS

Expected Impairment of Certain Intangible Assets

In March 2005, the EPA issued regulations called the Clean Air Interstate Rule (CAIR) for 28 states, Including Texas, where EFC Holdings’ generation facilities are located. CAIR required reductions of sulfur dioxide and nitrogen oxide emissions from power generation facilities in such states. The sulfur dioxide reductions were beyond the reductions required under the Clean Air Act’s existing acid rain cap-and-trade program (the Acid Rain Program). CAIR also established a new regional cap-and-trade program for nitrogen oxide emissions reductions.

In July 2008, the United States Court of Appeals for the D.C. Circuit (the Court) invalidated CAIR. The Court did not overturn the existing cap-and-trade program for sulfur dioxide reductions under the Acid Rain Program.

Based on the Court’s ruling as it stands, EFC Holdings expects to record a non-cash impairment charge to earnings in the third quarter of 2008. EFC Holdings’ nitrogen oxide allowances at December 31, 2007 totaled $400 million. As a result of the Court’s decision, nitrogen oxide allowances are no longer expected to be needed and, thus, there is not likely to be an actively traded market for such allowances. Consequently the nitrogen oxide allowances held by EFC Holdings are likely to have very little value. In addition EFC Holdings’ sulfur dioxide allowances at December 31, 2007 totaled $1.083 billion. While the Court did not invalidate the Acid Rain Program, EFC Holdings now expects to have more sulfur dioxide allowances than it will need to comply with the

Acid Rain Program. While there continues to be a market for sulfur dioxide allowances, the Court’s decision has resulted in a material decrease in the market price of sulfur dioxide allowances since the more stringent rules proposed by CAIR are now not expected to take effect. Nitrogen oxide and sulfur dioxide emission allowances held by EFC Holdings, substantially all of which were granted to EFC Holdings by the EPA, were recorded as intangible assets at fair value in connection with purchase accounting for EFH Corp.’s merger transaction in October 2007.

At this time EFC Holdings cannot predict the outcome of the Court’s decision, including what action the EPA will take in response to the Court’s decision or the timing of such action.

29.     SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On October 31, 2007 and November 29, 2007, TCEH and TCEH Finance, as Co-Issuers, refinanced the entire $6.75 billion Senior Unsecured Interim Facility obtained to finance the Merger with $3.0 billion 10.25% Senior Notes Due 2015, $2.0 billion 10.25% Series B Senior Notes due 2015 and $1.75 billion 10.5%/11.25% Senior Toggle Notes due 2016 (the TCEH Notes). The TCEH Notes are unconditionally guaranteed by EFC Holdings and by each 100% owned subsidiary that guarantees the TCEH Senior Secured Facilities (collectively, the Guarantors). The guarantees issued by the Guarantors are full and unconditional, joint and several guarantees of the TCEH Notes. The guarantees rank equally with any senior unsecured indebtedness of the Guarantors and rank effectively junior to all of the secured indebtedness of the Guarantors to the extent of the assets securing that indebtedness. All other subsidiaries of EFC Holdings, either direct or indirect, do not guarantee the TCEH Notes (Collectively the Non-Guarantors). The TCEH Indenture contains certain restrictions, subject to certain exceptions, on EFC Holdings’ ability to pay dividends or make investments.

The following tables present the condensed consolidating statements of income and the condensed consolidating statements of cash flows of EFC Holdings (Parent), TCEH (Issuer), the Guarantors and the Non-Guarantors for the period from October 11, 2007 through December 31, 2007, the period from January 1, 2007 through October 10, 2007 and the years ending December 31, 2006 and 2005 and the condensed consolidating balance sheets as of December 31, 2007 and 2006 of the Parent, Issuer, the Guarantors and the Non-Guarantors. Investments in consolidated subsidiaries are accounted for under the equity method. The presentations reflect the application of SEC Staff Accounting Bulletin Topic 5J, Push Down Basis of Accounting Required in Certain Limited Circumstances, including the push down of $2.250 billion of the EFH Corp. Notes to the Parent Guarantor and the TCEH Notes and the TCEH Senior Secured Facilities to the Other Guarantors. TCEH Finance’s sole function is to be the co-issuer of the TCEH Notes; therefore, it has no other independent assets, liabilities or operations.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Period From October 11, 2007 through December 31, 2007

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$1,671	$—	$—	$1,671
Fuel, purchased power costs and delivery fees	—	—	(852)	—	—	(852)
Net losses from commodity hedging and trading activities	—	(858)	(634)	—	—	(1,492)
Operating costs	—	—	(124)	—	—	(124)
Depreciation and amortization	—	—	(314)	—	(1)	(315)
Selling, general and administrative expenses	—	—	(152)	—	(1)	(153)
Franchise and revenue-based taxes	—	—	(30)	—	—	(30)
Other income	—	—	2	—	—	2
Other deductions	—	—	(5)	—	—	(5)
Interest income	6	57	189	—	(243)	9
Interest expense and related charges	(72)	(813)	(619)	—	852	(652)

Loss before income taxes and equity losses of subsidiaries	(66)	(1,614)	(868)	—	607	(1,941)
Income tax benefit	23	563	301	—	(212)	675
Equity losses of subsidiaries	(1,223)	(172)	—	—	1,395	—

Net loss	$(1,266)	$(1,223)	$(567)	$—	$1,790	$(1,266)

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Period From January 1, 2007 through October 10, 2007

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$6,884	$—	$—	$6,884
Fuel, purchased power costs and delivery fees	—	—	(3,209)	—	—	(3,209)
Net losses from commodity hedging and trading activities	—	(270)	(284)	—	—	(554)
Operating costs	—	—	(471)	—	—	(471)
Depreciation and amortization	—	—	(253)	—	—	(253)
Selling, general and administrative expenses	—	—	(452)	—	—	(452)
Franchise and revenue-based taxes	—	—	(81)	(1)	(1)	(83)
Other income	1	—	23	35	—	59
Other deductions	—	—	20	—	—	20
Interest income	210	286	347	18	(549)	312
Interest expense and related charges	(192)	(622)	(65)	—	550	(329)

Income (loss) before income taxes and equity earnings of subsidiaries	19	(606)	2,459	52	—	1,924
Income tax (expense) benefit	(2)	247	(842)	(19)	(2)	(618)
Equity earnings of subsidiaries	1,289	1,617	—	15	(2,921)	—

Net income	$1,306	$1,258	$1,617	$48	$(2,923)	$1,306

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Year Ended December 31, 2006

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$9,396	$—	$—	$9,396
Fuel, purchased power costs and delivery fees	—	—	(3,929)	—	—	(3,929)
Net (gains) losses from commodity hedging and trading activities	—	(58)	211	—	—	153
Operating costs	—	—	(605)	—	—	(605)
Depreciation and amortization	—	—	(334)	—	—	(334)
Selling, general and administrative expenses	—	—	(533)	—	—	(533)
Franchise and revenue-based taxes	—	—	(126)	(1)	—	(127)
Other income	—	—	31	47	—	78
Other deductions	—	1	(211)	—	—	(210)
Interest income	206	221	283	20	(478)	252
Interest expense and related charges	(136)	(616)	(77)	—	495	(334)

Income (loss) before income taxes and equity earnings of subsidiaries	70	(452)	4,106	66	17	3,807
Income tax (expense) benefit	(17)	160	(1,420)	(31)	2	(1,306)
Equity earnings of subsidiaries	2,448	2,686	—	24	(5,158)	—

Net income	$2,501	$2,394	$2,686	$59	$(5,139)	$2,501

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Statements of Income

Year Ended December 31, 2005

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Operating revenues	$—	$—	$9,716	$2,394	$(1,286)	$10,824
Fuel, purchased power costs and delivery fees	—	—	(5,545)	(1)	1,285	(4,261)
Net losses from commodity hedging and trading activities	—	—	(164)	—	—	(164)
Operating costs	—	—	(668)	(758)	2	(1,424)
Depreciation and amortization	—	—	(312)	(447)	—	(759)
Selling, general and administrative expenses	—	—	(523)	(199)	(1)	(723)
Franchise and revenue-based taxes	(1)	—	(114)	(249)	1	(363)
Other income	—	—	64	51	—	115
Other deductions	—	—	(15)	(11)	—	(26)
Interest income	79	83	118	75	(260)	95
Interest expense and related charges	(82)	(438)	(85)	(269)	258	(616)

Income (loss) from continuing operations before income taxes, equity earnings of subsidiaries, extraordinary loss and cumulative effect of changes in accounting principles	(4)	(355)	2,472	586	(1)	2,698

Income tax (expense) benefit	2	113	(800)	(197)	—	(882)

Equity earnings of subsidiaries	1,752	1,606	—	14	(3,372)	—

Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	1,750	1,364	1,672	403	(3,373)	1,816

Loss from discontinued operations, net of tax effect	—	—	(8)	—	—	(8)

Extraordinary loss, net of tax effect	—	—	(50)	—	—	(50)

Cumulative effect of change in accounting principles, net of tax	—	—	(8)	—	—	(8)

Net income before preference stock dividends	1,750	1,364	1,606	403	(3,373)	1,750
Preferred stock dividends	3	—	—	—	—	3

Net income	$1,747	$1,364	$1,606	$403	$(3,373)	$1,747

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

at December 31, 2007

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$207	$8	$—	$—	$215
Advances to affiliates	—	—	5,520	—	(5,520)	—
Trade accounts receivable – net	—	1	826	—	—	827
Income taxes receivable from parent	21	41	362	—	(213)	211
Accounts receivable from affiliates	82	92	—	—	(174)	—
Notes receivable from parent	—	25	—	—	—	25
Inventories	—	—	352	—	—	352
Commodity and other derivative contractual assets	—	16	1,110	—	—	1,126
Accumulated deferred income taxes	1	—	102	—	(85)	18
Margin deposits related to commodity positions	—	308	205	—	—	513
Other current assets	1	1	69	—	2	73

Total current assets	105	691	8,554	—	(5,990)	3,360

Restricted cash	—	1,279	—	—	—	1,279
Investments	6,217	21,050	611	—	(27,265)	613
Property, plant and equipment – net	—	—	20,545	—	—	20,545
Goodwill	—	18,060	—	—	—	18,060
Intangible assets – net	—	—	4,137	—	—	4,137
Commodity and other derivative contractual assets	—	3	241	—	—	244
Accumulated deferred income taxes	19	646	—	—	(665)	—
Other noncurrent assets	66	735	791	—	(678)	914

Total assets	$6,407	$42,464	$34,879	$—	$(34,598)	$49,152

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$438	$438	$—	$(438)	$438
Advances from affiliates	—	5,520	—	—	(5,520)	—
Long-term debt due currently	7	167	193	—	(165)	202
Trade accounts payable – nonaffiliates	—	—	754	—	—	754
Accounts payable to affiliates	—	—	265	—	(174)	91
Notes payable to affiliates	—	—	34	—	—	34
Commodity and other derivative contractual liabilities	—	67	1,041	—	—	1,108
Margin deposits related to commodity positions	—	—	5	—	—	5
Accrued taxes other than income	—	—	56	—	—	56
Accumulated deferred income taxes	—	85	—	—	(85)	—
Accrued interest	44	340	332	—	(323)	393
Other current liabilities	—	33	214	—	(6)	241

Total current liabilities	51	6,650	3,332	—	(6,711)	3,322

Accumulated deferred income taxes	—	—	6,565	—	(665)	5,900
Commodity and other derivative contractual liabilities	—	1,452	1,000	—	—	2,452
Notes or other liabilities due affiliates	—	—	289	—	—	289
Long-term debt, less amounts due currently	2,353	28,141	27,044	—	(26,776)	30,762
Other noncurrent liabilities and deferred credits	—	4	2,420	—	—	2,424

Total liabilities	2,404	36,247	40,650	—	(34,152)	45,149

Shareholders’ equity	4,003	6,217	(5,771)	—	(446)	4,003

Total liabilities and shareholders’ equity	$6,407	$42,464	$34,879	$—	$(34,598)	$49,152

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Balance Sheets

at December 31, 2006

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$7	$—	$—	$7
Restricted cash	—	—	3	—	—	3
Advances to affiliates	584	—	6,659	362	(4,674)	2,931
Trade accounts receivable – net	1	—	805	—	—	806
Notes receivable from parent	—	1,500	—	—	—	1,500
Income taxes receivable from parent	—	107	—	2	(109)	—
Accounts receivable from affiliates	146	—	—	—	(146)	—
Inventories	—	—	306	—	—	306
Commodity and other derivative contractual assets	—	—	2,192	—	—	2,192
Accumulated deferred income taxes	5	—	192	1	—	198
Margin deposits related to commodity positions	—	—	7	—	—	7
Other current assets	—	2	85	2	—	89

Total current assets	736	1,609	10,256	367	(4,929)	8,039

Restricted cash	—	241	—	—	—	241
Investments	6,979	12,379	545	131	(19,488)	546
Property, plant and equipment – net	—	—	10,344	—	—	10,344
Notes receivable from affiliates	700	700	—	—	(700)	700
Goodwill	—	517	—	—	—	517
Intangible assets – net	—	—	9	—	—	9
Commodity and other derivative contractual assets	—	83	390	—	—	473
Accumulated deferred income taxes	391	—	—	99	(490)	—
Other noncurrent assets	—	39	242	—	(1)	280

Total assets	$8,806	$15,568	$21,786	$597	$(25,608)	$21,149

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$818	$—	$—	$—	$818
Advances from affiliates	—	4,673	—	—	(4,673)	—
Long-term debt due currently	17	143	18	—	—	178
Trade accounts payable – nonaffiliates	—	2	827	—	—	829
Accounts payable to affiliates	—	255	16	6	(146)	131
Notes payable to affiliates	—	—	33	—	—	33
Commodity and other derivative contractual liabilities	—	5	1,511	—	—	1,516
Margin deposits related to commodity positions	—	—	681	—	—	681
Accrued taxes other than income	20	—	642	—	(109)	553
Other current liabilities	3	47	253	48	(1)	350

Total current liabilities	40	5,943	3,981	54	(4,929)	5,089

Accumulated deferred income taxes	—	40	3,217	—	(490)	2,767
Investment tax credits	—	—	311	—	—	311
Commodity and other derivative contractual liabilities	—	1	265	—	—	266
Notes or other liabilities due affiliates	700	—	323	—	(700)	323
Long-term debt, less amounts due currently	123	2,795	170	—	—	3,088
Other noncurrent liabilities and deferred credits	—	—	1,152	211	(1)	1,362

Total liabilities	863	8,779	9,419	265	(6,120)	13,206

Shareholders’ equity	7,943	6,789	12,367	332	(19,488)	7,943

Total liabilities and shareholders’ equity	$8,806	$15,568	$21,786	$597	$(25,608)	$21,149

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Cash Flows

Period From October 11, 2007 through December 31, 2007

(millions of dollars)

	Successor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Cash flows – operating activities:
Net income (loss)	$(1,266)	$(1,223)	$(567)	$—	$1,790	$(1,266)
Adjustments to reconcile income (loss) to cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	1,223	172	—	—	(1,395)	—
Depreciation and amortization	2	3	491	—	(52)	444
Deferred income tax benefit – net	(2)	(316)	(135)	—	—	(453)
Effect of Parent’s payment of interest on pushed down debt	24	—	226	—	(226)	24
Unrealized net losses from mark-to-market valuations	—	858	698	—	—	1,556
Other, net	—	1	18	—	—	19
Net changes in operating assets and liabilities:
Margin deposits	—	—	(614)	—	—	(614)
Other	(291)	514	(69)	—	(112)	42

Cash provided by (used in) operating activities	(310)	9	48	—	5	(248)

Cash flows – financing activities:
Issuances of long-term debt	—	33,732	—	—	—	33,732
Retirements/repurchases of long-term debt	(4)	(9,033)	(4)	—	—	(9,041)
Decrease in short-term bank borrowings	—	(1,617)	—	—	—	(1,617)
Cash dividends paid	(21,000)	(21,000)	—	—	21,000	(21,000)
Decrease in income tax-related note payable to Oncor	—	—	(9)	—	—	(9)
Change in advances – affiliates	—	(918)	—	—	918	—
Other, net	—	(581)	4	—	—	(577)

Cash provided by (used in) financing activities	(21,004)	583	(9)	—	21,918	1,488

Cash flows – investing activities:
Contributions from subsidiaries	21,000	—	—	—	(21,000)	—
Capital expenditures and nuclear fuel purchases	—	—	(519)	—	—	(519)
Proceeds from sales of nuclear decommissioning trust fund securities	—	—	831	—	—	831
Investments in nuclear decommissioning trust fund securities	—	—	(835)	—	—	(835)
Proceeds from letter of credit facility posted with trustee	—	(1,250)	—	—	—	(1,250)
Change in advances – affiliates	314	—	475	—	(923)	(134)
Other, net	—	14	12	—	—	26

Cash provided by (used in) investing activities	21,314	(1,236)	(36)	—	(21,923)	(1,881)

Net change in cash and cash equivalents	—	(644)	3	—	—	(641)
Cash and cash equivalents – beginning balance	—	851	5	—	—	856

Cash and cash equivalents – ending balance	$—	$207	$8	$—	$—	$215

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Cash Flows

Period From January 1, 2007 through October 10, 2007

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Cash flows – operating activities:
Net income	$1,306	$1,258	$1,617	$48	$(2,923)	$1,306
Adjustments to reconcile income to cash provided by operating activities:
Equity in earnings of subsidiaries	(1,289)	(1,617)	—	(15)	2,921	—
Depreciation and amortization	—	—	306	—	—	306
Deferred income tax expense (benefit) – net	1	(181)	100	12	—	(68)
Unrealized net losses from mark-to-market valuations	—	270	452	—	—	722
Other, net	(1)	6	12	(35)	—	(18)
Net change in operating assets and liabilities:
Margin deposits – net	—	—	(569)	—	—	(569)
Other operating assets and liabilities	1,125	1,401	(988)	3	(1,989)	(448)

Cash provided by operating activities	1,142	1,137	930	13	(1,991)	1,231

Cash flows – financing activities:
Issuances of long-term debt	—	1,000	—	—	—	1,000
Retirements/repurchases of long-term debt	(13)	(143)	(15)	—	—	(171)
Change in short-term borrowings	—	1,237	—	—	—	1,237
Cash dividends paid	(1,135)	(1,135)	(851)	—	1,986	(1,135)
Decrease in income tax related to note payable to Oncor	—	—	(24)	—	—	(24)
Change in advances – affiliates	—	(1,438)	—	—	1,438	—
Other, net	—	(8)	(4)	—	—	(12)

Cash provided by (used in) financing activities	(1,148)	(487)	(894)	—	3,424	895

Cash flows – investing activities:
Capital expenditures and nuclear fuel purchases	—	—	(1,585)	—	—	(1,585)
Proceeds from sales of nuclear decommissioning trust fund securities	—	—	602	—	—	602
Investments in nuclear decommissioning trust fund securities	—	—	(614)	—	—	(614)
Change in advances – affiliates	6	—	1,554	(13)	(1,433)	114
Other, net	—	201	5	—	—	206

Cash provided by (used in) investing activities	6	201	(38)	(13)	(1,433)	(1,277)

Net change in cash and cash equivalents	—	851	(2)	—	—	849
Cash and cash equivalents – beginning balance	—	—	7	—	—	7

Cash and cash equivalents – ending balance	$—	$851	$5	$—	$—	$856

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Cash Flows

Year Ended December 31, 2006

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Cash flows – operating activities:
Net income	$2,501	$2,394	$2,686	$59	$(5,139)	$2,501
Adjustments to reconcile income to cash provided by operating activities:
Equity in earnings of subsidiaries	(2,448)	(2,686)	—	(24)	5,158	—
Depreciation and amortization	—	—	400	—	—	400
Deferred income tax expense (benefit) – net	(9)	20	143	28	—	182
Impairments and other asset writedown charges	—	—	201	—	—	201
Unrealized net (gains) losses from mark-to-market valuations	—	57	(329)	—	—	(272)
Other, net	—	10	191	(48)	—	153
Net change in operating assets and liabilities:
Margin deposits – net	—	—	564	—	—	564
Other operating assets and liabilities	1,188	1,320	813	11	(2,304)	1,028

Cash provided by operating activities	1,232	1,115	4,669	26	(2,285)	4,757

Cash flows – financing activities:
Issuances of long-term debt	—	243	—	—	—	243
Retirements/repurchases of long-term debt	(6)	(659)	(11)	—	—	(676)
Change in short-term borrowings	—	72	—	—	—	72
Cash dividends paid	(858)	(1,144)	(1,142)	—	2,286	(858)
Decrease in income tax-related notes payable to Oncor	—	—	(40)	—	—	(40)
Change in advances – affiliates	—	1,331	(43)	—	(1,288)	—
Other, net	—	(17)	11	—	—	(6)

Cash used in financing activities	(864)	(174)	(1,225)	—	998	(1,265)

Cash flows – investing activities:
Capital expenditures and nuclear fuel purchases	—	—	(908)	—	—	(908)
Proceeds from sales of nuclear decommissioning trust fund securities	—	—	207	—	—	207
Investments in nuclear decommissioning trust fund securities	—	—	(223)	—	—	(223)
Change in advances – affiliates	(299)	(700)	(2,540)	(26)	1,287	(2,278)
Other, net	(69)	(241)	15	—	—	(295)

Cash used in investing activities	(368)	(941)	(3,449)	(26)	1,287	(3,497)

Net change in cash and cash equivalents	—	—	(5)	—	—	(5)
Cash and cash equivalents – beginning balance	—	—	12	—	—	12

Cash and cash equivalents – ending balance	$—	$—	$7	$—	$—	$7

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY AND SUBSIDIARIES

Condensed Consolidating Cash Flows

Year Ended December 31, 2005

(millions of dollars)

	Predecessor
	Parent Guarantor	Issuer	Other Guarantors	Non- guarantors	Eliminations	Consolidated
Cash flows – operating activities:
Net income	$1,750	$1,364	$1,606	$403	$(3,373)	$1,750
Loss from discontinued operations, net of tax	—	—	8	—	—	8
Extraordinary loss, net of tax	—	—	50	—	—	50
Cumulative effect of changes in accounting principles, net of tax	—	—	8	—	—	8

Income from continuing operations before extraordinary loss and cumulative effect of changes in accounting principles	1,750	1,364	1,672	403	(3,373)	1,816

Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Equity in earnings of subsidiaries	(1,752)	(1,606)	—	(14)	3,372	—
Depreciation and amortization	—	—	372	447	—	819
Deferred income tax expense (benefit) – net	1	(41)	697	(14)	—	643
Impairments and other asset writedown charges	—	—	11	—	—	11
Unrealized net losses from mark-to-market valuations	—	—	18	—	—	18
Other, net	—	8	(47)	(34)	(6)	(79)
Net change in operating assets and liabilities:
Margin deposits – net	—	—	61	—	—	61
Other operating assets and liabilities	728	893	(596)	(70)	(1,664)	(709)

Cash provided by operating activities	727	618	2,188	718	(1,671)	2,580

Cash flows – financing activities:
Issuances of long-term debt	—	180	—	—	—	180
Retirements/repurchases of securities:
Long-term debt	(5)	(39)	(32)	(182)	—	(258)
Preferred securities	(38)	—	—	—	—	(38)
Change in short-term borrowings	—	536	—	51	1	588
Cash dividends paid	(528)	(700)	(973)	—	1,673	(528)
Decrease in income tax-related note payable to Oncor	—	—	(40)	40	—	—
Change in advances – affiliates	—	856	—	(40)	(816)	—
Other, net	—	(16)	7	4	—	(5)

Cash provided by (used in) financing activities	(571)	817	(1,038)	(127)	858	(61)

Cash flows – investing activities:
Capital expenditures and nuclear fuel purchases	—	—	(366)	(733)	—	(1,099)
Proceeds from sales of nuclear decommissioning trust fund securities	—	—	191	—	—	191
Investments in nuclear decommissioning trust fund securities	—	—	(206)	—	—	(206)
Change in advances – affiliates	(156)	(1,500)	(825)	151	799	(1,531)
Other, net	—	—	68	6	(1)	73

Cash used in investing activities	(156)	(1,500)	(1,138)	(576)	798	(2,572)

Cash flows – discontinued operations:
Operating activities	—	—	(5)	—	—	(5)
Financing activities	—	—	—	—	—	—
Investing activities	—	—	—	—	—	—

Cash used in discontinued operations	—	—	(5)	—	—	(5)

Distribution of Oncor Electric Delivery to EFH Corp.	—	—	—	(15)	15	—

Net change in cash and cash equivalents	—	(65)	7	—	—	(58)
Cash and cash equivalents – beginning balance	—	65	5	—	—	70

Cash and cash equivalents – ending balance	$—	$—	$12	$—	$—	$12

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

TCEH FINANCE, INC.

10.25% Senior Notes due 2015

10.25% Senior Notes due 2015, Series B

10.50%/11.25% Senior Toggle Notes due 2016

PROSPECTUS